Form 10-K405, Exhibit 13
period 1996-09-30
TECHE HOLDING CO
filed 1996-12-30
CIK 934538

EXHIBIT 13

                                  1996

                                 ANNUAL

                                 REPORT



                                              TECHE HOLDING COMPANY
                                              FRANKLIN, LOUISIANA

Teche Holding Company
211 Willow Street
Franklin, LA 70538

Teche Federal Savings Bank
211 Willow Street
Franklin, LA 70538
Telephone: (318) 828-3212
LA WATS (800) 256-1500
FAX (318) 828-0110

Morgan City
1001 7th St.
Morgan City, LA 70380      Table of Contents
(504) 384-0653                                                             Page

Bayou Vista                President's Message............................     1
1003 Southeast Boulevard
Bayou Vista, LA 70380      Selected Financial Information.................     2
(504) 395-5244
                           Business of The Company & Business of the Bank.     3
New Iberia
529 N. Lewis               Market and Dividend Information................     3
New Iberia, LA 70560
(318) 367-2516             Management's Discussion and Analysis of Financial
                           Condition and Results of Operations............     4
New Iberia
142 W. St. Peter St.       Independent Auditor's Report...................    11
New Iberia, LA 70560
(318) 364-5145             Consolidated Balance Sheets....................    12

Layayette                  Consolidated Statements of Income..............    13
1001 Johnston
Lafayette, LA 70501        Consolidated Statements of Stockholders' Equity    14
(318) 232-6463
                           Consolidated Statements of Cash Flows..........    15
Lafayette
2306 W. Pinhook            Notes to Consolidated Financial Statements.....    17
Lafayette, LA 70508
(318) 232-3419             Directors and Officers.........................    32

Breaux Bridge              General Information............................    32
601 E. Bridge St.
Breaux Bridge, LA  70517
(318) 332-2149

Houma
706 Barrow
Houma, LA 70360
(504) 868-8766

                                     [LOGO]

President's Message
--------------------------------------------------------------------------------

     On behalf of our dedicated and hardworking staff, we are pleased to present our second annual report to our shareholders.

     This report covers the first full year of operations since the successful completion of the conversion of Teche Federal Savings Bank from a federally chartered mutual savings association to a federally chartered stock savings bank on April 17, 1995 and the acquisition of all of the issued and outstanding capital stock of the Bank by Teche Holding Company.

     On September 30, 1996, legislation was enacted to recapitalize the Savings Association Insurance Fund which requires The Bank to pay a one time special assessment of $1,824,000 ($1.2 million net of income taxes.) Due to the SAIF special assessment the Company reported diminished earnings for fiscal 1996. Net income for the year end would have been $3,725,000 had the special assessment not occurred. In spite of the short term effect on earnings, the one time special assessment should ultimately be beneficial to Teche Holding Company's stockholders and depositors. Beginning January 1, 1997, the Bank's annual deposit insurance costs should be significantly reduced, and the financial integrity of the federal deposit insurance fund should be maintained.

     The year proved to be a bittersweet one for Teche Holding Company. While the Company made a record $97 million in loans, we lost our friend and Board member, Dr. Lee J. Sonnier, who died suddenly on October 10, 1996. We will all greatly miss his valuable insights and his charming personality.

     Your Board of Directors recognizes the challenge of effectively managing capital in a manner designed to both maximize value and provide an optimal return to the shareholders. This year we completed stock repurchases of 691,000 shares of the Company's common stock and we instituted a dividend reinvestment plan. In each of these programs, we purchased shares of the Company's common stock in open market transactions. This, combined with earnings, resulted in an increase in book value per common share to $14.76 at fiscal year end, up from $14.63 a year ago. The $.50 dividend to shareholders offered a consistent cash return for investors.

     As part of our continuing effort to increase customer convenience, in October 1995 we opened our second New Iberia full service office at 142 West St. Peter. We now have nine full service locations serving five parishes. We will continue to explore other areas for expansion. In August 1996 we offered 24 hour telephone banking and in November 1996 we offered the ATM Check Card and the response has been overwhelming. Furthermore, Teche Federal now has 17 Automated Teller Machines and is on line with Cirrus, Pulse, and other co-operating networks, allowing our customers to receive cash from over 11,000 locations world-wide.

     In 1996, we were again honored to receive the prestigious Five Star Bauer rating, which has been awarded to the Bank for 14 consecutive quarters.

     Our goals for the coming year will focus on increased lending, particularly in the residential mortgage and consumer loan area, increased savings and improved efficiency of operations.

     As we move further into the 1990's, we remain focused on satisfying the financial needs of our customers and communities, plus growing the earnings of the Company. To accomplish this we will employ the following strategies:

     o Continue our tradition as a leader in financing the home lending needs of our communities

     o Help local families prepare for the future by offering and exploring competitive products and services

     On behalf of the Board of Directors, Officers and Staff of Teche Holding Company and Teche Federal Savings Bank, please allow me to wish you a happy holiday season and a prosperous and fulfilling New Year.

                                                Sincerely,



                                                /s/Patrick Little
                                                Patrick Little

SELECTED FINANCIAL AND OTHER DATA (dollars in thousands)

                                        At or for the Year Ended September 30,
------------------------------------------------------------------------------------
                                     1996       1995      1994       1993      1992
Assets                            $379,590   $323,852  $284,570   $245,737  $226,893
Loans Receivable, Net              316,216    257,869   233,554    207,384   189,876
Securities-Available for Sale       44,496      5,413    19,866         --        --
Securities-Held to Maturity             --     44,209    16,210     25,942    20,921
Cash and cash equivalents            7,072      6,400     6,604      5,337     7,780
Savings Deposits                   254,723    233,805   236,736    212,996   211,407
FHLB Advances                       66,900     24,200    23,800     12,200        --
Shareholders' Equity                52,282     61,908    20,963     17,448    12,827

Number of:
Real Estate Loans Outstanding        6,355      5,762     5,530      5,190     4,927
Deposit Accounts                    30,440     25,466    20,435     17,928    17,987
Full Service Offices                     9          8         8          7         7

SUMMARY OF OPERATIONS
Interest Income                    $26,591   $ 23,380   $20,770    $19,985   $20,540
                                   -------   --------   -------    -------   -------
Interest Expense                    14,003     12,053     9,708      9,171    11,336
                                   -------   --------   -------    -------   -------
Net Interest Income                 12,588     11,327    11,062     10,814     9,204
Provision for Loan Losses              300        360       577        183       521
                                   -------   --------   -------    -------   -------
  Net Interest Income after
  provision for Loan Losses         12,288     10,967    10,485      10,63    18,683
Non-Interest Income                  1,852      1,029       844        992       830
SAIF Special Assessment              1,824
Other Non-Interest Expenses          8,616      6,405     5,414      4,812     4,583
                                   -------   --------   -------    -------   -------
  Income Before Losses on Sales of
  Securities and Income Taxes        3,700      5,591     5,915      6,811     4,930
Gain (Loss)on Sale of Securities        91       (819)       --         --        --
Income Tax Expense                   1,270      1,635     1,970      2,190     1,600
                                   -------   --------   -------    -------   -------
Net Income
  Actual                           $ 2,521    $ 3,137   $ 3,945    $ 4,621   $ 3,330
                                   =======
  Before Special Assessment        $ 3,725
                                   =======

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets              13.8%      19.1%      7.4%       7.1%      5.7%
Book Value/Common Share             $ 14.76    $ 14.63      N/A(1)    N/A(1)     N/A(1)
Dividends declared per Share        $   .50    $  0.25      N/A(1)    N/A(1)     N/A(1)
Earnings per Common Share
  Actual                            $  0.68    $  0.46      N/A(1)    N/A(1)     N/A(1)
  Before SAIF Special Assessment    $  1.00
Annualized Return on Average Assets
  Actual                               0.72%      1.04%     1.51%      1.96%     1.49%
  Before SAIF Special Assessment       1.07%
Annualized Return on Average Equity
  Actual                               4.29%      7.87%    20.19%     31.13%    30.02%
  Before SAIF Special Assessment       6.33%
Net Interest Margin                    3.68%      3.84%     4.35%      4.76%     4.28%
Other Non-Interest Expenses/Avg Assets
Actual                                 3.00%      2.12%     2.07%      2.04%     2.05%
Before SAIF Special Assessment         2.48%
Other Non-Interest Income/Avg Assets   0.53%      0.34%     0.32%      0.42%     0.87%
Non-Performing loans/Loans (2)         0.17%      0.26%      .35%       .16%      .50%
Allowance for Loan Losses/Loans (2)    1.00%      1.14%     1.18%      1.05%     1.09%
Dividend Payout Ratio
  Actual                              73.52%     54.35%
  Before SAIF Special Assessment      50.00%

(1) There were no shares outstanding prior to April 17, 1995
(2) Total loans before allowance for loan losses

Business of the Bank

Teche Federal Savings Bank (the "Bank") attracts savings deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied, one- to four-family residences in its primary market area. To a lesser extent, the Bank purchases loans and originates residential construction, multi-family and commercial real estate loans and consumer loans, and invests in mortgage-backed and investment securities.

It is the Bank's intention, subject to the Board of Directors' fiduciary duties, to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes nine full service offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin and Terrebonne. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization (the "Conversion"). On April 17, 1995, the Company completed the sale of 4,232,000 shares of common stock, $.10 par value at $10.00 per share. Net proceeds of the Conversion, after recognizing Conversion expenses and underwriting costs of $1.0 million were $38.0 million. The Company used $20.6 million to purchase all of the capital stock of the savings bank and $3.3 million to fund a loan for the purchase of 332,337 shares of the Company's stock by the Employees Stock Ownership Plan.

 During fiscal 1996 the Company completed two stock purchase programs in which the company purchased 413,000 shares at an average price per share of $13.38 per share. On August 7, 1996, the Company received the necessary approvals to repurchase 382,000 shares, or 10% of the Company's Common Stock, of which 278,000 were purchased by September 30, 1996 at an average price of $13.00 per share.

Summary of Quarterly Operating Results

                                                    1996                           1995
                                       ------------------------------  -----------------------------
                                       First   Second   Third  Fourth   First Second  Third   Fourth
                                             (Amounts in thousands, except for per share data)

Net interest Income                    2,975   $3,192  $3,198  $3,223  $2,630 $2,582  $3,052  $3,063
Provision for Loan Losses                 75       75      75      75      90     90      90      90
Earnings(loss) before Income Taxes     1,388    1,332   1,515    (444)    490  1,253   1,643   1,386
Net Earnings(loss)                       910      879     990    (258)    343    827   1,066     901
Net earnings(loss) per share

Actual                                  0.23     0.23    0.27   (0.08)    N/A    N/A     .23     .23

Before Special Assessment                                        0.28


Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH". The following sets forth the high and low sale prices based on reports from the American Stock Exchange, for the common stock from April 19, 1995 (the date the common stock began trading) through September 30, 1996:

Quarter ended           Sales Price     Period End Close  Date Declared      Cash Dividend Declared
                       High       Low
June 30, 1995        $12.250   $11.375       $12.125      June 21, 1995               $0.125
September 30, 1995   $14.000   $11.750       $13.875      September 21, 1995          $0.125
December 31, 1995    $14.625   $13.250       $13.500      December 20, 1995           $0.125
March 31, 1996       $14.250   $13.000       $13.625      February 22, 1996           $0.125
June 30, 1996        $13.625   $12.625       $13.125      May 15, 1996                $0.125
September 30, 1996   $13.625   $12.000       $13.500      August 28, 1996             $0.125

According to the records of the Company's transfer agent, there were 731 registered stockholders of record at November 25, 1996. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 2 and 17 of notes to consolidated financial statements. The Bank's total capital at September 30, 1996, exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Company's consolidated results of operations are primarily dependent on the Bank's net interest income, or the difference between the interest income earned on its loan, mortgage-backed securities and investment securities portfolios, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

Other components of net income include: provisions for losses on loans and other assets; noninterest income (primarily, service charges on deposit accounts and other fees; and gains and losses on investments activities); noninterest expenses (primarily, compensation and employee benefits; deposit insurance premiums; office occupancy expense; marketing expense; professional fees and expenses associated with foreclosed real estate); and income taxes.

Earnings of the Company are significantly affected by economic, competitive, and regulatory conditions, particularly changes in interest rates, and government policies and regulations.

References to the "Bank" herein, unless the context requires otherwise, refer to the Company on a consolidated basis.

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. This focus, because home mortgage lending is typically considered to be one of the safer forms of lending, is designed to reduce the risk of loss on the Bank's loan portfolio. However, the relative lack of diversification in its loan portfolio structure does increase the Bank's portfolio concentration and interest rate risk by making the value of the portfolio relatively more susceptible to changing market rates of interest and declines in real estate values in its market area. The Bank supplements its lending operations with the purchase of loans, investments and mortgage-backed securities.

Interest Rate Sensitivity Analysis

Net interest income, the primary component of the Bank's net income, is derived from the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and net portfolio value.

The ability to maximize net interest income is largely dependent upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Bank is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Since most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans because of their shorter terms to maturity, increases in interest rates may have an adverse effect on the Bank's earnings. Conversely, this same mismatch will generally benefit the Bank's earnings during periods of declining or stable interest rates.

Teche Federal attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction and consumer loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, Teche Federal works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has increased its short-term borrowings while continuing to rely primarily upon deposits as its source of funds. As of September 30, 1996 approximately $185.0 million of the Bank's gross loan portfolio consisted of fixed rate loans and approximately $146.0 million had adjustable rates. Many of Teche Federal's ARM loans have initial fixed terms of 3-10 years with annual adjustments after the expiration of the initial period. At September 30, 1996, the weighted average term to repricing of Teche Federal's ARM loan and mortgage-backed securities portfolio was approximately 30 months. In contrast, $101.5 million of the Bank's certificate accounts and $59.3 million of the Bank's regular deposit accounts (e.g. NOW, money market, savings) out of $254.7 million of total deposits mature or reprice within one year or less. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank. Furthermore, the Bank has approximately $66.9 million in short-term borrowings and $26.5 million in adjustable rate mortgage-backed securities and $8.6 million in short-term investment securities.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. In accepting some interest rate risk, the Bank was able to increase its net interest income in the low interest rate environment that existed during earlier years. Should interest rates rise, management believes the Bank's capital position will enable it to withstand such a negative impact on earnings while the Bank adds higher yielding assets.

Analysis of Net Interest Income

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                      Year Ended September 30,
                                             1996 vs 1995                 1995 vs 1994
                                      --------------------------------------------------------
                                      Increase (Decrease) Due to    Increase (Decrease) Due to
                                       Volume    Rate        Net    Volume     Rate       Net
                                      ------      ----    ------   ------       ---    ------
                                                       (Dollars in Thousands)
Interest-earning assets:
Securities(1)                         $  519      $ 75    $  594   $  931       $ 1    $  932
Loans receivable, net                  3,089      (474)    2,615    2,150      (562)    1,588
Other interest-earning assets(2)          21       (19)        2       (2)       92        90
                                      ------      ----    ------   ------       ---    ------
Total Interest Earning Assets          3,629      (418)    3,211    3,079      (469)    2,610
Interest-bearing liabilities
Deposits                                 (57)      751       694      880     1,040     1,920
FHLB advances                          1,303       (47)    1,256       37       388       425
                                      ------      ----    ------   ------       ---    ------
Total interest-bearing liabilities     1,246       704     1,950      917     1,428     2,345
                                      ------      ----    ------   ------       ---    ------

Net change in net interest in come    $2,383   $(1,122)   $1,261   $2,162   $(1,897)   $  265
                                      ======   =======    ======   ======   =======    ======

(1) Includes investment and mortgage-backed securities held to maturity and available for sale
(2)  Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                Year Ended September 30,
                                    ------------------------------------------------------------------------------------
                                                 1996                         1995                         1994
                                                         Average                        Average                     Average
                                     Average              Yield/   Average               Yield/  Average             Yield/
                                     Balance  Interest    Cost     Balance   Interest    Cost    Balance  Interest   Cost
                                                                  (Dollars in Thousands)
Assets
 Interest Earning Assets
   Securities, Net (1)               $53,072    $3,743    7.05%     $45,702   $3,149      6.89%   $30,822   $2,217    7.19%
   Loans receivable (3)(6)           283,962    22,702    7.99      245,567   20,087      8.18    219,393   18,499    8.43
   Other Interest-earning assets (2)   4,724       146    3.09        4,072      144      3.54      4,213       54    1.28
                                     -------   -------  ------      -------  -------    ------    -------  -------  ------
     Total interest-earning assets   341,758   $26,591    7.78%     295,341  $23,380      7.92%   254,428  $20,770    8.16%
                                               =======                       =======                       =======
 Non-interest earning assets           6,543                          7,385                         6,830
                                    --------                       --------                      --------
Total assets                        $348,301                       $302,726                      $261,258
                                    ========                       ========                      ========

Liabilities and Equity
 Interest-bearing Liabilities
   NOW accounts                      $20,347      $320    1.57%     $19,235     $202      1.05%   $10,096     $148    1.47%
   Statement & regular
     savings account                  25,815       708    2.74       32,901      900      2.74     36,771    1,046    2.84
   Money funds accounts               10,615       391    3.68       12,847      479      3.73     15,963      491    3.08
   Certificates of Deposit           182,518    10,240    5.61      175,571    9,384      5.34    157,276    7,360    4.68
                                     -------   -------              -------  -------              -------  -------
     Total Deposits                  239,295    11,659    4.87      240,554   10,965      4.56    220,106    9,045    4.11
   FHLB advances                      42,405     2,344    5.53       18,842    1,088      5.77     17,900      663    3.70
                                     -------   -------              -------  -------              -------  -------
Total interest-bearing liabilities   281,700   $14,003    4.97      259,396  $12,053      4.65    238,006   $9,708    4.08
                                               =======                       =======                       =======
   Non-interest-bearing liabilities    7,801                          3,493                         3,715
                                     -------                        -------                       -------
Total liabilities                    289,501                        262,889                       241,721
Equity                                58,800                         39,837                        19,537
                                     -------                        -------                       -------

Total liabilities and Equity        $348,301                       $302,726                      $261,258
                                    ========                       ========                      ========

 Net interest income/interest
   rate spread (4)                             $12,588    2.81%              $11,327      3.27%            $11,062    4.08%
                                               =======                       =======                       =======
 Net interest margin (5)                                  3.68%                           3.84%                       4.35%
 Interest-earning assets/
   Interest bearing liabilities                         121.32%                         113.86%                     106.90%

(1) Includes securities held to maturity and securities availa ble for sale and unamortized discounts and premiums and FHLB stock
(2)  Amount includes certificates of deposit and other interest-bearing deposits
(3) Amount is net of deferred loan fees, loan discounts and premiums, loans-in-process and includes non-accruing loans.
(4) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
(6) Interest income includes loan fees of approximately $87,000 in 1996, $180,000 in 1995, and $295,000 in 1994.

Changes in Financial Condition From September 30, 1995 to September 30, 1996

General. Total assets increased $55.7 million, or 17.2% to $379.6 million at September 30, 1996 from $323.9 million at September 30, 1995, reflecting increases in loans, deposits, and advances.

Investment Securities. Investment securities, including those available for sale decreased $5.1 million in fiscal 1996 as compared to fiscal 1995. The decrease was primarily due to maturities during the year and management's decision to invest the proceeds in its loan portfolio. Furthermore, in fiscal 1996, securities available for sale increased $39.1 million while securities held to maturity decreased $44.2 million. These changes were primarily due to a reclassification of securities in accordance with changes in accounting policies. See Note 4 of Notes to the Consolidated Financial Statements.

Mortgage-backed Securities. The Bank's investment in mortgage-backed securities, including those available for sale, increased $4.0 million $28.1 million at September 30, 1995 to $32.1 million at September 30, 1996, due to purchases of $12.1 million offset somewhat by repayments of $8.4 million.

Loans Receivable, Net. The Bank's net loans receivable increased $58.3 million or 22.6% to $316.2 million from $257.9 million at September 30, 1995 due primarily to originations of $97.3 million in fiscal 1996 caused by increased demand for mortgage loans in Teche Federal's primary market.

Deposits. The Bank's deposits, after interest credited, increased $20.9 million or 8.9%, to $254.7 million at September 30, 1996 from $233.8 million at September 30, 1995 primarily due to increases in certificates and checking account balances offset somewhat by decreases in savings and money market account balances.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas increased $42.7 million to $66.9 from $24.2 million at September 30, 1995, in order to fund loan demand.

Stockholders' Equity. Stockholders' equity decreased $9.6 million, from $61.9 million at September 30, 1995 to $52.3 million at September 30, 1996, due primarily to stock repurchases of approximately 691,000 shares of the Company's Common Stock.

Comparison of Operating  Results for Years Ended  September  30, 1994,  1995 and
1996

Analysis of Net Income

General. The Bank reported net income of $2.5 million, $3.1 million and $3.9 million for fiscal 1996, 1995 and 1994, respectively. The $616,000 or 19.6% decrease in fiscal 1996 was primarily due to the one time special assessment of $1.8 million ($1.2 million net of income taxes) as a result of legislation enacted on September 30,1996 to recapitalize the Savings Association Insurance Fund ("SAIF"). The decrease of $808,000 or 20.5% during fiscal 1995 compared to fiscal 1994 was caused primarily by the loss on the sale of securities of $819,000 in December 1994.

Interest Income. Interest income amounted to $26.6 million, $23.4 million and $20.8 million for the years ended 1996, 1995 and 1994, respectively. The $3.2 million or 13.7% increase in fiscal 1996 was primarily due to increased loans. The $2.6 million, or 12.6% increase in 1995 as compared to 1994 was primarily due to a $40.9 million increase in the average balance of interest earning assets primarily caused by the receipt of net proceeds from common stock in the Conversion despite a 24 basis point decrease in the average yield due to the net proceeds being initially invested in short term, lower yielding investments.

Interest Expense. Interest expense totalled $14.0 million, $12.1 million and $9.7 million for the years ended September 1996, 1995 and 1994, respectively. Interest expense increased $2 million or 16.2% in fiscal 1996 due primarily to increased balances and rates paid on deposits coupled with a significant increase in the average balance of advances. Interest expense increased $2.3 million or 24.2% in fiscal 1995 primarily due to an increase in market rates of interest and a $20.4 million increase in the average balance of deposits, particularly higher costing certificate accounts.

Net Interest Income. Net interest income amounted to $12.6 million, $11.3 million and $11.1 million for the years ended September 30, 1996, 1995 and 1994, respectively. The increase of $1.3 million or 11.1% in fiscal 1996 was primarily due to increased loan balances during the year. The increase of $265,000, or 2.4%, from fiscal 1994 to fiscal 1995 was primarily due to the increase in interest income compared to the lesser increase in interest expense. The increase in interest income was attributable to an increase in interest-earning assets resulting primarily from the increase in loans and the investment of the net proceeds of $38.0 million from the Company's stock offering in fiscal 1995, along with advances from the Federal Home Loan Bank.

Provision for Loan Losses. The Bank provided $300,000, $360,000, and $577,000 for the years ended September 30, 1996, 1995 and 1994, respectively. The allowance for loan losses was $2,966,000 at 1995 fiscal year end and $3,182,000 at 1996 fiscal year end. The decrease in the provision for loan losses in both fiscal 1996 and fiscal 1995 resulted from management's evaluation of the adequacy of the allowance for loan losses.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 of Notes to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 1996, 1995 and 1994 amounted to $1.85 million, $1.03 million and $844,000. The increase in fiscal 1996 was due to, increased fee income and the sale of an unused branch site. The increase in fiscal 1995 was primarily due to new products offered by the Bank.

Non-Interest Expense. Absent the one-time SAIF special assessment in fiscal 1996, non-interest expense increased steadily over the three periods, totalling $8.6 million, $6.4 million, $5.4 million, during the years ended September 30, 1996, 1995 and 1994. The increases in both fiscal 1996 and 1995 were due to continued expansion of office facilities, increased marketing expenses, increased investment in new technology and increased costs due to being a public company and higher compensation expense, including the cost of stock benefit plans adopted in connection which the Bank's mutual to stock conversion and company growth. It is expected that the ESOP will be expensed over 10 years. The principal component of non-interest expense, compensation and employee benefits, remained relatively stable between fiscal 1994 and 1993. Other operating expenses increased from $1.1 million to $1.4 million for the years ended September 30, 1995 and 1996, respectively.

The Bank's deposits are insured up to the legal maximum by the SAIF as administered by the FDIC. In the past, SAIF members have paid an annual insurance premium of between .23% and .31% of total deposits held. On the other hand, a vast majority of the members of the Bank Insurance Fund ("BIF"), primarily commercial banks, paid insurance premiums at or near the legal minimum of $2,000 per year. Recently passed legislation required the FDIC to impose a one-time assessment on all members of the SAIF in order to recapitalize the SAIF to its federally mandated level of 1.25%. The assessment equalled approximately
 .65% of an institution's domestic deposits as of March 31, 1995 and was approximately $1.2 million net of taxes for the Bank. It is anticipated that future SAIF premiums will be lowered, which will reduce somewhat the competitive advantage commercial banks have had regarding deposit insurance premiums.

Gain on Sale of Securities. In the year ended September 30, 1996, gain on the sale of securities amounted to $91,000. In fiscal 1995, the Bank sold $14.7 million of securities available for sale as part of management's effort to restructure its balance sheet to help control the Bank's interest rate risk, which sale resulted in a loss of $819,000.

Income Tax Expense. For the years ended September 30, 1996, 1995 and 1994, the Bank incurred income tax expense of $1.3 million, $1.6 million, and $2.0 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of "liquid assets," as defined by the OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5 percent. The Bank's average liquidity ratio was approximately 6 percent during the month of September 1996. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits; principal repayments on loans and mortgage-backed securities; and matured or called investment securities. The Bank also borrows funds from time to time from the Federal Home Loan Bank of Dallas (the "FHLB").

Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, saving deposit flows and prepayments on loans and mortgage-backed securities are significantly influenced by changes in market interest rates, economic conditions and competition. The Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs.

The Bank usually maintains a portion of its cash on hand in interest-bearing demand deposits with the FHLB to meet immediate loan commitment and savings withdrawal funding requirements. When applicable, cash in excess of immediate funding needs is invested into longer-term investment and mortgage-backed securities, some of which may also qualify as liquid investments under current OTS regulations.

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 1996, the Bank had total FHLB borrowings of $66.9 million, or 17.6% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 1996, the Bank had outstanding loan commitments of $18.7 million, and certificates of deposit scheduled to mature within one year of $101.5 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require savings institutions to have minimum tangible capital equal to 1.50 percent of total adjusted assets; minimum core capital equal to 3.00 percent of total adjusted assets; and risk-based capital equal to 8.00 percent of total risk-weighted assets. At September 30, 1996, Teche Federal exceeded all regulatory capital requirements. See Note 17 of Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are financial. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Deloite &
Touche LLP
----------             ---------------------------------------------------------
      [LOGO]           Suite 3700                        Telephone:(504)581-2727
                       One Shell Square                  Facsimile:(504)561-7293
                       701 Polydras Street
                       New Orleans, Louisiana 70139-3700


INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.



/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

New Orleans, Louisiana
October 31, 1996



---------------
Deloitte Touche
Tohmatsu
International
-------------

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1996 AND 1995
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
--------------------------------------------------------------------------------

ASSETS                                                              1996          1995
                                                                 ---------    ---------
Cash and cash equivalents                                        $   7,072    $   6,400
Certificates of deposit                                                914          590
Securities available-for-sale, at estimated market
  value (amortized cost of $43,960 in 1996 and $5,310 in 1995)      44,496        5,413
Securities held-to-maturity (estimated
  market value of $45,312 in 1995)                                    --         44,209
Loans receivable, net of allowance for loan losses of
  $3,182 in 1996 and $2,966 in 1995                                316,216      257,869
Accrued interest receivable                                          1,868        1,752
Investment in Federal Home Loan Bank stock, at cost                  3,703        2,671
Real estate owned, net                                                  46          253
Prepaid expenses and other assets                                      783          560
Premises and equipment, at cost less accumulated depreciation        4,492        4,135
                                                                 ---------    ---------

TOTAL ASSETS                                                     $ 379,590    $ 323,852
                                                                 =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                         $ 254,723    $ 233,805
Advances from Federal Home Loan Bank                                66,900       24,200
Advance payments by borrowers for taxes and insurance                1,923        1,935
Accrued interest payable                                               283          327
Accounts payable and other liabilities                               1,595          736
SAIF special assessment                                              1,824         --
Deferred income taxes                                                   60          454
Dividends payable                                                     --            487
                                                                 ---------    ---------

      Total liabilities                                            327,308      261,944

COMMITMENTS AND CONTINGENCIES                                         --           --

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,232,000 shares issued                                            42           42
  Preferred stock, 5,000,000 shares authorized, none issued           --           --
  Additional paid-in capital                                        41,436       41,324
  Retained earnings                                                 24,250       23,555
  Unearned ESOP shares                                              (2,751)      (3,083)
  Unearned Compensation (MSP)                                       (1,900)        --
  Treasury stock - 691,000 shares, at cost                          (9,149)        --
  Unrealized gain on securities available-for-sale, net
    of deferred income taxes                                           354           70

      Total stockholders' equity                                    52,282       61,908
                                                                 ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 379,590    $ 323,852
                                                                 =========    =========


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                         1996          1995           1994
                                                     -----------   -----------    -----------
INTEREST INCOME:
  Interest and fees on loans                         $    22,702   $    20,087    $    18,499
  Interest and dividends on investment securities          1,699         1,814          1,746
  Interest on mortgage backed securities                   2,044         1,335            471
  Other interest income                                      146           144             54
                                                     -----------   -----------    -----------
                                                          26,591        23,380         20,770
                                                     -----------   -----------    -----------
INTEREST EXPENSE:
  Deposits                                                11,659        10,965          9,045
  Advances from Federal Home Loan Bank                     2,344         1,088            663
                                                     -----------   -----------    -----------
                                                          14,003        12,053          9,708
                                                     -----------   -----------    -----------
NET INTEREST INCOME                                       12,588        11,327         11,062

PROVISION FOR LOAN LOSSES                                    300           360            577
                                                     -----------   -----------    -----------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         12,288        10,967         10,485
                                                     -----------   -----------    -----------
NON-INTEREST INCOME:
  Service charges                                          1,477           895            535
  Gain on sale of real estate owned                           19            37            158
  Other income                                               356            97            151
                                                     -----------   -----------    -----------
    Total non-interest income                              1,852         1,029            844
                                                     -----------   -----------    -----------
GAIN (LOSS) ON SALE OF SECURITIES                             91          (819)          --
                                                     -----------   -----------    -----------
NON-INTEREST EXPENSE:
  Compensation and employee benefits                       4,272         3,261          2,501
  Occupancy, equipment and data processing expense         1,477         1,141            978
  Marketing                                                  580           403            344
  SAIF deposit insurance premiums                            543           532            494
  SAIF special assessment                                  1,824          --             --
  Louisiana shares tax                                       387          --             --
  Other operating expenses                                 1,357         1,068          1,097
                                                     -----------   -----------    -----------
    Total non-interest expense                            10,440         6,405          5,414
                                                     -----------   -----------    -----------
INCOME BEFORE INCOME TAXES                                 3,791         4,772          5,915

INCOME TAXES                                               1,270         1,635          1,970
                                                     -----------   -----------    -----------

NET INCOME                                           $     2,521   $     3,137    $     3,945
                                                     ===========   ===========    ===========
EARNINGS PER COMMON SHARE SINCE
  CONVERSION                                         $       .68   $       .46            N/A
                                                     ===========   ===========
AVERAGE COMMON SHARES OUTSTANDING
  SINCE CONVERSION                                     3,730,000     3,910,000            N/A
                                                       =========     =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------



                                                                                                  Additional
                                                                                       Common       Paid-In        Retained
                                                                                       Stock        Capital        Earnings
                                                                                     -------------  --------------   ------------
BALANCE, October 1, 1993                                                                  $   -       $       -      $  17,448

Net income                                                                                                               3,945

Unrealized loss on securities available-for-sale, net
                                                                                     -------------  --------------   ------------

BALANCE, September 30, 1994                                                                                             21,393

Issuance of common stock                                                                     42          41,258

Contribution to ESOP                                                                                         66

Dividends declared - $.25 per share                                                                                       (975)

Net income                                                                                                               3,137

Unrealized gain on securities available-for-sale, net
                                                                                     -------------  --------------   ------------
BALANCE, September 30, 1995                                                                  42          41,324         23,555

Contribution to ESOP                                                                                        112

Purchase of stock for Management Stock Plan ("MSP")

Amortization of MSP

Purchase of common stock for treasury

Dividends declared - $.50 per share                                                                                     (1,826)

Net income                                                                                                               2,521

Unrealized gain on securities available-for-sale, net
                                                                                     -------------  --------------   ------------

BALANCE, September 30, 1996                                                             $    42     $    41,436      $  24,250
                                                                                     =============  ==============   ============

                                                                                                            Unrealized
                                                                                                              Gain
                                                                                                           (Loss) on
                                                      Unearned         Unearned                             Securities
                                                      ESOP              Compensation       Treasury        Available-
                                                      hares              (MSP)              Stock          for-Sale, net     Total
                                                      -----------    ---------------    ----------------  --------------  ----------
BALANCE, October 1, 1993                                $     -            $     -             $     -           $   -       17,448

Net income                                                                                                                    3,945

Unrealized loss on securities available-for-sale, net                                                             (430)        (430)
                                                      -----------    ---------------    ----------------  --------------  ----------

BALANCE, September 30, 1994                                                                                       (430)      20,963

Issuance of common stock                                 (3,323)                                                             37,977

Contribution to ESOP                                        240                                                                 306

Dividends declared - $.25 per share                                                                                            (975)

Net income                                                                                                                    3,137

Unrealized gain on securities available-for-sale, net                                                              500          500
                                                      -----------    ---------------    ----------------  --------------  ----------
BALANCE, September 30, 1995                              (3,083)                                                    70       61,908

Contribution to ESOP                                        332                                                                 444

Purchase of stock for Management Stock Plan ("MSP")                         (2,320)                                          (2,320)

Amortization of MSP                                                            420                                              420

Purchase of common stock for treasury                                                           (9,149)                      (9,149)

Dividends declared - $.50 per share                                                                                          (1,826)

Net income                                                                                                                    2,521

Unrealized gain on securities available-for-sale, net                                                              284          284
                                                      -----------    ---------------    ----------------  --------------  ----------

BALANCE, September 30, 1996                           $  (2,751)         $  (1,900)          $  (9,149)        $   354    $  52,282
                                                      ===========    ===============    ================  ==============  ==========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                   1996            1995           1994
                                                                                --------       --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $  2,521       $  3,137        $  3,945
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities                               (657)          (667)           (574)
      Provision for loan losses                                                      300            360             577
      ESOP expense                                                                   432            306               -
      MSP expense                                                                    420              -               -
      Write-down of land                                                               -              -             282
      Deferred income taxes                                                         (394)           628            (200)
      (Gain) loss on sale of securities                                              (91)           819               -
      Gain on sale of real estate owned                                              (19)           (37)           (158)
      Gain on sale of other real estate                                             (149)             -               -
      Depreciation                                                                   404            280             204
      Accretion of deferred loan fees and other                                      (87)          (179)           (295)
      Accretion of discount on loans                                                (194)          (319)           (450)
      Change in accrued interest receivable                                         (116)          (100)           (319)
      Change in prepaid expenses and other assets                                   (264)            35              71
      Change in accrued interest payable                                             (44)            80              83
      Change in accounts payable and other liabilities                               859           (255)           (196)
      SAIF special assessment payable                                              1,824              -               -
      Other - net                                                                   (137)             -               -
                                                                                --------       --------        --------

        Net cash provided by operating activities                                  4,608          4,088           2,970
                                                                                --------       --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities
     available-for-sale                                                           10,300              -               -
  Proceeds from maturities of investment securities
     held-to-maturity                                                                  -          1,000               -
  Proceeds from sale of investment securities
     available-for-sale                                                            1,100         12,458               -
  Proceeds from sale of mortgage-backed securities
     available-for-sale                                                                -          1,406               -
  Purchase of investment securities available-for-sale                            (1,377)          (200)              -
  Purchase of mortgage-backed securities
     available-for-sale                                                          (12,075)             -               -
  Purchase of investment securities held-to-maturity                                   -         (7,865)         (5,800)
  Purchase of mortgage-backed securities held-to-maturity                              -        (22,028)         (6,015)
  Principal repayments on mortgaged-backed securities
     available-for-sale                                                            6,385            923               -
  Principal repayments on mortgage backed securities
     held-to-maturity                                                              1,966          1,364           1,603
  Net increase in certificates of deposit                                           (324)             -            (590)
  Loans originated, net of repayments                                            (58,366)       (24,350)        (25,808)
  Investment in FHLB stock                                                        (1,032)          (559)           (169)
  Proceeds from sale of real estate                                                  424             56              27
  Purchase of premises and equipment                                                (761)        (1,557)           (487)
                                                                                --------       --------        --------

        Net cash used in investing activities                                    (53,760)       (39,352)        (37,239)
                                                                                --------       --------        --------

                                                                    (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                1996        1995       1994
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from public offering                              --        37,977        --
  Dividends paid                                               (2,313)       (488)       --
  Net increase (decrease) in deposits                          20,918      (2,931)     23,740
  Net increase in FHLB advances                                42,700         400      11,600
  Purchase of common stock for MSP                             (2,320)       --          --
  Purchase of common stock for treasury                        (9,149)       --          --
  (Decrease) increase in advance payments by borrowers
    for taxes and insurance                                       (12)        102         196
                                                             --------    --------    --------
      Net cash provided by financing activities                49,824      35,060      35,536
                                                             --------    --------    --------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                            672        (204)      1,267

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                             6,400       6,604       5,337
                                                             --------    --------    --------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                $  7,072    $  6,400    $  6,604
                                                             ========    ========    ========


SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                     $ 14,047    $ 11,973    $  9,625
                                                             ========    ========    ========

  Income taxes paid                                          $  1,690     $ 1,135    $  1,919
                                                             ========     =======    ========

  Investing activities not requiring the outflow
    of cash:
      Additions to real estate owned                         $     51     $   233    $     46
                                                             ========     =======    ========

      Reclassification of securities from held-to-maturity
        to available-for-sale                                $ 42,000     $   --     $ 20,519
                                                             ========     =======    ========

                                       16
See notes to consolidated financial statements.
                                                                    (Concluded)

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies of the Company are described below.

     Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company is a retail savings bank which attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied, family residences.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents - Cash and cash equivalents comprise cash and non-interest bearing demand deposits with other financial institutions (approximating $1,922,000 and $1,697,000 at September 30, 1996 and 1995,
     respectively), and interest bearing demand deposits with other financial institutions (approximating $5,150,000 and $4,703,000 at September 30, 1996 and 1995, respectively).

     Securities - Securities designated as held-to-maturity are stated at cost adjusted for amortization of the related premiums and accretion of discounts, computed using the level yield method. The Company has the positive intent and ability to hold these securities to maturity.

     Securities designated as available-for-sale are stated at estimated market value. Unrealized gains and losses are aggregated and reported as a separate component of stockholders' equity, net of deferred income taxes. These securities are acquired with the intent to hold them to maturity, but they are available for disposal in the event of unforeseen liquidity needs.

     Gains and losses on security transactions are determined on the specific identification method. The related income tax expense (benefit) on securities gains (losses) was $7,000 and ($280,000) in the years ended September 30, 1996 and 1995, respectively.

     Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan fees, and unearned discount. Unearned discount relates principally to installment loans. Interest on loans is credited to operations based on the principal amount outstanding using the interest method.

     When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Loans are returned to an accruing status only as payments are received and if collection of all principal and interest is not in doubt. If doubt exists, any payments received on such non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

     Allowance for Loan Losses - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

     Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb possible losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

     Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

     It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb possible losses in the existing loan portfolio.

     Loan Fees, Loan Costs, Discounts and Premiums - Loan origination and commitment fees, and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

     Discounts received in connection with mortgage loans purchased are amortized to income over the contractual term of the loan using the interest method. These discounts have been deducted from the related loan balances.

     Premises and Equipment - The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

     Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated cost to dispose, and any related writedown is charged to the allowance for loan losses. The fair values have not exceeded the balances of the related loans. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to operations when any significant and permanent decline reduces the fair value, less sales costs, to less than the carrying value. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

     Income Taxes - Income taxes were accounted for using the liability method in 1996 and 1995. In prior years, income taxes were accounted for using the deferred method.

     Earnings Per Share - Earnings per share for the year ended September 30, 1996 was calculated by dividing net earnings for the year by the average shares outstanding during the year net of treasury shares. Earnings per share for the year ended September 30, 1995 was calculated by dividing the net earnings for the period from April 17, 1995 (date of conversion) to September 30, 1995 of $1,791,000 by the average shares outstanding during that same period of 3,910,000 shares. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The effect of the assumed exercise of stock options was not significant.

     Reclassifications - Certain reclassifications have been made to the prior years finanical statements in order to conform to the classifications adopted for reporting in 1996.

2. CONVERSION FROM MUTUAL SAVINGS BANK TO STOCK SAVINGS BANK AND FORMATION OF TECHE HOLDING COMPANY

     On April 17, 1995, the Teche Federal Savings Bank converted from a federally chartered mutual savings bank to a stock savings bank pursuant to a Plan of Conversion (the "Conversion") via the issuance of common stock. In connection with the Conversion, Teche Holding Company sold 4,232,000 shares of common stock which, after giving effect to offering expenses of $1.0 million and 332,337 shares issued to the Employee Stock Ownership Plan ("ESOP"), resulted in net proceeds of $38.0 million. Pursuant to the Conversion, Teche Federal Savings Bank transferred all of its outstanding shares to Teche Holding Company, in exchange for 50% of the net proceeds.

     This business combination has been accounted for at historical cost in a manner similar to the accounting method known as the "pooling of interests" method.

     At the time of Conversion, Teche Federal Savings Bank segregated and restricted approximately $23,000,000 of retained earnings, in a liquidation account for the benefit of eligible account holders who continue to maintain their deposit accounts in Teche Federal Savings Bank after conversion. In the event of a complete liquidation of Teche Federal Savings Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted balances of all qualifying deposits then held. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.

     Subsequent to the Conversion, the Company or Teche Federal Savings Bank may not declare or pay a cash dividend on any of its shares of common stock if the effect would reduce stockholders' equity below either the amount required for the liquidation account discussed above or the applicable regulatory capital requirements, or if such declaration and payment would otherwise violate regulatory requirements.

3.   INTEREST RATE RISK

     The Company is engaged principally in providing first mortgage loans to individuals. At September 30, 1996 the Company had interest earning assets of approximately $370,000,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $322,000,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

4.   SECURITIES

     Beginning September 30, 1994, in accordance with Statement of Financial Accounting Standard No. 115 ("FAS No. 115"), the Company began designating as available-for-sale certain securities that might be sold prior to their contractual maturity. These securities are reported at fair value in the consolidated balance sheets with unrealized gains and losses listed as a separate component of stockholders' equity, net of deferred income taxes. At September 30, 1994, the Company reclassified securities with an unamortized cost of approximately $20,519,000 and an unrealized loss of approximately $653,000 ($430,000 net of income taxes) from securities held-to-maturity to securities available-for-sale.

     The   amortized   cost  and   estimated   market   values   of   securities
     available-for-sale are as follows (in thousands):


                                                 September 30, 1996
                                 ---------------------------------------------------
                                                  Gross       Gross        Estimated
                                 Amortized     Unrealized    Unrealized     Market
                                    Cost          Gains       Losses         Value

Investment securities:
  Common stock                     $   568      $   101      $  --        $   669
  Obligations of U.S. government
    corporations and obligations    11,266          196         --         11,462
  Municipal obligations                264            2         --            266
                                   -------      -------      -------      -------
                                    12,098          299         --         12,397
                                   -------      -------      -------      -------

Mortgage-backed securities:
  Government National Mortgage
    Corporation                      1,389           80         --          1,469
  Federal Home Loan Mortgage
    Corporation                      9,891          111           50        9,952
  Federal National Mortgage
    Association                     20,582          259          163       20,678
                                   -------      -------      -------      -------
                                    31,862          450          213       32,099
                                   -------      -------      -------      -------
                                   $43,960      $   749      $   213      $44,496
                                   =======      =======      =======      =======


                                               September 30, 1995
                               -------------------------------------------------------
                                             Gross          Gross            Estimated
                               Amortized   Unrealized    Unrealized            Market
                                  Cost         Gains        Losses             Value

Investment securities:
  Common stock                 $  200          $ --            $ --            $  200
Mortgage-backed securities:
  Federal Home Loan Mortgage
    Corporation                 5,110             103            --             5,213
                               ------          ------          ----            ------

                               $5,310          $  103          $ --            $5,413
                               ======          ======          ====            ======


     The   amortized   cost  and   estimated   market   values   of   securities
     available-for-sale are as follows (in thousands):

                                                               Estimated
                                               Amortized         Market
                                                 Cost            Value

Investment securities:

  Due in one year or less                       $ 8,354         $ 8,570
  Due after one year through five years           3,744           3,827

Mortgage-backed securities                       31,862          32,099
                                                -------         -------

                                                $43,960         $44,496
                                                =======         =======

     The   amortized   cost  and   estimated   market   values   of   securities
     held-to-maturity are as follows (in thousands):


                                                 September 30, 1995
                                  -----------------------------------------------
                                                Gross        Gross      Estimated
                                  Amortized   Unrealized   Unrealized    Market
                                     Cost       Gains        Losses       Value

Investment securities:
  Obligations of U.S. government
    corporations and agencies      $20,927      $ 1,204      $   683      $21,448
  Municipal obligations                372         --           --            372
                                   -------      -------      -------      -------
                                    21,299        1,204          683       21,820
                                   -------      -------      -------      -------
Mortgage-backed securities:
  Government National Mortgage
    Corporation                      1,740          104         --          1,844
  Federal Home Loan Mortgage
    Corporation                      2,435           13            3        2,445
  Federal National Mortgage
    Association                     18,735          518           50       19,203
                                   -------      -------      -------      -------
                                    22,910          635           53       23,492
                                   -------      -------      -------      -------
                                   $44,209      $ 1,839      $   736      $45,312
                                   =======      =======      =======      =======

     Gross gains of $91,000 were realized on sales of securities in the year ended September 30, 1996.

     Gross gains of $25,000 and gross losses of $844,000 were realized on sales of securities in the year ended September 30, 1995.

     At September 30, 1996 securities with a cost of approximately $40,000,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

     On November 15, 1995, the Financial Accounting Standards Board issued implementation guidance with respect to FAS No. 115. This guidance allowed a company to reassess its designation of securities as held-to-maturity and, if deemed appropriate, make a one time reclassification of held-to-maturity securities between November 15, 1995 and December 31, 1995. During this period the Company reclassified securities with an amortized cost of approximately $42,000,000 and an unrealized gain of approximately $1,018,000 ($672,000 net of income taxes) from securities held-to-maturity to securities available-for-sale.

5.   LOANS RECEIVABLE

     Loans receivable are summarized as follows (in thousands):


                                                         September 30,
                                                     --------------------
                                                       1996        1995

Residential real estate mortgage loans:
  One-to-four family units                           $288,109   $234,329
  Multi-family                                          3,006      2,871
Land loans                                              2,844      2,288
Construction loans                                     13,740      8,097
Non-residential real estate loans                       7,346      7,540
Loans on savings accounts                               5,657      6,260
Other                                                  10,343      6,441
                                                     --------   --------
                                                      331,045    267,826
Less:
  Allowance for loan losses                             3,182      2,966
  Deferred loan fees                                    1,122      1,266
  Undisbursed portion of loans in process              10,525      5,725
                                                     --------   --------
                                                     $316,216   $257,869
                                                     ========   ========

     Changes in the allowance for loan losses are as follows (in thousands):
                                                      Year Ended
                                                     September 30,
                                             ------------------------------
                                               1996       1995       1994

Beginning balance, October 1                 $ 2,966    $ 2,778    $ 2,193
Provision charged to operating expense           300        360        577
Recoveries                                         3         13        105
Loans charged off                                (87)      (185)       (97)
                                             -------    -------    -------
Ending balance, September 30                 $ 3,182    $ 2,966    $ 2,778
                                             =======    =======    =======

     Substantially all of the Company's loans receivable are with customers in southern Louisiana.

     At September 30, 1996 and 1995 there were unamortized discounts on loans purchased of approximately $1,400,000 and $1,590,000, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

     The amount of nonaccrual loans at September 30, 1996 and 1995 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 1996, 1995 or 1994.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of Certain Loans, which requires that the present value of expected future cash flows of impaired loans be discounted at the loan's effective interest rate. The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, which allows a creditor to use existing methods for recognizing interest income on impaired loans. The adoption of these Statements in 1996 did not have a significant effect on the Company's financial condition or results of operations.

6.   REAL ESTATE OWNED

     Real estate owned consisted of the following (in thousands):

                                                            September 30,
                                                           ---------------
                                                            1996     1995

Real estate acquired through foreclosure                   $ 154    $ 384
Less allowance for losses                                   (108)    (131)
                                                           -----    -----

Real estate owned, net                                     $  46    $ 253
                                                           =====    =====


     Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                       Year Ended
                                                      September 30,
                                                ------------------------
                                                 1996     1995     1994

Beginning balance, October 1                    $ 131    $ 163    $ 186
Provision charged to operating expense             --       --       --
Allowance related to real estate sold             (23)     (32)     (23)
                                                -----    -----    -----

Ending balance, September 30                    $ 108    $ 131    $ 163
                                                =====    =====    =====

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows (in thousands):

                                                        September 30,
                                                     ------------------
                                                       1996       1995

Land                                                 $ 1,119    $ 1,003
Buildings and improvements                             3,124      3,046
Furniture, fixtures and equipment                      3,142      2,615
                                                     -------    -------
                                                       7,385      6,664
Less accumulated depreciation                         (2,893)    (2,529)
                                                     -------    -------

                                                     $ 4,492    $ 4,135
                                                     =======    =======

8.   DEPOSITS

     Deposits are summarized as follows (in thousands):

                                                   September 30,
                                               -------------------
                                                  1996       1995

NOW accounts                                   $ 24,222   $ 18,374
Passbook and
  regular savings                                25,306     26,723
Money funds accounts                              9,746     10,483
Certificates of deposit                         195,449    178,225
                                               --------   --------

                                               $254,723   $233,805
                                               ========   ========

     Certificates of deposit of $100,000 and over amounted to $46,600,000 and $41,000,000 at September 30, 1996 and 1995, respectively.

     Certificates of deposits at September 30, 1996, mature as follows (in thousands):

Less than one year                                          $101,464
1-2 years                                                     58,504
2-3 years                                                     14,390
3-4 years                                                     11,271
4-5 years                                                      7,828
over 5 years                                                   1,992
                                                            --------

TOTAL                                                       $195,449
                                                            ========

9.   ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE
     REQUIREMENTS

     At September 30, 1996 the Company was indebted to the Federal Home Loan Bank (FHLB) for $64,510,000 of advances bearing interest at an average rate of 5.39% which were due October 4, 1996 and $2,390,000 of advances bearing interest at an average rate of 5.36% which were due between October 1, 1996 and October 8, 1996. These advances were renewed upon maturity.

     At September 30, 1995, the Company was indebted to the FHLB for $7,200,000 and $500,000 advances due October 2, 1995 bearing interest rates of 5.57% and 5.83%, respectively, and $15,000,000 and $1,500,000 advances due October 3, 1995 bearing interest rates of 5.7% and 5.76%, respectively. These advances were renewed upon maturity.

     The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

10.  INCOME TAXES

     The Company is permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company has generally used the percentage of taxable income method to calculate this addition. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb bad debt losses, no deferred income taxes have been provided on that portion which existed as of September 30, 1988. At September 30, 1996, retained earnings included approximately $4,200,000 representing such bad debt deductions for which no deferred income taxes have been provided.

     During the year ended September 30, 1996 legislation was enacted which eliminates the use of the percentage of taxable income method to calculate the addition to the allowance for bad debts for income tax purposes. This is effective October 1, 1996 with respect to the Company. In addition the legislation requires that the Company include in taxable income the allowance established subsequent to September 30, 1988. This allowance amounted to approximately $2,800,000 at September 30, 1996 and will be included in taxable income in annual installments of approximately $470,000 beginning October 1, 1998. As the taxes with respect to this allowance are paid they will be added to deferred tax assets and, therefore, the payment of these taxes should have no significant effect upon the Company's results of operations.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1996 and 1995 are as follows (in thousands):

                                                           1996    1995

Deferred tax assets:
  SAIF special assessment-deductible in 1997              $ 620    $--
  MSP expense-deductible in 1997                            143     --
  Allowance for loan losses                                --         23
  Deferred loan fees and costs, net                        --         36
  Other                                                      65       90
                                                          -----    -----

         Total deferred tax assets                          828      149
                                                          -----    -----
Deferred tax liabilities:
  Deferred loan fees and costs, net                         136     --
  Allowance for loan losses                                   6     --
  Tax over book depreciation                                114       74
  Dividends on FHLB stock                                   281      220
  Unrealized gain on securities available-for-sale          182       35
  Other                                                     169      274
                                                          -----    -----
         Total deferred tax liabilities                     888      603
                                                          -----    -----

         Net deferred tax liabilities                     $ (60)   $(454)
                                                          =====    =====
                                       25

     The components of income taxes are as follows (in thousands):

                                                     Year Ended
                                                    September 30,
                                           ------------------------------
                                              1996       1995      1994

Currently payable                          $ 1,664    $ 1,044   $ 2,170
Deferred                                      (394)       591      (200)
                                           -------    -------   -------

                                           $ 1,270    $ 1,635   $ 1,970
                                           =======    =======   =======

     Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                       Year Ended
                                                      September 30,
                                            -----------------------------
                                               1996       1995      1994

Taxes computed at statutory rates           $ 1,289    $ 1,622   $ 2,011
Increase (decrease) in taxes due to
  miscellaneous items                           (19)        13       (41)
                                            -------    -------   -------

                                            $ 1,270    $ 1,635   $ 1,970
                                            =======    =======   =======

Actual tax rate                                34 %       34 %      33 %
                                               ==         ==        ==

11.  NON-INTEREST EXPENSE

     Occupancy,   equipment  and  data  processing  expenses  consisted  of  the following:

                                                             Year Ended
                                                            September 30,
                                                     ---------------------------
                                                       1996     1995     1994

Occupancy, including depreciation, insurance,
   rent, utilities, etc                              $  571   $  425   $  368
Equipment, including depreciation, telephone, etc       523      396      358
Data processing                                         383      320      252
                                                     ------   ------   ------

                                                     $1,477   $1,141   $  978
                                                     ======   ======   ======

     Other operating expenses consisted of the following (in thousands):

                                                       Year Ended
                                                      September 30,
                                               ------------------------
                                                 1996     1995     1994

Stationary, printing and postage               $  392   $  331   $  223
Write-down of land                               --       --        282
Other                                             965      737      592
                                               ------   ------   ------

                                               $1,357   $1,068   $1,097
                                               ======   ======   ======

12.  RETIREMENT PLAN

     The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 1996, 1995 and 1994. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

13.  EMPLOYEE STOCK PLANS

     The Company maintains an ESOP for the benefit of Teche Federal Savings Bank's employees who meet certain eligibility requirements. The ESOP Trust acquired 332,337 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company. Teche Federal Savings Bank makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

     The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and principal payable in annual installments of at least $332,337. The loan is secured by the shares of the stock purchased.

     As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of principal paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt.

     Compensation expense related to the ESOP was $432,000 and $306,000 for the years ended September 30, 1996 and 1995, respectively. Following is a summary of shares held in the ESOP Trust as of September 30, 1996:

Shares released for allocation or committed to be released       57,234

Unreleased shares                                               275,103

Total ESOP shares                                               332,337
                                                             ----------

Market value of unreleased shares at September 30, 1996      $4,487,000
                                                             ==========

     On October 25, 1995, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were granted to executive employees and directors of Teche Federal Savings Bank. The exercise price is equal to the market price ($13.875 per share) on the date of grant and 20% of the options are exercisable on the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. All such options are outstanding at September 30, 1996.

     On October 25, 1995, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vest 20% annually beginning October 25, 1995 as long as they remain as Teche Federal Savings Bank directors or employees. The Board of Directors could terminate the MSP at anytime, and if it did so, any nonvested shares would revert to the Company. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. All such grants are outstanding at September 30, 1996.

14.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. The financial instruments include commitments to extend credit and commitments to sell loans. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments.

     As of September 30, 1996, the Company had made various commitments to extend credit totalling approximately $18,700,000 including $10,525,000 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 6.50% to 9.25% at September 30, 1996. The rates on variable rate loan commitments range from 5.875% to 8.625% at September 30, 1996. As of September 30, 1995, such commitments totaled approximately $8,800,000 including $5,725,000 of the undisbursed portion of loans in process. The Company's management does not anticipate any material losses or gains as a result of these transactions.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being fully drawn upon, the total commitment amount disclosed above does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

15.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment and Mortgage-Backed Securities - For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

     Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturities certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Advances from Federal Home Loan Bank - The face value of these advances is a reasonable estimate of fair value.

     Commitments - The fair value of commitments to extend credit was not significant.

     The estimated fair values of the Company's financial instruments are as follows at September 30, 1996 and 1995 (in thousands):

                                             1996                 1995
                                     --------------------  ---------------------
                                                Estimated             Estimated
                                      Carrying     Fair     Carrying    Fair
                                       Amount     Value      Amount     Value
Financial assets:
  Cash and certificates of deposit   $  7,986   $  7,986   $  6,990   $  6,990
  Investment and mortgaged-backed
    securities                         44,496     44,496     49,622     50,725

  Loans                               319,398    316,000    260,835    265,500
  Less: allowance for loan losses       3,182      3,182      2,966      2,966
                                     --------   --------   --------   --------
  Loans, net of allowance             316,216    312,818    257,869    262,534
                                     --------   --------   --------   --------

Financial liabilities:
  Deposits                            254,723    254,900    233,805    234,900
  Advances from Federal Home
     Loan Bank                         66,900     66,900     24,200     24,200

16.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company has granted loans to executive officers and directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The amounts of these loans were not significant at September 30, 1996 or 1995.

     The Company has an  employment  agreement  with an executive  officer under
     which  the  Company  has  agreed  to  pay  the  executive   officer  annual
     compensation of $130,000 through December 31, 1997.

     The Company has severance agreements with the executive officer referred to above and certain other executive officers under which the Company has agreed to aggregate payments of approximately $870,000 in the event services of the executives are terminated following a "change in control" of the Company.

17.  SAIF SPECIAL ASSESSMENT AND REGULATORY CAPITAL

     On September 30, 1996 legislation was enacted which requires that the Company pay a SAIF special assessment based upon its deposits as of March 31, 1995. The $1,824,000 cost of this special assessment was recorded as of September 30, 1996. It is expected that the assessment rate on future regular SAIF insurance premiums will be reduced.

     Teche Federal Savings Bank ("Bank") is required by law to maintain (i) core capital equal to 3% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets, and (iii) total capital equal to 8.0% of risk-weighted assets.

     At September 30, 1996, the Bank's actual capital and its statutorily required capital levels was as follows (in thousands):



                           Actual            Required             Excess
                     ----------------   -----------------   -----------------
                      Amount       %      Amount      %      Amount       %

Core capital         $42,816     11.3    $11,360     3.0    $31,456      8.3

Tangible capital     $42,816     11.3    $ 5,680     1.5    $37,136      9.8

Risk based capital   $45,186     21.9    $16,498     8.0    $28,688     13.9

     The Bank's core and tangible capital equal the amount of its stockholders' equity ($43,103,000) less unrealized gains on securities available-for-sale ($287,000). The Bank's risk-based capital equals the amount of its stockholder's equity ($43,103,000) plus a portion of its allowance for loan losses ($2,578,000) and less unrealized gains on securities available-for-sale ($287,000) and certain assets ($208,000).

     The Company's management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company's area could adversely affect future earnings and, consequently, the ability of the Bank to continue to exceed its future minimum capital requirements.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules, based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank is deemed to be "well capitalized" as of September 30, 1996.

18.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
     ONLY)

                              Balance Sheets

                                                1996           1995
Assets:
  Investment in subsidiary                   $43,103*        $41,948*
  Due from subsidiary                          5,250*         15,597*
  Due from ESOP                                2,750*          3,128*
  Other                                        1,242           1,775
                                             -------         -------

                                             $52,345         $62,448
                                             =======         =======

Liabilities and stockholders' equity:
  Accrued expenses                           $    63         $   540
  Stockholders' equity                        52,282          61,908
                                             -------         -------

                                             $52,345         $62,448
                                             =======         =======

                             Statements of Earnings

                                             Year Ended September 30
                                             1996                1995

Equity in earnings of subsidiary            $2,194 *           $ 2,817*
Interest income from subsidiary                937 *               499*
Management fee to subsidiary                  (373)*              --
Other income                                   (62)                  7*
Income tax expense                            (175)               (186)
                                           -------             -------

Net earnings                               $ 2,521             $ 3,137
                                           =======             =======


                            Statements of Cash Flows

                                                                 Year Ended September 30


Cash Flows from Operating Activities                             $    200     $    239

Cash Flows from Investing Activities:
  Investment in subsidiary                                           --        (20,733)*
  Loan to subsidiary                                                 --        (15,500)*
  Repayment of loan by subsidiary                                  10,250*        --
                                                                 --------     --------
           Net cash provided by (used in) investing activities     10,250      (36,233)
                                                                 --------     --------

Cash Flows from Financing Activities:
  Sale of common stock                                               --         37,977
  Dividends paid                                                   (2,313)        (488)
  Purchase of common stock for treasury                            (9,149)        --
                                                                 --------     --------
           Net cash provided by (used in) financing activities    (11,462)      37,489
                                                                 --------     --------

Net increase (decrease) in cash and cash equivalents               (1,012)       1,495

Cash and cash equivalents, beginning of year                        1,495         --
                                                                 --------     --------
Cash and cash equivalents, end of year                           $    483     $  1,495
                                                                 ========     ========


*Eliminated in consolidation

                                   * * * * * *




Directors of Teche Holding Company         INDEPENDENT AUDITORS
and/or Teche Federal Savings Bank          ----------------------------------------
-----------------------------------------     Deloitte and Touche LLP
    W. Ross Little, Chairman                  One Shell Square
    Patrick O. Little, President              701 Poydras Street
    Mrs. Mary Coon Biggs                      New Orleans, LA  70139
    Donelson T. Caffery, Jr.
    Henry L. Friedman                      LEGAL COUNSEL
    Mrs. Virginia Kyle Hine                ----------------------------------------
    Dr. Thomas F. Kramer                      Biggs Trowbridge, Supple and Cremaldi
    W. Ross Little, Jr.                       Lawless Building
    Robert E. Mouton                          Willow Street
    Christian L. Olivier, Jr.                 Franklin, LA  70538

                                           SPECIAL COUNSEL
Advisory Directors of                      ---------------------------------------
Teche Federal Savings Bank                    Malizia, Spidi, Sloane & Fisch, P.C.
----------------------------------            One Franklin Square
                                              1301 K. Street, N.W., Suite 700 East
    Michel H. Claudet                         Washington, D.C. 20005
    Charles H. Davidson
    Nelson D. Henry                        REGISTRAR AND STOCK
    H. Chris Ibert                         TRANSFER AGENT
    Robert Judice, Jr.                     ---------------------------------------
    W. Ross Little, Jr.                       Registrar and Transfer Company
    Maunette B. Risher                        10 Commerce Drive
                                              Cranford, NJ  07016-3572
                                              (800) 525-7686
                                              Fax (908) 272-1006


Officers of Teche Federal Savings Bank
--------------------------------------------------------------------------------
    W. Ross Little ...................  Chairman
    Patrick O. Little ................  President/CEO
    Robert E. Mouton .................  Executive Vice President, Lafayette area Manager
    Faye L. Ibert ....................  Senior Vice-President
    J.L. Chauvin .....................  Vice-President, Chief Financial Officer
    Stanley Plessela .................  Vice-President, St Mary-Terrebonne Area Manager
    Van E. Clements, III .............  Vice President, Morgan City Manager
    D. Ross Landry ...................  Vice-President, New Iberia Manager
    Darryl Broussard .................  Vice-President, Lending
    James P. Hamilton ................  Assistant Vice-President, Breaux Bridge Manager
    Eddie LeBlanc ....................  Internal Auditor
    Angela Badeaux ...................  Assistant Vice-President
    Elaine G. Cockerham ..............  Assistant Vice-President
    Lydia B. Hebert ..................  Assistant Vice-President
    Brenda Henson ....................  Assistant Vice-President
    Carol Nini .......................  Assistant Vice-President
    Nancy Terrell ....................  Assistant Vice-President
    Karen G. Verret ..................  Assistant Vice-President
    W. Ross Little, Jr. ..............  Marketing Director, Secretary

                                       32