Form 10-K405, Exhibit 13
period 1997-09-30
TECHE HOLDING CO
filed 1997-12-29
CIK 934538

EXHIBIT 13

                                      1997
                                  ANNUAL REPORT

                                  TECHE HOLDING
                                     COMPANY
                               FRANKLIN, LOUISIANA

Teche Holding Company
211 Willow Street
Franklin, LA 70538

Teche Federal Savings Bank
211 Willow Street
Franklin, LA 70538
Telephone: (318)828-3212
LA WATS (800)256-1500
FAX (318)828-0110

Morgan City
1001 7th St.
Morgan City, LA 70380
(504)384-0653

Bayou Vista
1003 Southeast Boulevard
Bayou Vista, LA 70380
(504)395-5244

New Iberia
529 N. Lewis
New Iberia, LA 70560
(318)367-2516

New Iberia
142 W. St. Peter St.
New Iberia, LA 70560
(318)364-5145

Lafayette
1001 Johnston
Lafayette, LA 70501
(318)232-6463

Lafayette
2306 W. Pinhook
Lafayette, LA 70508
(318)232-3419

Lafayette
Loan Origination Office
606 Lee Avenue
Lafayette, LA 70501

Breaux Bridge
601 E. Bridge St.
Breaux Bridge, LA 70517
(318)332-2149

Houma
706 Barrow
Houma, LA 70360
(504)868-8766

Table of Contents
                                                                           Page

President's Message                                                          1

Selected Financial Information                                               2

Business of The Company & Business of the Bank                               3

Market and Dividend Information                                              3

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                          4

Independent Auditors' Report                                                11

Consolidated Balance Sheets                                                 12

Consolidated Statements of Income                                           13

Consolidated Statements of Stockholders' Equity                             14

Consolidated Statements of Cash Flows                                       15

Notes to Consolidated Financial Statements                                  17

Directors and Officers                                                      31

General Information                                                         31

                                 TECHE HOLDING
                                    COMPANY

President's Message
--------------------------------------------------------------------------------
     On behalf of the Board of Directors, management and staff of Teche Holding Company and Teche Federal Savings Bank, I am pleased to present our Annual Report for the fiscal year ending September 30, 1997.

     In our second full year of operations since the successful completion of the conversion of Teche Federal Savings Bank from a federally chartered mutual savings association to a federally chartered stock savings bank we have continued to grow while maintaining a strong financial condition. We saw increases in deposits, loans, stockholders equity and earnings.

     This past year was also a painful one as we lost our friend and Advisory Director, Chris Ibert. Devoted to his family, his church and his work, Chris will not only be missed by the directors, officers and staff of Teche, but by the entire Franklin area community.

     We have both implemented new products and expanded existing lines. Last year we made over $67 million in mortgage loans to 867 local families and over $16 million in consumer loans to 1,433 local customers. Teche customer response to ATMCheck Cards was overwhelming. Furthermore, 24 hour banking continues to grow in popularity.

     The year 1997 was marked by several large conglomerate banks acquiring local community banks. Each time a local community bank closes, many of their former customers turn to Teche Federal Savings Bank for their financial services. Local customers appreciate the services, local management and independence of Teche.

     The Bank serves the Parishes of St. Mary, Iberia, Lafayette, St. Martin and Terrebonne through 9 full service locations and 16 ATMs.

     This year will continue to bring change to Teche Federal. The completion of the Bayou Vista renovation is just around the corner and we expect to complete construction on two new locations, one in Franklin and another in the Broadmoor area in Lafayette.

     We will also continue our commitment to the community, as our dedicated staff of 160 tellers, loan officers, check processors, receptionists and others join in numerous efforts to support local community efforts throughout our market area.

     Our goal is to provide value to our shareholders through earnings including a lower cost of doing business and higher returns. We are pleased that our annual dividend rate of $0.50 per share, which we have declared and paid consistently since our conversion, is the highest in the area.

     Wishing you a Merry Christmas and a prosperous New Year!


                                                Sincerely,



                                                /s/ Patrick O. Little
                                                Patrick O. Little

SELECTED FINANCIAL AND OTHER DATA (dollars in thousands)
------------------------------------------------------------------------------------
                                        At or for the Year Ended September 30,
                                  --------------------------------------------------
                                     1997       1996      1995       1994      1993
Assets                            $404,097   $379,590  $323,852   $284,570  $245,737
Loans Receivable, Net              346,875    316,216   257,869    233,554   207,384
Securities-Available for Sale       37,854     44,496     5,413     19,866
Securities-Held to Maturity                              44,209     16,210    25,942
Cash and cash equivalents            5,868      7,072     6,400      6,604     5,337
Savings Deposits                   280,302    254,723   233,805    236,736   212,996
FHLB Advances                       65,398     66,900    24,200     23,800    12,200
Shareholders' Equity                54,359     52,282    61,908     20,963    17,448

Summary of Operations
Interest Income                    $29,788   $ 26,591  $ 23,380   $ 20,770  $ 19,985
Interest Expense                    16,681     14,003    12,053      9,708     9,171
                                   -------------------------------------------------
Net Interest Income                 13,107     12,588    11,327     11,062    10,814
Provision for Loan Losses              240        300       360        577       183
                                   -------------------------------------------------
 Net Interest Income after
 provision for Loan Losses          12,867     12,288    10,967     10,485    10,631
Non-Interest Income                  2,590      1,852     1,029        844       992
SAIF Special Assessment                         1,824
Non-Interest Expenses                9,867      8,616     6,405      5,414     4,812
                                   -------------------------------------------------
 Income Before Gains(Losses) on
  Sales of Securities and
  Income Taxes                       5,590      3,700     5,591      5,915     6,811
Gain (Loss)on Sale of Securities       274         91      (819)        --        --
Income Tax Expense                   1,997      1,270     1,635      1,970     2,190
                                    ------------------------------------------------
Net Income
   Actual                           $3,867    $ 2,521   $ 3,137    $ 3,945   $ 4,621
                                    ======    =======   =======    =======   =======
   Before Special Assessment                  $ 3,725
                                              =======



Selected Financial Ratios
Ratio of Equity to Assets              13.5%      13.8%     19.1%     7.4%      7.1%
Book Value/Common Share              $15.81     $14.76    $14.63      N/A(1)     N/A(1)
Dividends declared per Share          $0.50      $0.50     $0.25      N/A(1)     N/A(1)
Primary Income per Common Share
   Actual                             $1.21      $0.68     $0.46      N/A(1)     N/A(1)
   Before SAIF Special Assessment                $1.00
Fully diluted income per common
  share
   Actual                             $1.16      $0.68     $0.46       N/A(1)     N/A(1)
   Before SAIF Special Assessment                $1.00
Annualized Return on Average Assets
   Actual                              0.99%      0.72%     1.04%     1.51%      1.96%
   Before SAIF Special Assessment                 1.07%
Annualized Return on Average Equity
   Actual                              7.00%      4.29%     7.87%    20.19%     31.13%
   Before SAIF Special Assessment                 6.33%
Net Interest Margin                    3.42%      3.68%     3.84%     4.35%      4.76%
Other Non-Interest Exp/Avg Assets
   Actual                              2.52%      3.00%     2.12%     2.07%      2.04%
   Before SAIF Special Assessment                 2.48%
Other Non-Interest Inc/Average Assets  0.66%     0.53%     0.34%      0.32%      0.42%
Non-Performing Loans/Loans (2)         0.32%      0.17%     0.26%     0.35%      0.16%
Allowance for Loan Losses/Loans(2)     0.96%     1.00%     1.14%      1.18%      1.05%
Dividend Payout Ratio
   Actual                             41.32%     73.52%    54.35%      N/A(1)     N/A(1)
   Before SAIF Special Assessment                50.00%

2         (1)   There were no shares outstanding prior to April 17, 1995
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

Summary of Quarterly Operating Results

                                                         1997                                   1996
                                        -------------------------------------------------------------------------------
                                        First     Second    Third      Fourth      First   Second    Third    Fourth
                                                  (Amounts in thousands, except for per share data)
Interest Income                         $7,307    $7,332   $7,486      $7,663     $6,210   $6,480   $6,780    $7,121
Interest Expense                         4,078     4,068    4,199       4,336      3,235    3,288    3,582     3,898
Net interest Income                      3,229     3,264    3,287       3,327      2,975    3,192    3,198     3,223
Provisions for Loan Losses                  60        60       60          60         75       75       75        75
Income (Loss) Before Income Taxes        1,338     1,726    1,384       1,416      1,388    1,332    1,515      (444)
Net Income (Loss)                          883     1,143      911         930        910      879      990      (258)
Primary income (loss) per common share
  Actual                                  0.27      0.36     0.29        0.29       0.23     0.23     0.27     (0.08)
  Before Special Assessment                                                                                     0.28
Fully Diluted Income (Loss)
 per common share
  Actual                                  0.27      0.36     0.28        0.28       0.23     0.23       0.27   (0.08)
  Before Special Assessment                                                                                     0.28

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH". The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two year period.


Quarter ended                  Sales Price      Period End Close  Cash Dividend Declared       Date Declared
                             High       Low
December 31, 1995           $14.625   $13.250         $13.500            $0.125               December 20, 1995
March 31, 1996              $14.250   $13.000         $13.625            $0.125               February 22, 1996
June 30, 1996               $13.625   $12.625         $13.125            $0.125               May 15, 1996
September 30, 1996          $13.625   $12.000         $13.500            $0.125               August 28, 1996
December 31, 1996           $14.375   $13.000         $14.375            $0.125               December 17, 1996
March 31, 1997              $16.375   $14.375         $16.375            $0.125               February 19, 1997
June 30, 1997               $19.375   $15.500         $19.000            $0.125               May 19, 1997
September 30, 1997          $20.625   $17.500         $20.625            $0.125               August 20, 1997

According to the records of the Company's transfer agent, there were 703 registered stockholders of record at November 24, 1997. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 17 and 18 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 1997 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Company's consolidated results of operation are primarily dependent on the Bank's net interest income, or the difference between the interest income earned on its loan, mortgage-backed securities and investment securities portfolios, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

Other components of net income include: provisions for losses on loans and other assets; noninterest income (primarily, service charges on deposit accounts and other fees, net rental income, and gains and losses on investment activities); noninterest expenses (primarily, compensation and employee benefits, federal insurance premiums, office occupancy expense, marketing expense and expenses associated with foreclosed real estate) and income taxes.

Earnings of the Company also are significantly affected by economic and competitive conditions, particularly changes in interest rates, government policies and regulations of regulatory authorities.

References to the "Bank" herein, unless the context requires otherwise, refer to the Company on a consolidated basis.

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. This focus, because home mortgage lending is typically considered to be one of the safer forms of lending, is designed to reduce the risk of loss on the Bank's loan portfolio. However, the relative lack of diversification in its loan portfolio structure does increase the Bank's portfolio concentration risk by making the value of the portfolio relatively more susceptible to declines in real estate values in its market area. The Bank supplements its lending operations with the purchase of loans, investments and mortgage-backed securities.

Asset and Liability Management

Interest Rate Sensitivity Analysis. Net interest income, the primary component of the Bank's net income, is derived from the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and net portfolio value.

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

Teche Federal attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction and consumer loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, Teche Federal works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has increased its short-term borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 1997, the weighted average term to repricing of Teche Federal's ARM loan and mortgage-backed securities portfolio was approximately 26 months. In contrast, $134.4 million of the Bank's certificate accounts and $66.0 million of the Bank's regular deposit accounts (e.g. NOW, money market, savings) out of $280.3 million of total deposits mature or reprice within one year or less. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank. Furthermore, the Bank has approximately $37.6 million in short-term borrowings and $28.7 million in adjustable rate mortgage-backed securities and $3.0 million in short-term government securities.

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

                                                       Year Ended September 30,
                                            1997 vs 1996                     1996 vs 1995
                                    ---------------------------------------------------------------
                                      Increase (Decrease) Due to       Increase (Decrease) Due to
                                     Volume      Rate        Net      Volume       Rate       Net
                                    ---------------------------------------------------------------
                                                        (Dollars in Thousands)
Interest-earning assets:
  Securities(1)                      $  (636)   $   (21)   $  (657)   $   519    $    75    $   594
  Loans receivable, net                4,116       (277)     3,839      3,089       (474)     2,615
  Other interest-earning assets(2)       (14)        29         15         21        (19)         2
                                     -------    -------    -------    -------    -------    -------
Total Interest Earning Assets        $ 3,466    $  (269)   $ 3,197    $ 3,629    $  (418)   $ 3,211
                                     =======    =======    =======    =======    =======    =======

Interest-bearing liabilities
  Deposits                             1,085        290      1,375        (57)       751        694
  FHLB advances                        1,255         48      1,303      1,303        (47)     1,256
                                     -------    -------    -------    -------    -------    -------
Total interest-bearing liabilities     2,340        338      2,678      1,246        704      1,950
                                     -------    -------    -------    -------    -------    -------
Net change in net interest income    $ 1,126    $  (607)   $   519    $ 2,383    $(1,122)   $ 1,261
                                     =======    =======    =======    =======    =======    =======


(1) Includes investment and mortgage-backed securities held to maturity and available for sale.
(2)   Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to the Company's actual and average balance sheet and reflects the actual and average yield on assets and actual and average cost of liabilities for the periods indicated and the actual and average yields earned and rates paid. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                          Year Ended September 30,
                                  --------------------------------------------------------------------------------------------------
                                                1997                               1996                            1995
                                  -------------------------------    --------------------------------   ----------------------------
                                                          Average                             Average                        Average
                                  Average                  Yield/      Average                 Yield/   Average               Yield/
                                  Balance     Interest      Cost       Balance    Interest     Cost     Balance   Interest     Cost
                                                                          (Dollars in Thousands)
Assets
 Interest Earning Assets
 Securities, Net (1)              $ 44,038    $  3,086      7.01%     $ 53,072    $  3,743     7.05     $ 45,702  $  3,149    6.89%
 Loans receivable (2)(3            336,509      26,541      7.89%      283,962      22,702     7.99%     245,567     20,087    8.18%
  Other Interest-earning
  assets(4)                          3,056         161      5.27%        4,724         146     3.09%       4,072        144    3.54%
                                  --------    --------                --------    --------               -------  ---------
  Total interest-earning assets    383,603      29,788      7.77%      341,758      26,591     7.78%     295,341     23,380    7.92%
                                                ======                              ======                           ======
 Non-interest earning assets         8,464                               6,543                             7,385
                                   -------                             -------                           -------
Total assets                      $392,067                            $348,301                          $302,726
                                  ========                            ========                          ========

Liabilities and Equity
 Interest-bearing Liabilities
 NOW accounts                     $ 20,244         357      1.76%     $ 20,347    $    320     1.57%    $ 19,235   $    202    1.05%
 Statement & regular
  savings account                   25,160         655      2.60%       25,815         708     2.74%      32,901        900    2.74
 Money funds accounts                9,696         346      3.57%       10,615         391     3.68%      12,847        479    3.73
 Certificates of Deposit           206,273      11,676      5.66%      182,518      10,240     5.61%     175,571      9,384    5.34
                                  --------    --------                --------    --------               -------  ---------
  Total Deposits                   261,373      13,034      4.99%      239,295      11,659     4.87%     240,554     10,965    4.56
 FHLB advances                      64,685       3,647      5.64%       42,405       2,344     5.53%      18,842      1,088    5.77
                                  --------    --------                --------    --------               -------  ---------
 Total interest-bearing
  liabilities                      326,058      16,681      5.12%      281,700      14,003     4.97%     259,396     12,053    4.65
                                                ======                              ======                           ======
 Non-interest-bearing
  liabilities                       13,351                               7,801                             3,493
                                   -------                             -------                           -------
Total liabilities                  339,409                             289,501                           262,889
Stockholders' Equity                52,658                              58,800                            39,837
                                   -------                             -------                           -------
Total liabilities and
 Stockholders' Equity             $392,067                            $348,301                          $302,726
                                  ========                            ========                          ========

 Net interest income/interest
 rate spread (5)                              $ 13,107      2.65%                 $ 12,588     2.81%               $ 11,327   3.27%
                                              ========                            ========                         ========

 Net interest margin (6)                                    3.42%                              3.68%                          3.84%
 Interest-earning assets/
 Interest bearing liabilities                             117.65%                            121.32%                        113.86%

(1) Includes Securities held to maturity and securities available for sale and unamortized discounts and premiums and FHLB stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums, loans-in-process and allowance for loan losses and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $106,000 in 1997, $87,000 in 1996, and $180,000 in 1995.
(4)   Amount  includes  certificates  of  deposit  and  other   interest-bearing
deposits
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets and the cost of average interest bearing liabilities.

Changes in Financial Condition From September 30, 1996 to September 30, 1997

General. Total assets increased $ 24.5 million, or 6.5% to $ 404.1 million at September 30, 1997 from $ 379.6 million at September 30, 1996, reflecting increases in loans and deposits..

Loans Receivable, Net. The Bank's net loans receivable increased $ 30.7 million or 9.7% to $ 346.9 million from $ 316.2 million at September 30, 1996 due primarily to originations of $88.6 million in fiscal 1997 caused by increased demand for loans in Teche Federal's primary market. Sixty-six percent of real estate mortgage loan originations were adjustable.

Deposits. The Bank's deposits, after interest credited, increased $ 25.6 million or 10.0% to $ 280.3 million at September 30, 1997 from $ 254.7 million at September 30, 1996 primarily due to increases in certificates and checking account balances offset somewhat by a decrease in money market account balances.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $ 1.5 million to $ 65.4 from $ 66.9 million at September 30, 1996 as the Bank was able to fund loan growth from deposits and other sources.

Stockholders' Equity. Stockholders' equity increased $ 2.1 million, from $ 52.3 million at September 30, 1996 to $ 54.4 million at September 30, 1997, due primarily to net income of $ 3.9 million offset by dividends and the purchase of common stock for the treasury pursuant to the Company's stock repurchase program.

Comparison of Operating  Results for Years ended  September  30, 1995,  1996 and
1997.

Analysis of Net Income

General. The Bank reported net income of $3.9 million, $2.5 million and $3.1 million for fiscal 1997, 1996 and 1995, respectively. The increase of $1.346 million or 53.4% during fiscal 1997 compared to fiscal 1996 was primarily due to the one time special assessment of $1.8 million ($1.2 million net of income taxes) as a result of legislation enacted on September 30, 1996 to recapitalize the Savings Association Insurance Fund ("SAIF"), which was not present in fiscal 1997. The decrease of $616,000 or 19.6% during fiscal 1996 compared to fiscal 1995 was primarily due to the one time special assessment in fiscal 1996, discussed above.

Interest Income. Interest income amounted to $29.8 million, $26.6 million and $23.4 million for the years ended 1997, 1996 and 1995, respectively. Both the $3.2 million or 12.0% increase in fiscal 1997 and the $3.2 million or 13.7% increase in 1996 were primarily due to increased loans.

Interest Expense. Interest expense totaled $16.7 million, $14.0 million and $12.1 million for the years ended September 1997, 1996 and 1995, respectively. Interest expense increased $2.7 million or 19.1% in fiscal 1997 primarily due to increased certificate account balances coupled with an increase in the average cost of interest bearing liabilities. Interest expense increased $2.0 million or 16.2% in fiscal 1996 due primarily to increased balances and rates paid on deposits coupled with an increase in the average cost of interest bearing liabilities.

Net Interest Income. Net interest income amounted to $13.1 million, $12.6 million and $11.3 million for the years ended September 30, 1997, 1996 and 1995, respectively. Both the increase of $0.5 million or 4.1% from fiscal 1996 to fiscal 1997 and the increase of $1.3 million or 11.1% in fiscal 1996 were primarily due to increased loan balances during the year despite a general decline in the Bank's net interest rate spread and margins during these periods.

Provision for Loan Losses. The Bank provided $240,000, $300,000 and $360,000 for the years ended September 30, 1997, 1996 and 1995, respectively. The allowance for loan losses was $3,182,000 at 1996 fiscal year end and $3,355,000 at 1997 fiscal year end. The decrease in the provision for loan losses in 1997 as compared to 1996 resulted from management's evaluation of the adequacy of the allowance for loan losses.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 1997, 1996 and 1995 amounted to $2.59 million, $1.85 million and $1.03 million respectively. The increase in fiscal 1997 was primarily due to an increase in transaction accounts. The increase in fiscal 1996 was primarily due to increased fee income and the sale of an unused office site.

Non-Interest Expense. Absent the one-time SAIF special assessment in fiscal 1996, non-interest expense increased steadily over the three periods, totaling $9.9 million, $8.6 million and $6.4 million, during the years ended September 30, 1997, 1996 and 1995. The increases in both fiscal 1997 and 1996 were due to continued expansion of office facilities, increased marketing expenses, increased investment in new technology and increased costs due to being a public company and higher compensation expense, including the cost of stock benefit plans adopted in connection with the Bank's mutual to stock conversion and company growth. It is expected that the ESOP will be expensed over 10 years. The principal component of non-interest expense, compensation and employee benefits, increased in each of the last three years. Other operating expenses increased from $1.4 million to $1.6 million for the years ended September 30, 1996 and 1997, respectively.

The Bank's deposits are insured up to the legal maximum by the SAIF as administered by the FDIC. In the past, SAIF members have paid and annual insurance premium of between 0.23% and 0.31% of total deposits held. On the other hand, a vast majority of the members of the Bank Insurance Fund ("BIF"), primarily commercial banks, paid insurance premiums at or near the legal minimum of $2,000 per year. Legislation passed on September 30, 1996 required the FDIC to impose a one-time assessment on all members of the SAIF in order to recapitalize the SAIF to its federally mandated level of 1.25%. The assessment equaled approximately 0.65% of an institution's domestic deposits as of March 31, 1995 and was approximately $1.2 million net of taxes for the Bank in the year ended 1996. SAIF premiums have been lower since the first quarter of fiscal 1997 due to the recapitalization of SAIF.

On January 1, 1996, Teche became subject to the Louisiana Shares Tax and the Louisiana Franchise Tax. This amounted to an expense of $493,000 and $ 387,000 in the years ended September 30, 1997 and September 30, 1996, respectively.

Year 2000. A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Date processing is also essential to most other financial institutions and many other companies. All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to be year 2000 compliant prior to December 31, 1999. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

Gain on Sale of Securities. In the years ended September 30, 1997 and 1996, gain on the sale of securities amounted to $274,000 and $91,000, respectively. In fiscal 1995, the Bank sold $14.7 million of securities available for sale as part of management's effort to restructure its balance sheet to help control the Bank's interest rate risk, which sale resulted in a loss of $819,000.

Income Tax Expense. For the years ended September 30, 1997, 1996 and 1995, the Bank incurred income tax expense of $2.0 million, $1.3 million and $1.6 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of "liquid assets," as defined by the OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at September 30, 1997 was five percent. Recent OTS action has lowered the requirement to four percent. The Bank's average liquidity ratio was approximately 6.0 percent during September 1997. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 1997, the Bank had total FHLB borrowings of $65.4 million, or 16.2% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 1997, the Bank had outstanding loan commitments of $13.6 million, and certificates of deposit scheduled to mature within one year of $134.4 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.50 percent of total adjusted assets; minimum core capital equal to 3.00 percent of total adjusted assets; and risk-based capital equal to 8.00 percent of total risk-weighted assets. At September 30, 1997, Teche Federal exceeded all regulatory capital requirements. See Note 17 to the Consolidated Financial Statements.

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

Proposed Legislation

Bills have been introduced to U.S. Congress that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). The resulting agency would regulate all federally chartered commercial banks and thrift institutions. In the event that the OTS is consolidated with the OCC, it is possible that the thrift charter could be eliminated and all thrifts, such as the Bank, could be forced to convert to commercial banks. Under current law and regulations, a unitary savings and loan holding company, such as the Company, which has only one thrift subsidiary that meets the qualified thrift lender ("QTL") test, such as the Bank, has essentially unlimited investment authority. Legislation has also been proposed which, if enacted, would limit the non-banking related activities of the savings and loan holding company to those activities permitted for bank holding companies. It is not possible to predict the final form of legislation, if any.

Deloitte &
Touche LLP
---------------


                    Suite 3700                         Telephone: (504) 581-2727
                    One Shell Square                   Facsimile: (504) 561-7293
                    701 Poydras Street
                    New Orleans, Louisiana 70139-3700



Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana



We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
November 5, 1997



----------------
Deloitte Touche
Tohmatsu
International
----------------

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1997 AND 1996
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                     1997         1996

ASSETS
Cash and cash equivalents                                         $   5,868    $   7,072
Certificates of deposit                                                 634          914
Securities available-for-sale, at estimated market
  value (amortized cost of $37,297 in 1997 and $43,960 in 1996)      37,854       44,496
Loans receivable, net of allowance for loan losses of
  $3,355 in 1997 and $3,182 in 1996                                 346,875      316,216
Accrued interest receivable                                           2,051        1,868
Investment in Federal Home Loan Bank stock, at cost                   3,927        3,703
Real estate owned, net                                                   33           46
Prepaid expenses and other assets                                       501          783
Premises and equipment, at cost less accumulated depreciation         6,354        4,492
                                                                  ---------    ---------
TOTAL ASSETS                                                      $ 404,097    $ 379,590
                                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                          $ 280,302    $ 254,723
Advances from Federal Home Loan Bank                                 65,398       66,900
Advance payments by borrowers for taxes and insurance                 1,742        1,923
Accrued interest payable                                                309          283
Accounts payable and other liabilities                                1,123        1,595
SAIF special assessment                                                  --        1,824
Deferred income taxes                                                   864           60
                                                                  ---------    ---------
      Total liabilities                                             349,738      327,308

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,232,000 shares issued                                             42           42
  Preferred stock, 5,000,000 shares authorized, none issued              --           --
  Additional paid-in capital                                         41,642       41,436
  Retained earnings                                                  26,536       24,250
  Unearned ESOP shares                                               (2,419)      (2,751)
  Unearned Compensation (MSP)                                        (1,258)      (1,900)
  Treasury stock - 795,000 and 691,000 shares, at cost              (10,552)      (9,149)
  Unrealized gain on securities available-for-sale, net
    of deferred income taxes                                            368          354
                                                                  ---------    ---------
      Total stockholders' equity                                     54,359       52,282
                                                                  ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 404,097    $ 379,590
                                                                  =========    =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         1997       1996       1995

INTEREST INCOME:
  Interest and fees on loans                           $26,541    $22,702   $20,087
  Interest and dividends on investment securities          997      1,699     1,814
  Interest on mortgage backed securities                 2,089      2,044     1,335
  Other interest income                                    161        146       144
                                                       -------    -------   -------
                                                        29,788     26,591    23,380
                                                       -------    -------   -------
INTEREST EXPENSE:
  Deposits                                              13,034     11,659    10,965
  Advances from Federal Home Loan Bank                   3,647      2,344     1,088
                                                       -------    -------   -------
                                                        16,681     14,003    12,053
                                                       -------    -------   -------
NET INTEREST INCOME                                     13,107     12,588    11,327
PROVISION FOR LOAN LOSSES                                  240        300       360
                                                       -------    -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                       12,867     12,288    10,967
                                                       -------    -------   -------
NON-INTEREST INCOME:
  Service charges                                        2,278      1,477       895
  Gain on sale of real estate owned                         94         19        37
  Other income                                             218        356        97
                                                       -------    -------   -------
    Total non-interest income                            2,590      1,852     1,029
                                                       -------    -------   -------
GAIN (LOSS) ON SALE OF SECURITIES                          274         91      (819)
                                                       -------    -------   -------
NON-INTEREST EXPENSE:
  Compensation and employee benefits                     5,093      4,272     3,261
  Occupancy, equipment and data processing expense       1,819      1,477     1,141
  Marketing                                                602        488       403
  SAIF deposit insurance premiums                          225        543       532
  SAIF special assessment                                   --      1,824        --
  Louisiana shares tax                                     493        387        --
  Other operating expenses                               1,635      1,449     1,068
                                                       -------    -------   -------
    Total non-interest expense                           9,867     10,440     6,405
                                                       -------    -------   -------
INCOME BEFORE INCOME TAXES                               5,864      3,791     4,772
INCOME TAXES                                             1,997      1,270     1,635
                                                       -------    -------   -------
NET INCOME                                             $ 3,867    $ 2,521    $ 3,137
                                                       =======    =======    =======

PRIMARY INCOME PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT SINCE CONVERSION             $  1.21    $   .68    $   .46
                                                       =======    =======    =======
FULLY DILUTED INCOME PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT SINCE CONVERSION             $  1.16    $   .68    $   .46
                                                       =======    =======    =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               Unrealized
                                                                                                  Gain
                                                                                                (Loss) on
                                      Additional             Unearned     Unearned             Securities
                              Common   Paid-In    Retained     ESOP     Compensation Treasury   Available-
                               Stock   Capital    Earnings    Shares        (MSP)     Stock    for-Sale, net    Total

BALANCE, October 1, 1994        $ --   $    --     $21,393  $      --     $     --   $     --     $  (430)      $20,963
Issuance of common stock          42    41,258                 (3,323)                                           37,977
Contribution to ESOP                        66                    240                                               306
Dividends declared -
  $.25 per share                                      (975)                                                        (975)
Net income                                           3,137                                                        3,137
Change in unrealized gain
  (losses) on securities
  available-for-sale, net                                                                             500           500
                                ----   -------     -------  ---------     --------   --------     -------       -------

BALANCE, September 30, 1995       42    41,324      23,555     (3,083)                                 70        61,908
Contribution to ESOP                       112                    332                                               444
Purchase of stock for
  Management Stock Plan
  ("MSP")                                                                   (2,320)                              (2,320)
Amortization of MSP                                                            420                                  420
Purchase of common stock
  for treasury                                                                         (9,149)                   (9,149)
Dividends declared -
  $.50 per share                                    (1,826)                                                      (1,826)
Net income                                           2,521                                                        2,521
Change in unrealized gains on
  securities available-for-sale
  net                                                                                                 284           284
                                ----   -------     -------  ---------     --------   --------     -------       -------

BALANCE, September 30, 1996       42    41,436      24,250     (2,751)      (1,900)    (9,149)        354        52,282
Contribution to ESOP                       206                    332                                               538
Amortization of MSP                                                            642                                  642
Purchase of common stock
  for treasury                                                                         (1,403)                   (1,403)
Dividends declared - $.50 per
  share                                             (1,581)                                                      (1,581)
Net income                                           3,867                                                        3,867
Change in unrealized gains on
  securities available-for-sale
  net                                                                                                  14            14
                                ----   -------     -------  -------       --------   --------     -------       -------

BALANCE, September 30, 1997     $ 42   $41,642     $26,536  $(2,419)      $ (1,258)  $(10,552)    $   368       $54,359
                                ====   =======     =======  =======       ========   ========     =======       =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)

                                                                                          1997       1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                           $  3,867    $  2,521    $  3,137
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities                                      (207)       (657)       (667)
      Provision for loan losses                                                             240         300         360
      ESOP expense                                                                          509         432         306
      MSP expense                                                                           642         420          --
      Deferred income taxes                                                                 797        (394)        628
      (Gain) loss on sale of securities                                                    (274)        (91)        819
      Gain on sale of real estate owned                                                     (94)        (19)        (37)
      Gain on sale of other real estate                                                      --        (149)         --
      Depreciation                                                                          513         404         280
      Accretion of deferred loan fees and other                                            (106)        (87)       (179)
      Accretion of discount on loans                                                       (212)       (194)       (319)
    Change in accrued interest receivable                                                  (183)       (116)       (100)
      Change in prepaid expenses and other assets                                           282        (264)         35
      Change in accrued interest payable                                                     26         (44)         80
      Change in accounts payable and other liabilities                                     (472)        859        (255)
      SAIF special assessment payable                                                    (1,824)      1,824          --
      Other - net                                                                            96        (137)         --
                                                                                        -------      ------     -------
        Net cash provided by operating activities                                         3,600       4,608       4,088
                                                                                        -------      ------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities
     available-for-sale                                                                   7,550      10,300          --
  Proceeds from maturities of investment securities
     held-to-maturity                                                                        --          --       1,000
  Proceeds from sale of investment securities
     available-for-sale                                                                     881       1,100      12,458
  Proceeds from sale of mortgage-backed securities
     available-for-sale                                                                      --          --       1,406
  Purchase of investment securities available-for-sale                                   (3,340)     (1,377)       (200)
  Purchase of mortgage-backed securities
     available-for-sale                                                                  (5,049)    (12,075)         --
  Purchase of investment securities held-to-maturity                                         --          --      (7,865)
  Purchase of mortgage-backed securities held-to-maturity                                    --          --     (22,028)
  Principal repayments on mortgaged-backed securities
     available-for-sale                                                                   7,102       6,385         923
  Principal repayments on mortgage backed securities
     held-to-maturity                                                                        --       1,966       1,364
  Net decrease (increase) in certificates of deposit                                        280        (324)         --
  Loans originated, net of repayments                                                   (30,581)    (58,366)    (24,350)
  Investment in FHLB stock                                                                 (224)     (1,032)       (559)
  Proceeds from sale of real estate                                                          40         424          56
  Purchase of premises and equipment                                                     (2,375)       (761)     (1,557)
                                                                                        -------      ------     -------
        Net cash used in investing activities                                           (25,716)    (53,760)    (39,352)
                                                                                        -------      ------     -------

                                                                     (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(DOLLARS IN THOUSANDS)

                                                                1997        1996        1995
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from public offering                                --          --      37,977
  Dividends paid                                               (1,581)     (2,313)       (488)
  Net increase (decrease) in deposits                          25,579      20,918      (2,931)
  Net increase (decrease) in FHLB advances                     (1,502)     42,700         400
  Purchase of common stock for MSP                                 --      (2,320)         --
  Purchase of common stock for treasury                        (1,403)     (9,149)         --
  (Decrease) increase in advance payments by borrowers
    for taxes and insurance                                      (181)        (12)        102
                                                              -------     -------     --------
      Net cash provided by financing activities                20,912      49,824      35,060
                                                              -------     -------     --------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                         (1,204)        672        (204)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                             7,072       6,400       6,604
                                                              -------     -------     --------
CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                $  5,868    $  7,072    $  6,400
                                                             ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                     $ 16,655    $ 14,047    $ 11,973
                                                             ========    ========    ========
  Income taxes paid                                          $  1,515    $  1,690    $  1,135
                                                             ========    ========    ========

  Investing activities not requiring the outflow of cash:
      Reclassification of securities from held-to-maturity
        to available-for-sale                                $     --    $ 42,000    $    --
                                                             ======      ========    =====

See notes to consolidated financial statements.
                                                                     (Concluded)

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation -- The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company is a retail savings bank which attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied, family residences.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents -- Cash and cash equivalents comprise cash and non-interest bearing demand deposits with other financial institutions (approximating $1,992,000 and $1,922,000 at September 30, 1997 and 1996,
respectively), and interest bearing demand deposits with other financial institutions (approximating $3,876,000 and $5,150,000 at September 30, 1997 and 1996, respectively).

Securities -- Securities designated as held-to-maturity are stated at cost adjusted for amortization of the related premiums and accretion of discounts, computed using the level yield method. The Company has the positive intent and ability to hold these securities to maturity.

Securities designated as available-for-sale are stated at estimated market value. Unrealized gains and losses are aggregated and reported as a separate component of stockholders' equity, net of deferred income taxes. These securities are acquired with the intent to hold them to maturity, but they are available for disposal in the event of unforeseen liquidity needs.

Gains and losses on security transactions are determined on the specific identification method. The related income tax expense (benefit) on securities gains (losses) was $93,000, $31,000 and $(281,000) in the years ended September 30, 1997, 1996 and 1995, respectively.

Loans Receivable -- Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan fees, and unearned discount. Unearned discount relates principally to installment loans. Interest on loans is credited to operations based on the principal amount outstanding using the interest method.

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 1997 or 1996.

Allowance for Loan Losses -- The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

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

Loan Fees, Loan Costs, Discounts and Premiums -- Loan origination and commitment fees, and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

Discounts received in connection with mortgage loans purchased are amortized to income over the contractual term of the loan using the interest method. These discounts have been deducted from the related loan balances.

Premises and Equipment -- The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned -- Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated cost to dispose, and any related writedown is charged to the allowance for loan losses. The fair values have not exceeded the balances of the related loans. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to operations when any significant and permanent decline reduces the fair value, less sales costs, to less than the carrying value. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

Income Taxes -- Income taxes are accounted for using the liability method.

Income Per Share -- Primary income per share for the years ended September 30, 1997 and 1996 were calculated by dividing net income for the year by the average shares outstanding during the year, net of treasury shares and the dilutive effect of common stock equivalents. The shares used in the computation of primary income per share were 3,192,000 and 3,730,000 for the years ended September 30, 1997 and 1996, respectively. Primary and fully diluted income per share for the year ended September 30, 1995 were calculated by dividing the net income for the period from April 17, 1995 (date of conversion) to September 30, 1995 of $1,791,000 by the average shares outstanding during that same period of 3,910,000 shares. Fully diluted income per share for the years ended September 30, 1997 and 1996 were calculated by dividing net income for the year by the average shares outstanding during the years, net of treasury shares and the dilutive effect of common share equivalents outstanding at year end. The shares used in this computation were 3,334,000 and 3,730,000 for the years ended September 30, 1997 and 1996, respectively. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

Reclassifications -- Certain reclassifications have been made to the prior years' financial statements in order to conform to the classifications adopted for reporting in 1997.

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

3. INTEREST RATE RISK
The  Company  is  engaged  principally  in  providing  first  mortgage  loans to individuals. At September 30, 1997 the Company had interest earning assets of approximately $395,000,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $346,000,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

4. SECURITIES
The amortized cost and estimated market values of securities available-for-sale are as follows (in thousands):

                                                     September 30, 1997
                                          --------------------------------------------
                                                        Gross       Gross    Estimated
                                          Amortized  Unrealized  Unrealized   Market
                                            Cost       Gains       Losses      Value
Investment securities:
 Obligations of U.S. government
  corporations and agencies                 $ 7,251   $    61    $   --      $ 7,312
 Municipal obligations                          164        --        --          164
                                            -------   -------    ------      -------
                                              7,415        61        --        7,476
                                            -------   -------    ------      -------
Mortgage-backed securities:
 Government National Mortgage Corporation     1,163        97        --        1,260
 Federal Home Loan Mortgage Corporation      15,548       284        --       15,832
 Federal National Mortgage Association       13,171       115        --       13,286
                                            -------   -------    ------      -------
                                             29,882       496        --       30,378
                                            -------   -------    ------      -------
                                            $37,297   $   557    $   --      $37,854
                                            =======   =======    ====        =======

                                                      September 30, 1996
                                          --------------------------------------------
                                                        Gross       Gross    Estimated
                                          Amortized  Unrealized  Unrealized   Market
                                            Cost       Gains       Losses      Value
Investment securities:
 Common stock                               $   568   $   101    $   --     $   669
 Obligations of U.S. government
  corporations and agencies                  11,266       196        --      11,462
 Municipal obligations                          264         2        --         266
                                            -------   -------   -------     -------
                                             12,098       299        --      12,397
                                            -------   -------   -------     -------
 Mortgage-backed securities:
 Government National Mortgage Corporation     1,389        80        --       1,469
 Federal Home Loan Mortgage Corporation       9,891       111        50       9,952
 Federal National Mortgage Association       20,582       259       163      20,678
                                            -------   -------   -------     -------
                                             31,862       450       213      32,099
                                            -------   -------   -------     -------
                                            $43,960   $   749   $   213     $44,496
                                            =======   =======   =======     =======

The amortized cost and estimated market value of securities available-for-sale at September 30, 1997, by contractual maturity, are shown below (in thousands):

                                                                           Estimated
                                                             Amortized       Market
                                                                Cost          Value
Investment securities:
 Due in one year or less                                      $   2,949     $ 2,961
 Due after one year through five years                            4,466       4,515
Mortgage-backed securities                                       29,882      30,378
                                                              ---------     -------
                                                              $  37,297     $37,854
                                                              =========     =======

Gross gains of $274,000, $91,000 and $25,000 were realized on sales of securities in the years ended September 30, 1997, 1996 and 1995, respectively, and gross losses of $844,000 were realized on sales of securities in the year ended September 30, 1995.

At September 30, 1997 securities with a cost of approximately $23,000,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

5. LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                                  September 30,
                                                              ----------------------
                                                                 1997          1996
Residential real estate mortgage loans:
 One-to-four family units                                     $ 310,306     $288,109
 Multi-family                                                     2,839        3,006
Land loans                                                        2,634        2,844
Construction loans                                               11,067       13,740
Non-residential real estate loans                                 6,897        7,346
Loans on savings accounts                                         5,984        5,657
Other consumer loans                                             20,049       10,343
                                                              ---------     --------
                                                                359,776      331,045
Less:
 Allowance for loan losses                                        3,355        3,182
 Deferred loan fees                                                 860        1,122
 Undisbursed portion of loans in process                          8,686       10,525
                                                              ---------     --------
                                                              $ 346,875     $316,216
                                                              =========     ========


Changes in the allowance for loan losses are as follows (in thousands):

                                                              Year Ended
                                                             September 30,
                                                 -----------------------------------
                                                   1997          1996          1995
Beginning balance, October 1                     $ 3,182      $  2,966      $  2,778
Provision charged to operating expense               240           300           360
Recoveries                                             9             3            13
Loans charged off                                    (76)          (87)         (185)
                                                 -------      --------      --------
Ending balance, September 30                     $ 3,355      $  3,182      $  2,966
                                                 =======      ========      ========


Substantially all of the Company's loans receivable are with customers in southern Louisiana.

At September 30, 1997 and 1996 there were unamortized discounts on loans purchased of approximately $1,200,000 and $1,400,000, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

The amount of nonaccrual loans at September 30, 1997 and 1996 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 1997, 1996 or 1995.

6. REAL ESTATE OWNED

Real estate owned consisted of the following (in thousands):

                                                                    September 30,
                                                              -----------------------
                                                                 1997          1996
Real estate acquired through foreclosure                      $    145      $    154
Less allowance for losses                                         (112)         (108)
                                                              --------      --------
Real estate owned, net                                        $     33      $     46
                                                              ========      ========

Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                              Year Ended
                                                             September 30,
                                                  -----------------------------------
                                                   1997          1996          1995
Beginning balance, October 1                      $  108      $    131      $    163
Provision charged to operating expense                 4            --            --
Allowance related to real estate sold                 --           (23)          (32)
                                                  ------      --------      --------
Ending balance, September 30                      $  112      $    108      $    131
                                                  ======      ========      ========


7. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                                                    September 30,
                                                              -----------------------
                                                                 1997          1996
Land                                                          $  2,529      $  1,119
Buildings and improvements                                       3,365         3,124
Furniture, fixtures and equipment                                3,858         3,142
                                                              --------      --------
                                                                 9,752         7,385
Less accumulated depreciation                                   (3,398)       (2,893)
                                                              --------      --------
                                                              $  6,354      $  4,492
                                                              ========      ========


8. DEPOSITS

Deposits are summarized as follows (in thousands):

                                                                    September 30,
                                                              ----------------------
                                                                 1997          1996
NOW accounts                                                  $ 31,576      $ 24,222
Passbook and regular savings                                    25,398        25,306
Money funds accounts                                             8,998         9,746
Certificates of deposit                                        214,330       195,449
                                                              --------      --------
                                                              $280,302      $254,723
                                                              ========      ========

Certificates of deposit of $100,000 and over amounted to $47,700,000 and $46,600,000 at September 30, 1997 and 1996, respectively.

Certificates  of  deposits  at  September  30,  1997,   mature  as  follows  (in
thousands):

Less than one year                              $134,414
1-2 years                                         41,160
2-3 years                                         21,755
3-4 years                                          7,691
4-5 years                                          7,581
over 5 years                                       1,729
                                                --------
TOTAL                                           $214,330
                                                ========


9. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At  September  30, 1997 the Company was  indebted to the Federal  Home Loan Bank
(FHLB) for $37,628,000 of advances bearing interest at an average rate of 5.6% which are due in October 1997 and $27,770,000 of advances bearing interest at an average rate of 6.1% which are due in the year ended September 30, 2002. The advances due in October 1997 were renewed upon maturity on a short term basis.

At September 30, 1996 the Company was indebted to the FHLB for $64,510,000 of advances bearing interest at an average rate of 5.39% which were due October 4, 1996 and $2,390,000 of advances bearing interest at an average rate of 5.36% which were due between October 1, 1996 and October 8, 1996.

The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

10. INCOME TAXES

The Company is permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company has generally used the percentage of taxable income method to calculate this addition. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb bad debt losses, generally accepted accounting principles do not require that deferred income taxes be provided on that portion which existed as of September 30, 1988. At September 30, 1996, retained earnings included approximately $4,200,000 representing such bad debt deductions for which no deferred income taxes have been provided.

During the year ended September 30, 1996 legislation was enacted which eliminates the use of the percentage of taxable income method to calculate the addition to the allowance for bad debts for income tax purposes. This is effective October 1, 1996 with respect to the Company. In addition, the legislation requires that the Company include in taxable income the allowance established subsequent to September 30, 1988. This allowance amounted to approximately $2,800,000 at September 30, 1997 and will be included in taxable income in annual installments of approximately $470,000 beginning October 1, 1998. As the taxes with respect to this allowance are paid they will be added to deferred tax assets and, therefore, the payment of these taxes should have no significant effect upon the Company's results of operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1997 and 1996 are as follows (in thousands):

                                                                 1997          1996
Deferred tax assets:
 SAIF special assessment-deducted in 1997                     $     --      $    620
 MSP expense-deductible in subsequent year                         180           143
 Allowance for loan losses                                          44            --
 Other                                                             160            65
                                                              --------      --------
     Total deferred tax assets                                     384           828
                                                              --------      --------
Deferred tax liabilities:
 Deferred loan fees and costs, net                                 242           136
 Allowance for loan losses                                          --             6
Tax over book depreciation                                         174           114
 Dividends on FHLB stock                                           357           281
 Unrealized gain on securities available-for-sale                  189           182
 Other                                                             286           169
                                                              --------      --------
     Total deferred tax liabilities                              1,248           888
                                                              --------      --------
     Net deferred tax liabilities                             $   (864)     $    (60)
                                                              ========      ========

The components of income taxes are as follows (in thousands):

                                                              Year Ended
                                                             September 30,
                                                ------------------------------------
                                                   1997          1996          1995
Currently payable                                $ 1,200      $  1,664      $  1,044
Deferred                                             797          (394)          591
                                                 -------      --------      --------
                                                 $ 1,997      $  1,270      $  1,635
                                                 =======      ========      ========


Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                              Year Ended
                                                             September 30,
                                                 -----------------------------------

                                                   1997          1996          1995
Taxes computed at statutory rates                $ 1,994      $  1,289      $ 1,622
Increase (decrease) in taxes due to
 miscellaneous items                                   3           (19)          13
                                                 -------      --------      -------
                                                 $ 1,997      $  1,270      $ 1,635
                                                 =======      ========      =======

Actual tax rate                                       34%           34%          34%
                                                 =======      ========      =======


11. NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                              Year Ended
                                                             September 30,
                                                 -----------------------------------
                                                   1997          1996          1995
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                          $   610      $    571      $    425
Equipment, including depreciation, telephone,
  etc.                                               811           523           396
Data processing                                      398           383           320
                                                 -------      --------      --------
                                                 $ 1,819      $  1,477      $  1,141
                                                 =======      ========      ========

Other operating expenses consisted of the following (in thousands):

                                                              Year Ended
                                                             September 30,
                                                 -----------------------------------
                                                   1997          1996          1995
Stationary, printing and postage                 $   591       $   392      $    331
Other                                              1,044         1,057           737
                                                 -------       -------      --------
                                                $ 1,635       $ 1,449      $  1,068
                                                 =======       =======      ========

12. RETIREMENT PLAN

The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 1997, 1996 and 1995. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

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

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of principal paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt.

Compensation expense related to the ESOP was $509,000, $432,000 and $$306,000 for the years ended September 30, 1997, 1996 and 1995, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 1997 and 1996:

                                                                 1997          1996
Shares released for allocation or committed to be released      90,468        57,234
Unreleased shares                                              241,869       275,103
                                                            ----------    ----------
Total ESOP shares                                              332,337       332,337
                                                            ----------    ----------
Market value of unreleased shares at September 30, 1997     $6,860,000    $4,487,000
                                                            ==========    ==========


In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the year ended September 30, 1997, the stockholders of the Company approved the 1997 Plan under which options to purchase 34,000 shares were reserved and 10,000 were granted. The exercise prices were equal to the market price ($13.938 per share for the 1995 Plan and $15.938 for the 1997 Plan) on the date of grant and 20% of the options are exercisable on the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 1997, 1996 or 1995. The following table summarizes activity relating to the Plans:

                                                 Available                   Weighted
                                                    for         Options       Average
                                                   Grant      Outstanding      Price
Balance, October 1, 1997                              --            --      $     --
 Reserved                                        432,200            --        13.938

 Granted                                        (432,200)      432,200            --
                                                --------       -------      --------

Balance, September 30, 1996                           --       432,200        13.938
 Reserved                                         34,000            --            --
 Granted                                         (10,000)       10,000        15.938
                                                --------       -------      --------
Balance, September 30, 1997                       24,000       442,200      $ 13.983
                                                ========       =======      ========

Exercisable at September 30, 1996                                   --            --
                                                               =======      ========
Exercisable at September 30, 1997                               96,597      $ 13.938
                                                               =======      ========

In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Board of Directors could terminate the MSP at anytime. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $642,000, $420,000 and $-0-for the years ended September 30, 1997, 1996 and 1995, respectively. All such grants are outstanding at September 30, 1997.

The Company applies APB Opinion No. 25 and related interpretation in accounting for its stock options. Accordingly, no compensation cost has been recognized. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:


                                                 1997          1996
Net income:
 As reported                                  $3,867,000    $2,521,000
 Pro forma                                     3,370,000     2,220,000

Primary income per share:
 As reported                                  $     1.21    $      .68
 Pro forma                                          1.06           .60

Fully diluted income per share:
 As reported                                  $     1.16    $      .68
 Pro forma                                          1.02           .60

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.5%; expected volatility of 20 percent; risk-free interest rate of 7.0 percent; and expected lives of 8 years for all options.

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

As of September 30, 1997, the Company had made various commitments to extend credit totaling approximately $13,600,000 including $8,686,000 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 7.125% to 7.75% at September 30, 1997. The rates on variable rate loan commitments range from 5.875% to 8.5% at September 30, 1997. As of September 30, 1996, such commitments totaled approximately
$18,700,000 including $10,525,000 of the undisbursed portion of loans in process. The Company's management does not anticipate any material losses or gains as a result of these transactions.

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

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash -- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-Backed Securities -- For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans -- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

Deposits -- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturities certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank -- The face value of these advances is a reasonable estimate of fair value.

Commitments -- The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company's financial instruments are as follows at September 30, 1997 and 1996 (in thousands):

                                                           1997                   1996
                                                    ------------------------------------------
                                                              Estimated              Estimated
                                                    Carrying     Fair      Carrying     Fair
                                                     Amount      Value      Amount      Value
Financial assets:
 Cash and certificates of deposit                   $  6,502   $  6,502   $  7,986   $  7,986
 Investment and mortgage-backed securities            37,854     37,854     44,496     44,496
 Loans                                               350,230    352,000    319,398    316,000
 Less: allowance for loan losses                       3,355      3,355      3,182      3,182
                                                     -------    -------    -------    -------
 Loans, net of allowance                             346,875    348,645    316,216    312,818
                                                     -------    -------    -------    -------
Financial liabilities:
 Deposits                                            280,302    280,500    254,723    254,900
 Advances from Federal Home Loan Bank                 65,398     65,348     66,900     66,900

16. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to executive officers and directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The amounts of these loans were not significant at September 30, 1997 or 1996.

The Company has an employment agreement with an executive officer under which the Company has agreed to pay the executive officer annual compensation of $142,000 through November 16, 1999.

The Company has severance agreements with certain other executive officers under which the Company has agreed to aggregate payments of approximately $835,000 in the event services of the executives are terminated following a "change in control" of the Company.

17. SAIF SPECIAL ASSESSMENT AND REGULATORY CAPITAL

On September 30, 1996 legislation was enacted which requires that the Company pay a SAIF special assessment based upon its deposits as of March 31, 1995. The $1,824,000 cost of this special assessment which was recorded as of September 30, 1996, was paid in the year ended September 30, 1997. SAIF premiums have been lower since the first quarter of the year ended September 30, 1997.

The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes was as follows (in thousands):

                                              September 30, 1997
                           ------------------------------------------------------------
                                                                        To be Well
                                                                     Capitalized Under
                                                  For Capital        Prompt Corrective
                                               Adequacy Purposes     Action Provisions
                          ------------------  ------------------  --------------------
                                Actual              Required               Excess
                          ------------------  ------------------  --------------------
                           Amount       %       Amount       %       Amount       %

Core capital              $48,221     12.0%    $12,100      3.0%    $24,200      6.0%

Tangible capital          $48,221     12.0%     $6,050      1.5%        N/A      N/A

Total Risk based capital  $50,990     22.5%    $18,160      8.0%    $22,700     10.0%

Leverage                  $48,221     12.0%        N/A     N/A      $20,170      5.0%

                                                      September 30, 1996
                          ------------------------------------------------------------
                                                                        To be Well
                                                                     Capitalized Under
                                                  For Capital        Prompt Corrective
                                               Adequacy Purposes     Action Provisions
                          ------------------  ------------------  --------------------
                                 Actual             Required              Excess
                          ------------------  ------------------  --------------------
                           Amount       %       Amount       %       Amount       %

Core capital              $42,816     11.3%    $11,360      3.0%    $22,720      6.0%

Tangible capital          $42,816     11.3%     $5,680      1.5%        N/A     N/A

Total Risk based capital  $45,186     21.9%    $16,498      8.0%    $20,620     10.0%

Leverage                  $42,816     11.3%        N/A     N/A      $18,940      5.0%

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules, based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive.
Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 1997 and 1996 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

18. SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
(PARENT COMPANY ONLY)

                                 Balance Sheets
                                                                 1997          1996
Assets:
 Investment in subsidiary                                     $ 48,695*     $ 43,103*
 Due from subsidiary                                             2,450*        5,250*
 Due from ESOP                                                   2,419*        2,751*
 Other                                                           1,207         1,241
                                                              --------      --------
                                                              $ 54,771      $ 52,345
                                                              ========      ========
Liabilities and stockholders' equity:
 Accrued expenses                                             $    412      $     63
 Stockholders' equity                                           54,359        52,282
                                                              --------      --------
                                                              $ 54,771      $ 52,345
                                                              ========      ========

                             Statements of Earnings

                                                        Year Ended September 30
                                                 -----------------------------------
                                                   1997          1996          1995
Equity in earnings of subsidiary                 $ 3,938*      $ 2,194*      $ 2,817*
Interest income from subsidiary                      429*          937*          499*
Management fee and other expenses
  allocated to the Parent                           (799)*        (373)*          --
Other income (expenses)                              312           (62)            7
Income tax expense                                   (13)         (175)         (186)
                                                 -------       -------       -------
Net income                                       $ 3,867       $ 2,521       $ 3,137
                                                 =======       =======       =======


                           Statements of Cash Flows

                                                        Year Ended September 30
                                                 -----------------------------------
                                                   1997          1996          1995
Cash Flows from Operating Activities             $ 3,019       $   200     $    239
Cash Flows from Investing Activities:
 Investment in subsidiary                             --            --      (20,733)*
 Loan to subsidiary                                   --            --      (15,500)*
 Repayment of loan by subsidiary                     382*       10,250*          --
                                                 -------       -------     --------
   Net cash provided by (used in) investing
    activities                                       382       10,250      (36,233)
                                                 -------       -------     --------
Cash Flows from Financing Activities:
 Sale of common stock                                 --            --       37,977
 Dividends paid                                   (1,581)       (2,313)        (488)
 Purchase of common stock for treasury            (1,403)       (9,149)          --
                                                 -------       -------     --------
   Net cash provided by (used in) financing
    activities                                    (2,984)      (11,462)      37,489
                                                 -------       -------     --------
Net increase (decrease) in cash and cash
  equivalents                                        417        (1,012)       1,495
Cash and cash equivalents, beginning of year         483         1,495           --
                                                 -------       -------     --------
Cash and cash equivalents, end of year           $   900       $   483     $  1,495
                                                 =======       =======     ========


*Eliminated in consolidation

Stockholder's equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 1997 was approximately $16,000,000.

19. NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) and SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS No. 125) in June and December 1996, respectively. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It requires entities to recognize servicing assets and liabilities for all contracts to service financial assets, unless the assets are securitized and all servicing is retained. The servicing assets will be measured initially at fair value and will be amortized over the estimated useful lives of the servicing assets. In addition, the impairment of servicing assets will be recognized  through a  valuation  allowance.  SFAS No.  125 also  addresses  the accounting and reporting standards for securities lending, dollar-rolls, repurchase agreements and similar transactions. The Company has prospectively adopted the required portions of SFAS No. 125 on January 1, 1997. However, in accordance with SFAS No. 127, the Company will defer adoption of the Statement as it relates to securities lending, dollar-rolls, repurchase agreements and similar transactions until January 1, 1998. The Company does not expect the adoption of the remaining portions SFAS No. 125 to have a material impact on its consolidated financial statements.

In March 1997, the FASB issue SFAS No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. Restatement of all prior period EPS data presented is required. The Company will adopt this Statement in the first quarter of the year ending September 30, 1998, as early adoption is not permitted. Had the provisions of the Statement been in effect as of September 30, 1997, the Company would have reported basic EPS and diluted EPS of $1.26 and $1.23 for the year ended September 30, 1997.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for financial statements but requires that a company display an amount representing total comprehensive income for the period in that financial statement. This Statement requires that a company classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassifications of financial statements for earlier periods, provided for comparative purposes, is required. The Company cannot determine the impact that the adoption of this new accounting standard will have on its consolidated financial statements until the completion of each reporting period. The Company presently expects to adopt this accounting standard on October 1, 1998 as required.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company beginning October 1, 1998. The Statement redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. The Company has not yet completed its analysis to determine which operating segments will be reflected in its financial statements.

20. YEAR 2000

The change in date from 1999 to 2000 poses potential problems for many computer systems around the world. Certain of the Company's systems may be affected by this so called millennium bug. The Company is investigating the extent to which its systems are affected and communicating with all of its significant computer vendors concerning timely and completed remedies for those systems that require modification. The Company is also communicating with third parties on which it relies to assess their progress in evaluating their systems and implementing any corrective measures. The Company intends to take all reasonably necessary steps to protect its operations and assets.

Directors of Teche Holding Company
and/or Teche Federal Savings Bank

    W. Ross Little, Chairman
    Patrick O. Little
    Mrs. Mary Coon Biggs
    Donelson T. Caffery, Jr.
    Henry L. Friedman
    Mrs. Virginia Kyle Hine
    Dr. Thomas F. Kramer
    Robert E. Mouton
    Christian L. Olivier, Jr.
    W. Ross Little, Jr.


Advisory Directors of
Teche Federal Savings Bank
--------------------------------------------------------------------------------
    Michel H. Claudet
    Charles H. Davidson
    Nelson D. Henry
    Robert Judice, Jr.
    W. Ross Little, Jr.
    Maunette B. Rischer

INDEPENDENT AUDITORS
    Deloitte and Touche LLP
    One Shell Square
    701 Poydras Street
    New Orleans, LA 70139

LEGAL COUNSEL
--------------------------------------------------------------------------------
    Biggs, Trowbridge, Supple and Cremaldi
    Lawless Building
    Willow Street
    Franklin, LA 70538

SPECIAL COUNSEL
--------------------------------------------------------------------------------
    Malizia, Spidi, Sloane & Fisch, P.C.
    One Franklin Square
    1301 K. Street, N.W., Suite 700 East
    Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
--------------------------------------------------------------------------------
    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, NJ 07016-3572
    (800) 368-5948
    Fax (908) 497-2310



Officers of Teche Federal Savings Bank
--------------------------------------------------------------------------------
    W. Ross Little..........................Chairman
    Patrick O. Little.......................President/CEO
    Robert E. Mouton........................Executive Vice President
    Faye L. Ibert...........................Senior Vice-President
    J.L. Chauvin............................Vice-President/Treasurer
                                              Chief Financial Officer
    Stanley Plessela........................Vice-President
    D. Ross Landry..........................Vice-President
    Darryl Broussard........................Assistant Vice President, Lending
    James P. Hamilton.......................Assistant Vice-President
    Elaine G. Cockerham.....................Assistant Vice-President
    Lydia B. Hebert.........................Assistant Vice-President
    Carol Nini..............................Assistant Vice-President
    W. Ross Little, Jr......................Secretary/Marketing Director
                                              Staff Attorney
    Eddie LeBlanc...........................Internal Auditor
    Angela Badeaux..........................Assistant Vice-President
    Brenda Henson...........................Assistant Vice-President
    Nancy Terrell...........................Assistant Vice-President
    Karen Verret............................Assistant Vice-President