Form 10KSB40, Exhibit 13
period 1998-09-30
TECHE HOLDING CO
filed 1998-12-29
CIK 934538

EXHIBIT 13

                                      1998
                                  ANNUAL REPORT



                                  TECHE HOLDING
                                     COMPANY
                               FRANKLIN, LOUISIANA

Teche Holding Company           New Iberia               Breaux Bridge
211 Willow Street               529 N. Lewis             601 E. Bridge St.
Franklin, LA 70538              New Iberia, LA 70560     Breaux Bridge, LA 70517
                                (318)364-5528            (318)332-2149
Teche Federal Savings Bank
211 Willow Street               New Iberia               Houma
Franklin, LA 70538              142 W. St. Peter St.     706 Barrow
Telephone: (318)828-3212        New Iberia, LA 70560     Houma, LA 70360
LA WATS (800)256-1500           (318)364-5145            (504)868-8766
FAX (318)828-0110
Call Center (800)897-0315       Lafayette                Houma
                                Downtown                 1983 Prospect Street
                                1001 Johnston            Houma, LA 70363
                                Lafayette, LA 70501      (504)857-9990
                                (318)232-6463
Morgan City                                              Houma
1001 7th St.                    Lafayette                Winn Dixie Market Place
Morgan City, LA 70380           2306 W. Pinhook          1218 St. Charles
(504)384-0653                   Lafayette, LA 70508      Houma, LA 70360
                                (318)232-3419            (504)873-5799

Bayou Vista                     Lafayette                Thibodaux
206 Arlington                   Marketing/Auditing       Winn Dixie Market Place
Bayou Vista, LA 70380           606 Lee Avenue           375 North Canal Blvd
(504)395-5244                   Lafayette, LA 70501      Thibodaux, LA 70302
                                (318)237-8066            (504)446-6707


Table of Contents
                                                                        Page

President's Message ......................................................1

Selected Financial Information ...........................................2

Business of The Company & Business of the Bank ...........................3

Market and Dividend Information ..........................................3

Management's Discussion and Analysis of Financial
Condition and Results of Operations ......................................4

Independent Auditors' Report ............................................11

Consolidated Balance Sheets .............................................12

Consolidated Statements of Income .......................................13

Consolidated Statements of Stockholders' Equity .........................14

Consolidated Statements of Cash Flows ...................................15

Notes to Consolidated Financial Statements ..............................17

Directors and Officers ..................................................31

General Information .....................................................31

                                 TECHE HOLDING
                                     COMPANY

President's Message
--------------------------------------------------------------------------------


Dear Fellow Shareholders,

        1998 was an eventful and rewarding year. We look forward to the opportunities and challenges ahead while continuing to build value for our stockholders and serve our local communities and customers.

        The continued consolidation of the banking industry in our area has created opportunities for independent locally owned institutions such as Teche as customers seek more individual attention.

        During 1998, the number of checking accounts, balances and the fees associated with them have continued to grow. This growth has contributed significantly to the bottom line in terms of noninterest income as well as net interest margin. We plan to continue our growth in these areas through continued marketing and additional locations to serve customers.

        During 1998 we opened three new offices in the LaFourche/Terrebonne area, including our first two supermarket branches and our first office in LaFourche Parish. Furthermore, we believe the new Teche office on Prospect Boulevard in Houma will provide a higher level of convenience with three offices throughout Houma.

        Simultaneously, we have begun construction on our new Broadmoor branch on Johnston Street in Lafayette. We expect this branch to be open in the spring of 1999. The Franklin branch should be complete by the end of 1999, and the new operations and administrative center should be complete in 2000. On the lending side, our home equity loan program was successful in 1998 and is an important part of our plans going forward.

        Over the last four years our annualized growth has been approximately 11%. While we showed little growth during 1998, we will continue to seek growth in consumer loans, core deposits, net interest margin and noninterest income.

        We have been working diligently with our data processor FiServ to be sure that the Year 2000 concerns are taken in stride. While there can be no assurances at this time, we fully anticipate that January 1, 2000 will be a non-event for our internal operations.

        We thank you for the confidence you have placed in Teche as a shareholder. Despite the current market difficulties, we continue to post consistent earnings and dividends. We will continue to identify ways to serve customers and reward shareholders

        Wishing you a Merry Christmas and a prosperous New Year!


                                             Sincerely,



                                             /s/ Patrick O. Little
                                             -----------------------------------
                                             Patrick O. Little

SELECTED FINANCIAL AND OTHER DATA (dollars in thousands)
--------------------------------------------------------------------------------

                                                                      At or for the Year Ended September 30,
                                                    -----------------------------------------------------------------------
                                                       1998            1997            1996           1995           1994

Assets                                                $408,823       $404,097        $379,590       $323,852       $284,570
Loans Receivable, Net                                  345,172        346,875         316,216        257,869        233,554
Securities-Available for Sale                           36,769         37,854          44,496          5,413         19,866
Securities-Held to Maturity                                 --             --              --         44,209         16,210
Cash and cash equivalents                               10,680          5,868           7,072          6,400          6,604
Savings Deposits                                       279,265        280,302         254,723        233,805        236,736
FHLB Advances                                           67,721         65,398          66,900         24,200         23,800
Stockholders' Equity                                    52,527         54,359          52,282         61,908         20,963

Summary of Operations
Interest Income                                       $ 30,357       $ 29,788        $ 26,591       $ 23,380       $ 20,770
Interest Expense                                        16,712         16,681          14,003         12,053          9,708
                                                       -------       --------        --------       --------       --------
Net Interest Income                                     13,645         13,107          12,588         11,327         11,062
Provision for Loan Losses                                  180            240             300            360            577
                                                       -------       --------        --------       --------       --------
 Net Interest Income after
 provision for Loan Losses                              13,465         12,867          12,288         10,967         10,485
Non-Interest Income                                      3,475          2,590           1,852          1,029            844
SAIF Special Assessment                                                                 1,824
Non-Interest Expenses                                   11,198          9,867           8,616          6,405          5,414
                                                       -------       --------        --------       --------       --------
 Income Before Gains(Losses) on Sales of
 Securities and Income Taxes                             5,742          5,590           3,700          5,591          5,915
Gain (Loss)on Sale of Securities                           138            274              91           (819)            --
Income Tax Expense                                       2,067          1,997           1,270          1,635          1,970
                                                       -------       --------        --------       --------       --------
Net Income
   Actual                                             $  3,813       $  3,867        $  2,521       $  3,137       $  3,945
                                                       =======       ========        ========       ========       ========
   Before Special Assessment                                                         $  3,725
                                                                                     ========

Selected Financial Ratios
Ratio of Equity to Assets                                 12.8%          13.5%           13.8%          19.1%           7.4%
Book Value/Common Share                               $  16.97       $  15.81        $  14.76       $  14.63            N/A(1)
Dividends declared per Share                          $   0.50       $   0.50        $   0.50       $   0.25            N/A(1)
Basic Income per Common Share (2)
   Actual                                             $   1.23       $   1.26        $   0.70       $   0.46            N/A(1)
   Before SAIF Special Assessment                                                    $   1.03
Diluted income per common share (2)
   Actual                                             $   1.17       $   1.23        $   0.70       $   0.46            N/A(1)
   Before SAIF Special Assessment                                                    $   1.03
Annualized Return on Average Assets
   Actual                                                 0.94%          0.99%           0.72%          1.04%          1.51%
   Before SAIF Special Assessment                                                        1.07%
Annualized Return on Average Equity
   Actual                                                 6.79%          7.34%           4.29%          7.87%         20.19%
   Before SAIF Special Assessment                                                        6.33%
Net Interest Margin                                       3.45%          3.42%           3.68%          3.84%          4.35%
Other Non-Interest Exp/Avg Assets
   Actual                                                 2.75%          2.52%           3.00%          2.12%          2.07%
   Before SAIF Special Assessment                                                        2.48%
Other Non-Interest Inc/Average Assets                     0.85%          0.66%           0.53%          0.34%          0.32%
Non-Performing Loans/Loans (3)                            0.21%          0.32%           0.17%          0.26%          0.35%
Allowance for Loan Losses/Loans(3)                        1.01%          0.96%           1.00%          1.14%          1.18%
 Dividend Payout Ratio
   Actual                                                40.65%         39.68%          71.43%         54.35%           N/A(1)
   Before SAIF Special Assessment                                                       48.54%


          (1)  There were no shares outstanding prior to April 17, 1995
          (2) The income per share amounts for the years ended September 30, 1997, 1996 and 1995 have been retroactively restated in connection with the Company's adoption of FASB Statement No. 128 in the year ended September 30, 1998. See Note 1 to the consolidated financial statements.
          (3)  Total loans before allowance for loan losses

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

It is the Bank's intention, subject to the Board of Directors' fiduciary duties, to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes nine full service offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization (the "Conversion").

Summary of Quarterly Operating Results

                                                   1998                                       1997
                                  ---------------------------------------------------------------------------------
                                     First   Second     Third   Fourth         First    Second     Third    Fourth
                                                   (Amounts in thousands, except for per share data)
Interest Income                    $7,541    $7,595     $7,630   $7,591       $7,307    $7,332    $7,486    $7,663
Interest Expense                    4,285     4,160      4,120    4,147        4,078     4,068     4,199     4,336
Net interest Income                 3,256     3,435      3,510    3,444        3,229     3,264     3,287     3,327
Provision for Loan Losses              45        45         45       45           60        60        60        60
Income Before Income Taxes          1,404     1,517      1,592   $1,367        1,338     1,726     1,384     1,416
Net Income                            913       996      1,014      890          883     1,143       911       930
Basic income per common share        0.30      0.32       0.33     0.29         0.29      0.38      0.30      0.30
Diluted Income per common share      0.28      0.30       0.31     0.28         0.29      0.37      0.29      0.29

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH". The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two year period.

                                                                                    Cash
Quarter ended                     Sales Price             Period End Close   Dividend Declared      Date Declared
                             High           Low
December 31, 1996          $14.375        $13.000             $14.375               $0.125          December 17, 1996
March 31, 1997             $16.375        $14.375             $16.375               $0.125          February 19, 1997
June 30, 1997              $19.375        $15.500             $19.000               $0.125          May 19, 1997
September 30, 1997         $20.625        $17.500             $20.625               $0.125          August 20, 1997
December 31, 1997          $24.000        $20.000             $22.250               $0.125          November 17, 1997
March 31, 1998             $22.875        $20.000             $22.750               $0.125          February 18, 1998
June 30, 1998              $22.375        $18.125             $19.625               $0.125          May 19, 1998
September 30, 1998         $20.000        $14.375             $15.125               $0.125          August 19, 1998

According to the records of the Company's transfer agent, there were 646 registered stockholders of record at December 1, 1998. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 9, 18 and 19 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 1998 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rate risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. Teche Holding Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. This focus, because home mortgage lending is typically considered to be one of the safer forms of lending, is designed to reduce the risk of loss on the Bank's loan portfolio. However, the relative lack of diversification in its loan portfolio structure does increase the Bank's portfolio concentration risk by making the value of the portfolio relatively more susceptible to declines in real estate values in its market area. The Bank supplements its home lending operations with the origination of home equity and other consumer tyupes of loans, and the purchase of loans, investments and mortgage-backed securities.

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

Teche Federal attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction and consumer loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, Teche Federal works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has increased its short-term borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 1998, the weighted average term to repricing of Teche Federal's ARM loan and mortgage-backed securities portfolio was approximately 26 months. In contrast, $110.2 million of the Bank's certificate accounts and $71.5 million of the Bank's regular deposit accounts (e.g. NOW, money market, savings) out of $279.3 million of total deposits mature or reprice within one year or less. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank. Furthermore, the Bank has approximately $37.1 million in short-term advances and $12.8 million in adjustable rate mortgage-backed securities.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. In accepting some interest rate risk, the Bank has been able to increase its net interest income in the low interest rate environment that has existed during earlier years. Should interest rates rise, management believes the Bank's capital position will enable it to withstand such a negative impact on earnings while the Bank adds higher yielding assets.

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


                                                                       Year Ended September 30,
                                                        1998 vs 1997                               1997 vs 1996
                                            ------------------------------------------------------------------------------
                                                 Increase (Decrease) Due to                 Increase (Decrease) Due to
                                             Volume         Rate            Net        Volume          Rate           Net
                                            ------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Interest-earning assets:
   Securities(1)                              $ (87)         $(317)        $(404)       $ (636)        $ (21)       $ (657)
   Loans receivable, net                       1066           (137)          929         4,116          (277)        3,839
   Other interest-earning assets (2)            (23)            67            44           (14)           29            15
                                             ------          -----         -----        ------         -----        ------
Total Interest Earning Assets                   956           (387)          569         3,466          (269)        3,197
                                             ------          -----         -----        ------         -----        ------
Interest-bearing liabilities
   Deposits                                     185           (307)         (122)        1,085           290         1,375
FHLB advances                                   204            (51)          153         1,255            48         1,303
                                             ------          -----         -----        ------         -----        ------
Total interest-bearing liabilities              389           (358)           31         2,340           338         2,678
                                             ------          -----         -----        ------         -----        ------

Net change in net interest income             $ 567          $ (29)        $ 538        $1,126         $(607)       $  519
                                             ======          =====         =====        ======         =====        ======


(1)  Includes investment securities available for sale

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


                                                                    Year Ended September 30,
                                 ------------------------------------------------------------------------------------------
                                               1998                           1997                           1996
                                 ------------------------------------------------------------------------------------------
                                                       Average                        Average                       Average
                                  Average              Yield/    Average              Yield/    Average             Yield/
                                  Balance    Interest   Cost     Balance   Interest    Cost     Balance   Interest   Cost
                                                                     (Dollars in Thousands)
Assets
 Interest Earning Assets
 Securities, Net (1)              $ 42,769    $ 2,682   6.27%    $ 44,038   $ 3,086    7.01%   $ 53,072    $ 3,743   7.05%
 Loans receivable (2)(3)           349,769     27,470   7.85%     336,509    26,541    7.89%    283,962     22,702   7.99%
  Other Interest-earning
  assets(4)                          2,475        205   8.28%       3,056       161    5.27%      4,724        146   3.09%
                                  --------    -------            --------   -------            --------    -------
  Total interest-earning assets    395,013     30,357   7.69%     383,603    29,788    7.77%    341,758     26,591   7.78%
                                              =======                       =======                        =======
 Non-interest earning assets        12,436                          8,464                         6,543
                                  --------                       --------                      --------
Total assets                      $407,449                       $392,067                      $348,301
                                  ========                       ========                      ========
Liabilities and Equity
 Interest-bearing Liabilities
 NOW accounts                     $ 22,545    $   397   1.76%    $ 20,244   $   357    1.76%   $ 20,347     $  320   1.57%
 Statement & regular
  savings accounts                  25,861        663   2.56%      25,160       655    2.60%     25,815        708   2.74%
 Money funds accounts                9,342        343   3.67%       9,696       346    3.57%     10,615        391   3.68%
 Certificates of Deposit           207,722     11,509   5.54%     206,273    11,676    5.66%    182,518     10,240   5.61%
                                  --------    -------            --------   -------            --------    -------
  Total Deposits                   265,470     12,912   4.86%     261,373    13,034    4.99%    239,295     11,659   4.87%
 FHLB advances                      68,306      3,800   5.56%      64,685     3,647    5.64%     42,405      2,344   5.53%
                                  --------    -------            --------   -------            --------    -------
 Total interest-bearing
  liabilities                      333,776     16,712   5.01%     326,058    16,681    5.12%    281,700     14,003   4.97%
                                  ========    =======            ========   =======            ========    =======
 Non-interest-bearing
  liabilities                       17,488                         13,351                                    7,801
                                  --------                       --------                                  -------
Total liabilities                  351,264                        339,409                                  289,501
Stockholders' Equity                56,185                         52,658                                   58,800
                                  --------                       --------                                  -------
Total liabilities and
 Stockholders' Equity             $407,449                       $392,067                                 $348,301
                                  ========                       ========                                 ========
 Net interest income/interest
 rate spread (5)                              $13,645   2.68%                                             $ 12,588   2.81%
                                              =======                                                     ========
 Net interest margin (6)                                3.45%                          3.42%                         3.68%
 Interest-earning assets/
 Interest bearing liabilities                         118.35%                        117.65%                       121.32%


(1) Includes securities available for sale and unamortized discounts and premiums and FHLB stock
(2) Amount is net of deferred loan fees, loan discounts and premiums, loans-in-process and allowance for loan losses and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $86,000 in 1998, $106,000 in 1997 and $87,000 in 1996.
(4)  Amount includes certificates of deposit and other interest-bearing deposits
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 1997 to September 30, 1998

General. Total assets increased $ 4.7 million, or 1.2% to $408.8 million at September 30, 1997 from $ 404.1 million at September 30, 1996, as a result of continued branch expansion and the purchase of property for construction of a central operations center.

Loans Receivable, Net. The Bank's net loans receivable decreased $1.7 million or 0.4% to $345.2 million from $346.9 million at September 30, 1997 due primarily to reduced loan volume and repayments. Of all real estate loans originated in fiscal 1998, 60% had adjustable rates.

Deposits. The Bank's deposits, after interest credited, remained relatively stable for the year, decreasing only $1 million or 0.4% to $ 279.3 million at September 30, 1998 from $280.3 million at September 30, 1997 primarily due to deposit withdrawals offset somewhat by interest credited.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas increased $2.3 million, or 3.6% to $ 67.7 from $65.4 million at September 30, 1997 as the Bank was able to fund loan growth from deposits and other sources.

Stockholders' Equity. Stockholders' equity decreased $1.8 million, or 3.4% from $54.4 million at September 30, 1997 to $52.5 million at September 30, 1997, due primarily to the repurchase of common stock for the treasury pursuant to the Company's stock repurchase program.

Comparison of Operating  Results for Years ended  September  30, 1996,  1997 and
1998.

Analysis of Net Income

General. The Bank reported net income of $3.8 million, $3.9 million and $2.5 million for fiscal 1998, 1997 and 1996. The decrease of $54,000 or 1.4% during fiscal 1998 compared to fiscal 1997 was primarily due to increased net non interest expense. The increase of $1.3 million or 53.4% during fiscal 1997 compared to fiscal 1996 was primarily due to the one time special assessment of $1.8 million ($1.2 million net of income taxes) in fiscal 1996 as a result of legislation enacted on September 30, 1996 to recapitalize the Savings Association Insurance Fund ("SAIF"), which was not present in fiscal 1997.

Interest Income. Interest income amounted to $30.4 million, $29.8 million and $26.6 million for the years ended 1998, 1997 and 1996, respectively. The $569,000 or l.9% increase in fiscal 1998 was primarily due to increased average home equity balances, offset somewhat by decreased yields on loans and securities. The $3.2 million or 12.0% increase in fiscal 1997 was primarily due to increased loans.

Interest Expense. Interest expense totaled $16.7 million, $16.7 million and $14.0 million for the years ended September 1998, 1997 and 1996, respectively. Interest expense remained relatively stable with an increase in average deposit balances somewhat offset by decreased rates paid on deposits.

Net Interest Income. Net interest income amounted to $13.6 million, $13.1 million and $12.6 million for the years ended September 30, 1998, 1997 and 1996. The $0.5 million, or 4.1% increase in fiscal 1998 was primarily due to increased average home equity loan balances. The increase of $0.5 million or 4.1% from fiscal 1996 to fiscal 1997 was primarily due to increased loan balances during the year despite a general decline in the Bank's net interest rate spread and margins during this period.

Provision for Loan Losses. The Bank provided $180,000, $240,000 and $300,000 to the reserve for loan losses for the years ended September 30, 1998, 1997 and 1996, respectively. The allowance for loan losses was $3,355,000 at 1997 fiscal year end and $3,515,000 at 1998 fiscal year end. The decrease in the provision for loan losses in 1997 as compared to 1996 resulted from management's evaluation of the adequacy of the allowance for loan losses.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 1998, 1997 and 1996 amounted to $3.48 million, $2.59 million and $1.9 million respectively. The increases in both fiscal 1998 and fiscal 1997 were primarily due to increased fee income due to an increase in transaction accounts.

Non-Interest Expense. Absent the one-time SAIF special assessment in fiscal 1996, non-interest expense increased steadily over the three periods, totaling $11.2 million, $9.9 million and $8.6 million during the years ended September 30, 1998, 1997 and 1996. The increases in both fiscal 1998 and 1997 were due to continued expansion of office facilities, increased marketing expenses, increased investment in new technology and increased costs due to being a public company and higher compensation expense, including the cost of stock benefit plans adopted in connection with the Bank's mutual to stock conversion and company growth. The principal component of non-interest expense, compensation and employee benefits, increased in each of the last three years. Other operating expenses increased from $1.4 million to $1.6 million to $1.7 million for the years ended September 30, 1996, 1997 and 1998, respectively.

On January 1, 1996, Teche became subject to the Louisiana Shares Tax and the Louisiana Franchise Tax. This amounted to an expense of $541,000, $493,000 and $387,000 in the years ended September 30, 1998, 1997 and 1996, respectively.

Gain on Sale of Securities. In the years ended September 30, 1998, 1997 and 1996, gains on the sale of securities amounted to $138,000, $274,000 and $91,000, respectively.

Income Tax Expense. For the years ended September 30, 1998, 1997 and 1996, the Bank incurred income tax expense of $2.1, $2.0 million and $1.3 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank.

Year 2000. The "year 2000" issue is a general term used to describe the various problems that may result from improper processing of dates and date-sensitive calculations by computers, software, and other machinery. The problems generally arise from the fact that most computers and software have historically used only two digits to identify the year in a date, often meaning that the computer will not distinguish dates in the "2000's" from dates in the "1900's."

The following discussion of the implications of the Year 2000 problem for the Bank, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Bank plans to complete the internal Year 2000 modifications are based on management's assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Bank.

The Bank places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Bank is assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse affect on the Bank.

The Bank has a year 2000 committee that is addressing potential year 2000 issues with its internal and external software and computer systems. The committee has assessed the Bank's automated systems and has contacted third party vendors to provide appropriate assurances regarding their ability to address any year 2000 issues.

Most of the critical data processing of the Bank is provided by a third party national service bureau. This service bureau began renovations to their software applications in the early 1990's to address year 2000 issues. The Bank is currently assisting the service bureau in its internal core system testing which will continue through December of 1998. During the test period the Bank will also test its internal systems compatibility with that of the service bureau in live data tests.

Total cost associated with required modifications to existing systems is not expected to be material to the Company's financial position. No additional outside personnel is expected to be needed to resolve any Year 2000 issues at this time. The current estimated costs to replace some hardware and software systems is approximately $210,000, some of which will be capitalized and depreciated over approximately three years. The Bank does not separately track the internal costs incurred for the Year 2000 project, such costs are principally the related payroll costs.

The Bank has completed contacting all material customers and non-information technology suppliers (i.e. utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness.

The most likely worst case Year 2000 scenario is that data processing would be temporarily interrupted (as much as 2 to 3 days) which would increase the time necessary to service customers and may prevent some customers from being serviced until the problem is corrected. The Bank believes that completed and planned modifications to its internal systems will allow it to be ready for the year 2000. However, factors outside of the Bank's control and unexpected service bureau and other third party problems could impact the Bank's ability to process data which could have a significant adverse impact on the financial condition and results of operations of the Bank.

In the event that the year 2000 problems affect daily operations, the year 2000 committee is preparing daily operating procedures that should allow us to provide most of our services. These procedures will be provided to each branch and will be tested during 1999.

Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as customer, vendors, payment systems providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Bank.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of "liquid assets," as defined by the OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at September 30, 1998 was four percent. The Bank's average liquidity ratio was approximately
7.49 percent during September 1998. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 1998, the Bank had total FHLB borrowings of $67.7million, or 16.6% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 1998, the Bank had outstanding loan commitments of $13.9 million, and certificates of deposit scheduled to mature within one year of $110.2 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.50 percent of total adjusted assets; minimum core capital equal to 4.00 percent of total adjusted assets; and risk-based capital equal to 8.00 percent of total risk-weighted assets. At September 30, 1998, Teche Federal exceeded all regulatory capital requirements. See Note 18 to the Consolidated Financial Statements.

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

Deloitte &
    Touche
----------               -------------------------------------------------------
                         Deloitte & Touche LLP         Telephone: (504) 581-2727
                         Suite 3700                    Facsimile: (504) 561-7293
                         One Shell Square
                         701 Poydras Street
                         New Orleans, Louisiana 70139-3700

Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana


We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
November 6, 1998


---------------
Deloitte Touche
Tohmatsu
---------------

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                              1998                1997

ASSETS
Cash and cash equivalents                                                   $ 10,680             $ 5,868
Certificates of deposit                                                          658                 634
Securities available-for-sale, at estimated market
  value (amortized cost of $36,239 in 1998 and $37,297 in 1997)               36,769              37,854
Loans receivable, net of allowance for loan losses of
  $3,515 in 1998 and $3,335 in 1997                                          345,172             346,875
Accrued interest receivable                                                    2,065               2,051
Investment in Federal Home Loan Bank stock, at cost                            3,884               3,927
Real estate owned, net                                                           331                  33
Prepaid expenses and other assets                                                500                 501
Premises and equipment, at cost, less accumulated depreciation                 8,764               6,354
                                                                            --------            --------
TOTAL ASSETS                                                                $408,823            $404,097
                                                                            ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                    $279,265            $280,302
Advances from Federal Home Loan Bank                                          67,721              65,398
Borrowings for common stock repurchase                                         5,178                  --
Advance payments by borrowers for taxes and insurance                          1,644               1,742
Accrued interest payable                                                         485                 309
Accounts payable and other liabilities                                         1,223               1,123
Deferred income taxes                                                            780                 864
                                                                            --------            --------
      Total liabilities                                                      356,296             349,738

COMMITMENTS AND CONTINGENCIES                                                     --                  --

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,233,350 and 4,232,000 shares issued                                        42                  42
  Preferred stock, 5,000,000 shares authorized, none issued                       --                  --
  Additional paid-in capital                                                  42,037              41,642
  Retained earnings                                                           28,757              26,536
  Unearned ESOP shares                                                        (2,086)             (2,419)
  Unearned Compensation (MSP)                                                   (790)             (1,258)
  Treasury stock - 1,138,000 and 795,000 shares, at cost                     (15,783)            (10,552)
  Unrealized gain on securities available-for-sale, net
    of deferred income taxes                                                     350                 368
                                                                            --------            --------
      Total stockholders' equity                                              52,527              54,359
                                                                            --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $408,823            $404,097
                                                                            ========            ========


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                           1998           1997            1996
INTEREST INCOME:
  Interest and fees on loans                             $27,470        $26,541         $22,702
  Interest and dividends on investment securities            585            997           1,699
  Interest on mortgage backed securities                   2,097          2,089           2,044
  Other interest income                                      205            161             146
                                                         -------        -------         -------
                                                          30,357         29,788          26,591
                                                         -------        -------         -------

INTEREST EXPENSE:
  Deposits                                                12,912         13,034          11,659
  Advances from Federal Home Loan Bank                     3,800          3,647           2,344
                                                         -------        -------         -------
                                                          16,712         16,681          14,003
                                                         -------        -------         -------
NET INTEREST INCOME                                       13,645         13,107          12,588
PROVISION FOR LOAN LOSSES                                    180            240             300
                                                         -------        -------         -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         13,465         12,867          12,288

NON-INTEREST INCOME:
  Service charges                                          3,033          2,278           1,477
  Gain on sale of real estate owned                           13             94              19
  Other income                                               429            218             356
                                                         -------        -------         -------
    Total non-interest income                              3,475          2,590           1,852
                                                         -------        -------         -------
GAIN ON SALE OF SECURITIES                                   138            274              91
                                                         -------        -------         -------

NON-INTEREST EXPENSE:
  Compensation and employee benefits                       5,697          5,093           4,272
  Occupancy, equipment and data processing expense         2,377          1,819           1,477
  Marketing                                                  737            602             488
  SAIF deposit insurance premiums                            172            225             543
  SAIF special assessment                                     --             --           1,824
  Louisiana shares tax                                       541            493             387
  Other operating expenses                                 1,674          1,635           1,449
                                                         -------        -------         -------
    Total non-interest expense                            11,198          9,867          10,440
                                                         -------        -------         -------
INCOME BEFORE INCOME TAXES                                 5,880          5,864           3,791
INCOME TAXES                                               2,067          1,997           1,270
                                                         -------        -------         -------
NET INCOME                                               $ 3,813        $ 3,867         $ 2,521
                                                         =======        =======         =======
BASIC INCOME PER COMMON SHARE                            $  1.23        $  1.26         $   .70
                                                         =======        =======         =======
DILUTED INCOME PER COMMON SHARE                          $  1.17        $  1.23         $   .70
                                                         =======        =======         =======


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       Unrealized
                                                                                                          Gain
                                                                                                        (Loss) on
                                           Additional            Unearned     Unearned                 Securities
                                  Common     Paid-In   Retained    ESOP     Compensation   Treasury    Available-
                                   Stock     Capital   Earnings   Shares        (MSP)        Stock    for-Sale, net  Total

BALANCE, October 1, 1995              $42     $41,324    $23,555    $(3,083)    $    --      $     --       $ 70    $61,908
Contribution to ESOP                              112                   332                                             444
Purchase of stock for Management                                                 (2,320)                             (2,320)
  StockPlan ("MSP")
Amortization of MSP                                                                 420                                 420
Purchase of common stock
  for treasury                                                                                 (9,149)               (9,149)
Dividends declared -
  $.50 per share                                          (1,826)                                                    (1,826)
Net income                                                 2,521                                                      2,521
Change in unrealized gains on
  securities available-for-sale, net                                                                         284        284
                                      ---     -------    -------    -------     -------      --------       ----    -------
BALANCE, September 30, 1996            42      41,436     24,250     (2,751)     (1,900)       (9,149)       354     52,282
Contribution to ESOP                              206                   332                                             538
Amortization of MSP                                                                 642                                 642
Purchase of common stock
  for treasury                                                                                 (1,403)               (1,403)
Dividends declared - $.50 per share                       (1,581)                                                    (1,581)
Net income                                                 3,867                                                      3,867
Change in unrealized gains on
  securities available-for-sale, net                                                                          14         14
                                      ---     -------    -------    -------     -------      --------       ----    -------
BALANCE, September 30, 1997            42      41,642     26,536     (2,419)     (1,258)      (10,552)       368     54,359
Contribution to ESOP                              284                   333                                             617
Amortization of MSP                                                                 468                                 468
Tax benefit from vesting
  of MSP shares                                    87                                                                    87
Exercise of stock options                          24                                                                    24
Purchase of common stock
  for treasury                                                                                 (5,231)               (5,231)

Dividends declared - $.50 per share                       (1,592)                                                    (1,592)
Net income                                                 3,813                                                      3,813
Change in unrealized gains on
  securities available-for-sale, net                                                                         (18)       (18)
                                      ---     -------    -------    -------     -------      --------       ----    -------
BALANCE, September 30, 1998           $42     $42,037    $28,757    $(2,086)    $  (790)     $(15,783)      $350    $52,527
                                      ===     =======    =======    =======     =======      ========       ====    =======


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS)

                                                                 1998           1997            1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $ 3,813       $  3,867        $  2,521
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities                12           (207)           (657)
      Provision for loan losses                                     180            240             300
      ESOP expense                                                  617            509             432
      MSP expense                                                   468            642             420
      Deferred income taxes (change)                                (75)           797            (394)
      Gain on sale of securities                                   (138)          (274)            (91)
      Gain on sale of real estate owned                             (13)           (94)            (19)
      Gain on sale of other real estate                              --             --            (149)
      Depreciation                                                  704            513             404
      Accretion of deferred loan fees and other                     (86)          (106)            (87)
      Accretion of discount on loans                               (272)          (212)           (194)
      Change in accrued interest receivable                         (14)          (183)           (116)
      Change in prepaid expenses and other assets                     1            282            (264)
      Change in accrued interest payable                            176             26             (44)
      Change in accounts payable and other liabilities              100           (472)            859
      SAIF special assessment payable                                --         (1,824)          1,824
      Other - net                                                  (174)            96            (137)
                                                                -------        -------        --------
        Net cash provided by operating activities                 5,299          3,600           4,608
                                                                -------        -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities
     available-for-sale                                           3,000          7,550          10,300
  Proceeds from sale of investment securities
     available-for-sale                                             413            881           1,100
  Purchase of investment securities available-for-sale          (12,856)        (8,389)        (13,452)
  Principal repayments on mortgage-backed securities
     available-for-sale                                          10,627          7,102           6,385
  Principal repayments on mortgaged-backed securities                --             --           1,966
     held-to-maturity                                               (24)           280            (324)
  Net (increase) decrease in certificates of deposit
  Net loan repayments(origination)                                1,881        (30,581)        (58,366)
  Investment in FHLB stock                                           43           (224)         (1,032)
  Proceeds from sale of real estate                                  --             40             424
  Purchase of premises and equipment                             (3,114)        (2,375)           (761)
                                                                -------        -------        --------
        Net cash used in investing activities                       (30)       (25,716)        (53,760)
                                                                -------        -------        --------

                                                                     (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS)



                                                                    1998           1997            1996

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                    (1,592)        (1,581)         (2,313)
  Net increase (decrease) in deposits                               (1,037)        25,579          20,918
  Net increase (decrease) in FHLB advances                           2,323         (1,502)         42,700
  Purchase of common stock for MSP                                      --             --          (2,320)
  Cash paid for purchase of common stock for treasury                 (400)        (1,403)         (9,149)
  Borrowings under note payable agreement                              347             --              --
  (Decrease) increase in advance payments by borrowers
    for taxes and insurance                                            (98)          (181)            (12)
                                                                    ------        -------         -------
      Net cash (used in) provided by financing activities             (457)        20,912          49,824
                                                                    ------        -------         -------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                               4,812         (1,204)            672

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                                  5,868          7,072           6,400
                                                                   -------        -------         -------
CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                      $10,680        $ 5,868         $ 7,072
                                                                   =======        =======         =======
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                           $16,810        $16,655         $14,047
                                                                   =======        =======         =======
  Income taxes paid                                                $ 1,877        $ 1,515         $ 1,690
                                                                   =======        =======         =======
  Financing and investing activities not
   requiring the outflow of cash:
    Reclassification of securities from
     held-to-maturity to available-for-sale                        $    --        $    --         $42,000
                                                                   =======        =======         =======
      Purchase of common stock for treasury
        financed by seller                                         $ 4,831        $    --         $    --
                                                                   =======        =======         =======



See notes to consolidated financial statements.
                                                                     (Concluded)

TECHE holding company and subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

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

Cash and Cash Equivalents - Cash and cash equivalents comprise cash and non-interest bearing and interest bearing demand deposits with other financial institutions.

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 1998 or 1997.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

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

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb losses in the existing loan portfolio.

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

Income Taxes - Income taxes are accounted for using the liability method.

Income Per Share - In February 1997, the Financial  Accounting  Standards  Board
(FASB) issued Statement of Financial Accounting No. 128, "Earnings Per Share." This Statement simplifies the standards for computing income per common share previously required under APB Opinion No. 15, "Earnings Per Share." Basic income per common share (EPS) excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and Management Stock Plan ("MSP") grants. SFAS No. 128 was effective and was adopted by the Company for the year ended September 30, 1998, and all prior period EPS data has been restated. The Company previously reported primary income per share of $1.21 and $.68 for the years ended September 30, 1997 and 1996, respectively, and fully diluted income per share of $1.16 and $.68 for the years ended September 30, 1997 and 1996, respectively. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

2. INTEREST RATE RISK

The  Company  is  engaged  principally  in  providing  first  mortgage  loans to individuals. At September 30, 1998 the Company had interest earning assets of approximately $396,000,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $352,000,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3. SECURITIES

The amortized cost and estimated market values of securities available-for-sale are as follows (in thousands):

                                                                                    September 30, 1998
                                                               ------------------------------------------------------------
                                                                                  Gross            Gross          Estimated
                                                               Amortized        Unrealized       Unrealized         Market
                                                                 Cost             Gains            Losses           Value
Investment securities:
 Obligations of U.S. government
  corporations and agencies                                     $ 4,332            $  146          $   --         $ 4,478
 Municipal obligations                                              246                --              --             246
                                                                -------            ------          ------         -------
                                                                  4,578               146              --           4,724
Mortgage-backed securities:
 Government National Mortgage Corporation                           965                77              --           1,042
 Federal Home Loan Mortgage Corporation                          20,275               225              (1)         20,499
 Federal National Mortgage Association                            9,664                59             (44)          9,679
                                                                -------            ------          ------         -------
                                                                 30,904               361             (45)         31,220
Equity securities                                                   757               104             (36)            825
                                                                -------            ------          ------         -------
                                                                $36,239            $  611          $  (81)        $36,769
                                                                =======            ======          ======         =======

                                                                                    September 30, 1997
                                                              -------------------------------------------------------------
                                                                                  Gross            Gross          Estimated
                                                               Amortized        Unrealized       Unrealized        Market
                                                                 Cost             Gains            Losses          Value
Investment securities:
 Obligations of U.S. government
  corporations and agencies                                     $ 7,251            $   61          $   --         $ 7,312
 Municipal obligations                                              164                --              --             164
                                                                -------            ------          ------         -------
                                                                  7,415                61              --           7,476
                                                                -------            ------          ------         -------
Mortgage-backed securities:
 Government National Mortgage Corporation                         1,163                97              --           1,260
 Federal Home Loan Mortgage Corporation                          15,548               284              --          15,832
 Federal National Mortgage Association                           13,171               115              --          13,286
                                                                -------            ------          ------         -------
                                                                 29,882               496              --          30,378
                                                                -------            ------          ------         -------
                                                                $37,297            $  557          $   --         $37,854
                                                                =======            ======          ======         =======


The amortized cost and estimated market value of securities available-for-sale at September 30, 1998, by contractual maturity, are shown below (in thousands):

                                                                       Estimated
                                                   Amortized             Market
                                                      Cost                Value
Investment securities:
 Due in one year or less                           $     20             $     20
 Due after one year through five years                4,558                4,704

Mortgage-backed securities                           30,904               31,220
Equity securities                                       757                  825
                                                   --------             --------
                                                   $ 36,239             $ 36,769
                                                   ========             ========

Gross gains of $138,000, $274,000 and $91,000 were realized on sales of securities in the years ended September 30, 1998, 1997 and 1996, respectively.

At September 30, 1998 securities with a cost of approximately $8,300,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4. LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):
                                                           September 30,
                                                   -----------------------------
                                                      1998                1997
Residential real estate mortgage loans:
 One-to-four family units                          $301,071             $310,306
 Multi-family                                         1,934                2,839
Land loans                                            1,604                2,634
Construction loans                                   11,867               11,067
Non-residential real estate loans                     6,261                6,897
Loans on savings accounts                             5,881                5,984
Other consumer loans                                 28,643               20,049
                                                    357,261              359,776
                                                   --------             --------
Less:
 Allowance for loan losses                            3,515                3,355
 Deferred loan fees                                     580                  860
 Undisbursed portion of loans in process              7,994                8,686
                                                   --------             --------
                                                   $345,172             $346,875
                                                   ========             ========

Changes in the allowance for loan losses are as follows (in thousands):

                                                       Year Ended
                                                      September 30,
                                          --------------------------------------
                                            1998            1997          1996

Beginning balance, October 1              $ 3,355         $ 3,182       $ 2,966
Provision charged to operating expense        180             240           300
Recoveries                                     44               9             3
Loans charged off                             (64)            (76)          (87)
                                          -------         -------       -------
Ending balance, September 30              $ 3,515         $ 3,355       $ 3,182
                                          =======         =======       =======

Substantially all of the Company's loans receivable are with customers in southern Louisiana.

At September 30, 1998 and 1997 there were unamortized discounts on loans purchased of approximately $900,000 and $1,200,000, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

The amount of nonaccrual loans at September 30, 1998 and 1997 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 1998, 1997 or 1996.

The Company has collateralized its advances from the Federal Home Loan Bank by a blanket floating lien on its first mortgage loans.

5. REAL ESTATE OWNED

Real estate owned consisted of the following (in thousands):

                                                            September 30,
                                                      ------------------------
                                                        1998             1997

Real estate acquired through foreclosure               $  443          $  145
Less allowance for losses                                (112)           (112)
                                                       ------           -----
Real estate owned, net                                 $  331          $   33
                                                       ======          ======

Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                         Year Ended
                                                        September 30,
                                               --------------------------------
                                                1998         1997        1996

Beginning balance, October 1                   $  112       $  108      $  131
Provision charged to operating expense             --            4          --
Allowance related to real estate sold              --           --         (23)
                                               ------       ------      ------
Ending balance, September 30                   $  112       $  112      $  108
                                               ======       ======      ======

6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                                            September 30,
                                                     -------------------------
                                                       1998             1997

Land                                                 $ 3,571          $ 2,529
Buildings and improvements                             4,406            3,365
Furniture, fixtures and equipment                      4,851            3,858
                                                     -------          -------
                                                      12,828            9,752
Less accumulated depreciation                         (4,064)          (3,398)
                                                     -------          -------
                                                     $ 8,764          $ 6,354

7. DEPOSITS

Deposits are summarized as follows (in thousands):

                                                          September 30,
                                                    --------------------------
                                                      1998              1997

NOW accounts                                        $ 37,000          $ 31,576
Passbook and regular savings                          25,791            25,398
Money funds accounts                                   8,711             8,998
Certificates of deposit                              207,763           214,330
                                                    --------          --------
                                                    $279,265          $280,302
                                                    ========          ========

Certificates of deposit of $100,000 and over amounted to $46,500,000 and $47,700,000 at September 30, 1998 and 1997, respectively.

Certificates  of  deposits  at  September  30,  1998,   mature  as  follows  (in
thousands):

        Less than one year                       $110,172
        1-2 years                                  70,173
        2-3 years                                  13,630
        3-4 years                                   8,015
        4-5 years                                   4,481
        over 5 years                                1,292
                                                 --------
        TOTAL                                    $207,763
                                                 --------

8. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 1998 the Company was indebted to the FHLB for $67,721,000 of advances bearing interest at a weighted average rate of 5.34% which are due as follows (in thousands):

      Year Ended
     September 30,
        1999                                   $36,740
        2000                                    12,155
        2001                                     7,595
        2002                                     4,434
        2003                                     5,097
        Thereafter                               1,700
                                               -------
                                               $67,721
                                               -------

These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

Included in the table above are $30,000,000 of advances callable in the year ended September 30, 1999, $5,000,000 callable in 2006 and $5,000,000 callable in 2003. These advances have been included in the above table based upon their call dates rather than their stated due dates of between December 2007 and July 2008.

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

9. BORROWINGS FOR COMMON STOCK REPURCHASES

The Company borrowed $5,178,000 at September 30, 1998 in connection with repurchases of common stock for the treasury. Approximately $4,800,000 was due to brokers on the settlement date of such purchases and $347,000 was due under a note payable. The note payable provides maximum borrowings of $8,000,000 for dividend payments and common stock repurchases with interest at 2% above the LIBOR rate and is due September 30, 1999. The stock of the Bank is pledged as collateral on this note. The note payable agreement contains certain covenants which, among other things, require the maintenance of certain amounts of stockholder's equity, net income and the allowance for loan losses of the Bank.

10. INCOME TAXES

The Company is permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company has generally used the percentage of taxable income method to calculate this addition. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb bad debt losses, generally accepted accounting principles do not require that deferred income taxes be provided on that portion which existed as of September 30, 1988. At September 30, 1998, retained earnings included approximately $4,200,000 representing such bad debt deductions for which no deferred income taxes have been provided.

During the year ended September 30, 1996 legislation was enacted which eliminates the use of the percentage of taxable income method to calculate the addition to the allowance for bad debts for income tax purposes. This was effective October 1, 1996 with respect to the Company. In addition, the legislation requires that the Company include in taxable income the allowance established subsequent to September 30, 1988. This allowance amounted to approximately $2,800,000 at September 30, 1997 and will be included in taxable income in annual installments of approximately $470,000 beginning October 1, 1998. As the taxes with respect to this allowance are paid they are added to deferred tax assets and, therefore, the payment of these taxes should have no significant effect upon the Company's results of operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1998 and 1997 are as follows (in thousands):


                                                          1998        1997
Deferred tax assets:
 MSP expense-deductible in subsequent year              $  185       $  180
 Allowance for loan losses                                  90           44
 Other                                                     145          160
                                                        ------       ------
     Total deferred tax assets                             420          384
                                                        ------       ------
Deferred tax liabilities:
 Deferred loan fees and costs, net                         319          242
 Tax over book depreciation                                210          174
 Dividends on FHLB stock                                   345          357
 Unrealized gain on securities available-for-sale          180          189
 Other                                                     146          286
                                                        ------       ------
     Total deferred tax liabilities                      1,200        1,248
                                                        ------       ------
     Net deferred tax liabilities                       $ (780)      $ (864)
                                                        ======       ======

The components of income taxes are as follows (in thousands):

                                           Year Ended
                                          September 30,
                       -------------------------------------------------
                         1998                 1997                1996

Currently payable      $ 2,142              $ 1,200             $ 1,664
Deferred                   (75)                 797                (394)
                       -------              -------             -------
                       $ 2,067              $ 1,997             $ 1,270
                       =======              =======             =======

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                      Year Ended
                                                     September 30,
                                       --------------------------------------
                                         1997            1996          1995

Taxes computed at statutory rates      $ 1,999         $ 1,994       $ 1,289
Increase (decrease) in taxes due to
 miscellaneous items                        68               3           (19)
                                       -------         -------       -------
                                       $ 2,067         $ 1,997       $ 1,270
                                       =======         =======       =======
Actual tax rate                             35%             34%           34%
                                       =======         =======       =======

11. NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                    Year Ended
                                                   September 30,
                                          --------------------------------
                                           1998       1997          1996
Occupancy, including depreciation,
  insurance, rent, utilities, etc.        $  751     $  610        $  571
Equipment, including depreciation,
  telephone, etc.                          1,155        811           523
Data processing                              471        398           383
                                          ------     ------        ------
                                          $2,377     $1,819        $1,477
                                          ======     ======        ======

Other operating expenses consisted of the following (in thousands):

                                                    Year Ended
                                                   September 30,
                                         ---------------------------------
                                           1998        1997          1996

Stationary, printing and postage         $   635     $  591        $  392
Other                                      1,039      1,044         1,057
                                         -------     ------        ------
                                         $ 1,674     $1,635        $1,449
                                         =======     ======        ======

12. RETIREMENT PLAN

The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 1998, 1997 and 1996. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

13. INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 1998, 1997 and 1996:

                                                     Year Ended
                                                     September 30,
                                              ---------------------------------
                                              1998          1997          1996
Weighted average number of common
 shares outstanding - used in computation
 of basic earnings per common share           3,106        3,060          3,603
Effect of dilutive securities:
 Stock options                                  129           61             --
 MSP stock grants                                31           28              8
                                              -----        -----          -----
Weighted average number of common shares
  outstanding plus effect of dilutive
  securities used in computation of
  diluted earnings per common share           3,266        3,149          3,611
                                              =====        =====          =====


14. EMPLOYEE STOCK PLANS

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

Compensation expense related to the ESOP was $617,000, $509,000 and $432,000 for the years ended September 30, 1998, 1997 and 1996, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 1998 and 1997:

                                               1998                1997
Shares released for allocation or
  committed to be released                    123,702              90,468
Unreleased shares                             208,635             241,869
                                           ----------          ----------
Total ESOP shares                             332,337             332,337
                                           ----------          ----------
Market value of unreleased shares
  at September 30, 1997                    $5,027,000          $6,860,000
                                           ==========          ==========

In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 1997 and 1996, the issuance of additional options were authorized. The exercise prices were equal to the market price on the date of grant and 20% of the options are exercisable on the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 1998, 1997 or 1996. The following table summarizes activity relating to the
Plans:


                                         Available                      Weighted
                                            for           Options        Average
                                           Grant        Outstanding       Price

Balance, October 1, 1997                       --              --       $    --
 Reserved under the 1995 Plan             432,200              --        13.938
 Granted                                 (432,200)        432,200            --
                                         --------         -------       -------
Balance, September 30, 1996                    --         432,200        13.938
 Reserved under the 1996 Plan              34,000           --               --
 Granted                                  (10,000)         10,000        15.938
                                         --------         -------       -------
Balance, September 30, 1997                24,000         442,200        13.983
 Reserved under the 1997 Plan              34,000              --           --
 Granted                                  (54,800)         54,800        19.875
 Exercised                                     --          (1,350)       15.938
                                         --------         -------       -------
Balance, September 30, 1998                 3,200         495,650       $14.632
                                         ========         =======       =======
Exercisable at September 30, 1997                          96,597       $13.938
                                                          =======       =======
Exercisable at September 30, 1998                         181,147       $13.947
                                                          =======       =======

In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Board of Directors could terminate the MSP at anytime. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $468,000, $642,000 and $420,000 for the years ended September 30, 1998, 1997 and 1996, respectively. There were 97,506 unvested shares at September 30, 1998.

The Company applies APB Opinion No. 25 and related interpretation in accounting for its stock options. Accordingly, no compensation cost has been recognized. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the years ended September 30, 1998, 1997 and 1996 was $5.52, $4.41 and $3.85,
respectively. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:

                                   1998             1997                1996
Net income:
 As reported                   $3,813,000       $3,867,000           $2,521,000
 Pro forma                      3,428,000        3,370,000            2,220,000

Basic income per share:
 As reported                   $     1.23       $     1.26           $      .70
 Pro forma                           1.10             1.10                  .62

Diluted income per share:
 As reported                   $     1.17       $     1.23           $      .70
 Pro forma                           1.06             1.09                  .61

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.5%; expected volatility of 20 percent; risk-free interest rate of 5.5 to 6.0 percent; and expected lives of 8 years for all options.

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

As of September 30, 1998, the Company had made various commitments to extend credit totaling approximately $13,900,000 including $7,994,000 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 6.5% to 8.25% at September 30, 1998. The rates on variable rate loan commitments range from 5.875% to 8.00% at September 30, 1998. As of September 30, 1997, such commitments totaled approximately $13,600,000 including $8,686,000 of the undisbursed portion of loans in process.

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

16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Advances from Federal Home Loan Bank - The fair value of advances is estimated using rates currently available for advances of similar remaining maturities.

Commitments  -  The  fair  value  of   commitments  to  extend  credit  was  not
significant.

The estimated fair values of the Company's financial instruments are as follows at September 30, 1998 and 1997 (in thousands):

                                                               1998                              1997
                                                    --------------------------------------------------------------
                                                                       Estimated                         Estimated
                                                     Carrying            Fair           Carrying           Fair
                                                      Amount             Value           Amount            Value
Financial assets:
 Cash and certificates of deposit                    $ 11,338          $ 11,338         $  6,502         $  6,502
 Investment and mortgage-backed securities             36,769            36,769           37,854           37,854
 Loans                                                348,687           352,000          350,230          352,000
 Less: allowance for loan losses                        3,515             3,515            3,355            3,355
                                                     --------          --------         --------         --------
 Loans, net of allowance                              345,172           348,485          346,875          348,645
                                                     --------          --------         --------         --------
Financial liabilities:
 Deposits                                             279,265           279,800          280,302          280,500
 Advances from Federal Home Loan Bank                  67,721            67,600           65,398           65,348
 Borrowings for common stock repurchases                5,178             5,178               --               --

17. RELATED PARTY TRANSACTIONS

The Company has an employment agreement with an executive officer under which the Company has agreed to pay the executive officer annual compensation of $142,000 through November 16, 2000.

The Company has severance agreements with certain other executive officers under which the Company has agreed to aggregate payments of approximately $885,000 in the event services of the executives are terminated following a "change in control" of the Company.

18. SAIF SPECIAL ASSESSMENT AND REGULATORY CAPITAL

On September 30, 1996 legislation was enacted which required that the Company pay a SAIF special assessment based upon its deposits as of March 31, 1995. The $1,824,000 cost of this special assessment which was recorded as of September 30, 1996 was paid in the year ended September 30, 1997. SAIF premiums have been lower since the first quarter of the year ended September 30, 1997.

The Bank's actual capital and its statutory required capital levels based on the consolidated financial statements accompanying these notes was as follows (in thousands):

                                                                        September 30, 1998
                                         ----------------------------------------------------------------------------------
                                                                                                            To be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                                         Adequacy Purposes               Action Provisions
                                         --------------------           --------------------          ---------------------
                                                 Actual                      Required                        Required
                                         --------------------           --------------------          ---------------------
                                         Amount           %             Amount           %            Amount           %
Core capital                             $53,415        13.1%           $16,268         4.0%          $24,402          6.0%

Tangible capital                         $53,415        13.1%           $ 6,100         1.5%              N/A          N/A

Total Risk based capital                 $56,195        25.3%           $17,748         8.0%          $22,185         10.0%

Leverage                                 $53,415        13.1%               N/A         N/A           $20,335          5.0%


                                                                        September 30, 1998
                                         ----------------------------------------------------------------------------------
                                                                                                            To be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                                         Adequacy Purposes               Action Provisions
                                         --------------------           --------------------          ---------------------
                                                 Actual                      Required                        Required
                                         --------------------           --------------------          ---------------------
                                         Amount           %             Amount           %            Amount           %


Core capital                             $48,221        12.0%           $12,100         3.0%          $24,200          6.0%

Tangible capital                         $48,221        12.0%           $ 6,050         1.5%              N/A          N/A

Total Risk based capital                 $50,990        22.5%           $18,160         8.0%          $22,700         10.0%

Leverage                                 $48,221        12.0%               N/A         N/A           $20,170          5.0%


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive.
Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 1998 and 1997 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

19. SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
(PARENT COMPANY ONLY)

                                 Balance Sheets

                                                    1998                1997
Assets:
 Investment in subsidiary                        $ 53,832*           $ 48,695*
 Due from subsidiary                                   --               2,450*
 Due from ESOP                                      2,086*              2,419*
 Other                                              1,787               1,207
                                                 --------            --------
                                                 $ 57,705            $ 54,771
                                                 ========            ========
Liabilities and stockholders' equity:
 Borrowings for common stock repurchase          $  5,178            $     --
 Accrued expenses                                      --                 412
 Stockholders' equity                              52,527              54,359
                                                 --------            --------
                                                 $ 57,705            $ 54,771
                                                 ========            ========


                             Statements of Earnings

                                               Year Ended September 30
                                      ------------------------------------------
                                        1998             1997             1996

Equity in earnings of subsidiary      $ 3,871 *        $ 3,938 *       $ 2,194 *
Interest income from subsidiary           264 *            429 *           937 *
Management fee and other expenses
  allocated to the Parent                (252)*           (799)*          (373)*
Other income (expenses)                   (38)             312             (62)
Income tax expense                        (32)             (13)           (175)
                                      -------          -------         -------
Net income                            $ 3,813          $ 3,867         $ 2,521
                                      =======          =======         =======


                            Statements of Cash Flows

                                                                Year Ended September 30
                                                            --------------------------------
                                                             1998       1997         1996
Cash Flows from Operating Activities                        $ 1,273    $ 3,019    $    200

Cash Flows from Investing Activities:
 Repayment of loan by subsidiary                                364        382*     10,250*
                                                            -------    -------    --------
   Net cash provided by investing activities                    364        382      10,250
                                                            -------    -------    --------
Cash Flows from Financing Activities:
 Borrowings under note payable agreement                        347         --          --
 Sale of common stock                                                       --          --
 Dividends paid                                              (1,592)    (1,581)     (2,313)
 Cash paid for purchase of common stock for treasury           (400)    (1,403)     (9,149)
                                                            -------    -------    --------
   Net cash used in financing activities                     (1,645)    (2,984)    (11,462)
                                                            -------    -------    --------
Net increase (decrease) in cash and cash equivalents             (8)       417      (1,012)
Cash and cash equivalents, beginning of year                    900        483       1,495
                                                            -------    -------    --------
Cash and cash equivalents, end of year                      $   892    $   900    $    483
                                                            -------    -------    --------

*Eliminated in consolidation

Stockholder's equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 1998 was approximately $29,000,000.

20. NEW ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as the other financial statements. Other comprehensive income includes unrealized gains and losses on certain investments in debt and equity securities and certain other items. In addition, the accumulated balance of other comprehensive income must be displayed separately in the stockholders' equity section of the consolidated balance sheet. Reclassifications of financial statements for earlier periods, provided for comparative purposes, is required. The Company cannot determine the impact that the adoption of this new accounting standard will have on its consolidated financial statements until the completion of each reporting period. The Company presently expects to adopt this accounting standard on October 1, 1998 as required.

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

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under this Statement, a company that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. At the date of initial application, a company may transfer any held-to-maturity security into the available-for-sale category or the trading category. A company will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item. The unrealized holding gain or loss on a held-to-maturity security transferred to another category at the date of the initial application will be reported in net income or accumulated other comprehensive income consistent with the requirements of SFAS No. 115. Such transfers from the held-to-maturity category at the date of initial adoption will not call into question a company's intent to hold other debt securities to maturity in the future.

SFAS No. 133 applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier adoption of this Statement is permitted. The Company expects to adopt this accounting standard on October 1, 1999.

Directors of
Teche Holding Company and
Teche Federal Savings Bank
--------------------------------------------
      W. Ross Little, Chairman
      Patrick O. Little
      Mrs. Mary Coon Biggs
      Donelson T. Caffery, Jr.
      Henry L. Friedman
      Mrs. Virginia Kyle Hine
      Dr. Thomas F. Kramer
      Robert E. Mouton
      Christian L. Olivier, Jr.
      W. Ross Little, Jr.

Advisory Directors of
Teche Federal Savings Bank
--------------------------------------------
      Charles H. Davidson
      Nelson D. Henry
      Robert Judice, Jr.
      W. Ross Little, Jr.
      Maunette B. Rischer

INDEPENDENT AUDITORS
--------------------------------------------
      Deloitte and Touche, LLP
      One Shell Square
      701 Poydras Street
      New Orleans, LA 70139

LEGAL COUNSEL
--------------------------------------------
      Biggs, Trowbridge, Supple,
      Cremaldi and Curet, L.L.P.
      Lawless Building
      Willow Street
      Franklin, LA 70538

SPECIAL COUNSEL
--------------------------------------------
      Malizia, Spidi, Sloane & Fisch, P.C.
      One Franklin Square
      1301 K. Street, N.W., Suite 700 East
      Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
--------------------------------------------
      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, NJ 07016-3572
      (800) 368-5948
      Fax (908) 497-2312

Officers of Teche Federal Savings Bank
--------------------------------------

      W. Ross Little ............... Chairman
      Patrick O. Little ............ President/CEO
      Robert E. Mouton ............. Executive Vice President
      Faye L. Ibert ................ Senior Vice-President
      J.L. Chauvin ................. Senior Vice-President/Treasurer
                                     Chief Financial Officer
      Daryl Broussard .............. Senior Vice-President
                                     Chief Lending Officer
      Stanley Plessela ............. Vice-President
      D. Ross Landry ............... Vice-President
      W. Ross Little, Jr. .......... Vice-President, Secretary
      Nancy Terrell ................ Vice-President
      Angela Badeaux ............... Vice President
      Glen Brown ................... Vice-President
      James P. Hamilton ............ Assistant Vice-President
      Elaine G. Cockerham .......... Assistant Vice-President
      Lydia B. Hebert .............. Assistant Vice-President
      Carol Nini ................... Assistant Vice-President
      Eddie LeBlanc ................ Assistant Vice-President,
                                     Internal Auditor
      Brenda Henson ................ Assistant Vice-President
      Karen Verret ................. Assistant Vice-President
      Wendy Frederick .............. Assistant Vice-President
      Tamaria B. LeCompte .......... Assistant Vice-President
      Gwen Sellers ................. Assistant Vice-President
      Lavergne Boutte .............. Assistant Vice-President
      Vicky Landry ................. Assistant Vice-President
      Mary Beth Brady .............. Assistant Vice-President
      Donna Cheely ................. Assistant Vice-President
      Irma Nell Bourque ............ Assistant Vice-President
      Andy Magers .................. Assistant Vice-President
      Beverly Adams ................ Assistant Vice-President
      Gerry Mouton ................. Assistant Vice-President
      Debbie Stevens ............... Assistant Vice-President
      Dalie Eldridge ............... Assistant Vice-President
      Bill Babineaux ............... Assistant Vice-President
      Lucille Wattigny ............. Assistant Vice-President
      Susan Simoneaux .............. Assistant Vice-President
      Theresa Landry ............... Assistant Vice-President
      Lynn Blanchard ............... Assistant Vice-President


32