Form 10-K, Exhibit 13
period 1999-09-30
TECHE HOLDING CO
filed 1999-12-29
CIK 934538

EXHIBIT 13

Teche Holding Company
211 Willow Street
Franklin, LA 70538

Teche Federal Savings Bank Offices

Franklin
211 Willow Street
Franklin, LA 70538
Telephone: (337)828-3212
LA WATS (800)256-1500
FAX (337)828-0110
www.teche.com

Morgan City
1001 Seventh Street
Morgan City, LA 70380
(504)384-0653

Bayou Vista
206 Arlington
Bayou Vista, LA 70380
(504)395-5244

New Iberia
529 N. Lewis
New Iberia, LA 70560
(337)364-5528

New Iberia
142 W. St. Peter Street
New Iberia, LA 70503
(337)364-5145

Lafayette
Broadmoor
5121 Johnston Street
Lafayette, LA 70560
(337)981-1887

Lafayette
Downtown
1001 Johnston
Lafayette, LA 70501
(337)232-6463

Lafayette
2306 W. Pinhook
Lafayette, LA 70508
(337)232-3419

Lafayette
Marketing/Auditing
606 Lee Avenue
Lafayette, LA 70501
(337)237-8066

Breaux Bridge
601 E. Bridge Street
Breaux Bridge, LA 70517
(337)332-2149

Houma

706 Barrow
Houma, LA 70360
(504)868-8766

Houma
1983 Prospect Street
Houma, LA 70363
(504)857-9990

Houma
Winn Dixie Market Place
1218 St. Charles
Houma, LA 70360
(504)873-5799

Thibodaux
Winn Dixie Market Place
375 North Canal Blvd
Thibodaux, LA 70302
(504)446-6707

Table of Contents
                                                                         Page

President's Message                                                       1

Selected Financial Information                                            2

Business of The Company & Business of the Bank                            3

Market and Dividend Information                                           3

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                       4

Independent Auditors' Report                                             11

Consolidated Balance Sheets                                              12

Consolidated Statements of Income                                        13

Consolidated Statements of Stockholders' Equity                          14

Consolidated Statements of Cash Flows                                    15

Notes to Consolidated Financial Statements                               17

Directors and Officers                                                   30

General Information                                                      30

                                     [LOGO]
                               ------------------
                                 TECHE HOLDING
                                    COMPANY
                               ------------------
President's Message
--------------------------------------------------------------------------------
Dear Fellow Shareholders,

        1999 was a year of growth in several important areas of Teche Holding Company and our wholly owned subsidiary, Teche Federal Savings Bank. Some highlights in our growth include:

          o Growth in earnings per share was over 10% in 1999. Since 1996 the annual rate of growth in earnings per share has been 8.4%.

          o Non-interest income accounts for 24% of total revenue (net interest income plus noninterest income), up from 20% in 1998, 12.8% in 1997 and 6.5% in 1996.

          o We experienced growth in checking accounts and consumer loan balances.

          o    We originated over $105 million in loans.

          o We opened a new office in Lafayette in the Broadmoor area. This follows three new offices opened in the Lafourche/Terrebonne area in 1998. We now service our six parish area with 13 offices including two supermarket branches.

        Net interest income continues to be strong. During a period of shrinking margins in the banking industry, the net interest margin at Teche remained stable. Our challenges, however, are to continue our growth in net interest income while reducing expenses and managing the risk associated with increased interest rates.

        During 1999, Teche Holding Company continued its stock repurchase program, consistent with sound financial management policies. This results in a more efficient use of the assets of the Company and a better return on investment for our stockholders.

        Finally, as part of our continued dedication to providing convenient and efficient service to our customers, the Franklin drive-thru branch and the New Iberia retail/operations and administrative center are scheduled to break ground for construction in early 2000.

        Our staff has been diligently preparing for the Year 2000. We have inventoried hardware, software and other items in this preparation. We look forward to the new year and will be open and ready to continue conducting business on Monday, January 3, 2000.

        We will continue to sharpen our focus on both the opportunities and challenges of banking in the new millennium. As the 1990's draw to a close, we pledge to continue to build value for our stockholders and to provide exceptional service to our customers.

        Wishing you a Merry Christmas and a prosperous New Year!

                                                       Sincerely,




                                                       /s/Patrick O. Little
                                                       -------------------------
                                                       Patrick O. Little

SELECTED FINANCIAL INFORMATION (Dollars in thousands)

                                                       At or for the Year Ended September 30,
                                       -----------------------------------------------------------------
                                             1999         1998         1997         1996         1995

Assets ..............................   $   434,265    $ 408,823    $ 404,097    $ 379,590    $ 323,852
Loans Receivable, Net ...............       342,986      345,172      346,875      316,216      257,869
Securities-Available for Sale .......        63,460       36,769       37,854       44,496        5,413
Securities-Held to Maturity .........          --           --           --           --         44,209
Cash and cash equivalents ...........        10,292       10,680        5,868        7,072        6,400
Deposits ............................       303,084      279,265      280,302      254,723      233,805
FHLB Advances .......................        78,682       67,721       65,398       66,900       24,200
Stockholders' Equity ................        48,700       52,527       54,359       52,282       61,908

Summary of Operations
Interest Income .....................   $    30,275    $  30,357    $  29,788    $  26,591    $  23,380
Interest Expense ....................        16,356       16,712       16,681       14,003       12,053
                                        -----------    ---------    ---------    ---------    ---------
Net Interest Income .................        13,919       13,645       13,107       12,588       11,327
Provision for Loan Losses ...........           150          180          240          300          360
                                        -----------    ---------    ---------    ---------    ---------
 Net Interest Income after
Provision for Loan Losses ...........        13,769       13,465       12,867       12,288       10,967
Non-Interest Income .................         4,452        3,475        2,590        1,852        1,029
SAIF Special Assessment .............          --           --           --          1,824         --
Non-Interest Expenses ...............        12,837       11,198        9,867        8,616        6,405
                                        -----------    ---------    ---------    ---------    ---------
 Income Before Gains(Losses) on Sales
  of Securities and Income Taxes ....         5,384        5,742        5,590        3,700        5,591
Gain (Loss)on Sale of Securities ....            14          138          274           91         (819)
Income Tax Expense ..................         1,889        2,067        1,997        1,270        1,635
                                        -----------    ---------    ---------    ---------    ---------
Net Income
  Actual ............................   $     3,509    $   3,813    $   3,867    $   2,521    $   3,137
                                        ===========    =========    =========    =========    =========

  Before Special Assessment .........                                            $   3,725
                                                                                 =========

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets ...........            11.2%      12.8%        13.5%        13.8%        19.1%
Book Value/Common Share .............   $        17.79 $   16.97    $   15.81    $   14.76    $   14.63
Dividends declared per Share ........   $         0.50 $    0.50    $    0.50    $    0.50    $    0.25
Basic Income per Common Share (1)
  Actual ............................   $         1.32 $    1.23    $    1.26    $    0.70    $    0.46
  Before SAIF Special Assessment ....                                            $    1.03
Diluted Income per Common Share (1)
  Actual ............................   $         1.29 $    1.17    $    1.23    $    0.70    $    0.46
  Before SAIF Special Assessment ....                                            $    1.03
Annualized Return on Average Assets
  Actual ............................             0.84%     0.94%        0.99%        0.72%        1.04%
  Before SAIF Special Assessment ....                                                 1.07%
Annualized Return on Average Equity
  Actual ............................             6.90%     6.79%        7.34%        4.29%        7.87%
  Before SAIF Special Assessment ....                                                 6.33%
Net Interest Margin .................             3.46%     3.45%        3.42%        3.68%        3.84%
Non-Interest Expense/Average Assets
  Actual ............................             3.06%     2.75%        2.52%        3.00%        2.12%
  Before SAIF Special Assessment ....                                                 2.48%
Non-Interest Income/Average Assets ..             1.06%     0.85%        0.66%        0.53%        0.34%
Non Performing Loans/Loans (2) ......             0.24%     0.21%        0.32%        0.17%        0.26%
Allowance for Loan Losses/Loans (2) .             1.02%     1.01%        0.96%        1.00%        1.14%
Dividend Payout
  Actual ............................            37.88%    40.65%       39.68%       71.43%       54.35%
  Before SAIF Special Assessment ....                                                48.54%

(1) There were no shares outstanding prior to April 17, 1995.
(2) Total loans before allowance for loan losses

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

It is the Bank's intention, subject to the Board of Directors' fiduciary duties, to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes thirteen full service offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and upper Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization (the "Conversion").

Summary of Quarterly Operating Results

                                                 1999                                1998
                                 ------------------------------------------------------------------------
                                   First   Second    Third   Fourth    First   Second    Third   Fourth
                                   -----   ------    -----   ------    -----   ------    -----   ------
                                            (Amounts in thousands, except for per share data)
Interest Income                   $7,420   $7,499   $7,564   $7,792   $7,541   $7,595   $7,630   $7,591
Interest Expense                   4,146    3,999    4,056    4,155    4,285    4,160    4,120    4,147
Net Interest Income                3,274    3,500    3,508    3,637    3,256    3,435    3,510    3,444
Provision for Loan Losses             45       45       30       30       45       45       45       45
Income Before Income Taxes         1,370    1,312    1,372    1,344    1,404    1,517    1,592    1,367
Net Income                           890      853      892      874      913      996    1,014      890
Basic Income Per Common Share       0.32     0.32     0.34     0.34     0.30     0.32     0.33     0.29
Diluted Income Per Common Share     0.32     0.31     0.33     0.34     0.28     0.30     0.31     0.28

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH". The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two year period.

        Quarter ended                  Sales Price        Period End Close  Cash Dividend Declared      Date Declared
        -------------                  -----------        ----------------  ----------------------      -------------
                                  High           Low
                                  ----           ---
     December 31, 1997           $24.000       $20.000         $22.250              $0.125              December 17, 1997
     March 31, 1998              $22.875       $20.000         $22.750              $0.125              February 18, 1998
     June 30, 1998               $22.375       $18.125         $19.625              $0.125              May 19, 1998
     September 30, 1998          $20.000       $14.375         $15.125              $0.125              August 19, 1998
     December 31, 1998           $15.750       $13.000         $15.375              $0.125              November 18, 1999
     March 31, 1999              $15.563       $14.000         $14.500              $0.125              February 19, 1999
     June 30, 1999               $17.375       $14.375         $17.125              $0.125              May 19, 1999
     September 30, 1999          $17.250       $14.500         $15.125              $0.125              August 18, 1999

According to the records of the Company's transfer agent, there were 596 registered stockholders of record at November 22, 1999. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 1999 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with opening new branches, the ability to control costs and expenses, and general economic conditions. Teche Holding Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

The Company's consolidated results of operation are primarily dependent on the Bank's net interest income, or the difference between the interest income earned on its loan and securities portfolio, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

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

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. This focus, because home mortgage lending is typically considered to be one of the safer forms of lending, is designed to reduce the risk of loss on the Bank's loan portfolio. However, the relative lack of diversification in its loan portfolio structure does increase the Bank's portfolio concentration risk by making the value of the portfolio relatively more susceptible to declines in real estate values in its market area. The Bank supplements its home lending operations with the origination of home equity and other consumer types of loans, and the purchase of loans, investments and mortgage-backed securities.

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

The ability to maximize net interest income is largely dependent upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Bank is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Since most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans because of their shorter terms to maturity, increases in interest rates may have an adverse effect on the Bank's earnings. Conversely, this same mismatch will generally benefit the Bank's earnings during periods of declining or stable interest rates.
4

Teche Federal attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction and consumer loans and the investment of excess liquidity in purchased loans, adjustable rate securities with relatively short terms to maturity. Furthermore, Teche Federal works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has increased its short-term borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 1999, the weighted average term to repricing of Teche Federal's ARM loan and mortgage-backed securities portfolio was approximately 22 months. In contrast, $150.2 million of the Bank's certificate accounts and $80.7 million of the Bank's regular deposit accounts (e.g. NOW, money market, savings) out of $303.1 million of total deposits mature or reprice within one year or less. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank. Furthermore, the Bank has approximately $44.3 million in short-term advances and $17.4 million in adjustable rate securities.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. In accepting some interest rate risk, the Bank has been able to increase its net interest income in the low interest rate environment that has existed during earlier years. Should interest rates rise, management believes the Bank's capital position will enable it to withstand a negative impact on earnings while the Bank adds higher yielding assets.

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

                                                                       Year Ended September 30,
                                                        1999 vs 1998                               1998 vs 1997
                                            ----------------------------------------------------------------------------------------
                                                 Increase (Decrease) Due to                 Increase (Decrease) Due to
                                             Volume         Rate            Net        Volume          Rate           Net
                                            ----------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Interest-earning assets:
   Securities (1)                            $ 691        $   (97)         $ 594         $ (87)        $(317)        $(404)
   Loans receivable, net                      (722)          (209)          (931)        1,066          (137)          929
   Other interest-earning assets (2)           291            (36)           255           (23)           67            44
                                             -----        -------          -----         -----         -----         -----
Total Interest Earning Assets                  260           (342)           (82)          956          (387)          569
                                             -----        -------          -----         -----         -----         -----
Interest-bearing liabilities
   Deposits                                    555           (899)          (344)          185          (307)         (122)
FHLB advances and other borrowings             117           (129)           (12)          204           (51)          153
                                             -----        -------          -----         -----         -----         -----
Total interest-bearing liabilities             672         (1,028)          (356)          389          (358)           31
                                             -----        -------          -----         -----         -----         -----
Net change in net interest income            $(412)        $  686          $ 274        $  567         $ (29)        $ 538
                                             =====         ======          =====        ======         =====         =====

(1)  Includes investment securities available for sale
(2)  Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                                                    Year Ended September 30,
                                 ---------------------------------------------------------------------------------------------------
                                               1999                          1998                           1997
                                 -----------------------------   ----------------------------   ------------------------------------
                                                       Average                        Average                       Average
                                  Average              Yield/    Average              Yield/    Average             Yield/
                                  Balance    Interest   Cost     Balance   Interest    Cost     Balance   Interest   Cost
                                                                     (Dollars in Thousands)
Assets
 Interest Earning Assets
  Securities, Net (1)             $ 54,139    $ 3,276   6.05%     $ 42,769  $ 2,682    6.27%   $ 44,038    $ 3,086   7.01%
  Loans receivable (2) (3)         340,540     26,539   7.79%      349,769   27,470    7.85%    336,509     26,541   7.89%
   Other Interest-earning
    assets(4)                        7,527        460   6.11%        2,475      205    8.28%      3,056        161   5.27%
                                  --------    -------             --------  -------            --------    -------
   Total interest-earning assets   402,206    $30,275   7.53%      395,013  $30,357    7.69%    383,603    $29,788   7.77%
                                              =======             ========  =======                        =======
  Non-interest earning assets       17,232                          12,436                        8,464
                                    ------                          ------                        -----
 Total assets                     $419,438                        $407,449                     $392,067
                                  ========                        ========                     ========
Liabilities and Equity
 Interest-bearing Liabilities
  NOW accounts                    $ 25,198     $  473   1.88%     $ 22,545   $  397    1.76%   $ 20,244     $  357   1.76%
  Statement & regular
   savings accounts                 26,553        582   2.19%       25,861      663    2.56%     25,160        655   2.60%
  Money funds accounts               8,343        307   3.68%        9,342      343    3.67%      9,696        346   3.57%
  Certificates of Deposit          215,157     11,206   5.21%      207,722   11,509    5.54%    206,273     11,676   5.66%
                                  --------    -------             --------  -------            --------    -------
    Total Deposits                 275,251     12,568   4.57%      265,470   12,912    4.86%    261,373     13,034   4.99%
  FHLB advances and other           70,401      3,788   5.38%       68,306    3,800    5.56%     64,685      3,647   5.64%
                                  --------    -------             --------  -------            --------    -------
 Total interest-bearing
  liabilities                      345,652    $16,356   4.73%      333,776  $16,712    5.01%    326,058    $16,681   5.12%
                                              =======                       =======                        =======
  Non-interest-bearing
  liabilities                       22,954                          17,488                       13,351
                                   -------                         -------                      -------
Total liabilities                  368,606                         351,264                      339,409
Stockholders' Equity                50,832                          56,185                       52,658
                                   -------                         -------                      -------
Total liabilities and
 Stockholders' Equity             $419,438                        $407,449                     $392,067
                                  ========                        ========                     ========
Net interest income/interest
 rate spread (5)                              $13,919   2.80%               $13,645    2.68%               $13,107   2.65%
                                              =======                       =======                        =======
Net interest margin (6)                                 3.46%                          3.45%                         3.42%
Interest-earning assets/
  Interest bearing liabilities                        116.36%                        118.35%                       117.65%

(1) Includes securities available for sale and unamortized discounts and premiums and FHLB stock
(2) Amount is net of deferred loan fees, loan discounts and premiums, loans-in-process and allowance for loan losses and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $102,000 in 1999, $86,000 in 1998 and $106,000 in 1997.
(4)  Amount includes certificates of deposit and other interest-bearing deposits
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 1998 to September 30, 1999

General. Total assets increased $25.4 million, or 6.2% to $434.3 million at September 30, 1999 from $ 408.8 million at September 30, 1998, as a result of continued branch expansion and the purchase of property for construction of a central operations center.

Loans Receivable, Net. The Bank's net loans receivable decreased $2.2 million or 0.6% to $343.0 million from $345.2 million at September 30, 1998 due primarily to reduced loan volume and repayments. Of all real estate loans originated in fiscal 1999, approximately 46% had adjustable rates.

Securities. Securities available for sale increased $26.7 million, as excess liquidity was invested during the year in fixed and adjustable rate mortgage backed securities and collateralized mortgage obligations.

Deposits. The Bank's deposits, after interest credited, increased $23.8 million or 8.5% to $ 303.1 million at September 30, 1999 from $279.3 million at September 30, 1998.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas ("FHLB") increased $11.0 million, or 16.2% to $78.7 million at September 30, 1999 from $67.7 million at September 30, 1998, primarily due to the purchase of Investment Securities.

Stockholders' Equity. Stockholders' equity decreased $3.8 million, or 7.3% from $52.5 million at September 30, 1998 to $48.7 million at September 30, 1999, due primarily to the repurchase of common stock for the treasury pursuant to the Company's stock repurchase program.

Comparison of Operating  Results for Years ended  September  30, 1999,  1998 and
1997.

Analysis of Net Income

General. The Bank reported net income of $3.5 million, $3.8 million and $3.9 million for fiscal 1999, 1998 and 1997. The decreases of $304,000 or 8.0% during fiscal 1999 and $59,000 or 1.4% during fiscal 1998 were primarily due to increased non interest expense as well as reduced gains on sales of securities.

Interest Income. Interest income amounted to $30.3 million, $30.4 million and $29.8 million for the years ended 1999, 1998 and 1997, respectively. The $82,000 or 0.3% decrease in fiscal 1999 was primarily due to decreased yields on interest earning assets, offset somewhat by increased average balances of securities. The $0.6 million or 1.9% increase in fiscal 1998 was primarily due to increased average home equity loan balances, offset somewhat by decreased yields on mortgage loans and securities.

Interest Expense. Interest expense totaled $16.4 million, $16.7 million and $16.7 million for the years ended September 1999, 1998 and 1997, respectively. Interest expense remained relatively stable with an increase in average deposit balances somewhat offset by a general decrease in rates paid on deposits.

Net Interest Income. Net interest income amounted to $13.9 million, $13.6 million and $13.1 million for the years ended September 30, 1999, 1998 and 1997. The $0.3 million, or 2.0% increase in fiscal 1999 was primarily due to an increase in average home equity balances. The increase of $0.5 million or 4.1% from fiscal 1997 to fiscal 1998 was primarily due to increased average loan balances.

Provision for Loan Losses. The Bank provided $150,000, $180,000 and $240,000 to the reserve for loan losses for the years ended September 30, 1999, 1998 and 1997, respectively. The allowance for loan losses was $3,515,000 at 1998 fiscal year end and $3,537,000 at 1999 fiscal year end. The decrease in the provisions for loan losses in 1999 and 1998 resulted from management's evaluation of the adequacy of the allowance for loan losses.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 1999, 1998 and 1997 amounted to $4.5 million, $3.5 million and $2.6 million respectively. The increases in both fiscal 1999 and fiscal 1998 were primarily due to increased fee income due to an increase in transaction accounts.

Non-Interest Expense. Non-interest expense increased steadily over the three periods, totaling $12.8 million, $11.2 million and $9.9 million during the years ended September 30, 1999, 1998 and 1997. The increases in both fiscal 1999 and 1998 were primarily due to continued expansion of office facilities, increased marketing expenses and increased investment in new technology. The principal component of non-interest expense, compensation and employee benefits, increased in each of the last three years due primarily to the expansion of the branch network. Other operating expenses increased from $1.6 million to $1.7 million to $2.1 million for the years ended September 30, 1997, 1998 and 1999, respectively.

In the first quarter of 2000, the Bank expects to break ground on a $3.8 million retail banking, operations and administrative center in New Iberia as well as a new drive-thru branch office in Franklin. When completed, the facility in New Iberia will house all administrative offices and consolidate various other departments of the bank. The cost of the facility and the new branch will be amortized as a charge against earnings over approximately 35 years.

On January 1, 1996, Teche became subject to the Louisiana Shares Tax and the Louisiana Franchise Tax. This amounted to an expense of $680,000, $541,000 and $493,000 in the years ended September 30, 1999, 1998 and 1997, respectively.

Gain on Sale of Securities. In the years ended September 30, 1999, 1998 and 1997, gains on the sale of securities amounted to $14,000, $274,000 and $91,000, respectively.

Income Tax Expense. For the years ended September 30, 1999, 1998 and 1997, the Bank incurred income tax expense of $1.9, $2.1 million and $2.0 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank.

Year 2000 Readiness

The Year 2000 problem exists because many computer programs use only the last two digits to refer to a year. This convention could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. An additional issue is that 1900 was not a leap year, whereas the year 2000 is. Therefore, some programs may not properly provide for February 29, 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The following discussion of the implications of the Year 2000 problem for the Bank, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Bank plans to complete the internal Year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Bank.

Year 2000 issues expose the Company to a number of risks, any one of which, if realized, could have a material adverse effect on the Bank's business, results of operations or financial condition. These risks include the possibility that, to the extent certain vendors fail to adequately address Year 2000 issues, the Bank may suffer disruptions in important services on which the Bank depends, such as telecommunications, electrical power, and data processing. Year 2000 issues could affect the Bank's liquidity if customer withdrawals in anticipation of the Year 2000 are greater than expected or if the Bank's lenders are unable to provide the Bank with funds when and as needed by the Company. Year 2000 issues also create additional credit risk to the Company insofar as the failure of the Company's customers and the counterparties to adequately address Year 2000 issues could increase the likelihood that these customers and counterparties become delinquent or default on the obligations to the Bank. In addition to increasing the Bank's risk exposure to problem loans, credit losses and liquidity problems, Year 2000 issues expose the Bank to increased risk of litigation losses and expenses relating to the foregoing. There are other Year 2000 risks besides those described above that may impact the Bank's business, results of operations and financial condition.

The Bank places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Bank is assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse effect on the Bank.
8

The Bank has a Year 2000 committee that is addressing potential year 2000 issues with its internal and external software and computer systems. The committee has assessed the Bank's automated systems and has contacted third party vendors to provide appropriate assurances regarding their ability to address any Year 2000 issues.

Most of the critical data processing of the Bank is provided by a third party national service bureau. This service bureau began renovations to their software applications in the early 1990's to address Year 2000 issues. The Bank and its service bureau completed internal core system testing in December 1998. The Bank is currently testing its internal systems compatibility with that of the service bureau in live data tests.

Total costs associated with required modifications to existing systems have not been material to the Company's financial position. No additional outside personnel are expected to be needed to resolve any Year 2000 issues at this time. The estimated costs to replace some hardware and software systems was approximately $250,000, some of which was capitalized and is being depreciated over approximately three years. The Bank does not separately track the internal costs incurred for the Year 2000 project because such costs are principally the related payroll costs.

The Bank has contacted all material customers, vendors, and non-information technology suppliers (i.e. utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. Testing has been completed on significant vendor applications, except the utilities as noted below. The Bank has developed and tested contingency plans and procedures if unforseen Year 2000 problems occur.

We are unable to test the Year 2000 readiness of our significant suppliers of utilities. We are relying on the utility companies' internal testing and representations to provide the required services that drive our data systems. Any failure of the utilities to adequately address the Year 2000 issues could result in the Bank being unable to service its customers on a timely basis. The Bank has installed a generator at a central location which should provide electric power in the event any local electric utilities experience problems.

As a practical matter, mortgage, consumer and commercial loan customers were not contacted regarding their Year 2000 readiness. It was deemed to be beyond the scope of our testing parameters to contact these borrowers. Further, most of these are individuals with adequate collateral for their loans.

The most likely worst case Year 2000 scenario is that data processing would be temporarily interrupted (as much as 2 to 3 days) which would increase the time necessary to service customers and may prevent some customers from being serviced until the problem is corrected. The Bank believes that completed modifications to its internal systems will allow it to be ready for the Year 2000. However, factors outside of the Bank's control and unexpected service bureau and other third party problems could impact the Bank's ability to process data which could have a significant adverse impact on the financial condition and results of operations of the Bank.

Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as customers, vendors, payment systems providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the operations of the Bank.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of "liquid assets," as defined by the OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at September 30, 1999 was four percent. The Bank's average liquidity ratio was approximately
14.0 % during September 1999. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

In addition to funds provided from operations, the Bank's primary sources of funds are savings deposits, principal repayments on loans and mortgage-backed securities, and matured investment securities. The Bank also borrows funds from time to time from the FHLB.

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB advances and the ability to borrow against mortgage-backed and other securities. On September 30, 1999, the Bank had total FHLB borrowings of $78.7 million, or 18.1% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 1999, the Bank had outstanding loan commitments of $15.4 million, and certificates of deposit scheduled to mature within one year of $150.2 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.50 percent of total adjusted assets; minimum core capital equal to 4.00 percent of total adjusted assets; and risk-based capital equal to 8.0% of total risk-weighted assets. At September 30, 1999, Teche Federal exceeded all regulatory capital requirements. See Note 18 to the Consolidated Financial Statements.

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

Deloitte &
    Touche
------------   -----------------------------------------------------------------
      [LOGO]   Deloitte & Touche LLP                   Telephone: (504) 581-2727
               Suite 3700                              Facsimile: (504) 561-7293
               One Shell Square
               701 Poydras Street
               New Orleans, Louisiana 70139-3700



                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana


We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signficant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
November 9, 1999


---------------
Deloitte Touche
Tohmatsu
---------------

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                               1999                1998
ASSETS
Cash and cash equivalents                                                                    $ 10,292            $ 10,680
Certificates of deposit                                                                            --                 658
Securities available-for-sale, at estimated market
  value (amortized cost of $64,832 in 1999 and $36,239 in 1998)                                63,460              36,769
Loans receivable, net of allowance for loan losses of
  $3,537 in 1999 and $3,515 in 1998                                                           342,986             345,172
Accrued interest receivable                                                                     2,159               2,065
Investment in Federal Home Loan Bank stock, at cost                                             4,229               3,884
Real estate owned, net                                                                            178                 331
Prepaid expenses and other assets                                                                 621                 500
Premises and equipment, at cost, less accumulated depreciation                                 10,340               8,764
                                                                                             --------            --------
TOTAL ASSETS                                                                                 $434,265            $408,823
                                                                                             ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                     $303,084            $279,265
Advances from Federal Home Loan Bank                                                           78,682              67,721
Borrowings for common stock repurchase                                                              -               5,178
Advance payments by borrowers for taxes and insurance                                           1,578               1,644
Accrued interest payable                                                                          432                 485
Accounts payable and other liabilities                                                          1,504               1,223
Deferred income taxes                                                                             285                 780
                                                                                             --------            --------
      Total liabilities                                                                       385,565             356,296

COMMITMENTS AND CONTINGENCIES                                                                     --                   --

STOCKHOLDERS' EQUITY:

  Common stock, $.01 par value, 10,000,000 shares authorized;
    4,233,350 shares issued                                                                        42                  42
  Preferred stock, 5,000,000 shares authorized, none issued                                        --                  --
  Additional paid-in capital                                                                   42,153              42,037
  Retained earnings                                                                            30,928              28,757
  Unearned ESOP shares                                                                         (1,754)             (2,086)
  Unearned compensation - Management Stock Plan                                                  (390)               (790)
  Treasury stock - 1,496,000 and 1,138,000 shares, at cost                                    (21,387)            (15,783)
  Unrealized gain (loss) on securities available-for-sale, net
    of deferred income taxes                                                                     (892)                350
                                                                                             --------            --------
      Total stockholders' equity                                                               48,700              52,527
                                                                                             --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $434,265            $408,823
                                                                                             ========            ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     1999           1998            1997
INTEREST INCOME:
  Interest and fees on loans                                                        $26,539        $27,470         $26,541
  Interest and dividends on securities                                                3,276          2,682           3,086
  Other interest income                                                                 460            205             161
                                                                                    -------        -------         -------
                                                                                     30,275         30,357          29,788
                                                                                    -------        -------         -------
INTEREST EXPENSE:
  Deposits                                                                           12,568         12,912          13,034
  Advances from Federal Home Loan Bank                                                3,676          3,800           3,647
  Other borrowed money                                                                  112             --              --
                                                                                    -------        -------         -------
                                                                                     16,356         16,712          16,681
                                                                                    -------        -------         -------
NET INTEREST INCOME                                                                  13,919         13,645          13,107
PROVISION FOR LOAN LOSSES                                                               150            180             240
                                                                                    -------        -------         -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                                    13,769         13,465          12,867
                                                                                    -------        -------         -------
NON-INTEREST INCOME:
  Service charges                                                                     4,246          3,033           2,278
  Gain on sale of real estate owned                                                      79             13              94
  Other income                                                                          127            429             218
                                                                                    -------        -------         -------
    Total non-interest income                                                         4,452          3,475           2,590
                                                                                    -------        -------         -------
GAIN ON SALE OF SECURITIES                                                               14            138             274
                                                                                    -------        -------         -------
NON-INTEREST EXPENSE:
  Compensation and employee benefits                                                  5,955          5,697           5,093
  Occupancy, equipment and data processing expense                                    2,804          2,377           1,819
  Marketing                                                                           1,031            737             602
  SAIF deposit insurance premiums                                                       168            172             225
  Louisiana shares tax                                                                  680            541             493
  Other operating expenses                                                            2,199          1,674           1,635
                                                                                    -------        -------         -------
    Total non-interest expense                                                       12,837         11,198           9,867
                                                                                    -------        -------         -------
INCOME BEFORE INCOME TAXES                                                            5,398          5,880           5,864
INCOME TAXES                                                                          1,889          2,067           1,997
                                                                                    -------        -------         -------
NET INCOME                                                                          $ 3,509        $ 3,813         $ 3,867
                                                                                    =======        =======         =======
BASIC INCOME PER COMMON SHARE                                                        $ 1.32         $ 1.23          $ 1.26
                                                                                     ======         ======          ======
DILUTED INCOME PER COMMON SHARE                                                      $ 1.29         $ 1.17          $ 1.23
                                                                                     ======         ======          ======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      Unrealized
                                                                                                          Gain
                                                                                                        (Loss) on
                                           Additional            Unearned     Unearned                 Securities
                                  Common     Paid-In   Retained    ESOP     Compensation   Treasury    Available-
                                   Stock     Capital   Earnings   Shares        (MSP)        Stock    for-Sale, net  Total

BALANCE, October 1, 1996            $42     $41,436    $24,250    $(2,751)    $(1,900)     $ (9,149)     $ 354      $52,282
Contribution to ESOP                            206                   332                                               538
Amortization of MSP                                                               642                                   642
Purchase of common stock
  for treasury                                                                               (1,403)                 (1,403)
Dividends declared -
  $.50 per share                                        (1,581)                                                      (1,581)
Comprehensive income:
  Net income                                             3,867                                                        3,867
  Change in unrealized gains on
    securities available-for-sale, net                                                                      14           14
                                                                                                                    -------
   Total comprehensive income                                                                                         3,881
                                    ---     -------    -------    -------     -------      --------      -----      -------
BALANCE, September 30, 1997          42      41,642     26,536     (2,419)     (1,258)      (10,552)       368       54,359

Contribution to ESOP                            284                   333                                               617
Amortization of MSP                                                               468                                   468
Tax benefit from vesting
  of MSP shares                                  87                                                                      87
Exercise of stock options                        24                                                                      24
Purchase of common stock
  for treasury                                                                               (5,231)                 (5,231)
Dividends declared -
  $.50 per share                                        (1,592)                                                      (1,592)
Comprehensive income:
  Net income                                             3,813                                                        3,813
  Change in unrealized gains on
    securities available-for-sale, net                                                                     (18)         (18)
                                                                                                                    -------
      Total comprehensive income                                                                                      3,795
                                    ---     -------    -------    -------     -------      --------      -----      -------
BALANCE, September 30, 1998          42      42,037     28,757     (2,086)       (790)      (15,783)       350       52,527

Contribution to ESOP                            104                   332                                               436
Amortization of MSP                                                               400                                   400
Tax benefit from vesting
  of MSP shares                                  12                                                                      12
Purchase of common stock
  for treasury                                                                               (5,604)                 (5,604)
Dividends declared - $.50 per share                     (1,338)                                                      (1,338)
Comprehensive income:
  Net income                                             3,509                                                        3,509
  Change in unrealized gain
    (loss) on securities
    available-for-sale, net                                                                             (1,242)      (1,242)
                                                                                                                    -------
        Total comprehensive income                                                                                    2,267
                                    ---     -------    -------    -------     -------      --------      -----      -------
BALANCE, September 30, 1999         $42     $42,153    $30,928    $(1,754)    $  (390)     $(21,387)    $ (892)     $48,700
                                    ===     =======    =======    =======     =======      ========     ======      =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS)

                                                                                     1999            1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                        $ 3,509        $ 3,813         $ 3,867
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Accretion of discount and amortization of premium
      on investments and mortgage-backed securities                                     (73)            12            (207)
    Provision for loan losses                                                           150            180             240
    ESOP expense                                                                        436            617             509
    MSP expense                                                                         400            468             642
    Deferred income taxes (credit)                                                      175            (75)            797
    Gain on sale of securities                                                          (14)          (138)           (274)
    Gain on sale of real estate owned                                                   (79)           (13)            (94)
    Depreciation                                                                        926            704             513
    Accretion of deferred loan fees and other                                            (3)           (86)           (106)
    Accretion of discount on loans                                                     (325)          (272)           (212)
    Change in accrued interest receivable                                               (94)           (14)           (183)
    Change in prepaid expenses and other assets                                        (121)             1             282
    Change in accrued interest payable                                                  (53)           176              26
    Change in accounts payable and other liabilities                                    281            100            (472)
    SAIF special assessment payable                                                      --             --          (1,824)
    Other - net                                                                         244           (174)             96
                                                                                    -------        -------         -------
      Net cash provided by operating activities                                       5,359          5,299           3,600
                                                                                    -------        -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities available-for-sale                   20          3,000           7,550
  Proceeds from sale of investment securities available-for-sale                        484            413             881
  Purchase of investment securities available-for-sale                              (40,908)       (12,856)         (8,389)
  Principal repayments on mortgaged-backed securities available-for-sale             11,888         10,627           7,102
  Net (increase) decrease in certificates of deposit                                    658            (24)            280
  Net loan repayments (origination)                                                   2,364          1,881         (30,581)
  Investment in FHLB stock                                                             (345)            43            (224)
  Other                                                                                  --             --              40
  Purchase of premises and equipment                                                 (2,502)        (3,114)         (2,375)
                                                                                    -------        -------         -------
      Net cash used in investing activities                                         (28,341)           (30)        (25,716)
                                                                                    -------        -------         -------


                                                                     (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS)

                                                                                      1999           1998            1997

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                     (1,338)        (1,592)         (1,581)
  Net increase (decrease) in deposits                                                23,819         (1,037)         25,579
  Net increase (decrease) in FHLB advances                                           10,961          2,323          (1,502)
  Cash paid for purchase of common stock for treasury                               (10,435)          (400)         (1,403)
  Borrowings under loan agreement                                                     6,767            347              --
  Repayment of borrowings under loan agreement                                       (7,114)            --              --
  Decrease in advance payments by borrowers for taxes and insurance                     (66)           (98)           (181)
                                                                                    -------        -------         -------
      Net cash (used in) provided by financing activities                            22,594           (457)         20,912
                                                                                    -------        -------         -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (388)         4,812          (1,204)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         10,680          5,868           7,072
                                                                                    -------        -------         -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                              $10,292        $10,680         $ 5,868
                                                                                    =======        =======         =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                                            $16,504        $16,810         $16,655
                                                                                    =======        =======         =======

  Income taxes paid                                                                 $ 1,932        $ 1,877         $ 1,515
                                                                                    =======        =======         =======

Financing activities not requiring the outflow of cash:
  Purchase of common stock for treasury financed by seller                            $  --        $ 4,831           $  --
                                                                                    =======        =======         =======


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans secured by first mortgages on owner-occupied, family residences.

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 1999 or 1998.

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

Premises and Equipment - The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years. Interest is capitalized on major construction programs and amounted to $95 in the year ended September 30, 1999.

Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated cost to dispose, and any related writedown is charged to the allowance for loan losses. The fair values have not exceeded the balances of the related loans. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to operations when any significant and permanent decline reduces the fair value, less sales costs, to less than the carrying value. The ability of the Company to recover the accounted for using carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

Income Taxes - Income taxes are the liability method.

Income Per Share - Basic income per common share (EPS) excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and Management Stock Plan ("MSP") grants. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

Comprehensive Income - The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS No. 130) effective October 1, 1998 and has provided the required information for all periods presented. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its major components. Comprehensive income includes net income and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available-for-sale.

2. INTEREST RATE RISK

The Company is engaged principally in providing first mortgage loans to individuals. At September 30, 1999 the Company had interest earning assets of approximately $416,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $367,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3. SECURITIES

The amortized cost and estimated market values of securities available-for-sale are as follows (in thousands):

                                                                                    September 30, 1999
                                                               -------------------------------------------------------------
                                                                                   Gross            Gross          Estimated
                                                               Amortized        Unrealized       Unrealized         Market
                                                                 Cost              Gains           Losses            Value
Investment securities:
  Obligations of U.S. government
    corporations and agencies                                   $ 4,362             $ 13               $--          $ 4,375
  Municipal obligations                                             201               --                --              201
                                                                -------             ----           -------          -------
                                                                  4,563               13                --            4,576
                                                                -------             ----           -------          -------
Mortgage-backed securities:
  Government National Mortgage Corporation                       10,452               34               (86)          10,400
  Federal Home Loan Mortgage Corporation                         10,718               17               (79)          10,656
  Federal National Mortgage Association                           5,267               18               (64)           5,221
                                                                -------             ----           -------          -------
                                                                 26,437               69              (229)          26,277
Collateralized mortgage obligations ("CMOs")                     33,293                             (1,251)          32,042
Equity securities                                                   539               47               (21)             565
                                                                -------             ----           -------          -------
                                                                $64,832             $129           $(1,501)         $63,460
                                                                =======             ====           =======          =======


                                                                                    September 30, 1998
                                                               ------------------------------------------------------------
                                                                 Gross             Gross          Estimated
                                                               Amortized        Unrealized       Unrealized         Market
                                                                 Cost              Gains           Losses            Value
Investment securities:
  Obligations of U.S. government
    corporations and agencies                                    $4,332             $146             $  --          $ 4,478
  Municipal obligations                                             246                                 --              246
                                                                -------             ----           -------          -------
                                                                  4,578              146                --            4,724
                                                                -------             ----           -------          -------
Mortgage-backed securities:
  Government National Mortgage Corporation                          965               77                --            1,042
  Federal Home Loan Mortgage Corporation                         20,275              225                (1)          20,499
  Federal National Mortgage Association                           9,664               59               (44)           9,679
                                                                -------             ----           -------          -------
                                                                 30,904              361               (45)          31,220
Equity securities                                                   757              104               (36)             825
                                                                -------             ----           -------          -------
                                                                $36,239             $611            $  (81)         $36,769
                                                                =======             ====            ======          =======

The amortized cost and estimated market value of securities available-for-sale at September 30, 1999, by contractual maturity, are shown below (in thousands):

                                                                                                                  Estimated
                                                                                              Amortized            Market
                                                                                                Cost                Value
Investment securities:
  Due in one year or less                                                                     $ 1,034               $ 1,035
  Due after one year through five years                                                         3,529                 3,541
Mortgage-backed securities                                                                     26,437                26,277
CMOs                                                                                           33,293                32,042
Equity securities                                                                                 539                   565
                                                                                              -------               -------
                                                                                              $64,832               $63,460
                                                                                              =======               =======

Gross gains of $55, $138 and $274 were realized on sales of securities in the years ended September 30, 1999, 1998 and 1997 , respectively. Gross losses of $41 were realized on sales of securities in the year ended September 30, 1999.

At September 30, 1999 securities with a cost of approximately $4,384 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4. LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                                                                      September 30,
                                                                                             --------------------------------
                                                                                                1999                1998
Residential real estate mortgage loans:
  One-to-four family units                                                                    $294,605             $301,071
  Multi-family                                                                                   1,444                1,934
Land loans                                                                                       1,109                1,604
Construction loans                                                                               7,585               11,867
Non-residential real estate loans                                                                4,601                6,261
Loans on savings accounts                                                                        5,157                5,881
Other consumer loans                                                                            43,690               28,643
                                                                                              --------             --------
                                                                                              358,191              357,261
Less:
  Allowance for loan losses                                                                      3,537                3,515
  Deferred loan fees                                                                               658                  580
  Undisbursed portion of loans in process                                                       11,010                7,994
                                                                                              --------             --------
                                                                                              $342,986             $345,172
                                                                                              ========             ========

Changes in the allowance for loan losses are as follows (in thousands):

                                                                                               Year Ended
                                                                                              September 30,
                                                                           ------------------------------------------------
                                                                             1999                1998                1997

Beginning balance, October 1                                               $3,515               $3,355              $3,182
Provision charged to operating expense                                        150                  180                 240
Recoveries                                                                     44                   44                   9
Loans charged off                                                            (172)                 (64)                (76)
                                                                           ------               ------              ------
Ending balance, September 30                                               $3,537               $3,515              $3,355
                                                                           ======               ======              ======

Substantially all of the Company's loans receivable are with customers in southern Louisiana.

At September 30, 1999 and 1998 there were unamortized discounts on loans purchased of approximately $560 and $900 , respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

The amount of nonaccrual loans at September 30, 1999 and 1998 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 1999, 1998 or 1997.

The Company has collateralized its advances from the Federal Home Loan Bank by a blanket floating lien on its first mortgage loans.

5. REAL ESTATE OWNED

Real estate owned consisted of the following (in thousands):

                                                                                                        September 30,
                                                                                ----------------------------------------------------
Real estate acquired through foreclosure                                                         $ 325               $ 443
Less allowance for losses                                                                        (147)               (112)
                                                                                                 -----               -----

Real estate owned, net                                                                           $ 178               $ 331
                                                                                                 =====               =====

Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                                                               Year Ended
                                                                                              September 30,
                                                                           ---------------------------------------------------------
Beginning balance, October 1                                                 $112                $ 112               $ 108
Provision charged to operating expense                                         35                   --                   4
                                                                             ----                -----               -----
Ending balance, September 30                                                 $147                $ 112               $ 112
                                                                             ====                =====               =====


6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                                                                                      September 30,
                                                                                ----------------------------------------------------
                                                                                                 1999                1998
Land                                                                                           $ 3,687             $ 3,571
Buildings and improvements                                                                       5,714               4,406
Furniture, fixtures and equipment                                                                5,884               4,851
                                                                                               -------             -------
                                                                                                15,285              12,828
Less accumulated depreciation                                                                   (4,945)             (4,064)
                                                                                               -------             -------
                                                                                              $ 10,340             $ 8,764
                                                                                              ========             =======

7. DEPOSITS

Deposits are summarized as follows (in thousands):

                                                                                                       September 30,
                                                                                ----------------------------------------------------
                                                                                                 1999                1998
NOW accounts                                                                                  $ 47,828            $ 37,000
Passbook and regular savings                                                                    25,867              25,791
Money funds accounts                                                                             7,041               8,711
Certificates of deposit                                                                        222,348             207,763
                                                                                              --------            --------
                                                                                              $303,084            $279,265
                                                                                              ========            ========

Certificates of deposit of $100 and over amounted to $48,900 and $46,500 at September 30, 1999 and 1998, respectively.

Certificates of deposits at September 30, 1999 mature as follows (in thousands):

        Less than one year                                  $150,217
        1-2 years                                             46,643
        2-3 years                                             13,937
        3-4 years                                              5,988
        4-5 years                                              4,978
        Over 5 years                                             585
                                                            --------
        TOTAL                                               $222,348
                                                            ========

8. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 1999, the Company was indebted to the FHLB for $78,682 of advances bearing interest at a weighted average rate of 5.34% which are due as follows (in thousands):

      Year Ended
     September 30,
        2000                                               $44,300
        2001                                                 1,700
        2002                                                16,518
        2003                                                 8,340
        2004                                                 2,824
        2005                                                 5,000
                                                           -------
                                                           $78,682
                                                           =======


These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

Included in the table above are $35,000 of advances callable in the year ended September 30, 2000, $5,000 callable in the year ended September 30, 2003. These advances have been included in the above table based upon their call dates rather than their stated due dates of between December 1999 and May 2003.

At September  30,  1998,  the Company was indebted to the Federal Home Loan Bank
(FHLB) for $67,721 of advances bearing interest at an average rate of 5.34%, $36,740 of which were due or callable in the year ended September 30, 1999, $12,155 in 2000 and the balance thereafter.

The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

9. BORROWINGS FOR COMMON STOCK REPURCHASES

The Company borrowed $5,178 at September 30, 1998 in connection with repurchases of common stock for the treasury. Approximately $4,800 was due to brokers on the settlement date of such purchases and $347 was due under a loan agreement. The loan agreement provided maximum borrowings of $8,000 for dividend payments and common stock repurchases with interest at 2% above the LIBOR rate and was due September 30, 1999. This note was repaid in January 1999.

10. INCOME TAXES

The Company is permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company has generally used the percentage of taxable income method to calculate this addition. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb bad debt losses, generally accepted accounting principles do not require that deferred income taxes be provided on that portion which existed as of September 30, 1988. At September 30, 1999, retained earnings included approximately $4,200 representing such bad debt deductions for which no deferred income taxes have been provided.

During the year ended September 30, 1996 legislation was enacted which eliminates the use of the percentage of taxable income method to calculate the addition to the allowance for bad debts for income tax purposes. This was effective October 1, 1996 with respect to the Company. In addition, the legislation requires that the Company include in taxable income the allowance established subsequent to September 30, 1988. This allowance amounted to approximately $2,800 at September 30, 1997 and is being included in taxable income in annual installments of approximately $470 beginning October 1, 1998. As the taxes with respect to this allowance are paid they are added to deferred tax assets and, therefore, the payment of these taxes should have no significant effect upon the Company's results of operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 1999 and 1998 are as follows (in thousands):

                                                       1999       1998
 Deferred tax assets:
MSP  expense                                        $   175    $   185
Allowance  for loan losses                              100         90
Unrealized  loss on securities available-for-sale       480       --
Other                                                   170        145
                                                    -------    -------
     Total deferred tax assets                          925        420
                                                    -------    -------
Deferred tax  liabilities:
Deferred  loan fees and costs,  net                     425        319
Tax over book  depreciation                             130        210
Dividends on FHLB stock                                 490        345
Unrealized  gain on securities available-for-sale      --          180
Other                                                   165        146
     Total deferred tax liabilities                   1,210      1,200
                                                    -------    -------
     Net deferred tax liabilities                   $  (285)   $  (780)
                                                    =======    =======


The components of income taxes are as follows (in thousands):

                                                                                              Year Ended
                                                                                              September 30,
                                                                          ----------------------------------------------------------
                                                                             1999                1998                1997
Currently payable                                                          $1,714               $2,142              $1,200
Deferred                                                                      175                  (75)                797
                                                                           ------               ------              ------
                                                                           $1,889               $2,067              $1,997
                                                                           ======               ======              ======


Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                                                               Year Ended
                                                                                              September 30,
                                                                          ----------------------------------------------------------
                                                                             1999                1998                1997
Taxes computed at statutory rates                                          $1,889               $1,999              $1,994
Increase (decrease) in taxes due to
 miscellaneous items                                                           --                   68                   3
                                                                           ------               ------              ------
                                                                           $1,889               $2,067              $1,997
                                                                           ======               ======              ======

Actual tax rate                                                               35%                 35%                  34%
                                                                              ==                  ==                   ==


11. NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                                                              Year Ended
                                                                                              September 30,
                                                                          ----------------------------------------------------------
                                                                             1999                1998                1997
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                                                    $  833               $  751              $  610
Equipment, including depreciation, telephone, etc.                          1,408                1,155                 811
Data processing                                                               563                  471                 398
                                                                           ------               ------              ------
                                                                           $2,804               $2,377              $1,819
                                                                           ======               ======              ======

Other operating expenses consisted of the following (in thousands):

                                                                                              Year Ended
                                                                                              September 30,
                                                                          ----------------------------------------------------------
                                                                             1999                1998                1997
Stationery, printing and postage                                           $  696               $  635              $  591
Other                                                                       1,503                1,039               1,044
                                                                           ------               ------              ------
                                                                           $2,199               $1,674              $1,635
                                                                           ======               ======              ======

12. OTHER COMPREHENSIVE INCOME

Other comprehensive income included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 1999, 1998 and 1997:

                                                                                                  Tax               Net of
                                                                         Before-Tax            (Expense)              Tax
                                                                           Amount               Credit              Amount
1999
----
  Gross change in unrealized gain (loss) on
    securities available-for-sale                                         $(1,898)              $ 665              $(1,233)
  Less: Reclassification for gain included in net income                       14                  (5)                   9
                                                                          -------               -----              -------
  Net change in unrealized gain (loss) on
   securities available-for-sale                                          $(1,912)              $ 670              $(1,242)
                                                                          =======               =====              =======
1998
----
  Gross change in unrealized gain (loss) on
   securities available-for-sale                                           $  111              $  (39)             $    72
  Less: Reclassification for gain included in net income                      138                 (48)                 90
                                                                          -------               -----              -------
  Net change in unrealized gain (loss) on
    securities available-for-sale                                          $  (27)                $ 9                $ (18)
                                                                           ======                 ===                =====
1997
----
  Gross change in unrealized gain (loss) on
    securities available-for-sale                                          $  296               $(104)               $ 192
  Less: Reclassification for gain included in net income                      274                 (96)                 178
                                                                          -------               -----              -------
  Net change in unrealized gain (loss) on
    securities available-for-sale                                          $   22                $ (8)              $   14
                                                                           ======                ====               ======

13. RETIREMENT PLAN

The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 1999, 1998 and 1997. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

14. INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 1999, 1998 and 1997:

                                                                                              Year Ended
                                                                                             September 30,
                                                                           ---------------------------------------------------
                                                                             1999                1998                1997
Weighted average number of common shares
  outstanding - used in computation of basic
  earnings per common share                                                 2,660                3,106               3,060
Effect of dilutive securities:
  Stock options                                                                40                  129                  61
  MSP stock grants                                                             27                   31                  28
                                                                            -----                -----               -----
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities used in computation of diluted
  earnings per common share                                                 2,727                3,266               3,149
                                                                            =====                =====               =====

24

15. EMPLOYEE STOCK PLANS

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

Compensation expense related to the ESOP was $436, $617 and $509 for the years ended September 30, 1999, 1998 and 1997, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 1999 and 1998 :

                                                                                                 1999                1998

Shares released for allocation or committed to be released                                     146,101             117,324
Unreleased shares                                                                              175,401             208,635
                                                                                               -------             -------
Total ESOP shares                                                                              321,502             325,959
                                                                                               -------             -------

Market value of unreleased shares                                                              $ 2,653             $ 3,156
                                                                                               =======             =======

In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended
September 30, 1999, 1998 and 1997, the issuance of additional options were authorized. The exercise prices are equal to the market price on the date of grant and 20% of the options are generally exercisable within the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 1999, 1998 or 1997. The following table summarizes activity relating to the Plans:

                                                                          Available                                Weighted
                                                                             for               Options              Average
                                                                            Grant            Outstanding             Price

Balance, October 1, 1996                                                       --              432,200               $13.94
  Reserved                                                                 34,000                   --                  --
  Granted                                                                 (10,000)              10,000                15.94
                                                                          -------               ------                -----
Balance, September 30, 1997                                                24,000              442,200                13.98
  Reserved                                                                 34,000
  Granted                                                                 (54,800)              54,800                19.88
  Exercised                                                                    --               (1,350)               15.94
                                                                          -------               ------                -----
Balance, September 30, 1998                                                 3,200              495,650                14.63
  Reserved                                                                 30,682                   --                   --
  Granted                                                                 (30,682)              30,682                16.34
                                                                          -------               ------                -----
Balance, September 30, 1999                                                 3,200              526,332               $14.73
                                                                            =====              =======               ======

Exercisable at September 30, 1997                                                               96,597               $13.94
                                                                                                ======               ======
Exercisable at September 30, 1998                                                              181,147               $13.95
                                                                                               =======               ======

Exercisable at September 30, 1999                                                              278,007               $14.20
                                                                                               =======               ======

Options exercisable at September 30, 1999 include 264,397 at $13.94 per share, 2,650 at $15.94 per share and 10,960 at $19.88 per share. Outstanding options at September 30, 1999 include 432,200 at $13.94 per share with an average remaining contractual life of 6 years, 8,650 at $15.94 and 7 years, 54,800 at $19.88 and 8 years and 30,682 at $16.31 and 10 years.

In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. In the year ended September 30, 1999 the Board of Directors authorized restricted grants of 6,000 shares to a new executive employee. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $400, $468 and $642 for the years ended September 30, 1999, 1998 and 1997, respectively.
There were 65,005 unvested shares at September 30, 1999.

The Company applies APB Opinion No. 25 and related interpretation in accounting for its stock options. Accordingly, no compensation cost has been recognized. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the years ended September 30, 1999, 1998 and 1997 was $4.53, $5.22 and $4.41,
respectively. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:
                                          1999          1998         1997
Net income:
  As reported                           $3,509         $3,813       $3,867
  Pro forma                              3,115          3,428        3,370
Basic income per share:
  As reported                            $1.32          $1.23        $1.26
  Pro forma                               1.17           1.10         1.10
Diluted income per share
  As reported                            $1.29          $1.17        $1.23
  Pro forma                               1.16           1.06         1.09

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.5%; expected volatility of 20 percent; risk-free interest rate of 5.5 to 6.0 percent; and expected lives of 8 years for all options.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

As of September 30, 1999, the Company had made various commitments to extend credit totaling approximately $15,400 including $11,010 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 6.75% to 8.75% at September 30, 1999. The rates on variable rate loan commitments range from 5.50% to 8.00% at September 30, 1999. As of September 30, 1998 such commitments totaled approximately $13,900 including $7,994 of the undisbursed portion of loans in process.

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

17. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of the Company's financial instruments are as follows at September 30, 1999 and 1998 (in thousands):

                                                                           1999                              1998
                                                              -----------------------------------------------------------------
                                                               Estimated         Estimated
                                                               Carrying            Fair           Carrying           Fair
                                                                Amount             Value           Amount            Value
Financial assets:
  Cash and certificates of deposit                             $ 10,292          $ 10,292         $ 11,338         $ 11,338
  Investments and mortgage-backed securities                     63,460            63,460           36,769           36,769
  Loans                                                         346,523           342,000          348,687          352,000
  Less: allowance for loan losses                                 3,537             3,537            3,515            3,515
                                                               --------          --------         --------         --------
  Loans, net of allowance                                       342,986           338,463          345,172          348,485
                                                               --------          --------         --------         --------
Financial liabilities:
  Deposits                                                      303,084           301,600          279,265          279,800
  Advances from Federal Home Loan Bank                           78,682            78,300           67,721           67,600
  Borrowings for common stock repurchases                            --                --            5,178            5,178

18. REGULATORY CAPITAL

The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes was as follows (in thousands):

                                                                        September 30, 1999
                                        --------------------------------------------------------------------------------------------
                                                                                                            To be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                                         Adequacy Purposes               Action Provisions
                                     ---------------------------      --------------------------     -------------------------------
                                                 Actual                      Required                        Required
                                     ---------------------------      --------------------------     -------------------------------
                                         Amount            %            Amount           %            Amount            %

Core capital                             $41,092         9.5%           $17,353         4.0%          $25,982          6.0%
Tangible capital                         $41,092         9.5%           $ 6,495         1.5%              N/A          N/A
Total Risk based capital                 $44,128        18.2%           $19,403         8.0%          $24,255         10.0%
Leverage                                 $41,092         9.5%               N/A         N/A           $21,652          5.0%

                                                                        September 30, 1998
                                        --------------------------------------------------------------------------------------------
                                                                                                            To be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                                         Adequacy Purposes               Action Provisions
                                     ---------------------------      --------------------------     -------------------------------
                                                 Actual                      Required                        Required
                                     ---------------------------      --------------------------     -------------------------------
                                         Amount            %            Amount           %            Amount            %

Core capital                             $53,415        13.1%           $16,268         4.0%          $24,402          6.0%
Tangible capital                         $53,415        13.1%           $ 6,100         1.5%              N/A          N/A
Total Risk based capital                 $56,195        25.3%           $17,748         8.0%          $22,185         10.0%
Leverage                                 $53,415        13.1%               N/A         N/A           $20,335          5.0%

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive.
Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 1999 and 1998 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

19. SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
(PARENT COMPANY ONLY)

                                 Balance Sheets
                                                                                                1999                1998
Assets:
  Investment in subsidiary                                                                     $40,277             $53,832
  Cash held by subsidiary                                                                        5,358                  --
  Due from ESOP                                                                                  1,754               2,086
  Other                                                                                          1,311               1,787
                                                                                               -------             -------
                                                                                               $48,700             $57,705
                                                                                               =======             =======
Liabilities and stockholders' equity:
  Borrowings for common stock repurchase                                                         $  --             $ 5,178
  Stockholders' equity                                                                          48,700              52,527
                                                                                               -------             -------
                                                                                               $48,700             $57,705
                                                                                               =======             =======

                             Statements of Earnings

                                                                                       Year Ended September 30
                                                                        ------------------------------------------------------------
                                                                            1999                1998                1997

Dividends received from subsidiary                                        $17,000                 $ --                $ --
Equity in earnings of subsidiary greater than
  (less than) dividends received                                          (13,351)               3,871               3,938
Interest income from subsidiary                                               237                  264                 429
Management fees and other expenses allocated
  to the Parent                                                              (252)                (252)               (799)
Other income (expenses), net                                                 (195)                 (38)                312
Income tax (expense) credit                                                    70                  (32)                (13)
                                                                          -------              -------             -------
Net income                                                                $ 3,509              $ 3,813             $ 3,867
                                                                          =======              =======             =======

28

                            Statements of Cash Flows

                                                                                       Year Ended September 30
                                                                        ------------------------------------------------------------
                                                                           1999                 1998                1997

Cash Flows from Operating Activities                                      $16,903             $ 1,273              $ 3,019
                                                                          -------             -------              -------
Cash Flows from Investing Activities:
  Repayment of loan by subsidiary                                             332                 364                  382
                                                                          -------             -------              -------
    Net cash provided by investing activities                                 332                 364                  382
                                                                          -------             -------              -------
Cash Flows from Financing Activities:
  Borrowings under note payable agreement                                   6,767                 347                   --
  Repayment of borrowings under loan agreement                             (7,114)                 --                   --
  Dividends paid                                                           (1,338)             (1,592)              (1,581)
  Cash paid for purchase of common stock for treasury                     (10,435)               (400)              (1,403)
                                                                          -------             -------              -------
    Net cash used in financing activities                                 (12,120)             (1,645)              (2,984)
                                                                          -------             -------              -------
Net increase (decrease) in cash and cash equivalents                        5,115                  (8)                 417
Cash and cash equivalents, beginning of year                                  892                 900                  483
Cash and cash equivalents, end of year                                    $ 6,007              $  892             $    900


A cash dividend of $17,000 was paid by Teche Federal Savings Bank to Teche Holding Company in the year ended September 30, 1999.

Stockholder's equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 1999 was approximately $15,000.

20. NEW ACCOUNTING STANDARD

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

SFAS No. 133 applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption of this Statement is permitted. The Company expects to adopt this accounting standard on October 1, 2000.

                                             Directors of Teche Holding Company
                                             and Teche Federal Savings Bank

                                             W. Ross Little, Chairman,
                                               Teche Holding Company
                                             Patrick O. Little, Chairman,
                                               Teche Federal Savings Bank
                                             Mrs. Mary Coon Biggs
  [PICTURE OMITTED]                          Donelson T. Caffery, Jr.

                                             Henry L. Friedman
                                             Mrs. Virginia Kyle Hine
                                             Dr. Thomas F. Kramer
                                             Robert E. Mouton
                                             Christian L. Olivier, Jr.
                                             W. Ross Little, Jr.

Advisory Directors of
Teche Federal Savings Bank

      Charles H. Davidson
      Nelson D. Henry
      Robert Judice, Jr.
      Maunette B. Risher

INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

      Deloitte & Touche LLP
      One Shell Square
      701 Poydras Street
      New Orleans, LA 70139

LEGAL COUNSEL
--------------------------------------------------------------------------------

      Biggs, Trowbridge, Supple,
      Cremaldi and Curet, L.L.P.
      Lawless Building
      Willow Street
      Franklin, LA 70538

SPECIAL COUNSEL
--------------------------------------------------------------------------------

      Malizia Spidi & Fisch, PC
      One Franklin Square
      1301 K. Street, N.W., Suite 700 East
      Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
--------------------------------------------------------------------------------

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, NJ 07016-3572
      (800) 368-5948
      Fax (908) 497-2312

      Officers of Teche Federal Savings Bank

      Patrick O. Little              Chairman, President/CEO
      Robert E. Mouton               Executive Vice President
      Scott Sutton                   Senior Vice-President
      Chief Operating Officer
      Faye L. Ibert                  Senior Vice-President
      J.L. Chauvin                   Senior Vice-President/Treasurer
      Chief Financial Officer
      Daryl Broussard                Senior Vice-President
      Chief Lending Officer
      Stanley Plessala               Vice-President
      D. Ross Landry                 Vice-President
      W. Ross Little, Jr.            Vice-President, Secretary
      Nancy Terrell                  Vice-President
      Angela Badeaux                 Vice President
      Glen Brown                     Vice-President
      James P. Hamilton              Assistant Vice-President
      Elaine G. Cockerham            Assistant Vice-President
      Lydia B. Hebert                Assistant Vice-President
      Carol Nini                     Assistant Vice-President
      Eddie LeBlanc                  Assistant Vice-President,
      Internal Auditor
      Brenda Henson                  Assistant Vice-President
      Karen Verret                   Assistant Vice-President
      Wendy Frederick                Assistant Vice-President
      Tamaria B. Lecompte            Assistant Vice-President
      Gwen Doucet                    Assistant Vice-President
      Lavergne Boutte                Assistant Vice-President
      Vicky Landry                   Assistant Vice-President
      Mary Beth Brady                Assistant Vice-President
      Donna Cheely                   Assistant Vice-President
      Irma Nell Bourque              Assistant Vice-President
      Andy Magers                    Assistant Vice-President
      Beverly Adams                  Assistant Vice-President
      Gerry Mouton                   Assistant Vice-President
      Debbie Stevens                 Assistant Vice-President
      Dalie Eldridge                 Assistant Vice-President
      Bill Babineaux                 Assistant Vice-President
      Lucille Wattigny               Assistant Vice-President
      Susan Simoneaux                Assistant Vice-President
      Theresa Landry                 Assistant Vice-President
      Lynn Blanchard                 Assistant Vice-President