Form 10-K405, Exhibit 13
period 2000-09-30
TECHE HOLDING CO
filed 2000-12-29
CIK 934538

EXHIBIT 13

                             TECHE HOLDING COMPANY

                                      2000

                                     ANNUAL

                                     REPORT

Teche Holding Company
211 Willow Street
Franklin, LA 70538

Teche Federal Savings Bank
211 Willow Street
Franklin, LA 70538
Telephone: (337)828-3212
LA WATS (800)256-1500
FAX (337)828-0110
Call Center (800)897-0315

Franklin Drive Thru
1823 Main St.
Franklin, LA 70538
(337)828-4177

Morgan City
1001 7th St.
Morgan City, LA 70380
(504)384-0653

Bayou Vista
206 Arlington
Bayou Vista, LA 70380
(504)395-5244

New Iberia
529 N. Lewis
New Iberia, LA 70560
(337)364-5528

New Iberia
142 W. St. Peter Street
New Iberia, LA 70560
(337)364-5145

Lafayette
Broadmoor
5121 Johnston Street
Lafayette, LA 70503
(337)981-1887

Lafayette
Downtown
1001 Johnston
Lafayette, LA 70501
(337)232-6463

Lafayette
2306 W. Pinhook Rd.
Lafayette, LA 70508
(337)232-3419

Lafayette
Marketing/Auditing
606 Lee Avenue
Lafayette, LA 70501
(337)237-8066

Breaux Bridge
601 E. Bridge Street
Breaux Bridge, LA 70517
(337)332-2149

Houma
706 Barrow St.
Houma, LA 70360
(504)868-8766

Houma
1983 Prospect Blvd.
Houma, LA 70363
(504)857-9990

Houma
Winn Dixie Market Place
1218 St. Charles St.
Houma, LA 70360
(504)873-5799

Thibodaux
Winn Dixie Market Place
375 North Canal Blvd
Thibodaux, LA 70301
(504)446-6707



                               Table of Contents
                                                                          Page

President's Message                                                        1

Selected Financial Information                                             2

Business of The Company & Business of the Bank                             3

Market and Dividend Information                                            3

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                        4

Independent Auditors' Report                                               10

Consolidated Balance Sheets                                                11

Consolidated Statements of Income                                          12

Consolidated Statements of Stockholders' Equity                            13

Consolidated Statements of Cash Flows                                      14

Notes to Consolidated Financial Statements                                 16

Directors and Officers                                                     29

General Information                                                        29

[LOGO]
                                  TECHE HOLDING
                                     COMPANY


President's Message
--------------------------------------------------------------------------------

Dear Fellow Shareholders,

     The year 2000 was a milestone in the growth of Teche Holding Company and our wholly owned subsidiary, Teche Federal Savings Bank. We have made remarkable progress this year and since we became a public company in 1994. We are currently the 4th largest publicly traded bank based in Louisiana and the 15th largest bank operating in Louisiana. We have added an average of one branch office each year for the last eight years and currently have 14 locations in South Louisiana. Our branching strategy enables us to offer exceptional customer service to our growing customer base. Over 1,000 individuals open new accounts each month, a testimony to our outstanding customer service, products and marketing.

Some highlights in our growth include:

                                                 2000 Growth   5-year growth
Operating Revenue                                     6%            58%
Non Interest Income                                  26%           445%
Assets                                                9%            47%
Number of Checking Accounts                          16%           163%
Core Earnings Per Share                              21%            85%

     We have achieved considerable growth while maintaining profitability and we intend to continue this course in 2001. Our goal is SmartGrowth - growth with profitability. This strategy guides our day to day management decisions. In balancing growth initiatives with profitability over the past five years, we have seen our non interest income increase 445%, while our non interest expense has increased only 115% over the same period.

     We are investing in a platform for growth through our branching strategy and centralizing our operations in a new operations center which will open in New Iberia in the spring of 2000. We are also investing in technology which is a business essential in the 21st Century.

     One of our key goals is to continue to grow our consumer loan portfolio, including our successful home equity loan program. Nearly half of our checking account customers are homeowners and we are able to serve them with their home loan needs. Consumer and commercial loans were 17.3% of our total loans in 2000, up from 12.7% in 1999. While consumer and commercial loans are a small part of our loan portfolio, this growth represents SmartGrowth. We are very proud of our progress and of our loan officers who are building our success in these areas.

     Increased earnings and continued stock repurchases resulted in a 21% increase in core earnings per share (excludes gains and losses on sales of securities) this year. Uppermost in our priorities is a return for our shareholders now and into the future.

     Wishing you a Merry Christmas and a prosperous New Year!

                                        Sincerely,

                                        /s/Patrick O. Little
                                        ----------------------------------------
                                        Patrick O. Little

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
--------------------------------------------------------------------------------

                                                   At or for the Year Ended September 30,
                                      ---------------------------------------------------------
                                        2000        1999        1998        1997        1996
Assets ............................   $474,527    $434,265    $408,823    $404,097    $379,590
Loans Receivable, Net .............    386,512     342,986     345,172     346,875     316,216
Securities-Available for Sale .....     54,635      63,460      36,769      37,854      44,496
Securities-Held to Maturity .......      2,574          --          --          --          --
Cash and cash equivalents .........     10,384      10,292      10,680       5,868       7,072
Deposits ..........................    309,896     303,084     279,265     280,302     254,723
FHLB Advances .....................    111,853      78,682      67,721      65,398      66,900
Stockholders' Equity ..............     48,621      48,700      52,527      54,359      52,282
Summary of Operations
Interest Income ...................   $ 32,976     $30,275     $30,357    $ 29,788    $ 26,591
Interest Expense ..................     19,098      16,356      16,712      16,681      14,003
                                      --------    --------    --------    --------    --------
Net Interest Income ...............     13,878      13,919      13,645      13,107      12,588
Provision for Loan Losses .........        120         150         180         240         300
                                      --------    --------    --------    --------    --------
Net Interest Income after
 provision for Loan Losses ........     13,758      13,769      13,465      12,867      12,288
Non-Interest Income ...............      5,608       4,452       3,475       2,590       1,852
SAIF Special Assessment ...........         --          --          --          --       1,824
Non-Interest Expenses .............     13,778      12,837      11,198       9,867       8,616
                                      --------    --------    --------    --------    --------
 Income Before Gains on Sales
  of Securities and Income Taxes ..      5,588       5,384       5,742       5,590       3,700
Gains on Sales of Securities ......         --          14         138         274          91
Income Tax Expense ................      1,928       1,889       2,067       1,997       1,270
                                      --------    --------    --------    --------    --------
Net Income
  Actual ..........................   $  3,660    $  3,509    $  3,813    $  3,867    $  2,521
                                      ========    ========    ========    ========    ========
  Before SAIF Special Assessment ..                                                   $  3,725
                                                                                      ========
Selected Financial Ratios
Ratio of Equity to Assets .........       10.2%       11.2%       12.8%       13.5%       13.8%
Book Value/Common Share ...........   $  19.43    $  17.79    $  16.97    $  15.81    $  14.76
Dividends declared per Share ......   $   0.50    $   0.50    $   0.50    $   0.50    $   0.50
Basic Income per Common Share
  Actual ..........................   $   1.56    $   1.32    $   1.23    $   1.26    $   0.70
  Before SAIF Special Assessment ..                                                   $   1.03
Diluted Income per Common Share
  Actual ..........................   $   1.55    $   1.29    $   1.17    $   1.23    $   0.70
  Before SAIF Special Assessment ..                                                   $   1.03
Annualized Return on Average Assets
  Actual ..........................       0.81%       0.84%       0.94%       0.99%       0.72%
  Before SAIF Special Assessment ..                                                       1.07%
Annualized Return on Average Equity
  Actual ..........................       7.70%       6.90%       6.79%       7.34%       4.29%
  Before SAIF Special Assessment ..                                                       6.33%
Net Interest Margin ...............       3.21%       3.46%       3.45%       3.42%       3.68%
Non-Interest Expense/Average Assets
  Actual ..........................       3.06%       3.06%       2.75%       2.52%       3.00%
  Before SAIF Special Assessment ..                                                       2.48%
Non-Interest Income/Average Assets        1.24%       1.06%       0.85%       0.66%       0.53%
Non Performing Loans/Loans (1) ....       0.28%       0.24%       0.21%       0.32%       0.17%
Allowance for Loan Losses/Loans (1)       0.93%       1.02%       1.01%       0.96%       1.00%
Dividend Payout
  Actual ..........................      32.05%      37.88%      40.65%      39.68%      71.43%
  Before SAIF Special Assessment ..                                                      48.54%

(1) Total loans before allowance for loan losses

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

It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes fourteen full service offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and upper Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization (the "Conversion").


Summary of Quarterly Operating Results

                                                  2000                              1999
                                   ----------------------------------------------------------------------
                                    First   Second    Third   Fourth    First   Second    Third   Fourth
                                            (Amounts in thousands, except for per share data)
Interest Income ................   $7,828   $8,043   $8,387   $8,718   $7,420   $7,499   $7,564   $7,792
Interest Expense ...............    4,358    4,529    4,906    5,305    4,146    3,999    4,056    4,155
Net Interest Income ............    3,470    3,514    3,481    3,413    3,274    3,500    3,508    3,637
Provision for Loan Losses ......       30       30       30       30       45       45       30       30
Income Before Income Taxes......    1,330    1,373    1,489    1,396    1,370    1,312    1,372    1,344
Net Income .....................      864      920      962      914      890      853      892      874
Basic Income Per Common Share ..     0.36     0.40     0.41     0.39     0.32     0.32     0.34     0.34
Diluted Income Per Common Share      0.36     0.39     0.41     0.39     0.32     0.31     0.33     0.34

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH". The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended           Sales Price    Period End Close  Cash Dividend Declared    Date Declared
                        High     Low
December 31, 1998   $15.750    $13.000      $15.375             $0.125             November 18, 1998
March 31, 1999      $15.563    $14.000      $14.500             $0.125             February 19, 1999
June 30, 1999       $17.375    $14.375      $17.125             $0.125             May 19, 1999
September 30, 1999  $17.250    $14.500      $15.125             $0.125             August 18, 1999
December 31, 1999   $14.875    $13.000      $13.250             $0.125             November 18,, 1999
March 31, 2000      $14.000    $10.625      $12.500             $0.125             February 17, 2000
June 30, 2000       $13.500    $11.875      $12.8125            $0.125             May 24, 2000
September 30, 2000  $13.625    $12.125      $13.500             $0.125             August 24, 2000

According to the records of the Company's transfer agent, there were 601 registered stockholders of record at November 20, 2000. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2000 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rate risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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

References to the "Bank" herein, unless the context requires otherwise, refer to the Company on a consolidated basis

Management  Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. This focus, because home mortgage lending is typically considered to be one of the safer forms of lending, is designed to reduce the risk of loss on the Bank's loan portfolio. However, the relative lack of diversification in its loan portfolio structure does increase the Bank's portfolio concentration risk by making the value of the portfolio relatively more susceptible to declines in real estate values in its market area. In recent years, management has placed added emphasis on the origination of home equity loans and other consumer types of loans. In addition, the Bank supplements its home lending operations with the origination of commercial loans, and the purchase of loans, investments and mortgage-backed securities..

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

The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has increased its short-term borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2000, the weighted average term to repricing of Teche Federal's ARM loan and mortgage-backed securities portfolio was approximately 25 months. In contrast, at September 30, 2000, $127.5 million of the Bank's certificate accounts and $90.7 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $309.9 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank. Furthermore, at September 30, 2000, the Bank had approximately $57.5 million in short-term advances and $16.4 million in adjustable rate mortgage-backed and other securities.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. Should interest rates rise further, management believes the Bank's capital position will enable it to withstand the negative impact on earnings.

Rate/Volume Analysis. . The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                               Year Ended September 30,
                                                         2000 vs 1999               1999 vs 1998
                                            --------------------------------------------------------------------
                                                Increase (Decrease) Due to     Increase (Decrease) Due to
                                              Volume       Rate       Net      Volume       Rate       Net
                                            --------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Interest-earning assets:
         Securities (1)                      $   832    $   257    $ 1,089    $   691    $   (97)   $   594
         Loans receivable, net                 1,840        170      2,010       (722)      (209)      (931)
         Other interest-earning assets (2)      (335)       (63)      (398)       291        (36)       255
                                             -------    -------     ------     ------    -------    -------
Total Interest Earning Assets                  2,337        364      2,701        260       (342)       (82)
                                             -------    -------     ------     ------    -------    -------
Interest-bearing liabilities
         Deposits                                683        (55)       628        555       (899)      (344)
FHLB advances and other borrowings             1,507        607      2,114        117       (129)       (12)
                                             -------    -------     ------     ------    -------    -------
Total interest-bearing liabilities             2,190        552      2,742        672     (1,028)      (356)
                                             -------    -------     ------     ------    -------    -------
Net change in net interest income            $   147    $  (188)    $  (41)    $ (412)   $   686    $   274
                                             =======    =======     ======     ======    =======    =======

(1) Includes investment securities and FHLB stock.
(2) Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to the Company's actual and average balance sheet and reflects the actual and average yield on assets and actual and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                                                     Year Ended September 30,
                                  --------------------------------------------------------------------------------------
                                              2000                       1999                         1998
                                  --------------------------- ---------------------------  -----------------------------
                                                     Average                     Average                        Average
                                   Average           Yield/    Average            Yield/   Average               Yield/
                                   Balance  Interest  Cost     Balance Interest    Cost    Balance   Interest    Cost
                                                                 (Dollars in Thousands)
Assets
 Interest Earning Assets
  Securities, Net (1)             $ 67,113  $ 4,365   6.50%   $ 54,139   $ 3,276   6.05%   $ 42,769   $ 2,682    6.27%
  Loans receivable (2) (3)         364,237   28,419   7.84%    340,540    26,539   7.79%    349,769    27,470    7.85%
   Other Interest-earning
    assets(4)                        1,210      192   5.12%      7,527       460   6.11%      2,475       205    8.28%
                                  --------  -------           --------   -------           --------   -------
   Total interest-earning assets   432,560  $32,926   7.62%    402,206   $30,275   7.53%    395,013   $30,357    7.69%
                                             =======                     =======                      =======
  Non-interest earning assets       18,268                      17,232                       12,436
                                  --------                    --------                     --------
 Total assets                     $450,828                    $419,438                     $407,449
                                  ========                    ========                     ========
Liabilities and Equity
 Interest-bearing Liabilities
  NOW accounts                    $ 38,747  $   784   2.02%   $ 25,198   $   473   1.88%   $ 22,545   $   397    1.76%
  Statement & regular
   savings accounts                 23,357      444   1.90%     26,553       582   2.19%     25,861       663    2.56%
  Money funds accounts              11,424      435   3.81%      8,343       307   3.68%      9,342       343    3.67%
  Certificates of Deposit          216,694   11,533   5.32%    215,157    11,206   5.21%    207,722    11,509    5.54%
                                  --------  -------           --------   -------           --------   -------
    Total Deposits                 290,222   13,196   4.55%    275,251    12,568   4.57%    265,470    12,912    4.86%
  FHLB advances and
   other borrowings                 95,753    5,902   6.16%     70,401     3,788   5.38%     68,306     3,800    5.56%
                                  --------  -------           --------   -------           --------   -------
 Total interest-bearing
  liabilities                      385,975  $19,098   4.95%    345,652   $16,356   4.73%    333,776   $16,712    5.01%
                                             =======                     =======                      =======
  Non-interest-bearing
  liabilities                       17,311                      22,954                       17,488
                                  --------                    --------                     --------
Total liabilities                  403,286                     368,606                      351,264
Stockholders' Equity                47,542                      50,832                       56,185
                                  --------                    --------                     --------
Total liabilities and
 Stockholders' Equity             $450,828                    $419,438                     $407,449
                                  ========                    ========                     ========
Net interest income/interest
 rate spread (5)                             $13,828  2.67%              $13,919   2.80%              $13,645    2.68%
                                             =======                     =======                      =======
Net interest margin (6)                               3.21%                        3.46%                         3.45%
Interest-earning assets/
  Interest bearing liabilities                      112.07%                      116.36%                       118.35%

(1)  Includes securities and FHLB stock
(2) Amount is net of deferred loan fees, loan discounts and premiums, loans-in-process and allowance for loan losses and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $151,000 in 2000, $102,000 in 1999, $86,000 in 1998.
(4)  Amount includes certificates of deposit and other interest-bearing deposits
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 1999 to September 30, 2000

General. Total assets increased $40.2 million, or 9.3% to $ 474.5 million at September 30, 2000 from $434.3 million at September 30, 1999, primarily as a result of an increase in home equity loans.

Loans Receivable, Net. The Bank's net loans receivable increased $43.5 million or 12.7% to $386.5 million from $343.0 million at September 30, 1999 due primarily to an increase in home equity loans. Of all real estate loans originated in fiscal 2000, 71.8% had adjustable rates.

Deposits. The Bank's deposits, after interest credited, increased $6.8 million or 2.2% to $309.9 million from $ 303.1 million at September 30, 1999.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas increased $33.2 million, or 42.2% to $111.9 million from $78.7 million at September 30, 1999, and were primarily used to fund loan growth during the year. Stockholders' Equity.

Stockholders' equity decreased $79,000, or 0.2% from $48.7 million at September 30, 1999, to $48.6 million, due primarily to the repurchase of common stock for the treasury pursuant to the Company's stock repurchase program, offset somewhat by earnings.

Comparison of Operating  Results for Years ended  September  30, 2000,  1999 and
1998.

Analysis of Net Income

General. The Bank reported net income of $3.7 million, $3.5 million and $3.8 million for fiscal 2000, 1999 and 1998. The $151,000, or 4.3% increase during fiscal 2000 compared to fiscal 1999 was primarily due to increased fee income offset somewhat by increased non-interest expense. The decrease of $304,000 or 8.0% during fiscal 1999 compared to fiscal 1998 was primarily due to increased net non-interest expense.

Interest Income. Interest income amounted to $33.0 million, $30.3 million and $30.4 million for the years ended 2000, 1999 and 1998, respectively. The $2.7 million or 8.9% increase in fiscal 2000 was primarily due to increased yields and higher average balances of loans and securities. The $82,000 or 0.3% decrease in fiscal 1999 was primarily due to decreased yields on loans and securities

Interest Expense. Interest expense totaled $19.1 million, $16.4 million and $16.7 million for the years ended September 2000, 1999 and 1998, respectively. The $2.7 million or 16.5% increase in fiscal 2000 was primarily due to a $15.0 million increase in the average balance of deposits and a $23.3 million increase in the average balance of advances and a 78 basis point increase in the average rate paid on advances.

Net Interest  Income.    Net interest income  amounted to $ 13.9 million,  $13.9
million and $13.6 million for the years ended September 30, 2000, 1999 and 1998.

Provision for Loan Losses. The Bank provided $120,000, $150,000 and $180,000 to the allowance for loan losses for the years ended September 30, 2000, 1999 and 1998, respectively. The allowance for loan losses was $3,630,000 at 2000 fiscal year end, $3,537,000 at 1999 fiscal year end and $3,515,000 at 1998 fiscal year end. The decrease in the provisions for loan losses in 2000 as compared to 1999 resulted from management's evaluation of the adequacy of the allowance for loan losses.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 2000, 1999 and 1998 amounted to $5.6 million, $4.5 million and $3.5 million respectively. The increases in both fiscal 2000 and fiscal 1999 were primarily due to increased fee income due to an increase in transaction accounts.

Non-Interest Expense. Non-interest expense increased steadily over the three periods, totaling $13.8 million, $12.8 million and $11.2 million during the years ended September 30, 2000, 1999 and 1998. The increases in both fiscal 2000 and 1999 were due to continued expansion of office facilities, increased marketing expenses and increased investment in new technology. The principal component of non-interest expense, compensation and employee benefits, increased in each of the last three years. Other operating expenses increased from $1.7 million to $2.1 million to $2.2 million for the years ended September 30, 1998, 1999 and 2000, respectively.

On January 1, 1996, Teche became subject to the Louisiana Shares Tax and the Louisiana Franchise Tax. This amounted to an expense of $669,000, $680,000 and $541,000 in the years ended September 30, 2000, 1999 and 1998, respectively.

Gain on Sale of Securities. In the years ended September 30, 2000, 1999 and 1998, gains on the sale of securities amounted to $0, $14,000 and $138,000, respectively.

Income Tax Expense. For the years ended September 30, 2000, 1999 and 1998, the Bank incurred income tax expense of $1.9 million, $1.9 million and $2.1 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank.

Liquidity  and  Capital  Resources

The Bank is required to maintain minimum levels of "liquid assets," as defined by the OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at September 30, 2000 was 4.0 percent. The Bank's average liquidity ratio was approximately
13.8 percent during September 2000. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits; principal repayments on loans and mortgage-backed securities; and matured or called investment securities. The Bank also borrows funds from the Federal Home Loan Bank of Dallas (the "FHLB").

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 2000, the Bank had total FHLB borrowings of $111.9 million, or 23.6% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2000, the Bank had outstanding loan commitments of $10.7 million, and certificates of deposit scheduled to mature within one year of $127.5 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2000, Teche Federal exceeded all regulatory capital requirements. See Note 17 to the Consolidated Financial Statements.

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

New Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under this Statement, a company that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. At the date of initial application, a company may transfer any held-to-maturity security into the available-for-sale category or the trading category. A company will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item. The unrealized holding gain or loss on a held-to-maturity security transferred to another category at the date of the initial application will be reported in net income or accumulated other comprehensive income consistent with the requirements of SFAS No. 115. Such transfers from the held-to-maturity category at the date of initial adoption will not call into question a company's intent to hold other debt securities to maturity in the future.

SFAS No. 133, as amended by SFAS No. 137, applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company will adopt this accounting standard on October 1, 2000 and does not presently believe that the adoption of it will have a significant effect upon its financial position, results of operations or cash flows as of the date of adoption.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this Statement, after a transfer of financial assets, a company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

SFAS No. 140 is generally effective for periods after March 31, 2001. The Company will adopt this accounting standard on April 1, 2001. The Company is presently studying the effects this statement will have on the Company, but based on a preliminary analysis, does not believe that the adoption of it will have a significant effect on its financial position, results of operations or cash flows as of the date of adoption.

[LOGO] Deloitte &
           Touche
-----------------    -----------------------------------------------------------
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


                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/Deloitte & Touche LLP
------------------------
DELOITTE & TOUCHE LLP
November 10, 2000


[LOGO]
---------------------
Deloitte Touche
Tohmatsu
---------------------

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                            2000                1999
ASSETS
Cash and cash equivalents                                                 $ 10,384            $ 10,292
Securities available-for-sale, at estimated market
  value (amortized cost of $56,097 in 2000 and $64,832 in 1999)             54,635              63,460
Securities held-to-maturity, at cost (estimated market value of $2,607)      2,574                  --
Loans receivable, net of allowance for loan losses of
  $3,630 in 2000 and $3,537 in 1999                                        386,512             342,986
Accrued interest receivable                                                  2,404               2,159
Investment in Federal Home Loan Bank stock, at cost                          5,781               4,229
Real estate owned, net                                                         232                 178
Prepaid expenses and other assets                                              649                 621
Premises and equipment, at cost, less accumulated depreciation              11,356              10,340
                                                                          --------            --------
TOTAL ASSETS                                                              $474,527            $434,265
                                                                          ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                  $309,896            $303,084
Advances from Federal Home Loan Bank                                       111,853              78,682
Advance payments by borrowers for taxes and insurance                        1,625               1,578
Accrued interest payable                                                       685                 432
Accounts payable and other liabilities                                       1,847               1,789
                                                                          --------            --------
      Total liabilities                                                    425,906             385,565
COMMITMENTS AND CONTINGENCIES                                                   --                  --
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
    4,233,350 shares issued                                                     42                  42
  Preferred stock, 5,000,000 shares authorized, none issued                     --                  --
  Additional paid-in capital                                                42,221              42,153
  Retained earnings                                                         33,417              30,928
  Unearned ESOP shares                                                      (1,421)             (1,754)
  Unearned compensation - Management Stock Plan                                (41)               (390)
  Treasury stock - 1,731,000 and 1,496,000 shares, at cost                 (24,652)            (21,387)
  Unrealized loss on securities available-for-sale, net
    of deferred income taxes                                                  (945)               (892)
                                                                          --------            --------
      Total stockholders' equity                                            48,621              48,700
                                                                          --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $474,527            $434,265
                                                                          ========            ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       2000      1999      1998
INTEREST INCOME:
  Interest and fees on loans                         $28,549   $26,539   $27,470
  Interest and dividends on securities                 4,365     3,276     2,682
  Other interest income                                   62       460       205
                                                     -------   -------   -------
                                                      32,976    30,275    30,357
                                                     -------   -------   -------
INTEREST EXPENSE:
  Deposits                                            13,196    12,568    12,912
  Advances from Federal Home Loan Bank                 5,902     3,676     3,800
  Other borrowed money                                    --       112        --
                                                     -------   -------   -------
                                                      19,098    16,356    16,712
                                                     -------   -------   -------
NET INTEREST INCOME                                   13,878    13,919    13,645
PROVISION FOR LOAN LOSSES                                120       150       180
                                                     -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                     13,758    13,769    13,465
                                                     -------   -------   -------
NON-INTEREST INCOME:
  Service charges                                      5,230     4,246     3,033
  Gain on sale of real estate owned                       51        79        13
  Other income                                           327       127       429
                                                     -------   -------   -------
    Total non-interest income                          5,608     4,452     3,475
                                                     -------   -------   -------
GAIN ON SALE OF SECURITIES                                --        14       138
                                                     -------   -------   -------
NON-INTEREST EXPENSE:
  Compensation and employee benefits                   6,685     5,955     5,697
  Occupancy, equipment and data processing expense     3,085     2,804     2,377
  Marketing                                            1,072     1,031       737
  SAIF deposit insurance premiums                         92       168       172
  Louisiana shares tax                                   669       680       541
  Other operating expenses                             2,175     2,199     1,674
                                                     -------   -------   -------
    Total non-interest expense                        13,778    12,837    11,198
                                                     -------   -------   -------
INCOME BEFORE INCOME TAXES                             5,588     5,398     5,880
INCOME TAXES                                           1,928     1,889     2,067
                                                     -------   -------   -------
NET INCOME                                           $ 3,660   $ 3,509   $ 3,813
                                                     =======   =======   =======
BASIC INCOME PER COMMON SHARE                        $  1.56   $  1.32   $  1.23
                                                     =======   =======   =======
DILUTED INCOME PER COMMON SHARE                      $  1.55   $  1.29   $  1.17
                                                     =======   =======   =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   Unrealized
                                                                                                      Gain
                                                                                                    (Loss) on
                                              Additional            Unearned Unearned             Securities
                                    Common      Paid-In   Retained   ESOP   Compensation        Treasury Available-
                                     Stock      Capital   Earnings   Shares     (MSP)    Stock    for-Sale, net     Total

BALANCE, October 1, 1997               $42      $41,642    $26,536  $(2,419)  $(1,258)  $(10,552)     $ 368         $54,359

Contribution to ESOP                                284                 333                                             617
Amortization of MSP                                                               468                                   468
Tax benefit from vesting
  of MSP shares                                      87                                                                  87
Exercise of stock options                            24                                                                  24
Purchase of common stock
  for treasury                                                                            (5,231)                    (5,231)
Dividends declared -
  $.50 per share                                            (1,592)                                                  (1,592)
Comprehensive income:
  Net income                                                 3,813                                                    3,813
  Change in unrealized gains on
    securities available-for-sale, net                                                                   18)            (18)
                                                                                                                    -------
      Total comprehensive income                                                                                      3,795
                                       ---      -------    -------  -------   -------   --------      -----         -------
BALANCE, September 30, 1998             42       42,037     28,757   (2,086)     (790)   (15,783)       350          52,527

Contribution to ESOP                                104                 332                                             436
Amortization of MSP                                                               400                                   400
Tax benefit from vesting
  of MSP shares                                      12                                                                  12
Purchase of common stock
  for treasury                                                                            (5,604)                    (5,604)
Dividends declared - $.50 per share                         (1,338)                                                  (1,338)
Comprehensive income:
  Net income                                                 3,509                                                    3,509
  Change in unrealized gain
    (loss) on securities
    available-for-sale, net                                                                          (1,242)         (1,242)
                                                                                                                    -------
        Total comprehensive income                                                                                    2,267
                                       ---      -------    -------  -------   -------   --------      -----         -------
BALANCE, September 30, 1999             42       42,153     30,928   (1,754)     (390)   (21,387)      (892)         48,700

Contribution to ESOP                                 71                 333                                             404
Amortization of MSP                                                               349                                   349
Tax expense from vesting
  of MSP shares                                      (3)                                                                 (3)
Purchase of common stock
  for treasury                                                                            (3,265)                    (3,265)
Dividends declared - $.50 per share                         (1,171)                                                  (1,171)
Comprehensive income:
  Net income                                                 3,660                                                    3,660
  Change in unrealized gain
    (loss) on securities
    available-for-sale, net                                                                             (53)            (53)
                                                                                                                   --------
        Total comprehensive income                                                                                    3,607
                                       ---      -------    -------  -------   -------   --------      -----         -------
BALANCE, September 30, 2000            $42      $42,221    $33,417  $(1,421)  $   (41)  $(24,652)     $(945)        $48,621
                                       ===      =======    =======  =======   =======   ========      =====         =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(DOLLARS IN THOUSANDS)

                                                                                  2000        1999          1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                   $  3,660    $  3,509      $  3,813
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Accretion of discount and amortization of premium
      on investments and mortgage-backed securities                                 (78)        (73)           12
    Provision for loan losses                                                       120         150           180
    ESOP expense                                                                    353         436           617
    MSP expense                                                                     349         400           468
    Deferred income taxes (credit)                                                 (308)        175           (75)
    Gain on sale of premises                                                        (85)         --            --
    Gain on sale of securities                                                       --         (14)         (138)
    Gain on sale of real estate owned                                               (51)        (79)          (13)
    Depreciation                                                                  1,098         926           704
    Accretion of deferred loan fees and other                                       (89)         (3)          (86)
    Accretion of discount on loans                                                  (35)       (325)         (272)
    Change in accrued interest receivable                                          (245)        (94)          (14)
    Change in accrued interest payable                                              253         (53)          176
    Change in accounts payable and other liabilities                                366         281           100
    Other - net                                                                      54         123          (173)
                                                                                -------     -------       -------
      Net cash provided by operating activities                                   5,362       5,359         5,299
                                                                                -------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities available-for-sale            1,108          20         3,000
  Proceeds from sale of investment securities available-for-sale                     --         484           413
  Purchase of investment securities available-for-sale                           (1,995)    (40,908)      (12,856)
  Principal repayments on mortgaged-backed securities available-for-sale          9,700      11,888        10,627
  Purchase of mortgaged-backed securities held-to-maturity                       (3,416)         --            --
  Principal repayments on mortgaged-backed securities held-to-maturity              842          --            --
  Net (increase) decrease in certificates of deposit                                 --         658           (24)
  Net loan (origination) repayments                                             (43,522)      2,364         1,881
  Investment in FHLB stock                                                       (1,552)       (345)           43
  Proceeds from sale of premises                                                    595          --            --
  Purchase of premises and equipment                                             (2,624)     (2,502)       (3,114)
                                                                                -------     -------       -------
      Net cash used in investing activities                                     (40,864)    (28,341)          (30)
                                                                                -------     -------       -------

                                                                     (Continued)
14

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(DOLLARS IN THOUSANDS)

                                                                     2000        1999             1998

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                    (1,171)     (1,338)          (1,592)
  Net increase (decrease) in deposits                                6,812      23,819           (1,037)
  Net increase in FHLB advances                                     33,171      10,961            2,323
  Cash paid for purchase of common stock for treasury               (3,265)    (10,435)            (400)
  Borrowings under loan agreement                                       --       6,767              347
  Repayment of borrowings under loan agreement                          --      (7,114)              --
  Increase (decrease) in advance payments by
    borrowers for taxes and insurance                                   47         (66)             (98)
                                                                  --------    --------         --------
      Net cash (used in) provided by financing activities           35,594      22,594             (457)
                                                                  --------    --------         --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    92        (388)           4,812
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        10,292      10,680            5,868
                                                                  --------    --------         --------
CASH AND CASH EQUIVALENTS, END OF YEAR                            $ 10,384    $ 10,292         $ 10,680
                                                                  ========    ========         ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                          $ 19,188     $16,504          $16,810
                                                                  ========    ========         ========
  Income taxes paid                                               $  1,970    $  1,932         $  1,877
                                                                  ========    ========         ========
  Financing activities not requiring the outflow of cash:
     Purchase of common stock for treasury financed by seller $         --    $     --         $  4,831
                                                                  ========    ========         ========

See notes to consolidated financial statements.

TECHE holding company and subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 2000 or 1999.

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

Premises and Equipment - The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years. Interest is capitalized on major construction programs and amounted to $78 and $95 in the years ended September 30, 2000 and 1999, respectively.

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

Comprehensive Income - Comprehensive income includes net income and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available-for-sale.

Reclassifications  -  Certain  reclassifications  have been made to the 1998 and
1999   consolidated   financial   statements   in  order  to   conform   to  the
classifications adopted for reporting in 2000.

2. INTEREST RATE RISK

The Company is engaged principally in providing first mortgage loans to individuals. At September 30, 2000 the Company had interest earning assets of approximately $450,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $405,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3. SECURITIES

The amortized cost and estimated market values of securities available-for-sale are as follows (in thousands):

                                                                   September 30, 2000
                                                    ---------------------------------------------
                                                                  Gross      Gross      Estimated
                                                     Amortized  Unrealized Unrealized    Market
                                                        Cost      Gains      Losses      Value
Investment securities:
  Federal Home Loan Bank bond due in February 2001   $  3,391     $   --     $    (6)    $ 3,385
  Municipal obligations                                    93         --          --          93
                                                     --------     ------     -------     -------
                                                        3,484         --          (6)      3,478
                                                     --------     ------     -------     -------
Mortgage-backed securities:
  Government National Mortgage Corporation             11,643         23         (54)     11,612
  Federal Home Loan Mortgage Corporation                8,019         16         (75)      7,960
  Federal National Mortgage Association                11,758         17        (398)     11,377
                                                     --------     ------     -------     -------
                                                       31,420         56        (527)     30,949
Collateralized mortgage obligations ("CMOs")           20,654         --      (1,047)     19,607
Equity securities                                         539         62          --         601
                                                     --------     ------     -------     -------
                                                     $ 56,097     $  118     $(1,580)    $54,635
                                                     ========     ======     =======     =======

                                                            September 30, 1999
                                              --------------------------------------------
                                                           Gross      Gross      Estimated
                                              Amortized  Unrealized Unrealized    Market
                                                 Cost      Gains      Losses      Value

Investment securities:
  Obligations of U.S. government
    corporations and agencies                   $ 4,362    $    13     $    --     $ 4,375
  Municipal obligations                             201         --          --         201
                                               --------    -------     -------     -------
                                                  4,563         13          --       4,576
                                               --------    -------     -------     -------
Mortgage-backed securities:
  Government National Mortgage Corporation       10,452         34         (86)     10,400
  Federal Home Loan Mortgage Corporation         10,718         17         (79)     10,656
  Federal National Mortgage Association           5,267         18         (64)      5,221
                                               --------    -------     -------     -------
                                                 26,437         69        (229)     26,277
Collateralized mortgage obligations ("CMOs")     33,293                 (1,251)     32,042
Equity securities                                   539         47         (21)        565
                                               --------    -------     -------     -------
                                               $ 64,832    $   129     $(1,501)    $63,460
                                               ========    =======     =======     =======

The amortized cost and estimated market values of securities held-to-maturity are as follows (in thousands):

                                                                   September 30, 2000
                                                    ---------------------------------------------
                                                                  Gross      Gross      Estimated
                                                     Amortized  Unrealized Unrealized    Market
                                                        Cost      Gains      Losses      Value
Collateralized mortgage obligations ("CMOs")         $ 2,574      $ 33      $    --     $ 2,607
                                                     =======      ====      =======     =======

Gross gains of $55 and $138 were realized on sales of securities in the years ended September 30, 1999 and 1998, respectively. Gross losses of $41 were realized on sales of securities in the year ended September 30, 1999. There were no gains or losses on sale of securities in 2000.

At September 30, 2000 securities with a cost of approximately $8,600 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4. LOANS RECEIVABLE
Loans receivable are summarized as follows (in thousands):

                                                                            September 30,
                                                                         -------------------
                                                                           2000      1999
Residential real estate mortgage loans:
  One-to-four family units                                               $310,505  $296,602
  Multi-family                                                              1,186     1,318
Land loans                                                                  8,173     5,501
Construction loans (net of loans in process)                               10,821     4,620
Non-residential real estate loans                                           5,465     5,207
Home improvement and equity loans                                          30,702    18,865
Loans on savings accounts                                                   4,960     5,166
Auto loans                                                                  5,358     4,199
Mobile home loans                                                           6,446       631
Credit card loans                                                           1,581     1,516
Other secured and unsecured                                                 5,537     3,556
                                                                         --------  --------
                                                                          390,734   347,181
Less:
  Allowance for loan losses                                                 3,630     3,537
  Deferred loan fees                                                          592       658
                                                                         --------  --------
                                                                         $386,512  $342,986
                                                                         ========  ========

Changes in the allowance for loan losses are as follows (in thousands):

                                                           Year Ended
                                                          September 30,
                                                --------------------------------
                                                    2000       1999       1998

Beginning balance, October 1                     $ 3,537    $ 3,515    $ 3,355
Provision charged to operating expense               120        150        180
Recoveries                                            62         44         44
Loans charged off                                    (89)      (172)       (64)
                                                 -------    -------    -------
Ending balance, September 30                     $ 3,630    $ 3,537    $ 3,515
                                                 =======    =======    =======

Substantially all of the Company's loans receivable are with customers in southern Louisiana.

At September 30, 2000 and 1999 there were unamortized discounts on loans purchased of approximately $525 and $560, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

The amount of nonaccrual loans at September 30, 2000 and 1999 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 2000, 1999 or 1998.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket floating lien on its first mortgage loans.

5. REAL ESTATE OWNED

Real estate owned consisted of the following (in thousands):

                                                    September 30,
                                                 -------------------
                                                   2000        1999
Real estate acquired  through  foreclosure        $ 344       $ 325
Less allowance for losses                          (112)       (147)
                                                  -----       -----
Real estate owned, net                            $ 232       $ 178
                                                  =====       =====

Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                    Year Ended
                                                   September 30,
                                             -----------------------
                                              2000     1999    1998
Beginning balance, October 1                 $ 147    $ 112   $ 112
Provision charged to operating expense          --       35      --
Reduction of allowance at date of sale         (35)      --      --
                                             -----    -----   -----
Ending balance, September 30                 $ 112    $ 147   $ 112
                                             =====    =====   =====

6. PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows (in thousands):

                                                           September 30,
                                                     -------------------------
                                                        2000             1999
Land                                                 $  3,091       $    3,687
Buildings and improvements                              8,146            5,714
Furniture, fixtures and equipment                       5,782            5,884
                                                     --------       ----------
                                                       17,019           15,285
Less accumulated depreciation                          (5,663)          (4,945)
                                                     --------       ----------
                                                     $ 11,356       $   10,340
                                                     ========       ==========

Included in buildings and improvements at September 30, 2000, is construction in progress of approximately $2,000,000.

7.   DEPOSITS Deposits are summarized as follows (in thousands):

                                                September 30,
                                          ----------------------
                                             2000          1999
Non-interest bearing demand accounts      $ 18,708      $ 14,820
Interest bearing:
  NOW accounts                              36,708        33,008
  Passbook and regular savings              21,901        25,867
  Money funds accounts                      13,363         7,041
  Certificates of deposit                  219,218       222,348
                                          --------      --------
                                          $309,898      $303,084
                                          ========      ========

Certificates of deposit of $100 and over amounted to $50,600 and $48,900 at September 30, 2000 and 1999, respectively.

Certificates of deposits at September 30, 2000 mature as follows (in thousands):

         Less than one year        $127,505
         1-2 years                   63,684
         2-3 years                   11,576
         3-4 years                    8,758
         4-5 years                    6,370
         Over 5 years                 1,325
                                   --------
         TOTAL                     $219,218
                                   ========

8.   ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 2000, the Company was indebted to the FHLB for $111,853 of advances bearing interest at a weighted average rate of 6.66% which are due as follows (in thousands):

         Year Ended
         September 30,
         2001            $ 69,388
         2002               7,794
         2003               8,185
         2004               2,961
         2005                 883
         Thereafter        22,642
                         --------
                         $111,853
                         ========

These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

Included in the table above is a $5,000 advance callable in the year ended September 30, 2003. This advance has been included in the above table based upon its call date rather than its stated due date of 2008.

At September  30,  1999,  the Company was indebted to the Federal Home Loan Bank
(FHLB) for $78,682 of advances bearing interest at an average rate of 5.34%, $44,300 of which were due or callable in the year ended September 30, 2000, $1,700 in 2001, $16,518 in 2002, $8,340 in 2003 and the balance thereafter.

The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

9. INCOME TAXES

The Company was permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company had generally used the percentage of taxable income method to calculate this addition. This addition differed from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes were included in taxable income of later years only if the bad debt reserve was used subsequently for purposes other than to absorb bad debt losses. Because the Company did not intend to use the reserve for purposes other than to absorb bad debt losses, generally accepted accounting principles did not require that deferred income taxes be provided on that portion which existed as of September 30, 1988. At September 30, 2000, retained earnings included approximately $4,400 representing such bad debt deductions for which no deferred income taxes have been provided.

During the year ended September 30, 1996 legislation was enacted which eliminated the use of the percentage of taxable income method to calculate the addition to the allowance for bad debts for income tax purposes. This was effective October 1, 1996 with respect to the Company. In addition, the legislation required that the Company include in taxable income the allowance established subsequent to September 30, 1988. This allowance amounted to approximately $2,800 at September 30, 1997 and is being included in taxable income in annual installments of approximately $470 beginning October 1, 1998. As the taxes with respect to this allowance are paid they are added to deferred tax assets and, therefore, the payment of these taxes should have no significant effect upon the Company's results of operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2000 and 1999 are as follows (in thousands):

                                                       2000      1999
Deferred tax assets:
  MSP expense                                        $   120   $   175
  Allowance for loan losses                              450       100
  Unrealized loss on securities available-for-sale       517       480
  Other                                                  230       170
                                                     -------   -------
     Total deferred tax assets                         1,317       925
                                                     -------   -------
Deferred tax liabilities:
  Deferred loan fees and costs, net                      470       425
  Tax over book depreciation                             160       130
  Dividends on FHLB stock                                610       490
  Other                                                   17       165
                                                     -------   -------
     Total deferred tax assets (liabilities)           1,257     1,210
                                                     -------   -------
     Net deferred tax assets (liabilities)           $    60   $  (285)
                                                     =======   =======

The components of income taxes are as follows (in thousands):

                                     Year Ended
                                    September 30,
                         ---------------------------------
                           2000         1999         1998
Currently payable        $2,236       $1,714       $2,142
Deferred                   (308)         175          (75)
                         ------       ------       ------
                         $1,928       $1,889       $2,067
                         ======       ======       ======

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                      Year Ended
                                                      September 30,
                                               --------------------------
                                                 2000      1999      1998
Taxes computed at statutory rates              $1,900    $1,835    $1,999
Increase in taxes due to miscellaneous items       28        54        68
                                               ------    ------    ------
                                               $1,928    $1,889    $2,067
                                               ======    ======    ======
Actual tax rate                                    35%       35%       35%
                                               ======    ======    ======

10. NON-INTEREST EXPENSE
Occupancy, equipment and data processing expenses consisted of the following:

                                                            Year Ended
                                                           September 30,
                                                     -------------------------
                                                       2000     1999     1998
Occupancy, including depreciation, insurance,
  rent, utilities, etc                               $  879   $  833   $  751
Equipment, including depreciation, telephone, etc     1,569    1,408    1,155
Data processing                                         637      563      471
                                                     ------   ------   ------
                                                     $3,085   $2,804   $2,377
                                                     ======   ======   ======

Other operating expenses consisted of the following (in thousands):

                                                 Year Ended
                                                September 30,
                                      ------------------------------
                                        2000        1999        1998
Stationery, printing and postage      $  650      $  696      $  635
Other                                  1,525       1,503       1,039
                                      ------      ------      ------
                                      $2,175      $2,199      $1,674
                                      ======      ======      ======

11. OTHER COMPREHENSIVE INCOME
The adjustment to determine other comprehensive income as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2000, 1999 and 1998:

                                                                    Tax        Net of
                                                       Before-Tax  (Expense)    Tax
                                                          Amount    Credit     Amount
2000
----
  Gross change in unrealized gain (loss) on
    securities available-for-sale                        $   (79)    $  26     $   (53)
  Less: Reclassification for gain included in net income      --        --          --
                                                         -------     -----     -------
  Net change in unrealized gain (loss) on
   securities available-for-sale                         $   (79)    $  26     $   (53)
                                                         =======     =====     =======
1999
----
  Gross change in unrealized gain (loss) on
   securities available-for-sale                         $(1,898)    $ 665     $(1,233)
  Less: Reclassification for gain included in net income      14        (5)          9
                                                         -------     -----     -------
  Net change in unrealized gain (loss) on
    securities available-for-sale                        $(1,912)    $ 670     $(1,242)
                                                         =======     =====     =======
1998
----
  Gross change in unrealized gain (loss) on
    securities available-for-sale                        $   111     $ (39)    $    72
  Less: Reclassification for gain included in net income     138       (48)         90
                                                         -------     -----     -------
  Net change in unrealized gain (loss) on
    securities available-for-sale                        $   (27)    $   9     $   (18)
                                                         =======     =====     =======

12. RETIREMENT PLAN

The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 2000, 1999 and 1998. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

13. INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2000, 1999 and 1998:

                                                      Year Ended
                                                      September 30,
                                                 ------------------------
                                                   2000    1999    1998
Weighted average number of common shares
  outstanding - used in computation of basic
  earnings per common share                       2,346   2,660   3,106
Effect of dilutive securities:
  Stock options                                      --      40     129
  MSP stock grants                                   20      27      31
                                                  -----   -----   -----
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in  computation  of
  diluted  earnings per common share              2,366   2,727   3,266
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

The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and principal payable in annual installments of at least $332,337. The loan is collateralized by the shares of the stock purchased.

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

Compensation expense related to the ESOP was $353, $436 and $617 for the years ended September 30, 2000, 1999 and 1998, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 2000 and 1999:

                                                               2000     1999

Shares released for allocation or committed to be released   178,306   146,101
Unreleased shares                                            142,167   175,401
                                                            --------  --------
Total ESOP shares                                            320,473   321,502
                                                            ========  ========
Market value of unreleased shares                           $  1,919  $  2,653
                                                            ========  ========

In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 1999 and 1998, the issuance of additional options were authorized. The exercise prices are equal to the market price on the date of grant and 20% of the options are generally exercisable within the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 2000, 1999 or 1998. The following table summarizes activity relating to the Plans:

                                   Available               Weighted
                                      for      Options     Average
                                     Grant   Outstanding    Price

Balance, October 1, 1997            24,000     442,200      13.98
  Reserved                          34,000
  Granted                          (54,800)     54,800      19.88
  Exercised                             --      (1,350)     15.94
                                   -------     -------     ------
Balance, September 30, 1998          3,200     495,650      14.63
  Reserved                          30,682          --         --
  Granted                          (30,682)     30,682      16.34
                                   -------     -------     ------
Balance, September 30, 1999          3,200     526,332      14.73
  Reserved                              --          --         --
  Granted                               --          --         --
                                   -------     -------     ------
Balance, September 30, 2000          3,200     526,332     $14.73
                                   =======     =======     ======
Exercisable at September 30, 1998              181,147     $13.95
                                               =======     ======
Exercisable at September 30, 1999              278,007     $14.20
                                               =======     ======
Exercisable at September 30, 2000              380,993     $14.35
                                               =======     ======

Options exercisable at September 30, 2000 include 348,297 at $13.94 per share, 4,650 at $15.94 per share, 21,920 at $19.88 per share and 6,126 at $16.38 per share. Outstanding options at September 30, 2000 include 432,200 at $13.94 per share with an average remaining contractual life of 5 years, 8,650 at $15.94 and 6 years, 54,800 at $19.88 and 7 years and 30,682 at $16.31 and 9 years.

In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. In the year ended September 30, 1999 the Board of Directors authorized restricted grants of 6,000 shares to a new executive employee. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $349, $400 and $468 for the years ended September 30, 2000, 1999 and 1998, respectively. There were 32,502 unvested shares at September 30, 2000.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the years ended September 30, 1999 and 1998 was $4.53 and $5.22, respectively. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:

                                2000        1999        1998
Net income:
  As reported              $   3,660   $   3,509   $   3,813
  Pro forma                    3,285       3,115       3,428
Basic income per share:
  As reported              $    1.56   $    1.32   $    1.23
  Pro forma                     1.40        1.17        1.10
Diluted income per share
  As reported              $    1.55   $    1.29   $    1.17
  Pro forma                     1.39        1.16        1.06

The fair value of each option was estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.5%; expected volatility of 20 percent; risk-free interest rate of 5.5 to 6.0 percent; and expected lives of 8 years for all options.

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

As of September 30, 2000, the Company had made various commitments to extend credit totaling approximately $10,695 including $8,198 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 8.125% to 9.00% at September 30, 2000. The rates on variable rate loan commitments range from 6.875% to 8.50% at September 30, 2000. As of September 30, 1999 such commitments totaled approximately $15,400 including $11,010 of the undisbursed portion of loans in process.

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

The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2000 and 1999 (in thousands):

                                                        2000               1999
                                                ---------------------------------------
                                                           Estimated         Estimated
                                                Carrying    Fair    Carrying    Fair
                                                 Amount     Value    Amount     Value
Financial assets:
  Cash and certificates of deposit              $ 10,384  $ 10,384  $ 10,292  $ 10,292
  Investment securities                           57,209    57,242    63,460    63,460
  Loans                                          390,142   386,000   346,523   342,000
  Less: allowance for loan losses                  3,630     3,630     3,537     3,537
                                                 -------   -------   -------   -------
  Loans, net of allowance                        386,512   382,370   342,097   338,463
                                                 -------   -------   -------   -------
Financial liabilities:
  Deposits                                       309,896   308,400   303,084   301,600
  Advances from Federal Home Loan Bank           111,853   112,600    78,682    78,300

17. REGULATORY CAPITAL

The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes were as follows (in thousands):

                                           September 30, 2000
                           -----------------------------------------------------
                                                                   To be Well
                                                               Capitalized Under
                                                For Capital    Prompt Corrective
                                             Adequacy Purposes Action Provisions
                                             ----------------- -----------------
                                  Actual           Required         Required
                            --------------   ----------------- -----------------
                             Amount    %       Amount      %     Amount     %
Core capital                $43,140   9.1%    $18,982     4.0%  $28,473    6.1%
Tangible capital            $43,140   9.1%    $ 7,118     1.5%      N/A    N/A
Total Risk based capital    $46,588  16.8%    $22,147     8.0%  $27,683   10.0%
Leverage                    $43,140   9.1%        N/A     N/A   $23,727    5.0%

                                           September 30, 1999
                           -----------------------------------------------------
                                                                   To be Well
                                                               Capitalized Under
                                                For Capital    Prompt Corrective
                                             Adequacy Purposes Action Provisions
                                             ----------------- -----------------
                                  Actual           Required         Required
                            --------------   ----------------- -----------------
                             Amount    %       Amount      %     Amount     %
Core capital                $41,092   9.5%    $17,353     4.0%  $25,982    6.0%
Tangible capital            $41,092   9.5%    $ 6,495     1.5%      N/A    N/A
Total Risk based capital    $44,128  18.2%    $19,403     8.0%  $24,255   10.0%
Leverage                    $41,092   9.5%        N/A     N/A   $21,652    5.0%

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive.
Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 2000 and 1999 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

18. SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
(PARENT COMPANY ONLY)

                     Balance Sheets
                                           2000      1999
Assets:
  Investment in subsidiary              $42,270   $40,277
  Cash held by subsidiary                 3,838     5,358
  Due from ESOP                           1,421     1,754
  Other                                   1,092     1,311
                                        -------   -------
                                        $48,621   $48,700
                                        =======   =======
Liabilities and stockholders' equity:
  Stockholders' equity                  $48,621   $48,700
                                        -------   -------
                                        $48,621   $48,700
                                        =======   =======


                             Statements of Earnings

                                                          Year Ended September 30
                                                      -------------------------------
                                                         2000       1999       1998

Dividends received from subsidiary                    $ 2,500   $ 17,000     $   --
Equity in earnings of subsidiary greater than
  (less than) dividends received                        1,152    (13,351)     3,871
Interest income from subsidiary                           109        237        264
Management fees and other expenses allocated
  to the Parent                                          (150)      (252)      (252)
Other income (expenses), net                               63       (195)       (38)
Income tax (expense) credit                               (14)        70        (32)
                                                      -------    -------    -------
Net income                                            $ 3,660    $ 3,509    $ 3,813
                                                      =======    =======    =======

                            Statements of Cash Flows

                                                                    Year Ended September 30
                                                               ----------------------------------
                                                                  2000        1999          1998
Cash Flows from Operating Activities                           $  2,484    $ 16,903     $  1,273
                                                               --------    --------     --------
Cash Flows from Investing Activities:
  Repayment of loan by subsidiary                                   333         332          364
                                                               --------    --------     --------
    Net cash provided by investing activities                       333         332          364
                                                               --------    --------     --------
Cash Flows from Financing Activities:
  Borrowings under note payable agreement                            --       6,767          347
  Repayment of borrowings under loan agreement                       --      (7,114)          --
  Dividends paid                                                 (1,171)     (1,338)      (1,592)
  Cash paid for purchase of common stock for treasury            (3,265)    (10,435)        (400)
                                                               --------    --------     --------
    Net cash used in financing activities                        (4,436)    (12,120)      (1,645)
                                                               --------    --------     --------
Net increase (decrease) in cash and cash equivalents             (1,619)      5,115           (8)
Cash and cash equivalents, beginning of year                      6,007         892          900
                                                               --------    --------     --------
Cash and cash equivalents, end of year                         $  4,388    $  6,007     $    892
                                                               ========    ========     ========

Cash dividends of $2,500 and $17,000 were paid by Teche Federal Savings Bank to Teche Holding Company in the years ended September 30, 2000 and 1999, respectively.

Stockholder's equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 2000 was approximately $14,700.

19.  NEW ACCOUNTING STANDARDS

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

SFAS No. 133, as amended by SFAS No. 137, applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company will adopt this accounting standard on October 1, 2000 and does not presently believe that the adoption of it will have a significant effect upon its financial position, results of operations or cash flows as of the date of adoption.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Serving of Financial Assets and Extinguishments of Liabilities" which establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this Statement, after a transfer of financial assets, a company recognizes the financial and serving assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguished transfers of financial assets that are sales from transfers that are secured borrowings.

SFAS No. 140 is generally effective for periods after March 31, 2001. The Company will adopt this accounting standard on April 1, 2001. The Company is presently studying the effect this statement will have on the Company, but based on a preliminary analysis, does not believe that the adoption of it will have a significant effect on its financial position, results of operations or cash flows as of the date of adoption.

[GRAPHIC OMITTED]

Directors of Teche Holding Company
and Teche Federal Savings Bank
--------------------------------------------------------------------------------
W. Ross Little, Chairman,
  Teche Holding Company
Patrick O. Little, Chairman,
  Teche Federal Savings Bank
Mrs. Mary Coon Biggs
Donelson T. Caffery, Jr.
Henry L. Friedman
Mrs. Virginia Kyle Hine
Robert Judice, Jr. -
  Advisory
Dr. Thomas F. Kramer
W. Ross Little, Jr.
Robert E. Mouton
Christian L. Olivier, Jr.
Mrs. Maunetta B. Risher -
  Advisory

INDEPENDENT AUDITORS
--------------------------------

Deloitte & Touche, LLP
One Shell Square
701 Poydras Street
New Orleans, LA 70139

LEGAL COUNSEL
--------------------------------

Biggs, Trowbridge, Supple,
Cremaldi and Curet, L.L.P.
Lawless Building
Willow Street
Franklin, LA 70538

SPECIAL COUNSEL
--------------------------------

Malizia Spidi & Fisch, PC
1100 New York Avenue, N.W.,
Suite 340 West
Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
--------------------------------

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006


Officers of Teche Federal Savings Bank
--------------------------------------

Patrick O. Little          Chairman, President/CEO
Robert E. Mouton           Executive Vice President
Scott Sutton               Senior Vice-President/
                              Operations
Faye L. Ibert              Senior Vice-President
J.L. Chauvin               Senior Vice-President/Treasurer
                              Chief Financial Officer
Darryl Broussard           Senior Vice-President
                              Chief Lending Officer
Stanley Plessela           Vice-President
D. Ross Landry             Vice-President
W. Ross Little, Jr.        Vice-President, Secretary
Angela Badeaux             Vice President
Glen Brown                 Vice-President
James P. Hamilton          Assistant Vice-President
Elaine G. Cockerham        Assistant Vice-President
Lydia B. Hebert            Assistant Vice-President
Carol Nini                 Assistant Vice-President
Eddie LeBlanc              Assistant Vice-President,
                              Internal Auditor
Brenda Henson              Assistant Vice-President
Karen Verret               Assistant Vice-President
Wendy Frederick            Assistant Vice-President
Tamaria B. Lecompte        Assistant Vice-President
Gwen Doucet                Assistant Vice-President
Lavergne Boutte            Assistant Vice-President
Vicky Landry               Assistant Vice-President
Mary Beth Brady            Assistant Vice-President
Irma Nell Bourque          Assistant Vice-President
Andy Magers                Assistant Vice-President
Beverly Adams              Assistant Vice-President
Gerry Mouton               Assistant Vice-President
Debbie Stevens             Assistant Vice-President
Dalie Eldridge             Assistant Vice-President
Bill Babineaux             Assistant Vice-President
Lucille Wattigny           Assistant Vice-President
Susan Simoneaux            Assistant Vice-President
Theresa Landry             Assistant Vice-President
Lynn Blanchard             Assistant Vice-President