Form 10-K405, Exhibit 13
period 2001-09-30
TECHE HOLDING CO
filed 2001-12-27
CIK 934538

TECHE HOLDING COMPANY
                               2001 ANNUAL REPORT

Teche Holding Company
1120 Jefferson Terrace Boulevard
New Iberia, LA 70560
(337)560-7151
FAX (337)365-7130
LA WATS (800)256-1500

New Iberia
1120 Jefferson Terrace Boulevard
New Iberia, LA 70560
(337)365-0366
Call Center (800)897-0315

Franklin
Teche Federal Savings Bank
211 Willow Street
Franklin, LA 70538
Telephone: (337)828-3212

Morgan City
1001 7th St.
Morgan City, LA 70380
(504)384-0653

Bayou Vista
206 Arlington St.
Bayou Vista, LA 70380
(504)395-5244

New Iberia
529 N. Lewis St.
New Iberia, LA 70563
(337)364-5528

New Iberia
142 W. St. Peter St.
New Iberia, LA 70560
(337)364-5145

Lafayette
Broadmoor
5121 Johnston St.
Lafayette, LA 70503
(337)981-1887

Lafayette
Downtown
1001 Johnston St.
Lafayette, LA 70501
(337)232-6463

Lafayette
2306 W. Pinhook Rd.
Lafayette, LA 70508
(337)232-3419

Breaux Bridge
601 E. Bridge St.
Breaux Bridge, LA 70517
(337)332-2149

Houma
706 Barrow St.
Houma, LA 70360
(985)868-8766

Houma
1983 Prospect Blvd.
Houma, LA 70363
(985)857-9990

Houma
Winn Dixie Market Place
1218 St. Charles St.
Houma, LA 70360
(985)873-5799

Thibodaux
Winn Dixie Market Place
375 North Canal Blvd.
Thibodaux, LA 70301
(985)446-6707

Franklin Drive Thru
1823 Main St.
Franklin, LA 70538
(337)828-4177

                               Table of Contents
                                                                            Page

President's Message .......................................................    2
In Memoriam ...............................................................    3
Selected Financial Information ............................................    4
Business of The Company & Business of the Bank ............................    5
Market and Dividend Information ...........................................    5
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .....................................    4
Independent Auditors' Report ..............................................   12
Consolidated Balance Sheets ...............................................   13
Consolidated Statements of Income .........................................   14
Consolidated Statements of Stockholders' Equity ...........................   15
Consolidated Statements of Cash Flows .....................................   16
Notes to Consolidated Financial Statements ................................   18
Directors and Officers ....................................................   31
General Information .......................................................   31

                                     [LOGO]
                                 TECHE HOLDING
                                    COMPANY


President's Message
--------------------------------------------------------------------------------
Dear Fellow Shareholders,

Our strategy of SmartGrowth--growth with profitability--once again resulted in record earnings. This year our operating revenue was $21.4 million with net income of $4.4 million and earnings per share (EPS) of $1.81 compared to $1.55 the previous year. In addition, we have continued to pay a $.50 dividend to our shareholders for the sixth consecutive year.

SmartGrowth focuses our resources on the products and services of the Company which give the highest return to our shareholders as well as have demonstrated growth potential. Our four areas of focus for this strategy are: growing our customer base, growing those deposits which have lower costs, growing loans with the potential of higher returns and growing EPS above the prior year's benchmark. With the hard work and dedication of our officers and employees, we have again achieved our goals.

Customers--Over 1,000 customers each month open accounts at our bank. They are attracted by our various checking and loan programs. Many of these customers subsequently open savings or money market accounts and/or apply for one of our consumer or mortgage loan products.

Deposits--Core deposits which include checking, savings and money market accounts grew over 48% in 2001 compared to the previous year and now comprise over 39% of our total deposits. Building a larger base of core deposits was a significant focus this year and we reaped excellent results.

Loans--Mortgage loans are a very important mainstay of our business; however, we are changing our loan portfolio to mirror the loan profile of a community bank. Our consumer and commercial loans increased by 20% and currently comprise over 21% of total loans. Consumer loans, which include home equity and commercial loans, offer our stockholders a higher return than traditional mortgage loans as well as serving the needs of our customer base. We believe that the growth in this area is attributable to the sales culture of our loan officers who call on our customers and learn about their needs first hand. Our loan quality is also substantially better than our peer group.

Earnings Per Share (EPS)--The Company had record EPS of $1.81 in 2001, a 17% increase over last year. The Company also paid a $.50 dividend. The successful strategy of SmartGrowth as well as the share repurchase program produced significant value for our shareholders.

Another new development for 2001 was the opening of the Operations Center in New Iberia with a branch bank included in the facility. Our new Center brings together marketing, accounting, information services, lending, operations, deposit services, human resources, audit and the executive management group for greater efficiency and communication. We are very pleased with the facility and the results of the consolidation.

Despite the challenging national economy and uncertainty facing our country on many fronts, we are confident in our nation, our customers, our employees and in the future of Teche Federal Savings Bank.

Last year we stated that we were establishing a platform for growth and profitability and our results this year indicate that we have made outstanding progress in that direction. We will continue to build that platform and pursue our strategy of SmartGrowth. With the support of our board, officers, employees, shareholders and customers, we are going forward to continue to build our business in the coming year.

                                            Sincerely,


                                            /s/Patrick O. Little
                                            --------------------
                                            Patrick O. Little

                               [PICTURE OMITTED]

                                  In Memoriam
                                  -----------

This year marked the passing of the Chairman of Teche Holding Company, W. Ross Little. All of us will miss his guidance and encouragement. We are carrying on the beliefs which he made part of our Company. We believe in serving our customers, giving value to our shareholders, creating a great work environment for our employees and building Teche into a premier banking institution in South Louisiana.

Joining the bank in 1956 as the first full time employee, he guided the Bank through good times and bad. He and his team were responsible for moving the Bank from a one-room office to the present office at 211 Willow Street in Franklin, then branching into the neighboring communities. His policies helped the Bank to be profitable and strong.

He was active in his community and received the Golden Service Award of the West St. Mary Chamber of Commerce. He will be missed by not only his wife and family, but also by the customers and employees of the Bank, the local community and bankers across Louisiana.


SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
-----------------------------------------------------------------------------------------
At or for the Year Ended September 30,
                                       2001       2000       1999       1998       1997
                                     ----------------------------------------------------
Assets ............................  $467,531   $474,527   $434,265   $408,823   $404,097
Loans Receivable, Net .............   380,830    386,512    342,986    345,172    346,875
Securities-Available for Sale .....    41,230     54,635     63,460     36,769     37,854
Securities-Held to Maturity .......        --      2,574         --         --         --
Cash and cash equivalents .........    24,108     10,384     10,292     10,680      5,868
Deposits ..........................   342,917    309,896    303,084    279,265    280,302
FHLB Advances .....................    67,120    111,853     78,682     67,721     65,398
Stockholders' Equity ..............    52,112     48,621     48,700     52,527     54,359

Summary of Operations
Interest Income ...................  $ 35,186   $ 32,976   $ 30,275   $ 30,357   $ 29,788
Interest Expense ..................    20,505     19,098     16,356     16,712     16,681
                                     --------   --------   --------   --------   --------
Net Interest Income ...............    14,681     13,878     13,919     13,645     13,107
  Provision for Loan Losses .......        80        120        150        180        240
                                     --------   --------   --------   --------   --------
Net Interest Income after
  Provision for Loan Losses .......    14,601     13,758     13,769     13,465     12,867
Non-Interest Income ...............     6,699      5,608      4,452      3,475      2,590
Non-Interest Expense ..............    14,768     13,778     12,837     11,198      9,867
                                     --------   --------   --------   --------   --------
Income Before Gains on Sales of
  Securities and Income Taxes .....     6,532      5,588      5,384      5,742      5,590
Gains on Sales of Securities ......       123         --         14        138        274
Income Tax Expense ................     2,296      1,928      1,889      2,067      1,997
                                     --------   --------   --------   --------   --------
Net Income ........................  $  4,359   $  3,660   $  3,509   $  3,813   $  3,867
                                     ========   ========   ========   ========   ========
Selected Financial Ratios
Ratio of Equity to Assets .........      11.1%      10.2%      11.2%      12.8%      13.5%
Book Value/Common Share ...........  $  21.61   $  19.43   $   17.79 $   16.97   $  15.81
Dividends Declared per Share ......  $   0.50   $   0.50   $    0.50 $    0.50   $   0.50
Basic Income per Common Share .....  $   1.86   $   1.56   $    1.32 $    1.23   $   1.26
Diluted Income per Common Share ...  $   1.81   $   1.55   $    1.29 $    1.17   $   1.23
Annualized Return on Average Assets      0.93%      0.81%      0.84%      0.94%      0.99%
Annualized Return on Average Equity      8.71%      7.70%      6.90%      6.79%      7.34%
Net Interest Margin ...............      3.26%      3.21%      3.46%      3.45%      3.42%
Non-Interest Expense/Average Assets      3.14%      3.06%      3.06%      2.75%      2.52%
Non-Interest Income/Average Assets       1.42%      1.24%      1.06%      0.85%      0.66%
Non Performing Loans/Loans (1) ....      0.18%      0.28%      0.24%      0.21%      0.32%
Allowance for Loan Losses/Loans (1)      0.89%      0.93%      1.02%      1.01%      0.96%
Dividend Payout ...................     26.88%     32.05%     37.88%     40.65%     39.68%

(1)  Total loans before allowance for loan losses

Business of the Bank

Teche Federal Savings Bank (the "Bank") attracts savings deposits from the general public and uses such deposits primarily to originate first mortgage loans and other type loans to individuals in its primary market area. To a lesser extent, the Bank purchases loans and originates residential construction, multi-family and commercial real estate loans and consumer loans, and invests in mortgage-backed and investment securities.

It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes fifteen full service offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and upper Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization (the "Conversion").

Summary of Quarterly Operating Results

                                                  2001                                2000
                                    --------------------------------------------------------------------
                                    First   Second   Third   Fourth     First   Second    Third   Fourth
                                    -----   ------   -----   ------     -----   ------    -----   ------
                                              (Amounts in thousands, except for per share data)

Interest Income ................   $8,886   $8,870   $8,821   $8,609   $7,828   $8,043   $8,387   $8,718
Interest Expense ...............    5,483    5,278    5,093    4,651    4,358    4,529    4,906    5,305
Net interest Income ............    3,403    3,592    3,728    3,958    3,470    3,514    3,481    3,413
Provision for Loan Losses ......       15       15       15       35       30       30       30       30
Income Before Income Taxes......    1,328    1,481    1,773    2,073    1,330    1,373    1,489    1,396
Net Income .....................      870      970    1,161    1,358      864      920      962      914
Basic income per common share ..     0.37     0.41     0.50     0.58     0.36     0.40     0.41     0.39
Diluted Income per common share      0.37     0.40     0.48     0.56     0.36     0.39     0.41     0.39

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

                                          Period      Cash
                                           End      Dividend
Quarter ended              Sales Price    Close     Declared   Date Declared
                          High     Low
December 31, 1999        $14.875  $13.00  $13.25     $0.125   November 18, 1999
March 31, 2000           $14.00   $10.625 $12.50     $0.125   February 17, 2000
June 30, 2000            $13.50   $11.875 $12.8125   $0.125   May 24, 2000
September 30, 2000       $13.625  $12.125 $13.50     $0.125   August 24, 2000
December 31, 2000        $16.25   $12.625 $16.25     $0.125   November 18, 2000
March 31, 2001           $17.47   $16.25  $17.00     $0.125   February 17, 2001
June 30, 2001            $18.50   $16.50  $18.50     $0.125   May 24, 2001
September 30, 2001       $19.69   $18.40  $19.00     $0.125   August 24, 2001

According to the records of the Company's transfer agent, there were 566 registered stockholders of record at November 26, 2001. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 17 and 18 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2001 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rate risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. Management recently adopted its "SmartGrowth" strategy which emphasizes the origination of consumer loans (primarily home equity loans) and commercial real estate loans for retention in the Company's loan portfolio. Consumer and commercial loans generally have shorter terms to maturity and higher yields than residential real estate loans. While consumer and commercial loans have greater credit risk than residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company's net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in deposits (primarily transaction accounts) which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

The ability to maximize net interest income is largely dependent upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Bank is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans because of their shorter terms to maturity, increases in interest rates may have an adverse effect on the Bank's earnings. Conversely, this same mismatch will generally benefit the Bank's earnings during periods of declining or stable interest rates.

The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2001, the weighted average term to repricing of the Bank's ARM loan and mortgage-backed securities portfolio was approximately 25 months. In contrast, at September 30, 2001, $130.8 million of the Bank's certificate accounts and $111.1 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $342.9 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                                   Year Ended September 30,
                                                          2001 vs 2000                2000 vs 1999
                                                 --------------------------     ---------------------------
                                                   Increase (Decrease) Due to Increase (Decrease) Due to
                                                 ----------------------------------------------------------
                                                 Volume       Rate     Net      Volume   Rate        Net
                                                 ----------------------------------------------------------
                                                                   (Dollars in Thousands)
Interest-earning assets:
   Securities (1)                               $  (745)   $ (169)    $ (914)   $  832   $  257     $1,089
   Loans receivable, net                          2,067       821      2,888     1,840      170      2,010
   Other interest-earning assets (2)                216        20        236      (335)     (63)      (398)
                                                 ------   -------     ------    ------   ------     ------
Total Interest-Earning Assets                     1,538       672      2,210     2,337      364      2,701
                                                 ------   -------     ------    ------   ------     ------
Interest-bearing liabilities:
   Deposits                                         532       619      1,151       683      (55)       628
   FHLB advances and other borrowings              (102)      358        256     1,507      607      2,114
                                                 ------   -------     ------    ------   ------     ------
   Total Interest-Bearing liabilities               430       977      1,407     2,190      552      2,742
                                                 ------   -------     ------    ------   ------     ------
      Net change in net interest income          $1,108   $  (305)    $  803    $  147   $ (188)    $  (41)
                                                 ======   =======     ======    ======   ======     ======

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

                                                                 Year Ended September 30,
                                   --------------------------------------------------------------------------------------
                                              2001                          2000                       1999
                                   --------------------------------------------------------------------------------------
                                                    Average                          Average                     Average
                                   Average            Yield/    Average                Yield/  Average             Yield/
                                   Balance  Interest   Cost     Balance    Interest     Cost   Balance  Interest    Cost
                                                                    (Dollars in Thousands)

Assets
  Interest-Earning Assets
  Securities, Net (1)             $ 55,283  $ 3,451    6.24%   $ 67,113     $ 4,365    6.50%  $ 54,139   $ 3,276    6.05%
  Loans receivable (2) (3)         389,963   31,437    8.06%    364,237      28,549    7.84%   340,540    26,539    7.79%
  Other interest-earning
    assets (4)                       4,868      298    6.12%      1,210          62    5.12%     7,527       460    6.11%
                                  --------  -------            --------     -------           --------   -------
  Total interest-earning assets    450,114  $35,186    7.82%    432,560     $32,976    7.62%   402,206   $30,275    7.53%
                                            =======                         =======                      =======
  Non-interest earning assets       20,881                       18,268                         17,232
                                  --------                     --------                        --------
Total Assets                      $470,995                     $450,828                       $419,438
                                  ========                     ========                       ========
Liabilities and Stockholders
  Equity
  Interest-bearing Liabilities
  NOW accounts                      38,325      642    1.62%   $ 38,747     $   784    2.02%  $ 25,198   $   473    1.88%
  Statement & regular
    savings accounts                22,637      397    1.75%     23,357         444    1.90%    26,553       582    2.19%
  Money funds accounts              28,618    1,194    4.17%     11,424         435    3.81%     8,343       307    3.68%
  Certificates of Deposit          212,135   12,114    5.71%    216,694      11,533    5.32%   215,517    11,206    5.21%
                                  --------  -------            --------     -------           --------   -------
      Total Deposits               301,715   14,347    4.76%    290,222      13,196    4.55%   275,251    12,568    4.57%
  FHLB advances and
    other borrowings                94,089    6,158    6.54%     95,753       5,902    6.16%    70,401     3,788    5.38%
                                  --------  -------            --------     -------           --------   -------
  Total interest-bearing
    liabilities                    395,804  $20,505    5.18%    385,975     $19,098    4.95%    345,652  $16,356    4.73%
                                            =======                         =======                      =======
  Non-interest-bearing
    liabilities                     25,172                       17,311                          22,954
                                  --------                     --------                        --------
      Total liabilities            420,976                      403,286                         368,606
Stockholders' Equity                50,019                       47,542                          50,832
                                  --------                     --------                        --------
Total Liabilities and
  Stockholders' Equity            $470,995                     $450,828                        $419,438
                                  ========                     ========                        ========
Net interest income/interest
  rate spread (5)                           $14,681    2.64%                $13,878    2.67%             $13,919    2.80%
                                            =======                         =======                      =======
Net interest margin (6)                                3.26%                           3.21%                        3.46%
Interest-earning assets/
Interest bearing liabilities                         113.72%                         112.07%                      116.36%

(1)  Includes securities and FHLB stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $117,000 in 2001, $141,000 in 2000 and $40,000 in 1999.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2000 to September 30, 2001

General. Total assets decreased $7.0 million, or 1.5% to $467.5 million at September 30, 2001 from $474.5 million at September 30, 2000, primarily as a result of loan and security repayments.

Cash and Cash Equivalents. Cash increased $13.7 million from $10.4 at September 30, 2000 to $24.1 million at September 30, 2001. Increases were due primarily to an increase in deposits and to principal repayments on mortgaged-backed securities and loans.

Securities Available-for-Sale. Securities available-for-sale decreased $13.4 million from $54.6 million at September 30, 2000 to $41.2 at September 30, 2001. This reduction was due primarily to principal repayments on mortgage-backed securities.

Loans Receivable, Net. The Bank's net loans receivable decreased $5.7 million or 1.5% to $380.8 million from $386.5 million at September 30, 2000 due primarily to repayments due to lower interest rates. Of all real estate loans originated in fiscal 2001, 45.3% had adjustable rates.

Deposits. The Bank's deposits increased $33.0 million or 10.6% to $342.9 million from $309.9 million at September 30, 2000. Increases were due primarily to growth in money market accounts and demand deposit accounts. Management's deposit strategy is focused on growing these core deposits.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $44.8 million, or 40.0% to $67.1 million from $111.9 million at September 30, 2000, as the funds available from deposit growth were used to partially repay advances as loan demand slackened in the Company's market area.

Stockholders' Equity. Stockholders' equity increased $3.5 million, or 7.2% from $48.6 million at September 30, 2000, to $52.1 million at September 30, 2001, due primarily to net income and the proceeds from the exercise of stock options less dividends and the repurchase of common stock for the treasury.

Comparison of Operating  Results for Years ended  September  30, 2001,  2000 and
1999

Analysis of Net Income

General. The Company had net income of $4.4 million, $3.7 million and $3.5 million for fiscal 2001, 2000 and 1999. The $699,000 or 19.1% increase during fiscal 2001 compared to fiscal 2000 was primarily due to an increase in net interest income and service charge income. The $151,000, or 4.3% increase during 2000 compared to fiscal 1999 was primarily due to increased service charge income offset somewhat by increased non-interest expense.

Interest Income. Interest income amounted to $35.2 million, $33.0 million and $30.3 million for the years ended 2001, 2000 and 1999, respectively. The $2.2 million or 6.7% increase during fiscal 2001 compared to fiscal 2000 was primarily due to increased interest on loans, offset somewhat by a decrease in interest on securities. The average rates earned on loans receivable increased from 7.84% in fiscal 2000 to 8.06% in fiscal 2001. The average rates earned increased from 7.98% in the first quarter of fiscal 2001 to 8.11% in the fourth quarter of fiscal 2001 even though rates in the general economy decreased. The increase was due to an increase in the percentage of consumer type loans in the portfolio. Consumer type loans generally carry a higher interest rate than first mortgage loans. The $2.7 million or 8.9% increase in fiscal 2000 was primarily due to increased yields and higher average balances of loans and securities during the annual periods.

Interest Expense. Interest expense totaled $20.5 million, $19.1 million and $16.4 million for the years ended September 2001, 2000 and 1999, respectively. The $1.4 million or 7.3% increase during fiscal 2001 compared to fiscal 2000 was primarily due to an increase in average deposit balances and rates during the year. The average rates paid on interest bearing deposits increased from 4.55% in fiscal 2000 to 4.76% in fiscal 2001. However, the average rates paid decreased from 4.92% in the first quarter of fiscal 2001 to 4.43% in the fourth quarter of fiscal 2001 as the rates in the general economy decreased. The $2.7 million or 16.5% increase in fiscal 2000 was primarily due to a $15.0 million increase in the average balance of deposits and a $23.3 million increase in the average balance of advances and a 78 basis point increase in the average rate paid on advances.

Net Interest Income. Net interest income amounted to $14.7 million, $13.9 million and $13.9 million for the years ended September 30, 2001, 2000 and 1999. The interest rate margin was 3.21% in fiscal 2000 and 3.26% in fiscal 2001. The margin increased from 2.99% in the first quarter of fiscal 2001 to 3.58% in the fourth quarter of fiscal

2001 as rates paid on deposits, which are more sensitive to short term interest rate changes, decreased, whereas the overall rates earned on the loan portfolio increased. As discussed earlier, the increase in the rates earned on the loan portfolio was primarily due to a shift to more consumer type loans.

Provision for Loan Losses. The Bank provided $80,000, $120,000 and $150,000 to the allowance for loan losses for the years ended September 30, 2001, 2000 and 1999 respectively. The allowance for loan losses was $3,436,00 at 2001 fiscal year end, $3,630,000 at 2000 fiscal year end and $3,537,000 at 1999 fiscal year end.

Management periodically estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb possible losses in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb anticipated future losses. These estimates are made at least every quarter and there has been no significant change in the company's estimation methods during the current period.

While the Bank maintains its allowance for losses at a level which it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to Consolidated Financial Statements.

Non-Interest Income. Non-interest income during the years ended September 30, 2001, 2000 and 1999 amounted to $6.7 million, $5.6 million and $4.5 million respectively. The increases in both fiscal 2001 and fiscal 2000 were primarily due to increased fee income primarily due to an increase in the number of transaction accounts.

Non-Interest Expense. Non-interest expense increased steadily over the three periods, totaling $14.8 million, $13.8 million and $12.8 million during the years ended September 30, 2001, 2000 and 1999. The increases in both fiscal 2001 and 2000 were due to continued expansion of office facilities, increased marketing expenses and increased investment in new technology. The principal component of non-interest expense, compensation and employee benefits, increased from $6.0 million in fiscal 1999 to $6.7 million in fiscal 2000 and decreased slightly to $6.6 million in fiscal 2001. A $308,000 decrease in the cost of the Management Incentive Plan from fiscal 2000 to fiscal 2001 offset increases in other areas of compensation and employee benefit expenses. Other operating expenses increased from $2.2 million in both fiscal 1999 and 2000 to $2.6 million in fiscal 2001.

The Company is subject to the Louisiana Shares Tax. This amounted to an expense of $605,000, $669,000 and $680,000 in the years ended September 30, 2001, 2000 and 1999, respectively.

Gain on Sale of Securities. In the years ended September 30, 2001, 2000 and 1999, gains on the sale of securities amounted to $123,000, $0 and $14,000, respectively. The increase in 2001 was primarily due to the increase in the market value of certain financial institutions which the Company had invested in.

Income Tax Expense. For the years ended September 30, 2001, 2000 and 1999, the Bank incurred income tax expense of $2.3 million, $1.9 million and $1.9 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank as the company's overall effective income tax rate was approximately 35% for all three years.

Liquidity and Capital Resources

The Bank's average liquidity ratio is based on a percentage of deposits and short term borrowings and was approximately 12.1% percent during September 2001. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 2001, the Bank had total FHLB borrowings of $67.1 million, or 14.4% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2001, the Bank had outstanding loan commitments of $7.2 million, and certificates of deposit scheduled to mature within one year of $130.8 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2001, Teche Federal exceeded all regulatory capital requirements. See Note 17 to the Consolidated Financial Statements.

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

Deloitte & Touche LLp
701 Poydras Street
Suite 3700
New Orleans, Louisiana 70139

Tel:    504-581-2727
Fax:    504-561-7293
www.us.deloitte.com

                                                                        Deloitte
                                                                        & Touche


                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP
November 16, 2001



----------
Deloitte
Touche
Tohmatsu
----------

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2001 AND 2000
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                             2001                2000
                                                                          --------            --------
ASSETS
Cash and cash equivalents                                                 $ 24,108            $ 10,384
Securities available-for-sale, at estimated market value
  (amortized cost of $40,164 in 2001 and $56,097 in 2000)                   41,230              54,635
Securities held-to-maturity, at cost (estimated market value of $2,607)         --               2,574
Loans receivable, net of allowance for loan losses of
  $3,436 in 2001 and $3,630 in 2000                                        380,830             386,512
Accrued interest receivable                                                  2,387               2,404
Investment in Federal Home Loan Bank stock, at cost                          4,776               5,781
Real estate owned, net                                                         282                 232
Prepaid expenses and other assets                                              734                 649
Premises and equipment, at cost, less accumulated depreciation              13,184              11,356
                                                                          --------            --------
TOTAL ASSETS                                                              $467,531            $474,527
                                                                          ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                  $342,917            $309,896
Advances from Federal Home Loan Bank                                        67,120             111,853
Advance payments by borrowers for taxes and insurance                        1,642               1,625
Accrued interest payable                                                       964                 685
Accounts payable and other liabilities                                       2,776               1,847
                                                                          --------            --------
      Total liabilities                                                    415,419             425,906

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 10,000,000 shares authorized;
  4,306,064 and 4,233,350 shares issued                                         43                  42
Preferred stock, 5,000,000 shares authorized, none issued                       --                  --
Additional paid-in capital                                                  43,374              42,221
Retained earnings                                                           36,609              33,417
Unearned ESOP shares                                                        (1,089)             (1,421)
Unearned compensation - Management Stock Plan                                   --                 (41)
Treasury stock - 1,894,748 and 1,731,000 shares, at cost                   (27,518)
Unrealized gain (loss) on securities available-for-sale,
  net of deferred income taxes                                                 693                (945)
                                                                          --------            --------
      Total stockholders' equity                                            52,112              48,621
                                                                          --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $467,531            $474,527
                                                                          ========            ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        2001      2000      1999
INTEREST INCOME:
  Interest and fees on loans                         $31,437   $28,549   $26,539
  Interest and dividends on securities                 3,451     4,365     3,276
  Other interest income                                  298        62       460
                                                     -------   -------   -------
                                                      35,186    32,976    30,275
                                                     -------   -------   -------
INTEREST EXPENSE:
  Deposits                                            14,347    13,196    12,568
  Advances from Federal Home Loan Bank                 6,158     5,902     3,676
  Other borrowed money                                    --        --       112
                                                     -------   -------   -------
                                                      20,505    19,098    16,356
                                                     -------   -------   -------
NET INTEREST INCOME                                   14,681    13,878    13,919
PROVISION FOR LOAN LOSSES                                 80       120       150
                                                     -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                     14,601    13,758    13,769
                                                     -------   -------   -------
NON-INTEREST INCOME:
  Service charges                                      6,514     5,230     4,246
  Gain on sale of real estate owned                       20        51        79
  Other income                                           165       327       127
                                                     -------   -------   -------
    Total non-interest income                          6,699     5,608     4,452
                                                     -------   -------   -------
GAIN ON SALE OF SECURITIES, net                          123        --        14
                                                     -------   -------   -------
NON-INTEREST EXPENSE:
  Compensation and employee benefits                   6,618     6,685     5,955
  Occupancy, equipment and data processing expense     3,419     3,085     2,804
  Marketing and professional                           1,492     1,072     1,031
  SAIF deposit insurance premiums                         61        92       168
  Louisiana shares tax                                   605       669       680
  Other operating expenses                             2,573     2,175     2,199
                                                     -------   -------   -------
    Total non-interest expense                        14,768    13,778    12,837
                                                     -------   -------   -------
INCOME BEFORE INCOME TAXES                             6,655     5,588     5,398
INCOME TAXES                                           2,296     1,928     1,889
                                                     -------   -------   -------
NET INCOME                                           $ 4,359   $ 3,660   $ 3,509
                                                     =======   =======   =======
BASIC INCOME PER COMMON SHARE                        $  1.86   $  1.56   $  1.32
                                                     =======   =======   =======
DILUTED INCOME PER COMMON SHARE                      $  1.81   $  1.55   $  1.29
                                                     =======   =======   =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                          Unrealized
                                                                                             Gain
                                                                                           (Loss) on
                                  Additional          Unearned    Unearned                Securities
                          Common   Paid-In   Retained   ESOP    Compensation   Treasury   Available-
                           Stock   Capital   Earnings  Shares      (MSP)         Stock   for-Sale, net     Total

BALANCE, October 1, 1998     $42   $42,037    $28,757  $(2,086)    $(790)     $(15,783)      $ 350       $52,527

Contribution to ESOP                   104                 332                                               436
Amortization of MSP                                                  400                                     400
Tax benefit from vesting
  of MSP shares                         12                                                                    12
Purchase of common stock
  for treasury                                                                  (5,604)                   (5,604)
Dividends declared -
  $.50 per share                               (1,338)                                                    (1,338)
Comprehensive income:
  Net income                                    3,509                                                      3,509
  Change in unrealized
    gain (loss) on
    securities
    available-for-sale,
    net                                                                                     (1,242)       (1,242)
                                                                                                          ------
      Total
       comprehensive
       income                                                                                              2,267
                             ---   -------    -------  -------     -----      --------     -------       -------
BALANCE, September 30, 1999   42    42,153     30,928   (1,754)     (390)      (21,387)       (892)       48,700

Contribution to ESOP                    71                 333                                               404
Amortization of MSP                                                  349                                     349
Tax expense from vesting of
  MSP shares                            (3)                                                                   (3)
Purchase of common stock
  for treasury                                                                  (3,265)                   (3,265)
Dividends declared -
  $.50 per share                               (1,171)                                                    (1,171)
Comprehensive income:
  Net income                                    3,660                                                      3,660
  Change in unrealized
    gain (loss) on
    securities
    available-for-sale,
    net                                                                                        (53)          (53)
                                                                                                          ------
      Total
        comprehensive
        income                                                                                             3,607
                             ---   -------    -------  -------     -----      --------     -------       -------
BALANCE, September 30, 2000   42    42,221     33,417   (1,421)      (41)      (24,652)       (945)       48,621

Contribution to ESOP                   218                 332                                               550
Amortization of MSP                                                   41                                      41
Exercise of stock options      1       935                                                                   936
Purchase of common stock
  for treasury                                                                  (2,866)                   (2,866)
Dividends declared -
  $.50 per share                               (1,167)                                                    (1,167)
Comprehensive income:
  Net income                                    4,359                                                      4,359
  Change in unrealized gain
    (loss) on securities
    available-for-sale, net                                                                  1,638         1,638
                                                                                                          ------
      Total comprehensive
        income                                                                                             5,997
                             ---   -------    -------  -------     -----      --------     -------       -------
BALANCE, September 30, 2001  $43   $43,374    $36,609  $(1,089)    $  --      $(27,518)    $   693       $52,112
                             ===   =======    =======  =======     =====      ========     =======       =======

See notes to consolidated statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS)

                                                                2001        2000          1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $  4,359    $  3,660      $  3,509
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Accretion of discount and amortization of premium
      on investments and mortgage-backed securities              (46)        (78)          (73)
    Provision for loan losses                                     80         120           150
    ESOP expense                                                 456         353           436
    MSP expense                                                   41         349           400
    Deferred income taxes (credit)                              (144)       (308)          175
    Gain on sale of premises                                      --         (85)           --
    Gain on sale of securities                                  (123)         --           (14)
    Gain on sale of real estate owned                            (20)        (51)          (79)
    Depreciation                                               1,191       1,098           926
    Accretion of discount on loans                               (97)        (35)         (325)
    Change in accrued interest receivable                         17        (245)          (94)
    Change in accrued interest payable                           279         253           (53)
    Change in accounts payable and other liabilities             243         366           281
    Other - net                                                  153         (35)          100
                                                             -------    --------      --------
      Net cash provided by operating activities                6,389       5,362         5,339
                                                             -------    --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment
    securities available-for-sale                              3,414       1,108            20
  Proceeds from sale of investment
    securities available-for-sale                                506          --           484
  Purchase of investment securities
    available-for-sale                                           (34)     (1,995)      (40,908)
  Principal repayments on mortgaged-backed
    securities available-for-sale                             14,790       9,700        11,888
  Purchase of mortgage-backed securities held-to-maturity         --      (3,416)           --
  Principal repayments on mortgaged-backed
    securities held-to-maturity                                   --         842            --
  Net decrease in certificates of deposit                         --          --           658
  Net loan (originations) repayments                           5,693     (43,522)        2,364
  Sales of (investment in) FHLB stock, net                     1,005      (1,552)         (345)
  Proceeds from sale of premises                                  --         595            --
  Purchase of premises and equipment                          (3,166)     (2,624)       (2,502)
                                                             -------    --------      --------
      Net cash provided by (used in) investing activities     22,208     (40,864)      (28,341)
                                                             -------    --------      --------

                                                                     (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS)


                                                                  2001        2000        1999


CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                (1,167)     (1,171)     (1,338)
  Net increase in deposits                                      33,021       6,812      23,819
  Proceeds of long-term FHLB advances                           34,000      29,000       8,000
  Repayment of long-term FHLB advances                         (21,233)    (44,029)     (6,339)
  Net increase (decrease) in short-term FHLB advances          (57,500)     48,200       9,300
  Cash paid for purchase of common stock for treasury           (2,866)     (3,265)    (10,435)
  Proceeds from exercise of stock options                          855          --          --
  Borrowings under loan agreement                                   --          --       6,767
  Repayment of borrowings under loan agreement                      --          --      (7,114)
  Increase (decrease) in advance payments by borrowers
    for taxes and insurance                                         17          47         (66)
                                                              --------     -------    --------
      Net cash (used in) provided by financing activities      (14,873)     35,594      22,594
                                                              --------     -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            13,724          92        (388)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    10,384      10,292      10,680
                                                              --------     -------     -------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $ 24,108    $ 10,384     $10,292
                                                              ========    ========     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                      $ 20,226    $ 19,188     $16,504
                                                              ========    ========     =======
  Income taxes paid                                           $  2,318    $  1,970     $ 1,932
                                                              ========    ========     =======

See notes to consolidated financial statements.

TECHE holding company and subsidiary
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Derivative  Instruments  -  Effective  October  1,  2000,  the  Company  adopted
Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). The Statement was issued in June 1998 and requires the Company to recognize all derivatives as either assets or liabilities in the Company's balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Further, SFAS No. 133 permitted, at the time of implementation, the reclassification of securities currently classified as held-to-maturity without calling into question the Company's original intent.

The Company is not currently engaged in any significant activities with derivatives; therefore, the impact of the adoption of this Statement was not significant. However, at the time of implementation of this Statement, the Company reclassified its held-to-maturity portfolio to its available-for-sale portfolio. The securities that were transferred to available-for-sale had an amortized cost of $2,574 and unrealized gross gains of $33 ($22 net of income taxes) at October 1, 2000.

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan fees, and unearned discount. Unearned discount relates principally to installment loans. Interest on loans is credited to operations based on the principal amount outstanding using the interest method.

When doubt exist as to collectability of a loan, the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the judgment of uncollectibility is charged to operations. Loans are returned to an accruing status only as payments are received and if collection of all principal and interest is not in doubt. If doubt exists, any payments received on such non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 2001 or 2000.

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

Premises and Equipment - The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years. Interest is capitalized on major construction programs and amounted to $105, $78 and $95 in the years ended September 30, 2001, 2000 and 1999, respectively.

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

Reclassifications - Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements in order to conform to the classification adopted for reporting in 2001.

2. INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals. At September 30, 2001 the Company had interest earning assets of approximately $445,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $385,000, most of which will mature or can be repriced within one year. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3. SECURITIES

The amortized cost and estimated market values of securities available-for-sale are as follows (in thousands):

                                                          September 30, 2001
                                              ---------------------------------------------
                                                            Gross       Gross     Estimated
                                              Amortized   Unrealized  Unrealized    Market
                                                Cost        Gains        Losses     Value

Investment securities:
  Municipal obligations                        $     70   $     --    $     --    $     70
                                               --------   --------    --------    --------
Mortgage-backed securities:
  Government National Mortgage Corporation        8,101        105          --       8,206
  Federal Home Loan Mortgage Corporation          4,721         75          --       4,796
  Federal National Mortgage Association           8,320        222         (12)      8,530
                                               --------   --------    --------    --------
                                                 21,142        402         (12)     21,532
Collateralized mortgage obligations ("CMOs")     18,762        633          --      19,395
Equity securities                                   190         43          --         233
                                               --------   --------    --------    --------
                                               $ 40,164   $  1,078    $    (12)   $ 41,230
                                               ========   ========    ========    ========

                                                                 September 30, 2000
                                                    ---------------------------------------------
                                                                   Gross       Gross     Estimated
                                                    Amortized   Unrealized  Unrealized    Market
                                                       Cost        Gains        Losses     Value

Investment securities:
  Federal Home Loan Bank bond due in February 2001   $  3,391    $     --     $    (6)    $ 3,385
  Municipal obligations                                    93          --          --          93
                                                     --------    --------     -------     -------
                                                        3,484          --          (6)      3,478
                                                     --------    --------     -------     -------
Mortgage-backed securities:
  Government National Mortgage Corporation             11,643          23         (54)     11,612
  Federal Home Loan Mortgage Corporation                8,019          16         (75)      7,960
  Federal National Mortgage Association                11,758          17        (398)     11,377
                                                     --------    --------     -------     -------
                                                       31,420          56        (527)     30,949
Collateralized mortgage obligations ("CMOs")           20,654          --      (1,047)     19,607
Equity securities                                         539          62          --         601
                                                     --------    --------     -------     -------
                                                     $ 56,097    $    118     $(1,580)    $54,635
                                                     ========    ========     =======     =======


The amortized cost and estimated market values of securities held-to-maturity are as follows (in thousands):

                                                                 September 30, 2000
                                                    ---------------------------------------------
                                                                   Gross       Gross     Estimated
                                                    Amortized   Unrealized  Unrealized    Market
                                                       Cost        Gains        Losses     Value
Collateralized mortgage obligations ("CMOs")         $ 2,574       $   33     $  --       $ 2,607
                                                     =======       ======     =====       =======


Gross gains of $127 and $55 were realized on sales of securities in the years ended September 30, 2001 and 1999, respectively. Gross losses of $4 and $41 were realized on sales of securities in the years ended September 30, 2001 and 1999, respectively. There were no gains or losses on sales of securities in the year ended September 30, 2000.

At September 30, 2001 securities with a cost of approximately $10,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4. LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                   September 30,
                                              ----------------------
                                                   2001       2000
Residential real estate mortgage loans:
  One-to-four family units                     $293,435   $310,505
  Multi-family                                    1,107      1,186
Land loans                                        9,161      8,173
Construction loans (net of loans in process)      8,908     10,821
Non-residential real estate loans                10,775      5,465
Home improvement and home equity loans           36,039     33,007
Loans on savings accounts                         4,536      4,960
Auto loans                                        5,550      5,358
Mobile home loans                                10,426      6,446
Credit card loans                                 1,462      1,581
Other secured and unsecured                       3,613      3,232
                                               --------   --------
                                                385,012    390,734
Less:
  Allowance for loan losses                       3,436      3,630
  Deferred loan fees                                746        592
                                               --------   --------
                                               $380,830   $386,512
                                               ========   ========

Changes in the allowance for loan losses are as follows (in thousands):

                                                  Year Ended
                                                  September 30,
                                        --------------------------------
                                            2001       2000       1999

Beginning balance, October 1             $ 3,630    $ 3,537    $ 3,515
Provision charged to operating expense        80        120        150
Recoveries                                    12         62         44
Loans charged off                           (286)       (89)      (172)
                                         -------    -------    -------
Ending balance, September 30             $ 3,436    $ 3,630    $ 3,537
                                         =======    =======    =======


Substantially all of the Company's loans receivable are with customers in southern Louisiana.

At September 30, 2001 and 2000 there were unamortized discounts on loans purchased of approximately $430 and $525, respectively. These unamortized discounts have been deducted from the related loan balances in the table above. The amount of nonaccrual loans at September 30, 2001 and 2000 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 2001, 2000 or 1999.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket floating lien on its first mortgage loans.

5. REAL ESTATE OWNED Real estate owned consisted of the following (in thousands):


                                            September 30,
                                          ----------------
                                            2001     2000

Real estate acquired through foreclosure   $ 354    $ 344
Less allowance for losses                    (72)    (112)
                                           -----    -----
Real estate owned, net                     $ 282    $ 232
                                           =====    =====


Changes in the allowance for losses on real estate owned are as follows (in thousands):


                                        Year Ended September 30,
                                        ------------------------
                                          2001     2000     1999

Beginning balance, October 1             $ 112    $ 147    $ 112
Provision charged to operating expense      --       --       35
Reduction of allowance at date of sale     (40)     (35)      --
                                         -----    -----    -----
Ending balance, September 30             $  72    $ 112    $ 147
                                         =====    =====    =====

6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                        September 30,
                                    --------------------
                                       2001        2000

Land                                $  3,062    $  3,091
Buildings and improvements            10,053       8,146
Furniture, fixtures and equipment      6,146       5,782
                                    --------    --------
                                      19,261      17,019
Less accumulated depreciation         (6,077)     (5,663)
                                    --------    --------
                                    $ 13,184    $ 11,356
                                    ========    ========

7. DEPOSITS

Deposits are summarized as follows (in thousands):

                                              September 30,
                                        -------------------------
                                            2001           2000

Non-interest bearing demand accounts     $ 23,309       $ 18,708
Interest bearing:
  NOW accounts                             40,088         36,706
  Passbook and regular savings             24,469         21,901
  Money funds accounts                     46,568         13,363
  Certificates of deposit                 208,483        219,218
                                         --------       --------
                                         $342,917       $309,896
                                         ========       ========

Certificates of deposit of $100 and over amounted to $42,200 and $50,600 at September 30, 2001 and 2000, respectively. Certificates of deposits at September 30, 2001 mature as follows (in thousands):

         Less than one year         $130,801
         1-2 years                    31,775
         2-3 years                    34,535
         3-4 years                     6,502
         4-5 years                     3,059
         Over 5 years                  1,811
                                    --------
         TOTAL                      $208,483
                                    ========

8. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 2000, the Company was indebted to the FHLB for $67,120 of advances bearing interest at a weighted average rate of 6.65% which are due as follows (in thousands):

         Year Ended
         September 30,
         2002                  $13,559
         2003                    8,996
         2004                    3,822
         2005                    1,795
         2006                    1,292
         Thereafter             37,656
                               -------
                               $67,120
                               =======


These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

Included in the table above is a $5,000 advance callable in the year ended September 30, 2003. This advance has been included in the above table based upon its call date rather than its stated due date of 2008.

At September  30,  2000,  the Company was indebted to the Federal Home Loan Bank
(FHLB) for $111,853 of advances bearing interest at an average rate of 6.66%, $69,388 of which were due or callable in the year ended September 30, 2001, $7,794 in 2002, $8,185 in 2003, $2,961 in 2004 and the balance thereafter.

The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

9. INCOME TAXES

The Company was permitted under the Internal Revenue Code to deduct an annual addition to an allowance for bad debts in determining taxable income, subject to certain limitations. The Company had generally used the percentage of taxable income method to calculate this addition. This addition differed from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes were included in taxable income of later years only if the bad debt reserve was used subsequently for purposes other than to absorb bad debt losses. Because the Company did not intend to use the reserve for purposes other than to absorb bad debt losses, generally accepted accounting principles did not require that deferred income taxes be provided on that portion which existed as of September 30, 1988. At September 30, 2001, retained earnings includes approximately $4,400 representing such bad debt deductions for which no deferred income taxes have been provided.

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

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2001 and 2000 are as follows (in thousands):


                                                        2001       2000
Deferred tax assets:
  MSP expense                                        $    --    $   120
  Allowance for loan losses                              550        450
  Unrealized loss on securities available-for-sale        --        517
  Other                                                  182        230
                                                     -------    -------
      Total deferred tax assets                          732      1,317
                                                     -------    -------
Deferred tax liabilities:
  Deferred loan fees and costs, net                      300        470
  Unrealized gain on securities available-for-sale       373         --
  Tax over book depreciation                              95        160
  Dividends on FHLB stock                                560        610
  Other                                                   90         17
                                                     -------    -------
      Total deferred tax liabilities                   1,418      1,257
                                                     -------    -------
      Net deferred tax assets (liabilities)          $  (686)   $    60
                                                     =======    =======

The components of income taxes are as follows (in thousands):

                                 Year Ended
                                September 30,
                       -----------------------------
                          2001      2000       1999
Currently payable      $ 2,440    $ 2,236    $ 1,714
Deferred                  (144)      (308)       175
                       -------    -------    -------
                       $ 2,296    $ 1,928    $ 1,889
                       =======    =======    =======

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                        Year Ended
                                                       September 30,
                                               ---------------------------
                                                 2001      2000      1999
Taxes computed at statutory rates              $2,263    $1,900    $1,835
Increase in taxes due to miscellaneous items       33        28        54
                                               ------    ------    ------
                                               $2,296    $1,928    $1,889
                                               ======    ======    ======
Actual tax rate                                    35%       35%       35%
                                               ======    ======    ======

10. NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following (in thousands):

                                                                                Year Ended
                                                                               September 30,
                                                                      ------------------------
                                                                        2001     2000     1999
Occupancy, including depreciation, insurance, rent, utilities, etc    $  935   $  879   $  833
Equipment, including depreciation, telephone, etc                      1,693    1,569    1,408
Data processing                                                          791      637      563
                                                                      ------   ------   ------
                                                                      $3,419   $3,085   $2,804
                                                                      ======   ======   ======

Other operating expenses consisted of the following (in thousands):

                                          Year Ended
                                         September 30,
                                   ------------------------
                                     2001     2000     1999
Stationery, printing and postage   $  649   $  650   $  696
Debit card expense                    426      293      209
Other                               1,498    1,232    1,294
                                   ------   ------   ------
                                   $2,573   $2,175   $2,199
                                   ======   ======   ======

11. OTHER COMPREHENSIVE INCOME

The adjustment to determine other comprehensive income as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2001, 2000 and 1999 (in thousands):

                                                                                             Tax       Net of
                                                                              Before-Tax   (Expense)     Tax
                                                                                Amount      Credit      Amount
2001
----
  Gross change in unrealized gain on securities available-for-sale              $ 2,651     $(933)     $ 1,718
  Less: Reclassification for gain included in net income                            123       (43)          80
                                                                                -------     -----      -------
  Net change in unrealized gain on securities available-for-sale                $ 2,528     $(890)     $ 1,638
                                                                                =======     =====      =======

2000
----
  Gross change in unrealized gain (loss) on securities available-for-sale       $   (79)    $  26      $   (53)
  Less: Reclassification for gain included in net income                             --        --           --
                                                                                -------     -----      -------
  Net change in unrealized gain (loss) on securities available-for-sale         $   (79)    $  26      $   (53)
                                                                                =======     =====      =======

1999
----
  Gross change in unrealized gain (loss) on securities available-for-sale       $(1,898)    $ 665      $(1,233)
  Less: Reclassification for gain included in net income                             14        (5)           9
                                                                                -------     -----      -------
  Net change in unrealized gain (loss) on securities available-for-sale         $(1,912)    $ 670      $(1,242)
                                                                                =======     =====      =======

12. RETIREMENT PLAN

The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 2001, 2000 and 1999. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

13. INCOME PER SHARE
Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2001, 2000 and 1999 (in thousands):
                                                           Year Ended
                                                          September 30,
                                                    -----------------------
                                                      2001    2000    1999
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                            2,349   2,346   2,660
Effect of dilutive securities:
Stock options                                           59      --      40
MSP stock grants                                         4      20      27
                                                     -----   -----   -----
Weighted average number of common shares
  outstanding plus effect of dilutive securities -
  used in computation of diluted income
  per common share                                   2,412   2,366   2,727
                                                     =====   =====   =====



14. EMPLOYEE STOCK PLANS

The Company maintains an ESOP for the benefit of Teche Federal Savings Bank's employees who meet certain eligibility requirements. The ESOP Trust acquired 332,337 shares of common stock in the Company's initial public offering in 1995 with proceeds from a loan from the Company. Teche Federal Savings Bank makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and principal payable in annual installments of at least $332. The loan is collateralized by the shares of the stock purchased.

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

Compensation expense related to the ESOP was $456, $353 and $436 for the years ended September 30, 2001, 2000 and 1999, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 2001 and 2000 :

                                                               2001       2000

Shares released for allocation or committed to be released    202,315    178,306
Unreleased shares                                             108,933    142,167
                                                             --------   --------
Total ESOP shares                                             311,248    320,473
                                                             ========   ========
Market value of unreleased shares (in thousands)             $  2,070   $  1,919
                                                             ========   ========

In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 1999 and 1998, issuances of additional options were authorized. The exercise prices are equal to the market price on the date of grant and 20% of the options are generally exercisable within the first anniversary date after the date of grant and 20% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 2001, 2000 or 1999. The following table summarizes activity relating to the Plans:

                                             Available                  Weighted
                                                for         Options     Average
                                               Grant      Outstanding    Price

Balance, October 1, 1998                       3,200         495,650     $14.63
  Reserved                                    30,682              --         --
  Granted                                    (30,682)         30,682      16.34
                                             -------         -------     ------
Balance, September 30, 1999                    3,200         526,332      14.73
  Reserved                                        --              --         --
  Granted                                         --              --         --
                                             -------         -------     ------
Balance, September 30, 2000                    3,200         526,332      14.73
  Exercised                                       --        (109,234)     13.94
  Reserved                                        --              --
  Granted                                         --              --
  Expired and other                           14,200         (14,200)     19.88
                                             -------         -------     ------
Balance, September 30, 2001                   17,400         402,898     $14.90
                   === ====                   ======         =======     ======
Exercisable at September 30, 1999                            278,007     $14.20
                         === ====                            =======     ======
Exercisable at September 30, 2000                            380,993     $14.35
                         === ====                            =======     ======
Exercisable at September 30, 2001                            362,628     $14.56
                         === ====                            =======     ======

Options exercisable at September 30, 2001 include 313,966 at $13.94 per share, 6,650 at $15.94 per share, 29,760 at $19.88 per share and 12,272 at $16.38 per share. Outstanding options at September 30, 2000 include 313,966 at $13.94 per share with an average remaining contractual life of 4 years, 8,650 at $15.94 and 5 years, 49,600 at $19.88 and 6 years and 30,682 at $16.31 and 8 years.

In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. In the year ended September 30, 1999 the Board of Directors authorized restricted grants of 6,000 shares to a new executive employee. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Company recognizes compensation expense ratably over the vesting period and the cost of unvested shares is reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $41, $349 and $400 for the years ended September 30, 2001, 2000 and 1999, respectively. All shares were vested at September 30, 2001.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. The Financial Accounting Standards Board requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the year ended September 30, 1999 was $4.53. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:

                                           2001     2000     1999
Net income (in thousands):
  As reported                            $4,359   $3,660   $3,509
  Pro forma                               4,264    3,285    3,115
Basic income per share:
  As reported                            $ 1.86   $ 1.56   $ 1.32
  Pro forma                                1.82     1.40     1.17
Diluted income per share
  As reported                            $ 1.81   $ 1.55   $ 1.29
  Pro forma                                1.77     1.39     1.16

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

As of September 30, 2001, the Company had made various commitments to extend credit totaling approximately $7,200 including $5,900 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 6.625% to 8.000% at September 30, 2001. The rates on variable rate loan commitments range from 6.375% to 6.875% at September 30, 2001. As of September 30, 2000 such commitments totaled approximately $10,700 including $8,200 of the undisbursed portion of loans in process.

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

The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2001 and 2000 (in thousands):


                                                2001                2000
                                        -------------------  -------------------
                                                  Estimated            Estimated
                                        Carrying    Fair     Carrying    Fair
                                         Amount     Value     Amount     Value
Financial assets:
  Cash and cash equivalents             $ 24,108  $ 24,108    $ 10,384  $ 10,384
  Investment securities                   41,230    41,230      57,209    57,242
  Loans                                  384,266   396,000     390,142   386,000
  Less: allowance for loan losses          3,436     3,436       3,630     3,630
                                         -------   -------     -------   -------
  Loans, net of allowance                380,830   392,564     386,512   382,370
                                         -------   -------     -------   -------
Financial liabilities:
  Deposits                               342,917   347,000     309,896   308,400
  Advances from Federal Home Loan Bank    67,120    73,800     111,853   112,600

17. REGULATORY CAPITAL

The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes were as follows (in thousands):

                                         September 30, 2001
                          ------------------------------------------------------
                                                                   To be Well
                                                               Capitalized Under
                                             For Capital       Prompt Corrective
                                           Adequacy Purposes   Action Provisions
                           --------------  -----------------   -----------------
                                 Actual          Required          Required
                           --------------  -----------------   -----------------
                            Amount    %        Amount   %        Amount    %

Core capital               $46,658  10.0%    $18,672   4.0%     $28,008   6.0%
Tangible capital           $46,658  10.0%    $ 7,002   1.5%         N/A   N/A
Total Risk based capital   $49,976  17.8%    $22,419   8.0%     $28,024  10.0%
Leverage                   $46,658  10.0%        N/A   N/A      $23,340   5.0%

                                         September 30, 2000
                          ------------------------------------------------------
                                                                   To be Well
                                                               Capitalized Under
                                             For Capital       Prompt Corrective
                                           Adequacy Purposes   Action Provisions
                           --------------  -----------------   -----------------
                                 Actual          Required          Required
                           --------------  -----------------   -----------------
                            Amount    %        Amount   %        Amount    %
Core capital                $43,140  9.1%     $18,982  4.0%     $28,473   6.0%
Tangible capital            $43,140  9.1%     $ 7,118  1.5%         N/A   N/A
Total Risk based capital    $46,588 16.8%     $22,147  8.0%     $27,683  10.0%
Leverage                    $43,140  9.1%         N/A  N/A      $23,727   5.0%


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive.
Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 2001 and 2000 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

18. SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
    (PARENT COMPANY ONLY) (in thousands)

                                 Balance Sheets

                                                          2000             1999
Assets:
  Investment in subsidiary                              $47,427          $42,270
  Cash and cash equivalents                               3,507            4,388
  Due from ESOP                                           1,089            1,421
  Other                                                      89              542
                                                        -------          -------
                                                        $52,112          $48,621
                                                        =======          =======
Stockholders' equity                                    $52,112          $48,621
                                                        =======          =======

                             Statements of Earnings

                                                      Year Ended September 30
                                                 -------------------------------
                                                    2001       2000        1999
Dividends received from subsidiary               $ 1,500    $ 2,500    $ 17,000
Equity in earnings of subsidiary greater than
  (less than) dividends received                   2,771      1,152     (13,351)
Interest income from subsidiary                      183        109         237
Management fees and other expenses allocated
  to the Parent                                     (113)      (150)       (252)
Other income (expenses), net                         114         63        (195)
Income tax (expense) credit                          (96)       (14)         70
                                                --------    -------    --------
Net income                                      $  4,359    $ 3,660    $  3,509
                                                ========    =======    ========


                            Statements of Cash Flows

                                                                  Year Ended September 30
                                                             --------------------------------
                                                                 2001        2000        1999

Cash Flows from Operating Activities                         $  2,820    $  2,484    $ 16,903
Cash Flows from Investing Activities -
  Repayment of loan by subsidiary                                 332         333         332
                                                             --------    --------    --------
Cash Flows from Financing Activities:
  Borrowings under note payable agreement                          --          --       6,767
  Repayment of borrowings under loan agreement                     --          --      (7,114)
  Dividends paid                                               (1,167)     (1,171)     (1,338)
  Cash paid for purchase of common stock for treasury          (2,866)     (3,265)    (10,435)
                                                             --------    --------    --------
      Net cash used in financing activities                    (4,033)     (4,436)    (12,120)
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents             (881)     (1,619)      5,115
Cash and cash equivalents, beginning of year                    4,388       6,007         892
                                                             --------    --------    --------
Cash and cash equivalents, end of year                       $  3,507    $  4,388    $  6,007
                                                             ========    ========    ========


Cash dividends of $1,500, $2,500 and $17,000 were paid by Teche Federal Savings Bank to Teche Holding Company in the years ended September 30, 2001, 2000 and 1999, respectively.

Stockholders' equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 2001 was approximately $18,500.

[PICTURE OMITTED]

Directors of Teche Holding Company
and Teche Federal Savings Bank
--------------------------------------------------------------------------------
Patrick O. Little, Chairman
Mary Coon Biggs
Donelson T. Caffery, Jr.
Henry L. Friedman
Virginia Kyle Hine
Robert Judice, Jr. - Advisory
Dr. Thomas F. Kramer
W. Ross Little, Jr.
Robert E. Mouton
Christian L. Olivier, Jr.
Maunette B. Risher -
  Advisory

INDEPENDENT AUDITORS
--------------------------------------------------------------------------------
Deloitte & Touche LLP
One Shell Square
701 Poydras Street, Suite 3700
New Orleans, LA 70139

LEGAL COUNSEL
--------------------------------------------------------------------------------
Biggs, Trowbridge, Supple,
Cremaldi and Curet, L.L.P.
Lawless Building
Willow Street
Franklin, LA 70538

SPECIAL COUNSEL
--------------------------------------------------------------------------------
Malizia, Spidi & Fisch, PC
1100 New York Avenue, N.W.,
Suite 340 West
Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
--------------------------------------------------------------------------------
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006

Officers of Teche Federal Savings Bank
--------------------------------------------------------------------------------
Patrick O. Little          Chairman, President/CEO
Robert E. Mouton           Executive Vice President
Scott Sutton               Senior Vice-President/
                           Operations
J.L. Chauvin               Senior Vice-President/Treasurer
                           Chief Financial Officer
Darryl Broussard           Senior Vice-President
                           Chief Lending Officer
W. Ross Little, Jr.        Senior Vice President, Secretary
Eddie LeBlanc              Vice President, Internal Auditor
Stanley Plessala           Vice President
D. Ross Landry             Vice President
Angela Badeaux             Vice President
Glen Brown                 Vice President
Kevin Caswell              Vice President
Bill Babineaux             Vice President
Lynn Blanchard             Vice President
James Hamilton             Assistant Vice President
William F. Ball            Assistant Vice President
Tamaria B. Lecompte        Assistant Vice-President
Gwen Doucet                Assistant Vice-President
Lavergne Boutte            Assistant Vice-President
Vicky Landry               Assistant Vice-President
Mary Beth Brady            Assistant Vice-President
Irma Nell Bourque          Assistant Vice-President
Andy Magers                Assistant Vice-President
Brenda Henson              Assistant Vice-President
Karen Verret               Assistant Vice President
Wendy Frederick            Assistant Vice President
Lydia B. Hebert            Assistant Vice-President
Carol Nini                 Assistant Vice-President
Elaine G. Gussman          Assistant Vice-President
Genevieve Bihm             Assistant Vice-President
Gerry Mouton               Assistant Vice-President
D'Aun Barras               Assistant Vice-President
Beverly Adams              Assistant Vice-President
Debbie Stevens             Assistant Vice-President
Dalie Eldridge             Assistant Vice-President
Kay Clause                 Assistant Vice-President
Susan Simoneaux            Assistant Vice-President
Theresa Landry             Assistant Vice-President
Carl W. Tritschler         Assistant Vice-President