Form 10-K, Exhibit 13
period 2002-09-30
TECHE HOLDING CO
filed 2002-12-30
CIK 934538

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

Morgan City
1001 7th St.
Morgan City, LA 70380
(985)384-0653

Bayou Vista
206 Arlington St.
Bayou Vista, LA 70380
(985)395-5244

New Iberia
529 N. Lewis St.
New Iberia, LA 70563
(337)367-2516

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
(985)446-6707

Table of Contents
President's Message ....................................................   2 & 3
Selected Financial Information .........................................    4
Business of The Company & Business of the Bank .........................    5
Market and Dividend Information ........................................    5
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ..................................    6
Independent Auditors' Report ...........................................   12
Consolidated Balance Sheets ............................................   13
Consolidated Statements of Income ......................................   14
Consolidated Statements of Stockholders' Equity ........................   15
Consolidated Statements of Cash Flows ..................................   16
Notes to Consolidated Financial Statements .............................   18
Directors and Officers .................................................   35
General Information ....................................................   35

                                     [LOGO]
                                 TECHE HOLDING
                                    COMPANY

President's Message
--------------------------------------------------------------------------------
Dear Fellow Shareholders,

For several years, Teche has pursued a strategy called SmartGrowth. The goals are challenging - to continuously build our customer base, develop a diversified revenue stream that would grow in spite of fluctuations in interest rates, increase core deposits, maintain a return on equity and increase earnings per share each year. The result of our efforts is that we have seen our best year yet in 2002.

Over 1,000 individuals became our customers each month this past year. Once again, many brought us their old checks to shred as they traded in high cost checking at other banks for Teche Federal's "Totally Free Checking."

[Graph appears here.]

Building a strong customer base has enabled us to diversify and grow our revenue stream. While mortgage lending is still a hallmark of Teche, SmartGrowth Loans increased to 36% of total loans in 2002, a significant increase when compared to 1998 when they comprised only 13% of total loans. SmartGrowth Loans have higher yields and provide valuable services to customers in our local markets. SmartGrowth Loans include home equity, consumer loans, commercial loans, commercial real estate loans and (since 2001) alternative mortgage loans. While growing our SmartGrowth Loan portfolio, Teche has also maintained asset quality ratios better than the industry's average in the key areas of non-performing assets to equity, non-performing loans to net loans and reserves to non-performing loans.

[Graph appears here.]

As part of our revenue growth and diversification strategies, Teche has consistently focused on expanding our non-interest income, mainly derived from account fees. In 1998 non-interest income was 20% of operating revenue and in 2002 it increased to 31%. This ranks us with the highest performing regional and national banks. This income is not directly affected by changes in interest rates, thereby, buffering a portion of our revenue stream from interest rate risk.

SmartGrowth deposits continue to grow by double digits as they have for the last three years. This year they increased 14% and now comprise 44% of total deposits, compared to 39% of total deposits the previous year and 26% five years ago. SmartGrowth deposits are low cost core deposits, including checking, savings and money market accounts, and are a key element in maintaining healthy margins.

[Graph appears here.]

Shareholders have again seen the value of Teche Holding Company growth in 2002. Return on equity was 11.6% compared to 6.8% in 1998. Earnings per share in 2002 were $2.58 compared to $1.81 in 2001, a 43% increase and a 121% increase since 1998. Average annual growth of earnings per share over five years was 17%. The Company also paid a dividend at an annual rate of $.50 per share and maintained its share repurchase plan in 2002.

Teche Holding Company and Teche Federal Savings Bank achieved a milestone this year by reporting $500+million in total assets in the first quarter. Teche's superior performance has not gone unnoticed by the financial community. The Company's stock has earned "buy" ratings from many of the analysts that follow our stock, and the stock price has increased 29% from fiscal year end 2001 to fiscal year end 2002. This comes after a 41% increase over the year end price for fiscal 2001.

At Teche we plan to continue to maximize value by growing and adding revenue from both interest and non-interest income, controlling expenses, maintaining asset quality and managing capital to increase shareholder value with repurchases and consistent dividend payments.

[Graph appears here.]

We are also expanding into the Baton Rouge market in 2003 with our first location scheduled to open in the Summer. Louisiana Economic Outlook in 2002 identified the Baton Rouge economy as the second largest in the state and predicted growth of 8,200 jobs in this market in 2003-2004. The time is right for Teche to offer its superior services in the capital city. Two of our other key markets with existing operations - Houma and Lafayette - were also predicted to have significant job growth in 2003-2004 of 3,300 and 6,700 jobs respectively.

Every Teche employee will continue to implement our vision of SmartGrowth. One of our continuing initiatives in the SmartGrowth plan is building a strong sales culture throughout the Company. Teche is also continuing to explore the market and technology for internet banking services. We will be ready to offer this service next year.

Employees, officers and directors now own or control approximately 620,000 shares or 26% of Teche stock. Employees have benefited considerably from the stock's recent strong performance and dividends. As employees continue to build value, all of us -shareholders, customers and employees reap the rewards.

This year also saw changes to our Board of Directors. Mrs. Virginia Kyle Hine retired after 23 years of excellent stewardship. Newly elected to the board are Robert Judice, Jr., who formerly served in an advisory position, and J.L. Chauvin, the Chief Financial Officer and Treasurer of Teche.

With the support of our board, officers, employees and the continuing confidence of our shareholders, we look forward to continued success in the coming year.

                                        Sincerely,


                                        /s/Patrick O. Little

                                        Patrick O. Little
                                        Chairman and Chief Executive Officer


SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
-----------------------------------------------------------------------------------------------
                                                     At or for the Year Ended September 30,
                                     ----------------------------------------------------------
                                        2002        2001        2000        1999        1998
Assets ............................   $514,017    $467,531    $474,527    $434,265    $408,823
Loans Receivable, Net .............    350,623     380,830     386,512     342,986     345,172
Securities-Available for Sale .....     64,110      41,230      54,635      63,460      36,769
Securities-Held to Maturity .......     30,897          --       2,574          --          --
Cash and cash equivalents .........     35,375      24,108      10,384      10,292      10,680
Deposits ..........................    349,125     342,917     309,896     303,084     279,265
FHLB Advances .....................    103,471      67,120     111,853      78,682      67,721
Stockholders' Equity ..............     56,366      52,112      48,621      48,700      52,527

SUMMARY OF OPERATIONS
Interest Income ...................   $ 33,697    $ 35,186    $ 32,976    $ 30,275    $ 30,357
Interest Expense ..................     16,345      20,505      19,098      16,356      16,712
                                      --------    --------    --------    --------    --------
Net Interest Income ...............     17,352      14,681      13,878      13,919      13,645
Provision for Loan Losses .........        205          80         120         150         180
                                      --------    --------    --------    --------    --------
Net Interest Income after
  Provision for Loan Losses .......     17,147      14,601      13,758      13,769      13,465
Non-Interest Income ...............      7,900       6,699       5,608       4,452       3,475
Non-Interest Expense ..............     15,613      14,768      13,778      12,837      11,198
                                      --------    --------    --------    --------    --------
Income Before Gains on Sales of
  Securities and Income Taxes .....      9,434       6,532       5,588       5,384       5,742
Gains on Sales of Securities ......         87         123        --            14         138
Income Tax Expense ................      3,285       2,296       1,928       1,889       2,067
                                      --------    --------    --------    --------    --------
Net Income ........................   $  6,236    $  4,359    $  3,660    $  3,509    $  3,813
                                      ========    ========    ========    ========    ========
SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets .........       11.0%       11.1%       10.2%       11.2%       12.8%
Book Value/Common Share ...........   $  23.80    $  21.61    $  19.43    $  17.79    $  16.97
Dividends Declared per Share ......   $   0.50    $   0.50    $   0.50    $   0.50    $   0.50
Basic Income per Common Share .....   $   2.72    $   1.86    $   1.56    $   1.32    $   1.23
Diluted Income per Common Share ...   $   2.58    $   1.81    $   1.55    $   1.29    $   1.17
Return on Average Assets ..........       1.25%       0.93%       0.81%       0.84%       0.94%
Return on Average Equity ..........      11.56%       8.71%       7.70%       6.90%       6.79%
Net Interest Margin ...............       3.66%       3.26%       3.21%       3.46%       3.45%
Non-Interest Expense/Average Assets       3.13%       3.14%       3.06%       3.06%       2.75%
Non-Interest Income/Average Assets        1.58%       1.42%       1.24%       1.06%       0.85%
Non Performing Loans/Loans (1) ....       0.65%       0.18%       0.28%       0.24%       0.21%
Allowance for Loan Losses/Loans (1)       0.98%       0.89%       0.93%       1.02%       1.01%
Dividend Payout ...................      18.15%      26.88%      32.05%      37.88%      40.65%

(1)  Total loans before allowance for loan losses

Business of the Bank

Teche Federal Savings Bank (the "Bank") attracts savings deposits from the general public and uses such deposits primarily to originate mortgage and non-mortgage loans and other type loans to individuals in its primary market area. To a lesser extent, the Bank originates residential construction, multi-family and commercial real estate loans and consumer loans, and invests in mortgage-backed and investment securities.

It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes fifteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne and upper Lafourche. Deposits at Teche Federal are insured up to the maximum legal amount by the FDIC.

Business of the Company

Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

                                                  2002                                2001
                                   ---------------------------------------------------------------------
                                    First   Second    Third   Fourth    First   Second    Third   Fourth
                                             (Amounts in thousands, except for per share data)
Interest Income ................   $8,596   $8,503   $8,404   $8,194   $8,886   $8,870   $8,821   $8,609
Interest Expense ...............    4,404    4,117    3,944    3,880    5,483    5,278    5,093    4,651
Net interest Income ............    4,192    4,386    4,460    4,314    3,403    3,592    3,728    3,958
Provision for Loan Losses ......       45       45       55       60       15       15       15       35
Income Before Income Taxes......    2,233    2,421    2,460    2,407    1,328    1,481    1,773    2,073
Net Income .....................    1,463    1,570    1,626    1,577      870      970    1,161    1,358
Basic income per common share ..     0.65     0.69     0.71     0.69     0.37     0.41     0.50     0.58
Diluted Income per common share      0.62     0.65     0.67     0.65     0.37     0.40     0.48     0.56

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended              Sales Price    Period End Close  Cash Dividend Declared    Date Declared
-------------              -----------    ----------------  ----------------------    -------------
                          High     Low
December 31, 2000        $16.25   $12.625        $16.25          $0.125               November 15, 2000
March 31, 2001           $17.47   $16.26         $17.00          $0.125               February 21, 2001
June 30, 2001            $19.70   $18.18         $18.50          $0.125               May 23, 2001
September 30, 2001       $19.69   $18.25         $19.00          $0.125               August 22, 2001
December 31, 2001        $19.96   $18.25         $19.80          $0.125               November 28, 2001
March 31, 2002           $24.25   $19.75         $24.10          $0.125               February 20, 2002
June 30, 2002            $26.00   $23.80         $25.10          $0.125               May 15, 2002
September 30, 2002       $25.40   $21.55         $24.50          $0.125               August 19, 2002


According to the records of the Company's transfer ag ent, there were 502 registered stockholders of record at November 26, 2002. This number does not include any persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 17 and 18 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2002 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one-to-four-family mortgage loans with the primary emphasis on single family residences in the Bank's primary market area. Additionally, management emphasizes a "SmartGrowth" strategy which focuses on the origination of consumer loans (primarily home equity loans), alternative mortgage loans, commercial loans and commercial real estate loans for retention in the Company's loan portfolio. Alternative mortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank's standard loan underwriting criteria. Consumer loans, commercial loans and commercial real estate loans, generally have shorter terms to maturity and higher yields than residential real estate loans. While alternative mortgage loans, consumer loans, commercial loans, and comercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company's net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts) which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

The ability to maximize net interest income is largely dependent upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. The Bank is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans due to their shorter terms to maturity, increases in interest rates may have an adverse effect on the Bank's earnings. Conversely, this same mismatch will generally benefit the Bank's earnings during periods of declining or stable interest rates.

The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2002, the weighted average term to repricing of the Bank's ARM loan and mortgage-backed securities portfolio was approximately 25 months. In contrast, at September 30, 2002, $91.9 million of the Bank's certificate accounts and $153.2 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $349.1 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. Should interest rates rise management believes the Bank's capital position will enable it to withstand the negative impact on earnings.

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

                                                                            Year Ended September 30,
                                                              2002 vs 2001                           2001 vs 2000
                                                      -------------------------------------------------------------------
                                                     Increase (Decrease) Due to             Increase (Decrease) Due to
                                                      -------------------------------------------------------------------
                                                       Volume          Rate        Net      Volume       Rate       Net
                                                      -------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Interest-earning assets:
         Securities (1)                               $ 1,938         $  (806)   $ 1,132    $  (745)   $  (169)   $  (914)
         Loans receivable, net                         (2,013)           (655)    (2,668)     2,067        821      2,888
         Other interest-earning assets (2)                351            (304)        47        216         20        236
                                                      -------         -------    -------    -------    -------    -------
Total Interest-Earning Assets                             276          (1,765)    (1,489)     1,538        672      2,210
                                                      -------         -------    -------    -------    -------    -------
Interest-bearing liabilities:
         Deposits                                       1,134          (4,706)    (3,572)       532        619      1,151
         FHLB advances and other borrowings              (190)           (398)      (588)      (102)       358        256
                                                      -------         -------    -------    -------    -------    -------
Total Interest-Bearing liabilities                        944          (5,104)    (4,160)       430        977      1,407
                                                      -------         -------    -------    -------    -------    -------
           Net change in net interest income$         $  (668)        $ 3,339    $ 2,671    $ 1,108    $  (305)   $   803
                                                      =======         =======    =======    =======    =======    =======

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

                                                                  Year Ended September 30,
                                   ---------------------------------------------------------------------------------------
                                              2002                          2001                           2000
                                   --------------------------     -------------------------     --------------------------
                                   Average             Yield/     Average            Yield/     Average             Yield/
                                   Balance  Interest    Cost      Balance Interest    Cost      Balance  Interest    Cost
                                   -------  --------    ----      ------- --------    ----      -------  --------    ----
                                                                   (Dollars in Thousands)
Assets
  Interest-Earning Assets
  Securities, Net (1)             $ 92,108   $4,583     4.98%    $ 55,283  $ 3,451    6.24%    $ 67,113   $ 4,365    6.50%
  Loans receivable (2) (3)         364,676   28,769     7.89%     389,963   31,437    8.06%     364,237    28,549    7.84%
  Other interest-earning
    assets (4)                      16,952      345     2.04%       4,868      298    6.12%       1,210        62    5.12%
                                  --------  -------               -------  -------              -------   -------
  Total interest-earning assets    473,736  $33,697     7.11%     450,114  $35,186    7.82%     432,560   $32,976    7.62%
                                            =======                        =======                        =======
  Non-interest earning assets       25,725                         20,881                        18,268
                                  --------                       --------                      --------
Total Assets                      $499,461                       $470,995                      $450,828
                                  ========                       ========                      ========
Liabilities and Stockholders
  Equity
  Interest-bearing Liabilities
  NOW accounts                      44,105      269     1.19%      38,325      642    1.62%    $ 38,747   $   784    2.02%
  Statement & regular
    savings accounts                25,925      344     1.33%      22,637      397    1.75%      23,357       444    1.90%
  Money funds accounts              54,761    1,126     2.06%      28,618    1,194    4.17%      11,424       435    3.81%
  Certificates of Deposit          202,321    9,036     4.47%     212,135   12,114    5.71%     216,694    11,533    5.32%
                                  --------  -------               -------  -------              -------   -------
      Total Deposits               327,112   10,775     3.29%     301,715   14,347    4.76%     290,222    13,196    4.55%
  FHLB advances and
    other borrowings                91,140    5,570     6.11%      94,089    6,158    6.54%      95,753     5,902    6.16%
                                  --------  -------               -------  -------              -------   -------
  Total interest-bearing
    liabilities                    418,252  $16,345     3.91%     395,804  $20,505    5.18%     385,975   $19,098    4.95%
                                            =======                        =======                        =======
  Non-interest-bearing
    liabilities                     27,274                         25,172                        17,311
                                   -------                       --------                      --------
      Total liabilities            445,526                        420,976                       403,286
Stockholders' Equity                53,935                         50,019                        47,542
                                  --------                       --------                       -------
Total Liabilities and
  Stockholders' Equity            $449,461                       $470,995                      $450,828
                                  ========                       ========                      ========
Net interest income/interest
  rate spread (5)                           $17,352     3.20%             $ 14,681    2.64%               $13,878    2.67%
                                            =======                       ========                                 =======
Net interest margin (6)                                 3.66%                         3.26%                          3.21%
Interest-earning assets/
Interest bearing liabilities                          113.27%                       113.72%                        112.07%

(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2)  Amount is net of  deferred  loan fees,  loan  discounts  and  premiums  and loans-in-process  and includes  non-accruing  loans.
(3) Interest income includes loan fees of approximately $399,000 in 2002, $117,000 in 2001 and $141,000 in 2000.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2001 to September 30, 2002

General. Total assets increased $46.5 million, or 9.9% to $514.0 million at September 30, 2002 from $467.5 million at September 30, 2001, primarily as a result of purchases of mortgage-backed securities using FHLB advance borrowings.

Cash and Cash Equivalents. Cash increased $11.3 million from $24.1 at September 30, 2001 to $35.4 million at September 30, 2002. Increases were due primarily to an increase in deposits and to principal repayments on mortgage-backed securities and loans.

Securities Available-for-Sale and Held-to-Maturity. Securities available-for-sale increased $22.9 million from $41.2 million at September 30, 2001 to $64.1 million at September 30, 2002. This increase was due primarily to purchase of mortgage backed securities using funds from loan repayments and FHLB borrowings. Securities held to maturity increased $30.9 million from September 30, 2001 due to new purchases during the fiscal year.

Loans Receivable, Net. The Bank's net loans receivable decreased $30.2 million or 7.9% to $350.6 million from $380.8 million at September 30, 2001 due primarily to repayments due to lower interest rates. Of all real estate loans originated in fiscal 2002, 31.0% had adjustable rates.

Deposits. The Bank's deposits increased $6.2 million or 1.8% to $349.1 million from $342.9 million at September 30, 2001. Increases were due primarily to growth in money market accounts and demand deposit accounts. Management's deposit strategy is focused on growing these core deposits.

Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas increased $36.4 million, or 54.2% to $103.5 million from $67.1 million at September 30, 2001, as the Company used $30.0 million to fund purchases of securities.

Stockholders' Equity. Stockholders' equity increased $4.3 million or 8.3% from $52.1 million at September 30, 2001, to $56.4 million at September 30, 2002, due primarily to net income and the proceeds from the exercise of stock options less dividends and stock repurchases.

Comparison of Operating Results for Years Ended September 30, 2002 to September 30, 2001

Analysis of Net Income

General. The Company had net income of $6.2 million, $4.4 million and $3.7 million 2002, 2001 and 2000. The $1,877,000 or 43.1% increase during fiscal 2002 compared to fiscal 2001 was primarily due to an increase in net interest income and service fee income.

Interest Income. Interest income amounted to $33.7 million, $35.2 million and $33.0 million for the years ended 2002, 2001 and 2000, respectively. The $1.5 million or 4.3% decrease during fiscal 2002 compared to fiscal 2001 was primarily due to decreased interest on loans, offset somewhat by an increase in interest income on securities. The average rates earned on loans receivable decreased from 8.06% in fiscal 2001 to 7.89% in fiscal 2002. The average rates earned decreased from 7.46 % in the first quarter of fiscal 2002 to 6.84% in the fourth quarter of fiscal 2002 as rates decreased. The decrease was due to a lower average balance of loans receivable. The higher average balance of securities was offset by a 1.26% decrease in the yield thereon. The $2.2 million or 6.7% increase in fiscal 2001 was primarily due to increased interest on loans, offset somewhat by a decrease in interest on securities.

Interest Expense. Interest expense totaled $16.3 million, $20.5 million and $19.1 million for the years ended September 2002, 2001 and 2000, respectively. The $4.2 million or 20.5% decrease during fiscal 2002 compared to fiscal 2001 was primarily due to a decrease in deposit interest rates paid during the year. The $4.2 million or 20.5% decrease in fiscal 2002 was primarily due to a 147 basis point drop in deposit interest rates along with a 43 basis point drop in FHLB advance interest rates. The average rates paid on interest bearing deposits decreased from 4.76% in fiscal 2001 to 3.29% in fiscal 2002. However, the average rates paid decreased from 4.35% in the first quarter of fiscal 2002 to 3.65% in the fourth quarter of fiscal 2002 market rates decreased.

Net Interest Income. Net interest income amounted to $17.4 million, $14.7 million and $13.9 million for the years ended September 30, 2002, 2001 and 2000. The interest rate margin was 3.66% in fiscal 2002 and 3.26% in fiscal 2001. The increase in margin was mainly due to the large decrease in interest rates paid on deposits driven mostly by decreasing market rates.

Provision for Loan Losses. The Bank provided $205,000, $80,000 and $120,000 to the allowance for loan losses for the years ended September 30, 2002, 2001 and 2000 respectively. The allowance for loan losses was $3,459,000 at 2002 fiscal year end and $3,436,00 at 2001 fiscal year end and $3,630,000 at 2000 fiscal year end. The 2002 provision reflects a higher balance in the loan portfolio of consumer and commercial real estate loans.

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

Non-Interest Income. Non-interest income during the years ended September 30, 2002, 2001 and 2000 amounted to $7.9 million, $6.7 million and $5.6 million respectively. The increases in both fiscal 2002 and fiscal 2001 were primarily due to increased fee income primarily due to an increase in the number of transaction accounts. In addition, the Company earned $186,000 in fiscal 2002 from its 2002 investment in bank-owned insurance.

Non-Interest Expense. Non-interest expense increased steadily over the three periods, totaling $15.6 million, $14.8 million and $13.8 million during the years ended September 30, 2002, 2001 and 2000. The increases in both fiscal 2002 and 2001 were due to continued expansion of office facilities, increased marketing expenses and increased investment in new technology. The principal component of non-interest expense, compensation and employee benefits, decreased slightly from $6.685 million in fiscal 2000 to $6.618 million in fiscal 2001 and increased to $7.3 million in fiscal 2002. A $308,000 decrease in the cost of the Management Incentive Plan from fiscal 2000 to fiscal 2001 offset increases in other areas of compensation and employee benefit expenses. Other operating expenses increased from $2.2 million in fiscal 2000 to $2.6 million in fiscal 2001 and decreased to $2.1 million in fiscal 2002.

The Company is subject to the Louisiana Shares Tax. This amounted to an expense of $650,000, $605,000 and $669,000 in the years ended September 30, 2002, 2001 and 2000, respectively.

Gain on Sale of Securities. In the years ended September 30, 2002, 2001 and 2000, gains on the sale of securities amounted to $87,000, $123,000 and $0, respectively. The increases in 2002 and 2001 were primarily due to the increase in the market values of certain financial institutions in which the Company had invested.

Income Tax Expense. For the years ended September 30, 2002, 2001 and 2000, the Bank incurred income tax expense of $3.3 million, $2.3 million and $1.9 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank as the Company's overall effective income tax rate was approximately 35% for all three years.

Liquidity and Capital Resources

The Bank's average liquidity ratio is based on a percentage of deposits and short term borrowings and was approximately 18.6% percent during September 2002. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 2002, the Bank had total FHLB borrowings of $103.5 million, or 20.1% of the Bank's assets.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2002, the Bank had outstanding loan commitments of $22.1 million, and certificates of deposit scheduled to mature within one year of $91.9 million, substantially all of which management expects, based on past experience, will remain with the Bank.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2002, Teche Federal exceeded all regulatory capital requirements. See Note 17 to Consolidated Financial Statements.

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

Critical Accounting Policies

Certain critical accounting policies affect the more significant judgements and estimates used in the preparation of the consolidated financial statements. Teche's single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, its estimates would be updated, and additional provisions for loan losses may be required.

Deloitte & Touche LLP
701 Poydras Street
Suite 3700
New Orleans, Louisiana 70139

Tel: 504-581-2727
Fax: 504-561-7293
www.us.deloitte.com

                                                                        Deloitte
                                                                        & Touche


INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
November 15, 2002

--------
Deloitte
Touche
Tohmatsu
--------

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND 2001
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
----------------------------------------------------------------------------------------

                                                                     2002         2001
ASSETS
Cash and cash equivalents                                         $  35,375    $  24,108
Securities available-for-sale, at estimated market
  value (amortized cost of $63,009 in 2002 and $40,164 in 2001)      64,110       41,230
Securities held-to-maturity, at cost (estimated market
  value of $31,188)                                                  30,897           --
Loans receivable, net of allowance for loan losses of
  $3,459 in 2002 and $3,436 in 2001                                 350,623      380,830
Accrued interest receivable                                           2,501        2,387
Investment in Federal Home Loan Bank stock, at cost                   5,211        4,776
Real estate owned, net                                                  580          282
Prepaid expenses and other assets                                       742          734
Life insurance contracts                                              8,772           --
Premises and equipment, at cost, less accumulated depreciation       15,206       13,184
                                                                  ---------    ---------

TOTAL ASSETS                                                      $ 514,017    $ 467,531
                                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                          $ 349,125    $ 342,917
Advances from Federal Home Loan Bank                                103,471       67,120
Advance payments by borrowers for taxes and insurance                 1,352        1,642
Accrued interest payable                                                702          964
Accounts payable and other liabilities                                3,001        2,776
                                                                  ---------    ---------

      Total liabilities                                             457,651      415,419

COMMITMENTS AND CONTINGENCIES                                            --           --

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,373,871 and 4,306,064 shares issued                               44           43
  Preferred stock, 5,000,000 shares authorized, none issued              --           --
  Additional paid-in capital                                         44,618       43,374
  Retained earnings                                                  41,713       36,609
  Unearned ESOP shares                                                 (757)      (1,089)
  Treasury stock - 2,005,588 and 1,894,748 shares, at cost          (29,968)     (27,518)
  Unrealized gain on securities available-for-sale, net
    of deferred income taxes                                            716          693
                                                                  ---------    ---------

      Total stockholders' equity                                     56,366       52,112
                                                                  ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 514,017    $ 467,531
                                                                  =========    =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                        2002      2001      2000

INTEREST INCOME:
  Interest and fees on loans                         $28,769   $31,437   $28,549
  Interest and dividends on securities                 4,583     3,451     4,365
  Other interest income                                  345       298        62
                                                     -------   -------   -------
                                                      33,697    35,186    32,976
                                                     -------   -------   -------
INTEREST EXPENSE:
  Deposits                                            10,775    14,347    13,196
  Advances from Federal Home Loan Bank                 5,570     6,158     5,902
                                                     -------   -------   -------
                                                      16,345    20,505    19,098
                                                     -------   -------   -------

NET INTEREST INCOME                                   17,352    14,681    13,878

PROVISION FOR LOAN LOSSES                                205        80       120
                                                     -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                     17,147    14,601    13,758
                                                     -------   -------   -------
NON-INTEREST INCOME:
  Service charges                                      7,522     6,514     5,230
  Gain on sale of real estate owned                       21        20        51
  Other income                                           357       165       327
                                                     -------   -------   -------

    Total non-interest income                          7,900     6,699     5,608
                                                     -------   -------   -------

GAIN ON SALE OF SECURITIES, net                           87       123        --
                                                     -------   -------   -------

NON-INTEREST EXPENSE:
  Compensation and employee benefits                   7,269     6,618     6,685
  Occupancy, equipment and data processing expense     3,377     3,419     3,085
  Marketing and professional                           2,133     1,492     1,072
  SAIF deposit insurance premiums                         62        61        92
  Louisiana shares tax                                   650       605       669
  Other operating expenses                             2,122     2,573     2,175
                                                     -------   -------   -------
    Total non-interest expense                        15,613    14,768    13,778
                                                     -------   -------   -------

INCOME BEFORE INCOME TAXES                             9,521     6,655     5,588

INCOME TAXES                                           3,285     2,296     1,928
                                                     -------   -------   -------

NET INCOME                                           $ 6,236   $ 4,359   $ 3,660
                                                     =======   =======   =======

BASIC INCOME PER COMMON SHARE                        $  2.72   $  1.86   $  1.56
                                                     =======   =======   =======

DILUTED INCOME PER COMMON SHARE                      $  2.58   $  1.81   $  1.55
                                                     =======   =======   =======


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Unrealized
                                                                                                               Gain (Loss)
                                                   Additional              Unearned    Unearned               on Securities
                                           Common    Paid-In    Retained     ESOP    Compensation   Treasury   Available-
                                            Stock    Capital    Earnings    Shares      (MSP)         Stock   for-Sale, net  Total
                                            -----    -------    --------    ------   ------------     -----   -------------  -----

BALANCE, October 1, 1999                     $ 42   $ 42,153    $ 30,928  $ (1,754)  $ (390)      $ (21,387)    $ (892)     $48,700
Contribution to ESOP                                      71                   333                                              404
Amortization of MSP                                                                     349                                     349
Tax expense from vesting of MSP shares                    (3)                                                                    (3)
Purchase of common stock for treasury                                                                (3,265)                 (3,265)
Dividends declared - $.50 per share                               (1,171)                                                    (1,171)
Comprehensive income:
  Net income                                                       3,660                                                      3,660
  Change in unrealized gain (loss)
    on securities available-for-sale, net                                                                          (53)         (53)
                                                                                                                            -------
           Total comprehensive income                                                                                         3,607
                                             ----   --------    --------    ------   ------       ---------     ------      -------
BALANCE, September 30, 2000                    42     42,221      33,417    (1,421)     (41)        (24,652)      (945)      48,621
Contribution to ESOP                                     218                   332                                              550
Amortization of MSP                                                                      41                                      41
Exercise of stock options                       1        935                                                                    936
Purchase of common stock for treasury                                                                (2,866)                 (2,866)
Dividends declared - $.50 per share                               (1,167)                                                    (1,167)
Comprehensive income:
  Net income                                                       4,359                                                      4,359
  Change in unrealized gain (loss)
    on securities available-for-sale, net                                                                        1,638        1,638
                                                                                                                            -------
           Total comprehensive income                                                                                         5,997
                                             ----   --------    --------    ------   ------       ---------     ------      -------
BALANCE, September 30, 2001                    43     43,374      36,609    (1,089)                 (27,518)       693       52,112
Contribution to ESOP                                     413                   332                                              745
Exercise of stock options                       1        831                                                                    832
Purchase of common stock for treasury                                                                (2,450)                 (2,450)
Dividends declared - $.50 per share                               (1,132)                                                    (1,132)
Comprehensive income:
  Net income                                                       6,236                                                      6,236
  Change in unrealized gain (loss)
    on securities available-for-sale, net                                                                           23           23
                                                                                                                            -------
           Total comprehensive income                                                                                         6,259
                                             ----   --------    --------    ------   ------       ---------     ------      -------
BALANCE, September 30, 2002                  $ 44   $ 44,618    $ 41,713    $ (757)  $            $ (29,968)    $  716      $56,366
                                             ====   ========    ========    ======   ======       =========     ======      =======

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------

                                                                    2002        2001        2000
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $  6,236    $  4,359    $  3,660
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities                 217         (46)        (78)
      Provision for loan losses                                       205          80         120
      ESOP expense                                                    633         456         353
      MSP expense                                                      20          41         349
      Deferred income tax credit                                     (115)       (144)       (308)
      Gain on sale of land                                             --          --         (85)
      Gain on sale of securities                                      (87)       (123)         --
      Gain on sale of real estate owned                               (21)        (20)        (51)
      Depreciation                                                  1,076       1,191       1,098
      Accretion of discount on loans                                 (115)        (97)        (35)
      Change in accrued interest receivable                          (114)         17        (245)
      Change in accrued interest payable                             (262)        279         253
      Other - net                                                    (170)        396         331
                                                                 --------    --------    --------

           Net cash provided by operating activities                7,503       6,389       5,362
                                                                 --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities
     available-for-sale                                                11       3,414       1,108
  Proceeds from sale of investment securities
     available-for-sale                                               354         506          --
  Purchase of investment securities available-for-sale               (228)        (34)     (1,995)
  Purchase of mortgaged-backed securities available-for-sale      (55,460)         --          --
  Principal repayments on mortgaged-backed securities
     available-for-sale                                            32,348      14,790       9,700
  Purchase of mortgage-backed securities held-to-maturity         (35,754)         --      (3,416)
  Principal repayments on mortgaged-backed securities
    held-to-maturity                                                4,857          --         842
  Net loan repayments (originations)                               30,150       5,693     (43,522)
  Purchase of life insurance contracts                             (8,500)         --          --
  (Investment in) sales of FHLB stock, net                           (435)      1,005      (1,552)
  Proceeds from sale of land                                           --          --         595
  Purchase of premises and equipment                               (3,098)     (3,166)     (2,624)
                                                                 --------    --------    --------

           Net cash (used in) provided by investing activities    (35,755)     22,208     (40,864)
                                                                 --------    --------    --------

                                                                                        (Continued)

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000 (DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------


                                                                2002        2001        2000
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                              (1,132)     (1,167)     (1,171)
  Net increase in deposits                                     6,208      33,021       6,812
  Proceeds of long-term FHLB advances                         51,000      34,000      29,000
  Repayment of long-term FHLB advances                       (14,649)    (21,233)    (44,029)
  Net (decrease) increase in short-term FHLB
    advances                                                      --     (57,500)     48,200
  Cash paid for purchase of common stock for treasury         (2,450)     (2,866)     (3,265)
  Proceeds from exercise of stock options                        832         855          --
  (Decrease) increase in advance payments by
    borrowers for taxes and insurance                           (290)         17          47
                                                            --------    --------    --------

      Net cash provided by (used in) financing activities     39,519     (14,873)     35,594
                                                            --------    --------    --------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                 11,267      13,724          92

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                           24,108      10,384      10,292
                                                            --------    --------    --------
CASH AND CASH EQUIVALENTS,
  END OF YEAR                                               $ 35,375    $ 24,108    $ 10,384
                                                            ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                    $ 16,083    $ 20,226    $ 19,188
                                                            ========    ========    ========

  Income taxes paid                                         $  3,516    $  2,318    $  1,970
                                                            ========    ========    ========

See notes to consolidated financial statements.

                                                                     (Concluded)

TECHE holding company and subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


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

      Derivative Instruments - Effective October 1, 2000, the Company adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). The Statement was issued in June 1998 and required the Company to recognize all derivatives as either assets or liabilities in the Company's balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Further, SFAS No. 133 permitted, at the time of implementation, the reclassification of securities currently classified as held-to-maturity without calling into question the Company's original intent.

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

      When doubt exists as to collectability of a loan, the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the judgment of uncollectibility is charged to operations. Loans are returned to an accruing status only as payments are received and if collection of all principal and interest is not in doubt. If doubt exists, any payments received on such non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

      The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 2002 or 2001.

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

      Premises and Equipment - The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years. Interest is capitalized on major construction programs and amounted to $-0-, 105 and $78 in the years ended September 30, 2002, 2001 and 2000, respectively.

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

      Reclassifications - Certain reclassifications have been made to the prior years' financial statements in order to conform to the classifications adopted for reporting in 2002.

2.    INTEREST RATE RISK

      The Company is engaged principally in providing first mortgage and other types of loans to individuals. At September 30, 2002, the Company had interest earning assets of approximately $485,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $427,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3.    SECURITIES

      The   amortized   cost  and   estimated   market   values  of   securities
available-for-sale are as follows (in thousands):

                                                            September 30, 2002
                                            ---------------------------------------------
                                                          Gross       Gross     Estimated
                                            Amortized   Unrealized  Unrealized    Market
                                               Cost       Gains       Losses      Value
                                               ----       -----       ------      -----
Investment securities:
  Municipal obligations                      $     59   $     --    $     --    $     59
                                             --------   --------    --------    --------

Mortgage-backed securities:
  Government National Mortgage Corporation      4,791        119          --       4,910
  Federal Home Loan Mortgage Corporation       41,163        735          --      41,898
  Federal National Mortgage Association         6,215        114          --       6,329
                                             --------   --------    --------    --------
                                               52,169        968          --      53,137
Collateralized mortgage obligations
  ("CMOs")                                     10,630        117          (3)     10,744
Equity securities                                 151         19          --         170
                                             --------   --------    --------    --------

                                             $ 63,009   $  1,104    $     (3)   $ 64,110
                                             ========   ========    ========    ========

                                                             September 30, 2001
                                            ---------------------------------------------
                                                          Gross       Gross     Estimated
                                            Amortized   Unrealized  Unrealized    Market
                                               Cost       Gains       Losses      Value
                                               ----       -----       ------      -----
Investment securities:
  Municipal obligations                      $     70   $   --      $     --    $     70
                                             --------   --------    --------    --------

Mortgage-backed securities:
  Government National Mortgage Corporation      8,101        105                   8,206
  Federal Home Loan Mortgage Corporation        4,721         75                   4,796
  Federal National Mortgage Association         8,320        222         (12)      8,530
                                             --------   --------    --------    --------
                                               21,142        402         (12)     21,532
Collateralized mortgage obligations
  ("CMOs")                                     18,762        633                  19,395
Equity securities                                 190         43                     233
                                             --------   --------    --------    --------

                                             $ 40,164   $  1,078    $    (12)   $ 41,230
                                             ========   ========    ========    ========


      The   amortized   cost  and   estimated   market   values  of   securities
held-to-maturity are as follows (in thousands):

                                                             September 30, 2002
                                            ---------------------------------------------
                                                          Gross       Gross     Estimated
                                            Amortized   Unrealized  Unrealized    Market
                                               Cost       Gains       Losses      Value
                                               ----       -----       ------      -----

Mortgaged-backed securities                   $21,366   $   138       $    --    $21,504
Federal National Mortgage Company's
  corporate                                     9,531       153            --      9,684
                                              -------   -------       -------    -------

                                              $30,897   $   291       $    --    $31,188
                                              =======   =======       =======    =======

      Gross gains of $87 and $127 were realized on sales of securities in the years ended September 30, 2002 and 2001, respectively. Gross losses of $-0- and $4 were realized on sales of securities in the years ended September 30, 2002 and 2001, respectively. There were no gains or losses on sales of securities in the year ended September 30, 2000.

      At September 30, 2002 securities with a cost of approximately $12,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4.    LOANS RECEIVABLE

      Loans receivable are summarized as follows (in thousands):

                                                         September 30,
                                                  ---------------------------
                                                      2002              2001

Residential real estate mortgage loans:
  One-to-four family units - Conforming           $222,069          $273,546
  One-to-four family units - Alternative            31,599            19,889
  Multi-family                                       5,804             1,107
Land loans                                           8,750             9,161
Construction loans                                   8,814             8,908
Non-residential real estate loans                    7,792            10,775
Commercial non real estate loans                     3,295              --
Home improvement and home equity loans              40,779            36,039
Loans on savings accounts                            3,978             4,536
Auto loans                                           4,143             5,550
Mobile home loans                                   12,972            10,426
Credit card loans                                    1,282             1,462
Other secured and unsecured                          3,012             3,613
                                                  --------          --------

                                                   354,289           385,012
Less:
  Allowance for loan losses                          3,459             3,436
  Deferred loan fees                                   207               746
                                                  --------          --------

                                                  $350,623          $380,830
                                                  ========          ========


      Alternative one-to-four family mortgages represent those loans not meeting all of the Banks standard loan underwriting criteria.

      Changes in the allowance for loan losses are as follows (in thousands):

                                                       Year Ended
                                                      September 30,
                                             ------------------------------
                                                2002       2001       2000

Beginning balance, October 1                 $ 3,436    $ 3,630    $ 3,537
Provision charged to operating expense           205         80        120
Recoveries                                        33         12         62
Loans charged off                               (215)      (286)       (89)
                                             -------    -------    -------

Ending balance, September 30                 $ 3,459    $ 3,436    $ 3,630
                                             =======    =======    =======

      Substantially all of the Company's loans receivable are with customers in southern Louisiana.

      At September 30, 2002 and 2001 there were unamortized discounts on loans purchased of approximately $320 and $430, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

      The amount of nonaccrual loans at September 30, 2002 and 2001 was not significant. The amount of interest not accrued on these loans did not have a significant effect on net income in 2002, 2001 or 2000.

      The Company has collateralized its advances from the Federal Home Loan Bank with a blanket floating lien on its first mortgage loans.

5.    REAL ESTATE OWNED

      Real estate owned consisted of the following (in thousands):

                                                        September 30,
                                                    --------------------
                                                      2002          2001

Real estate acquired through foreclosure             $ 630         $ 354
Less allowance for losses                              (50)          (72)
                                                     -----         -----

Real estate owned, net                               $ 580         $ 282
                                                     =====         =====



      Changes in the allowance for losses on real estate owned are as follows (in thousands):

                                                          Year Ended
                                                         September 30,
                                                  -------------------------
                                                    2002     2001     2000

Beginning balance, October 1                       $  72    $ 112    $ 147
Reduction of allowance at date of sale               (22)     (40)     (35)
                                                   -----    -----    -----

Ending balance, September 30                       $  50    $  72    $ 112
                                                   =====    =====    =====


6.    PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows (in thousands):

                                                        September 30,
                                                --------------------------
                                                    2002              2001

Land                                            $  4,327          $  3,062
Buildings and improvements                        11,285            10,053
Furniture, fixtures and equipment                  6,628             6,146
                                                --------          --------
                                                  22,240            19,261
Less accumulated depreciation                     (7,034)           (6,077)
                                                --------          --------

                                                $ 15,206          $ 13,184
                                                ========          ========

7.    DEPOSITS

      Deposits are summarized as follows (in thousands):

                                                       September 30,
                                                 ------------------------
                                                     2002            2001

Non-interest bearing demand accounts             $ 25,210        $ 23,309
Interest bearing:
  NOW accounts                                     46,565          40,088
  Passbook and regular savings                     26,187          24,469
  Money funds accounts                             55,246          46,568
  Certificates of deposit                         195,917         208,483
                                                 --------        -------

                                                 $349,125        $342,917
                                                 ========        ========


      Certificates of deposit of over $100 amounted to $37,469 and $42,200 at September 30, 2002 and 2001, respectively.

      Certificates of deposits at September 30, 2002 mature as follows (in thousands):

Less than one year                                            $ 91,937
1-2 years                                                       47,824
2-3 years                                                       14,051
3-4 years                                                       30,155
4-5 years                                                        5,742
Over 5 years                                                     6,208
                                                              --------

TOTAL                                                         $195,917
                                                              ========


8.    ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

      At September 30, 2002, the Company was indebted to the FHLB for $103,471 of advances bearing interest at a weighted average rate of 5.89% which are due as follows (in thousands):

  Year Ended
September 30,

    2003                                                      $ 11,385
    2004                                                         6,344
    2005                                                         4,445
    2006                                                         4,076
    Thereafter                                                  77,221
                                                              --------
                                                              $103,471
                                                              ========

      These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

      Included in the table above is a $5,000 advance callable in the year ended September 30, 2003. This advance has been included in the above table based upon its call date rather than its stated due date of 2008.

      At September 30, 2001, the Company was indebted to the Federal Home Loan Bank for $67,120 of advances bearing interest at an average rate of 6.65%, $8,996 of which were due or callable in the year ended September 30, 2002, $3,822 in 2003, $1,795 in 2004, $1,292 in 2005 and the balance thereafter.

      The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

9.    INCOME TAXES

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2002 and 2001 are as follows (in thousands):

                                                               2002       2001

Deferred tax assets:
  Allowance for loan losses                                 $   727    $   550
  Other                                                         145        182
                                                            -------    -------
         Total deferred tax assets                              872        732
                                                            -------    -------
Deferred tax liabilities:
  Deferred loan fees and costs, net                             240        300
  Unrealized gain on securities available-for-sale              385        373
  Tax over book depreciation                                     80         --
  Dividends on FHLB stock                                       610        560
  Other                                                         140        185
                                                            -------    -------
         Total deferred tax liabilities                       1,455      1,418
                                                            -------    -------

         Net deferred tax liabilities                       $  (583)   $  (686)
                                                            =======    =======



      The components of income taxes are as follows (in thousands):

                                                          Year Ended
                                                         September 30,
                                                ------------------------------
                                                   2002       2001       2000

Currently payable                               $ 3,400    $ 2,440    $ 2,236
Deferred                                           (115)      (144)      (308)
                                                -------    -------    -------

                                                $ 3,285    $ 2,296    $ 1,928
                                                =======    =======    =======


      Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                       Year Ended
                                                      September 30,
                                               ---------------------------
                                                 2002      2001      2000

Taxes computed at statutory rates              $3,237    $2,263    $1,900
Increase in taxes due to miscellaneous items       48        33        28
                                               ------    ------    ------
                                               $3,285    $2,296    $1,928
                                               ======    ======    ======

Actual tax rate                                    35%       35%       35%
                                               ======    ======    ======

      Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2002, retained earnings includes approximately $4,400 representing such allowances for which no deferred income taxes have been provided.

10.   NON-INTEREST EXPENSE

      Occupancy, equipment and data processing expenses consisted of the following (in thousands):

                                                             Year Ended
                                                            September 30,
                                                    --------------------------
                                                       2002     2001     2000

Occupancy, including depreciation, insurance,
  rent, utilities, etc                               $1,091   $  935   $  879
Equipment, including depreciation, telephone, etc     1,521    1,693    1,569
Data processing                                         765      791      637
                                                     ------   ------   ------

                                                     $3,377   $3,419   $3,085
                                                     ======   ======   ======


      Other operating expenses consisted of the following (in thousands):

                                                             Year Ended
                                                            September 30,
                                                     -------------------------
                                                       2002     2001     2000

Stationery, printing and postage                     $  698   $  649   $  650
Debit card expense                                      471      426      293
Other                                                   953    1,498    1,232
                                                     ------   ------   ------

                                                     $2,122   $2,573   $2,175
                                                     ======   ======   ======

11.   OTHER COMPREHENSIVE INCOME

      The adjustment to determine other comprehensive income as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2002, 2001 and 2000 (in thousands):

                                                                          Tax           Net of
                                                          Before-Tax    (Expense)        Tax
                                                           Amount        Credit         Amount

2002
----
  Gross change in unrealized gain on securities
    available-for-sale                                     $   122       $   (42)      $    80
  Less reclassification for gain included in net income         87           (30)           57
                                                           -------       -------       -------

  Net change in unrealized gain on securities
    available-for-sale                                     $    35       $   (12)      $    23
                                                           =======       =======       =======

2001
----
  Gross change in unrealized gain on securities
    available-for-sale                                     $ 2,651       $  (933)      $ 1,718
  Less reclassification for gain included in net income        123           (43)           80
                                                           -------       -------       -------

  Net change in unrealized gain on securities
    available-for-sale                                     $ 2,528       $  (890)      $ 1,638
                                                           =======       =======       =======

2000
----
  Gross change in unrealized gain (loss) on
    securities available-for-sale                          $   (79)      $    26       $   (53)
  Less reclassification for gain included in net income         --            --            --
                                                           -------       -------       -------

  Net change in unrealized gain (loss) on
    securities available-for-sale                          $   (79)      $    26       $   (53)
                                                           =======       =======       =======

12.   RETIREMENT PLAN

      The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. There were no required payments in the years ended September 30, 2002, 2001 and 2000. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

13.   INCOME PER SHARE

      Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2002, 2001 and 2000 (in thousands):

                                                                 Year Ended
                                                                September 30,
                                                          ----------------------
                                                            2002    2001    2000
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                  2,290   2,349   2,346
Effect of dilutive securities:
  Stock options                                              125      59      --
  MSP stock grants                                             1       4      20
                                                           -----   -----   -----
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in computation of diluted income per
  common share                                             2,416   2,412   2,366
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

      Compensation expense related to the ESOP was $633, $456 and $353 for the years ended September 30, 2002, 2001 and 2000, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 2002 and 2001 :


                                                                 2002       2001

Shares released for allocation or committed to be released    224,053    202,315

Unreleased shares                                              75,699    108,933
                                                             --------   --------

Total ESOP shares                                             299,752    311,248
                                                             ========   ========

Market value of unreleased shares (in thousands)             $  1,855   $  2,070
                                                             ========   ========

      In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 2002, 1999 and 1998, issuances of additional options were authorized. The exercise prices are equal to the market price on the date of grant and 20% to 25% of the options are generally exercisable within the first anniversary date after the date of grant and 20% to 25% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 2002, 2001 or 2000. The following table summarizes activity relating to the Plans:

                                              Available                     Weighted
                                                 for         Options        Average
                                                Grant      Outstanding       Price
                                                -----      -----------       -----

Balance, October 1, 1999                         3,200       526,332          14.73

  Changes during year                               --            --             --
                                               -------       -------      ---------

Balance, September 30, 2000                      3,200       526,332          14.73

  Exercised                                         --      (109,234)         13.94
  Expired and other                             14,200       (14,200)         19.88
                                               -------       -------      ---------

Balance, September 30, 2001                     17,400       402,898          14.90

  Exercised                                                 (103,226)         16.12
  Reserved                                     212,500
  Granted                                      (47,567)       47,567          20.43
  Expired and other                              1,200        (1,200)         19.80
                                               -------       -------      ---------

Balance, September 30, 2002                    183,533       346,039      $   15.43
                                               =======       =======      =========

Exercisable at September 30, 2000                            380,993      $   14.35
                                                             =======      =========
Exercisable at September 30, 2001                            362,628      $   14.56
                                                             =======      =========
Exercisable at September 30, 2002                            292,295      $   14.59
                                                             =======      =========

      Options exercisable at September 30, 2002 include 245,350 at $13.94 per share, 22,400 at $19.88 per share and 24,545 at $16.38 per share. Outstanding options at September 30, 2002 include 245,350 at $13.94 per share with an average remaining contractual life of 3 years, 22,400 at $19.88 and 5 years, 30,682 at $16.38 and 7 years, 34,911 at $18.50 and 9 years and 12,696 at $25.70 and 10 years.

      In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Company recognized compensation expense ratably over the vesting period and the cost of unvested shares was reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $-0-, $41 and $349 for the years ended September 30, 2002, 2001 and 2000, respectively. All shares were vested at September 30, 2002.

      In the year ended September 30, 2002, the Company issued restricted grants of up to 2,030 shares to certain executive officers.

      The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. The Financial Accounting Standards Board requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the year ended September 30, 2002 was $6.10. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows:

                                              2002           2001           2000

Net income (in thousands):
  As reported                            $   6,236      $   4,359      $   3,660
  Pro forma                                  6,136          4,264          3,285

Basic income per share:
  As reported                            $    2.72      $    1.86      $    1.56
  Pro forma                                   2.68           1.82           1.40

Diluted income per share
  As reported                            $    2.58      $    1.81      $    1.55
  Pro forma                                   2.54           1.77           1.39


      The fair value of the 2002 options were estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2%; expected volatility of 25 percent; risk-free interest rate of 4.5 percent; and expected lives of 8 years for all options.

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

      As of September 30, 2002, the Company had made various commitments to extend credit totaling approximately $6,900 including $5,000 of the undisbursed portion of loans in process. Most of these commitments are at fixed rates. The rates on fixed rate loan commitments range from 5.50% to 6.75% at September 30, 2002. The rates on variable rate loan commitments range from 4.88% to 7.00% at September 30, 2002. As of September 30, 2001, such commitments totaled approximately $7,200 including $5,900 of the undisbursed portion of loans in process.

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

      The  estimated  fair  values  of  the  Company's   significant   financial
      instruments are as follows at September 30, 2002 and 2001 (in thousands):


                                            2002                   2001
                                      --------------------  --------------------
                                                 Estimated             Estimated
                                      Carrying     Fair     Carrying      Fair
                                      Amount      Value     Amount       Value
Financial assets:
  Cash and cash equivalents          $ 35,375   $ 35,375   $ 24,108   $ 24,108
  Investment securities                95,007     95,298     41,230     41,230

  Loans                               354,082    370,500    384,266    396,000
  Less: allowance for loan losses       3,459      3,459      3,436      3,436
                                     --------   --------   --------   --------
  Loans, net of allowance             350,623    367,041    380,830    392,564
                                     --------   --------   --------   --------

Financial liabilities:
  Deposits                            349,125    355,500    342,917    347,000
  Advances from Federal Home
     Loan Bank                        103,471    115,900     67,120     73,800

17.   REGULATORY CAPITAL

      The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes were as follows (in thousands):

                                                              September 30, 2002
                               ----------------------------------------------------------------------------------
                                                                                              To be Well
                                                                                           Capitalized Under
                                                                  For Capital              Prompt Corrective
                                                               Adequacy Purposes           Action Provisions
                               --------------------------   -------------------------  --------------------------
                                          Actual                      Required                   Required
                               --------------------------   -------------------------  --------------------------
                                   Amount         %            Amount         %           Amount          %

Core capital                          $46,078      9.0 %          $20,424      4.0 %         $30,636       6.0 %

Tangible capital                      $46,078      9.0 %          $ 7,659      1.5 %             N/A         N/A

Total Risk based capital              $49,386     17.3 %          $22,832      8.0 %         $28,540      10.0 %

Leverage                              $46,078      9.0 %              N/A        N/A         $25,530       5.0 %


                                                              September 30, 2001
                               ----------------------------------------------------------------------------------
                                                                                              To be Well
                                                                                           Capitalized Under
                                                                  For Capital              Prompt Corrective
                                                               Adequacy Purposes           Action Provisions
                               --------------------------   -------------------------  --------------------------
                                          Actual                      Required                   Required
                               --------------------------   -------------------------  --------------------------
                                   Amount         %            Amount         %           Amount          %

Core capital                          $46,658     10.0 %          $18,672      4.0 %         $28,008       6.0 %

Tangible capital                      $46,658     10.0 %          $ 7,002      1.5 %             N/A         N/A

Total Risk based capital              $49,976     17.8 %          $22,419      8.0 %         $28,024      10.0 %

Leverage                              $46,658     10.0 %              N/A        N/A         $23,340       5.0 %



      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 2002 and 2001 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

18.   SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY
     (PARENT  COMPANY ONLY) (IN THOUSANDS)

                                 Balance Sheets

                                                           2002             2001
Assets:
  Investment in subsidiary                              $46,884          $47,427
  Cash and cash equivalents                               6,062            3,507
  Due from ESOP                                             757            1,089
  Other                                                   2,663               89
                                                        -------          -------

                                                        $56,366          $52,112
                                                        =======          =======

Stockholders' equity                                    $56,366          $52,112
                                                        =======          =======

                             Statements of Earnings
                                                          Year Ended September 30
                                                      ------------------------------
                                                          2002       2001       2000

Dividends received from subsidiary                     $ 7,600    $ 1,500    $ 2,500
Equity in earnings of subsidiary (less than) greater
  than dividends received                               (1,365)     2,771      1,152
Interest income from subsidiary                            212        183        109
Management fees and other expenses allocated to
  the Parent                                              (135)      (113)      (150)
Other income (expenses), net                               (76)       114         63
Income tax (expense) credit                                 --        (96)       (14)
                                                       -------    -------    -------

Net income                                             $ 6,236    $ 4,359    $ 3,660
                                                       =======    =======    =======

                     Statements of Cash Flows
                                                          Year Ended September 30
                                                      ------------------------------
                                                          2002       2001       2000

Cash Flows from Operating Activities                   $ 8,086    $ 2,820    $ 2,484

Cash Flows from Investing Activities:
  Repayment of loan by subsidiary                          332        332        333
  Purchase of land                                      (2,281)        --         --
                                                       -------    -------    -------

Net cash (used in) provided by investing activities     (1,949)       332        333
                                                       -------    -------    -------

Cash Flows from Financing Activities:
  Dividends paid                                        (1,132)    (1,167)    (1,171)
  Cash paid for purchase of common stock for
    treasury                                            (2,450)    (2,866)    (3,265)
                                                       -------    -------    -------

      Net cash used in financing activities             (3,582)    (4,033)    (4,436)
                                                       -------    -------    -------

Net increase (decrease) in cash and cash equivalents     2,555       (881)    (1,619)

Cash and cash equivalents, beginning of year             3,507      4,388      6,007
                                                       -------    -------    -------

Cash and cash equivalents, end of year                 $ 6,062    $ 3,507    $ 4,388
                                                       =======    =======    =======

      Cash dividends of $7,600, $1,500 and $2,500 were paid by Teche Federal Savings Bank to Teche Holding Company in the years ended September 30, 2002, 2001 and 2000, respectively.

      Stockholders' equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 2002 was approximately $15,400.


                                     ******

Directors of Teche Holding Company
and Teche Federal Savings Bank
--------------------------------------------------------------------------------

Patrick O. Little, Chairman             Dr. Thomas F. Kramer
Mary Coon Biggs                         W. Ross Little, Jr.
Donelson T. Caffery, Jr.                Robert E. Mouton
Robert Judice, Jr.                      Christian L. Olivier, Jr.
Henry L. Friedman                       Maunette B. Risher - Advisory
J. L. Chauvin

INDEPENDENT AUDITORS
----------------------------------------

Deloitte & Touche LLP
One Shell Square
701 Poydras Street, Suite 3700
New Orleans, LA 70139

LEGAL COUNSEL
----------------------------------------

Biggs, Supple, Cremaldi and
Curet, L.L.P..
Lawless Building
Willow Street
Franklin, LA 70538

SPECIAL COUNSEL
----------------------------------------

Malizia, Spidi & Fisch, PC
1100 New York Avenue, N.W.,
Suite 340 West
Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
----------------------------------------

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006


Officers of Teche Federal Savings Bank
-----------------------------------------------------------------
Patrick O. Little          Chairman, President/CEO
Scott Sutton               Senior Vice President/Operations
J.L. Chauvin               Senior Vice President/Treasurer, Chief Financial Officer
Darryl Broussard           Senior Vice President, Chief Lending Officer
W. Ross Little, Jr.        Senior Vice President, Secretary, Sales & Marketing
Eddie LeBlanc              Vice President, Internal Auditor
Stanley Plessala           Vice President
D. Ross Landry             Vice President
Angela Badeaux             Vice President
Glen Brown                 Vice President
Kevin Caswell              Vice President
Bill Babineaux             Vice President
Lynn Blanchard             Vice President
Carol Nini                 Vice President
Belinda Cavazos            Vice President
James Hamilton             Assistant Vice President
William F. Ball            Assistant Vice President
Tamaria B. Lecompte        Assistant Vice President
Gwen Doucet                Assistant Vice President
Lavergne Boutte            Assistant Vice President
Vicky Landry               Assistant Vice President
Mary Beth Brady            Assistant Vice President
Irma Nell Bourque          Assistant Vice President
Andy Magers                Assistant Vice President
Brenda Henson              Assistant Vice President
Karen Verret               Assistant Vice President
Wendy Frederick            Assistant Vice President
Carl W. Tritschler         Assistant Vice President
Beverly Adams              Assistant Vice President
Debbie Stevens             Assistant Vice President
Dalie Eldridge             Assistant Vice President
Susan Simoneaux            Assistant Vice President
Theresa Landry             Assistant Vice President