Form 10-K, Exhibit 13
period 2003-09-30
TECHE HOLDING CO
filed 2003-12-29
CIK 934538

TECHE HOLDING COMPANY

                               2003 Annual Report

Teche Holding Company
1120 Jefferson Terrace Boulevard
New Iberia, LA 70560
PHONE (337) 560-7151
FAX (337) 365-7130
LA WATS (800) 256-1500

New Iberia
1120 Jefferson Terrace Boulevard
New Iberia, LA 70560
(337) 365-0366
Call Center (800) 897-0315

Franklin
211 Willow Street
Franklin, LA 70538
(337) 828-3212

Franklin Drive Thru
1823 Main Street
Franklin, LA 70538
(337) 828-4177

Morgan City
1001 7th Street
Morgan City, LA 70380
(985) 384-0653

Bayou Vista
206 Arlington Avenue
Bayou Vista, LA 70380
(985) 395-5244

New Iberia
529 N. Lewis Street
New Iberia, LA 70563
(337) 367-2516

New Iberia
142 W. St. Peter Street
New Iberia, LA 70560
(337) 364-5528

Lafayette
Broadmoor
5121 Johnston Street
Lafayette, LA 70503
(337) 981-1887

Lafayette
Downtown
1001 Johnston Street
Lafayette, LA 70501
(337) 232-6463

Lafayette
2200 W. Pinhook Road
Lafayette, LA 70508
(337) 232-3419

Baton Rouge
3524 S. Sherwood Forest Blvd
Baton Rouge, LA 70816
(225) 293-0954

Breaux Bridge
601 E. Bridge Street
Breaux Bridge, LA 70517
(337) 332-2149

Houma
706 Barrow Street
Houma, LA 70360
(985) 868-8766

Houma
1963 Prospect Boulevard
Houma, LA 70363
(985) 857-9990

Houma
Winn Dixie Market Place
1218 St. Charles Street
Houma, LA 70360
(985) 873-5799

Thibodaux
Winn Dixie Market Place
375 N. Canal Boulevard
Thibodaux, LA 70301
(985) 446-6707

Table of Contents .......................................................   1

President's Message ..................................................... 2 & 3
Selected Financial Information ..........................................    4
Business of The Company & Business of the Bank ..........................    5
Market and Dividend Information .........................................    5
Management's Discussion and Analysis of Financial
  Condition and Results of Operations ...................................    6
Independent Auditors' Report ............................................   12
Consolidated Balance Sheets .............................................   13
Consolidated Statements of Income .......................................   14
Consolidated Statements of Stockholders' Equity .........................   15
Consolidated Statements of Cash Flows ...................................   16
Notes to Consolidated Financial Statements ..............................   18
Directors and Officers ..................................................   36
General Information .....................................................   36

                                 TECHE HOLDING
                                    COMPANY

President's Message
Fellow Shareholders,

         We are pleased that 2003 was again a very successful one for Teche Holding Company and Teche Federal Savings Bank. We maintained earnings at near record levels. Following two impressive years in which we increased earnings 40% and 20%, respectively, we were able to maintain earnings at $6.2 million or $2.55 per diluted share. We now have two consecutive years of double-digit return on equity. Despite the margin squeeze, which has been a problem for many financial institutions, we were able to maintain earnings as Non-interest income, fueled by deposit fees, increased, as we increased total accounts.

         Our shareholders have been well rewarded as our stock price has grown by 45% for fiscal 2003 and by 29% for fiscal 2002. Our repurchase program is still on track. We repurchased 142,700 or 6% of shares outstanding during fiscal year 2003.

         Since our initial public offering in April 1995 until May 2003 we paid a quarterly dividend of $0.125. In May we announced an increase in our dividend to $0.16. Since then we have announced increases in our dividend in August and November, raising the quarterly dividend amount each time by $0.01.

         An appropriate dividend is an important responsibility of your board of directors. Key considerations are the ratio of dividends paid to earnings, the yield to investors, and the capital level of the bank. By each of these measures the Company possesses the capacity to pay higher dividends, repurchase shares and grow the Company.

         This year President Bush signed legislation decreasing the tax on dividends to 15%. This was a major factor encouraging us to increase the payout of dividends. This further enhances the value of ownership of Teche shares.

         We continued to enhance the fundamental value of the bank by improving in the most important areas. Smartgrowth loans now make up 48% of loans, up from 37% in 2002. Smartgrowth deposits now comprise 49% of deposits compared to 44% in 2002. Fee income now accounts for 38% of revenue. While there is room for even more improvement, our strategy of gradually transforming ourselves into a community bank from a thrift is about 2/3's complete. We have positioned ourselves for better margins and to continue to grow earnings per share.

         This year the bank exceeded the 50,000 customer mark for the first time. By listening to our customers' needs and providing solutions for those needs we have consistently grown our customer base. Our very successful Totally Free Checking program continues to attract new accounts. We have over 39,000 checking accounts, a 50% increase from 1999. Customers were drawn to other services in our bank as indicated by growth in Smartgrowth deposits this year and a 100% increase in those deposits since 1999.

         This year we were excited to introduce Free Internet Banking as a valuable service for our customers. Teche customers can now check their balances and banking activities on all their Teche accounts as well as transfer funds between certain accounts. As an added feature, checking customers can view images of their checks online.

         Smartgrowth loans have also seen similar upward trends. Commercial loans nearly doubled this year and we continue to focus on this area in 2004. In 2002, the bank had a single Commercial Banker, primarily serving the Lafayette market. In 2003, we expanded to include four such Bankers serving the Lafourche-Terrebonne market, the Baton Rouge market, as well as the Lafayette market. Alternative mortgages also showed significant progress with an 80% increase in 2003 over 2002. These mortgages are non-traditional and don't fit into conforming loan categories. We have done an excellent job of welcoming these customers, providing them with the opportunity to purchase a home and determining the appropriate conditions for these loans.

         Our first Baton Rouge office opened on November 24, 2003 right on schedule and we were pleased with the number of Teche customers who already live in Baton Rouge who came in to welcome us and open new accounts. Baton Rouge is bigger than any of our existing markets with an MSA population of 600,000 and dynamic economic drivers such as the petrochemical industry, two major universities, state government and a vibrant commercial sector that includes significant public and privately held companies. We have honed our banking model in our other locations and we are ready to do business in Baton Rouge. We are currently scouting more locations in the area. We also moved one of our Lafayette locations from a successful storefront operation into a new facility that makes our services more accessible to our customers.

         We believe in recruiting the best people because we are customer focused and results oriented. Russell Gauthier, our new Baton Rouge Area President, is a very experienced banking leader with an exceptionally talented team. We recently conducted an employee survey in which employees indicated 94% satisfaction with Teche as an employer. Teche is a great place to work and do business.

         This year was also a bittersweet one for the Bank. Mrs. Virginia Kyle Hine retired after 23 years of excellent stewardship. She passed away in April 2003. Family, friends, the Community and our Bank family will sorely miss her. Well known in the community for lively talks on a variety of topics, she fought a 15 year battle with cancer with a bright outlook and inspired us with her motto: "Everly Onward."

         Employees, officers and directors now own or control approximately 600,000 shares or 25% of Teche stock. We all have benefited considerably from the stock's recent strong performance and dividends. As employees continue to build value, all of us - shareholders, customers and employees - reap the rewards.

         We are humbled by the confidence you as a shareholder place in us. On behalf of the board of directors, the leadership of the bank, and every employee, I want to say "Thank You" to each shareholder and customer. We plan to continue our strategy of growth with profitability.

                                     Sincerely,


                                     /s/Patrick O. Little

                                     Patrick O. Little
                                     Chairman,
                                     Chief Executive Officer

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
-----------------------------------------------------------------------------------------
                                                At or for the Year Ended September 30,
                                     ----------------------------------------------------
                                        2003       2002       2001       2000        1999

Assets                               $536,946   $514,017   $467,531   $474,527   $434,265
Loans Receivable, Net                 357,130    350,623    380,830    386,512    342,986
Securities-Available for Sale          99,378     64,110     41,230     54,635     63,460
Securities-Held to Maturity            30,269     30,897          -      2,574          -
Cash and Cash equivalents              14,439     35,375     24,108     10,384     10,292
Deposits                              349,268    349,125    342,917    309,896    303,084
FHLB Advances                         126,310    103,471     67,120    111,853     78,682
Stockholders' Equity                   56,996     56,366     52,112     48,621     48,700

Summary of Operations

Interest Income                      $ 29,485   $ 33,697   $ 35,186   $ 32,976   $ 30,275
Interest Expense                       13,672     16,345     20,505     19,098     16,356
                                     --------   --------   --------   --------   --------
Net Interest Income                    15,813     17,352     14,681     13,878     13,919
Provision for Loan Losses                  75        205         80        120        150
                                     --------   --------   --------   --------   --------
Net Interest Income after
  Provision for Loan Losses            15,738     17,147     14,601     13,758     13,769
Non-Interest Income                     9,606      7,900      6,699      5,608      4,452
Non-Interest Expense                   16,016     15,613     14,768     13,778     12,837
                                     --------   --------   --------   --------   --------
Income Before Gains on Sales of
  Securities and Income Taxes           9,328      9,434      6,532      5,588      5,384
Gains on Sales of Securities               43         87        123          -         14
Income Tax Expense                      3,186      3,285      2,296      1,928      1,889
                                     --------   --------   --------   --------   --------
Net Income                           $  6,185   $  6,236   $  4,359   $  3,660   $  3,509
                                     ========   ========   ========   ========   ========
Selected Financial Ratios
Ratio of Equity to Assets                10.6%      11.0%       11.1%     10.2%      11.2%
Book Value/Common Share              $  25.36   $  23.80   $   21.61  $  19.43   $  17.79
Dividends declared per Share         $   0.58   $   0.50   $    0.50  $   0.50   $   0.50
Basic Income per Common Share        $   2.73   $   2.72   $    1.86  $   1.56   $   1.32
Diluted Income per Common Share      $   2.55   $   2.58   $    1.81  $   1.55   $   1.29
Return on Average Assets                 1.19%      1.25%       0.93%     0.81%      0.84%
Return on Average Equity                10.82%     11.56%       8.71%     7.70%      6.90%
Net Interest Margin                      3.28%      3.66%       3.26%     3.21%      3.46%
Non-Interest Expense/Average Assets      3.08%      3.13%       3.14%     3.06%      3.06%
Non-Interest Income/Average Assets       1.85%      1.58%       1.42%     1.24%      1.06%
Non Performing Loans/Loans (1)           0.23%      0.65%       0.18%     0.28%      0.24%
Allowance for Loan Losses/Loans (1)      0.94%      0.98%       0.89%     0.93%      1.02%
Dividend Payout                         21.02%     18.15%      26.88%    32.05%     37.88%

(1)  Total loans before allowance for loan losses

Business of the Bank

         Teche Federal Savings Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See "Management Strategy" on page 7).

         It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes sixteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne, Lafourche and East Baton Rouge. The FDIC insures deposits at Teche up to the maximum legal amount.

Business of the Company

         Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

                                                 2003                                 2002
                                   ---------------------------------  -----------------------------------
                                    First   Second   Third   Fourth     First   Second    Third   Fourth
                                             (Amounts in thousands, except for per share data)
Interest Income                    $7,763   $7,390   $7,287   $7,045   $8,596   $8,503   $8,404   $8,194
Interest Expense                    3,693    3,471    3,311    3,197    4,404    4,117    3,944    3,880
Net Interest Income                 4,070    3,919    3,976    3,848    4,192    4,386    4,460    4,314
Provision for Loan Losses              30       15       15       15       45       45       55       60
Income Before Income Taxes          2,462    2,076    2,806    2,027    2,233    2,421    2,460    2,407
Net Income                          1,613    1,359    1,838    1,375    1,463    1,570    1,626    1,577
Basic Income per common share        0.71     0.60     0.79     0.61     0.65     0.69     0.71     0.69
Diluted Income per common share      0.67     0.56     0.74     0.57     0.62     0.65     0.67     0.65

Market and Dividend Information

Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended         Sales Price       Period End Close  Cash Dividend Declared    Date Declared
                       High    Low
December 31, 2001    $19.96   $18.25         $19.80              $0.125             November 28, 2001
March 31, 2002       $24.25   $19.75         $24.10              $0.125             February 20, 2002
June 30, 2002        $26.00   $23.80         $25.10              $0.125             May 15, 2002
September 30, 2002   $25.40   $21.55         $24.50              $0.125             August 19, 2002
December 31, 2002    $27.37   $23.25         $27.37              $0.125             December 13, 2002
March 31, 2003       $29.80   $25.74         $29.80              $0.125             March 13, 2003
June 30, 2003        $32.95   $28.50         $32.51              $0.160             June 12, 2003
September 30, 2003   $35.50   $31.50         $35.50              $0.170             September 12, 2003


         According to the records of the Company's transfer agent, there were 529 registered stockholders of record at November 30, 2003. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

         The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2003 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

         The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believe", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

         The Company's consolidated results of operations are primarily dependent on the Bank's net interest income, or the difference between the interest incomes earned on its loan, mortgage-backed securities and investment securities portfolios, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

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

Management Strategy

         Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a
"SmartGrowth" strategy that focuses on the origination of consumer loans (primarily home equity loans), alternative mortgage loans, commercial loans and commercial real estate loans for retention in the Company's loan portfolio. Alternative mortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank's standard loan underwriting criteria. Consumer loans, commercial loans and commercial real estate loans, generally have shorter terms to maturity and higher yields than residential real estate loans. While alternative mortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company's net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

         The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2003, the weighted average term to repricing of the Bank's ARM loan and mortgage-backed securities portfolio was approximately 24 months. In contrast, at September 30, 2003, $87.2 million of the Bank's certificate accounts and $172.3 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $349.3 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                             Year Ended September 30,
                                                   2003 vs 2002                   2002 vs 2001
                                          ----------------------------     --------------------------
                                           Increase (Decrease) Due to      Increase (Decrease) Due to
                                           Volume    Rate       Net        Volume   Rate       Net
                                          -------   -------    -------     ------  -------    -------
                                                             (Dollars in Thousands)
Interest-earning assets:
  Securities (1)                          $ 1,326   $(2,215)   $  (888)   $ 1,938   $ (806)   $ 1,132
  Loans receivable, net                    (1,494)   (2,480)    (3,245)    (2,013)    (655)    (2,668)
  Other interest-earning assets (2)            74      (153)       (79)       351     (304)        47
                                          -------   -------    -------     ------  -------    -------
Total Interest-Earning Assets                 (93)   (4,119)    (4,212)       276   (1,765)    (1,489)
                                          -------   -------    -------     ------  -------    -------
Interest-bearing liabilities:
  Deposits                                    (24)   (3,016)    (3,041)     1,134   (4,706)    (3,572)
  FHLB advances and other borrowings          657      (289)       368       (190)    (398)      (588)
                                          -------   -------    -------     ------  -------    -------
Total Interest-Bearing liabilities            632    (3,305)    (2,673)       944   (5,104)    (4,160)
                                          -------   -------    -------     ------  -------    -------
  Net change in net interest income       $  (726)  $  (814)   $(1,539)    $ (668) $ 3,339    $ 2,671
                                          =======   =======    =======     ======  =======    =======

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

                                                                      Year Ended September 30,
                                      ---------------------------------------------------------------------------------------
                                                  2003                           2002                       2001
                                      -----------------------------  --------------------------  ----------------------------
                                                           Average                     Average                       Average
                                        Average             Yield/    Average           Yield/   Average              Yield/
                                        Balance  Interest    Cost     Balance Interest  Cost     Balance  Interest    Cost
                                        -------  --------    ----     ------- --------  ----     -------  --------    ----
                                                                        (Dollars in Thousands)
Assets
  Interest-Earning Assets
  Securities (1)                       $112,718   $ 3,695     3.28%  $ 92,108  $ 4,583    4.98% $ 55,283   $ 3,451     6.24%
  Loans receivable (2) (3)              349,716    25,524     7.30%   364,676   28,769    7.89%  389,963    31,437     8.06%
  Other interest-earning
    assets (4)                           20,095       266     1.32%    16,952      345    2.04%    4,868       298     6.12%
                                       --------   -------            --------  -------          --------   -------
  Total interest-earning assets         482,529   $29,485     6.11%   473,736  $33,697    7.11%  450,114   $35,186     7.82%
                                                  =======                      =======                     =======
  Non-interest earning assets            37,106                        25,725                     20,881
                                       --------                      --------                   --------
  Total Assets                         $519,635                      $499,461                   $470,995
                                       ========                      ========                   ========

Liabilities and Stockholders' Equity
  Interest-bearing Liabilities
  NOW accounts                         $ 51,291   $   137     0.27%  $ 44,105  $   269    1.19% $ 38,325   $   642     1.62%
  Statement & regular
    savings accounts                     28,655       182     0.64%    25,925      344    1.33%   22,637       397     1.75%
  Money funds accounts                   67,105       720     1.07%    54,761    1,126    2.06%   28,618     1,194     4.17%
  Certificates of Deposit               179,318     6,695     3.88%   202,321    9,036    4.47%  212,135    12,114     5.71%
                                       --------   -------            --------  -------          --------   -------
      Total Deposits                    326,369     7,734     2.37%   327,112   10,775    3.29%  301,715    14,347     4.76%
  FHLB advances and
    other borrowings                    102,546     5,938     5.79%    91,140    5,570    6.11%   94,089     6,158     6.54%
                                       --------   -------            --------  -------          --------   -------
  Total interest-bearing
    liabilities                         428,915   $13,672     3.19%   418,252  $16,345    3.91%  395,804   $20,505     5.18%
                                                  =======                      =======                     =======

  Non-interest-bearing
    liabilities                          33,469                        27,274                     25,172
                                       --------                      --------                   --------
      Total liabilities                 462,384                       445,526                    420,976
Stockholders' Equity                     57,251                        53,935                     50,019
                                       --------                      --------                   --------
Total Liabilities and
  Stockholders' Equity                 $519,635                      $449,461                   $470,995
                                       ========                      ========                   ========
Net interest income/interest
  rate spread (5)                                 $15,813     2.92%             $17,352    3.20%            $14,681     2.64%
                                                  =======                       =======                     =======

Net interest margin (6)                                       3.28%                        3.66%                        3.26%
Interest-earning assets/
Interest bearing liabilities                                112.50%                      113.27%                      113.72%

(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $90,000 in 2003, $399,000 in 2002 and $117,000 in 2001.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2002 to September 30, 2003

         General. Total assets increased $22.9 million, or 4.5% to $536.9 million at September 30, 2003 from $514.0 million at September 30, 2002, primarily as a result of purchases of mortgage-backed securities using cash and FHLB advance borrowings.

         Cash and Cash Equivalents. Cash decreased $20.9 million from $35.4 at September 30, 2002 to $14.4 million at September 30, 2003. Decreases were due primarily to purchases of mortgage-backed securities.

         Securities Available-for-Sale and Held-to-Maturity. Securities available-for-sale increased $35.3 million from $64.1 million at September 30, 2002 to $99.4 million at September 30, 2003. This increase was due primarily to purchases of mortgage-backed securities using funds from loan repayments, FHLB borrowings and cash. Securities held to maturity decreased $0.6 million from September 30, 2002 due to pay downs on securities.

         Loans Receivable, Net. The Bank's net loans receivable increased $6.5 million or 1.9% to $357.1 million from $350.6 million at September 30, 2002 due primarily to increases in real estate and commercial loans. Of all real estate loans originated in fiscal 2003, 38.3% had adjustable rates.

         Deposits. The Bank's deposits increased $0.1 million or 0.2% to $349.3 million from $349.1 million at September 30, 2002. Increases were due primarily to interest credits.

         Advances From FHLB. Advances from the Federal Home Loan Bank of Dallas increased $22.8 million, or 22.1% to $126.3 million from $103.5 million at September 30, 2002, as the Company used $22.8 million to fund loans and purchases of securities.

         Stockholders' Equity. Stockholders' equity increased $0.6 million or 1.1% from $56.4 million at September 30, 2002, to $57.0 million at September 30, 2003, due primarily to net income and the proceeds from the exercise of stock options less dividends and stock purchases.

Comparison of Operating  Results for Years Ended  September  30, 2003,  2002 and
2001

Analysis of Net Income

         General. The Company had net income of $6.2 million, $6.2 million and $4.4 million 2003, 2002 and 2001. The $0.05 million or 0.8% decrease during fiscal 2003 compared to fiscal 2002 was primarily due to a decrease in net interest income.

         Interest Income. Interest income amounted to $29.5 million; $33.7 million and $35.2 million for the years ended 2003, 2002 and 2001, respectively. The $4.2 million or 12.5% decrease during fiscal 2003 compared to fiscal 2002 was primarily due to the reduction in market interest rates. The average rates earned on loans receivable decreased from 7.89% in fiscal 2002 to 7.30% in fiscal 2003. The average rates earned decreased from 7.69% in the first quarter of fiscal 2003 to 6.87% in the fourth quarter of fiscal 2003 as rates decreased. The decrease was due to the drop in market interest rates. The higher average balance of securities was offset by a 1.70% decrease in the yield thereon. The $1.5 million or 4.3% decrease in fiscal 2002 was primarily due to the decreased interest on loans; offset somewhat by an increase in interest income on securities.

         Interest Expense. Interest expense totaled $13.7 million; $16.3 million and $20.5 million for the years ended September 2003, 2002 and 2001, respectively. The $2.7 million or 1.6% decrease during fiscal 2003 compared to fiscal 2002 was primarily due to the decrease in market interest rates. The $2.7 million or 1.6% decrease in fiscal 2003 was primarily due to a 59 basis point drop in deposit interest rates along with a 32 basis point drop in FHLB advance interest rates. The average rates paid on interest bearing deposits decreased from 3.29% in fiscal 2002 to 2.37% in fiscal 2003. However, the average rates paid decreased from 2.69% in the first quarter of fiscal 2003 to 2.13% in the fourth quarter of fiscal 2003 as market rates decreased.

         Net Interest Income. Net interest income amounted to $15.8 million, $17.4 million and $14.7 million for the years ended September 30, 2003, 2002 and 2001. The interest rate margin was 3.28% in fiscal 2003 and 3.66% in fiscal
2002. The decrease in margin was mainly due to a reduction in loan interest rates and security interest rates.

         Provision for Loan Losses. The Bank provided $75,000, $205,000 and $80,000 to the allowance for loan losses for the years ended September 30, 2003, 2002 and 2001 respectively. The allowance for loan losses was $3,397,000 at 2003 fiscal year end, $3,459,000 at 2002 fiscal year end and $3,436,000 at 2001 fiscal year end. The reduction in the 2003 provision reflects a reduction in non-performing assets during the year and the current level of the banks allowance for loan losses.

         Management periodically estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to be adequately absorb probable losses. These estimates are made at least every quarter and there has been no significant change in the Company's estimation methods during the current year.

         While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 1 to the Consolidated Financial Statements.

         Non-Interest Income. Non-interest income during the years ended September 30, 2003, 2002 and 2001 amounted to $9.6 million, $7.9 million and $6.7 million respectively. The increase in fiscal year 2002 was primarily due to increased fee income primarily due to an increase in the number of transaction accounts. In fiscal year 2003 the Company also earned $552,000 due to Bank-Owned Insurance, $655,000 due to the sale of loans and the Company's sale of the credit card portfolio.

         Non-Interest Expense. Non-interest expense increased steadily over the three periods, totaling $16.0 million, $15.6 million and $14.8 million during the years ended September 30, 2003, 2002 and 2001. The increases in both fiscal 2003 and 2002 were due to continued expansion of office facilities, increased marketing expenses and increases in new technology. The principal component of non-interest expense, compensation and employee benefits, increased from $6.618 million in fiscal 2001 to $7.3 million in fiscal 2002 and increased to $7.7 million in fiscal 2003. Other operating expenses decreased from $2.6 million in fiscal 2001to $2.1 million in fiscal 2002 and to $2.1 million in fiscal 2003.

         The Company is subject to the Louisiana Shares Tax. This amounted to an expense of $596,000, $650,000 and $605,000 in the years ended September 30, 2003, 2002 and 2001, respectively.

         Gain on Sale of Securities. In the years ended September 30, 2003, 2002 and 2001, gains on the sale of securities amounted to $43,000, $87,000 and $123,000, respectively.

         Income Tax Expense. For the years ended September 30, 2003, 2002 and 2001, the Bank incurred income tax expense of $3.2 million, $3.3 million and $2.3 million, respectively. The varying amounts were caused primarily by the varied pre-tax income of the Bank as the Company's overall effective income tax rate approximated the statutory rate.
Liquidity and Capital Resources

         The Bank's average liquidity ratio is based on a percentage of deposits and short-term borrowings and was approximately 5.4% percent during September 2003. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

         In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities; and matured or called investment securities. The Bank also borrows funds from the federal Home Loan Bank of Dallas (the "FHLB").

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

         The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 2003, the Bank had total FHLB borrowings of $126.3 million, or 23 % of the Bank's assets.

         Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2003, the Bank had outstanding loan commitments of $34.1 million, and certificates of deposit scheduled to mature within one year of $87.2 million, substantially all of which management expects, based on past experience, will remain with the Bank.

         Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2003, Teche Federal exceeded all regulatory capital requirements. See Note 18 to Consolidated Financial Statements. Impact of

Inflation and Changing Prices

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

Critical Accounting Policies

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Teche's single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, its estimates would be updated, and additional provisions for loan losses may be required.

INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

November 14, 2003

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2003 AND 2002
( DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

----------------------------------------------------------------------------------------

ASSETS                                                              2003         2002

Cash and cash equivalents                                        $  14,439    $  35,375
Securities available-for-sale--at estimated fair value
  (amortized cost of $100,302 in 2003 and $63,009 in 2002)          99,378       64,110
Securities held-to-maturity--at cost (estimated fair
  value of $30,714 in 2003 and $31,188 in 2002)                     30,269       30,897
Loans receivable--net of allowance for loan losses of
  $3,397 in 2003 and $3,459 in 2002                                357,130      350,623
Accrued interest receivable                                          2,251        2,501
Investment in Federal Home Loan Bank stock, at cost                  6,477        5,211
Real estate owned--net                                                 268          580
Prepaid expenses and other assets                                      877          742
Life insurance contracts                                             9,324        8,772
Premises and equipment--at cost, less accumulated depreciation      16,533       15,206
                                                                 ---------    ---------
TOTAL ASSETS                                                     $ 536,946    $ 514,017
                                                                 =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                         $ 349,268    $ 349,125
Advances from Federal Home Loan Bank                               126,310      103,471
Advance payments by borrowers for taxes and insurance                1,385        1,352
Accrued interest payable                                               624          702
Accounts payable and other liabilities                               2,363        3,001
                                                                 ---------    ---------
      Total liabilities                                            479,950      457,651

COMMITMENTS AND CONTINGENCIES                                            -            -

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,395,603 and 4,373,871 shares issued                              44           44
  Preferred stock, 5,000,000 shares authorized, none issued
  Additional paid-in capital                                        45,701       44,618
  Retained earnings                                                 46,598       41,713
  Unearned ESOP shares                                                (424)        (757)
  Treasury stock - 2,148,000 and 2,005,588 shares--at cost         (34,322)     (29,968)
  Unrealized (loss) gain on securities available-for-sale, net
    of deferred income taxes                                          (601)         716
                                                                 ---------    ---------
      Total stockholders' equity                                    56,996       56,366
                                                                 ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 536,946    $ 514,017
                                                                 =========    =========


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

-------------------------------------------------------------------------------------

                                                         2003        2002       2001
INTEREST INCOME:
  Interest and fees on loans                         $ 25,524    $ 28,769   $ 31,437
  Interest and dividends on securities                  3,695       4,583      3,451
  Other interest income                                   266         345        298
                                                     --------    --------   --------
                                                       29,485      33,697     35,186
                                                     --------    --------   --------
INTEREST EXPENSE:
  Deposits                                              7,734      10,775     14,347
  Advances from Federal Home Loan Bank                  5,938       5,570      6,158
                                                     --------    --------   --------
                                                       13,672      16,345     20,505
                                                     --------    --------   --------
NET INTEREST INCOME                                    15,813      17,352     14,681

PROVISION FOR LOAN LOSSES                                  75         205         80
                                                     --------    --------   --------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                      15,738      17,147     14,601
                                                     --------    --------   --------
NON-INTEREST INCOME:
  Service charges                                       8,230       7,522      6,514
  (Loss) gain on sale of real estate owned                (48)         21         20
  Other income                                          1,424         357        165
                                                     --------    --------   --------
    Total non-interest income                           9,606       7,900      6,699
                                                     --------    --------   --------
GAIN ON SALE OF SECURITIES--net                            43          87        123
                                                     --------    --------   --------

NON-INTEREST EXPENSE:
  Compensation and employee benefits                    7,727       7,269      6,618
  Occupancy, equipment and data processing expense      3,535       3,377      3,419
  Marketing and professional                            2,006       2,133      1,492
  SAIF deposit insurance premiums                          59          62         61
  Louisiana shares tax                                    596         650        605
  Other operating expenses                              2,093       2,122      2,573
                                                     --------    --------   --------
    Total non-interest expense                         16,016      15,613     14,768
                                                     --------    --------   --------

INCOME BEFORE INCOME TAXES                              9,371       9,521      6,655

INCOME TAXES                                            3,186       3,285      2,296
                                                     --------    --------   --------

NET INCOME                                           $  6,185    $  6,236   $  4,359
                                                     ========    ========   ========

BASIC INCOME PER COMMON SHARE                        $   2.73    $   2.72   $   1.86
                                                     ========    ========   ========

DILUTED INCOME PER COMMON SHARE                      $   2.55    $   2.58   $   1.81
                                                     ========    ========   ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Unrealized
                                                                                                           Gain (Loss)
                                                 Additional           Unearned     Unearned                on Securities
                                          Common   Paid-In   Retained   ESOP     Compensation   Treasury     Available-
                                           Stock   Capital   Earnings  Shares       (MSP)         Stock    for-Sale, net  Total
                                           -----   -------   --------  ------       -----         -----    -------------  -----

BALANCE--October 1, 2000                    $ 42  $ 42,221  $ 33,417  $ (1,421)      $ (41)    $ (24,652)     $ (945)    $ 48,621
Contribution to ESOP                          -        218         -       332           -             -           -          550
Amortization of MSP                           -          -         -         -          41             -           -           41
Exercise of stock options                     1        935         -         -           -             -           -          936
Purchase of common stock for treasury         -          -         -         -           -        (2,866)          -       (2,866)
Dividends declared - $.50 per share           -          -    (1,167)        -           -             -           -       (1,167)
Comprehensive income:
  Net income                                  -          -     4,359         -           -             -           -        4,359
  Change in unrealized gain (loss)
    on securities available-for-sale--net     -          -         -         -           -             -       1,638        1,638
                                                                                                                         --------
            Total comprehensive income        -          -         -         -           -             -           -        5,997
                                           ----   --------  --------     ------        ---      ---------      ------    --------

BALANCE--September 30, 2001                  43     43,374    36,609    (1,089)          -       (27,518)        693       52,112
Contribution to ESOP                          -        413         -       332           -             -           -          745
Exercise of stock options                     1        831         -         -           -             -           -          832
Purchase of common stock for treasury         -          -         -         -           -        (2,450)          -       (2,450)
Dividends declared - $.50 per share           -          -    (1,132)        -           -             -           -       (1,132)
Comprehensive income:
  Net income                                  -          -     6,236         -           -             -           -        6,236
  Change in unrealized gain (loss)
    on securities available-for-sale--net     -          -         -         -           -             -          23           23
                                                                                                                         --------
           Total comprehensive income         -          -         -         -           -             -           -        6,259
                                           ----   --------  --------     ------        ---      ---------      ------    --------

BALANCE--September 30, 2002                  44     44,618    41,713      (757)          -       (29,968)        716       56,366
Contribution to ESOP                          -        689         -       333                                              1,022
Exercise of stock options                     -        394         -         -           -             -           -          394
Purchase of common stock for treasury         -          -         -         -           -        (4,354)          -       (4,354)
Dividends declared - $.58 per share           -          -    (1,300)        -           -             -           -       (1,300)
Comprehensive income:
  Net income                                  -          -     6,185         -           -             -           -        6,185
  Change in unrealized gain (loss)
    on securities available-for-sale--net     -          -         -         -           -             -      (1,317)      (1,317)
                                                                                                                         --------
           Total comprehensive income         -          -         -         -           -             -           -        4,868
                                           ----   --------  --------     ------        ---      ---------      ------    --------
BALANCE--September 30, 2003                $ 44   $ 45,701  $ 46,598     $ (424)       $ -      $ (34,322)     $ (601)   $ 56,996
                                           ====   ========  ========     ======        ===      =========      ======    ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------------------------


                                                                   2003        2002        2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $  6,185    $  6,236    $  4,359
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities               1,210         217         (46)
      Provision for loan losses                                        75         205          80
      ESOP expense                                                    846         633         456
      MSP expense                                                                  20          41
      Deferred income tax credit                                     (100)       (115)       (144)
      Gain on sale of loans and credit card portfolio                (655)          -           -
      Gain on sale of securities                                      (43)        (87)       (123)
      Loss (gain) on sale of real estate owned                         48         (21)        (20)
      Depreciation                                                    893       1,076       1,191
      Change in accrued interest receivable                           250        (114)         17
      Change in accrued interest payable                              (78)       (262)        279
      Other--net                                                     (164)       (285)        299
                                                                 --------    --------    --------
           Net cash provided by operating activities                8,467       7,503       6,389
                                                                 --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of investment securities
     available-for-sale                                               192         354         506
  Purchase of securities available-for-sale                       (80,386)    (55,688)        (34)
  Principal repayments on securities available-for-sale            41,734      32,359      18,204
  Purchase of securities held-to-maturity                         (19,985)    (35,754)          -
  Principal repayments on securities held-to-maturity              20,613       4,857           -
  Net loan (originations) repayments                               (8,740)     30,150       5,693
  Purchase of loans                                               (12,363)          -           -
  Proceeds from sales of loans                                     15,236           -           -
  Purchase of life insurance contracts                                  -      (8,500)          -
  (Investment in) sales of FHLB stock--net                         (1,266)       (435)      1,005
  Purchase of premises and equipment                               (2,193)     (3,098)     (3,166)
                                                                 --------    --------    --------
           Net cash (used in) provided by investing activities    (47,158)    (35,755)     22,208
                                                                 --------    --------    --------

                                                                                       (Continued)

16

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001 (DOLLARS IN THOUSANDS)

----------------------------------------------------------------------------------------------


                                                              2003        2002        2001
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                              (1,300)     (1,132)     (1,167)
  Net increase in deposits                                       143       6,208      33,021
  Proceeds of long-term FHLB advances                         22,839      51,000      34,000
  Repayment of long-term FHLB advances                             -     (14,649)    (21,233)
  Net decrease in short-term FHLB advances                         -           -     (57,500)
  Cash paid for purchase of common stock for treasury         (4,354)     (2,450)     (2,866)
  Proceeds from exercise of stock options                        394         832         855
  Change in advance payments by
    borrowers for taxes and insurance                             33        (290)         17
                                                            --------    --------    --------
      Net cash provided by (used in) financing activities     17,755      39,519     (14,873)
                                                            --------    --------    --------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                           (20,936)     11,267      13,724

CASH AND CASH EQUIVALENTS--
  Beginning of year                                           35,375      24,108      10,384
                                                            --------    --------    --------
CASH AND CASH EQUIVALENTS--
  End of year                                               $ 14,439    $ 35,375    $ 24,108
                                                            ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                    $ 13,750    $ 16,083    $ 20,226
                                                            ========    ========    ========

  Income taxes paid                                         $  3,120    $  3,516    $  2,318
                                                            ========    ========    ========

                                                                                   (Concluded)

See notes to consolidated financial statements.

TECHE holding company and subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The significant accounting policies of the Company are described below.

      Principles of Consolidation--The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans.

      Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents--Cash and cash equivalents comprise cash and non-interest bearing and interest bearing demand deposits with other financial institutions.

      Securities--Securities designated as held-to-maturity are stated at cost adjusted for amortization of the related premiums and accretion of discounts, computed using the level yield method. The Company has the positive intent and ability to hold these securities to maturity.

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

      Loans Receivable--Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan fees, and unearned discount. Unearned discount relates principally to installment loans. Interest on loans is credited to operations based on the principal amount outstanding using the interest method.

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

      The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 2003 or 2002.

      Allowance for Loan Losses--The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

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

      Loan Fees, Loan Costs, Discounts and Premiums--Loan origination and commitment fees, and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

      Discounts received in connection with mortgage loans purchased are amortized to income over the contractual term of the loan using the interest method. These discounts have been deducted from the related loan balances.

      Premises and Equipment--The Company computes depreciation generally on the straight-line method for both financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years. Interest is capitalized on major construction programs and amounted to $47, $-0- and $105 in the years ended September 30, 2003, 2002 and 2001, respectively.

      Real  Estate  Owned--Real   estate  acquired  through,   or  in  lieu  of,
      foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated cost to dispose, and any related writedown is charged to the allowance for loan losses. The fair values have not exceeded the balances of the related loans. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to operations when any significant and permanent decline reduces the fair value, less sales costs, to less than the carrying value. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

      Life Insurance Contracts--Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value is included in other non-interest income.

      Retirement Plan--The expense of the multi-employer retirement plan in which the Company participates equals the amount of contributions required by the Company.

      Income Taxes--Income taxes are accounted for using the liability method.

      Income Per Share--Basic income per common share (EPS) excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and Management Stock Plan ("MSP") grants. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

      Comprehensive Income--Comprehensive income includes net income and other comprehensive income or loss which, in the case of the Company, includes only unrealized gains and losses on securities available-for-sale.

      Accounting Pronouncements--In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The issuer of financial instruments that fall within the scope of this statement, many of which were previously classified as equity, must now classify these financial instruments as liabilities (or assets in certain circumstances). Such instruments include equity shares with mandatory redemption features, and instruments, other than outstanding equity shares, that represent an obligation to repurchase equity shares or an obligation that must or may be settled by issuing a variable number of equity shares. The Company has issued no financial instruments that fall within the scope of SFAS No. 150.

      In later  2002 and early  2003,  the FASB  issued two  interpretations  of existing accounting principles. FASB Interpretation (FIN) No. 45 elaborated on disclosures an entity should make about its obligations under certain guarantees and clarified that a guarantor should recognize a liability for the fair value of the obligations when a guarantee is first issued. The Company has no significant items which are subject to the guidance in FIN No. 45. Note 16 provides information on off-balance sheet financial instruments.

      FIN No. 46 was issued in response to perceived weaknesses in the accounting for special-purpose entities, in particular the possibility that a controlling financial interest in such an entity might not result in consolidation of the entity with the holder of the interest. The specific entities to which FIN No. 46 refers are called "variable interest entities," and the interpretation explains how to identify a variable interest entity and how an enterprise should assess its interest in such an entity to decide whether consolidation is appropriate. The Company has no interests that would require consolidation under the guidance of FIN No. 46.

      Reclassifications--Certain reclassifications have been made to the prior year's financial statements in order to conform to the classifications adopted for reporting in 2003.

2. INTEREST RATE RISK

      The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. At September 30, 2003, the Company had interest earning assets of approximately $505,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $445,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3.    SECURITIES

      The   amortized   cost   and   estimated   fair   values   of   securities
available-for-sale are as follows (in thousands):

                                                                        September 30, 2003
                                                      --------------------------------------------------------
                                                                         Gross         Gross       Estimated
                                                         Amortized     Unrealized   Unrealized        Fair
                                                           Cost            Gains       Losses         Value
Investment securities:
  Municipal obligations                                    $ 3,313       $    -        $  (39)       $ 3,274
                                                          --------       ------        ------        -------
Mortgage-backed securities:
  Government National Mortgage Corporation                  26,604            -          (433)        26,171
  Federal Home Loan Mortgage Corporation                    51,298            -          (181)        51,117
  Federal National Mortgage Association                     18,760            -          (276)        18,484
                                                          --------       ------        ------        -------
                                                            96,662            -          (890)        95,772
Collateralized mortgage obligations ("CMOs")                   324            5            (3)           326
Equity securities                                                3            3             -              6
                                                          --------       ------        ------        -------
                                                          $100,302       $    8        $ (932)       $99,378
                                                          ========       ======        ======        =======

                                                                         September 30, 2002
                                                      ------------------------------------------------------
                                                                        Gross         Gross       Estimated
                                                        Amortized     Unrealized   Unrealized        Fair
                                                          Cost            Gains       Losses         Value
Investment securities:
  Municipal obligations                                $      59       $    -           $ -           $ 59
                                                       ---------       ------           ---        -------
Mortgage-backed securities:
  Government National Mortgage Corporation                 4,791          119             -          4,910
  Federal Home Loan Mortgage Corporation                  41,163          735             -         41,898
  Federal National Mortgage Association                    6,215          114             -          6,329
                                                       ---------       ------           ---        -------
                                                          52,169          968             -         53,137
Collateralized mortgage obligations ("CMOs")              10,630          117            (3)        10,744
Equity securities                                            151           19             -            170
                                                       ---------       ------           ---        -------
                                                       $  63,009       $1,104           $(3)       $64,110
                                                       =========       ======           ===        =======


      The   amortized   cost   and   estimated   fair   values   of   securities
held-to-maturity are as follows (in thousands):

                                                             September 30, 2003
                                          ---------------------------------------------------------
                                                               Gross       Gross        Estimated
                                              Amortized     Unrealized   Unrealized        Fair
                                                 Cost          Gains       Losses         Value

Mortgaged-backed securities                     $27,537        $ 472          $   -       $28,009
Federal National Mortgage Association             2,732            -            (27)        2,705
                                                -------        -----          -----       -------
                                                $30,269        $ 472          $ (27)      $30,714
                                                =======        =====          =====       =======

                                                             September 30, 2002
                                          ---------------------------------------------------------
                                                               Gross       Gross        Estimated
                                              Amortized     Unrealized   Unrealized        Fair
                                                 Cost          Gains       Losses         Value

Mortgaged-backed securities                     $21,366        $ 138      $      -        $21,504
Federal National Mortgage Association             9,531          153             -          9,684
                                                -------        -----      --------        -------
                                                $30,897        $ 291      $      -        $31,188
                                                =======        =====      ========        =======

      Gross gains of $43, $87 and $127 were realized on sales of securities in the years ended September 30, 2003, 2002 and 2001, respectively. Gross losses of $-0-, $-0- and $4 were realized on sales of securities in the years ended September 30, 2003, 2002 and 2001, respectively.

      At September 30, 2003, securities with a cost of approximately $16,400,000 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4. LOANS RECEIVABLE

      Loans receivable are summarized as follows (in thousands):

                                                            September 30,
                                                         -------------------
                                                           2003       2002

Residential real estate mortgage loans:
  One-to-four family units--Conforming                   $185,822   $222,069
  One-to-four family units--Alternative                    56,904     31,599
  Multi-family                                              6,854      5,804
Land loans                                                  7,743      8,750
Construction loans                                         13,546      8,814
Non-residential real estate loans                          19,786      7,792
Commercial non-real estate loans                            3,457      3,295
Home improvement and home equity loans                     41,770     40,779
Loans on savings accounts                                   4,247      3,978
Auto loans                                                  3,607      4,143
Mobile home loans                                          14,693     12,972
Credit card loans                                            --        1,282
Other secured and unsecured                                 2,557      3,012
                                                         --------   --------

                                                          360,986    354,289
Less:
  Allowance for loan losses                                 3,397      3,459
  Deferred loan fees                                          459        207
                                                         --------   --------

                                                         $357,130   $350,623
                                                         ========   ========


      Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria.

      Changes in the allowance for loan losses are as follows (in thousands):


                                                  Year Ended
                                                 September 30,
                                         -----------------------------
                                            2003       2002       2001

Beginning balance--October 1             $ 3,459    $ 3,436    $ 3,630
Provision charged to operating expense        75        205         80
Recoveries                                   178         33         12
Loans charged off                           (315)      (215)      (286)
                                         -------    -------    -------
Ending balance--September 30             $ 3,397    $ 3,459    $ 3,436
                                         =======    =======    =======


      Substantially all of the Company's loans receivable are with customers in southern Louisiana.

      At September 30, 2003 and 2002, there were unamortized discounts on loans purchased of approximately $142 and $320, respectively. These unamortized discounts have been deducted from the related loan balances in the table above.

      The amount of nonaccrual loans at September 30, 2003 and 2002 was not significant. The amount of interest not accrued on these types of loans did not have a significant effect on net income in 2003, 2002 or 2001.

      The Company has collateralized its advances from the Federal Home Loan Bank with a blanket floating lien on its first mortgage loans.

5. REAL ESTATE OWNED

      Real estate owned consisted of the following (in thousands):

                                                              September 30,
                                                         -----------------------
                                                               2003       2002

Real estate acquired through foreclosure                       $318       $630
Less allowance for losses                                       (50)       (50)
                                                               ----       ----
Real estate owned--net                                         $268       $580
                                                               ====       ====


6. PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows (in thousands):

                                                              September 30,
                                                         -----------------------
                                                            2003          2002

Land                                                      $ 5,670       $ 4,327
Buildings and improvements                                 11,810        11,285
Furniture, fixtures and equipment                           6,954         6,628
                                                          -------       -------
                                                           24,434        22,240
Less accumulated depreciation                              (7,901)       (7,034)
                                                          -------       -------
                                                          $16,533       $15,206
                                                          =======       =======

7.    DEPOSITS

      Deposits are summarized as follows (in thousands):

                                                            September 30,
                                                         -----------------------
                                                             2003          2002

Non-interest bearing demand accounts                      $ 30,486      $ 25,210
Interest bearing:
  NOW accounts                                              50,550        46,565
  Passbook and regular savings                              30,002        26,187
  Money funds accounts                                      61,290        55,246
  Certificates of deposit                                  176,940       195,917
                                                          --------      --------
                                                          $349,268      $349,125
                                                          ========      ========

      Certificates of deposit of over $100 amounted to $35,519 and $37,469 at September 30, 2003 and 2002, respectively.

      Certificates of deposits at September 30, 2003 mature as follows (in thousands):

Less than one year                                           $ 87,173
1-2 years                                                      29,809
2-3 years                                                      36,489
3-4 years                                                      13,091
4-5 years                                                       6,561
Over 5 years                                                    3,817
                                                             --------
TOTAL                                                        $176,940
                                                             ========


8. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

      At September 30, 2003, the Company was indebted to the FHLB for $126,310 of advances bearing interest at a weighted average rate of 4.88% which are due as follows (in thousands):

   Year Ended
September 30,

        2004                                                  $ 25,544
        2005                                                    19,445
        2006                                                     4,076
        2007                                                     4,301
        Thereafter                                              72,944
                                                              --------
                                                              $126,310
                                                              ========


      These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

      Included in the table above is a $5,000 advance callable in the year ended September 30, 2004. This advance has been included in the above table based upon its call date rather than its stated due date of 2008.

      At September 30, 2002, the Company was indebted to the Federal Home Loan Bank for $103,471 of advances bearing interest at an average rate of 5.89%, $11,385 of which were due or callable in the year ended September 30, 2003, $6,344 in 2004, $4,445 in 2005, $4,076 in 2006 and the balance thereafter.

      The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

9. OTHER NON-INTEREST INCOME

      Included in other non-interest income for the year ended September 30, 2003 is approximately $655 of gains on sales of loans and the Company's credit card portfolio.

10. INCOME TAXES

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2003 and 2002 are as follows (in thousands):

                                                               2003      2002

Deferred tax assets:
  Allowance for loan losses                                 $   870   $   727
  Unrealized loss on securities available-for-sale              323         -
  Other                                                         250       145
                                                            -------   -------
         Total deferred tax assets                            1,443       872
                                                            -------   -------
Deferred tax liabilities:
  Deferred loan fees and costs--net                             290       240
  Unrealized gain on securities available-for-sale                -       385
  Tax over book depreciation                                    130        80
  Dividends on FHLB stock                                       650       610
  Other                                                         148       140
                                                            -------   -------
         Total deferred tax liabilities                       1,218     1,455
                                                            -------   -------
         Net deferred tax assets (liabilities)              $   225   $  (583)
                                                            =======   =======


      The components of income taxes are as follows (in thousands):

                                                     Year Ended
                                                    September 30,
                                           -------------------------------
                                              2003       2002       2001

Currently payable                          $ 3,286    $ 3,400    $ 2,440
Deferred                                      (100)      (115)      (144)
                                           -------    -------    -------
                                           $ 3,186    $ 3,285    $ 2,296
                                           =======    =======    =======


      Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                       Year Ended
                                                       September 30,
                                              -----------------------------
                                                 2003      2002      2001

Taxes computed at statutory rates              $3,186    $3,237    $2,263
Increase in taxes due to miscellaneous items        -        48        33
                                               ------    ------    ------
                                               $3,186    $3,285    $2,296
                                               ======    ======    ======

Actual tax rate                                    34%       35%       35%
                                               ======    ======    ======

      Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2003, retained earnings includes approximately $4,400 representing such allowances for which no deferred income taxes have been provided.

11. NON-INTEREST EXPENSE

      Occupancy, equipment and data processing expenses consisted of the following (in thousands):

                                                            Year Ended
                                                           September 30,
                                                    --------------------------
                                                       2003     2002     2001

Occupancy, including depreciation, insurance,
  rent, utilities, etc                               $1,189   $1,091   $  935
Equipment, including depreciation, telephone, etc     1,502    1,521    1,693
Data processing                                         844      765      791
                                                     ------   ------   ------
                                                     $3,535   $3,377   $3,419
                                                     ======   ======   ======

      Other operating expenses consisted of the following (in thousands):

                                                            Year Ended
                                                           September 30,
                                                     ------------------------
                                                       2003     2002     2001

Stationery, printing and postage                     $  730   $  698   $  649
Debit card expense                                      339      471      426
Other                                                 1,024      953    1,498
                                                     ------   ------   ------
                                                     $2,093   $2,122   $2,573
                                                     ======   ======   ======

12. OTHER COMPREHENSIVE INCOME (LOSS)

      The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2003, 2002 and 2001
     (in thousands):

                                                                                            Tax         Net of
                                                                            Before-Tax    (Expense)       Tax
                                                                              Amount       Credit       Amount
2003
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                                        $(1,982)      $ 693       $(1,289)
  Less reclassification for gain included in net income                            43         (15)           28
                                                                              -------       -----       -------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                                        $(2,025)      $ 708       $(1,317)
                                                                              =======       =====       =======

2002
----
  Gross change in unrealized gain on securities
    available-for-sale                                                        $   122       $ (42)      $    80
  Less reclassification for gain included in net income                            87         (30)           57
                                                                              -------       -----       -------
  Net change in unrealized gain on securities
    available-for-sale                                                        $    35       $ (12)      $    23
                                                                              =======       =====       =======

2001
----
  Gross change in unrealized gain on securities
    available-for-sale                                                        $ 2,651       $(933)      $ 1,718
  Less reclassification for gain included in net income                           123         (43)           80
                                                                              -------       -----       -------
  Net change in unrealized gain on securities
    available-for-sale                                                        $ 2,528       $(890)      $ 1,638
                                                                              =======       =====       =======


13. RETIREMENT PLAN

      The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. Charges to operations under the plan include normal cost. The expense relating to this plan amounted to $75 in the year ended September 30, 2003 and is the amount of the required payment relating to that year. There were no required payments in the years ended September 30, 2002 and 2001. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

14. INCOME PER SHARE

      Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2003, 2002 and 2001 (in thousands):

                                                                Year Ended
                                                               September 30,
                                                         -----------------------
                                                            2003    2002    2001

Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                  2,264   2,290   2,349
Effect of dilutive securities:
  Stock options                                              163     125      59
  MSP stock grants                                             1       1       4
                                                           -----   -----   -----
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in computation of diluted
  income per common share                                  2,428   2,416   2,412
                                                           =====   =====   =====



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

      Compensation expense related to the ESOP was $846, $633 and $456 for the years ended September 30, 2003, 2002 and 2001, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 2003 and 2002:

                                                              2003      2002

Shares released for allocation or committed to be released    245,504   224,053

Unreleased shares                                              42,465    75,699
                                                             --------  --------
Total ESOP shares                                             287,969   299,752
                                                             ========  ========
Market value of unreleased shares (in thousands)             $  1,508  $  1,855
                                                             ========  ========

      In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 2002, 1999 and 1998, issuances of additional options were authorized. The exercise prices are equal to the market price on the date of grant and 20% to 25% of the options are generally exercisable within the first anniversary date after the date of grant and 20% to 25% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 2003, 2002 or 2001. The following table summarizes activity relating to the Plans:

                                   Available                   Weighted
                                     for         Options       Average
                                    Grant      Outstanding      Price

Balance--October 1, 2000               3,200     526,332        14.73

  Exercised                                -    (109,234)       13.94
  Expired and other                   14,200     (14,200)       19.88
                                   ---------   ---------    ---------
Balance--September 30, 2001           17,400     402,898        14.90

  Exercised                                -    (103,226)       16.12
  Reserved                           212,500
  Granted                            (47,567)     47,567        20.43
  Expired and other                    1,200      (1,200)       19.80
                                   ---------   ---------    ---------
Balance--September 30, 2002          183,533     346,039        15.43

  Exercised                                -     (24,800)       18.36
  Granted                            (62,100)     62,100        28.04
  Expired and other                      929        (929)       21.07
                                   ---------   ---------    ---------
Balance--September 30, 2003          122,362     382,410    $   17.30
                                   =========   =========    =========

Exercisable at September 30, 2001                362,628    $   14.56
                                               =========    =========
Exercisable at September 30, 2002                292,295    $   14.59
                                               =========    =========
Exercisable at September 30, 2003                288,539    $   14.59
                                               =========    =========

      Options exercisable at September 30, 2003 include 240,001 at $13.94 per share, 7,100 at $19.88 per share, 30,682 at $16.38 per share, 7,582 at
      $18.50 per share and 3,174 at $25.70 per share. Outstanding options at September 30, 2003 include 240,001 at $13.94 per share with an average remaining contractual life of 2 years, 7,100 at $19.88 and 4 years, 30,682 at $16.38 and 6 years, 30,311 at $18.50 and 8 years, 12,696 at $25.70 and
      9 years, 35,000 at $23.27 and 9 years and 26,600 at $34.85 and 10 years.

      In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vest 20% annually as long as they remain as Teche Federal Savings Bank directors or employees. The Company recognized compensation expense ratably over the vesting period and the cost of unvested shares was reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $-0-, $41 and $349 for the years ended September 30, 2003, 2002 and 2001, respectively. All shares were vested at September 30, 2003.

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

                                  2003        2002        2001

Net income (in thousands):
  As reported                $   6,185   $   6,236   $   4,359
  Pro forma                      6,050       6,136       4,264

Basic income per share:
  As reported                $    2.73   $    2.72   $    1.86
  Pro forma                       2.67        2.68        1.82

Diluted income per share
  As reported                $    2.55$  $    2.58   $    1.81
  Pro forma                       2.49        2.54        1.77


      The fair value of the 2003 and 2002 options were estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2% and 2%, respectively; expected volatility of 35 and 25 percent, respectively; risk-free interest rate of 4.2 and 4.5 percent, respectively; and expected lives of 8 years for all options.

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

      As of September 30, 2003, the Company had made various commitments to extend credit totaling approximately $34,000. Most of these commitments are at fixed rates. As of September 30, 2002, such commitments totaled approximately $6,900.

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

17. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash--For  those  short-term   instruments,   the  carrying  amount  is  a
      reasonable estimate of fair value.

      Investment and Mortgage-Backed Securities--For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Loans--The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

      Deposits--The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturities certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Advances  from  Federal  Home Loan  Bank--The  fair value of  advances  is
      estimated  using  rates  currently   available  for  advances  of  similar
      remaining maturities.

      Commitments--The fair value of commitments to extend credit was not significant.

      The  estimated  fair  values  of  the  Company's   significant   financial
      instruments are as follows at September 30, 2003 and 2002 (in thousands):

                                          2003                 2002
                                   --------------------  -------------------
                                              Estimated            Estimated
                                   Carrying     Fair     Carrying    Fair
                                    Amount      Value     Amount     Value
Financial assets:
  Cash and cash equivalents        $ 14,439   $ 14,439   $ 35,375   $ 35,375
  Investment securities             129,647    130,092     95,007     95,298

  Loans                             360,527    373,000    354,082    370,500
  Less allowance for loan losses      3,397      3,397      3,459      3,459
                                   --------   --------   --------   --------
  Loans--net of allowance           357,130    369,603    350,623    367,041
                                   --------   --------   --------   --------

Financial liabilities:
  Deposits                          349,268    354,000    349,125    355,500
  Advances from Federal Home
     Loan Bank                      126,310    137,000    103,471    115,900

18. REGULATORY CAPITAL

      The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes were as follows (in thousands):

                                                              September 30, 2003
                               ----------------------------------------------------------------------------------
                                                                                              To be Well
                                                                                           Capitalized Under
                                                                  For Capital              Prompt Corrective
                                                               Adequacy Purposes           Action Provisions
                               --------------------------   -------------------------  --------------------------
                                        Actual                      Required                   Required
                               --------------------------   -------------------------  --------------------------
                                       Amount       %              Amount       %             Amount        %

Core capital                          $49,605      9.3 %          $21,431      4.0 %         $32,147       6.0 %

Tangible capital                      $49,605      9.3 %          $ 8,036      1.5 %             N/A         N/A

Total Risk based capital              $52,933     17.3 %          $24,489      8.0 %         $30,611      10.0 %

Leverage                              $49,605      9.3 %              N/A        N/A         $26,789       5.0 %

                                                              September 30, 2002
                               ----------------------------------------------------------------------------------
                                                                                              To be Well
                                                                                           Capitalized Under
                                                                  For Capital              Prompt Corrective
                                                               Adequacy Purposes           Action Provisions
                               --------------------------   -------------------------  --------------------------
                                        Actual                      Required                   Required
                               --------------------------   -------------------------  --------------------------
                                       Amount       %              Amount       %             Amount        %

Core capital                          $46,078      9.0 %          $20,424      4.0 %         $30,636       6.0 %

Tangible capital                      $46,078      9.0 %          $ 7,659      1.5 %             N/A         N/A

Total Risk based capital              $49,386     17.3 %          $22,832      8.0 %         $28,540      10.0 %

Leverage                              $46,078      9.0 %              N/A        N/A         $25,530       5.0 %



      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 2003 and 2002 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

19.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
     ONLY) (IN THOUSANDS)

                                                Balance Sheets

                                                                                          2003          2002
Assets:
  Investment in subsidiary                                                               $49,108       $46,884
  Cash and cash equivalents                                                                4,628         6,062
  Due from ESOP                                                                              424           757
  Other                                                                                    2,836         2,663
                                                                                         -------       -------
                                                                                         $56,996       $56,366
                                                                                         =======       =======
Stockholders' equity                                                                     $56,996       $56,366
                                                                                         =======       =======


                             Statements of Earnings

                                                          Year Ended September 30
                                                       ------------------------------
                                                          2003       2002       2001

Dividends received from subsidiary                     $ 3,700    $ 7,600    $ 1,500
Equity in earnings of subsidiary (less than) greater
  than dividends received                                2,635     (1,365)     2,771
Interest income from subsidiary                             86        212        183
Management fees and other expenses allocated to
  the Parent                                               (77)      (135)      (113)
Other expenses--net                                       (130)       (76)       114
Income tax expense                                         (29)         -        (96)
                                                       -------    -------    -------
Net income                                             $ 6,185    $ 6,236    $ 4,359
                                                       =======    =======    =======


                     Statements of Cash Flows

                                                                   Year Ended September 30
                                                                 ------------------------------
                                                                    2003       2002       2001

Cash Flows from Operating Activities                             $ 3,493    $ 7,254    $ 1,965

Cash Flows from Investing Activities:
  Repayment of loan by subsidiary                                    333        332        332
  Purchase of land                                                     -     (2,281)         -
                                                                 -------    -------    -------
           Net cash provided by (used in) investing activities       333     (1,949)       332
                                                                 -------    -------    -------
Cash Flows from Financing Activities:
  Dividends paid                                                  (1,300)    (1,132)    (1,167)
  Proceeds from exercise of stock options                            394        832        855
  Cash paid for purchase of common stock for treasury             (4,354)    (2,450)    (2,866)
                                                                 -------    -------    -------
           Net cash used in financing activities                  (5,260)    (2,750)    (3,178)
                                                                 -------    -------    -------
Net (decrease) increase in cash and cash equivalents              (1,434)     2,555       (881)

Cash and cash equivalents--beginning of year                       6,062      3,507      4,388
                                                                 -------    -------    -------
Cash and cash equivalents--end of year                           $ 4,628    $ 6,062    $ 3,507
                                                                 =======    =======    =======

      Cash dividends of $3,700, $7,600 and $1,500 were paid by Teche Federal Savings Bank to Teche Holding Company in the years ended September 30, 2003, 2002 and 2001, respectively.

      Stockholders' equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 2003 was approximately $17,500.

                                     ******

Directors of Teche Holding Company
and Teche Federal Savings Bank
----------------------------------

Patrick O. Little, Chairman
Mary Coon Biggs
Donelson T. Caffery, Jr.
Robert Judice, Jr.
Henry L. Friedman
J. L. Chauvin
Dr. Thomas F. Kramer
W. Ross Little, Jr.
Robert E. Mouton
Christian L. Olivier, Jr.
Maunette B. Risher - Advisory

INDEPENDENT AUDITORS
----------------------------------

Deloitte & Touche LLP
One Shell Square
701 Poydras Street, Suite 3700
New Orleans, LA 70139

LEGAL COUNSEL
----------------------------------

Biggs, Supple, Cremaldi and Curet, L.L.P..
Lawless Building
Willow Street
Franklin, LA 70538

SPECIAL COUNSEL
----------------------------------

Malizia Spidi & Fisch, PC
1100 New York Avenue, N.W.,
Suite 340 West
Washington, D.C. 20005

REGISTRAR AND STOCK
TRANSFER AGENT
----------------------------------

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 525-7686 Fax (908) 272-1006

Officers of Teche Federal Savings Bank
--------------------------------------

Patrick O. Little        Chairman, President/CEO
Scott Sutton             Senior Vice-President/Operations
J.L. Chauvin             Senior Vice-President/Treasurer/Chief Financial Officer
Darryl Broussard         Senior Vice-President/Chief Lending Officer
W. Ross Little, Jr.      Senior Vice President/Secretary/Sales & Marketing
Russell Gauthier         Baton Rouge Area Regional President
Eddie Leblanc            Vice President/Internal Auditor
D. Ross Landry           Vice President
Angela Badeaux           Vice President
Glen Brown               Vice President
Kevin Caswell            Vice President
Bill Babineaux           Vice President
Lynn Blanchard           Vice President
Carol Nini               Vice President
Belinda Cavazos          Vice President
William F. Ball          Vice President
Susan Simoneaux          Vice President
Harold Favret, III       Vice President
James Hamilton           Assistant Vice President
Gwen Doucet              Assistant Vice President
Lavergne Boutte          Assistant Vice President
Carl W. Tritschler       Assistant Vice President
Beverly Adams            Assistant Vice President
Debbie Stevens           Assistant Vice President
Dalie Eldridge           Assistant Vice President
Theresa Landry           Assistant Vice President
Pauline Belley           Assistant Vice President
Cynthia Cutrera          Assistant Vice President
Stephanie Dandry         Assistant Vice President
Jane Miles               Assistant Vice President
Georgia Boudreaux        Assistant Vice President
Kimberly B. Guilllot     Assistant Vice President
Alicia Landry            Assistant Vice President
Angelina Mire            Assistant Vice President
Mary Beth Brady          Assistant Vice President
Irma Nell Bourque        Assistant Vice President
Brenda Henson            Assistant Vice President
Karen Verret             Assistant Vice President
Wendy Frederick          Assistant Vice President
Lydia B. Hebert          Assistant Vice President
Darryl Charles           Assistant Vice President
Elaine G. Gussman        Assistant Vice President
Genevieve Bihm           Assistant Vice President
Judy Breaux              Assistant Vice President
Katy Hinze               Assistant Vice President
Peggy Romero             Assistant Vice President
Ruby Langley             Assistant Vice President
Sean Rieke               Assistant Vice President

36