Form 10-K, Exhibit 13
period 2004-09-30
TECHE HOLDING CO
filed 2004-12-29
CIK 934538

TECHE HOLDING COMPANY

                               2004 ANNUAL REPORT

Teche Holding Company
1120 Jefferson Terrace Boulevard
New Iberia, LA  70560
PHONE (337) 560-7151
FAX (337) 365-7130
LA WATS (800) 256-1500

New Iberia
1120 Jefferson Terrace Boulevard
New Iberia, LA  70560
(337) 365-0366 Call Center (800) 897-0315

Franklin
211 Willow Street
Franklin, LA 70538
 (337) 828-3212

Franklin Drive-Thru
1823 Main Street
Franklin, LA 70538
(337) 828-4177

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
(337) 232-3419

Baton Rouge
3524 S. Sherwood Forest Boulevard
Baton Rouge, LA  70816
(225) 293-0954

Baton Rouge
Wal*Mart SuperCenter
2171 O'Neal Lane
Baton Rouge, LA   70816
(225) 751-0264

Breaux Bridge
601 E. Bridge Street
Breaux Bridge, LA 70517
(337) 332-2149

Houma
706 Barrow Street
Houma, LA 70360
(985) 868-8766

Houma
1963 Prospect Boulevard
Houma, LA 70363
(985) 857-9990

Thibodaux
921 Canal Boulevard
Thibodaux, LA  70301
(985) 446-6707

Opelousas
428 E. Landry Street
Opelousas, LA  70570
(337) 942-5748

Eunice
840 E. Laurel Avenue.
Eunice, LA   70535
(337) 457-9585


Table of Contents                                                              1

President's Message                                                        2 - 3

Selected Financial Data                                                        4

Business of the Bank - Business of the Company                                 5

Summary of Quarterly Operating Results                                         5

Market and Dividend Information                                                6

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                       7 - 12

Report of Independent Registered Public Accounting Firm                       13

Consolidated Balance Sheets                                                   14

Consolidated Statements of Income                                             15

Consolidated Statements of Stockholders' Equity                               16

Consolidated Statements of Cash Flows                                         17

Notes to Consolidated Financial Statements                                    19

Directors and Officers                                                        38

General Information                                                           38

                                     TECHE
                                HOLDING COMPANY

President's Message

--------------------------------------------------------------------------------

Dear Fellow Shareholders,

         Teche Holding Company continued to expand during 2004 with growth in both branches and SmartGrowth deposits and loans. At Teche we are excited about many key achievements during the past year and will highlight the following areas of progress: expansion into new markets, our transition to a community bank, our financial performance and shareholder returns.

         Teche Holding Company Expands into New Markets. During this fiscal year we entered the Baton Rouge market, doubling the potential customer base of Teche Federal. Baton Rouge is the second largest market in Louisiana and we established our first branch on Sherwood Forest Boulevard on November 24, 2003. This branch has outperformed our previous start-up branches, attracting more than $20 million in deposits in its first year. Our second branch opened in a Wal*Mart store on February 9, 2004, also in the rapidly growing southeast section of the city and also attracting customers at a record pace. We are currently scouting for other locations, especially in East Baton Rouge parish.

         Teche expanded into St. Landry Parish on July 2, 2004 when Teche Federal merged with St. Landry Financial Corporation, the holding company for First Federal Savings & Loan Association of Opelousas. Teche now has two new locations, one in Opelousas and the other in Eunice, and has begun attracting new customers since we introduced our comprehensive banking services and products.

         This merger went smoothly for both customers and employees due to the work of a highly skilled team who focused on a seamless transition in back office operations, loan services, processing, collections, audit and compliance functions. The technologies were compatible; the team and our officers were able to meld the two corporate cultures effectively as well.

         Although the Thibodaux market is not a new market for Teche, we did make some changes due to our customer growth. We replaced a supermarket branch with a full-service branch. We also consolidated a supermarket location in Houma with one of our existing full service branches.

         Overall, at September 30th last year we had 15 branches; now we have extended our geographic area and are successfully operating 18 branches. We have also expanded our banking hours and now have 14 branch offices that are open on Saturday.

         Teche Holding  Company  Continues  Transition  Into Community Bank. Our
strategy  of  SmartGrowth,  which  emphasizes  growth  with  profitability,   is
facilitating our transition.

         We have sustained excellent progress in the expansion of our customer base, which is now more than 50,000. We continue to attract customers with our totally free checking program, which generates significant fee income. We now open more than 2,000 deposit and loan accounts per month.

         Our recurring fee income is now 36% of total revenue, the highest it has ever been. We also continue to see strong growth in our SmartGrowth deposits (checking, money market, and savings accounts) and SmartGrowth loans (commercial, alternative mortgage, consumer and home equity loans).

         Total deposits increased $83 million. Our merger with First Federal and the introduction of the highly successful Platinum Account were the primary contributors to this deposit growth. SmartGrowth deposits grew 22% to $210 million, and now represent 49% of total deposits. We have made tremendous progress in SmartGrowth deposits, which have increased 131% over five years. This growth is important to us because these deposits have low costs to the Bank and form the capital base for our high yielding SmartGrowth loans.

         In 2004, total loans grew by $114 million, fueled mostly by the First Federal merger and growth in commercial loans. Our SmartGrowth loan portfolio grew 41%, to $247 million. SmartGrowth loans now represent 52% of total loans. Commercial loans grew 53%, to $65 million. Along with significant loan growth, the Bank maintained excellent loan quality.

         Financial Performance 2004 - A Stellar Year. We increased our assets by $116 million or 22% in 2004 to a record $653 million and our equity increased 6% to $60.3 million. Revenue growth continues a steady upward trend with $27 million in 2004 compared to $25 million in 2003.

         Earnings per share were $2.48 this year and represent a 92% increase over 5 years. Though branch expansions into Thibodaux and Baton Rouge and merger expenses had an adverse impact on earnings this year, we consider these expansions as investments in future growth.

         TSH - Excellent Shareholder Returns. We are proud of the returns we have provided to our shareholders. Our Earnings Per Share (EPS) has grown at an average compound rate of 14% over the last five years fueling an appreciation in our stock price. A shareholder who purchased a share of Teche on September 29, 1999 for $14.38 would have watched it grow to $40.00 on September 30, 2004, appreciation of 278% in five years. In addition, Teche has had seven consecutive quarters of dividend increases. The total annual dividend of $0.78 per common share in 2004 is a 34% increase over the $0.58 dividend in 2003. Last year Teche paid dividends totaling 29% of earnings and has paid a cash dividend for 38 consecutive quarters.

         We are committed to continuing the profitability and superior shareholder returns that we have generated in the last five years. Our SmartGrowth strategy has helped us to stay on course and increase the segments of our portfolio that generate the highest returns and expand to areas which have the potential for future earnings and growth. We have a solid and tested strategy that is generating excellent results.

         On behalf of the Board of Directors, I want to express my appreciation to the officers and employees who have contributed to our success in 2004. Your efforts have made us the fourth largest publicly traded bank headquartered in Louisiana and one of the most successful. We appreciate our customers who are the foundation of our growth and pledge to continue to provide them with superior customer service. To our shareholders I pledge to continue to be a good steward of your investment. We are committed to continued progress and profitability in 2005.

                                                    Sincerely,


                                                    /s/Patrick Little

                                                    Patrick Little
                                                    Chairman,
                                                    Chief Executive Officer

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

                                                                   At or for the Year Ended September 30,

                                                 2004              2003             2002              2001             2000
Assets                                       $653,034          $536,946         $514,017          $467,531         $474,527
Loans Receivable, Net                         471,327           357,130          350,623           380,830          386,512
Securities-Available for Sale                  98,939            99,378           64,110            41,230           54,635
Securities-Held to Maturity                    21,636            30,269           30,897               ---            2,574
Cash and Cash Equivalents                      15,362            14,439           35,375            24,108           10,384
Deposits                                      432,417           349,268          349,125           342,917          309,896
FHLB Advances                                 154,439           126,310          103,471            67,120          111,853
Stockholders' Equity                           60,287            56,996           56,366            52,112           48,621

SUMMARY OF OPERATIONS
Interest Income                              $ 30,668          $ 29,485         $ 33,697          $ 35,186         $ 32,976
Interest Expense                               13,076            13,672           16,345            20,505           19,098
                                             --------          --------         --------          --------         --------
Net Interest Income                            17,592            15,813           17,352            14,681           13,878
Provision for Loan Losses                          60                75              205                80              120
                                             --------          --------         --------          --------         --------
Net Interest Income after
   Provision for Loan Losses                   17,532            15,738           17,147            14,601           13,758
Non-Interest Income                             9,740             9,606            7,900             6,699            5,608
Non-Interest Expense                           18,730            16,016           15,613            14,768           13,778
                                             --------          --------         --------          --------         --------
Income Before Gains on Sales of
   Securities and Income Taxes                  8,542             9,328            9,434             6,532            5,588
Gains on Sales of Securities                      232                43               87               123              ---
Income Tax Expense                              2,848             3,186            3,285             2,296            1,928
                                             --------          --------         --------          --------         --------
Net Income                                   $  5,926          $  6,185         $  6,236          $  4,359         $  3,660
                                             ========          ========         ========          ========         ========

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets                       9.23%            10.60%            11.0%             11.1%            10.2%
Book Value/Common Share                        $26.54            $25.36           $23.80            $21.61           $19.43
Dividends declared per Share                    $0.78             $0.58            $0.50             $0.50            $0.50
Basic Income per Common Share                   $2.66             $2.73            $2.72             $1.86            $1.56
Diluted Income per Common Share                 $2.48             $2.55            $2.58             $1.81            $1.55
Return on Average Assets                        0.87%             1.19%            1.25%             0.93%            0.81%
Return on Average Equity                        9.40%            10.82%           11.56%             8.71%            7.70%
Net Interest Margin                             3.24%             3.28%            3.66%             3.26%            3.21%
Non-Interest Expense/Average Assets             3.33%             3.08%            3.13%             3.14%            3.06%
Non-Interest Income/Average Assets              1.53%             1.85%            1.58%             1.42%            1.24%
Non Performing Loans/Loans (1)                  0.63%             0.23%            0.65%             0.18%            0.28%
Allowance for Loan Losses/Loans (1)             0.92%             0.94%            0.98%             0.89%             .93%
Dividend Payout                                29.31%            21.02%           18.15%            26.88%           32.05%

(1) Total loans before allowance for loan losses

Business of the Bank

         Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See "Management Strategy" on page 7)

         It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes eighteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche and East Baton Rouge. The FDIC insures deposits at the bank up to the maximum legal amount.

Business of the Company

         Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

                                                         2004                                             2003
                                         First     Second    Third     Fourth             First     Second    Third    Fourth
                                                         (Amounts in thousands, except for per share data)
Interest Income                         $7,260     $7,524   $7,536     $8,348            $7,763     $7,390   $7,287    $7,045
Interest Expense                         3,168      3,171    3,215      3,522             3,693      3,471    3,311     3,197
Net Interest Income                      4,092      4,353    4,321      4,826             4,070      3,919    3,976     3,848
Provision for Loan Losses                   15         15       15         15                30         15       15        15
Income Before Income Taxes               2,404      2,188    2,121      2,061             2,462      2,076    2,806     2,027
Net Income                               1,635      1,488    1,421      1,382             1,613      1,359    1,838     1,375
Basic Income per Common Share             0.74       0.67     0.64       0.62              0.71       0.60     0.79      0.61
Diluted Income per Common Share           0.68       0.62     0.60       0.58              0.67       0.56     0.74      0.57

Market and Dividend Information

         Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

==================================================================================================================================
Quarter ended                        Sales Price                 Period End Close       Cash         Date Declared
                                                                                      Dividend
                                                                                      Declared
                                     ----------------------
                                        High          Low
----------------------------------------------------------------------------------------------------------------------------------
December 31, 2002                     $27.37        $23.25                $27.37       $0.125       December 13, 2002
----------------------------------------------------------------------------------------------------------------------------------
March 31, 2003                        $29.80        $25.74                $29.80       $0.125       March 13, 2003
----------------------------------------------------------------------------------------------------------------------------------
June 30, 2003                         $32.95        $28.50                $32.51       $0.160       June 12, 2003
----------------------------------------------------------------------------------------------------------------------------------
September 30, 2003                    $35.50        $31.50                $35.50       $0.170       September 12, 2003
----------------------------------------------------------------------------------------------------------------------------------
December 31, 2003                     $36.74        $34.25                $36.28       $0.180       December 16, 2003
----------------------------------------------------------------------------------------------------------------------------------
March 31, 2004                        $41.45        $35.10                $35.70       $0.190       March 17, 2004
----------------------------------------------------------------------------------------------------------------------------------
June 30, 2004                         $38.00        $34.35                $38.00       $0.200       June 16, 2004
----------------------------------------------------------------------------------------------------------------------------------
September 30, 2004                    $40.00        $37.00                $40.00       $0.210       September 16, 2004
==================================================================================================================================

       According to the records of the Company's transfer agent, there were 512 registered stockholders of record at November 30, 2004. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

       The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 19 and 20 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2004 exceeded the amounts of its liquidation account and regulatory capital requirements.

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

Overview

         The Company's assets increased to $653 million at September 30, 2004. This was due in part to our acquisition of St. Landry Financial Corporation on July 2, 2004. Net income was $5,926,000 for the year ended September 30, 2004 which was slightly below the $6,185,000 for the year ended September 30, 2003. We have provided details of the reasons for these changes in the following pages.

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

         The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2003, the weighted average term to repricing of the Bank's ARM loan and mortgage-backed securities portfolio was approximately 23 months. In contrast, at September 30, 2004, $90.8 million of the Bank's certificate accounts and $218.2 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $432.4 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                                               Year Ended September 30,
                                                                               ------------------------
                                                                 2004 vs. 2003                           2003 vs. 2002
                                                                 -------------                           -------------
                                                           Increase (Decrease) Due to               Increase (Decrease) Due to
                                                           --------------------------               --------------------------
                                                       Volume          Rate          Net         Volume         Rate          Net
                                                       ------          ----          ---         ------         ----          ---
                                                                                 (Dollars in Thousands)
Interest-earning assets:
Securities (1)                                         $  837      $   175        $1,012        $1,327     $(2,215)        $(888)
Loans receivable, net                                   1,872       (1,460)          412        (1,494)     (1,751)       (3,245)
Other interest-earning assets (2)                        (256)          15          (241)           74        (153)          (79)
                                                       ------      -------        ------        ------     -------       -------
Total Interest-Earning Assets                           2,453       (1,270)        1,183           (93)     (4,119)       (4,212)
                                                       ------      -------        ------        ------     -------       -------
Interest-bearing liabilities'
Deposits                                                  474       (1,616)       (1,142)          (25)     (3,016)       (3,041)
FHLB advances and other borrowings                      1,217         (671)          546           657        (289)          368
                                                       ------      -------        ------        ------     -------       -------
Total Interest-Bearing Liabilities                      1,691       (2,287)         (596)          632      (3,305)       (2,673)
                                                       ------      -------        ------        ------     -------       -------
   Net change in net interest income                   $  762      $ 1,017        $1,779        $ (725)    $  (814)      $(1,539)
                                                       ======      =======        ======        ======     =======       =======

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

                                                                          Year Ended September 30,
                                                                          ------------------------
                                              2004                                  2003                                 2002
                                 ---------------------------------------------------------------------------------------------------
                                   Average             Average     Average             Average      Average                 Average
                                   Balance  Interest  Yield/Cost   Balance   Interest Yield/Cost    Balance   Interest    Yield/Cost
                                   -------  --------  ----------   -------   -------- ----------    -------   --------    ----------
                                                                           (Dollars in Thousands)
Assets
   Interest-Earning Assets
   Securities (1)                 $137,290   $ 4,707     3.43%    $112,718    $ 3,695    3.28%     $ 92,108    $ 4,583     4.98%
   Loans receivable (2) (3)        404,379    25,936     6.41%     349,716     25,524    7.30%      364,676     28,769     7.89%
   Other interest-earning
     assets (4)                      1,798        25     1.39%      20,095        266    1.32%       16,952        345     2.04%
                                   -------   -------               -------    -------               -------    -------
   Total interest-earning assets   543,467   $30,668     5.64%     482,529    $29,485    6.11%      473,736    $33,697     7.11%
                                             =======                          =======                          =======
   Non-interest earning assets      38,502                          37,106                           25,725
                                  --------                        --------                         --------
Total Assets                      $581,969                        $519,635                         $499,461
                                  ========                        ========                         ========
Liabilities and Stockholders'
Equity
   Interest-bearing Liabilities
   NOW accounts                   $ 56,979     $ 144     0.25%    $ 51,291        137    0.27%      $44,105      $ 269     0.60%
   Statement & regular
     savings accounts               33,060        80     0.24%      28,655        182    0.64%       25,925        344     1.33%
   Money funds accounts             65,866       530     0.80%      67,105        720    1.07%       54,761      1,126     2.06%
   Certificates of Deposit         189,023     5,838     3.08%     179,318      6,695    3.73%      202,321      9,036     4.47%
                                   -------   -------               -------    -------               -------    -------
         Total Deposits            344,928     6,592     1.91%     326,369      7,734    2.37%      327,112     10,775     3.29%
   FHLB advances and other
     borrowings                    146,878     6,484     4.41%     102,546      5,938    5.79%       91,140      5,570     6.11%
                                   -------   -------               -------    -------               -------    -------
   Total interest-bearing
     liabilities                   491,806   $13,076     2.66%     428,915    $13,672    3.19%      418,252    $16,345     3.91%
                                             =======                          =======                          =======
   Non-interest-bearing
     liabilities                    32,167                          33,469                           27,274
                                  --------                        --------                         --------

         Total Liabilities         523,973                         462,384                          445,526
Stockholders' Equity                57,996                          57,251                           53,935
                                  --------                        --------                         --------
Total Liabilities and
  Stockholders' Equity            $581,969                        $519,635                         $499,461
                                  ========                        ========                         ========
Net interest income/interest
  rate spread (5)                            $17,592     2.98%               $15,813     2.92%                $17,352      3.20%
                                             =======                         =======                          =======
Net interest margin (6)                                  3.24%                           3.28%                             3.66%
Interest-earning assets/
Interest bearing liabilities                           110.50%                         112.50%                           113.27%

(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $410,000 in 2004, $676,000 in 2003 and $606,000 in 2002.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2003 to September 30, 2004

         General. Total assets increased $116.1 million, or 21.6% to $653.0 million at September 30, 2004 from $536.9 million at September 30, 2003, primarily as a result of net loan originations and loans acquired through the merger with St. Landry Financial Corporation.

         Cash and Cash Equivalents. Cash increased $0.9 million from $14.4 million at September 30, 2003 to $15.3 million at September 30, 2004.

         Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $0.4 million from $99.4 million at September 30, 2003 to $98.9 million at September 30, 2004. Securities held-to-maturity decreased $8.6 million to $21.6 million primarily due to principal repayments during the year.

         Loans Receivable, Net. The Bank's net loans receivable increased $114.2 million or 32.0% to $471.3 million from $357.1 million at September 30, 2003 due primarily to net loan originations and loans acquired through the merger during the year. Approximately 73% of real estate loans originated and acquired during the year had adjustable interest rates.

         Deposits. The Bank's deposits increased $83.1 million or 23.8% to $432.4 million from $349.3 million at September 30, 2003. Increases were due primarily to new accounts and accounts acquired through the merger with St. Landry Financial Corporation during the year.

         Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas increased $28.1 million, or 22.2% to $154.4 million from $126.3 million at September 30, 2003. Advances were used primarily to fund loan growth during the year.

         Stockholders' Equity. Stockholders' equity increased $3.3 million, or 5.8% from $57.0 million at September 30, 2003, to $60.3 million at September 30, 2004, due primarily to net income and to proceeds from the exercise of stock options, less dividends and stock repurchases.

Comparison of Operating  Results for Years Ended  September  30, 2004,  2003 and
2002

Analysis of Net Income

         General. The Company had net income of $5.9 million, $6.2 million and $6.2 million for the years ended 2004, 2003 and 2002. The $0.3 million decrease during fiscal 2004 was primarily due to increased operating expenses resulting from expansion into new market areas offset somewhat by increases in net interest income and non-interest income.

         Interest Income. Interest income amounted to $30.7 million, $29.5 million and $33.7 million for the years ended 2004, 2003 and 2002, respectively. The $1.2 million increase during fiscal 2004 compared to fiscal 2003 was primarily due to an increase in the average balance of loans and securities, offset somewhat by a decrease in interest rates earned on loans as average market interest rates declined during fiscal years ending 2004 and 2003.

         The average balance of loans and securities increased during fiscal 2004 by approximately $55 million, or 15.6% and $25 million, or 21.8%, respectively. During fiscal 2004 average interest rates earned on loans decreased to 6.41% from 7.30% while average rates on securities increased slightly from 3.28% to 3.43%.

         Interest income decreased $4.2 million or 12.5% during fiscal 2003 compared to fiscal 2002 due primarily to the origination and refinancing of loans at lower interest rates as market interest rates declined during the year. During fiscal 2003 average interest rates earned on loans and securities decreased to 7.30% and 3.28% from 7.89% and 4.98%, respectively. Additionally, the average balance of loans decreased during fiscal 2003 from $364.7 million to $349.7 million.

         Interest Expense. Interest expense totaled $13.1 million, $13.7 million and $16.3 million for the years ending September 30, 2004, 2003 and 2002, respectively. The $0.6 million or 4.4% decrease from 2003 for 2004 was due primarily to decreased interest rates paid on deposits and advances from the Federal Home Loan Bank, offset somewhat by an increase in the average balance of deposits and advances. During fiscal 2004 average interest paid on deposits and advances decreased to 1.91% and 4.41% from 2.37% and 5.79%, respectively, as market interest rates declined during the year. The decrease in interest expense was offset somewhat by increases in the average balance of deposits and advances during the year to $344.9 million and $146.9 million from $326.4 million and $102.5 million, respectively.

         Interest expense decreased $2.7 million or 1.6% during fiscal 2003 compared to fiscal 2002 primarily due to the decrease in market interest rates during the year. The average rates paid on deposits and advances decreased in fiscal 2003 compared to fiscal 2002 to 2.37% and 5.79% from 3.29% and 6.11%, respectively.

         Net Interest Income. Net interest income increased $1.8 million to $17.6 million during the year ending September 30, 2004 primarily due to increased interest income on loans and securities coupled with a decrease in interest expense on deposits, offset somewhat by a increase in interest expense on advances.

         Net interest income during fiscal 2003 decreased compared to fiscal 2002 by $1.5 million due to a decrease in the rates earned on loans which was offset somewhat by a decrease in rates paid on deposits and advances.

         Provision for Loan Losses. The Bank provided $60,000, $75,000 and $205,000 to the allowance for loan losses for the years ended September 30, 2004, 2003 and 2002 respectively. The allowance for loan losses was $4,365,000 at 2004 fiscal year end, $3,397,000 at 2003 fiscal year end and $3,459,000 at 2002 fiscal year end. The increase in the 2004 allowance for loan losses was due primarily to the merger during the year.

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

         Non-Interest Income. Non-interest income during the years ended September 30, 2004, 2003 and 2002 amounted to $9.7 million, $9.6 million and $7.9 million respectively. The increase in fiscal year 2004 was primarily due to an increase in fee income resulting from an increase in the number of transaction accounts during the year.

         Non-Interest Expense. Non-interest expense totaled $18.7 million; $16.0 million and $15.6 million during the years ended September 30, 2004, 2003 and 2002, respectively. The $2.7 million increase during fiscal year 2004 was due primarily to the merger with St. Landry Financial Corporation and to four new branch offices opened during the year.

         The Company is subject to the Louisiana Shares Tax. This amounted to an expense of $594,000, $596,000 and $650,000 in the years ended September 30, 2004, 2003 and 2002, respectively.

         Gain on Sale of Securities. In the years ended September 30, 2004, 2003 and 2002, gains on the sale of securities amounted to $232,000, $43,000 and $87,000, respectively.

         Income Tax Expense. For the years ended September 30, 2004, 2003 and 2002, the Bank incurred income tax expense of $2.8 million, $3.2 million and $3.3 million, respectively. The varying amounts were caused primarily by the varied pretax income of the Bank as the Company's overall effective income tax rate approximated the statutory rate.

Liquidity and Capital Resources

         The Bank's average liquidity ratio is based on deposits and was approximately 21% percent during September 2004. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

         The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. On September 30, 2004, the Bank had total FHLB borrowings of $154.4 million, or 23.6% of the Bank's assets. Approximately $58.2 million is due in the year ended September 30, 2005. The Bank has an additional $52.1 million available under a line of credit with the FHLB.

         Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2004, the Bank had outstanding loan commitments of $31.9 million, and certificates of deposit scheduled to mature within one year of $90.9 million, substantially all of which management expects, based on past experience, will remain with the Bank upon maturity.

         Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2004, the Bank exceeded all regulatory capital requirements. See Note 19 to Consolidated Financial Statements.

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

Critical Accounting Policies

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Bank's single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, its estimates would be updated, and additional provisions for loan losses may be required. One of the Company's other critical accounting policies is our evaluation of goodwill resulting from our acquisition of St. Landry Financial Corporation on July 2, 2004. Goodwill does not require amortization, but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as the amount by which the implied fair value of the goodwill is less than the goodwill's carrying value. Impairment losses would be charged to operating expense.

DELOITTE                                                   Deloitte & Touche LLP
                                                           701 Poydras Street
                                                           Suite 3700
                                                           New Orleans, LA 70139
                                                           USA

                                                           Tel: 504-581-2727
                                                           Fax: 504-561-7293
                                                           www.deloitte.com


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Shareholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/Deloitte & Touche LLP

New Orleans, Louisiana
December 15, 2004

                                                     Member of
                                                    Deloitte Touche Tohmatsu  13

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2004 AND 2003
(Dollars in thousands, except share amounts)

----------------------------------------------------------------------------------------


ASSETS                                                              2004         2003

Cash and cash equivalents                                        $  15,362    $  14,439
Securities available-for-sale--at estimated fair value
  (amortized cost of $99,741 in 2004 and $100,302 in 2003)          98,939       99,378
Securities held-to-maturity--at amortized cost (estimated fair
  value of $21,812 in 2004 and $30,714 in 2003)                     21,636       30,269
Loans receivable--net of allowance for loan losses of
  $4,365 in 2004 and $3,397 in 2003                                471,327      357,130
Accrued interest receivable                                          2,507        2,251
Investment in Federal Home Loan Bank stock--at cost                  8,561        6,477
Real estate owned--net                                                 194          268
Prepaid expenses and other assets                                    1,844          877
Goodwill                                                             3,529
Life insurance contracts                                             9,832        9,324
Premises and equipment--at cost, less accumulated depreciation      19,303       16,533
                                                                 ---------    ---------
TOTAL ASSETS                                                     $ 653,034    $ 536,946
                                                                 =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                         $ 432,417    $ 349,268
Advances from Federal Home Loan Bank                               154,439      126,310
Advance payments by borrowers for taxes and insurance                1,578        1,385
Accrued interest payable                                               748          624
Accounts payable and other liabilities                               3,565        2,363
                                                                 ---------    ---------
      Total liabilities                                            592,747      479,950

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
     4,479,979 and 4,395,603 shares issued                              45           44
  Preferred stock, 5,000,000 shares authorized, none issued
  Additional paid-in capital                                        46,785       45,701
  Retained earnings                                                 50,789       46,598
  Unearned ESOP shares                                                (283)        (424)
  Treasury stock - 2,208,828 and 2,148,000 shares--at cost         (36,527)     (34,322)
  Unrealized loss on securities available-for-sale--net
    of deferred income taxes                                          (522)        (601)
                                                                 ---------    ---------
      Total stockholders' equity                                    60,287       56,996
                                                                 ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 653,034    $ 536,946
                                                                 =========    =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002 (Dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------------

                                                         2004       2003        2002
INTEREST INCOME:
  Interest and fees on loans                         $ 25,936   $ 25,524    $ 28,769
  Interest and dividends on securities                  4,707      3,695       4,583
  Other interest income                                    25        266         345
                                                     --------   --------    --------
                                                       30,668     29,485      33,697
                                                     --------   --------    --------

INTEREST EXPENSE:
  Deposits                                              6,592      7,734      10,775
  Advances from Federal Home Loan Bank                  6,484      5,938       5,570
                                                     --------   --------    --------
                                                       13,076     13,672      16,345
                                                     --------   --------    --------

NET INTEREST INCOME                                    17,592     15,813      17,352

PROVISION FOR LOAN LOSSES                                  60         75         205
                                                     --------   --------    --------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                      17,532     15,738      17,147
                                                     --------   --------    --------

NON-INTEREST INCOME:
  Service charges                                       8,813      8,230       7,522
  Gain (loss) on sale of real estate owned                 25        (48)         21
  Other income                                            902      1,424         357
                                                     --------   --------    --------
    Total non-interest income                           9,740      9,606       7,900
                                                     --------   --------    --------

GAIN ON SALE OF SECURITIES                                232         43          87
                                                     --------   --------    --------

NON-INTEREST EXPENSE:
  Compensation and employee benefits                    9,264      7,727       7,269
  Occupancy, equipment and data processing expense      4,038      3,535       3,377
  Marketing and professional                            2,335      2,006       2,133
  SAIF deposit insurance premiums                          54         59          62
  Louisiana shares tax                                    594        596         650
  Other operating expenses                              2,445      2,093       2,122
                                                     --------   --------    --------

    Total non-interest expense                         18,730     16,016      15,613
                                                     --------   --------    --------

INCOME BEFORE INCOME TAXES                              8,774      9,371       9,521

INCOME TAXES                                            2,848      3,186       3,285
                                                     --------   --------    --------

NET INCOME                                           $  5,926   $  6,185    $  6,236
                                                     ========   ========    ========

BASIC INCOME PER COMMON SHARE                        $   2.66   $   2.73    $   2.72
                                                     ========   ========    ========

DILUTED INCOME PER COMMON SHARE                      $   2.48   $   2.55    $   2.58
                                                     ========   ========    ========


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(Dollars in thousands,  except per share amounts)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                           Unrealized
                                                                                                           Gain (Loss)
                                                         Additional              Unearned                 on Securities
                                              Common       Paid-In    Retained     ESOP        Treasury   Available-
                                              Stock        Capital    Earnings    Shares        Stock     for-Sale, net      Total
                                              -----        -------    --------    ------        -----     -------------      -----

BALANCE--October 1, 2001                        $ 43      $ 43,374    $ 36,609   $ (1,089)    $ (27,518)        $ 693      $ 52,112

Contribution to ESOP                                           413                    332                                       745

Exercise of stock options                          1           831                                                              832

Purchase of common stock for treasury                                                            (2,450)                     (2,450)

Dividends declared - $.50 per share                                     (1,132)                                              (1,132)

Comprehensive income:
  Net income                                                             6,236                                                6,236
  Change in unrealized gain (loss) on
    securities available-for-sale--net                                                                             23            23
                                                                                                                           --------
           Total comprehensive income                                                                                         6,259
                                                ----      --------    --------   --------     ---------         -----      --------
BALANCE--September 30, 2002                       44        44,618      41,713       (757)      (29,968)          716        56,366

Contribution to ESOP                                           689                    333                                     1,022

Exercise of stock options                                      394                                                              394

Purchase of common stock for treasury                                                            (4,354)                     (4,354)

Dividends declared - $.58 per share                                     (1,300)                                              (1,300)

Comprehensive income:
  Net income                                                             6,185                                                6,185
  Change in unrealized gain (loss) on
    securities available-for-sale--net                                                                         (1,317)       (1,317)
                                                                                                                           --------
           Total comprehensive income                                                                                         4,868
                                                ----      --------    --------   --------     ---------         -----      --------
BALANCE--September 30, 2003                       44        45,701      46,598       (424)      (34,322)         (601)       56,996

Contribution to ESOP                                           379                    141                                       520

Exercise of stock options                          1           705                                                              706

Purchase of common stock for treasury                                                            (2,205)                     (2,205)

Dividends declared - $.78 per share                                     (1,735)                                              (1,735)

Comprehensive income:
  Net income                                                             5,926                                                5,926
  Change in unrealized gain (loss) on
    securities available-for-sale--net                                                                             79            79
                                                                                                                           --------
           Total comprehensive income                                                                                         6,005
                                                ----      --------    --------   --------     ---------         -----      --------
BALANCE--September 30, 2004                     $ 45      $ 46,785    $ 50,789     $ (283)    $ (36,527)       $ (522)     $ 60,287
                                                ====      ========    ========     ======     =========        ======      ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(Dollars in thousands)

---------------------------------------------------------------------------------------------


                                                              2004        2003        2002

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $  5,926    $  6,185    $  6,236
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Accretion of discount and amortization of premium
        on investments and mortgage-backed securities          612       1,210         217
      Provision for loan losses                                 60          75         205
      ESOP expense                                             417         846         633
      MSP expense                                                                       20
      Deferred income tax credit                              (150)       (100)       (115)
      Gains on sale of loans and credit card portfolio                    (655)
      Gains on sale of securities                             (232)        (43)        (87)
      (Gain) loss on sale of real estate owned                 (25)         48         (21)
      Depreciation                                           1,076         893       1,076
      Change in accrued interest receivable                    (24)        250        (114)
      Change in accrued interest payable                        93         (78)       (262)
      Other--net                                                96        (164)       (285)
                                                          --------    --------    --------
           Net cash provided by operating activities         7,849       8,467       7,503
                                                          --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities
     available-for-sale                                        859         192         354
  Purchase of securities available-for-sale                (20,655)    (80,386)    (55,688)
  Principal repayments on securities available-for-sale     25,907      41,734      32,359
  Purchase of securities held-to-maturity                              (19,985)    (35,754)
  Principal repayments on securities held-to-maturity        8,633      20,613       4,857
  Collection of receivable from sale of securities           6,104
  Net loan (originations) repayments                       (44,161)     (8,740)     30,150
  Purchase of loans                                        (18,342)    (12,363)
  Proceeds from sales of loans                                          15,236
  Purchase of life insurance contracts                                              (8,500)
  Investment in FHLB stock--net                             (1,361)     (1,266)       (435)
  Purchase of premises and equipment                        (2,882)     (2,193)     (3,098)
  Net cash used in acquisition                              (9,169)
                                                          --------    --------    --------
           Net cash used in investing activities           (55,067)    (47,158)    (35,755)
                                                          --------    --------    --------

                                                                                (Continued)


TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(Dollars in thousands)

-------------------------------------------------------------------------------------------

                                                              2004        2003        2002

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                            (1,735)     (1,300)     (1,132)
  Net increase in deposits                                  35,362         143       6,208
  Proceeds of long-term FHLB advances                       15,000      15,000      51,000
  Repayment of long-term FHLB advances                     (10,243)     (6,361)    (14,649)
  Net increase in short-term FHLB advances                  11,500      14,200
  Cash paid for purchase of common stock for treasury       (2,205)     (4,354)     (2,450)
  Proceeds from exercise of stock options                      356         394         832
  Change in advance payments by
    borrowers for taxes and insurance                          106          33        (290)
                                                          --------    --------    --------
      Net cash provided by financing activities             48,141      17,755      39,519
                                                          --------    --------    --------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                             923     (20,936)     11,267

CASH AND CASH EQUIVALENTS--
  Beginning of year                                         14,439      35,375      24,108
                                                          --------    --------    --------
CASH AND CASH EQUIVALENTS--
  End of year                                             $ 15,362    $ 14,439    $ 35,375
                                                          ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                                  $ 12,983    $ 13,750    $ 16,083
                                                          ========    ========    ========

  Income taxes paid                                       $  2,815    $  3,120    $  3,516
                                                          ========    ========    ========

                                                                                (Concluded)


See notes to consolidated financial statements.

TECHE holding company and subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
(Dollars in thousands, except share and per share amounts)
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The significant accounting policies of the Company are described below.

      Principles of Consolidation--The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Savings Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage loans.

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

      Securities--Securities are classified as held-to-maturity or available-for-sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification.

      Securities which the Company both positively intends and has the ability to hold to maturity are classified as securities held-to-maturity and are carried at amortized cost. Intent and ability to hold are not considered satisfied when a security is available to be sold in response to changes in interest rates, prepayment rates, liquidity needs or other reasons as part of an overall asset/liability management strategy.

      Securities not meeting the criteria to be classified as securities held-to-maturity are classified as available-for-sale and are carried at fair value. Net unrealized holding gains or losses are excluded from net income and are recognized, net of income taxes, in other comprehensive income and in accumulated other comprehensive income, a separate component of stockholders' equity.

      Premiums and discounts on securities, both those held-to-maturity and those available-for-sale, are amortized and accreted to income as an adjustment to the securities' yields using the interest method. Realized gains and losses on securities, including declines in value judged to be other than temporary, are reported as a component of income. The cost of securities sold is specifically identified for use in calculating realized gains and losses.

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

      The Company considers a loan to be impaired when, based upon current information and events, it believes it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral. The Company did not have a significant amount of impaired loans at September 30, 2004 or 2003.

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

      Federal Home Loan Bank Stock--Federal Home Loan Bank stock is recorded at cost and is periodically reviewed for impairment. Cash and stock dividends on this stock are reported as income.

      Goodwill--Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill's carrying value. Impairment losses would be charged to operating expense. Goodwill is not deductible for income tax purposes.

      Core Deposit Intangible--The core deposit intangible with a cost of $520 and accumulated amortization of $40 is included in prepaid expenses and other assets on the consolidated balance sheet at September 30, 2004. This core deposit intangible relates to the acquisition of St. Landry Bank in 2004.

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

      Life Insurance Contracts--Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

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

      Stock  Options--The  Company  applies  APB  Opinion  No.  25  and  related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. The Financial Accounting Standards Board requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the years ended September 30, 2003 and 2002 was $6.10 and $10.15, respectively. No options were granted in the year ended September 30, 2004. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows (in thousands, except per share amounts):

                                           2004         2003         2002

Net income (in thousands):
  As reported                            $5,926       $6,185       $6,236
  Pro forma                               5,713        6,050        6,136

Basic income per share:
  As reported                            $ 2.66       $ 2.73       $ 2.72
  Pro forma                                2.56         2.67         2.68

Diluted income per share
  As reported                            $ 2.48       $ 2.55       $ 2.58
  Pro forma                                2.39         2.49         2.54


      The fair value of the 2003 and 2002 options were estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of approximately 2% and 2%; expected volatility of 35 and 25 percent; risk-free interest rate of 4.5 and 4.2 percent; and expected lives of 8 years and 8 years, respectively.

      Reclassifications--Certain reclassifications have been made to the prior years' financial statements in order to conform to the classification adopted for reporting in 2004.

2. INTEREST RATE RISK

      The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. At September 30, 2004, the Company had interest and dividend earning assets of approximately $616,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $557,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

3.    ACQUISITION

      On July 2, 2004, the Company acquired 100% of the common stock of St. Landry Financial Corporation ("St. Landry"). St. Landry was then merged into the Company. The acquisition was accounted for as a purchase and the results of St. Landry's operations are included in the consolidated financial statements of the Company from the date of acquisition. St. Landry operated two banking offices in southern Louisiana. The Company acquired St. Landry in order to expand the geographic area in which its services are offered. The aggregate purchase price was approximately $10.1 million.

      The following unaudited pro forma consolidated results of operations give effect to the acquisition of St. Landry as though it had occurred on October 1, 2002 (in thousands, except per share data):

                                                                 Year Ended
                                                                September 30,
                                                        ------------------------
                                                                2004      2003

Interest income                                              $33,180   $33,457
Interest expense                                              14,208    15,418
Provision for loan losses                                        670       120
Net interest income after provision for loan losses           18,302    17,919
Net income                                                     5,078     6,509
Basic income per common share                                   2.28      2.87
Diluted income per common share                                 2.13      2.68


      The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of October 1, 2002, or of future results of operations of the combined companies.

      The following table summarizes the estimated fair values, in thousands, of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents                                               $   973
Securities                                                                5,930
Loans                                                                    51,646
Premises and equipment                                                      964
Core deposit intangible                                                     520
Goodwill                                                                  3,529
Receivable from sale of securities                                        6,104
Other                                                                     1,074
                                                                        -------

           Total assets acquired                                         70,740

Deposits                                                                 47,787
Advances from Federal Home Loan Bank                                     11,872
Other liabilities                                                           939
                                                                        -------

           Total liabilities assumed                                     60,598
                                                                        -------

Net assets acquired                                                     $10,142
                                                                        =======


      The  Company is in the process of  obtaining  third  party  valuations  of
      certain  assets  and  liabilities;   thus,  the  purchase  price  and  its
      allocation are subject to refinement.

      The core deposit intangible has an estimated weighted life of approximately seven years. Amortization of the core deposit intangible is computed using an accelerated method and amounted to approximately $40 in 2004. Amortization is estimated to be approximately $145 in 2005, $100 in 2006, $70 in 2007, $55 in 2008, $41 in 2009 and the remainder of $69 thereafter.

4.    SECURITIES

      The   amortized   cost   and   estimated   fair   values   of   securities
      available-for-sale are as follows (in thousands):


                                                              September 30, 2004
                                               -------------------------------------------------
                                                               Gross        Gross     Estimated
                                               Amortized     Unrealized  Unrealized     Fair
                                                 Cost          Gains       Losses       Value
Investment securities:
  Federal Farm Credit Bank - due in 2011       $   3,275    $       -    $     (51)   $   3,224
  Municipal obligations                               38                                     38
                                               ---------    ---------    ---------    ---------
                                                   3,313                       (51)       3,262
                                               ---------    ---------    ---------    ---------
Mortgage-backed securities:
  Government National Mortgage Association        19,148           26         (297)      18,877
  Federal Home Loan Mortgage Corporation          35,779          181         (331)      35,629
  Federal National Mortgage Association           15,494           22         (404)      15,112
                                               ---------    ---------    ---------    ---------
                                                  70,421          229       (1,032)      69,618
ARM Mutual Funds                                  15,388                      (123)      15,265
Collateralized mortgage obligations ("CMOs")       9,457                       (15)       9,442
Equity securities                                  1,162          195           (5)       1,352
                                               ---------    ---------    ---------    ---------
                                               $  99,741    $     424    $  (1,226)   $  98,939
                                               =========    =========    =========    =========

                                                              September 30, 2003
                                               -------------------------------------------------
                                                               Gross        Gross     Estimated
                                               Amortized     Unrealized  Unrealized     Fair
                                                 Cost          Gains       Losses       Value
Investment securities:
  Federal Farm Credit Bank                     $   3,275    $       -    $     (39)   $   3,236
  Municipal obligations                               38                                     38
                                               ---------    ---------    ---------    ---------
                                                   3,313                       (39)       3,274
                                               ---------    ---------    ---------    ---------
Mortgage-backed securities:
  Government National Mortgage Association        26,604                      (433)      26,171
  Federal Home Loan Mortgage Corporation          41,098                      (120)      40,978
  Federal National Mortgage Association           18,760                      (276)      18,484
                                               ---------    ---------    ---------    ---------
                                                  86,462                      (829)      85,633
ARM Mutual Funds                                  10,200                       (61)      10,139
Collateralized mortgage obligations ("CMOs")         324            5           (3)         326
Equity securities                                      3            3                         6
                                               ---------    ---------    ---------    ---------
                                               $ 100,302    $       8    $    (932)   $  99,378
                                               =========    =========    =========    =========

      The   amortized   cost   and   estimated   fair   values   of   securities
      held-to-maturity are as follows (in thousands):

                                                              September 30, 2004
                                               -------------------------------------------------
                                                               Gross        Gross     Estimated
                                               Amortized     Unrealized  Unrealized     Fair
                                                 Cost          Gains       Losses       Value
Mortgaged-backed securities:
  Federal National Mortgage Association       $20,523        $ 253          $ (43)      $20,733
  Other                                         1,113                         (34)        1,079
                                              -------        -----          -----       -------
                                              $21,636        $ 253          $ (77)      $21,812
                                              =======        =====          =====       =======

                                                              September 30, 2003
                                               -------------------------------------------------
                                                               Gross        Gross     Estimated
                                               Amortized     Unrealized  Unrealized     Fair
                                                 Cost          Gains       Losses       Value
Mortgaged-backed securities:
  Federal National Mortgage Association       $27,537        $ 472           $ -        $28,009
  Other                                         2,732                         (27)        2,705
                                              -------        -----          -----       -------
                                              $30,269        $ 472          $ (27)      $30,714
                                              =======        =====          =====       =======


      Details concerning securities with unrealized losses as of September 30, 2004 are as follows:

                                             Securities              Securities
                                         with losses under        with losses over
                                             12 months               12 months                  Total
                                       ----------------------- ------------------------ ------------------------
                                                     Gross                    Gross                    Gross
                                          Fair     Unrealized     Fair     Unrealized      Fair     Unrealized
Available-for-Sale                        Value      Losses       Value      Losses        Value      Losses

Investment securities:
  Federal Farm Credit Bank                $      -    $      -    $  3,224    $    (51)   $  3,224    $    (51)

Mortgage-backed securities:
  Government National Mortgage Assoc                                17,004        (297)     17,004        (297)
  Federal Home Loan Mortgage
    Corporation                                                     17,374        (331)     17,374        (331)
  Federal National Mortgage Association        946          (2)     13,393        (402)     14,339        (404)
                                               946          (2)     47,771      (1,030)     48,717      (1,032)
                                          --------    --------    --------    --------    --------    --------

ARM Mutual Funds                             5,152         (40)     10,113         (83)     15,265        (123)
CMO's                                        9,442         (15)                              9,442         (15)
Equity securities                            1,011          (5)                              1,011          (5)
                                          --------    --------    --------    --------    --------    --------
                                          $ 16,551    $    (62)   $ 61,108    $ (1,164)   $ 77,659    $ (1,226)
                                          ========    ========    ========    ========    ========    ========

Held-to-Maturity

Federal National Mortgage Association     $  1,550    $    (43)   $      -    $      -    $  1,550    $    (43)
Other                                                                1,079         (34)      1,079         (34)
                                          --------    --------    --------    --------    --------    --------
                                          $  1,550    $    (43)   $  1,079    $    (34)   $  2,629    $    (77)
                                          ========    ========    ========    ========    ========    ========

      The Company has 38 investments at September 30, 2004 of which 16 had unrealized losses. These unrealized losses generally result from securities which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates declined, prepayments of certain securities increased which resulted in the decline in the fair value of the related securities. The Company believes that its premium amortization policies are appropriate and will result in a reasonable return on these investments being recorded in the statements of income.

      Gross gains of $232, $43 and $87 were realized on sales of securities in the years ended September 30, 2004, 2003 and 2002, respectively. No losses were realized on sales of securities in the years ended September 30, 2004, 2003 or 2002.

      At September 30, 2004, securities with a cost of approximately $16,600 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

5. LOANS RECEIVABLE

      Loans receivable are summarized as follows (in thousands):

                                                              September 30,
                                                          ---------------------
                                                             2004       2003
Residential real estate mortgage loans:
  One-to-four family units--Conforming                     $213,184   $173,840
  One-to-four family units--Commercial                       16,955      1,982
  One-to-four family units--Alternative                      83,036     56,904
  Multi-family                                                7,503      6,854
Land loans                                                   11,758      7,743
Construction loans                                           16,713     13,546
Non-residential real estate loans (primarily commercial)     32,342     19,786
Commercial non-real estate loans                              7,756      3,457
Home improvement and home equity loans                       45,259     41,770
Loans on savings accounts                                     4,184      4,247
Auto loans                                                   11,410      3,607
Mobile home loans                                            22,528     14,693
Other secured and unsecured                                   3,503      2,557
                                                           --------   --------
                                                            476,131    350,986
Less:
  Allowance for loan losses                                   4,365      3,397
  Deferred loan fees                                            439        459
                                                           --------   --------
                                                           $471,327   $347,130
                                                           ========   ========

      Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria.

      Changes in the allowance for loan losses are as follows (in thousands):

                                                         Year Ended
                                                        September 30,
                                            ------------------------------------
                                               2004          2003          2002

Beginning balance--October 1                $ 3,397       $ 3,459       $ 3,436
Provision charged to operating expense           60            75           205
Acquisition                                     973
Recoveries                                       50           178            33
Loans charged off                              (115)         (315)         (215)
                                            -------       -------       -------

Ending balance--September 30                $ 4,365       $ 3,397       $ 3,459
                                            =======       =======       =======


      Substantially all of the Company's loans receivable are with customers in southern Louisiana.

      The amount of nonaccrual loans at September 30, 2004 and 2003 was not significant. The amount of interest not accrued on these types of loans did not have a significant effect on net income in 2004, 2003 or 2002.

      The Company has collateralized its advances from the Federal Home Loan Bank with a blanket floating lien on its first mortgage loans.

6. REAL ESTATE OWNED

      Real estate owned consisted of the following (in thousands):

                                                         September 30,
                                                      ----------------------
                                                        2004           2003

Real estate acquired through foreclosure               $ 239          $ 318
Less allowance for losses                                (45)           (50)
                                                       -----          -----
Real estate owned--net                                 $ 194          $ 268
                                                       =====          =====


7. PREMISES AND EQUIPMENT

      Premises and equipment are summarized as follows (in thousands):

                                                      September 30,
                                                ----------------------------
                                                    2004              2003

Land                                            $  5,938          $  5,670
Buildings and improvements                        14,181            11,810
Furniture, fixtures and equipment                  7,884             6,954
                                                --------          --------
                                                  28,003            24,434
Less accumulated depreciation                     (8,700)           (7,901)
                                                --------          --------

                                                $ 19,303          $ 16,533
                                                ========          ========

8.    DEPOSITS

      Deposits are summarized as follows (in thousands):

                                                         September 30,
                                                  ---------------------------
                                                       2004             2003

Non-interest bearing demand accounts               $ 29,387         $ 30,486
Interest bearing:
  NOW accounts                                       56,249           50,550
  Passbook and regular savings                       38,897           30,002
  Money funds accounts                               85,635           61,290
  Certificates of deposit                           222,249          176,940
                                                   --------         --------

                                                   $432,417         $349,268
                                                   ========         ========



      Certificates of deposit of over $100 amounted to $46,280 and $35,519 at September 30, 2004 and 2003, respectively.

      Certificates of deposits at September 30, 2004 mature as follows (in thousands):

Less than one year                                               $ 90,852
1-2 years                                                          58,990
2-3 years                                                          47,572
3-4 years                                                          13,328
4-5 years                                                           6,141
Over 5 years                                                        5,366
                                                                 --------
TOTAL                                                            $222,249
                                                                 ========


9. ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

      At September 30, 2004, the Company was indebted to the FHLB for $154,439 of advances bearing interest at a weighted average rate of 4.54% which are due as follows (in thousands):

Year Ended
September 30

2005                                                             $ 58,189
2006                                                                5,806
2007                                                                5,121
Thereafter                                                         85,323
                                                                 --------
                                                                 $154,439
                                                                 ========


      These advances are collateralized by a blanket floating lien on the Company's first mortgage loans.

      At September 30, 2003, the Company was indebted to the Federal Home Loan Bank for $126,310 of advances bearing interest at an average rate of 4.88%, $25,544 of which were due or callable in the year ended September 30, 2004, $19,445 in 2005, $4,076 in 2006, $4,301 in 2007 and the balance thereafter. At September 30, 2004, the Company had an additional $52,100 available under its line of credit with the FHLB.

      The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

10. OTHER NON-INTEREST INCOME

      Included in other non-interest income for the year ended September 30, 2003 was approximately $655 of gains on sales of loans and the Company's credit card portfolio.

11. INCOME TAXES

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2004 and 2003 are as follows (in thousands):

                                                         2004     2003

Deferred tax assets:
  Allowance for loan losses                            $1,156   $  870
  Unrealized loss on securities available-for-sale        280      323
  Liabilities related to acquisition                      233
  Other                                                   292      250
                                                       ------   ------
         Total deferred tax assets                      1,961    1,443
                                                       ------   ------
Deferred tax liabilities:
  Deferred loan fees and costs--net                       253      290
  Basis differences on securities available-for-sale      309
  Tax over book depreciation                              217      130
  Dividends on FHLB stock                                 745      650
  Other                                                   305      148
                                                       ------   ------
         Total deferred tax liabilities                 1,829    1,218
                                                       ------   ------

         Net deferred tax assets                       $  132   $  225
                                                       ======   ======


      The components of income tax expense are as follows (in thousands):

                                                   Year Ended
                                                  September 30,
                                     ----------------------------------------
                                              2004         2003         2002

Currently payable                           $2,998       $3,286       $3,400
Deferred                                      (150)        (100)        (115)
                                            ------       ------       ------
                                            $2,848       $3,186       $3,285
                                            ======       ======       ======

      Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                                    Year Ended
                                                                   September 30,
                                                         -------------------------------
                                                             2004       2003      2002

Taxes computed at statutory rates                         $ 2,983    $ 3,186   $ 3,237
(Decrease) increase in taxes due to miscellaneous items      (135)                  48
                                                          -------    -------   -------
                                                          $ 2,848    $ 3,186   $ 3,285
                                                          =======    =======   =======

Actual tax rate                                              32.5 %     34.0 %    34.5 %
                                                          =======    =======   =======


      Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2004, retained earnings includes approximately $4,400 representing such allowances for which no deferred income taxes have been provided.

12. NON-INTEREST EXPENSE

      Occupancy, equipment and data processing expenses consisted of the following (in thousands):

                                                            Year Ended
                                                           September 30,
                                                    --------------------------
                                                       2004     2003     2002

Occupancy, including depreciation, insurance,
  rent, utilities, etc                               $1,469   $1,189   $1,091
Equipment, including depreciation, telephone, etc     1,688    1,502    1,521
Data processing                                         881      844      765
                                                     ------   ------   ------

                                                     $4,038   $3,535   $3,377
                                                     ======   ======   ======


      Other operating expenses consisted of the following (in thousands):

                                                      Year Ended
                                                     September 30,
                                        ----------------------------------------
                                           2004           2003           2002

Stationery, printing and postage         $  781         $  730         $  698
Debit card expense                          436            339            471
Other                                     1,228          1,024            953
                                         ------         ------         ------
                                         $2,445         $2,093         $2,122
                                         ======         ======         ======

13. OTHER COMPREHENSIVE INCOME (LOSS)

      The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2004, 2003 and 2002 (in thousands):

                                                                      Tax      Net of
                                                       Before-Tax  (Expense)    Tax
                                                         Amount     Credit     Amount
                                                         ------     ------     ------
2004
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $   354    $  (124)   $   230
  Less reclassification for gain included in net income     232        (81)       151
                                                        -------    -------    -------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $   122    $   (43)   $    79
                                                        =======    =======    =======

2003
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $(1,982)   $   693    $(1,289)
  Less reclassification for gain included in net income      43        (15)        28
                                                        -------    -------    -------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $(2,025)   $   708    $(1,317)
                                                        =======    =======    =======

2002
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $   122    $   (42)   $    80
  Less reclassification for gain included in net income      87        (30)        57
                                                        -------    -------    -------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $    35    $   (12)   $    23
                                                        =======    =======    =======


14. RETIREMENT PLAN

      The Company participates in a defined benefit multi-employer retirement plan which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $166 and $75 in the years ended September 30, 2004 and 2003, respectively, and are the amounts of the required payments relating to these years. There was no required payment in the year ended September 30, 2002. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits as of the most recent valuation date. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

15. INCOME PER SHARE

      Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2004, 2003 and 2002 (in thousands):

                                                                Year Ended
                                                               September 30,
                                                          ----------------------
                                                            2004    2003    2002

Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                  2,230   2,264   2,290
Effect of dilutive securities:
  Stock options                                              156     163     125
  MSP stock grants                                             3       1       1
                                                           -----   -----   -----
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in computation of diluted income per
  common share                                             2,389   2,428   2,416
                                                           =====   =====   =====


16. EMPLOYEE STOCK PLANS

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

      The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and with future principal payable in annual installments of approximately $142 in 2005 and 2006. The loan is collateralized by the unreleased shares of the stock purchased.

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

      Compensation expense related to the ESOP was $417, $846 and $633 for the years ended September 30, 2004, 2003 and 2002, respectively. The following is a summary of shares held in the ESOP Trust as of September 30, 2004 and 2003:

                                                               2004       2003

Shares released for allocation or committed to be released    226,266    245,504

Unreleased shares                                              28,359     42,465
                                                             --------   --------
Total ESOP shares                                             254,625    287,969
                                                             ========   ========
Market value of unreleased shares (in thousands)             $  1,134   $  1,508
                                                             ========   ========

      In the year ended September 30, 1996, the stockholders of the Company approved the Teche Holding Company 1995 Stock Option Plan (the "Plan") under which options to purchase 423,200 common shares were reserved and granted to executive employees and directors of Teche Federal Savings Bank. In the years ended September 30, 2002, 1999 and 1998, issuances of additional options were authorized. At September 30, 2004, options for approximately 157,000 shares of Company stock are available for grant. The exercise prices are equal to the market price on the date of grant and 20% to 25% of the options are generally exercisable within the first anniversary date after the date of grant and 20% to 25% annually thereafter. All unexercised options expire ten years from the date of grant. No compensation expense was recognized under the Plans in 2004, 2003 or 2002. The following table summarizes activity relating to the
      Plans:

                                                                   Weighted
                                             Options               Average
                                           Outstanding              Price
                                           -----------              -----

Balance--October 1, 2001                     402,898                14.90

  Exercised                                 (103,226)               16.12
  Granted                                     47,567                20.43
  Expired and other                           (1,200)               19.80
                                             -------            ---------

Balance--September 30, 2002                  346,039                15.43

  Exercised                                  (24,800)               18.36
  Granted                                     62,100                28.04
  Expired and other                             (929)               21.07
                                             -------            ---------

Balance--September 30, 2003                  382,410                17.30

  Exercised                                 (123,397)               14.32
  Expired and other                             (400)               34.85
                                             -------            ---------

Balance--September 30, 2004                  258,613            $   19.01
                                             =======            =========

Exercisable at September 30, 2002            292,295            $   14.59
                                             =======            =========
Exercisable at September 30, 2003            288,539            $   14.59
                                             =======            =========
Exercisable at September 30, 2004            186,407            $   16.23
                                             =======            =========


      Information concerning outstanding options at September 30 follows:

                                                                    Average
                                                                   remaining
     Exercise                                                     contractual
      price             Outstanding          Exerciable          life in years

       13.94            120,835              120,835                    1
       19.88              3,400                3,400                    3
       16.34             30,682               30,682                    5
       18.50             27,149               11,951                    7
       25.70             12,696                5,078                    8
       23.27             33,475                7,225                    8
       34.85             30,376                7,236                    9
                        -------              -------

                        258,613              186,407
                        =======              =======

      In the year ended September 30, 1996, the stockholders of the Company approved the Management Stock Plan ("MSP") under which restricted grants of 169,280 shares were made to executive employees and directors of Teche Federal Savings Bank. Teche Federal Savings Bank acquired the Company's stock on the open market for the benefit of the recipients. The recipients vested 20% annually as long as they remained as Teche Federal Savings Bank directors or employees. The Company recognized compensation expense ratably over the vesting period and the cost of unvested shares was reported as unearned compensation as a reduction of stockholders' equity. Compensation expense related to the MSP was $-0-, $-0- and $41 for the years ended September 30, 2004, 2003 and 2002, respectively. All shares were vested at September 30, 2002.

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

      As of September 30, 2004, the Company had made various commitments to extend credit totaling approximately $32,000. Most of these commitments are at fixed rates. As of September 30, 2003, such commitments totaled approximately $34,000.

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

18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

      The  estimated  fair  values  of  the  Company's   significant   financial
      instruments are as follows at September 30, 2004 and 2003 (in thousands):


                                             2004                  2003
                                   -----------------------  --------------------
                                                 Estimated             Estimated
                                      Carrying     Fair     Carrying     Fair
                                       Amount      Value     Amount      Value
Financial assets:
  Cash and cash equivalents           $ 15,362   $ 15,362   $ 14,439   $ 14,439
  Investment securities                120,575    120,751    129,647    130,092

  Loans                                475,692    487,000    360,527    373,000
  Less allowance for loan losses         4,365      4,365      3,397      3,397
                                      --------   --------   --------   --------
  Loans--net of allowance              471,327    482,635    357,130    369,603
                                      --------   --------   --------   --------

Financial liabilities:
  Deposits                             432,417    434,000    349,268    354,000
  Advances from Federal Home
     Loan Bank                         154,439    162,000    126,310    137,000


19. REGULATORY CAPITAL

      The Bank's actual capital and its statutorially required capital levels based on the consolidated financial statements accompanying these notes were as follows (in thousands):

                                                    September 30, 2004
                         ------------------------------------------------------------------------------
                                                                                    To be Well
                                                                                 Capitalized Under
                                                        For Capital              Prompt Corrective
                                                     Adequacy Purposes           Action Provisions
                         ----------------------   -------------------------  --------------------------
                              Actual                      Required                   Required
                         ----------------------   -------------------------  --------------------------
                             Amount        %             Amount        %            Amount          %

Core capital                $53,360      8.2 %          $25,899      4.0 %         $38,848       6.0 %

Tangible capital            $53,360      8.2 %          $ 9,712      1.5 %             N/A       N/A

Total Risk based capital    $57,481     14.6 %          $31,445      8.0 %         $39,306      10.0 %

Leverage                    $53,360      8.2 %              N/A      N/A           $32,373       5.0 %

                                                    September 30, 2003
                         ------------------------------------------------------------------------------
                                                                                    To be Well
                                                                                 Capitalized Under
                                                        For Capital              Prompt Corrective
                                                     Adequacy Purposes           Action Provisions
                         ----------------------   -------------------------  --------------------------
                              Actual                      Required                   Required
                         ----------------------   -------------------------  --------------------------
                             Amount       %             Amount        %            Amount          %


Core capital               $49,605      9.3 %          $21,431      4.0 %         $32,147       6.0 %

Tangible capital           $49,605      9.3 %          $ 8,036      1.5 %             N/A       N/A

Total Risk based capital   $52,933     17.3 %          $24,489      8.0 %         $30,611      10.0 %

Leverage                   $49,605      9.3 %              N/A      N/A           $26,789       5.0 %


      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted final rules based upon FDICIA's five capital tiers. The rules provide that a savings bank is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Bank was deemed to be "well capitalized" as of September 30, 2004 and 2003 based upon the most recent notifications from its regulators. There are no conditions or events since those notifications that management believes would change its classifications.

20.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
     ONLY) (IN THOUSANDS)

                                 Balance Sheets

                                                2004                     2003

Assets:
  Investment in subsidiary                   $56,920                  $49,108
  Cash and cash equivalents                    1,375                    4,628
  Due from ESOP                                  283                      424
  Other                                        1,709                    2,836
                                             -------                  -------
                                             $60,287                  $56,996
                                             =======                  =======

Stockholders' equity                         $60,287                  $56,996
                                             =======                  =======


                             Statements of Earnings

                                                           Year Ended September 30
                                                       ------------------------------
                                                          2004       2003       2002

Dividends received from subsidiary                     $ 9,000    $ 3,700    $ 7,600
Equity in earnings of subsidiary (less than) greater
  than dividends received                               (3,011)     2,635     (1,365)
Interest income from subsidiary                             57         86        212
Management fees and other expenses allocated to
  the Parent                                               (77)       (77)      (135)
Other expenses--net                                        (43)      (159)       (76)
                                                       -------    -------    -------
Net income                                             $ 5,926    $ 6,185    $ 6,236
                                                       =======    =======    =======

                            Statements of Cash Flows

                                                                     Year Ended September 30
                                                               ------------------------------------
                                                                     2004        2003        2002

Cash flows from operating activities                             $ 10,252    $  3,493    $  7,254

Cash flows from investing activities:
  Repayment of loan by subsidiary                                     141         333         332
  Purchase of land                                                                         (2,281)
  Cash used in acquisition                                        (10,062)
                                                                 --------    --------    --------
           Net cash (used in) provided by investing activities     (9,921)        333      (1,949)
                                                                 --------    --------    --------
Cash flows from financing activities:
  Dividends paid                                                   (1,735)     (1,300)     (1,132)
  Proceeds from exercise of stock options                             356         394         832
  Cash paid for purchase of common stock for treasury              (2,205)     (4,354)     (2,450)
                                                                 --------    --------    --------
           Net cash used in financing activities                   (3,584)     (5,260)     (2,750)
                                                                 --------    --------    --------
Net (decrease) increase in cash and cash equivalents               (3,253)     (1,434)      2,555

Cash and cash equivalents--beginning of year                        4,628       6,062       3,507
                                                                 --------    --------    --------
Cash and cash equivalents--end of year                           $  1,375    $  4,628    $  6,062
                                                                 ========    ========    ========

      Cash dividends of $9,000, $3,700 and $7,600 were paid by Teche Federal Savings Bank to Teche Holding Company in the years ended September 30, 2004, 2003 and 2002, respectively.

      Stockholders' equity of the Company includes the undistributed earnings of Teche Federal Savings Bank. Dividends are payable only out of retained earnings or current net income. Moreover, dividends to the Company's stockholders can generally be paid only from liquid assets of Teche Holding Company and dividends paid to the Company by the Bank. The amount of capital of the Bank available for dividends at September 30, 2004 was approximately $14,500. The Bank is required to file an application with the Office of Thrift Supervision prior to paying dividends to the Company.

                                     ******

                       DIRECTORS OF TECHE HOLDING COMPANY
                                       AND
                               TECHE FEDERAL BANK

                           Patrick O. Little, Chairman
                                 Mary Coon Biggs
                            Donelson T. Caffery, Jr.
                                  J. L. Chauvin
                                Henry L. Friedman
                              Robert J. Judice, Jr.
                              Dr. Thomas F. Kramer
                               W. Ross Little, Jr.
                                Robert E. Mouton
                            Christian L. Olivier, Jr.
                          Maunette B. Risher - Advisory

                         OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little          Chairman, President/CEO                     Irma Nell Bourque          Assistant Vice President
Scott Sutton               Senior Vice President/Operations            Brenda Henson              Assistant Vice President
J. L. Chauvin              Senior Vice President/Treasurer             Karen Verret               Assistant Vice President
                           Chief Financial Officer                     Wendy Frederick            Assistant Vice President
Darryl Broussard           Senior Vice President                       Darryl Charles             Assistant Vice President
                           Chief Lending Officer                       Elaine G. Gussman          Assistant Vice President
W. Ross Little, Jr.        Senior Vice President, Secretary            Gwen Doucet                Assistant Vice President
                           Sales & Marketing                           Genevieve Bihm             Assistant Vice President
Russell Gauthier           Baton Rouge Regional President              Judy Breaux                Assistant Vice President
Eddie LeBlanc              Vice President, Internal Auditor            Katy Hinze                 Assistant Vice President
D. Ross Landry             Vice President                              Peggy Romero               Assistant Vice President
Angela Badeaux             Vice President                              Ruby Langley               Assistant Vice President
Glen Brown                 Vice President                              Melina Aguillard           Assistant Vice President
Kevin Caswell              Vice President                              Jutta Codori               Assistant Vice President
Bill Babineaux             Vice President                              Gerald Emon                Assistant Vice President
Lynn Blanchard             Vice President                              Susan Leonard              Assistant Vice President
Carol Nini                 Vice President                              Andrew Myers               Assistant Vice President
Belinda Cavazos            Vice President                              Sean Riecke                Assistant Vice President
Susan Simoneaux            Vice President
William F. Ball            Vice President                              ST. LANDRY ADVISORY BOARD
Harold Favret              Vice President
Lavergne Boutte            Assistant Vice President                    Wayne M. Gilmore, Chairman
Carl W. Tritschler         Assistant Vice President                    H. Kent Aguillard
Beverly Adams              Assistant Vice President                    Anna Lee Dunbar
Debbie Stevens             Assistant Vice President                    Lynette Young Feucht
Dalie Eldridge             Assistant Vice President                    Patrick Fontenot
Theresa Landry             Assistant Vice President                    Simon Howard Fournier
Pauline Belley             Assistant Vice President                    Morgan J. Goudeau, III
Cynthia Cutrera            Assistant Vice President                    Martin A. Roy, Jr.
Stephanie Dandry           Assistant Vice President                    Randy Tomlinson
Georgia Boudreaux          Assistant Vice President                    Marvin Schwartzenburg
Angelina Mire              Assistant Vice President                    Robert J. Wolfe, Jr.
Mary Beth Brady            Assistant Vice President                    J. Nilas Young


INDEPENDENT AUDITORS                                                   SPECIAL COUNSEL
Deloitte & Touche LLP                                                  Malizia Spidi & Fisch, PC
One Shell Square                                                       1100 New York, Avenue, N.W., Suite 340 West
701 Poydras Street, Suite 3700                                         Washington, D.C.  20005
New Orleans, LA  70139

LEGAL COUNSEL                                                          REGISTRAR AND STOCK  TRANSFER AGENT
Biggs,  Supple,  Cremaldi and Curet,  LLP                              Registrar and Transfer Company
Lawless  Building                                                      10 Commerce Drive
Willow Street                                                          Cranford, NJ 07016-3572
Franklin, LA 70538                                                     (800) 525-7686
                                                                       Fax (908) 272-1006