Form 10-K, Exhibit 13
period 2005-09-30
TECHE HOLDING CO
filed 2005-12-29
CIK 934538

Teche Holding Company                  New Iberia                           Baton Rouge
1120 Jefferson Terrace Boulevard       529 N. Lewis Street                  Wal*Mart SuperCenter
New Iberia, LA  70560                  New Iberia, LA  70563                2171 O'Neal Lane
PHONE (337) 560-7151                    (337) 367-2516                      Baton Rouge, LA   70816
FAX (337) 365-7130                                                          (225) 751-0264
                                       New Iberia
New Iberia                             142 W. St. Peter Street              Breaux Bridge
1120 Jefferson Terrace Boulevard       New Iberia, LA 70560                 601 E. Bridge Street
New Iberia, LA  70560                  (337) 364-5528                       Breaux Bridge, LA 70517
(337) 365-0366 (337) 332-2149 Call Center (800) 897-0315 Lafayette
                                       Broadmoor                            Houma
Franklin                               5121 Johnston Street                 706 Barrow Street
211 Willow Street                      Lafayette, LA 70503                  Houma, LA 70360
Franklin, LA 70538                     (337) 981-1887                       (985) 868-8766
 (337) 828-3212
                                       Lafayette                            Houma
Franklin Drive-Thru                    Downtown                             1963 Prospect Boulevard
1823 Main Street                       1001 Johnston Street                 Houma, LA 70363
Franklin, LA 70538                     Lafayette, LA 70501                  (985) 857-9990
(337) 828-4177                         (337) 232-6463
                                                                            Thibodaux
Morgan City                            Lafayette                            921 Canal Boulevard
1001 7th Street                        2200 W. Pinhook Road                 Thibodaux, LA  70301
Morgan City, LA 70380                  Lafayette, LA 70508                  (985) 446-6707
(985) 384-0653                         (337) 232-3419
                                                                            Opelousas
Bayou Vista                            Baton Rouge                          428 E. Landry Street
206 Arlington Avenue                   3524 S. Sherwood Forest Boulevard    Opelousas, LA  70570
Bayou Vista, LA 70380                  Baton Rouge, LA  70816               (337) 942-5748
(985) 395-5244                         (225) 293-0954
                                                                            Eunice
Internet:                              Prairieville                         840 E. Laurel Avenue.
http//www.teche.com                    Wal*Mart SuperCenter                 Eunice, LA   70535
                                       17585 Airline Hwy.                   (337) 457-9585
                                       Prairieville, LA  70769
                                       (225) 677-8748


Table of Contents                                                             1

President's Message                                                           2

Selected Financial Data                                                       4

Business of the Bank - Business of the Company                                5

Summary of Quarterly Operating Results                                        5

Market and Dividend Information                                               6

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                           7

Report of Independent Registered Public Accounting Firm                      14

Consolidated Balance Sheets                                                  15

Consolidated Statements of Income                                            16

Consolidated Statements of Stockholders' Equity                              17

Consolidated Statements of Cash Flows                                        18

Notes to Consolidated Financial Statements                                   19

Directors and Officers                                                       43

General Information                                                          43

                                     Teche
                                HOLDING COMPANY


President's Message

--------------------------------------------------------------------------------

Dear Fellow Shareholders:

Teche has been in business for over 70 years serving the needs of our customers in South Louisiana and we continue to successfully meet the challenges and opportunities of each new year with innovation, optimism and enthusiasm. We have met the challenges of 2005 including two hurricanes which struck South Louisiana. Our success is evident in continued branch expansion, deposit and loan growth and return on investment to shareholders.

Expansion in the Baton Rouge region has exceeded expectations with a 39% growth in deposits this year. Also this year, deposits in St. Landry parish, the site of a recent merger, grew 27% and deposits in Lafayette parish increased 26%. Overall deposits grew 19% with double-digit deposit growth in eight of nine parishes in which we operate. More and more customers established Teche as their primary bank this year.

The growth trend was also evident in exceptional loan growth. SmartGrowth loans, those with the highest returns, grew 18% overall with a record increase of 52% in commercial loans from fiscal year 2004 at year-end.

Our SmartGrowth strategy generated solid shareholder returns again this year. We have increased dividends for ten straight quarters and our stock price has increased 188% over the past five years.

Teche and our people performed very well this year. I want to highlight many of our key achievements in this report:

              o        Record deposit growth
              o        Successful expansion to new markets
              o        Continued transition to a community bank
              o        Superior loan growth
              o        Stellar financial performance
              o        Excellent shareholder returns

Record Deposit Growth. During 2005 total Teche deposits grew from $432 million in 2004 to $516 million, an increase of $84 million or 19% from 2004. The bulk of this increase came from time deposits, a net increase of $69 million. SmartGrowth deposits, which comprise money market, savings, and checking account deposits, grew by $14 million. SmartGrowth deposits now comprise 44% of total deposits. At the same time, we reduced Federal Home Loan Bank advances from $154 million to $93 million at the fiscal year end.

Successful Expansion into New Markets. During this fiscal year we further expanded in the Baton Rouge market by opening a new branch in the Wal-Mart Supercenter in the community of Prairieville, located in Ascension parish, on August 24, 2005.

The Sherwood Forest branch in Baton Rouge has continued to be the most rapidly growing branch in Teche history; at the end of fiscal year 2005 it had $28 million in deposits after 22 months of operation.

In 2004 we expanded into St. Landry parish when Teche Holding Company merged with St. Landry Financial Corporation, the holding company for First Federal Savings & Loan Association of Opelousas. The two new locations, one in Opelousas and the other in Eunice, have been highly successful in growing deposits during 2005. Deposits in St. Landry parish increased $12 million or 28% during the year.

Overall, when I wrote this letter two years ago we had 15 branches; now we have extended our geographic area into three more Louisiana parishes and are successfully operating 19 branches. We have also expanded banking hours and now have 16 branch offices which are open on Saturday.

We are currently scouting for other locations in our existing markets and continued expansion is expected. Our market area, which is outside New Orleans, but in South Louisiana, has experienced rapid growth due to businesses and individuals displaced by Hurricane Katrina.

Teche Continues Transition to a Community Bank. Our strategy of SmartGrowth, which emphasizes growth with profitability and growing the most profitable segments of our business, is guiding our transition to a community bank model from our original thrift structure.

We have sustained excellent progress in the expansion of our customer base which now includes more than 60,000 people. We continue to attract customers with Totally Free Checking. We now open more than 2,250 deposit and loan accounts per month.

Superior Loan Growth. In 2005, total loans grew by $17 million, fueled primarily by growth in commercial loans. Our SmartGrowth loan portfolio grew 18%, to $300 million. SmartGrowth loans (commercial, alternative, home equity and consumer loans) now represent 61% of total loans compared to 54% at year-end in 2004.

In 2005, we intensified our commercial lending efforts. This effort has yielded record growth in total commercial loans to $115 million, a 52% increase over last year. Along with significant loan growth, the Bank has maintained excellent loan quality. Non-performing loans are less than 1% of total assets. We have taken a pro-active approach to estimate potential losses due to Hurricanes Katrina and Rita by adding an additional $800,000 to loan loss reserves this year. While we expect a temporary increase in non-performing loans in 2006 we believe we have adequately reserved for any potential loan losses resulting from these hurricanes. We will continue to monitor these loans.

Financial Performance 2005 - A Stellar Year. We increased our assets by $24 million in 2005 to a year-end record $677 million. Operating revenue (net interest income plus non-interest income) growth continues a steady upward trend with $31 million in 2005 compared to $27 million in 2004. The company continued to repurchase its common stock during the year and repurchased approximately 79,000 shares during the fiscal year.

Earnings per share, excluding the additional $800,000 loan loss provision and its tax effect, amounted to $2.50 per diluted share, compared to $2.48 for fiscal 2004. The increase in provision for loan losses of $800,000 in the quarter ended September 30, 2005 was based on detailed assessment of the loan portfolio and hundreds of contacts with our loan customers.

TSH - Excellent Shareholder Returns. We are proud of the returns we have provided to shareholders. Long-term solid earnings performance has fueled an appreciation in Teche's stock price. A shareholder who purchased a share of Teche stock on September 29, 2000 for $13.50 would have a share valued at $38.87 on September 30, 2005, an increase of 188%. In addition, this shareholder would have benefited from ten consecutive quarters of dividend increases for a total dividend payout of $3.30 per share over five years. Dividend growth over the last twelve months was 20% and Teche's annual payout ratio was 36% before the loan loss provision (net of tax). Dividends for Teche in 2005 were $ 0.94 compared to $0.78 in 2004.

We are committed to continuing the profitability and superior shareholder returns that we have generated over the past five years. Basically our SmartGrowth strategy is to increase the segments of our portfolio which generate the highest returns and expand into areas which have the potential for future earnings and growth. We have a solid and tested strategy.

Hurricanes Katrina and Rita. I cannot close without mentioning the devastation wrought on the state of Louisiana in 2005 by Hurricanes Katrina and Rita. Many lives were lost and billions of dollars in property were destroyed. Teche's branch network footprint lay between the final landfall of the two storms. Teche therefore suffered only minor damage to a small number of its branch facilities. Our Operations Center was open and running throughout both storms. Our disaster preparedness plans worked well and we will continue to refine them in anticipation of future events.

After the storms had passed we worked proactively to help those affected by collecting donations for the victims at all of our branches and by allowing forbearance on loan payments to those Teche customers, comprising less than 5% of our total loan customer base, who suffered income interruption and property damage.

At our Operations Center we also hosted the operations staff of another financial institution located in southwest Louisiana that suffered severe damage from Hurricane Rita.

While the impact on the New Orleans area and the state of Louisiana was severe, the economic impact of the historic rebuilding effort in the wake of the hurricanes will be positive in those parishes served by Teche all of which were relatively unscathed by the storms. Many of the residents of those areas that were hard hit are now residing in the Teche market area. Further, our area will serve as staging grounds for the rebuilding of New Orleans and Lake Charles in which tens of billions of federal dollars and insurance company benefits will be expended. The rebuilding efforts will also benefit the Louisiana oil & gas and sugarcane industries which are mainstays of the economy in Teche's market area.

I want to express my appreciation to the officers and employees who have contributed to our success in 2005. Their efforts have made us the third largest publicly traded bank headquartered in Louisiana and one of the most successful. We appreciate our customers who are the engine of our growth and we will continue to provide them with superior customer service. To our shareholders, we pledge to strive to be a good steward of your investment. We are committed to continued progress and profitability in 2006.

                                     Sincerely,

                                     /s/ Patrick Little

                                     Patrick Little
                                     Chairman and President/CEO

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)


                                                              At or for the Year Ended September 30,

                                                 2005              2004             2003              2002             2001
Assets                                       $676,822          $653,034         $536,946          $514,017         $467,531
Loans Receivable, Net                         487,816           471,327          357,130           350,623          380,830
Securities-Available for Sale                  77,491            98,939           99,378            64,110           41,230
Securities-Held to Maturity                    34,259            21,636           30,269            30,897               --
Cash and Cash Equivalents                      32,674            15,362           14,439            35,375           24,108
Deposits                                      516,052           432,417          349,268           349,125          342,917
FHLB Advances                                  93,409           154,439          126,310           103,471           67,120
Stockholders' Equity                           61,338            60,287           56,996            56,366           52,112
SUMMARY OF OPERATIONS
Interest Income                               $36,068          $ 30,668         $ 29,485          $ 33,697         $ 35,186
Interest Expense                               15,674            13,076           13,672            16,345           20,505
                                             --------          --------         --------          --------         --------
Net Interest Income                            20,394            17,592           15,813            17,352           14,681
Provision for Loan Losses                         950                60               75               205               80
                                             --------          --------         --------          --------         --------
Net Interest Income after
   Provision for Loan Losses                   19,444            17,532           15,738            17,147           14,601
Non-Interest Income                            10,819             9,740            9,606             7,900            6,699
Non-Interest Expense                           22,587            18,730           16,016            15,613           14,768
                                             --------          --------         --------          --------         --------
Income Before Gains on Sales of
   Securities and Income Taxes                  7,676             8,542            9,328             9,434            6,532
Gains on Sales of Securities                       26               232               43                87              123
Income Tax Expense                              2,503             2,848            3,186             3,285            2,296
                                             --------          --------         --------          --------         --------

Net Income                                   $  5,199          $  5,926         $  6,185          $  6,236         $  4,359
                                             ========          ========         ========          ========         ========

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets                       9.06%             9.23%            10.6%             11.0%            11.1%
Book Value/Common Share                        $26.78            $26.54           $25.36            $23.80           $21.61
Dividends declared per Share                    $0.94             $0.78            $0.58             $0.50            $0.50
Basic Income per Common Share                   $2.34             $2.66            $2.73             $2.72            $1.86
Diluted Income per Common Share                 $2.26             $2.48            $2.55             $2.58            $1.81
Return on Average Assets                        0.77%             0.87%            1.19%             1.25%            0.93%
Return on Average Equity                        8.59%             9.40%           10.82%            11.56%            8.71%
Net Interest Margin                             3.24%             3.24%            3.28%             3.66%            3.26%
Non-Interest Expense/Average Assets             3.34%             3.33%            3.08%             3.13%            3.14%
Non-Interest Income/Average Assets              1.60%             1.53%            1.85%             1.58%            1.42%
Non-Performing Loans/Loans (1)                  0.98%             0.63%            0.23%             0.65%            0.18%
Allowance for Loan Losses/Loans (1)             1.04%             0.92%            0.94%             0.98%            0.89%
Dividend Payout                                40.30%            29.31%           21.02%            18.15%           26.88%

(1) Total loans before allowance for loan losses

Business of the Bank

         Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See "Management Strategy" on page 7)

         It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes nineteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche, East Baton Rouge and Ascension. The FDIC insures deposits at the bank up to the maximum legal amount.

Business of the Company

         Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

                                                         2005                                             2004
                                         First     Second    Third     Fourth             First     Second    Third    Fourth
                                                         (Amounts in thousands, except for per share data)
Interest Income                         $8,601     $9,086   $9,268     $9,113            $7,260     $7,524   $7,536    $8,348
Interest Expense                         3,706      3,960    4,047      3,961             3,168      3,171    3,215     3,522
Net Interest Income                      4,895      5,126    5,221      5,152             4,092      4,353    4,321     4,826
Provision for Loan Losses                   30         30       45        845                15         15       15        15
Income Before Income Taxes               2,144      2,283    2,230      1,045             2,404      2,188    2,121     2,061
Net Income                               1,448      1,540    1,505        706             1,635      1,488    1,421     1,382
Basic Income per Common Share             0.65       0.69     0.68       0.32              0.74       0.67     0.64      0.62
Diluted Income per Common Share           0.62       0.66     0.65       0.31              0.68       0.62     0.60      0.58

Market and Dividend Information

         Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

===============================================================================================
Quarter ended            Sales Price             Period End Close Cash       Date Declared
                                                                  Dividend
                                                                  Declared
                       -----------------------
                           High          Low
-----------------------------------------------------------------------------------------------
December 31, 2003        $36.74        $34.25          $36.28        $0.18   November 25, 2003
-----------------------------------------------------------------------------------------------
March 31, 2004           $41.50        $35.10          $35.50        $0.19   February 19, 2004
-----------------------------------------------------------------------------------------------
June 30, 2004            $38.00        $34.35          $38.00        $0.20   May 19, 2004
-----------------------------------------------------------------------------------------------
September 30, 2004       $40.00        $37.00          $40.00        $0.21   August 17, 2004
-----------------------------------------------------------------------------------------------
December 31, 2004        $41.75        $38.00          $38.25        $0.22   November 17, 2004
-----------------------------------------------------------------------------------------------
March 31, 2005           $38.02        $35.75          $36.75        $0.23   February 16, 2005
-----------------------------------------------------------------------------------------------
June 30, 2005            $37.00        $35.75          $36.25        $0.24   May 18, 2005
-----------------------------------------------------------------------------------------------
September 30, 2005       $39.21        $35.51          $38.87        $0.25   August 24, 2005
===============================================================================================

       According to the records of the Company's transfer agent, there were 495 registered stockholders of record at November 30, 2005. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

       The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 19 and 20 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2005 exceeded the amounts of its liquidation account and regulatory capital requirements.

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

         Other components of net income include: provisions for losses on loans and other assets, non-interest income (primarily, service charges on deposit accounts and other fees), and non-interest expenses (primarily, compensation and employee benefits, office occupancy expense, marketing expense and expenses associated with foreclosed real estate) and income taxes.

         Earnings of the Company also are significantly affected by economic and competitive conditions, particularly changes in interest rates, government policies and regulations of regulatory authorities.

         References to the "Bank" herein, unless the context requires otherwise, refer to the Company on a consolidated basis.

Overview

         The Company's assets grew $23.8 million to $676.8 million reflecting increases in cash and loans receivable. Net income decreased $727,000 to $5.2 million this past fiscal year primarily due to a provision for loan losses recorded in September for likely losses from hurricanes Katrina and Rita. We have provided details of the reasons for these changes in the following pages.

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

Asset and Liability Management

         Interest Rate Sensitivity Analysis. Net interest income, the primary component of the Bank's net income, is derived from the difference between the interest income on interest-earning assets and the interest expense of interest-bearing liabilities. The Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and net portfolio value.

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

         The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2005, the weighted average term to repricing of the Bank's ARM loan and ARM mortgage-backed securities portfolio was approximately 21 months. In contrast, at September 30, 2005, $158.1 million of the Bank's certificate accounts and $224.6 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $516.1 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                                                 Year Ended September 30,
                                                                --------------------------------------------------------------
                                                                       2005 vs. 2004                 2004 vs. 2003
                                                                -----------------------------    -----------------------------
                                                                 Increase (Decrease) Due to       Increase (Decrease) Due to
                                                                -----------------------------    -----------------------------
                                                                 Volume       Rate      Net       Volume      Rate        Net
                                                                -------    -------    -------    -------    -------    -------
                                                                       (Dollars in Thousands)
Interest-Earning Assets:
Securities (1)                                                  $  (323)   $   409    $    86    $   805    $   207    $ 1,012
Loans Receivable, Net                                             6,017       (791)     5,226      3,990     (3,578)       412
Other Interest-Earning Assets                                        27         61         88       (242)         1       (241)
                                                                -------    -------    -------    -------    -------    -------
Total Interest-Earning Assets                                     5,721       (321)     5,400      4,553     (3,370)     1,183
                                                                -------    -------    -------    -------    -------    -------
Interest-Bearing
Liabilities

Deposits                                                          1,934        903      2,837        440     (1,582)    (1,142)

FHLB Advances and Other Borrowings                                 (689)       450       (239)     2,567     (2,021)       546
                                                                -------    -------    -------    -------    -------    -------
Total Interest-Bearing Liabilities                                1,245      1,353      2,598      3,007     (3,603)      (596)
                                                                -------    -------    -------    -------    -------    -------
   Net Change in Net Interest Income                            $ 4,476    ($1,674)   $ 2,802    $ 1,546    $   233    $ 1,779
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

                                                                                Year Ended September 30,
                                                        2005                            2004                         2003
                                           -------------------------------  ---------------------------  ---------------------------
                                                                  Average                       Average                      Average
                                             Average              Yield/    Average             Yield/   Average             Yield/
                                             Balance  Interest     Cost     Balance   Interest   Cost    Balance   Interest   Cost
                                             -------  -------- ----------   -------   -------- --------  -------   -------- --------
                                                                  (Dollars in Thousands)
 Assets
    Interest-Earning Assets
    Securities (1)                          $127,909   $ 4,793    3.75%    $137,290    $ 4,707   3.43%  $112,718    $ 3,695    3.28%
    Loans Receivable (2) (3)                 498,193    31,162    6.26%     404,379     25,936   6.41%   349,716     25,524    7.30%
    Other Interest-Earning Assets (4)          3,820       113    2.96%       1,798         25   1.39%    20,095        266    1.32%
                                            --------   -------             --------    -------          --------    -------
    Total Interest-Earning Assets            629,922   $36,068    5.73%     543,467    $30,668   5.64%   482,529    $29,485    6.11%
                                                       =======                         =======                      ========
    Non-Interest Earning Assets               46,518                         38,502                       37,106
                                            --------                       --------                     --------
 Total Assets                               $676,440                       $581,969                     $519,635
                                            ========                       ========                     ========
 Liabilities and Stockholders'  Equity
    Interest-Bearing Liabilities
    NOW Accounts                            $ 60,202      $169    0.28%    $ 56,979        144   0.25%  $ 51,291      $ 137    0.27%
    Statement & Regular Savings Accounts      40,408       176    0.44%      33,060         80   0.24%    28,655        182    0.64%
    Money Funds Accounts                      89,631     1,387    1.55%      65,866        530   0.80%    67,105        720    1.07%
    Certificates of Deposit                  255,907     7,697    3.00%     189,023      5,838   3.08%   179,318      6,695    3.73%
                                            --------   -------             --------    -------          --------      -----
          Total Deposits                     446,148     9,429    2.11%     344,928      6,592   1.91%   326,369      7,734    2.37%
    FHLB Advances and Other Borrowings       131,260     6,245    4.76%     146,878      6,484   4.41%   102,546      5,938    5.79%
                                            --------   -------             --------    -------          --------      -----
    Total Interest-Bearing Liabilities       577,408   $15,674    2.71%     491,806    $13,076   2.66%   428,915   $13,672     3.19%
                                                       =======                         =======                     ========
    Non-Interest-Bearing Liabilities          38,479                         32,167                       33,469
                                            --------                         ------                     --------

          Total Liabilities                  615,887                        523,973                      462,384
 Stockholders' Equity                         60,553                         57,996                       57,251
                                            --------                       --------                     --------
 Total Liabilities and Stockholders' Equity $676,440                       $581,969                     $519,635
                                            ========                       ========                     ========
 Net Interest Income/Interest Rate
   Spread (5)                                          $20,394    3.02%               $17,592    2.98%             $15,813     2.92%
                                                       =======                        =======                      ========
 Net Interest Margin (6)                                          3.24%                          3.24%                         3.28%
 Interest-Earning Assets/
 Interest-Bearing Liabilities                                   109.10%                        110.50%                       112.50%

(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $425,000 in 2005, $410,000 in 2004 and $676,000 in 2003.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2004 to September 30, 2005

         General. Total assets increased $23.8 million, or 3.6% to $676.8 million at September 30, 2005 from $653.0 million at September 30, 2004, primarily as a result of growth in deposits and loans receivable.

         Cash and Cash Equivalents. Cash increased $17.3 million from $15.4 million at September 30, 2004 to $32.7 million at September 30, 2005. The increase resulted from growth in deposits.

         Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $21.4 million from $98.9 million at September 30, 2004 to $77.5 million at September 30, 2005 due primarily to payments received on mortgage-backed securities. Securities held-to-maturity increased $12.6 million to $34.3 million primarily due to the purchase of agency mortgage backed securities during the fiscal year.

         Loans Receivable, Net. The Bank's net loans receivable increased $16.5 million or 3.5% to $487.8 million from $471.3 million at September 30, 2004 due primarily to net loan originations. These increases are reflected primarily in the Bank's portfolio of multi-family and non-residential real estate loans. The one-to-four family mortgage loan portfolio decreased during the year due primarily to the sale of approximately $15 million of long term fixed rate loans. (See Note 5 of the Consolidated Financial Statements for a comparative breakdown of the Bank's loan portfolio.)

         Deposits. The Bank's deposits increased $83.6 million or 19.3% to $516.1 million at September 30, 2005, from $432.4 million at September 30, 2004. These increases resulted from growth in the Bank's transaction accounts, certificates of deposit and savings accounts; offset somewhat by a decrease in money fund accounts. (See Note 8 of the Consolidated Financial Statements for a comparative breakdown of the Bank's deposit portfolio.)

         Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $61.0 million, or 39.5% to $93.4 million from $154.4 million at September 30, 2004. The decrease was due primarily to funds available from deposit growth during the year and from proceeds from sales of loans.

         Stockholders' Equity. Stockholders' equity increased $1.1 million, or 1.7% from $60.3 million at September 30, 2004, to $61.3 million at September 30, 2005. The increase was due primarily to net income and to proceeds from the exercise of stock options, less dividends and stock repurchases.

Comparison of Operating  Results for Years Ended  September  30, 2005,  2004 and
2003

Analysis of Net Income

         General. The Company had net income of $5.2 million, $5.9 million and $6.2 million for the years ended 2005, 2004 and 2003. The $0.7 million decrease and $0.3 decrease during fiscal 2005 and 2004, respectively, were due to increased operating expenses resulting from expansion into new market areas offset somewhat by increases in net interest income and non-interest income.

         Interest Income. Interest income amounted to $36.1 million, $30.7 million and $29.5 million for the years ended 2005, 2004 and 2003, respectively. The $5.4 million increase during fiscal 2005 compared to fiscal 2004 was primarily due to an increase in the average balance of loans outstanding during fiscal 2005 as a result of the acquisition of St. Landry Financial Corporation, offset somewhat by a decrease in the average interest rates earned on loans and a decrease in the average balance of securities. The $1.2 million increase during fiscal 2004 was primarily due to an increase in the average balance of loans and securities, offset somewhat by an decrease in the aggregate interest rates earned on loans as average market interest rates declined during the fiscal years ended 2004 and 2003.

         The average balance of loans increased during fiscal 2005 and fiscal 2004 by approximately $94 million, or 23.2% and $55 million, or 15.6%, respectively. During 2005 and 2004 average interest rates earned on loans decreased primarily as a result of declining market interest rates during 2004.

         Interest Expense. Interest expense totaled $15.7 million, $13.1 million and $13.7 million for the years ended September 30, 2005, 2004 and 2003. The $2.6 million or 19.8% increase from fiscal 2004 to fiscal 2005 was due primarily to an increase in the average balance of deposit accounts coupled with increases in average rates paid on deposits and advances, offset somewhat by a decrease in the average balance of advances. The average balance of deposits increased $101.2 million and $18.6 million in fiscal 2005 and 2004, respectively. The growth in interest expense in 2005 was enhanced by the acquisition of St. Landry Financial Corporation in July of 2004. During fiscal 2005 average interest rates paid on deposits and advances increased to 2.11% and 4.76% from 1.91% and 4.41% respectively, as short-term market interest rates increased during the year.

         Interest expense decreased $0.6 million or 4.4% during fiscal 2004 compared to fiscal 2003 due to a decrease in market interest rates during the year. The average rates paid on deposits and advances decreased in fiscal 2004 compared to fiscal 2003 to 1.91% and 4.41% from 2.37% and 5.79%, respectively.

         Net Interest Income. Net interest income increased $2.8 million to $20.4 million during the year ended September 30, 2005 primarily due to an increase in interest income on loans and to a decrease in interest expense on advances, offset somewhat by an increase in interest expense on deposits.

         Net interest income during fiscal 2004 increased compared to fiscal 2003 by $1.8 million due to increased interest income on loans and securities coupled with a decrease in interest expense on deposits. The increase in net interest income was offset somewhat by an increase in interest expense on advances.

         Provision for Loan Losses. The Bank provided $950,000, $60,000 and $75,000 to the allowance for loan losses for the years ended September 30, 2005, 2004 and 2003 respectively. The allowance for loan losses was $5.1 million at September 30, 2005, $4.4 million at 2004 fiscal year end and $3.4 million at 2003 fiscal year end. The increase in the 2005 allowance for loan losses was due primarily to an $800,000 provision recorded during the fourth quarter for loans affected by the hurricanes that struck the Gulf Coast in August and September 2005.

         The hurricanes that struck the South Louisiana coastal areas in August and September impacted some of the Bank's borrowers and the underlying collateral. An assessment of the effects of these hurricanes is ongoing. Management has contacted its borrowers in the affected areas to determine their need for possible forbearance, which the Bank offers to its affected borrowers. Forbearance generally includes postponing loan payments for initially up to three (3) months and may result in an extension of loan maturities as a result of these efforts. The full impact of potential losses is not expected to become known until later periods.

         Management periodically estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to adequately absorb probable inherent losses. These estimates are made at least quarterly and there has been no significant change in the Bank's estimation methods during the current year.

         While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. (See Note 1 to the Consolidated Financial Statements.)

         Non-Interest Income. Non-interest income during the years ended September 30, 2005, 2004 and 2003 amounted to $10.9 million, $9.7 million and $9.7 million respectively. The increase in 2005 was due primarily to fee income resulting from an increase in deposit related fees. In fiscal 2003, the Bank recognized a gain on sale of loans in the amount of $655,000, with no significant gains or losses in fiscal 2005 and 2004.

         Non-Interest Expense. Non-interest expense totaled $22.6 million, $18.7 million and $16.1million during the years ended September 30, 2005, 2004 and 2003, respectively. The $3.9 million increase during fiscal 2005 was due primarily to branch expansion in fiscal 2004 and 2005. The Company acquired the two branches of St. Landry Financial Corporation in July of 2004 and opened a new branch in the Baton Rouge, Louisiana market area in fiscal 2005. Additionally, professional fees increased this year as a result of compliance with the requirements of the Sarbanes-Oxley Act.

         The $2.7 million increase in non-interest expense in fiscal 2004 compared to fiscal 2003 was primarily due to the merger with St Landry Financial Corporation and to four new branch offices opened during fiscal 2004.

         The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $568,000, $594,000 and $596,000 in the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

         Gain on Sale of Securities. In the years ended September 30, 2005, 2004 and 2003, gains on the sale of securities amounted to $26,000, $232,000 and $43,000, respectively.

         Income Tax Expense. For the years ended September 30, 2005, 2004 and 2003, the Company incurred income tax expense of $2.5 million, $2.8 million and $3.2 million, respectively. The varying amounts were caused primarily by the varied pretax income of the Bank as the Company's overall effective income tax rate approximated the statutory rate.

Liquidity and Capital Resources

         The Bank's average liquidity ratio is based on deposits and was approximately 16% percent during September 2005. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

         The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. At September 30, 2005, the Bank had total FHLB borrowings of $93.4 million, or 13.8% of the Bank's assets. Approximately $15.9 million is due in the year ending September 30, 2006. The Bank has an additional $109.9 million available under a line of credit with the FHLB.

         Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2005, the Bank had outstanding loan commitments of $27.5 million, and certificates of deposit scheduled to mature within one year of $158.1million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

         Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2005, the Bank exceeded all regulatory capital requirements. See Note 19 to the Consolidated Financial Statements.

Contractual Obligations

         The Company has various contractual obligations related to borrowings, deposits and operating lease payments. These obligations are outlined in footnotes 7, 8 and 9 in the consolidated financial statements of the Company.

Recent Accounting Pronouncements

         In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123 (R) establishes standards for the accounting for transactions in which any entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first fiscal year that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with our fiscal year beginning October 1, 2005. The adoption of SFAS No. 123(R) is expected to have a material effect on our consolidated financial statements.

Critical Accounting Policies

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company's most critical accounting policies are as follows:

         Allowance for Loan Losses - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is probable to occur. Recoveries are credited to the allowance at the time of recovery.

         Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. Based on the estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

         The hurricanes that struck the South Louisiana coastal areas in August and September impacted some of the Bank's borrowers and the underlying collateral. An assessment of the effects of these hurricanes is ongoing. Management has contacted the borrowers in the affected areas to determine their need for possible forbearance, which the Bank offers, to its affected borrowers. Forbearance generally includes postponing loan payments for initially up to the three (3) months and may result in an extension of loan maturities as a result of these efforts.

         Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known the inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

         It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that is particular periods the Company may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance of loan losses reflected in the consolidated balance sheets is adequate to absorb losses in the existing loan portfolio.

         Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined at that amount by which the implied fair value of the goodwill is less than the goodwill's carrying value. Impairment losses would be charged to operating expense. Goodwill is not deductible for income tax purposes.

Impact of Off-Balances Sheet Instruments

         The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments.

                                                        [LOGO]
                                                    DIXON HUGHES PLLC
                                       Certified Public Accountants and Advisors



             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


To the Board of Directors and Stockholders
Teche Holding Company, Inc.
Franklin, Louisiana


We have audited the accompanying consolidated balance sheet of Teche Holding Company, Inc. and subsidiary (hereinafter referred to as the "Company") as of September 30, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Teche Holding Company, Inc. and subsidiary as of September 30, 2004 and for the years ended September 30, 2004, and 2003 were audited by other auditors whose report dated December 15, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company, Inc. and subsidiary as of September 30, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Dixon Hughes PLLC

Asheville, North Carolina
December 19, 2005

         500 Ridgefield Court, PO Box 3049              MRI
                  Asheville, NC 28802-3049  A Member of
         Ph. 828.254.2254 Fx. 828.254.6859  Moores Rowland International
                      www.dixon-hughes.com
                                            An association of Independent
                                            accounting firms throught the world.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2005 and 2004

--------------------------------------------------------------------------------------------------------------------

                                                                                  2005                  2004
                                                                           ------------------    -------------------
                                                                                       (Amounts in thousands,
                                                                                  except share and per share data)
ASSETS

Cash and due from banks                                                    $           14,008    $           12,980
Interest-bearing deposits                                                              18,666                 2,382
Securities available-for-sale - at estimated fair value
   (amortized cost of $79,612 in 2005 and $99,741 in 2004)                             77,491                98,939
Securities held-to-maturity--at amortized cost (estimated fair
   value of $33,608 in 2005 and $21,812 in 2004)                                       34,259                21,636
Loans receivable--net of allowance for loan losses of
   $5,151 in 2005 and $4,365 in 2004                                                  487,816               471,327
Accrued interest receivable                                                             2,604                 2,507
Investment in Federal Home Loan Bank stock, at cost                                     6,567                 8,561
Real estate owned, net                                                                    270                   194
Prepaid expenses and other assets                                                       2,218                 1,844
Goodwill                                                                                3,647                 3,529
Life insurance contracts                                                               10,357                 9,832
Premises and equipment - at cost, less accumulated depreciation                        18,919                19,303
                                                                           ------------------    ------------------

                                                           TOTAL ASSETS    $          676,822    $          653,034
                                                                           ==================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                   $          516,052    $          432,417
Advances from Federal Home Loan Bank                                                   93,409               154,439
Advance payments by borrowers for taxes and insurance                                   1,468                 1,578
Accrued interest payable                                                                  843                   748
Accounts payable and other liabilities                                                  3,712                 3,565
                                                                           ------------------    ------------------

                                                      TOTAL LIABILITIES               615,484               592,747

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
   4,577,723 and 4,479,979 shares issued                                                   46                    45
  Preferred stock, 5,000,000 shares authorized, none issued                                 -                     -
  Additional paid-in capital                                                           48,458                46,785
  Retained earnings                                                                    53,893                50,789
  Unearned ESOP shares                                                                   (143)                 (283)
  Treasury stock - 2,287,328 and 2,208,828 shares - at cost                           (39,537)              (36,527)
  Accumulated other comprehensive loss                                                 (1,379)                 (522)
                                                                           -------------------   ------------------

                                             TOTAL STOCKHOLDERS' EQUITY                61,338                60,287
                                                                           ------------------    ------------------

                             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $          676,822    $          653,034
                                                                           ==================    ==================

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2005, 2004 and 2003


-------------------------------------------------------------------------------------------------------------------

                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
                                                                 (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Interest and fees on loans                                 $       31,162     $        25,936     $       25,524
   Interest and dividends on securities                                4,793               4,707              3,695
   Other interest income                                                 113                  25                266
                                                              --------------     ---------------     --------------

                                     TOTAL INTEREST INCOME            36,068              30,668             29,485
                                                              --------------     ---------------     --------------

INTEREST EXPENSE:
   Deposits                                                            9,429               6,592              7,734
   Advances from Federal Home Loan Bank                                6,245               6,484              5,938
                                                              --------------     ---------------     --------------

                                    TOTAL INTEREST EXPENSE            15,674              13,076             13,672
                                                              --------------     ---------------     --------------

                                       NET INTEREST INCOME            20,394              17,592             15,813

PROVISION FOR LOAN LOSSES                                                950                  60                 75
                                                              --------------     ---------------     --------------

                                 NET INTEREST INCOME AFTER
                                 PROVISION FOR LOAN LOSSES            19,444              17,532             15,738
                                                              --------------     ---------------     --------------

NON-INTEREST INCOME:
   Service charges                                                     9,661               8,813              8,230
   Other income                                                        1,158                 902              1,424
                                                              --------------     ---------------     --------------

                                 TOTAL NON-INTEREST INCOME            10,819               9,715              9,654
                                                              --------------     ---------------     --------------


GAIN ON SALE OF SECURITIES                                                26                 232                 43
                                                              --------------     ---------------     --------------

NON-INTEREST EXPENSE:
   Compensation and employee benefits                                 10,949               9,264              7,727
   Occupancy, equipment and data processing expense                    4,653               4,038              3,535
   Marketing and professional                                          3,275               2,335              2,006
   SAIF deposit insurance premiums                                        66                  54                 59
   Louisiana shares tax                                                  568                 594                596
   Other operating expenses                                            3,076               2,420              2,141
                                                              --------------     ---------------     --------------

                                TOTAL NON-INTEREST EXPENSE            22,587              18,705             16,064
                                                              --------------     ---------------     --------------

                                INCOME BEFORE INCOME TAXES             7,702               8,774              9,371

INCOME TAXES                                                           2,503               2,848              3,186
                                                              --------------     ---------------     --------------

                                                NET INCOME    $        5,199     $         5,926     $        6,185
                                                              ==============     ===============     ==============

BASIC INCOME PER COMMON SHARE                                 $         2.34     $          2.66     $         2.73
                                                              ==============     ===============     ==============

DILUTED INCOME PER COMMON SHARE                               $         2.26     $          2.48     $         2.55
                                                              ==============     ===============     ==============

DIVIDENDS PER SHARE                                           $          .94     $           .78     $          .58
                                                              ==============     ===============     ==============

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2005, 2004 and 2003

----------------------------------------------------------------------------------------------------------------------------

                                                                                                     Accumulated
                                                        Additional             Unearned                 other
                                               Common     paid-in   Retained    ESOP       Treasury  comprehensive
                                               stock      capital   earnings    shares      stock        loss       Total
                                               -----      -------   --------    ------      -----        ----       -----
                                                                          (Dollars in thousands, except per share amounts)

BALANCE - September 30, 2002                 $     44   $ 44,618   $ 41,713    $   (757)   $(29,968)   $    716    $ 56,366
ESOP compensation                                   -        689          -         333           -           -       1,022
Exercise of stock options                           -        394          -           -           -           -         394
Purchase of common stock
   for treasury                                     -          -          -           -      (4,354)          -      (4,354)
Dividends declared - $.58 per share                 -          -     (1,300)          -           -           -      (1,300)
Comprehensive income:
   Net income                                       -          -      6,185           -           -           -       6,185
   Change in unrealized loss
     on securities available-for-sale, net          -          -          -           -           -      (1,317)     (1,317)
                                                                                                                   --------
       Total comprehensive income                                                                                     4,868
                                             --------   --------   --------    --------    --------    --------    --------
BALANCE - September 30, 2003                       44     45,701     46,598        (424)    (34,322)       (601)     56,996
ESOP compensation                                   -        379          -         141           -           -         520
Exercise of stock options                           1        705          -           -           -           -         706
Purchase of common stock for treasury               -          -          -           -      (2,205)          -      (2,205)
Dividends declared - $.78 per share                 -          -     (1,735)          -           -           -      (1,735)
Comprehensive income:
   Net income                                       -          -      5,926           -           -           -       5,926
   Change in unrealized gain
     on securities available-for-sale, net          -          -          -           -           -          79          79
                                                                                                                   --------
       Total comprehensive income                                                                                     6,005
                                             --------   --------   --------    --------    --------    --------    --------
BALANCE - September 30, 2004                       45     46,785     50,789        (283)    (36,527)       (522)     60,287
ESOP compensation                                   -        347          -         140           -           -         487
Exercise of stock options,
  including tax benefit                             1      1,166          -           -           -           -       1,167
MSP shares issued                                   -        160          -           -           -           -         160
Purchase of common stock for treasury               -          -          -           -      (3,010)          -      (3,010)
Dividends declared - $0.94 per share                -          -     (2,095)          -           -           -      (2,095)
Comprehensive income:
   Net income                                       -          -      5,199           -           -           -       5,199
   Change in unrealized loss
     on securities available-for-sale, net          -          -          -           -           -          (857)     (857)
                                                                                                                   --------
       Total comprehensive income                                                                                     4,342
                                             --------   --------   --------    --------    --------    --------    --------
BALANCE - September 30, 2005                 $     46   $ 48,458   $ 53,893    $   (143)   $(39,537)   $ (1,379)   $ 61,338
                                             ========   ========   ========    ========    ========    ========    ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2005, 2004 and 2003

---------------------------------------------------------------------------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
                                                                              (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $        5,199     $         5,926     $        6,185
  Adjustments to reconcile net income
     to net cash provided by operating activities:
      Accretion of discount and amortization of premium
       on investments and mortgage-backed securities                     390                 612              1,210
      Provision for loan losses                                          950                  60                 75
      ESOP expense                                                       487                 417                846
      MSP expense                                                        160                   -                  -
      Deferred income tax credit                                        (461)               (150)              (100)
      Gains on sale of loans and credit card portfolio                   (55)                  -               (655)
      Gains on sale of securities                                        (26)               (232)               (43)
      (Gain) loss on sale of real estate owned                           (79)                (25)                48
      Depreciation                                                     1,220               1,076                893
      Change in accrued interest receivable                              (97)                (24)               250
      Change in accrued interest payable                                  95                  93                (78)
      Other, net                                                        (185)                 96               (164)
                                                              ---------------    ---------------     ---------------

                 NET CASH PROVIDED BY OPERATING ACTIVITIES             7,598               7,849              8,467
                                                              --------------     ---------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities
     available-for-sale                                                  142                 859                192
  Purchase of securities available-for-sale                             (512)            (20,655)           (80,386)
  Principal repayments on securities available-for-sale               20,159              25,907             41,734
  Purchase of securities held-to-maturity                            (19,392)                  -            (19,985)
  Principal repayments on securities held-to-maturity                  6,702               8,633             20,613
  Collection of receivable from sale of securities                         -               6,104                  -
  Net loan originations                                              (14,685)            (44,161)            (8,740)
  Purchase of loans                                                  (16,833)            (18,342)           (12,363)
  Proceeds from sales of loans                                        14,418                   -             15,236
  Investment in FHLB stock, net                                        1,994              (1,361)            (1,266)
  Purchase of premises and equipment                                  (1,214)             (2,882)            (2,193)
  Proceeds from sale of land                                             378                   -                  -
  Net cash used in acquisition                                             -              (9,169)                 -
                                                              --------------     ---------------     --------------

                     NET CASH USED IN INVESTING ACTIVITIES            (8,843)            (55,067)           (47,158)
                                                              ---------------    ---------------     --------------

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2005, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
                                                                              (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                              $       (2,095)    $        (1,735)    $       (1,300)
  Net increase in deposits                                            83,635              35,362                143
  Proceeds of long-term FHLB advances                                 10,000              15,000             15,000
  Repayment of long-term FHLB advances                               (29,636)            (10,243)            (6,361)
  Net increase (decrease) in short-term FHLB advances                (41,394)             11,500             14,200
  Cash paid for purchase of common stock for treasury                 (3,010)             (2,205)            (4,354)
  Proceeds from exercise of stock options                              1,167                 356                394
  Change in advance payments by
     borrowers for taxes and insurance                                  (110)                106                 33
                                                              ---------------    ---------------     --------------



                 NET CASH PROVIDED BY FINANCING ACTIVITIES            18,557              48,141             17,755
                                                              --------------     ---------------     --------------

                                NET INCREASE (DECREASE) IN
                                 CASH AND CASH EQUIVALENTS            17,312                 923            (20,936)

CASH AND CASH EQUIVALENTS
  Beginning of year                                                   15,362              14,439             35,375
                                                              --------------     ---------------     --------------

CASH AND CASH EQUIVALENTS
  End of year                                                 $       32,674     $        15,362     $       14,439
                                                              ==============     ===============     ==============

SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION:
  Cash paid for interest                                      $       15,579     $        12,983     $       13,750
                                                              ==============     ===============     ==============

  Income taxes paid                                           $        1,700     $         2,815     $        3,120
                                                              ==============     ===============     ==============

SUPPLEMENTAL SCHEDULE OF NON-CASH
    INVESTING ACTIVITIES:
  Accumulated other comprehensive income (loss)               $         (857)    $            79     $       (1,317)
                                                              ==============     ===============     ==============

See notes to consolidated statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------


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

Concentrations of Credit Risk - The Company makes loans to individuals and small businesses located primarily in southern Louisiana for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector. The Company will from time to time purchase loans from outside our market area.

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

Cash and Cash Equivalents - Cash and cash equivalents comprise of cash on hand and non-interest bearing and interest bearing demand deposits with other financial institutions. The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

Securities - Securities are classified as held-to-maturity or available-for-sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan fees, and unearned premiums and discounts discount. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to operations based on the principal amount outstanding using the interest method.

When doubt exists as to collectability of a loan, the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued (typically 90 days delinquent) prior to the judgment of uncollectibility is charged to income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt. If doubt exists, any payments received on such non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of its collateral.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs. Recoveries are credited to the allowance at the time of recovery.

Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

The hurricanes that struck the South Louisiana coastal areas in August and September 2005 impacted some of the Company's borrowers and the underlying collateral. An assessment of the effects of these hurricanes is ongoing. Management has contacted its borrowers in the affected areas to determine their need for possible forbearance, which the Company offers, to certain of its affected borrowers. Forbearance generally includes postponing loan payments for initially up to three (3) months and may result in an extension of loan maturities as a result of these efforts.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the existing loan portfolio.

Loan Fees, Loan Costs, Discounts and Premiums - Loan origination and commitment fees, certain direct loan origination costs and discounts, and premiums on loans are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

Federal Home Loan Bank Stock - Federal Home Loan Bank stock is recorded at cost and is periodically reviewed for impairment. Cost approximates fair market value based upon the redemption requirements of the Federal Home Loan Bank. Cash and stock dividends on this stock are reported as income.

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill's carrying value. Impairment losses would be charged to operating expense. Goodwill is not deductible for income tax purposes.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $188 is included in prepaid expenses and other assets on the consolidated balance sheet at September 30, 2005. This core deposit intangible relates to the acquisition of St. Landry Bank in 2004.

Premises and Equipment -Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting and federal income tax purposes. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

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

Life Insurance Contracts - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

Retirement Plan - The expense of the multi-employer retirement plan in which the Company participates equals the amount of contributions required by the Company.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Income Taxes -The Company follows the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes and based on the separate returns filed for state purposes.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences as required under SFAS No. 109, Accounting for Income Taxes using the liability method. Current income taxes are recorded based on amounts due with the current income tax returns. The need for a valuation allowance is considered when it is determined more likely than not that a deferred tax asset will not be realized.

Income Per Share - Basic income per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and Management Stock Plan ("MSP") grants. The dilution effect of stock options is determined using the treasury stock method.

Comprehensive Income - Comprehensive income includes net income and other comprehensive income or loss which, in the case of the Company, includes only unrealized gains and losses on securities available-for-sale.

Stock Options - The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. The Financial Accounting Standards Board requires disclosure of the compensation cost for stock-based incentives granted by the Company based on the fair value at grant date for awards. The weighted average fair value of options granted during the years ended September 30, 2005 and 2003 was $8.96 and $6.10, respectively. No options were granted in the year ended September 30, 2004. Applying SFAS No. 123 would result in pro forma net income and income per share amounts as follows (in thousands, except per share amounts):

                                 2005          2004         2003
                              ---------     ---------     ---------

Net income (in thousands):
  As reported                 $   5,199     $   5,926     $   6,185
  Pro forma                       4,274         5,713         6,050

Basic income per share:
  As reported                 $    2.34     $    2.66     $    2.73
  Pro forma                        1.92          2.56          2.67

Diluted income per share
  As reported                 $    2.26     $    2.48     $    2.55
  Pro forma                        1.86          2.39          2.49

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The only difference between net income as reported and proforma net income is the fair value of stock options, less the related tax benefits.

The fair value of the 2003 options were estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of approximately 2%; expected volatility of 35 %; risk-free interest rate of 4.5 %; and expected life of 8 years.

The fair value of the 2005 options were estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants: dividend yield of approximately 2.5%; expected volatility of 22%; risk-free interest rate of 4.20%; and expected life of 8 years.

2.    INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. At September 30, 2005, the Company had interest and dividend-earning assets of approximately $621,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $569,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

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

The following unaudited pro forma consolidated results of operations give effect to the acquisition of St. Landry as though it had occurred on October 1, 2002 (in thousands, except per share data):

                                                        Year Ended September 30,
                                                        ------------------------
                                                          2004          2003
                                                        --------      --------

Interest income                                         $ 33,180      $ 33,457
Interest expense                                          14,208        15,418
Provision for loan losses                                    670           120
Net interest income after provision for loan losses       18,302        17,919
Net income                                                 5,078         6,509
Basic income per common share                               2.28          2.87
Diluted income per common share                             2.13          2.68

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of October 1, 2002, or of future results of operations of the combined companies.

The following table summarizes the estimated fair values, in thousands, of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents                                        $      973
Securities                                                            5,930
Loans                                                                51,646
Premises and equipment                                                  964
Core deposit intangible                                                 520
Goodwill                                                              3,529
Receivable from sale of securities                                    6,104
Other                                                                 1,074
                                                                 ----------

           Total assets acquired                                     70,740

Deposits                                                             47,787
Advances from Federal Home Loan Bank                                 11,872
Other liabilities                                                       939
                                                                 ----------

           Total liabilities assumed                                 60,598
                                                                 ----------

Net assets acquired                                              $   10,142
                                                                 ==========

The core deposit intangible has an estimated weighted life of approximately seven years. Amortization of the core deposit intangible is computed using an accelerated method and amounted to approximately $145 in 2005. Amortization is estimated to be approximately $100 in 2006, $70 in 2007, $55 in 2008, $41 in 2009, $28 in 2010 and the remainder of $40 thereafter.

Goodwill increased after the acquisition date by approximately $118. Changes related primarily to accrued liabilities and tax adjustments.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

4.       SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows (in thousands):

                                                                       September 30, 2005
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Investment securities:
  Federal Farm Credit Bank                     $       3,275     $           -     $         (97)    $        3,178
  Municipal obligations                                   38                 -                 -                 38
                                               -------------     -------------     -------------     --------------
                                                       3,313                 -               (97)             3,216
                                               -------------     -------------     --------------    --------------
Mortgage-backed securities:
  Government National Mortgage
   Association                                        12,545                16              (178)            12,383
  Federal Home Loan Mortgage
   Corporation                                        26,412                17              (794)            25,635
  Federal National Mortgage Association               12,573                18              (536)            12,055
                                               -------------     -------------     --------------    --------------
                                                      51,530                51            (1,508)            50,073
                                               -------------     -------------     --------------    --------------
ARM Mutual Funds                                      15,873                 -              (313)            15,560
Collateralized mortgage obligations
   ("CMOs")                                            7,364                 -              (181)             7,183
Equity securities                                      1,532                71              (144)             1,459
                                               -------------     -------------     --------------    --------------

                                               $      79,612     $         122     $      (2,243)    $       77,491
                                               =============     =============     ==============    ==============

                                                                       September 30, 2004
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Investment securities:
  Federal Farm Credit Bank                     $       3,275     $           -     $         (51)    $        3,224
  Municipal obligations                                   38                 -                 -                 38
                                               -------------     -------------     -------------     --------------
                                                       3,313                 -               (51)             3,262
                                               -------------     -------------     -------------     --------------
Mortgage-backed securities:
  Government National Mortgage
   Association                                        19,148                26              (297)            18,877
  Federal Home Loan Mortgage
   Corporation                                        35,779               181              (331)            35,629
  Federal National Mortgage Association               15,494                22              (404)            15,112
                                               -------------     -------------     -------------     --------------
                                                      70,421               229            (1,032)            69,618
                                               -------------     -------------     --------------    --------------
ARM Mutual Funds                                      15,388                 -              (123)            15,265
Collateralized mortgage obligations
   ("CMOs")                                            9,457                 -               (15)             9,442
Equity securities                                      1,162               195                (5)             1,352
                                               -------------     -------------     -------------     --------------

                                               $      99,741     $         424     $      (1,226)    $       98,939
                                               =============     =============     =============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

                                                                       September 30, 2005
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Mortgaged-backed securities:
  Federal National Mortgage Association        $      34,259     $           -     $        (651)    $       33,608
                                               -------------     -------------     --------------    --------------

                                               $      34,259     $           -     $        (651)    $       33,608
                                               =============     =============     ==============    ==============


                                                                       September 30, 2004
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Mortgaged-backed securities:
  Federal National Mortgage Association        $      20,523     $         253     $         (43)    $       20,733
  Other                                                1,113                 -               (34)             1,079
                                               -------------     -------------     -------------     --------------

                                               $      21,636     $         253     $         (77)    $       21,812
                                               =============     =============     =============     ==============

Details concerning securities with unrealized losses as of September 30, 2005 are as follows:

                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
Available-for-Sale
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,178   $        (97)  $       3,178   $        (97)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -         11,116           (178)         11,116           (178)
  Federal Home Loan Mortgage
   Corporation                    9,120           (206)        13,628           (588)         22,748           (794)
  Federal National Mortgage
   Association                       -               -         11,006           (536)         11,006           (536)
                           -----------    ------------   ------------   -------------  -------------   -------------
                                  9,120           (206)        35,750         (1,302)         44,870         (1,508)

ARM Mutual Funds                      -              -         15,560           (313)         15,560           (313)
CMOs                                  -              -          7,183           (181)          7,183           (181)
Equity securities                   111             (3)           875           (141)            986           (144)
                           ------------   -------------  ------------   -------------  -------------   -------------

                           $      9,231   $       (209)  $     62,546   $     (2,034)  $      71,777   $     (2,243)
                           ============   =============  ============   =============  =============   =============

Held-to-Maturity
Federal National Mortgage
   Association             $     32,646   $       (604)  $        961   $        (47)  $      33,607   $       (651)
Other                                 -              -              -              -               -              -
                           ------------   ------------   ------------   ------------   -------------   ------------

                           $     32,646   $       (604)  $        961   $        (47)  $      33,607   $       (651)
                           ============   =============  ============   =============  =============   =============


TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The Company has 44 investments at September 30, 2005 of which 22 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates increased, the market value of securities declined. The temporary impairment of the equity securities over twelve months is related to one security. This is not a result of the deterioration of the financial position of the related Company, but temporary regulatory issues. These issues are deemed to be short-term and have not created a permanent impairment.

Details concerning securities with unrealized losses as of September 30, 2004 are as follows:

                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
Available-for-Sale
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,224   $        (51)  $       3,224   $        (51)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -         17,004           (297)         17,004           (297)
  Federal Home Loan Mortgage
   Corporation                        -              -         17,374           (331)         17,374           (331)
  Federal National Mortgage
   Association                      946             (2)        13,393           (402)         14,339           (404)
                           ------------   ------------   ------------   ------------   -------------   ------------
                                    946             (2)        47,771         (1,030)         48,717         (1,032)

ARM Mutual Funds                  5,152            (40)        10,113            (83)         15,265           (123)
CMO's                             9,442            (15)             -              -           9,442            (15)
Equity securities                 1,011             (5)             -              -           1,011             (5)
                           ------------   ------------   ------------   ------------   -------------   ------------

                           $     16,551   $        (62)  $     61,108   $     (1,164)  $      77,659   $     (1,226)
                           ============   ============   ============   ============   =============   ============

Held-to-Maturity
Federal National Mortgage
   Association             $      1,550   $        (43)  $          -   $          -   $       1,550   $        (43)
Other                                 -              -          1,079            (34)          1,079            (34)
                           ------------   ------------   ------------   ------------   -------------   ------------

                           $      1,550   $        (43)  $      1,079   $        (34)  $       2,629   $        (77)
                           ============   ============   ============   ============   =============   ============

The Company has 38 investments at September 30, 2004 of which 16 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates declined, prepayments of certain securities increased which resulted in the decline in the fair value of the related securities.

Gross gains of $26, $232 and $43 were realized on sales of securities in the years ended September 30, 2005, 2004 and 2003, respectively. No losses were realized on sales of securities in the years ended September 30, 2005, 2004 or 2003.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

At September 30, 2005 and 2004, securities with a cost of approximately $17,275 and $16,600 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

5.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                                        September 30,
                                                                                  2005                  2004
                                                                           ------------------    ------------------
Residential real estate mortgage loans:
  One-to-four family units - Conforming                                    $          190,727    $          213,184
  One-to-four family units - Commercial                                                21,969                16,955
  One-to-four family units - Alternative                                               85,533                83,036
  Multi-family                                                                         19,636                 7,503
Land loans                                                                             13,991                11,758
Construction loans                                                                     13,308                16,713
Non-residential real estate loans (primarily commercial)                               46,877                32,342
Commercial non-real estate loans                                                       10,607                 7,756
Home improvement and home equity loans                                                 49,348                45,259
Loans on savings accounts                                                               5,111                 4,184
Auto loans                                                                              7,436                11,410
Mobile home loans                                                                      25,439                22,528
Other secured and unsecured                                                             3,331                 3,503
                                                                           ------------------    ------------------
                                                                                      493,313               476,131
Less:
  Allowance for loan losses                                                             5,151                 4,365
  Deferred loan fees                                                                      346                   439
                                                                           ------------------    ------------------

                                                                           $          487,816    $          471,327
                                                                           ==================    ==================

Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria.

Changes in the allowance for loan losses are as follows:


                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
Beginning balance - October 1                                 $        4,365     $         3,397     $        3,459
Provision charged to operating expense                                   950                  60                 75
Acquisition                                                                -                 973                  -
Recoveries                                                                13                  50                178
Loans charged off                                                       (177)               (115)              (315)
                                                              ---------------    ---------------     --------------

Ending balance - September 30                                 $        5,151     $         4,365     $        3,397
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The amount of nonaccrual loans at September 30, 2005 and 2004 was approximately $3.9 million and $2.5 million, respectively. The amount of impaired loans at September 30, 2005 was approximately $1.3 million, and at September 30, 2004 was not material. The amount of allowance allocated to impaired loans was approximately $47 at September 30, 2005. The amount of interest not accrued on these loans was approximately $143, $43 and $20, respectively.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its first mortgage loans.

6.    REAL ESTATE OWNED
Real estate owned consisted of the following:

                                                                                        September 30,
                                                                                  2005                  2004
                                                                           ------------------    ------------------
Real estate acquired through foreclosure                                   $              276    $              239
Less allowance for losses                                                                  (6)                  (45)
                                                                           -------------------   ------------------

Real estate owned - net                                                    $              270    $              194
                                                                           ==================    ==================


7.    PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:


                                                                                        September 30,
                                                                                  2005                  2004
                                                                           ------------------    ------------------
Land                                                                       $            5,560    $            5,938
Buildings and improvements                                                             14,454                14,181
Furniture, fixtures and equipment                                                       8,490                 7,884
                                                                           ------------------    ------------------
                                                                                       28,504                28,003
Less accumulated depreciation                                                          (9,585)               (8,700)
                                                                           -------------------   ------------------

                                                                           $           18,919    $           19,303
                                                                           ==================    ==================

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2005, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

                           2006                                 $        102
                           2007                                           82
                           2008                                           82
                           2009                                           67
                           2010                                           35
                           Thereafter                                      -
                                                                ------------
                                                                $        368
                                                                ============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

All leases contain options to extend for periods from three to five years. Total rent expense for the years ended September 30, 2005, 2004, and 2003 amounted to $160,000, $91,000 and $80,000 respectively.

8.    DEPOSITS

Deposits are summarized as follows:


                                                                                        September 30,
                                                                                  2005                  2004
                                                                           ------------------    ------------------

Non-interest bearing demand accounts                                       $           39,761    $           29,387
Interest bearing:
  NOW accounts                                                                         64,591                56,249
  Passbook and regular savings                                                         54,907                38,897
  Money funds accounts                                                                 65,352                85,635
  Certificates of deposit                                                             291,441               222,249
                                                                           ------------------    ------------------

                                                                           $          516,052    $          432,417
                                                                           ==================    ==================

Certificates of deposit of over $100 amounted to $61,978 and $46,280 at September 30, 2005 and 2004, respectively.

Certificates of deposits at September 30, 2005 mature as follows:


Less than one year                                                                               $          158,099
1-2 years                                                                                                    88,145
2-3 years                                                                                                    29,087
3-4 years                                                                                                     8,689
4-5 years                                                                                                     3,068
Over 5 years                                                                                                  4,353
                                                                                                 ------------------

TOTAL                                                                                            $          291,441
                                                                                                 ==================


9.    ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 2005, the Company was indebted to the FHLB for $93,409 of advances bearing interest at a weighted average rate of 4.954%, which are due as follows:


 Year Ended
September 30,
-------------
   2006                                                                                          $           15,962
   2007                                                                                                       5,276
   2008                                                                                                       5,543
   Thereafter                                                                                                66,628
                                                                                                 ------------------

                                                                                                 $           93,409
                                                                                                 ==================

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

These advances are collateralized by a blanket-floating lien on the Company's first mortgage loans.

At September 30, 2004, the Company was indebted to the Federal Home Loan Bank for $154,439 of advances bearing interest at an average rate of 4.54%, $58,189 of which were due or callable in the year ended September 30, 2005, $5,806 in 2006, $5,121 in 2007, $5,121 in 2008 and the balance thereafter. At September 30, 2005, the Company had an additional $109,901 available under its line of credit with the FHLB.

10.   OTHER NON-INTEREST INCOME

Included in other non-interest income for the year ended September 30, 2005 and 2003 was approximately $55 and $655 of gains on sales of loans and the Company's credit card portfolio. No sales occurred during 2004. Also included is income from the increase in life insurance contracts of $525, $508, and $552 for the years ended 2005, 2004, and 2003, respectively.

11.   INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2005 and 2004 are as follows (in thousands):

                                                                                  Year Ended September 30,
                                                                                  2005                  2004
                                                                           ------------------    ------------------
Deferred tax assets:
  Allowance for loan losses                                                $            1,393    $            1,156
  Unrealized loss on securities available-for-sale                                        742                   280
  Liabilities related to acquisition                                                      407                   233
  Other                                                                                    20                   292
                                                                           ------------------    ------------------
         Total deferred tax assets                                                      2,562                 1,961
                                                                           ------------------    ------------------
Deferred tax liabilities:
  Deferred loan fees and costs - net                                                      233                   253
  Basis differences on securities available-for-sale                                      309                   309
  Tax over book depreciation                                                              467                   217
  Dividends on FHLB stock                                                                 616                   745
  Other                                                                                    77                   305
                                                                           ------------------    ------------------
         Total deferred tax liabilities                                                 1,702                 1,829
                                                                           ------------------    ------------------

         Net deferred tax assets                                           $              860    $              132
                                                                           ==================    ==================

The components of income tax expense are as follows:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
Currently payable                                             $        2,964     $         2,998     $        3,286
Deferred                                                                (461)               (150)              (100)
                                                              ---------------    ---------------     --------------

                                                              $        2,503     $         2,848     $        3,186
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------

Taxes computed at statutory rates                             $        2,619     $         2,983     $        3,186
Decrease in taxes due to miscellaneous items                            (116)               (135)                 -
                                                              ---------------    ---------------     --------------

                                                              $        2,503     $         2,848     $        3,186
                                                              ==============     ===============     ==============

Actual tax rate                                                        32.5%               32.5%              34.0%
                                                              ==============     ===============     ==============

Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2005, retained earnings includes approximately $4,400 representing such allowances for which no deferred income taxes have been provided.

12.   NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                                       $        1,691     $         1,469     $        1,189
Equipment, including depreciation, telephone, etc.                     1,968               1,688              1,502
Data processing                                                          994                 881                844
                                                              --------------     ---------------     --------------

                                                              $        4,653     $         4,038     $        3,535
                                                              ==============     ===============     ==============

Other operating expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------

Stationery, printing and postage                              $          952     $           781     $          730
Debit card expense                                                       478                 436                339
Other                                                                  1,646               1,203              1,072
                                                              --------------     ---------------     --------------

                                                              $        3,076     $         2,420     $        2,141
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

13.   OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2005, 2004 and 2003:

                                                                                       Tax               Net of
                                                                Before-tax          (expense)              tax
                                                                  amount             credit              amount
                                                              --------------     ---------------     --------------
2005
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $       (1,310)    $           470     $         (840)
  Less reclassification for gain included in net income                  (26)                  9                (17)
                                                              --------------     ---------------     --------------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $       (1,336)    $           479     $         (857)
                                                              ===============    ===============     ===============

2004
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $          354     $          (124)    $          230
  Less reclassification for gain included in net income                 (232)                 81               (151)
                                                              --------------     ---------------     --------------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $          122     $           (43)    $           79
                                                              ==============     ===============     ==============

2003
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $       (1,982)    $           693     $       (1,289)
  Less reclassification for gain included in net income                  (43)                 15                (28)
                                                              --------------     ---------------     --------------
  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $       (2,025)    $           708     $       (1,317)
                                                              ==============     ===============     ===============

14.   RETIREMENT PLANS

The Company participates in a defined benefit multi-employer retirement plan, which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $66, $166 and $75 in the years ended September 30, 2005, 2004 and 2003, respectively, and are the amounts of the required payments relating to these years. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits as of the most recent valuation date. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The Corporation has a 401 (k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50 percent of the first 4 percent of an employee's compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2005, 2004, and 2003, expense attributable to the Plan amounted to approximately $41, $20, and $0, respectively.

15.   INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2005, 2004 and 2003:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                              2,227               2,230              2,264
Effect of dilutive securities:
  Stock options                                                           70                 156                163
  MSP stock grants                                                         4                   3                  1
                                                              --------------     ---------------     --------------
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in computation of diluted income per
  common share                                                         2,301               2,389              2,428
                                                              ==============     ===============     ==============

16.   EMPLOYEE STOCK PLANS

The Company maintains an ESOP for the benefit of Teche Federal Savings Bank's employees who meet certain eligibility requirements. The ESOP Trust acquired 332,337 shares of common stock in the Company's initial public offering in 1995 with proceeds from a loan from the Company. Teche Federal Bank makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and with future principal payable in annual installments of approximately $143 in 2006. The loan is collateralized by the unreleased shares of the stock purchased.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Compensation expense related to the ESOP was $489, $417 and $846 for the years ended September 30, 2005, 2004 and 2003, respectively. The ESOP has approximately 14,000 of unreleased shares at September 30, 2005 with an approximate market value of $545.

Under the Company's eight stock option and benefit plans (the "Plans"), the Corporation may grant options or restricted stock to its directors, officers and employees for up to 951,878 shares of common stock. Approximately 220,000 of the common stock instruments have not been granted. Both incentive stock options, non-qualified stock options, restricted referred to as MSP shares) and performance shares may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of the grant and option's maximum term is ten years at which time the option expires. Vesting for options is determined at the time of grant and ranges from immediate to five years. The grants in 2005 were immediately vested.

The following table summarizes activity related to the Plans:

                                                                     Weighted
                                                  Options             average
                                                outstanding            price
                                              ---------------     --------------

Balance--September 30, 2002                           346,039     $        15.43
  Exercised                                           (24,800)             18.36
  Granted                                              62,100              28.04
  Expired and other                                      (929)             21.07
                                              ---------------     --------------
Balance--September 30, 2003                           382,410              17.30
  Exercised                                          (123,397)             14.32
  Expired and other                                      (400)             34.85
                                              ---------------     --------------

Balance--September 30, 2004                           258,613              19.01
  Exercised                                          (116,417)             14.49
  Granted                                             104,400              36.91
  Expired and other                                    (1,700)             38.02
                                              ---------------     --------------

Balance--September 30, 2005                           244,896     $        28.73
                                               ===============    ==============

Exercisable at September 30, 2004                     186,407     $        16.23
                                              ===============     ==============
Exercisable at September 30, 2005                     199,809     $        28.98
                                              ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Information concerning outstanding options at September 30 follows:

                                                             Average
                                                            remaining
     Exercise                                              contractual
       price          Outstanding         Exercisable     life in years
-----------------    --------------   -----------------  ------------------
      $13.94               12,696            12,696             1
       19.88                  900               900             2
       16.34               30,682            30,682             4
       18.50               22,971            17,228             6
       25.70               12,696             7,618             7
       23.27               31,875            15,938             7
       34.85               29,976            11,647             8
       39.00               30,200            30,200             9
       36.00               72,900            72,900            10
                      -----------        ----------

                          244,896           199,809
                      ===========        ==========

The Company issues restricted stock grants (MSP's) from its stock option and benefit plans. When the awards vest, the stock is awarded out of authorized, but unissued shares or treasury shares. The fair value of the restricted stock grant is expensed over the vesting period which is typically 20% per year. For the years ended 2005, 2004, and 2003, restricted stock awards of 6,000, 0, and 1,400 were granted. For the years ended 2005, 2004 and 2003, compensation expense related to the vesting of the restricted stock awards was approximately $76,000, $21,000, and $21,000, respectively.

The Company issues performance stock awards from its stock option and benefit plans when certain performance criteria are met. When the awards vest, the stock is awarded out of authorized, but unissued shares or treasury shares. The fair value of the performance share grant is expensed over the vesting period, which is typically 33% per year. For the years ended 2005, 2004, and 2003, performance stock awards of 3,400, 3,500, and 3,400 were granted. For the years ended 2005, 2004, and 2003, compensation expense related to the vesting of the performance stock awards was approximately $138,000, $86,000, and $40,000, respectively.

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

As of September 30, 2005, the Company had made various commitments to extend credit totaling approximately $27,500. Most of these commitments are at fixed rates. As of September 30, 2004, such commitments totaled approximately $32,000.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

18.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

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

Federal Home Loan Bank Stock - The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2005 and 2004:

                                                    2005                                       2004
                                    ------------------------------------      -------------------------------------
                                       Carrying              Estimated            Carrying             Estimated
                                        amount              fair value             amount             fair value
                                    ---------------      ---------------      ---------------      ----------------
Financial assets:
  Cash and cash equivalents         $        32,674      $        32,674      $        15,362      $         15,362
  Investment securities                     111,750              111,099              120,575               120,751
   FHLB stock                                 6,567                6,567                8,561                 8,561
   Accrued interest receivable                2,604                2,604                2,507                 2,507

  Loans                                     492,967              502,164              475,692               487,000
  Less allowance for loan losses              5,151                5,151                4,365                 4,365
                                    ---------------      ---------------      ---------------      ----------------
  Loans-net of allowance                    487,816              497,013              471,327               482,635
                                    ---------------      ---------------      ---------------      ----------------

Financial liabilities:
  Deposits                                  516,052              518,630              432,417               434,000
  Advances from Federal Home
     Loan Bank                               93,409               94,250              154,439               162,000
   Accrued interest payable                     843                  843                  748                   748


19.   REGULATORY CAPITAL

The Bank's actual capital and its statutorily required capital levels based on the consolidated financial statements accompanying these notes were as follows:

                                                                       2005
                               ------------------------------------------------------------------------------------
                                                                                                 To be well
                                                                                              capitalized under
                                                                    For capital               prompt corrective
                                                                 adequacy purposes            action provisions
                               -------------------------    --------------------------   --------------------------
                                        Actual                       Required                     Required
                               -------------------------    --------------------------   --------------------------
                                 Amount            %           Amount           %           Amount           %
                               -----------    ----------    -----------    -----------   -----------    -----------

Core capital                   $    51,307          7.6%    $    26,887           4.0%   $    33,608          5.0 %

Tangible capital               $    51,307          7.6%    $    10,082           1.5%           N/A            N/A

Total Risk based capital       $    56,055         13.7%    $    32,673           8.0%   $    40,841         10.0 %

Tier 1 Risk based capital      $    51,307         12.6%            N/A            N/A   $    24,505          6.0 %


TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------


                                                                       2004
                               ------------------------------------------------------------------------------------
                                                                                                 To be well
                                                                                              capitalized under
                                                                    For capital               prompt corrective
                                                                 adequacy purposes            action provisions
                               -------------------------    --------------------------   --------------------------
                                        Actual                       Required                     Required
                               -------------------------    --------------------------   --------------------------
                                 Amount            %           Amount           %           Amount           %
                               -----------    ----------    -----------    -----------   -----------    -----------

Core capital                   $    53,360         8.2 %    $    25,899           4.0%   $    32,373          5.0 %

Tangible capital               $    53,360         8.2 %    $     9,712           1.5%           N/A            N/A

Total Risk based capital       $    57,481        14.6 %    $    31,445           8.0%   $    39,306         10.0 %

Tier 1 Risk based capital      $    53,360        13.6 %            N/A            N/A   $    23,584          6.0 %

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2005, and 2004, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2005, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of September 30, 2005 and 2004 are also presented in the table.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

20.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
ONLY) (IN THOUSANDS)

                                 Balance Sheets

                                                                                  2005                  2004
                                                                           ------------------    ------------------
Assets:
  Investment in subsidiary                                                 $           54,528    $           56,920
  Cash and cash equivalents                                                             5,090                 1,375
  Due from ESOP                                                                           143                   283
  Other                                                                                 1,577                 1,709
                                                                           ------------------    ------------------

          Total assets                                                     $           61,338    $           60,287
                                                                           ==================    ==================

Stockholders' equity                                                       $           61,338    $           60,287
                                                                           ==================    ==================

                             Statements of Earnings

                                                                            Year ended September 30,
                                                              ----------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------

Dividends received from subsidiary                            $        8,200     $         9,000     $        3,700
Equity in earnings of subsidiary (less than) greater
  than dividends received                                             (2,691)             (3,011)             2,635
Interest income from subsidiary                                           15                  57                 86
Management fees and other expenses allocated to
  the Parent                                                             (77)                (77)               (77)
Other expenses-net                                                      (248)                (43)              (159)
                                                              ---------------    ---------------     --------------

Net income                                                    $        5,199     $         5,926     $        6,185
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2005, 2004 and 2003
(in thousands except share and per share data)
--------------------------------------------------------------------------------

                            Statements of Cash Flows

                                                                            Year ended September 30,
                                                              ----------------------------------------------
                                                                   2005               2004                2003
                                                              --------------     ---------------     --------------

Cash flows from operating activities                          $        7,774      $       10,252     $        3,493

Cash flows from investing activities:
  Repayment of loan by subsidiary                                        140                 141                333
  Cash used in acquisition                                                 -             (10,062)
                                                              --------------      --------------     --------------

     Net cash (used in) provided by investing activities                 140              (9,921)               333
                                                              --------------      --------------     --------------

Cash flows from financing activities:
  Dividends paid                                                      (2,095)             (1,735)            (1,300)
  Proceeds from exercise of stock options                                906                 356                394
  Cash paid for purchase of common stock for treasury                 (3,010)             (2,205)            (4,354)
                                                              --------------      --------------     --------------

     Net cash used in financing activities                            (4,199)             (3,584)            (5,260)
                                                              --------------      --------------     --------------

Net increase (decrease) in cash and cash equivalents                   3,715              (3,253)            (1,434)

Cash and cash equivalents - beginning of year                          1,375               4,628              6,062
                                                              --------------      --------------     --------------

Cash and cash equivalents - end of year                       $        5,090      $        1,375     $        4,628
                                                              ==============      ==============     ==============

Cash dividends of $8,200, $9,000 and $3,700 were paid by Teche Federal Bank to Teche Holding Company in the years ended September 30, 2005, 2004 and 2003, respectively.

Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company's ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2005, the Bank's retained earnings available for the payment of dividends was approximately $15.1 million. The bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


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


                         OFFICERS OF TECHE FEDERAL BANK
Patrick O. Little          Chairman, President/CEO                     Irma Nell Bourque          Assistant Vice President
Scott Sutton               Senior Vice President/Operations            Karen Verret               Assistant Vice President
J. L. Chauvin              Senior Vice President/Treasurer             Darryl Charles             Assistant Vice President
                           Chief Financial Officer                     Elaine G. Gussman          Assistant Vice President
Darryl Broussard           Senior Vice President                       Genevieve Bihm             Assistant Vice President
                           Chief Lending Officer                       Judy Breaux                Assistant Vice President
W. Ross Little, Jr.        Senior Vice President, Secretary            Ruby Langley               Assistant Vice President
                           Sales & Marketing                           Jutta Codori               Assistant Vice President
Russell Gauthier           Baton Rouge Regional President              Gerald Emon                Assistant Vice President
Eddie LeBlanc              Vice President, Internal Auditor            Susan Leonard              Assistant Vice President
D. Ross Landry             Vice President                              Andrew Myers               Assistant Vice President
Angela Badeaux             Vice President                              Sean Riecke                Assistant Vice President
Glen Brown                 Vice President                              Bart Boyer                 Assistant Vice President
Kevin Caswell              Vice President                              Terry Albarado             Assistant Vice President
Bill Babineaux             Vice President                              Lesley Schexnayder         Assistant Vice President
Lynn Blanchard             Vice President                              Constance Harris           Assistant Vice President
Carol Nini                 Vice President                              Jeanette Charles           Assistant Vice President
Belinda Cavazos            Vice President                              Patricia Begnaud           Assistant Vice President
Susan Simoneaux            Vice President
F. William Ball            Vice President                              ST. LANDRY ADVISORY BOARD
Mary Beth Brady            Vice President
Gwen Doucet                Vice President                              Wayne M. Gilmore, Chairman
Tina Vidrine               Vice President                              H. Kent Aguillard
Peggy Romero               Vice President                              Anna Lee Dunbar
S. Mike Comeaux            Vice President                              Lynette Young Feucht
Lavergne Boutte            Assistant Vice President                    Patrick Fontenot
Carl W. Tritschler         Assistant Vice President                    Simon Howard Fournier
Beverly Adams              Assistant Vice President                    Morgan J. Goudeau, III
Debbie Stevens             Assistant Vice President                    Martin A. Roy, Jr.
Dalie Eldridge             Assistant Vice President                    Randy Tomlinson
Pauline Belley             Assistant Vice President                    Marvin Schwartzenburg
Cynthia Cutrera            Assistant Vice President                    Robert J. Wolfe, Jr.
Stephanie Dandry           Assistant Vice President                    J. Nilas Young
Georgia Boudreaux          Assistant Vice President
Angelina Mire              Assistant Vice President
                                                                       SPECIAL COUNSEL
INDEPENDENT AUDITORS                                                   Malizia Spidi & Fisch, PC
Dixon Hughes PLLC                                                      1100 New York, Avenue, N.W., Suite 340 West
500 Ridgefield Court                                                   Washington, D.C.  20005
Asheville, NC  28803


LEGAL COUNSEL                                                          REGISTRAR AND STOCK  TRANSFER AGENT
Biggs, Supple, Cremaldi and Curet, LLP                                 Registrar and Transfer Company
Lawless Building                                                       10 Commerce Drive
Willow Street                                                          Cranford, NJ 07016-3572
Franklin, LA 70538                                                     (800) 525-7686
                                                                       Fax (908) 272-1006

                                       43