Form 10-K, Exhibit 13
period 2006-09-30
TECHE HOLDING CO
filed 2006-12-29
CIK 934538

TECHE HOLDING COMPANY                           NEW IBERIA                                  BATON ROUGE
---------------------                           ----------                                  -----------
1120 Jefferson Terrace Boulevard                529 N. Lewis Street                         WAL*MART SUPERCENTER
                                                                                            --------------------
New Iberia, LA 70560                            New Iberia, LA  70563                       2171 O'Neal Lane
PHONE (337) 560-7151                            (337) 367-2516                              Baton Rouge, LA  70816
FAX (337) 365-7130                                                                          (225) 751-0264
                                                NEW IBERIA
                                                ----------
NEW IBERIA                                      142 W. St. Peter Street                     BREAUX BRIDGE
----------                                                                                  -------------
1120 Jefferson Terrace Boulevard                New Iberia, LA  70560                       601 East Bridge Street
New Iberia, LA  70560                           (337) 364-5528                              Breaux Bridge, LA  70517
(337) 365-0366                                                                              (337) 332-2149
Call Center (800) 897-0315                      LAFAYETTE
                                                ---------
                                                BROADMOOR                                   HOUMA
                                                ---------                                   -----
FRANKLIN                                        5121 Johnston Street                        706 Barrow Street
--------
211 Willow Street                               Lafayette, LA  70503                        Houma, LA  70360
Franklin, LA  70538                             (337) 981-1887                              (985) 868-8766
(337) 828-3212
                                                LAFAYETTE                                   HOUMA
                                                ---------                                   -----
FRANKLIN DRIVE-THRU                             DOWNTOWN                                    1963 Prospect Boulevard
-------------------                             --------
1823 Main Street                                1001 Johnston Street                        Houma, LA  70363
Franklin, LA  70538                             Lafayette, LA  70501                        (985) 857-9990
(337) 828-4177                                  (337) 232-6463
                                                                                            THIBODAUX
                                                                                            ---------
MORGAN CITY                                     LAFAYETTE                                   921 Canal Boulevard
-----------                                     ---------
1001 7th Street                                 2200 W. Pinhook Road                        Thibodaux, LA  70301
Morgan City, LA  70380                          Lafayette, LA  70508                        (985) 446-6707
(337) 384-0653                                  (337) 232-3419
                                                                                            OPELOUSAS
                                                                                            ---------
BAYOU VISTA                                     BATON ROUGE                                 428 E. Landry Street
-----------                                     -----------
206 Arlington Avenue                            3524 S. Sherwood Forest Boulevard           Opelousas, LA  70570
Bayou Vista, LA  70380                          Baton Rouge, LA  70816                      (337) 942-5748
(985) 395-5244                                  (337) 293-0954
                                                                                            EUNICE
                                                                                            ------
INTERNET:                                       PRAIRIEVILLE                                840 E. Laurel Avenue
                                                ------------
WWW.TECHE.COM                                   WAL*MART SUPERCENTER                        Eunice, LA  70535
                                                --------------------
                                                17585 Airline Hwy.                          (337) 457-9585
                                                Prairieville, LA 70769
                                                (225) 677-8748

TABLE OF CONTENTS                                                              1
President's Message                                                            2

Selected Financial Data                                                        4

Business of the Bank - Business of the Company                                 5

Summary of Quarterly Operating Results                                         5

Market and Dividend Information                                                6

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                            7

Report of Independent Registered Public Accounting Firm                       14

Consolidated Balance Sheets                                                   15

Consolidated Statements of Income                                             16

Consolidated Statements of Stockholders' Equity                               17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    20

Directors and Officers                                                        48

General Information                                                           48

                             TECHE HOLDING COMPANY



President's Message

--------------------------------------------------------------------------------


Dear Fellow Shareholders:

This past year of 2006 proved to be another benchmark year for Teche Holding Company and our shareholders. For our fiscal year ending September 30, 2006, we announced earnings that amounted to $3.15 per diluted share, the highest earnings in our history. Compared to the earnings for the fiscal year 2005 when comparable earnings were $2.26, our shareholders enjoyed an increase of 39.4%. In addition, Teche's dividend in 2006 of $1.10 set a new record for the Company. Teche has increased its dividend for fifteen consecutive quarters with the latest increase to $0.30 for the first quarter of fiscal year 2007. Over the past six years, when considering stock appreciation and dividends, our shareholders realized a 353% return on their investment.

Our ability to provide these results comes from a dedicated staff that stays true to our mission of providing high quality financial products and exceptional customer service while producing superior returns for our shareholders. Our focus for the past several years has been SmartGrowth.

SmartGrowth Loans and Deposits
------------------------------
Our emphasis on SmartGrowth loans helped us to increase our total outstanding loans to $521 million with SmartGrowth loans increasing 12.0% for the year to a total of $337 million. While we may encounter a little more risk in our loan portfolio by migrating to this "community bank" model, the return on our loans has increased, thereby mitigating this risk.

SmartGrowth deposits, those consisting of checking, money market, and savings accounts, continue to grow each year. SmartGrowth deposits grew to $240 million in 2006, an increase of 7%.

Branch Expansion and Growth
---------------------------
Teche has a firm commitment to expand its customer base. We have and will achieve this goal by adding branch locations within our current markets and strategically seeking opportunities in areas with superior growth potential.

Property has been purchased to replace and upgrade two facilities in the Houma / Thibodaux markets. We recently completed the purchase of additional property in the Houma area for another branch location. In other markets within our existing footprint, we are also pursuing opportunities for expansion. We are confident our products and services compete very favorably with other banks in our markets. We plan to continue to grow our customer base as we increase our locations and banking convenience.

Impact from Hurricanes Katrina and Rita
---------------------------------------
Last year Teche was addressing the repercussions brought upon us by the devastating Hurricanes Katrina and Rita. While we experienced some damage, we were fortunate to avoid the major destruction that impacted New Orleans, Lake Charles and the Louisiana coast. Our area was described by an official as "the land between the two storms".

Strong Economy Encourages Optimism for Our Future
-------------------------------------------------
We are very upbeat regarding the economy within our markets. The Agriculture Industry in our market is posting another solid year. With continued expansion of the oil and gas industry, the Lafayette to Houma areas are expecting continued economic growth. The industry is also investing in the ongoing repair/reconstruction of numerous oil platforms in the Gulf of Mexico which were damaged in the hurricanes of 2005.

I want to thank our Board of Directors, our dedicated employees and the superior leadership team who have worked so diligently to produce these record results in fiscal year 2006. We also want to say that our shareholders are always in our minds as we craft our strategies for the future and we will strive to continue to build shareholder value.

Sincerely,


/s/ Patrick O. Little

Patrick O. Little
Chairman, President / Chief Executive Officer

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

                                                                   At or for the Year Ended September 30,
                                                                   --------------------------------------

                                                 2006              2005             2004              2003             2002
                                                 ----              ----             ----              ----             ----
Assets                                       $685,750          $676,822         $653,034          $536,946         $514,017
Loans Receivable, Net                         520,503           487,816          471,327           357,130          350,623
Securities-Available for Sale                  63,517            77,491           98,939            99,378           64,110
Securities-Held to Maturity                    38,743            34,259           21,636            30,269           30,897
Cash and Cash Equivalents                      17,528            32,674           15,362            14,439           35,375
Deposits                                      537,549           516,052          432,417           349,268          349,125
FHLB Advances                                  77,386            93,409          154,439           126,310          103,471
Stockholders' Equity                           63,929            61,338           60,287            56,996           56,366
SUMMARY OF OPERATIONS
Interest Income                               $39,197          $ 36,068         $ 30,668          $ 29,485         $ 33,697
Interest Expense                               16,720            15,674           13,076            13,672           16,345
                                               ------            ------           ------            ------           ------
Net Interest Income                            22,477            20,394           17,592            15,813           17,352
Provision for Loan Losses                         210               950               60                75              205
                                             --------          --------         --------          --------        ---------
Net Interest Income after
   Provision for Loan Losses                   22,267            19,444           17,532            15,738           17,147
Non-Interest Income                            12,997            10,819            9,740             9,606            7,900
Non-Interest Expense                           24,330            22,587           18,730            16,016           15,613
                                               ------            ------           ------            ------           ------
Income Before Gains on Sales of
   Securities and Income Taxes                 10,934             7,676            8,542             9,328            9,434
Gains on Sales of Securities                       34                26              232                43               87
Income Tax Expense                              3,651             2,503            2,848             3,186            3,285
                                                -----             -----            -----            ------           ------

Net Income                                   $  7,317          $  5,199         $  5,926          $  6,185         $  6,236
                                             ========         =========         ========          ========         ========

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets                       9.32%             9.06%            9.23%             10.6%            11.0%
Book Value/Common Share                        $28.68            $26.78           $26.54            $25.36           $23.80
Dividends declared per Share                    $1.10             $0.94            $0.78             $0.58            $0.50
Basic Income per Common Share                   $3.22             $2.34            $2.66             $2.73            $2.72
Diluted Income per Common Share                 $3.15             $2.26            $2.48             $2.55            $2.58
Return on Average Assets                        1.07%             0.77%            0.87%             1.19%            1.25%
Return on Average Equity                       11.79%             8.59%            9.40%            10.82%           11.56%
Net Interest Margin                             3.53%             3.24%            3.24%             3.28%            3.66%
Non-Interest Expense/Average Assets             3.54%             3.34%            3.33%             3.08%            3.13%
Non-Interest Income/Average Assets              1.89%             1.60%            1.53%             1.85%            1.58%
Non-Performing Loans/Loans (1)                  0.74%             0.98%            0.63%             0.23%            0.65%
Allowance for Loan Losses/Loans (1)             0.93%             1.04%            0.92%             0.94%            0.98%
Dividend Payout                                33.65%            40.30%           29.31%            21.02%           18.15%


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

Summary of Quarterly Operating Results

                                                      2006                                       2005
                                     -------------------------------------       ------------------------------------
                                      First     Second    Third     Fourth        First     Second    Third    Fourth
                                      -----     ------    -----     ------        -----     ------    -----    ------
                                                      (Amounts in thousands, except for per share data)
Interest Income                      $9,366     $9,680   $9,917    $10,234       $8,601     $9,086   $9,268    $9,113
Interest Expense                      4,004      3,979    4,261      4,477        3,706      3,960    4,047     3,961
Net Interest Income                   5,362      5,701    5,656      5,757        4,895      5,126    5,221     5,152
Provision for Loan Losses                45         45       60         60           30         30       45       845
Income Before Income Taxes            2,400      2,888    2,939      2,708        2,144      2,283    2,230     1,045
Net Income                            1,620      1,972    1,926      1,799        1,448      1,540    1,505       706
Basic Income per Common Share          0.71       0.87     0.86       0.79         0.65       0.69     0.68      0.32
Diluted Income per Common Share        0.70       0.86     0.84       0.77         0.62       0.66     0.65      0.31


Market and Dividend Information
     Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

==================================================================================================================
                                   Sales Price                                     Cash
                               -------------------                               Dividend
Quarter ended                  High          Low           Period End Close      Declared    Date Declared
------------------------------------------------------------------------------------------------------------------
December 31, 2004             $41.75        $38.00               $38.25            $0.22     November 17, 2004
------------------------------------------------------------------------------------------------------------------
March 31, 2005                $38.02        $35.75               $36.75            $0.23     February 16, 2005
------------------------------------------------------------------------------------------------------------------
June 30, 2005                 $37.00        $35.75               $36.25            $0.24     May 18, 2005
------------------------------------------------------------------------------------------------------------------
September 30, 2005            $39.21        $35.51               $38.87            $0.25     August 24, 2005
------------------------------------------------------------------------------------------------------------------
December 31, 2005             $39.55        $38.00               $39.11            $0.26     November 16, 2005
------------------------------------------------------------------------------------------------------------------
March 31, 2006                $41.75        $38.75               $41.75            $0.27     February 23, 2006
------------------------------------------------------------------------------------------------------------------
June 30, 2006                 $46.25        $41.52               $46.25            $0.28     May 24, 2006
------------------------------------------------------------------------------------------------------------------
September 30, 2006            $54.25        $46.25               $54.25            $0.29     August 17, 2006
==================================================================================================================

     According to the records of the Company's transfer agent, there were 486 registered stockholders of record at November 30, 2006. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

     The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 19 and 20 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2006 exceeded the amounts of its liquidation account and regulatory capital requirements.

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

Overview

     The Company's assets grew $8.9 million to $685.8 million reflecting increases in loans receivable offset somewhat by decreases in cash and securities. Net income increased $2,118,000 to $7.3 million this past fiscal year primarily due to growth in net interest income. We have provided details of the reasons for these changes in the following pages.

Management Strategy

     Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a
"SmartGrowth" strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), alternative mortgage loans, commercial loans and commercial real estate loans for retention in the Company's loan portfolio. Alternative mortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank's standard loan underwriting criteria. Consumer loans, commercial loans and commercial real estate loans, generally have shorter terms to maturity and higher yields than residential real estate loans. While alternative mortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company's net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

     The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2006, the weighted average term to repricing of the Bank's ARM loan and ARM mortgage-backed securities portfolio was approximately 18 months. In contrast, at September 30, 2006, $197.8 million of the Bank's certificate accounts and $240.3 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $537.5 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                            Year Ended September 30,
                                                            ------------------------
                                               2006 vs. 2005                         2005 vs. 2004
                                               -------------                         -------------
                                         Increase (Decrease) Due to            Increase (Decrease) Due to

                                         Volume        Rate         Net        Volume        Rate          Net
                                         ------        ----         ---        ------        ----          ---
                                                                       (Dollars in Thousands)
Interest-Earning Assets:
Securities (1)                           $  (713)     $   612     $  (101)     $  (323)     $   409      $    86
Loans Receivable, Net                        324        1,798       2,122        6,017         (791)       5,226
Other Interest-Earning Assets (2)            613          495       1,108           27           61           88
                                         -------      -------     -------      -------      -------      -------
Total Interest-Earning Assets                224        2,905       3,129        5,721         (321)       5,400
                                         -------      -------     -------      -------      -------      -------
Interest-Bearing Liabilities
Deposits                                   1,127        2,130       3,257        1,934          903        2,837
FHLB Advances                             (2,338)         127      (2,211)        (689)         450         (239)
                                         -------      -------     -------      -------      -------      -------
Total Interest-Bearing Liabilities        (1,211)       2,257       1,046        1,245        1,353        2,598
                                         -------      -------     -------      -------      -------      -------
   Net Change in Net Interest Income     $ 1,435      $   648     $ 2,083      $ 4,476      $ 1,674      $ 2,802
                                         =======      =======     =======      =======      =======      =======

---------------
(1) Includes investment securities and FHLB stock.
(2) Includes certificates of deposit and other interest-bearing accounts.

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

                                                                     Year Ended September 30,
                                                                     ------------------------
                                            2006                              2005                                 2004
                                ------------------------------  --------------------------------   ---------------------------------
                                Average               Average    Average               Average       Average               Average
                                Balance   Interest  Yield/Cost   Balance   Interest   Yield/Cost     Balance    Interest  Yield/Cost
                                -------   --------  ----------   -------   --------   ----------     -------    --------  ----------
                                                                     (Dollars in Thousands)
Assets
  Interest-Earning Assets
  Securities (1)                $108,822  $ 4,692      4.31%    $127,909    $ 4,793      3.75%      $137,290   $  4,707      3.43%
  Loans Receivable (2) (3)       503,252   33,284      6.61%     498,193     31,162      6.26%       404,379     25,936      6.41%
  Other Interest-Earning
   Assets (4)                     24,502    1,221      4.98%       3,820        113      2.96%         1,798         25      1.39%
                                --------  -------               --------    -------                 --------   --------
  Total Interest-Earning
   Assets                        636,576  $39,197      6.16%     629,922    $36,068      5.73%       543,467   $ 30,668      5.64%
                                          =======                           =======                            ========
  Non-Interest Earning Assets     50,329                          46,518                              38,502
                                --------                        --------                            --------
Total Assets                    $686,905                        $676,440                            $581,969
                                ========                        ========                            ========
Liabilities and Stockholders'
 Equity
  Interest-Bearing Liabilities
  NOW Accounts                  $ 71,423  $   200      0.28%    $ 60,202        169      0.28%       $56,979   $    144      0.25%
  Statement & Regular Savings
   Accounts                       59,675      626      1.04%      40,408        176      0.44%        33,060         80      0.24%
  Money Funds Accounts            63,861    1,375      2.15%      89,631      1,387      1.55%        65,866        530      0.80%
  Certificates of Deposit        294,838   10,485      3.56%     255,907      7,697      3.00%       189,023      5,838      3.08%
                                --------  -------               --------    -------                 --------   --------
        Total Deposits           489,797   12,686      2.59%     446,148      9,429      2.11%       344,928      6,592      1.91%
 FHLB Advances                    82,214    4,034      4.91%     131,260      6,245      4.76%       146,878      6,484      4.41%
                                --------  -------               --------    -------                 --------   --------
 Total Interest-Bearing
  Liabilities                    572,011  $16,720      2.92%     577,408    $15,674      2.71%       491,806   $ 13,076      2.66%
                                          =======                           =======                            ========
 Non-Interest-Bearing
  Liabilities                     52,859                          38,479                              32,167
                                --------                        --------                            --------

        Total Liabilities        624,870                         615,887                             523,973
Stockholders' Equity              62,035                          60,553                              57,996
                                --------                        --------                            --------
Total Liabilities and
 Stockholders' Equity           $686,905                        $676,440                            $581,969
                                ========                        ========                            ========
Net Interest Income/Interest
 Rate Spread (5)                          $22,477      3.24%                $20,394      3.02%                 $ 17,592      2.98%
                                          =======                           =======                            ========
Net Interest Margin (6)                                3.53%                             3.24%                               3.24%

Interest-Earning Assets/
Interest-Bearing Liabilities                         111.29%                           109.10%                             110.50%

----------------------
(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $429,000 in 2006, $425,000 in 2005 and $410,000 in 2004.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition From September 30, 2005 to September 30, 2006

     General. Total assets increased $8.9 million, or 1.3% to $685.8 million at September 30, 2006 from $676.8 million at September 30, 2005, primarily as a result of growth in loans receivable, which were funded primarily by increased deposits.

     Cash and Cash Equivalents. Cash decreased $15.1 million from $32.7 million at September 30, 2005 to $17.5 million at September 30, 2006. The decrease was necessary to fund an increase in loan production.

     Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $14.0 million from $77.5 million at September 30, 2005 to $63.5 million at September 30, 2006 due primarily to repayments on existing mortgage-backed securities in excess of security purchases.

     Loans Receivable, Net. The Bank's net loans receivable increased $32.7 million or 6.7% to $520.5 million from $487.8 million at September 30, 2005 due primarily to commercial and consumer loan portfolio growth. These increases are reflected primarily in the Bank's portfolio of home equity, mobile home, multi -family, non-residential, land, and commercial non-real estate loans. The one-to-four family mortgage loan portfolio decreased during the year due to payoffs being in excess of originations. (See Note 5 of the Consolidated Financial Statements for a comparative breakdown of the Bank's loan portfolio.)

     Deposits. The Bank's deposits increased $21.5 million or 4.2% to $537.6 million at September 30, 2006, from $516.1 million at September 30, 2005. These increases resulted from growth in all deposit categories, with the largest increase being a $9.3 million growth in non-interest earning deposits. (See Note 8 of the Consolidated Financial Statements for a comparative breakdown of the Bank's deposit portfolio.)

     Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $16.0 million, or 17.2% to $77.4 million from $93.4 million at September 30, 2005. The decrease was due primarily to funds available from deposit growth during the year which were used to repay advances.

     Stockholders' Equity. Stockholders' equity increased $2.3 million, or 3.7% from $61.3 million at September 30, 2005, to $63.6 million at September 30, 2006. The increase was due primarily to proceeds from net income plus earnings of the Bank and the exercise of stock options, less dividends and stock repurchases.

Comparison of Operating Results for Years Ended September 30, 2006, 2005
  and 2004

Analysis of Net Income

     General. The Company had net income of $7.3 million, $5.2 million and $5.9 million for the years ended 2006, 2005 and 2004. The $2.1 million increase during fiscal 2006 was primarily due to increases in both net interest income and non-interest income, together with a reduction in the allowance for loan loss in fiscal 2005. The $0.7 million decrease in fiscal 2005 was primarily due to increased operating expenses from expansion into new market areas and an increase in the loan loss provision, offset somewhat by increases in net interest income and non-interest income.

     Interest Income. Interest income amounted to $39.2 million; $36.1 million and $30.7 million for the years ended 2006, 2005 and 2004, respectively. The $3.1 million increase during fiscal 2006 compared to fiscal 2005 was primarily due to an increase in average interest rates earned on earning assets. The $5.4 million increase during fiscal 2005 was primarily due to an increase in the average balance of loans outstanding during 2005 as a result of the acquisition of St. Landry Financial Corporation, offset somewhat by a decrease in the average interest rates earned on loans and a decrease in the average balance of securities.

     The average balance of loans increased during fiscal 2006 and fiscal 2005 by approximately $5.1 million, or 1.0% and $94 million, or 23.2%, respectively. During 2006 average interest rates earned on loans increased primarily as a result of increasing market interest rates.

     Interest Expense. Interest expense totaled $16.7 million, $15.7 million and $13.1 million for the years ended September 30, 2006, 2005 and 2004. The $1.0 million or 6.7% increase from fiscal 2005 to fiscal 2006 was offset by a reduction in borrowings along with increases in short term market interest rates. The average balance of deposits increased $43.6 million and $101.2 million in fiscal 2006 and 2005, respectively. The increase in interest expense in 2006 was driven by rising market interest rates on deposits. During fiscal 2006 average interest rates paid on deposits and advances increased to 2.59% and 4.91% from 2.11% and 4.76% respectively, as short-term market interest rates increased during the year.

     Interest expense increased $2.6 million or 19.8% during fiscal 2005 compared to fiscal 2004, primarily due to an increase in the average balance of deposit accounts coupled with increases in average interest rates paid on deposits and advances, offset somewhat by a decrease in the average balance of advances. The average rates paid on deposits and advances increased in fiscal 2005 compared to fiscal 2004 to 2.11% and 4.76% from 1.91% and 4.41%, respectively.

     Net Interest Income. Net interest income increased $2.1 million to $22.5 million during the year ended September 30, 2006 primarily due to an increase in interest income on loans and to a decrease in interest expense on advances, partially offset by an increase in interest expense on deposits.

     Net interest income during fiscal 2005 increased compared to fiscal 2004 by $2.8 million due to an increase in interest income on loans and to a decrease in interest expense on advances, offset by an increase in interest expense on deposits.

     Provision for Loan Losses. The Bank provided $210,000, $950,000 and $60,000 to the allowance for loan losses for the years ended September 30, 2006, 2005 and 2004 respectively. The allowance for loan losses was $4.9 million at September 30, 2006, $5.1 million at 2005 fiscal year end and $4.4 million at 2004 fiscal year end.

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

     Non-Interest Income. Non-interest income during the years ended September 30, 2006, 2005 and 2004 amounted to $13.0 million, $10.9 million and $9.7 million respectively. The increase in 2006 and 2005 was due primarily to fee income resulting from an increase in the volume of deposit related fees due to an increase in the number of deposit accounts.

     Non-Interest Expense. Non-interest expense totaled $24.3 million; $22.6 million and $18.7 million during the years ended September 30, 2006, 2005 and 2004, respectively. The $1.7 million increase during fiscal 2006 was due primarily to an increase in compensation expense resulting from an increase in the cost of retirement plans, expensing of stock options and an increase in staff for the commercial loan area and a new branch office.

     The $3.9 million increase in non-interest expense in fiscal 2005 compared to fiscal 2004 was primarily due to branch expansion in 2005. The Company acquired the two branches of St. Landry Financial Corporation in July 2004 and opened a new branch in the Baton Rouge, Louisiana market area in fiscal 2005. Additionally, professional fees increased in 2005 as a result of preparing for compliance with the requirements of the Sarbanes-Oxley Act.

     The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $524,000, $568,000 and $594,000 in the fiscal years ended September 30, 2006, 2005 and 2004, respectively.

     Gain on Sale of Securities. In the years ended September 30, 2006, 2005 and 2004, gains on the sale of securities amounted to $34,000, $26,000 and $232,000, respectively.

     Income Tax Expense. For the years ended September 30, 2006, 2005 and 2004, the Company incurred income tax expense of $3.7 million, $2.5 million and $2.8 million, respectively. There was an increase in the effective tax rate in 2006 due to increase in permanent tax differences related to ESOP and incentive stock option expense. The varying amounts were caused primarily by the varied pretax income of the Company.

Liquidity and Capital Resources

     The Bank's average liquidity ratio is based on deposits and was approximately 12% percent during September 2006. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

     The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and the ability to borrow against mortgage-backed and other securities. At September 30, 2006, the Bank had total FHLB borrowings of $77.4 million, or 11.3% of the Bank's assets. Approximately $10.2 million is due in the year ending September 30, 2007. The Bank has an additional $116.5 million available under a line of credit with the FHLB.

     Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2006, the Bank had outstanding loan commitments of $39.6 million, and certificates of deposit scheduled to mature within one year of $197.8 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

     Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2006, the Bank exceeded all regulatory capital requirements. See
Note 19 to the Consolidated Financial Statements.

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

Impact of Off-Balance Sheet Instruments

     The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. See Footnote 17 in the accompanying consolidated financial statements.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Teche Holding Company, Inc.
Franklin, Louisiana


We have audited the accompanying consolidated balance sheets of Teche Holding Company, Inc. and subsidiary (hereinafter referred to as the "Company") as of September 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial
statements  based  on  our  audits.  The  consolidated   statements  of  income,
stockholders' equity and cash flows of Teche Holding Company, Inc. and subsidiary for the year ended September 30, 2004 were audited by other auditors whose report dated December 15, 2004 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2006 and 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company, Inc. and subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Hughes PLLC

Asheville, North Carolina
December 14, 2006

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 AND 2005
--------------------------------------------------------------------------------

                                                                                  2006                  2005
                                                                           ------------------    ------------------
                                                                                   (Amounts in thousands,
                                                                                   except per share data)
ASSETS

Cash and due from banks                                                    $           15,725    $           14,008
Interest-bearing deposits                                                               1,803                18,666
Securities available-for-sale - at estimated fair value
   (amortized cost of $65,407 in 2006 and $79,612 in 2005)                             63,517                77,491
Securities held-to-maturity--at amortized cost (estimated fair
   value of $37,934 in 2006 and $33,608 in 2005)                                       38,743                34,259
Loans receivable--net of allowance for loan losses of
   $4,890 in 2006 and $5,151 in 2005                                                  520,503               487,816
Accrued interest receivable                                                             2,702                 2,604
Investment in Federal Home Loan Bank stock, at cost                                     4,185                 6,567
Real estate owned, net                                                                  1,066                   270
Prepaid expenses and other assets                                                       3,148                 2,218
Goodwill                                                                                3,647                 3,647
Life insurance contracts                                                               10,895                10,357
Premises and equipment                                                                 19,816                18,919
                                                                           ------------------    ------------------

                                                           TOTAL ASSETS    $          685,750    $          676,822
                                                                           ==================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                   $          537,549    $          516,052
Advances from Federal Home Loan Bank                                                   77,386                93,409
Advance payments by borrowers for taxes and insurance                                   1,957                 1,468
Accrued interest payable                                                                1,458                   843
Accounts payable and other liabilities                                                  3,471                 3,712
                                                                           ------------------    ------------------

                                                      TOTAL LIABILITIES               621,821               615,484

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
   4,608,625 and 4,577,723 shares issued                                                   46                    46
  Preferred stock, 5,000,000 shares authorized, none issued                                 -                     -
  Additional paid-in capital                                                           50,334                48,458
  Retained earnings                                                                    58,748                53,893
  Unearned ESOP shares                                                                      -                  (143)
  Treasury stock - 2,390,428 and 2,287,328 shares - at cost                           (43,951)              (39,537)
  Accumulated other comprehensive loss                                                 (1,248)               (1,379)
                                                                           -------------------   ------------------

                                            TOTAL STOCKHOLDERS' EQUITY                 63,929                61,338
                                                                           ------------------    ------------------

                             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $          685,750    $          676,822
                                                                           ==================    ==================

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------
                                                                 (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Interest and fees on loans                                 $       33,284     $        31,162     $       25,936
   Interest and dividends on securities                                4,692               4,793              4,707
   Other interest income                                               1,221                 113                 25
                                                              --------------     ---------------     --------------

                                     TOTAL INTEREST INCOME            39,197              36,068             30,668
                                                              --------------     ---------------     --------------

INTEREST EXPENSE:
   Deposits                                                           12,686               9,429              6,592
   Advances from Federal Home Loan Bank                                4,034               6,245              6,484
                                                              --------------     ---------------     --------------

                                    TOTAL INTEREST EXPENSE            16,720              15,674             13,076
                                                              --------------     ---------------     --------------

                                       NET INTEREST INCOME            22,477              20,394             17,592

PROVISION FOR LOAN LOSSES                                                210                 950                 60
                                                              --------------     ---------------     --------------

                                NET INTEREST INCOME AFTER
                                 PROVISION FOR LOAN LOSSES            22,267              19,444             17,532
                                                              --------------     ---------------     --------------
NON-INTEREST INCOME:
   Service charges                                                    11,912               9,661              8,813
   Other income                                                        1,085               1,158                902
                                                              --------------     ---------------     --------------

                                TOTAL NON-INTEREST INCOME             12,997              10,819              9,715
                                                                 -----------     ---------------     --------------

GAIN ON SALE OF SECURITIES                                                34                  26                232
                                                              --------------     ---------------     --------------
NON-INTEREST EXPENSE:
   Compensation and employee benefits                                 12,448              10,949              9,264
   Occupancy, equipment and data processing expense                    5,165               4,653              4,038
   Marketing and professional fees                                     2,759               3,275              2,335
   Deposit insurance premiums                                             67                  66                 54
   Louisiana shares tax                                                  524                 568                594
   Other operating expenses                                            3,367               3,076              2,420
                                                              --------------     ---------------     --------------

                               TOTAL NON-INTEREST EXPENSE             24,330              22,587             18,705
                                                              --------------     ---------------     --------------

                                INCOME BEFORE INCOME TAXES            10,968               7,702              8,774

INCOME TAXES                                                           3,651               2,503              2,848
                                                              --------------     ---------------     --------------

                                                NET INCOME    $        7,317     $         5,199     $        5,926
                                                              ==============     ===============     ==============

BASIC INCOME PER COMMON SHARE                                 $         3.22     $          2.34     $         2.66
                                                              ==============     ===============     ==============

DILUTED INCOME PER COMMON SHARE                               $         3.15     $          2.26     $         2.48
                                                              ==============     ===============     ==============

DIVIDENDS PER SHARE                                           $         1.10     $           .94     $          .78
                                                              ==============     ===============     ==============

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                                                         Accumulated
                                                   Additional                Unearned                       other
                                       Common       paid-in       Retained     ESOP       Treasury      comprehensive
                                       stock        capital       earnings    shares       stock            loss           Total
                                      --------    -----------   ----------- ----------   ----------    --------------   -----------
                                                           (Dollars in thousands, except per share amounts)

BALANCE - October 1, 2003             $    44    $   45,701    $    46,598    $  (424)   $ (34,322)   $    (601)        $  56,996
ESOP compensation                           -           379              -        141            -            -               520
Exercise of stock
  options                                   1           705              -          -            -            -               706
Purchase of common
  stock for treasury                        -             -              -          -       (2,205)           -            (2,205)
Dividends declared -
  $.78 per share                            -             -         (1,735)         -            -            -            (1,735)
Comprehensive income:
   Net income                               -             -          5,926          -            -            -             5,926
   Change in unrealized
     gain on securities
     available-for-sale, net                -             -              -          -            -           79                79
                                                                                                                       ----------
       Total comprehensive
         income                                                                                                             6,005
                                      -------    ----------    -----------    -------    ---------    ---------        ----------
BALANCE - September 30, 2004               45        46,785         50,789       (283)     (36,527)        (522)           60,287
ESOP compensation                           -           347              -        140            -            -               487
Exercise of stock options,
   including tax benefit                    1         1,166              -          -            -            -             1,167
MSP shares issued                           -           160              -          -            -            -               160
Purchase of common stock
  for treasury                              -             -              -          -       (3,010)           -            (3,010)
Dividends declared - $0.94
  per share                                 -             -         (2,095)         -            -            -            (2,095)
Comprehensive income:
   Net income                               -             -          5,199          -            -            -             5,199
   Change in unrealized loss
    on securities available-
    for-sale, net                           -             -              -          -            -         (857)             (857)
                                                                                                                       ----------
     Total comprehensive
       income                                                                                                               4,342
                                      -------    ----------    -----------    -------    ---------    ---------        ----------
BALANCE - September 30, 2005               46        48,458         53,893       (143)     (39,537)      (1,379)           61,338
ESOP compensation                           -           444              -        143            -            -               587
Exercise of stock options,
   including tax benefit                    -           817              -          -            -            -               817
Stock based compensation                    -           442              -          -            -            -               442
Reclassification of  vested
   stock based compensation                 -           173              -          -            -            -               173
Purchase of common stock
   for treasury                             -             -              -          -       (4,414)           -            (4,414)
Dividends declared - $1.10
   per share                                -             -         (2,462)         -            -            -            (2,462)
Comprehensive income:
   Net income                               -             -          7,317          -            -            -             7,317
   Change in unrealized loss
     on securities available-
     for-sale, net                          -             -              -          -            -          131               131
                                                                                                                        ---------
       Total comprehensive
         income                                                                                                             7,448
                                      -------    ----------    -----------    --------    ---------    ---------        ---------
BALANCE - September 30, 2006          $    46    $   50,334    $    58,748    $     -     $ (43,951)   $  (1,248)       $  63,929
                                      =======    ==========    ===========    ========    =========    =========        =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------
                                                                              (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $        7,317     $         5,199     $        5,926
  Adjustments to reconcile net income
     to net cash provided by operating activities:
      Accretion of discount and amortization of premium
       on investments and mortgage-backed securities                     246                 390                612
      Provision for loan losses                                          210                 950                 60
      ESOP expense                                                       587                 487                417
      Stock-based compensation                                           442                 214                  -
      Deferred income tax benefit                                        (19)               (461)              (150)
      Gains on sale of loans and credit card portfolio                     -                 (55)                 -
      Gains on sale of securities                                        (34)                (26)              (232)
      Gains on sale of premises and equipment                           (244)                  -                  -
      Gain on sale of real estate owned                                  (57)                  -                  -
      Depreciation                                                     1,317               1,220              1,076
          Increase in bank owned life insurance                         (538)               (525)              (508)
          Amortization of intangible assets                             (102)               (145)               (39)
          Increase in prepaid assets                                     262                 174                 23
      Change in accrued interest receivable                              (98)                (97)               (24)
      Change in accrued interest payable                                 615                  95                 93
      Other, net                                                      (1,135)                178                595
                                                              ---------------    ---------------     --------------

                 NET CASH PROVIDED BY OPERATING ACTIVITIES             8,769               7,598              7,849
                                                              --------------     ---------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities
     available-for-sale                                                  200                 142                859
  Purchase of securities available-for-sale                              (22)               (512)           (20,655)
  Principal repayments on securities available-for-sale               13,806              20,159             25,907
  Purchase of securities held-to-maturity                            (10,988)            (19,392)                 -
  Principal repayments on securities held-to-maturity                  6,409               6,702              8,633
  Collection of receivable from sale of securities                        -                    -              6,104
  Net loan originations                                              (24,751)            (14,685)           (44,161)
  Purchase of loans                                                  (14,366)            (16,833)           (18,342)
  Proceeds from sales of loans                                         4,800              14,418                  -
  Investment in FHLB stock, net                                        2,382               1,994             (1,361)
  Purchase of premises and equipment                                  (2,254)             (1,214)            (2,882)
  Proceeds from sale of premises and equipment                           284                 378                  -
  Proceeds from sale of real estate owned                                681                   -                  -
  Net cash used in acquisition                                             -                   -             (9,169)
                                                              --------------     ---------------     --------------

   NET CASH USED IN INVESTING ACTIVITIES                             (23,819)             (8,843)           (55,067)
                                                              ---------------    ---------------     --------------


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------
                                                                              (Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                              $       (2,462)     $       (2,095)    $       (1,735)
  Net increase in deposits                                            21,497              83,635             35,362
  Proceeds of long-term FHLB advances                                      -              10,000             15,000
  Repayment of long-term FHLB advances                               (11,023)            (29,636)           (10,243)
  Net increase (decrease) in short-term FHLB advances                 (5,000)            (41,394)            11,500
  Cash paid for purchase of common stock for treasury                 (4,414)             (3,010)            (2,205)
  Proceeds from exercise of stock options                                646               1,167                356
  Tax benefit from exercise of stock options                             171                   -                  -
  Change in advance payments by
     borrowers for taxes and insurance                                   489                (110)               106
                                                              --------------     ----------------    --------------



NET CASH PROVIDED (USED)
 BY FINANCING ACTIVITIES                                                 (96)             18,557             48,141
                                                              ---------------    ---------------     --------------

                               NET INCREASE (DECREASE) IN
                                 CASH AND CASH EQUIVALENTS           (15,146)             17,312                923

CASH AND CASH EQUIVALENTS
  Beginning of year                                                   32,674              15,362             14,439
                                                              --------------     ---------------     --------------

CASH AND CASH EQUIVALENTS
  End of year                                                 $       17,528     $        32,674     $       15,362
                                                              ==============     ===============     ==============

SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION:
  Cash paid for interest                                      $       16,105     $        15,579     $       12,983
                                                              ==============     ===============     ==============

  Cash paid for taxes                                         $        4,745     $         1,700     $        2,815
                                                              ==============     ===============     ==============

SUPPLEMENTAL SCHEDULE OF NON-CASH
    INVESTING ACTIVITIES:
  Accumulated other comprehensive income (loss)               $          131     $          (857)    $           79
                                                              ==============     ================    ==============


  Transfer from loans to real estate owned                    $        2,502     $             -     $            -
                                                              ==============     ===============     ==============


  Loans originated to se11 real estate owned                  $        1,082     $             -     $            -
                                                              ==============     ===============     ==============


See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


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

LOANS RECEIVABLE - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses/net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

When doubt exists as to collectability of a loan (typically 90 days delinquent or impaired), the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the judgment of uncollectibility is charged to income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt. Payments received on such non-accrual loans are applied first to outstanding loan amounts and next as recovery of lost interest.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing non-homogeneous loans in which full payment of all amounts due is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of its collateral.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs. Recoveries are credited to the allowance at the time of recovery.

Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged to or recovered from the provision for loan losses and credited or debited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

The hurricanes that struck the South Louisiana coastal areas in August and September 2005 impacted some of the Company's borrowers and the underlying collateral. Management contacted its borrowers in the affected areas to determine their need for possible forbearance. Forbearance generally included postponing loan payments for initially up to three (3) months and may have resulted in an extension of loan maturities. At September 30, 2006, loans still in forbearance were not material.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


management's  internal  review  of  the  loan  portfolio.   In  determining  the
collectibility of certain loans, management also considers the fair value of any underlying collateral.

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantially relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the loan portfolio.

LOAN FEES, LOAN COSTS, DISCOUNTS AND PREMIUMS - Loan origination and commitment fees, certain direct loan origination costs and discounts and premiums on loans are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

FEDERAL HOME LOAN BANK STOCK - Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for the FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB and this investment is not considered impaired at September 30, 2006. Cash and stock dividends on this stock are reported as income.

GOODWILL - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill's carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes.

CORE DEPOSIT INTANGIBLE - The core deposit intangible with a cost of $520 and accumulated amortization of $287 and $185 at September 30, 2006 and 2005, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets. This core deposit intangible relates to the acquisition of St. Landry Bank in 2004.

PREMISES AND EQUIPMENT - Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

REAL ESTATE OWNED - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling cost, and any related writedown is charged to the allowance for loan losses. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when any significant and permanent decline reduces the fair value to less than the carrying value. Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


LIFE INSURANCE CONTRACTS - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

DEFINED BENEFIT PLAN - The expense of the multi-employer defined benefit plan in which the Company participates equals the amount of contributions required by the Company.

INCOME TAXES - The Company follows the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes.

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

INCOME PER SHARE - Basic net income per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The Company accounts for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and stock grants. The dilution effect of stock options and stock grants is determined using the treasury stock method. The effect of any anti-dilutive common stock equivalents is excluded from the diluted EPS computation.

COMPREHENSIVE INCOME - Comprehensive income includes net income and other comprehensive income or loss, which in the case of the Company includes only unrealized gains and losses on securities available-for-sale, net of related income taxes.

STOCK-BASED COMPENSATION - Effective October 1, 2005, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS No. 123R) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award
(presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. SFAS No. 123R also amends SFAS No. 95 Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant.

NEW ACCOUNTING PRONOUNCEMENTS - FAS 155 - SFAS No. 155, Accounting for Certain Hybrid Financial Instruments -- an amendment of SFAS No. 133 and 140 provides entities relief from the requirement to separately determine the fair value of an embedded derivative that would otherwise be bifurcated from the host contract under SFAS 133. This statement allows an irrevocable election on an instrument-by-instrument basis to measure such a hybrid financial instrument at fair value. This statement is effective for all financial instruments acquired or issued after the beginning of the fiscal years beginning after September 15, 2006. The Company has evaluated this statement and does not believe it will have any effect on the Company's financial position, results of operations and cash flows.

FAS 156 - SFAS No. 156, Accounting for Servicing of Financial Assets -- an amendment of SFAS No. 140 requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. The Company has evaluated this statement and does not believe it will have a material effect on the Company's financial position, results of operations and cash flows.

FAS 158 - SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an Amendment of FASB Statements No. 87, 88, 106, and 132R requires an employer to: (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status; (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not anticipate that this statement will have an impact on the Company's financial position, results of operations and cash flows.

FIN 48 - In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ("FIN 48"), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


SAB 108 - In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the "roll-over" method and the "iron curtain" method. The roll-over method focuses primarily on the impact of a misstatement on the income statement--including the reversing effect of prior year misstatements--but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. We currently use the roll-over method for quantifying identified financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company's financial statements and the related financial statement disclosures. This model is commonly referred to as a "dual approach" because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the "dual approach" had always been used or (ii) recording the cumulative effect of initially applying the "dual approach" as adjustments to the carrying values of assets and liabilities as of October 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the "cumulative effect" transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The effects of adopting the provisions of SAB 108 have not yet been determined.

EITF 06-4 - The Emerging Issues Task Force (EITF) reached a consensus at it September 2006 meeting regarding EITF 06-4 Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The scope of EITF 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. Therefore, this EITF would not apply to a split-dollar life insurance arrangement that provides a specified benefit to an employee that is limited to the employee's active service period with an employer. This EITF 06-4 is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. The effects of this EITF have not yet been evaluated.

EITF 06-5 - The EITF reached a consensus at its September 2006 meeting regarding EITF 06-5, Accounting for Purchases of Life Insurance-Determing the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4. The scope of EITF 06-5 is limited to the determination of net cash surrender value of a life insurance contract in accordance with Technical Bulletin 85-4. This EITF outlines when contractual limitations of the policy should be considered when determining the net realizable value of the contract. EITF 06-5 is effective for fiscal years beginning after December 15, 2006, with earlier application permitted. The Company has not yet evaluated the effects of this EITF.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


2.    INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. At September 30, 2006, the Company had interest and dividend-earning assets of approximately $634,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $566,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.



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

The following unaudited pro forma consolidated results of operations give effect to the acquisition of St. Landry as though it had occurred on October 1, 2003 (in thousands, except per share data):

                                                        Year Ended September 30,
                                                        ------------------------
                                                                        2004
                                                                      --------

Interest income                                                       $ 33,180
Interest expense                                                        14,208
Provision for loan losses                                                  670
Net interest income after provision for loan losses                     18,302
Net income                                                               5,078
Basic income per common share                                             2.28
Diluted income per common share                                           2.13

The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of October 1, 2002, or of future results of operations of the combined companies.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


The following table summarizes the estimated fair values, in thousands, of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents                                    $          973
Securities                                                            5,930
Loans                                                                51,646
Premises and equipment                                                  964
Core deposit intangible                                                 520
Goodwill                                                              3,529
Receivable from sale of securities                                    6,104
Other                                                                 1,074
                                                             --------------

           Total assets acquired                                     70,740

Deposits                                                             47,787
Advances from Federal Home Loan Bank                                 11,872
Other liabilities                                                       939
                                                             --------------

           Total liabilities assumed                                 60,598
                                                             --------------

Net assets acquired                                          $       10,142
                                                             ==============

The core deposit intangible has an estimated weighted life of approximately seven years. Amortization of the core deposit intangible is computed using an accelerated method and amounted to approximately $102, $145, and $40 in fiscal years ended 2006, 2005, and 2004, respectively. Amortization is estimated to be approximately $70 in 2007, $55 in 2008, $41 in 2009, $28 in 2010, $17 in 2011
and $22 thereafter.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


4.       SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows (in thousands):

                                                                       September 30, 2006
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Investment securities:
  Federal Farm Credit Bank                     $       3,275     $           -     $        (128)    $        3,147
  Municipal obligations                                   31                 -                 -                 31
                                               -------------     -------------     -------------     --------------
                                                       3,306                 -              (128)             3,178
                                               -------------     -------------     --------------    --------------
Mortgage-backed securities:
  Government National Mortgage
   Association                                         7,790                 8              (124)             7,674
  Federal Home Loan Mortgage
   Corporation                                        20,486                17              (697)            19,806
  Federal National Mortgage Association               10,509                 8              (588)             9,929
                                               -------------     -------------     --------------    --------------
                                                      38,785                33            (1,409)            37,409
                                               -------------     -------------     --------------    --------------
ARM Mutual Funds                                      16,133                 -              (345)            15,788
Collateralized mortgage obligations
   ("CMOs")                                            5,629                 -              (240)             5,389
Equity securities                                      1,554               201                (2)             1,753
                                               -------------     -------------     --------------    --------------

                                               $      65,407     $         234     $      (2,124)    $       63,517
                                               =============     =============     ==============    ==============

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
                                               =============     =============     ==============    ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


The amortized cost and estimated fair values of securities held-to-maturity are as follows:

                                                                       September 30, 2006
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Mortgaged-backed securities:
  Federal National Mortgage Association        $      38,743     $          84     $        (893)    $       37,934
                                               -------------     -------------     --------------    --------------

                                               $      38,743     $          84     $        (893)    $       37,934
                                               =============     =============     ==============    ==============

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
                                               =============     =============     ==============    ==============

Details concerning securities with unrealized losses as of September 30, 2006 are as follows:

The Federal Farm Credit Bank security with a fair value of $3,147 will mature on June 16, 2011.

                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
AVAILABLE-FOR-SALE
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,147   $       (128)  $       3,147   $       (128)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -          6,814           (124)          6,814           (124)
  Federal Home Loan Mortgage
   Corporation                      176             (1)        18,151           (696)         18,327           (697)
  Federal National Mortgage
   Association                        -              -          9,373           (588)          9,373           (588)
                           ------------   ------------   ------------   -------------  -------------   -------------
                                    176             (1)        34,338         (1,408)         34,514         (1,409)
ARM Mutual Funds                      -              -         15,788           (345)         15,788           (345)
CMOs                                  -              -          5,389           (240)          5,389           (240)
Equity securities                     -              -             12             (2)             12             (2)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $        176   $         (1)  $     58,674   $     (2,123)  $      58,850   $     (2,124)
                           ============   =============  ============   =============  =============   =============

HELD-TO-MATURITY
Federal National Mortgage
   Association             $          -   $          -   $     27,558   $       (893)  $      27,558   $       (893)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $          -   $          -   $     27,558   $       (893)  $      27,558   $       (893)
                           ============   ============   ============   =============  =============   =============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


The Company has 45 investments at September 30, 2006 of which 22 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates increased, the market value of securities declined. The temporary impairment of the equity securities over twelve months is related to one security. These issues are deemed to be temporary and have not created a permanent impairment.

Details concerning securities with unrealized losses as of September 30, 2005 are as follows:


                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
AVAILABLE-FOR-SALE
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,178   $        (97)  $       3,178   $        (97)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -         11,116           (178)         11,116           (178)
  Federal Home Loan Mortgage
   Corporation                    9,120           (206)        13,628           (588)         22,748           (794)
  Federal National Mortgage
   Association                       -               -         11,006           (536)         11,006           (536)
                           -----------    ------------   ------------   -------------  -------------   -------------
                                  9,120           (206)        35,750         (1,302)         44,870         (1,508)

ARM Mutual Funds                      -              -         15,560           (313)         15,560           (313)
CMOs                                  -              -          7,183           (181)          7,183           (181)
Equity securities                   111             (3)           875           (141)            986           (144)
                           ------------   -------------  ------------   -------------  -------------   -------------

                           $      9,231   $       (209)  $     62,546   $     (2,034)  $      71,777   $     (2,243)
                           ============   =============  ============   =============  =============   =============

HELD-TO-MATURITY
Federal National Mortgage
   Association             $     32,646   $       (604)  $        962   $        (47)  $      33,608   $       (651)
                           ------------   -------------  ------------   -------------  -------------   -------------

                           $     32,646   $       (604)  $        962   $        (47)  $      33,608   $       (651)
                           ============   =============  ============   =============  =============   =============

The Company has 44 investments at September 30, 2005 of which 22 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates increased, the market value of securities declined. The temporary impairment of the equity securities over twelve months is related to one security. This is not a result of the deterioration of the financial position of the related Company, but temporary regulatory issues. These issues are deemed to be temporary and have not created a permanent impairment.

Gross gains of $34, $26 and $232 were realized on sales of securities in the years ended September 30, 2006, 2005 and 2004, respectively. No losses were realized on sales of securities in the years ended September 30, 2006, 2005 or 2004.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


At September 30, 2006 and 2005, securities with a cost of approximately $17,700 and $17,275 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.



5.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                                        September 30,
                                                                           ----------------------------------------
                                                                                  2006                  2005
                                                                           ------------------    ------------------
Residential real estate mortgage loans:
  One-to-four family units - Conforming                                    $          180,521    $          190,727
  One-to-four family units - Commercial                                                26,291                21,969
  One-to-four family units - Alternative                                               83,641                85,533
  Multi-family                                                                         20,756                19,636
Land loans                                                                             21,812                13,991
Construction loans                                                                      9,358                13,308
Non-residential real estate loans (primarily commercial)                               59,474                46,877
Commercial non-real estate loans                                                       21,262                10,607
Home improvement and home equity loans                                                 53,202                49,348
Loans on savings accounts                                                               5,223                 5,111
Auto loans                                                                              5,710                 7,436
Mobile home loans                                                                      35,242                25,439
Other secured and unsecured                                                             3,201                 3,331
                                                                           ------------------    ------------------
                                                                                      525,693               493,313
Less:
  Allowance for loan losses                                                             4,890                 5,151
  Deferred loan fees                                                                      300                   346
                                                                           ------------------    ------------------

                                                                           $          520,503    $          487,816
                                                                           ==================    ==================

Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria.

Changes in the allowance for loan losses are as follows:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------

Beginning balance - October 1                                 $        5,151     $         4,365     $        3,397
Provision charged to operating expense                                   210                 950                 60
Acquisition                                                                -                   -                973
Recoveries                                                               236                  13                 50
Loans charged off                                                       (707)               (177)              (115)
                                                              ---------------    ---------------     --------------

Ending balance - September 30                                 $        4,890     $         5,151     $        4,365
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


The amount of nonaccrual loans at September 30, 2006 and 2005 was approximately $2.8 million and $3.9 million, respectively. The amount of impaired loans at September 30, 2006 was approximately $746 thousand, and at September 30, 2005 was approximately $1.3 million. The amount of allowance allocated to impaired loans was approximately $0 at September 30, 2006 and $47 at September 30, 2005. The average investment in impaired loans was $449 and $450 for the years ended September 30, 2006 and 2005, respectively. The amount of interest not accrued on these loans was approximately $24, $143 and $43, respectively.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its first mortgage loans.


6.    REAL ESTATE OWNED

Real estate owned consisted of the following:


                                                                                        September 30,
                                                                           ----------------------------------------
                                                                                  2006                  2005
                                                                           ------------------    ------------------

Real estate acquired through foreclosure                                   $            1,072    $              276
Less allowance for losses                                                                  (6)                   (6)
                                                                           -------------------   ------------------

Real estate owned - net                                                    $            1,066    $              270
                                                                           ==================    ==================



7.    PREMISES AND EQUIPMENT


Premises and equipment are summarized as follows:

                                                                                        September 30,
                                                                           ----------------------------------------
                                                                                  2006                  2005
                                                                           ------------------    ------------------

Land                                                                       $            6,736    $            5,560
Buildings and improvements                                                             14,603                14,454
Furniture, fixtures and equipment                                                       9,275                 8,490
                                                                           ------------------    ------------------
                                                                                       30,614                28,504
Less accumulated depreciation                                                         (10,798)               (9,585)
                                                                           -------------------   ------------------

                                                                           $           19,816    $           18,919
                                                                           ==================    ==================

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------


Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2006, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

              2007                                 $        102
              2008                                           95
              2009                                           56
              2010                                           32
              2011                                            -
              Thereafter                                      -
                                                   ------------
                                                          $ 285
                                                   ============

All leases contain options to extend for periods from three to five years. Total rent expense for the years ended September 30, 2006, 2005, and 2004 amounted to $158, $160 and $91 respectively.



8.    DEPOSITS

Deposits are summarized as follows:
                                                     September 30,
                                        ----------------------------------------
                                               2006                  2005
                                        ------------------    ------------------

Non-interest bearing demand accounts    $           49,119    $           39,761
Interest bearing:
  NOW accounts                                      70,527                64,591
  Passbook and regular savings                      53,628                54,907
  Money funds accounts                              67,034                65,352
  Certificates of deposit                          297,241               291,441
                                        ------------------    ------------------

                                        $          537,549    $          516,052
                                        ==================    ==================

Certificates of deposit of over $100 amounted to $71,009 and $61,978 at September 30, 2006 and 2005, respectively.

Certificates of deposits at September 30, 2006 mature as follows:

Less than one year                                                $      197,842
1-2 years                                                                 61,745
2-3 years                                                                 28,575
3-4 years                                                                  4,298
4-5 years                                                                  4,268
Over 5 years                                                                 513
                                                                  --------------

TOTAL                                                             $      297,241
                                                                  ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


9.   ADVANCES FROM FEDERAL HOME LOAN BANK AND CASH RESERVE REQUIREMENTS

At September 30, 2006 and 2005 respectively, the Company was indebted to the FHLB for $77,386 and $93,409 of advances bearing interest at a weighted average rate of 4.91% and 4.95%, which are due as follows:

 Year Ended
September 30,
-------------
   2007                                       $    10,190
   2008                                             5,453
   2009                                             9,400
   2010                                             5,544
   2011                                            11,500
   Thereafter                                      35,299
                                              -----------

                                              $    77,386
                                              ===========

These advances are collateralized by a blanket-floating lien on the Company's first mortgage loans.

At September 30, 2006, the Company had an additional $116,063 available under its line of credit with the FHLB.


10.  OTHER NON-INTEREST INCOME

Included in other non-interest income for the year ended September 30, 2005 was approximately $55 of gains on sales of loans and the Company's credit card portfolio. No gains from sales were recognized during 2006 and 2004. Also included is income from the increase in life insurance contracts of $538, $525, and $508 for the years ended 2006, 2005, and 2004, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2006 and 2005 are as follows (in thousands):

                                                                        Year Ended September 30,
                                                                        2006             2005
                                                                 -------------    -------------
Deferred tax assets:
  Allowance for loan losses                                      $       1,304    $       1,393
  Unrealized loss on securities available-for-sale                         643              742
  Liabilities related to acquisition                                         -              407
  Other                                                                    356               20
                                                                 -------------    -------------
         Total deferred tax assets                                       2,303            2,562
                                                                 -------------    -------------
Deferred tax liabilities:
  Deferred loan fees and costs - net                                       226              233
  Basis differences on securities available-for-sale                       309              309
  Tax over book depreciation                                               449              467
  Dividends on FHLB stock                                                  445              616
     Other                                                                  94               77
                                                                 -------------    -------------
         Total deferred tax liabilities                                  1,523            1,702
                                                                 -------------    -------------

         Net deferred tax asset                                  $         780    $         860
                                                                 =============    =============

The components of income tax expense are as follows:

                                    Year Ended September 30,
                      -----------------------------------------------------
                           2006               2005                2004
                      --------------     ---------------     --------------

Current               $        3,670     $         2,964     $        2,998
Deferred                         (19)               (461)              (150)
                      ---------------    ---------------     --------------

                      $        3,651     $         2,503     $        2,848
                      ==============     ===============     ==============

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

                                                                  Year Ended September 30,
                                                    -----------------------------------------------------
                                                         2006               2005                2004
                                                    --------------     ---------------     --------------

Taxes computed at statutory rates                   $        3,729     $         2,619     $        2,983
Decrease in taxes due to miscellaneous items                   (78)               (116)              (135)
                                                    ---------------    ---------------     ---------------

                                                    $        3,651     $         2,503     $        2,848
                                                    ==============     ===============     ==============

Effective tax rate                                           33.3%               32.5%              32.5%
                                                    ==============     ===============     ==============


Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2006, retained earnings includes approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


12.   NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                                       $        1,796     $         1,691     $        1,469
Equipment, including depreciation, telephone, etc.                     2,117               1,968              1,688
Data processing                                                        1,252                 994                881
                                                              --------------     ---------------     --------------

                                                              $        5,165     $         4,653     $        4,038
                                                              ==============     ===============     ==============

Other operating expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------

Stationery, printing and postage                              $          934     $           952     $          781
Debit card expense                                                       607                 478                436
Other                                                                  1,826               1,646              1,203
                                                              --------------     ---------------     --------------

                                                              $        3,367     $         3,076     $        2,420
                                                              ==============     ===============     ==============


13. OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2006, 2005 and 2004:


                                                                                       Tax               Net of
                                                                Before-tax          (expense)              tax
                                                                  amount             credit              amount
                                                              --------------     ---------------     --------------
2006
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $          231     $           (78)    $          153
  Less reclassification for gain included in net income                  (34)                 12                (22)
                                                              --------------     ---------------     --------------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $          197     $           (66)    $          131
                                                              ==============     ================    ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------



2005
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $       (1,310)    $           470     $         (840)
  Less reclassification for gain included in net income                  (26)                  9                (17)
                                                              --------------     ---------------     ---------------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $       (1,336)    $           479     $         (857)
                                                              ===============    ===============     ===============

2004
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $          354     $          (124)    $          230
  Less reclassification for gain included in net income                 (232)                 81               (151)
                                                              --------------     ---------------     ---------------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $          122     $           (43)    $           79
                                                              ==============     ===============     ==============



14.  RETIREMENT PLANS

The Company participates in a defined benefit multi-employer retirement plan, which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $188, $63 and $166 in the years ended September 30, 2006, 2005 and 2004, respectively, and are the amounts of the required payments relating to these years. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits as of the most recent valuation date. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50 percent of the first 4 percent of an employee's compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2006, 2005, and 2004, expense attributable to the Plan amounted to approximately $130, $91, and $20, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


15.  INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2006, 2005 and 2004:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                          2,271,000           2,227,000          2,230,000
Effect of dilutive securities:
  Stock options                                                       45,000              70,000            156,000
  Stock grants                                                         5,000               4,000              3,000
                                                              --------------     ---------------     --------------
Weighted  average  number of common shares
  outstanding  plus effect of dilutive
  securities - used in computation of diluted
  income per common share                                          2,321,000           2,301,000          2,389,000
                                                              ==============     ===============     ==============



16.  EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Savings Bank's employees who meet certain eligibility requirements. The ESOP Trust acquired 332,337 shares of common stock in the Company's initial public offering in 1995 with proceeds from a loan from the Company. Teche Federal Bank makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and was paid in full during 2006. The loan is collateralized by the unreleased shares of the stock purchased.

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

Compensation expense related to the ESOP was $587, $489 and $417 for the years ended September 30, 2006, 2005 and 2004, respectively. The ESOP has no unreleased shares at September 30, 2006.

The Company has five share-based compensation plans in effect at September 30, 2006. The compensation cost that has been charged against income for those plans was approximately $384,000 for the year ended September 30, 2006. The Company recorded a deferred tax benefit in the amount of $93,000 related to share-based compensation during the year ended September 30, 2006.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


In 1998, the Company implemented the 1998 Stock Option Plan, which authorized the Board of Directors to grant up to 68,000 of stock options to employees, officers and directors of the company. Options granted under the 1998 Stock Option Plan have a term of up to ten years from the date of grant. Vesting of options is determined at the time of grant and ranges from immediate to five years. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

In 1999, the Company implemented the 1999 Stock Option and Restricted Stock Plan, which authorized the Board of Directors to grant 30,682 non-qualified stock options and 6,000 shares of restricted stock to a new senior officer in accordance with the terms of his employment. The options and restricted stock were granted at fair market value of the stock at the date of grant and vested over a four-year period. A similar plan was implemented in 2002 authorizing the Board of Directors to grant 12,696 stock options to a new director. These options have a five-year vesting period.

In 2001, the Company implemented the 2001 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 250,000 stock options or restricted stock (limited to 37,500 shares) to officers and employees of the Company. Options granted under the 2001 Stock Option Plan have a term of up to ten years from the date of grant. Vesting of options is determined at the time of grant and ranges from immediate to five years. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

In 2005, the Company implemented the 2004 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 200,000 stock options or restricted stock (limited to 30,000 shares) to employees, officers and directors of the Company. Options granted under the 2004 Stock Based Incentive Plan will have a term of up to ten years from the date of grant and vesting of grants will be determined at the time of grant. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

Stock Options
-------------

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 1,900 stock options for the year ended September 30, 2006 with a fair value of $6.46. The Company granted 101,400 stock options for the year ended September 30, 2005 with a weighted average fair value of $8.96 per option.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 3 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended September 30, 2006 and 2005.

                                   Year Ended                    Year Ended
                             September 30, 2006               September 30, 2005
                             ---------------------            ------------------

Dividend yield                      2.70%                           2.50%
Risk-free interest rate             4.74%                           4.50%
Volatility                          14.00 %                        22.00%
Expected life                       6 years                      8 years

A summary of option activity under the stock option plans as of September 30, 2006, and changes during the year ended September 30, 2006 is presented below:

                                                                            Weighted
                                                          Weighted          Average
                                                          Average           Remaining        Aggregate
                                                          Exercise          Contractual      Intrinsic
                                           Shares         Price             Term              Value
                                           ------------------------------------------------------------
Outstanding at September 30, 2005          249,696        $28.73

Exercised                                  (28,500)       $22.67

Authorized                                       -             -

Forfeited                                   (2,530)       $33.22

Granted                                      1,900        $39.91
                                           ------------------------------------------------------------

Outstanding at September 30, 2006          220,566        $29.72           6.8 years         $5,410
                                           ------------------------------------------------------------

Exercisable at September 30, 2006          197,411        $29.79           6.9 years         $4,829
                                           ------------------------------------------------------------

For the years ended September 30, 2006, 2005 and 2004, respectively, the intrinsic value of options exercised was approximately $1,005, $2,798 and $1,599. The fair value of options vested during the years ended 2006, 2005 and 2004 was approximately $161 and $1,188 and $323, respectively.

Cash received from option exercise under all share-based payment arrangements for year ended September 30, 2006 was approximately $646,000. The actual tax benefit in stockholders equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $171,000 for the year ended September 30, 2006.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------

Stock Awards
------------

A summary of the status of the Company's non-vested stock awards as of September 30, 2006, and changes during the year then ended is presented below:

                                                                   Weighted
                                                                   Average
                                                                   Grant Date
                                                   Shares          Fair Value
                                                   --------------------------

     Non-vested - September 30, 2005                 9,240         $37.88
     Granted                                         3,400           38.87
     Vested                                         (5,681)          37.71
     Forfeited                                         -             -
                                                   --------------------------
     Non-vested - September 30, 2006                 6,959         $38.50
                                                   --------------------------

The fair value of restricted stock vested over the years ended September 30, 2006, 2005 and 2004, respectively was $223, $214 and $107.

As of September 30, 2006, there was $400 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company's stock benefit plans. That cost is expected to be recognized over a weighted-average period of 1.5 years.

The Company funds the option shares and restricted stock from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

The adoption of SFAS 123R and its fair value compensation cost recognition provisions are different from the nonrecognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed by APB 25. The effect (increase/(decrease)) of the adoption of SFAS 123R is as follows:

                                                        For the Year Ended
                                                        September 30, 2006
                                                        ------------------

     Income before income tax expense                   $(161,000)
     Net income                                         $(121,000)

     Cash flow from operating activities                $(171,000)
     Cash flow provided by financing activities         $ 171,000

     Basic earnings per share                           $(0.05)
     Diluted earnings per share                         $(0.05)

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


The following illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS 123R to the comparable periods of the prior year :

                                                                       For the Year  Ended
                                                                       September 30, 2005
                                                                       ------------------

    Net income, as reported                                                   $5,199

    Add: Stock-based employee compensation expense
    included in reported net income, net of related income taxes                 141

    Less: Stock based compensation  determined under fair value based
    method of all awards, net of related income taxes                         (1,066)
                                                                              ------
    Pro forma net income
                                                                              $4,274
                                                                              ======
    Earnings per share - basic, as reported
                                                                               $2.34
    Earnings per share - basic, pro forma
                                                                               $1.92
    Earnings per share - diluted, as reported
                                                                               $2.26
    Earnings per share - diluted, pro forma                                    $1.86

During the 2006 year, the company granted directors stock in lieu of cash for the directors fees. The total expense recognized was $58. This was not in conjunction with any previously mentioned stock award plan.



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

As of September 30, 2006, the Company had made various commitments to extend credit totaling approximately $39,600. Most of these commitments are at fixed rates. As of September 30, 2005, such commitments totaled approximately $27,500.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


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

Investment Securities - For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2006 and 2005:

                                                    2006                                       2005
                                    ------------------------------------      -------------------------------------
                                       Carrying              Estimated            Carrying             Estimated
                                        amount              fair value             amount             fair value
                                    ---------------      ---------------      ---------------      ----------------

Financial assets:
  Cash and cash equivalents         $        17,528      $        17,528      $        32,674      $         32,674
  Investment securities                     102,260              101,451              111,750               111,099
   FHLB stock                                 4,185                4,185                6,567                 6,567
   Accrued interest receivable                2,702                2,702                2,604                 2,604

  Loans                                     525,393              524,291              492,967               502,164
  Less allowance for loan losses              4,890                4,890                5,151                 5,151
                                    ---------------      ---------------      ---------------      ----------------
  Loans-net of allowance                    520,503              519,401              487,816               497,013
                                    ---------------      ---------------      ---------------      ----------------

Financial liabilities:
  Deposits                                  537,549              535,637              516,052               518,630
  Advances from Federal Home
     Loan Bank                               77,386               76,463               93,409                94,250
   Accrued interest payable                   1,458                1,458                  843                   843



19.  REGULATORY CAPITAL

The Bank's actual capital and its statutorily required capital levels based on the consolidated financial statements accompanying these notes were as follows:

                                                                       2006
                               ------------------------------------------------------------------------------------
                                                                                                 To be well
                                                                                              capitalized under
                                                                    For capital               prompt corrective
                                                                 adequacy purposes            action provisions
                               -------------------------    --------------------------   --------------------------
                                        Actual                       Required                     Required
                               -------------------------    --------------------------   --------------------------
                                 Amount            %           Amount           %           Amount           %
                               -----------    ----------    -----------    -----------   -----------    -----------

Core capital                   $    55,753          8.2%    $    27,259           4.0%   $    34,073          5.0 %

Tangible capital               $    55,753          8.2%    $    10,222           1.5%   $       N/A            N/A

Total Risk based capital       $    60,553         13.9%    $    34,976           8.0%   $    43,719          10.0%

Tier 1 Risk based capital      $    55,753         12.8%    $       N/A            N/A   $    26,232           6.0%

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2006, and 2005, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2006, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of September 30, 2006 and 2005 are also presented in the previous tables.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


20.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
     ONLY) (IN THOUSANDS)

                                 Balance Sheets

                                             2006                  2005
                                      ------------------    ------------------
Assets:
  Investment in subsidiary            $           59,082    $           54,528
  Cash and cash equivalents                        3,256                 5,090
  Due from ESOP                                        -                   143
  Other                                            1,591                 1,577
                                      ------------------    ------------------

          Total assets                $           63,929    $           61,338
                                      ==================    ==================

Stockholders' equity                  $           63,929    $           61,338
                                      ==================    ==================


                             Statements of Earnings

                                                                            Year ended September 30,
                                                              ----------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------

Dividends received from subsidiary                            $        4,100     $         8,200     $        9,000
Equity in earnings of subsidiary (less than) greater
  than dividends received                                              3,358              (2,691)            (3,011)
Interest income from subsidiary                                           87                  15                 57
Management fees and other expenses allocated to
  the Parent                                                             (77)                (77)               (77)
Other expenses-net                                                      (151)               (248)               (43)
                                                              ---------------    ---------------     --------------

Net income                                                    $        7,317     $         5,199     $        5,926
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2006, 2005 and 2004
(in thousands except  share and per share data)
--------------------------------------------------------------------------------


                            Statements of Cash Flows

                                                                            Year ended September 30,
                                                              -----------------------------------------------------
                                                                   2006               2005                2004
                                                              --------------     ---------------     --------------

Cash flows from operating activities                          $        4,253      $        7,774     $       10,252

Cash flows from investing activities:
  Repayment of loan by subsidiary                                        143                 140                141
  Cash used in acquisition                                                 -                   -            (10,062)
                                                              --------------      --------------     --------------

     Net cash (used in) provided by investing activities                 143                 140             (9,921)
                                                              --------------      --------------     --------------

Cash flows from financing activities:
  Dividends paid                                                      (2,462)             (2,095)            (1,735)
  Proceeds from exercise of stock options                                646                 906                356
  Cash paid for purchase of common stock for treasury                 (4,414)             (3,010)            (2,205)
                                                              --------------      --------------     --------------

     Net cash used in financing activities                            (6,230)             (4,199)            (3,584)
                                                              ---------------     --------------     ---------------

Net increase (decrease) in cash and cash equivalents                  (1,834)              3,715             (3,253)

Cash and cash equivalents - beginning of year                          5,090               1,375              4,628
                                                              --------------      --------------     --------------

Cash and cash equivalents - end of year                       $        3,256      $        5,090     $        1,375
                                                              ==============      ==============     ==============


Cash dividends of $4,100, $8,200 and $9,000 were paid by Teche Federal Bank to Teche Holding Company in the years ended September 30, 2006, 2005 and 2004, respectively.

Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company's ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2006, the Bank's retained earnings available for the payment of dividends was approximately $16.5 million. The Bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                       DIRECTORS OF TECHE HOLDING COMPANY
                                       AND
                               TECHE FEDERAL BANK

                           Patrick O. Little, Chairman
                                 Mary Coon Biggs
                            Donelson T. Caffery, Jr.
                                  J. L. Chauvin
                                Henry L. Friedman
                              Robert J. Judice, Jr.
                              Dr. Thomas F. Kramer
                               W. Ross Little, Jr.
                                Robert E. Mouton
                          Maunette B. Risher - Advisory


                         OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little          Chairman, President/CEO                     Pauline Belley             Assistant Vice President
Scott Sutton               Senior Vice President/Operations            Genevieve Bihm             Assistant Vice President
J. L. Chauvin              Senior Vice President/Treasurer             Lavergne Boutte            Assistant Vice President
                           Chief Financial Officer                     Judy Breaux                Assistant Vice President
Darryl Broussard           Senior Vice President                       Jeanette Charles           Assistant Vice President
                           Chief Lending Officer                       Stephanie Dandry           Assistant Vice President
W. Ross Little, Jr.        Senior Vice President, Secretary            Gerald Emon                Assistant Vice President
                           Sales & Marketing                           Elaine Gussman             Assistant Vice President
Russell Gauthier           Baton Rouge Regional President              Constance Harris           Assistant Vice President
Eddie LeBlanc              Vice President, Internal Auditor            Debbie Lancon              Assistant Vice President
Angela Badeaux             Vice President                              Ruby Langley               Assistant Vice President
Elmo Boudreaux             Vice President                              Vicki Laubach              Assistant Vice President
Mary Beth Brady            Vice President                              Linda Roman                Assistant Vice President
F. William Ball, III       Vice President                              Lesley Schexnayder         Assistant Vice President
Patricia Begnaud           Vice President                              Brandy Serrette            Assistant Vice President
Lynn Blanchard             Vice President                              Martin Vasquez             Assistant Vice President
Georgia Boudreaux          Vice President                              Karen Verret               Assistant Vice President
Irma Nell Bourque          Vice President
Bart Boyer                 Vice President
Glen Brown                 Vice President                              ST. LANDRY ADVISORY BOARD
Kevin Caswell              Vice President
Belinda Cavazos            Vice President                              Wayne M. Gilmore, Chairman
S. Mike Comeaux            Vice President                              H. Kent Aguillard
Gwen Doucet                Vice President                              James R. Bienvenu
Dalie Eldridge             Vice President                              Anna Lee Dunbar
D. Ross Landry             Vice President                              Lynette Young Feucht
Angelina Mire              Vice President                              Patrick Fontenot
Carol Nini                 Vice President                              Simon Howard Fournier
Peggy Romero               Vice President                              Morgan J. Goudeau, III
Susan Simoneaux            Vice President                              Martin A. Roy, Jr.
Tina Vidrine               Vice President                              Randy Tomlinson
Beverly Adams              Assistant Vice President                    Marvin Schwartzenburg
Terry Albarado             Assistant Vice President                    Robert J. Wolfe, Jr.
Montreen Badeaux           Assistant Vice President                    J. Nilas Young

INDEPENDENT AUDITORS                                                   SPECIAL COUNSEL
Dixon Hughes PLLC                                                      Malizia Spidi & Fisch, PC
500 Ridgefield Court                                                   901 New York Avenue, N.W.
Asheville, NC  28806                                                   Suite 201 East
                                                                       Washington, D.C.  20001

LEGAL COUNSEL                                                         REGISTRAR AND STOCK TRANSFER AGENT
Biggs, Supple, Cremaldi and Curet, LLP                                Registrar and Transfer  Company
Lawless Building                                                      10 Commerce Drive
Willow Street                                                         Cranford, NJ 07016-3572
Franklin, LA 70538                                                    (800) 525-7686
                                                                      Fax (908) 272-1006