Form 10-K, Exhibit 13
period 2007-09-30
TECHE HOLDING CO
filed 2007-12-31
CIK 934538


Teche Holding Company                           New Iberia                                  Baton Rouge
---------------------                           ----------                                  -----------
1120 Jefferson Terrace Boulevard                142 W. St. Peter Street                     Wal*Mart Neighborhood Market
                                                                                            ----------------------------
New Iberia, LA 70560                            New Iberia, LA  70560                       9830 Old Hammond Highway
PHONE (337) 560-7151                            (337) 364-5528                              Baton Rouge, LA  70816
FAX (337) 365-7130                                                                          (225) 926-7378
                                                Lafayette
New Iberia                                      Broadmoor                                   Breaux Bridge
----------                                      ---------                                   -------------
1120 Jefferson Terrace Boulevard                5121 Johnston Street                        601 East Bridge Street
New Iberia, LA  70560                           Lafayette, LA  70503                        Breaux Bridge, LA  70517
(337) 365-0366                                  (337) 981-1887                              (337) 332-2149
Call Center (800) 897-0315
                                                Lafayette                                   Houma
Franklin                                        Downtown                                    -----
--------                                        --------                                    706 Barrow Street
211 Willow Street                               1001 Johnston Street
Franklin, LA  70538                             Lafayette, LA  70501                        Houma, LA  70360
(337) 828-3212                                  (337) 232-6463                              (985) 868-8766

Franklin Drive-Thru                             Lafayette                                   Houma
-------------------                             ---------                                   -----
1823 Main Street                                2200 W. Pinhook Road                        1963 Prospect Boulevard
Franklin, LA  70538                             Lafayette, LA  70508
(337) 828-4177                                  (337) 232-3419                              Houma, LA  70363
                                                                                            (985) 857-9990
Morgan City                                     Baton Rouge
-----------                                     -----------                                 Thibodaux
1001 7th Street                                 3524 S. Sherwood Forest Boulevard           ---------
Morgan City, LA  70380                          Baton Rouge, LA  70816                      921 Canal Boulevard
(337) 384-0653                                  (337) 293-0954
                                                                                            Thibodaux, LA  70301
Bayou Vista                                     Prairieville                                (985) 446-6707
-----------                                     ------------
206 Arlington Avenue                            Wal*Mart SuperCenter                        Opelousas
                                                --------------------                        ---------
Bayou Vista, LA  70380                          17585 Airline Hwy.                          428 E. Landry Street
(985) 395-5244                                  Prairieville, LA  70769
                                                (225) 677-8748                              Opelousas, LA  70570
New Iberia                                                                                  (337) 942-5748
----------
529 N. Lewis Street                             Baton Rouge                                 Eunice
                                                -----------                                 ------
New Iberia, LA  70563                           Wal*Mart SuperCenter                        840 E. Laurel Avenue
                                                --------------------
(337) 367-2516                                  2171 O'Neal Lane                            Eunice, LA  70535
                                                Baton Rouge, LA  70816                      (337) 457-9585
                                                (225) 751-0264
                                                                                            Internet:
                                                                                            www.teche.com

Table of Contents                                                                                                 1

President's Message                                                                                               2

Selected Financial Data                                                                                           6

Business of the Bank - Business of the Company                                                                    7

Summary of Quarterly Operating Results                                                                            7

Market and Dividend Information                                                                                   8

Stock Performance Graph                                                                                           9

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                                                              10

Report of Independent Registered Public Accounting Firm                                                          19

Consolidated Balance Sheets                                                                                      20

Consolidated Statements of Income                                                                                21

Consolidated Statements of Stockholders' Equity                                                                  22

Consolidated Statements of Cash Flows                                                                            23

Notes to Consolidated Financial Statements                                                                       25

Directors and Officers                                                                                           49

                                       1

Message from Patrick Little, Chairman and Chief Executive Officer

Dear Shareholders:



                "The secret of success is constancy of purpose."
                               -Benjamin Franklin


Overview

Nationally, 2007 was a turbulent year for financial institutions, including banks.

Despite the national turmoil, Teche Holding Company made significant progress in continuing to increase our customers, deposits, and loans, and in generating solid returns for our shareholders.

The management of Teche Holding Company has steadfastly adhered to a policy of making prudent, responsible loan decisions. Financial storms, such as the one currently being experienced in our nation, come and go, but fiscally sound, conservative management decisions allow businesses to weather such storms to generate even more robust profitability in the sunny days that inevitably follow. Since 1934, Teche Holding Company has followed such a conservative course of prudent decision-making and will continue to do so.

Teche Holding Company has resolutely held to a solid purpose--to provide comprehensive quality banking services to business owners, professionals, families, and individuals. We offer products to our customers which allow them access to capital to grow their businesses or purchase a home, mobile home, car or other consumer goods. We provide deposit services which give individuals and businesses a method of saving for the future. We believe that by serving our customers better than our competitors, we can offer our shareholders excellent returns on their investment over the long-term.

Our business strategy for the last eight years is described as SmartGrowth, which is growing low-cost core deposits to fund higher yielding loans than conventional first mortgage loans. We also carefully avoided many of the mortgage lending pitfalls which have plagued the mortgage industry over the past year. We are not involved in sub-prime lending. We maintain our own mortgages and avoid the practice of securitizing home loans. Teche is a very successful mortgage lender and has been for 70 years.

While the negative effects of events in a segment of the mortgage lending industry continue to be a factor for many banks in several areas of the country, Teche has not been directly affected. Teche's markets have experienced positive growth in population and jobs. Our housing markets have not experienced a significant downturn, but rather, remain strong.

Results...Deposits
[GRAPHIC OMITTED]               [GRAPHIC OMITTED]

In 1997, Teche had 19,000 personal and business checking customers, while in 2007 Teche had 44,000 checking customers. This impressive growth demonstrates the strength of our "Totally Free Checking" approach and our ability to compete and attract customers with our "Retail SmartGrowth" program. This program includes incentives, and training and coaching to help Teche associates learn and reinforce the basics of our sales and service approach.

Customer growth drives deposit growth and, in 2007, total deposits increased to $556 million from $538 million in 2006. SmartGrowth deposits--core deposits that cost our Bank only 1.5%, increased to $277 million or by 15.2% in the last twelve months. These deposits account for 50% of total deposits compared to 45% in 2006.



Results...Loans

[GRAPHIC OMITTED]               [GRAPHIC OMITTED]

For six years, Teche has focused on building successful commercial lending operations on a strong foundation of consumer, home equity and mortgage lending. The results speak for themselves. Total loans have increased from $384 million in 2001 to $567 million in 2007. However, the really exciting news is that SmartGrowth loans in 2007 have increased from $104 million in 2001 to $376 million in 2007. These loans increased 11.8% year-over-year. Teche is adding commercial lenders at a steady pace to maintain the momentum in its commercial lending. Teche's commercial loan portfolio is 90% commercial real estate loans. Commercial & Industrial (C & I) loans are 9.7% of the commercial portfolio.

SmartGrowth loans also encompass alternative mortgage loans which consist primarily of: (1) smaller mortgage loans of $100,000 or less with higher interest rates, (2) first time home buyer loans with 100% loan-to-value (LTVs), and (3) loans with LTVs greater than 80% to conforming borrowers. The alternative mortgage loan portfolio totaled $84.3 million or 14.9% of total loans in 2007. Alternative mortgage loans are not subprime loans.

While SmartGrowth loans are high yielding loans, Teche is cognizant of the risks inherent in all lending activities and we are ever vigilant in monitoring our portfolio, policies and practices.

Teche has maintained high asset quality throughout its lending history. Non-performing assets were $5.1 million or 0.71% of total assets at September 30, 2007. 41% of these assets are attributable to the St. Landry acquisition.

Results...Non-Interest Income and Net Interest Margin

Teche generated over $300 per checking account in fees in 2007, one of the highest averages in the industry. Non-interest income therefore increased to $14.5 million in fiscal 2007, compared to $13 million in 2006, a growth of 11.5%. Net interest margin also increased from 3.53% to 3.57% year-over-year.

Results...Earnings and Dividends

                                [GRAPHIC OMITTED]

Teche's earnings per share grew 39% in 2006, a phenomenal year, and the Company has maintained a high level of diluted earnings per share in 2007 of $2.94. This is significantly higher than the 2005 EPS of $2.26 and a 62% increase from the diluted earnings per share in 2001 of $1.81.

Teche has increased its dividend each quarter for the last nineteen consecutive quarters, including the first quarter of fiscal year 2008. Dividends per share paid in 2007 totaled $1.26. This dividend was 15% higher than in 2006 and represents a payout ratio of 42% based on net income for 2007.

Teche's Regional Economy

While the rest of the country is experiencing a slowdown in real estate sales and in the general economy, South Louisiana is continuing to grow. The primary factors that are driving this vibrant economy are: oil and gas exploration off the Louisiana coast, inland migration to Baton Rouge and Lafayette following hurricane Katrina, and very generous incentives provided by the federal Go-Zone legislation.

                                [GRAPHIC OMITTED]

Baton Rouge gained 35,000 residents who relocated and stayed after Katrina. "The Louisiana Outlook" published by the LSU Economics Department predicts job growth of 14,800 new jobs in Baton Rouge, 6,300 new jobs in Lafayette and 5,200 new jobs in Houma in 2008-09. Shipbuilding and fabrication businesses in Houma are expanding and construction of a bigger and better LA-1 highway near Port Fourchon is a $1.3 billion project. As of this writing, the price of oil is near a historic high. The price of oil, Brent crude, continues to be above $90 per barrel, which offers the oil industry in Louisiana a strong incentive for prolonged expansion.

Teche is located in the most prosperous regions of Louisiana that are continuing to grow and add jobs, businesses and people. The Company continues to expand its operations in Baton Rouge including a future location in Towne Center at Cedar Lodge, the most upscale shopping center in Baton Rouge. In addition, the Bank replaced a modular branch in Thibodaux, purchased property for an additional branch in Houma and started construction on a new site which will replace the Prospect Street branch in Houma.

Teche Leadership and Associates

Recently we added two new members to the board of directors for Teche Holding Company, Ernest Freyou and Robert Wolfe, Jr. They also serve on the board of Teche Federal Bank. We welcome their counsel and support.

After 25 years of service to Teche and 45 years in the banking business, Bob Mouton retired to spend more time with his family. We wish Bob well and will miss his wise counsel.

On behalf of the Board of Directors, I want to thank our leadership team and associates for the progress Teche has made in 2007. We are continuing to increase customers, deposits and loans and to generate solid returns for our shareholders. We will keep our "constancy of purpose" as we continue to expand our Bank and our valued investors' returns.


Sincerely,


/s/Patrick Little

Patrick Little
Chairman, President / Chief Executive Officer


SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
                                               At or for the Year Ended September 30,

                                          2007        2006        2005        2004        2003
Assets                                $719,367    $685,750    $676,822    $653,034    $536,946
Loans Receivable, Net                  561,988     520,503     487,816     471,327     357,130
Securities-Available for Sale           51,647      63,517      77,491      98,939      99,378
Securities-Held to Maturity             31,855      38,743      34,259      21,636      30,269
Cash and Cash Equivalents               21,811      17,528      32,674      15,362      14,439
Deposits                               555,569     537,549     516,052     432,417     349,268
FHLB Advances                           89,756      77,386      93,409     154,439     126,310
Stockholders' Equity                    67,006      63,929      61,338      60,287      56,996
SUMMARY OF OPERATIONS
Interest Income                       $ 43,041    $ 39,197    $ 30,068    $ 30,668    $ 29,485
Interest Expense                        19,857      16,720      15,674      13,076      13,672
                                      --------    --------    --------    --------    --------
Net Interest Income                     23,184      22,477      20,394      17,592      15,813
Provision for Loan Losses                  605         210         950          60          75
                                      --------    --------    --------    --------    --------
Net Interest Income after
   Provision for Loan Losses            22,579      22,267      19,444      17,532      15,738
Non-Interest Income                     14,486      12,997      10,819       9,740       9,606
Non-Interest Expense                    27,378      24,330      22,587      18,730      16,016
                                      --------    --------    --------    --------    --------
Income Before Gains on Sales of
   Securities and Income Taxes           9,687      10,934       7,676       8,542       9,328
Gains on Sales of Securities               164          34          26         232          43
Income Tax Expense                       3,170       3,651       2,503       2,848       3,186
                                      --------    --------    --------    --------    --------

Net Income                            $  6,681    $  7,317    $  5,199    $  5,926    $  6,185
                                      ========    ========    ========    ========    ========

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets                 9.31%       9.32%       9.06%       9.23%       10.6%
Book Value/Common Share               $  30.42    $  28.82    $  26.78    $  26.54    $  25.36
Dividends declared per Share          $   1.26    $   1.10    $   0.94    $   0.78    $   0.58
Basic Income per Common Share         $   3.01    $   3.22    $   2.34    $   2.66    $   2.73
Diluted Income per Common Share       $   2.94    $   3.15    $   2.26    $   2.48    $   2.55
Return on Average Assets                  0.95%       1.07%       0.77%       0.87%       1.19%
Return on Average Equity                 10.24%      11.79%       8.59%       9.40%      10.82%
Net Interest Margin                       3.57%       3.53%       3.24%       3.24%       3.28%
Non-Interest Expense/Average Assets       3.89%       3.54%       3.34%       3.33%       3.08%
Non-Interest Income/Average Assets        2.06%       1.89%       1.60%       1.53%       1.85%
Non-Performing Loans/Loans (1)            0.68%       0.74%       0.98%       0.63%       0.23%
Allowance for Loan Losses/Loans (1)       0.90%       0.93%       1.04%       0.92%       0.94%
Dividend Payout                          41.66%      33.65%      40.30%      29.31%      21.02%

(1) Total loans before allowance for loan losses

Business of the Bank

         Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See "Management Strategy" on page 6)

         It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes nineteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche, East Baton Rouge and Ascension. The FDIC insures deposits at the bank up to the maximum legal amount.

Business of the Company

         Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results
                                                   2007                                    2006
                                    First    Second     Third    Fourth     First    Second     Third    Fourth
                                           (Amounts in thousands, except for per share data)
Interest Income                   $10,388   $10,695   $10,917   $11,040   $ 9,366   $ 9,680   $ 9,917   $10,234
Interest Expense                    4,709     4,894     5,079     5,176     4,004     3,979     4,261     4,477
Net Interest Income                 5,679     5,801     5,838     5,864     5,362     5,701     5,656     5,757
Provision for Loan Losses              85        60        60       400        45        45        60        60
Income Before Income Taxes          2,725     2,609     2,469     2,048     2,400     2,922     2,939     2,707
Net Income                          1,798     1,709     1,617     1,556     1,620     1,972     1,926     1,799
Basic Income per Common Share        0.81      0.77      0.73      0.70      0.71      0.87      0.86      0.79
Diluted Income per Common Share      0.78      0.75      0.71      0.69      0.70      0.86      0.84      0.77

Market and Dividend Information
         Teche Holding Company's common stock trades on the American Stock Exchange under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

========================================================================================================================
Quarter ended                 Sales Price              Period End Close    Cash          Date Declared
                                                                           Dividend
                                                                           Declared
                      ----------------------------
                               High          Low
------------------------------------------------------------------------------------------------------------------------
December 31, 2005            $39.55        $38.00            $39.11        $0.26          November 16, 2005
------------------------------------------------------------------------------------------------------------------------
March 31, 2006               $41.75        $38.75            $41.75        $0.27          February 23, 2006
------------------------------------------------------------------------------------------------------------------------
June 30, 2006                $46.25        $41.52            $46.25        $0.28          May 24, 2006
------------------------------------------------------------------------------------------------------------------------
September 30, 2006           $54.25        $47.50            $54.25        $0.29          August 17, 2006
------------------------------------------------------------------------------------------------------------------------
December 29, 2006            $54.15        $50.15            $51.50        $0.30          November 29, 2006
------------------------------------------------------------------------------------------------------------------------
March 30, 2007               $51.29        $44.03            $44.26        $0.31          February 28, 2007
------------------------------------------------------------------------------------------------------------------------
June 29, 2007                $45.50        $38.61            $45.25        $0.32          May 23, 2007
------------------------------------------------------------------------------------------------------------------------
September 28, 2007           $45.75        $41.00            $41.00        $0.33          August 21, 2007
========================================================================================================================

       According to the records of the Company's transfer agent, there were 467 registered stockholders of record at November 30, 2007. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

       The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2007 exceeded the amounts of its liquidation account and regulatory capital requirements.

   Stock Performance Graph

         Set forth below is the performance graph for the Common Stock for the five fiscal years ended September 30, 2006. The performance graph, as prepared for the Company by Zacks Investment Research Inc., compares the cumulative total return on the Common Stock with the (i) the AMEX Composite, which takes into account the cumulative total return on stocks included in the American Stock Exchange, Inc. ("AMEX"), and (ii) the SIC Industry Index, which takes into account the cumulative total return on the stocks of companies with the same SIC code as the Company. Comparison with the AMEX Composite, and the SIC Industry Index assumes the investment of $100 as of September 30, 2002. The cumulative total return for the indices and for the Company is computed with the reinvestment of dividends at the frequency with which dividends, if any, were paid during the period.

                               [GRAPHIC OMITTED]

     -------------------------- ------------ ------------ ------------ ------------ ------------- ------------
                                  9/30/02      9/30/03      9/30/04      9/30/05      9/30/06       9/30/07
     -------------------------- ------------ ------------ ------------ ------------ ------------- ------------
     Teche Holding Company        $100.00      $147.62      $169.82      $169.22      $242.04       $188.06
     -------------------------- ------------ ------------ ------------ ------------ ------------- ------------
     SIC Industry Index           $100.00      $123.18      $162.47      $228.06      $256.73       $333.08
     -------------------------- ------------ ------------ ------------ ------------ ------------- ------------
     AMEX Composite               $100.00      $133.18      $149.39      $154.02      $172.93       $148.14
     -------------------------- ------------ ------------ ------------ ------------ ------------- ------------

         There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performances shown in the graph above. The Company neither makes nor endorses any predictions as to stock performance.

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

Overview

         The Company's assets in fiscal 2007 grew $33.6 million to $719.4 million reflecting increases in loans receivable offset somewhat by decreases in cash and securities. Net income decreased $636,000 to $6.7 million this past fiscal year primarily due to an increase in non-interest expense. We have provided details of the reasons for these changes in the following pages.

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

         The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2007, the weighted average term to repricing of the Bank's ARM loan and ARM mortgage-backed securities portfolio was approximately 20 months. In contrast, at September 30, 2007, $189.7 million of the Bank's certificate accounts and $276.9 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $555.6 million of total deposits, were scheduled to mature or reprice within one year or sooner. Based on past experience, however, management believes that much of the Bank's deposits will remain at the Bank.

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

                                                        Year Ended September 30,
                                       --------------------------------------------------------------
                                              2007 vs. 2006                  2006 vs. 2005
                                       -----------------------------    ----------------------------
                                         Increase (Decrease) Due to     Increase (Decrease) Due to
                                       -----------------------------    ----------------------------

                                        Volume      Rate        Net      Volume      Rate       Net
                                       -------    -------    -------    -------    -------   -------
                                                          (Dollars in Thousands)
Interest-Earning Assets:
Securities (1)                         $  (568)   $   252    $  (316)   $  (713)   $   612   $  (101)
Loans Receivable, Net                    2,941      1,954      4,895        324      1,798     2,122

Other Interest-Earning Assets (2)          311     (1,046)      (735)       613        495     1,108
                                       -------    -------    -------    -------    -------   -------
Total Interest-Earning Assets            2,684      1,160      3,844        224      2,905     3,129
                                       -------    -------    -------    -------    -------   -------
Interest-Bearing Liabilities
Deposits                                   429      2,940      3,369      1,127      2,130     3,257

FHLB Advances                             (229)        (3)      (232)    (2,338)       127    (2,211)
                                       -------    -------    -------    -------    -------   -------
Total Interest-Bearing Liabilities         200      2,937      3,137     (1,211)     2,257     1,046
                                       -------    -------    -------    -------    -------   -------
   Net Change in Net Interest Income   $ 2,484    $(1,777)   $   707    $ 1,435    $   648   $ 2,083
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

                                                                        Year Ended September 30,
                                         ----------------------------------------------------------------------------------------
                                                    2007                         2006                          2005
                                         --------------------------   -----------------------------  ----------------------------
                                                            Average                         Average                       Average
                                         Average            Yield/    Average               Yield/   Average              Yield/
                                         Balance   Interest Cost      Balance   Interest    Cost     Balance   Interest   Cost
                                         -------   -------------      -------   --------    ----     -------   --------   ----
                                                                          (Dollars in Thousands)
Assets
   Interest-Earning Assets
   Securities (1)                       $ 95,651   $ 4,376   4.57%    $108,822    $ 4,692    4,31%   $127,909  $ 4,793    3.75%
   Loans Receivable (2) (3)              547,740    38,179   6.97%     503,252     33,284    6.61%    498,193   31,162    6.26%
   Other Interest-Earning Assets (4)       6,731       486   7.22%      24,502      1,221    4.98%      3,820      113    2.96%
                                        --------   -------            --------    -------            --------  -------
   Total Interest-Earning Assets         650,122   $43,041   6.62%     636,576    $39,197    6.16%    629,922  $36,068    5.73%
                                                   =======                        =======                      =======
   Non-Interest Earning Assets            54,423                        50,329                         46,508
                                        --------                      --------                       --------
Total Assets                            $704,545                      $686,902                       $676,440
                                        ========                      ========                       ========
Liabilities and Stockholders'  Equity
   Interest-Bearing Liabilities
   NOW Accounts                         $ 74,851      $328   0.44%     $71,423        200    0.28%    $60,202    $ 169    0.28%
   Statement & Regular Savings Accounts   52,084       413   0.79%      59,675        626    1.04%     40,408      176    0.44%
   Money Funds Accounts                   89,139     3,183   3.52%      63,861      1,375    2.15%     89,631    1,387    1.55%
   Certificates of Deposit               287,292    12,133   4.22%     294,838     10,485    3.56%    255,907    7.697    3.00%
                                        --------   -------            --------    -------            --------  -------
         Total Deposits                  503,366    16,055   3.19%     489,797     12,686    2.59%    446,148    9,429    2.11%
   FHLB Advances                          77,550     3,802   4.90%      82,214      4,034    4.91%    131,260    6,245    4.76%
                                        --------   -------            --------    -------            --------  -------
   Total Interest-Bearing Liabilities    580,916   $19,857   3.42%     572,011    $16,720    2.92%    577,408  $15,674    2.71%
                                                   =======                        =======                      =======
   Non-Interest-Bearing Liabilities       58,396                        52,859                         38,479
                                        --------                      --------                       --------

         Total Liabilities               639,312                       624,870                        615,887
Stockholders' Equity                      65,233                        62,035                         60,553
                                        --------                      --------                       --------
Total Liabilities and
  Stockholders' Equity                  $704,545                      $686,905                       $676,440
                                        ========                      ========                       ========
Net Interest Income/
  Interest Rate Spread (5)                         $23,184   3.20%                $22,477    3.24%             $20,394    3.02%
                                                   =======                        =======                      =======
Net Interest Margin (6)                                      3.57%                           3.53%                        3.24%
Interest-Earning Assets/
Interest-Bearing Liabilities                               111.91%                         111.29%                      109.10%

(1)  Includes securities and Federal Home Loan Bank (" FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $479,000 in 2007, $429,000 in 2006 and $425,000 in 2005.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets

Changes in Financial Condition From September 30, 2006 to September 30, 2007

         General. Total assets increased $33.6 million, or 4.9% to $719.4 million at September 30, 2007 from $685.8 million at September 30, 2006, primarily as a result of growth in loans receivable, which were funded primarily by increased deposits and some what by Federal Home Loan Bank advances.

         Cash and Cash Equivalents. Cash increased $4.2 million from $17.5 million at September 30, 2006 to $21.8 million at September 30, 2007. The increase resulted primarily from deposit growth during the year.

         Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $11.9 million from $63.5 million at September 30, 2006 to $51.6 million at September 30, 2007 due primarily to repayments on existing mortgage-backed securities.

         Loans Receivable, Net. The Bank's net loans receivable increased $41.5 million or 8.0% to $562.0 million from $520.5 million at September 30, 2006 due primarily to growth in the portfolio of commercial and consumer loans. These increases are reflected primarily in the Bank's portfolio of mobile home, multi-family, commercial real estate and land loans. The one-to-four family mortgage loan portfolio decreased during the year due to payoffs in excess of originations. (See Note 4 of the Consolidated Financial Statements for a comparative breakdown of the Bank's loan portfolio.)

         Premises and Equipment, Net. Premises and equipment increased $6.3 million or 31.9% due to construction of a new office facility to replace the existing leased facility in the Houma, Louisiana market and began construction of a replacement facility in Thibodaux, Louisiana. Additionally, the Bank purchased land for future branch sites in Houma and Baton Rouge, Louisiana.

         Deposits. The Bank's deposits increased $18.0 million or 3.4% to $555.6 million at September 30, 2007, from $537.6 million at September 30, 2006. These increases resulted from growth in money market and NOW accounts, offset somewhat by a decrease in time and savings deposits. (See Note 7 of the Consolidated Financial Statements for a comparative breakdown of the Bank's deposit portfolio.)

         Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas increased $12.4 million, or 16.0% to $89.8 million from $77.4 million at September 30, 2006. The increase was due primarily to fund growth in the loan portfolio.

         Stockholders' Equity. Stockholders' equity increased $3.1 million, or 4.8% from $63.9 million at September 30, 2006, to $67.0 million at September 30, 2007. The increase was due primarily to net income less dividends and the purchase of treasury stock.

Comparison of Operating  Results for Years Ended  September  30, 2007,  2006 and
2005

Analysis of Net Income

         General. The Company had net income of $6.7 million, $7.3 million and $5.2 million for the years ended 2007, 2006 and 2005. The $0.6 million decrease during fiscal 2007 was primarily due to an increase in non-interest expenses and provision for loan losses. The $2.1 million increase in fiscal 2006 was primarily due to increases in both net interest income and non-interest income, together with a reduction in the allowance for loan loss from fiscal 2005.

         Interest Income. Interest income amounted to $43.0 million, $39.2 million and $36.1 million for the years ended 2007, 2006 and 2005, respectively. The $3.8 million increase during fiscal 2007 compared to fiscal 2006 was primarily due to an increase in the average balance and interest rates on earning assets. Market interest rates were increasing during fiscal 2007 and fiscal 2006. The $3.1 million increase during fiscal 2006 was primarily due to an increase in average interest rates earned on earning assets.

         The average balance of loans increased during fiscal 2007 and fiscal 2006 by approximately $44.5 million, or 8.8% and $5.1 million, or 1.0%, respectively. During 2007 average interest rates earned on loans increased primarily as a result of an increase in the rates offered on loans as market interest rates increased.

         Interest Expense. Interest expense totaled $19.9 million, $16.7 million and $15.7 million for the years ended September 30, 2007, 2006 and 2005. The $3.1 million or 18.6% increase from fiscal 2006 to fiscal 2007 was due primarily to an increase in the average balance and rates paid on deposit accounts. The average balance of deposits increased $13.6 million and $43.6 million in fiscal 2007 and 2006, respectively. The increase in interest expense in 2007 was driven by an increase in market interest rates. During fiscal 2007 average interest rates paid on deposits increased to 3.19% from 2.59%, as short-term market interest rates increased during the year.

         Interest expense increased $1.0 million or 6.7% during fiscal 2006 compared to fiscal 2005, primarily due to an increase in the average balance of deposit accounts coupled with an increase in average interest rates paid on deposits and advances, offset somewhat by a decrease in the average balance of advances. The average rates paid on deposits and advances increased in fiscal 2006 compared to fiscal 2005 to 2.59% and 4.91% from 2.11% and 4.76%, respectively.

         Net Interest Income. Net interest income increased $0.7 million to $23.2 million during the year ended September 30, 2007 primarily due to an increase in interest income on loans and to a decrease in interest expense on advances, offset somewhat by an increase in interest expense on deposits.

         Net interest income during fiscal 2006 increased compared to fiscal 2005 by $2.1 million due to an increase in interest income on loans and to a decrease in interest expense on advances, partially offset by an increase in interest expense on deposits.
..
         Provision for Loan Losses. The Bank provided $605,000, $210,000 and $950,000 to the allowance for loan losses for the years ended September 30, 2007, 2006 and 2005 respectively. The provision increased in fiscal 2007 primarily due to two delinquent commercial loans that are expected to go into foreclosure. The allowance for loan losses was $5.1 million at September 30, 2007, $4.9 million at 2006 fiscal year end and $5.1 million at 2005 fiscal year end.

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

         Non-Interest Income. Non-interest income during the years ended September 30, 2007, 2006 and 2005 amounted to $14.7 million, $13.0 million and $10.9 million respectively. The increase in 2007 and 2006 was due primarily to fee income resulting from an increase in the volume of deposit related fees due to an increase in the number of deposit accounts.

         Non-Interest Expense. Non-interest expense totaled $27.4 million; $24.3 million and $22.6 million during the years ended September 30, 2007, 2006 and 2005, respectively. The $3.1 million increase during fiscal 2007 was due primarily to compensation expense, expenses related to deposit services and revaluation of foreclosed real estate. Compensation expense this year increased primarily due to annual salary adjustments, the cost of employee benefit plans, additional staff for commercial lending, retail operations and a new branch office in the Baton Rouge, Louisiana market.

         The $1.7 million increase in non-interest expense in fiscal 2006 compared to fiscal 2005 was primarily due to an increase in compensation expense resulting from an increase in the cost of retirement plans, expensing of stock options and an increase in staff for the commercial loan area and a new branch office.

         The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $535,000, $524,000 and $568,000 in the fiscal years ended September 30, 2007, 2006 and 2005, respectively.

         Gain on Sale of Securities. In the years ended September 30, 2007, 2006 and 2005, gains on the sale of securities amounted to $164,000, $34,000 and $26,000, respectively.

         Income Tax Expense. For the years ended September 30, 2007, 2006 and 2005, the Company incurred income tax expense of $3.2 million, $3.7 million and $2.5 million, respectively. There was a decrease in the effective tax rate in 2007 due to a decrease in permanent tax differences related to the ESOP.

Liquidity and Capital Resources

         The Bank's average liquidity ratio is based on deposits and was approximately 8.8% percent during September 2007. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

         In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities, and matured or called investment securities. The Bank also borrows funds from the Federal Home Loan Bank of Dallas (the "FHLB").

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

         The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Dallas advances and ability to borrow against mortgage-backed and other securities. At September 30, 2007, the Bank had total FHLB borrowings of $89.8 million, or 12.5% of the Bank's assets. Approximately $28.0 million is due in the year ending September 30, 2008. The Bank has an additional $159.6 million available under a line of credit with the FHLB.

         Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2007, the Bank had outstanding loan commitments of $48.6 million, and certificates of deposit scheduled to mature within one year of $189.7 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

         Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2007, the Bank exceeded all regulatory capital requirements. See Note 18 to the Consolidated Financial Statements.

Net Portfolio Value Analysis - Interest Rate Risk

         The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or reprice at different rates than our interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

         The Bank believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. The Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS requires all regulated thrift institutions to calculate the estimated change in the institution's NPV assuming instantaneous parallel shifts in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. The NPV is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

         The OTS provides an interest rate sensitivity report of NPV to all institutions that file with the OTS a Consolidated Maturity & Rate Schedule ("CMR") as a part of the institution's quarterly Thrift Financial Report. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down 100 to 300 basis points in 100 basis points increments. The OTS allows thrifts with under $1 billion in total assets to use the results of their interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV.

         The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

         In the OTS model, the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificates of deposit accounts ("CD"), the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the "customer relationship" due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

         Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the NPV calculation in the OTS model. These accounts are valued at 100% of the respective account balances on the liability side. On the asset side of the analysis, the value of the "customer relationship" of the various types of deposit accounts is reflected as a deposit intangible.

         The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach.

         The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank's latest percentage change in NPV assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2007.

                                                          NPV as % of PV
                     Net Portfolio Value                    of Assets
                 ----------------------------    ----------------------------------
      Change                                                  NPV
    in Rates(1)  $ Amount        $ Change (2)    % Change(3)  Ratio(4)    Change(5)
    -----------  --------        ------------    -----------  --------    ---------
                     (Dollars in Thousands)

      +300 bp    $  57,217        $ -27,478         -32%        8.14%      -325 bp

      +200 bp       67,292          -17,404         -21%        9.38%      -201 bp

      +100 bp       76,430          - 8,265         -10%       10.46%      - 93 bp

         0 bp       84,696

      -100 bp       89,824          + 5,129         + 6%       11.92%      + 53 bp

      -200 bp       92,712          + 8,017         + 9%       12.17%      + 78 bp


(1)  The -300bp scenarios are not shown due to low interest rate environment.
(2) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(3) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(4)  Calculated as the estimated NPV divided by average total assets.
(5) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

                                                 September 30,    September 30,
                                                    2007              2006
                                                 -------------    -------------
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets
                                                  11.39 %             11.88 %
Exposure Measure: Post-Shock NPV Ratio
                                                   9.38 %             10.03 %
Sensitivity Measure: Change in NPV Ratio
                                                    201 bp              185 bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in NPV as % of PV of Assets                 2.01 %              2.22 %

As the table shows, increases in interest rates would result in net decreases in the Bank's NPV. The Bank's NPV decreases by 21.0% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

In times of decreasing interest rates, the value of fixed-rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank.

Contractual Obligations

         The Company has various contractual obligations related to borrowings, deposits and operating lease payments. These obligations are outlined in footnotes 6, 7 and 8 in the consolidated financial statements of the Company.

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

         Management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb losses inherent in the existing portfolio. Based on the estimates, an amount is charged to or recovered from the provision for loan losses and credited or debited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

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

Impact of Off-Balance Sheet Instruments

         The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. See Footnote 16 in the accompanying consolidated financial statements.

                                                               [GRAPHIC OMITTED}
                                                               DIXON HUGHES PLLC
                                       Certified Public Accountants and Advisors


            Report of Independent Registered Public Accounting Firm
            -------------------------------------------------------


To the Board of Directors and Stockholders
Teche Holding Company, Inc.
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company, Inc. and subsidiary (hereinafter referred to as the "Company") as of September 30, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing and audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company, Inc. and subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/Dixon Hughes PLLC

Asheville, North Carolina
December 14, 2007


                          500 Ridgefield Court, PO Box 3049              Praxity
                                   Asheville, NC 28802-3049               Member
                          Ph. 828.254.2254 Fx. 828.254.6859   GLOBAL ALLIANCE OF
                                       www.dixon-hughes.com   INDEPENDENT FIRMS

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2007 and 2006

 ----------------------------------------------------------------------------------------------------

                                                                            2007         2006
                                                                          ---------    ---------
                                                                         (Amounts in thousands,
                                                                     except share and per share data)
ASSETS

Cash and due from banks                                                   $  14,338    $  15,725
Interest-bearing deposits                                                     7,473        1,803
Securities available-for-sale - at estimated fair value
   (amortized cost of $53,166 in 2007 and $65,407 in 2006)                   51,647       63,517
Securities held-to-maturity--at amortized cost (estimated fair
   value of $31,170 in 2007 and $37,934 in 2006)                             31,855       38,743
Loans receivable--net of allowance for loan losses of
   $5,083 in 2007 and $4,890 in 2006                                        561,988      520,503
Accrued interest receivable                                                   2,952        2,702
Investment in Federal Home Loan Bank stock, at cost                           4,343        4,185
Real estate owned, net                                                        1,218        1,066
Prepaid expenses and other assets                                             2,268        3,148
Goodwill                                                                      3,647        3,647
Life insurance contracts                                                     11,492       10,895
Premises and equipment, net                                                  26,146       19,816
                                                                          ---------    ---------

                                                           TOTAL ASSETS   $ 719,367    $ 685,750
                                                                          =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                  $ 555,569    $ 537,549
Advances from Federal Home Loan Bank                                         89,756       77,386
Advance payments by borrowers for taxes and insurance                         2,208        1,957
Accrued interest payable                                                      1,441        1,458
Accounts payable and other liabilities                                        3,387        3,471
                                                                          ---------    ---------

                                                      TOTAL LIABILITIES     652,361      621,821

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000,000 shares authorized;
   4,635,666 and 4,608,625 shares issued                                         46           46
  Preferred stock, 5,000,000 shares authorized, none issued                       -            -
  Additional paid-in capital                                                 51,366       50,334
  Retained earnings                                                          62,646       58,748
  Treasury stock -2,432,828 and 2,390,428 shares - at cost                  (46,049)     (43,951)
  Accumulated other comprehensive loss                                       (1,003)      (1,248)
                                                                          ---------    ---------

                                            TOTAL STOCKHOLDERS' EQUITY       67,006       63,929
                                                                          ---------    ---------

                             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 719,367    $ 685,750
                                                                          =========    =========

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2007, 2006 and 2005

--------------------------------------------------------------------------------------------------

                                                                2007      2006      2005
                                                             -------   -------   -------
                                                  (Amounts in thousands, except per share amounts)
INTEREST INCOME:
   Interest and fees on loans                                $38,179   $33,284   $31,162
   Interest and dividends on securities                        4,376     4,692     4,793
   Other interest income                                         486     1,221       113
                                                             -------   -------   -------

                                     TOTAL INTEREST INCOME    43,041    39,197    36,068
                                                             -------   -------   -------

INTEREST EXPENSE:
   Deposits                                                   16,055    12,686     9,429
   Advances from Federal Home Loan Bank                        3,802     4,034     6,245
                                                             -------   -------   -------

                                    TOTAL INTEREST EXPENSE    19,857    16,720    15,674
                                                             -------   -------   -------

                                       NET INTEREST INCOME    23,184    22,477    20,394

PROVISION FOR LOAN LOSSES                                        605       210       950
                                                             -------   -------   -------

                                NET INTEREST INCOME AFTER
                                PROVISION FOR LOAN LOSSES     22,579    22,267    19,444
                                                             -------   -------   -------

NON-INTEREST INCOME:
   Service charges                                            13,589    11,912     9,661
   Other income                                                  897     1,085     1,158
                                                             -------   -------   -------

                                 TOTAL NON-INTEREST INCOME    14,486    12,997    10,819
                                                             -------   -------   -------

GAIN ON SALE OF SECURITIES                                       164        34        26
                                                             -------   -------   -------

NON-INTEREST EXPENSE:
   Compensation and employee benefits                         13,997    12,448    10,949
   Occupancy, equipment and data processing expense            5,470     5,165     4,653
   Marketing and professional fees                             3,224     2,759     3,275
   Deposit insurance premiums                                     66        67        66
   Louisiana shares tax                                          535       524       568
   Other operating expenses                                    4,086     3,367     3,076
                                                             -------   -------   -------

                                TOTAL NON-INTEREST EXPENSE    27,378    24,330    22,587
                                                             -------   -------   -------
                                INCOME BEFORE INCOME TAXES     9,851    10,968     7,702

INCOME TAXES                                                   3,170     3,651     2,503
                                                             -------   -------   -------

                                                NET INCOME   $ 6,681   $ 7,317   $ 5,199
                                                             =======   =======   =======

BASIC INCOME PER COMMON SHARE                                $  3.01   $  3.22   $  2.34
                                                             =======   =======   =======

DILUTED INCOME PER COMMON SHARE                              $  2.94   $  3.15   $  2.26
                                                             =======   =======   =======

DIVIDENDS PER SHARE                                          $  1.26   $  1.10   $   .94
                                                             =======   =======   =======

TECHE HOLDING COMPANY AND
SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2007, 2006 and 2005

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                   Additional                 Unearned                   other
                                          Common    paid-in      Retained       ESOP        Treasury  comprehensive
                                           stock    capital      Earnings      shares        stock         loss         Total
                                          ------  -----------    --------     --------      --------  -------------    --------
                                                            (Dollars in thousands, except per share amounts)
BALANCE - October 1, 2004                   $45      $46,785      $50,789       $(283)      $(36,527)     $  (522)     $60,287
ESOP compensation                             -          347            -         140              -            -          487
Exercise of stock options,
   including tax benefit                      1        1,166            -           -              -            -        1,167
MSP shares issued                             -          160            -           -              -            -          160
Purchase of common stock for treasury         -            -            -           -         (3,010)           -       (3,010)
Dividends declared - $.94 per share           -            -       (2,095)          -              -            -       (2,095)
Comprehensive income:
   Net income                                 -            -        5,199           -              -            -        5,199
   Change in unrealized gain
     on securities available-for-sale, net    -            -            -           -              -         (857)        (857)
                                                                                                                       -------
       Total comprehensive income                                                                                        4,342
                                            ---      -------      -------       -----       --------      -------      -------
BALANCE - September 30, 2005                 46       48,458       53,893        (143)       (39,537)      (1,379)      61,338
ESOP compensation                             -          444            -         143              -            -          587
Exercise of stock options,
   including tax benefit                      -          817            -           -              -            -          817
Stock based compensation                      -          442            -           -              -            -          442
Reclassification of vested
   stock based compensation                   -          173            -           -              -            -          173
Purchase of common stock for treasury         -            -            -           -         (4,414)           -       (4,414)
Dividends declared - $1.10 per share          -            -       (2,462)          -              -            -       (2,462)
Comprehensive income:
   Net income                                 -            -        7,317           -              -            -        7,317
   Change in unrealized loss
    on securities available-for-sale, net     -            -            -           -              -           131         131
                                                                                                                       -------
     Total comprehensive income                                                                                          7,448
                                            ---      -------      -------       -----       --------      -------      -------
BALANCE - September 30, 2006                 46       50,334       58,748           -        (43,951)      (1,248)      63,929
Exercise of stock options,
   including tax benefit                      -          642            -           -              -            -          642
Stock based compensation                      -          390            -           -              -            -          390
Purchase of common stock for treasury         -            -            -           -         (2,098)           -       (2,098)
Dividends declared - $1.26 per share          -            -       (2,783)          -              -            -       (2,783)
Comprehensive income:
   Net income                                 -            -        6,681           -              -            -        6,681
   Change in unrealized loss
     on securities available-for-sale, net    -            -            -           -              -          245          245
                                                                                                                       -------
       Total comprehensive income                                                                                        6,926
                                            ---      -------      -------       -----       --------      -------      -------
BALANCE - September 30, 2007                $46      $51,366      $62,646       $   -       $(46,049)     $(1,003)     $67,006
                                            ===      =======      =======       =====       ========      =======      =======

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007, 2006 and 2005

---------------------------------------------------------------------------------------------
                                                               2007        2006        2005
                                                             --------    --------    --------
                                                                   (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $  6,681    $  7,317    $  5,199
  Adjustments to reconcile net income
     to net cash provided by operating activities:
      Accretion of discount and amortization of premium
       on investments and mortgage-backed securities              290         246         390
      Provision for loan losses                                   605         210         950
      Provision for loss on real estate owned                     179           -           -
      ESOP expense                                                  -         587         487
      Stock-based compensation                                    390         442         214
      Deferred income tax benefit                                (554)        (19)       (461)
      Gains on sale of loans                                        -           -         (55)
      Gains on sale of securities                                (164)        (34)        (26)
      Gains on sale of premises and equipment                      (3)       (244)          -
      Gain on sale of real estate owned                           (36)        (57)          -
      Depreciation                                              1,333       1,317       1,220
      Increase in bank owned life insurance                      (597)       (538)       (525)
      Amortization of intangible assets                            70         102         145
      (Increase) decrease in prepaid assets                       (68)        262         174
      Change in accrued interest receivable                      (250)        (98)        (97)
      Change in accrued interest payable                           18         615          95
      Other, net                                                1,073      (1,339)       (112)
                                                             --------    --------    --------

                 NET CASH PROVIDED BY OPERATING ACTIVITIES      8,967       8,769       7,598
                                                             --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities
     available-for-sale                                         1,527         200         142
  Purchase of securities available-for-sale                      (266)        (22)       (512)
  Principal repayments on securities available-for-sale        10,704      13,806      20,159
  Purchase of securities held-to-maturity                           -     (10,988)    (19,392)
  Principal repayments on securities held-to-maturity           6,875       6,409       6,702
  Net loan originations                                       (27,042)    (24,751)    (14,685)
  Purchase of loans                                           (16,354)    (14,366)    (16,833)
  Proceeds from sales of loans                                      -       4,800      14,418
  Sale of (Investment in) FHLB stock, net                       (158)      2,382       1,994
  Purchase of premises and equipment                           (7,663)     (2,254)     (1,214)
  Proceeds from sale of premises and equipment                      3         284         378
  Proceeds from sale of real estate owned                       1,288         681           -
                                                             --------    --------    --------

   NET CASH USED IN INVESTING ACTIVITIES                      (31,086)    (23,819)     (8,843)
                                                             --------    --------    --------

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007, 2006 and 2005

---------------------------------------------------------------------------------------------
                                                                2007        2006        2005
                                                             --------    --------    --------
                                                                   (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                             $ (2,783)   $ (2,462)   $ (2,095)
  Net increase in deposits                                     18,020      21,497      83,635
  Proceeds of long-term FHLB advances                               -           -      10,000
  Repayment of long-term FHLB advances                         (5,130)    (11,023)    (29,636)
  Net increase (decrease) in short-term FHLB advances          17,500      (5,000)    (41,394)
  Cash paid for purchase of common stock for treasury          (2,098)     (4,414)     (3,010)
  Proceeds from exercise of stock options                         444         646       1,167
  Tax benefit from exercise of stock options                      198         171           -
  Change in advance payments by
     borrowers for taxes and insurance                            251         489        (110)
                                                             --------    --------    --------



NET CASH PROVIDED (USED)
 BY FINANCING ACTIVITIES                                       26,402         (96)     18,557
                                                             --------    --------    --------

                               NET INCREASE (DECREASE) IN
                               CASH AND CASH EQUIVALENTS        4,283     (15,146)     17,312

CASH AND CASH EQUIVALENTS
  Beginning of year                                            17,528      32,674      15,362
                                                             --------    --------    --------

CASH AND CASH EQUIVALENTS
  End of year                                                $ 21,811    $ 17,528    $ 32,674
                                                             ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION:
  Cash paid for interest                                     $ 19,875    $ 16,105    $ 15,579
                                                             ========    ========    ========

  Cash paid for taxes                                        $  2,600    $  4,745    $  1,700
                                                             ========    ========    ========

SUPPLEMENTAL SCHEDULE OF NON-CASH
    INVESTING ACTIVITIES:
  Accumulated other comprehensive income (loss),             $    245    $    131    $   (857)
                                                             ========    ========    ========
   net of income taxes

  Transfer from loans to real estate owned                   $  1,600    $  2,502    $      -
                                                             ========    ========    ========


  Loans originated to sell real estate owned                 $     17    $  1,082    $      -
                                                             ========    ========    ========

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Bank (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage loans.

Concentrations of Credit Risk - The Company makes loans to individuals and small businesses located primarily in southern Louisiana for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector. The Company will from time to time purchase loans from outside the market area.

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

Cash and Cash Equivalents - Cash and cash equivalents comprise cash on hand and non-interest bearing and interest bearing demand deposits with other financial institutions. The Company is required to maintain certain cash reserves relating to its deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

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

Management's judgment as to the level of losses on existing loans involves the consideration of current economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantially different from the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the loan portfolio.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Loan Fees, Loan Costs, Discounts and Premiums - Loan origination fees, certain direct loan origination costs and discounts and premiums on loans are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

Federal Home Loan Bank Stock - Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for the FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB, and this investment is not considered impaired at September 30, 2007.

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

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $357, and $287 at September 30, 2007, and 2006, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling cost, and any related writedown is charged to the allowance for loan losses. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when fair value is determined to be less than the carrying value. Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, the September 30, 2005 income statement has not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

New Accounting Pronouncements - FAS 157 - In September 2006, the FASB issued SFAS No. 157 - Fair Value Measurements - which enhances existing guidance for measuring assets and liabilities using fair value and requires additional disclosure about the use of fair value for measurement. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of SFAS No. 157.

FAS 159 - SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of SFAS No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. Demand deposit liabilities are explicitly excluded as qualifying for fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 159 does contain an early election option that would allow the Company to elect the fair value option for existing eligible items as of the beginning of a fiscal year that begins on or before November 15, 2007. The Company has not early adopted SFAS 159 and does not expect the adoption of SFAS 159 to materially impact the Company's consolidated financial statements.

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


2.    INTEREST RATE RISK

         The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. At September 30, 2007, the Company had interest and dividend-earning assets of approximately $674,000, most of which will not mature or be repriced until after five years. Interest bearing liabilities totaled approximately $645,000, most of which will mature or can be repriced within two years. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------


3.       SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

                                                                       September 30, 2007
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Investment securities:
  Federal Farm Credit Bank                     $       3,275     $           -     $         (56)    $        3,219
  Municipal obligations                                   25                 -                 -                 25
                                               -------------     -------------     -------------     --------------
                                                       3,300                 -               (56)             3,244
                                               -------------     -------------     --------------    --------------
Mortgage-backed securities:
  Government National Mortgage
   Association                                         4,408                 8               (28)             4,388
  Federal Home Loan Mortgage
   Corporation                                        15,451                 -              (340)            15,111
  Federal National Mortgage Association                8,730                 7              (497)             8,240
                                               -------------     -------------     --------------    --------------
                                                      28,589                15              (865)            27,739
                                               -------------     -------------     --------------    --------------
ARM Mutual Funds                                      16,133                 -              (459)            15,674
Collateralized mortgage obligations
   ("CMOs")                                            4,687                 -              (212)             4,475
Other securities                                         457                60                (2)               515
                                               -------------     -------------     --------------    --------------

                                               $      53,166     $          75     $      (1,594)    $       51,647
                                               =============     =============     ==============    ==============


                                                                       September 30, 2006
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Investment securities:
  Federal Farm Credit Bank                     $       3,275     $           -     $        (128)    $        3,147
  Municipal obligations                                   31                 -                 -                 31
                                               -------------     -------------     -------------     --------------
                                                       3,306                 -              (128)             3,178
                                               -------------     -------------     --------------    --------------
Mortgage-backed securities:
  Government National Mortgage
   Association                                         7,790                 8              (124)             7,674
  Federal Home Loan Mortgage
   Corporation                                        20,486                17              (697)            19,806
  Federal National Mortgage Association               10,509                 8              (588)             9,929
                                               -------------     -------------     --------------    --------------
                                                      38,785                33            (1,409)            37,409
                                               -------------     -------------     --------------    --------------
ARM Mutual Funds                                      16,133                 -              (345)            15,788
Collateralized mortgage obligations
   ("CMOs")                                            5,629                 -              (240)             5,389
Other securities                                       1,554               201                (2)             1,753
                                               -------------     -------------     --------------    --------------

                                               $      65,407     $         234     $      (2,124)    $       63,517
                                               =============     =============     ==============    ==============

30

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

                                                                       September 30, 2007
                                               --------------------------------------------------------------------
                                                                      Gross             Gross           Estimated
                                                 Amortized         Unrealized        Unrealized           Fair
                                                   Cost               Gains            Losses             Value
                                               -------------     -------------     -------------     --------------
Mortgaged-backed securities:
  Federal National Mortgage Association        $      31,855     $          46     $        (731)    $       31,170
                                               -------------     -------------     --------------    --------------

                                               $      31,855     $          46     $        (731)    $       31,170
                                               =============     =============     ==============    ==============

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
                                               =============     =============     ==============    ==============

The Federal Farm Credit Bank security with a fair value of $3,219 and $3,147 at September 30, 2007 and 2006, respectively, will mature on June 16, 2011.

Details concerning securities with unrealized losses as of September 30, 2007 are as follows:

                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
Available-for-Sale
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,219   $        (56)  $       3,219   $        (56)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -          3,853            (27)          3,853            (27)
  Federal Home Loan Mortgage
   Corporation                      572             (4)        14,373           (336)         14,945           (340)
  Federal National Mortgage
   Association                      112             (1)         7,963           (496)          8,075           (497)
                           ------------   -------------  ------------   -------------  -------------   -------------
                                    684             (5)        29,408           (915)         30,092           (920)
ARM Mutual Funds                      -              -         15,674           (459)         15,674           (459)
CMOs                                  -              -          4,476           (212)          4,476           (212)
Other securities                      -              -             12             (2)             12             (2)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $        684   $         (5)  $     49,570   $     (1,588)  $      50,254   $      (1,593)
                           ============   =============  ============   =============  =============   =============

Held-to-Maturity
Federal National Mortgage
   Association             $          -   $          -   $     22,715   $       (731)  $      22,715   $       (731)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $          -   $          -   $     22,715   $       (731)  $      22,715   $       (731)
                           ============   ============   ============   =============  =============   =============

31

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The Company has 44 investments at September 30, 2007 of which 24 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium. Market interest rates have declined somewhat during 2007, which has resulted in a partial recovery in the market value of some securities. The ARM Mutual fund is primarily invested in short term mortgage backed securities. The Company has assessed the securities underlying the fund, and has determined that the decrease in the fair market value is due to increases in market interest rates and not deteriorating credit quality of the assets underlying the fund. These issues are deemed to be temporary. The Company has the ability and intent to hold the securities until a market value recovery.

Details concerning securities with unrealized losses as of September 30, 2006 are as follows:

                              Securities with losses        Securities with losses
                                  under 12 months               over 12 months                     Total
                           ---------------------------   ---------------------------   ----------------------------
                                              Gross                         Gross                          Gross
                               Fair        unrealized        Fair        unrealized         Fair        unrealized
                               value         losses          value         losses           value         losses
                           ------------   ------------   ------------   ------------   -------------   ------------
Available-for-Sale
Investment securities:
  Federal Farm Credit Bank $          -   $          -   $      3,147   $       (128)  $       3,147   $       (128)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                    -              -          6,814           (124)          6,814           (124)
  Federal Home Loan Mortgage
   Corporation                      176             (1)        18,151           (696)         18,327           (697)
  Federal National Mortgage
   Association                        -              -          9,373           (588)          9,373           (588)
                           ------------   ------------   ------------   -------------  -------------   -------------
                                    176             (1)        34,338         (1,408)         34,514         (1,409)
ARM Mutual Funds                      -              -         15,788           (345)         15,788           (345)
CMOs                                  -              -          5,389           (240)          5,389           (240)
Other securities                      -              -             12             (2)             12             (2)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $        176   $         (1)  $     58,674   $     (2,123)  $      58,850   $     (2,124)
                           ============   =============  ============   =============  =============   =============

Held-to-Maturity
Federal National Mortgage
   Association             $          -   $          -   $     27,558   $       (893)  $      27,558   $       (893)
                           ------------   ------------   ------------   -------------  -------------   -------------

                           $          -   $          -   $     27,558   $       (893)  $      27,558   $       (893)
                           ============   ============   ============   =============  =============   =============

The Company has 45 investments at September 30, 2006 of which 22 had unrealized losses. These unrealized losses generally result from securities, which were purchased at a premium in anticipation of a continuing stable interest rate environment. As interest rates increased, the market value of securities declined. These issues are deemed to be temporary. The Company has the ability and intent to hold the securities until a market value recovery.

Gross gains of $164, $34 and $26 were realized on sales of securities in the years ended September 30, 2007, 2006 and 2005, respectively. No losses were realized on sales of securities in the years ended September 30, 2007, 2006 or 2005.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

At September 30, 2007 and 2006, securities with a cost of approximately $17,950 and $17,700 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.

4.       LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                                        September 30,
                                                                                  2007                  2006
                                                                           ------------------    ------------------
Residential real estate mortgage loans:
  One-to-four family units - Conforming                                    $          181,090    $          180,521
  One-to-four family units - Commercial                                                32,664                26,291
  One-to-four family units - Alternative                                               84,338                83,641
  Multi-family                                                                         24,540                20,756
Land loans                                                                             28,376                21,812
Construction loans                                                                     10,853                 9,358
Commercial real estate loans                                                           75,961                59,474
Commercial non-real estate loans                                                       15,378                21,262
Home improvement and home equity loans                                                 51,240                53,202
Loans on savings accounts                                                               5,939                 5,223
Auto loans                                                                              4,694                 5,710
Mobile home loans                                                                      48,144                35,242
Other secured and unsecured                                                             4,189                 3,201
                                                                           ------------------    ------------------
                                                                                      567,406               525,693
Less:
  Allowance for loan losses                                                             5,083                 4,890
  Deferred loan fees, net                                                                 335                   300
                                                                           ------------------    ------------------

                                                                           $          561,988    $          520,503
                                                                           ==================    ==================

Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria.

Changes in the allowance for loan losses are as follows:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------

Beginning balance - October 1                                 $        4,890     $         5,151     $        4,365
Provision charged to operating expense                                   605                 210                950
Recoveries                                                                16                 236                 13
Loans charged off                                                       (428)               (707)              (177)
                                                              ---------------    ---------------     ---------------

Ending balance - September 30                                 $        5,083     $         4,890     $        5,151
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The amount of nonaccrual loans at September 30, 2007 and 2006 was approximately $2.6 million and $2.8 million, respectively. The amount of impaired loans at September 30, 2007 was approximately $521 thousand and at September 30, 2006 was approximately $746 thousand. The amount of allowance allocated to impaired loans was approximately $387 thousand at September 30, 2007 and $0 at September 30, 2006. The average investment in impaired loans was $530 and $449 for the years ended September 30, 2007 and 2006, respectively. The amount of forgone interest on impaired loans was approximately $30 and $24, respectively.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its residential real estate first mortgage loans.


5.    REAL ESTATE OWNED

Real estate owned consisted of the following:

                                                                 September 30,
                                                           2007                  2006
                                                    ------------------    ------------------

Real estate acquired through foreclosure            $            1,403    $            1,072
Less allowance for losses                                         (185)                   (6)
                                                    -------------------   ------------------

Real estate owned - net                             $            1,218    $            1,066
                                                    ==================    ==================



6.    PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                 September 30,
                                                           2007                  2006
                                                    ------------------    ------------------
Land                                                $            9,907    $            6,736
Buildings and improvements                                      17,835                14,603
Furniture, fixtures and equipment                               10,204                 9,275
                                                    ------------------    ------------------
                                                                37,946                30,614
Less accumulated depreciation                                  (11,800)              (10,798)
                                                    -------------------   ------------------

                                                    $           26,146    $           19,816
                                                    ==================    ==================

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2007, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

                           2008                               $     146
                           2009                                     100
                           2010                                      66
                           2011                                      34
                           Thereafter                                26
                                                              ---------
                                                              $     372
                                                              =========

All leases contain options to extend for periods from three to five years. Total rent expense for the years ended September 30, 2007, 2006, and 2005 amounted to $159, $158 and $160 respectively.



7.    DEPOSITS

Deposits are summarized as follows:

                                                           September 30,
                                                     2007                  2006
                                              ------------------    ------------------
Non-interest bearing demand accounts          $           54,358    $           49,119
Interest bearing:
  NOW accounts                                            79,681                70,527
  Passbook and regular savings                            51,868                53,628
  Money funds accounts                                    90,944                67,034
  Certificates of deposit                                278,718               297,241
                                              ------------------    ------------------

                                              $          555,569    $          537,549
                                              ==================    ==================

Certificates of deposit of over $100 amounted to $77,964 and $71,009 at September 30, 2007 and 2006, respectively.

Certificates of deposits at September 30, 2007 mature as follows:

Less than one year                                                   $          189,723
1-2 years                                                                        63,525
2-3 years                                                                        15,977
3-4 years                                                                         7,885
4-5 years                                                                         1,381
Over 5 years                                                                        227
                                                                     ------------------

TOTAL                                                                $          278,718
                                                                     ==================

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------


8.    ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2007 and 2006 respectively, the Company was indebted to the FHLB for $89,756 and $77,386 of advances bearing interest at a weighted average rate of 4.87% and 4.91%, which are due as follows:

 Year Ended
September 30,
-------------
   2008                                                 $            27,953
   2009                                                               9,469
   2010                                                               5,543
   2011                                                              11,500
   2012                                                               5,450
   Thereafter                                                        29,841
                                                        -------------------

                                                        $            89,756
                                                        ===================

These advances are collateralized by a blanket-floating lien on the Company's residential real estate first mortgage loans.

At September 30, 2007, the Company had an additional $159,638 available under its line of credit with the FHLB.


9.    OTHER NON-INTEREST INCOME

Included in other non-interest income for the year ended September 30, 2005 was approximately $55 of gains on sales of loans and the Company's credit card portfolio. No gains from sales were recognized during 2007 and 2006. Also included is income from the increase in life insurance contracts of $597, $538, and $525 for the years ended 2007, 2006, and 2005, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

10       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2007 and 2006 are as follows:

                                                                                  Year Ended September 30,
                                                                                  2007                  2006
                                                                           ------------------    ------------------
Deferred tax assets:
  Allowance for loan losses                                                $            1,370    $            1,304
  Unrealized loss on securities available-for-sale                                        517                   643
  Other                                                                                   627                   356
                                                                           ------------------    ------------------
         Total deferred tax assets                                                      2,514                 2,303
                                                                           ------------------    ------------------
Deferred tax liabilities:
  Deferred loan fees and costs - net                                                      228                   226
  Basis differences on securities available-for-sale                                        -                   309
  Tax over book depreciation                                                              544                   449
  Dividends on FHLB stock                                                                 437                   445
  Other                                                                                    97                    94
                                                                           ------------------    ------------------
         Total deferred tax liabilities                                                 1,306                 1,523
                                                                           ------------------    ------------------

         Net deferred tax asset                                            $            1,208    $              780
                                                                           ==================    ==================

The components of income tax expense are as follows:

                                                                           Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Current                                                       $        3,724     $         3,670     $        2,964
Deferred                                                                (554)                (19)              (461)
                                                              ---------------    ---------------     --------------

                                                              $        3,170     $         3,651     $        2,503
                                                              ==============     ===============     ==============

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Taxes computed at statutory rates                             $        3,349     $         3,729     $        2,619
Decrease in taxes due to net nontaxable income                          (179)                (78)              (116)
                                                              ---------------    ---------------     ---------------

                                                              $        3,170     $         3,651     $        2,503
                                                              ==============     ===============     ==============

Effective tax rate                                                     32.2%               33.3%              32.5%
                                                              ==============     ===============     ==============

Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2007, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

11.      NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                                       $        1,842     $         1,796     $        1,691
Equipment, including depreciation, telephone, etc.                     2,396               2,117              1,968
Data processing                                                        1,232               1,252                994
                                                              --------------     ---------------     --------------

                                                              $        5,470     $         5,165     $        4,653
                                                              ==============     ===============     ==============

Other operating expenses consisted of the following:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Stationery, printing and postage                              $          948     $           934     $          952
Debit card expense, and other deposit related costs                    1,164               1,019                848
Other                                                                  1,974               1,414              1,276
                                                              --------------     ---------------     --------------

                                                              $        4,086     $         3,367     $        3,076
                                                              ==============     ===============     ==============

12.      OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2007, 2006 and 2005:

                                                                                       Tax               Net of
                                                                Before-tax          (expense)              tax
                                                                  amount             credit              amount
                                                              --------------     ---------------     --------------
2007
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                        $          535     $          (182)    $          353
  Less reclassification for gain included in net income                 (164)                 56               (108)
                                                              --------------     ---------------     --------------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                        $          371     $          (126)    $          245
                                                              ==============     ===============     ==============


TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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
                                                              ===============    ===============     ===============



13.    RETIREMENT PLANS

The Company participates in a defined benefit multi-employer retirement plan, which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $446, $188 and $63 in the years ended September 30, 2007, 2006 and 2005, respectively, and are the amounts of the required payments relating to these years. The market value of the net assets of the retirement fund exceeds the liability of the present value of accrued benefits as of the most recent valuation date. No separate information regarding the Company's share of the assets and liabilities of this plan is available.

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee's compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2007, 2006, and 2005, expense attributable to the Plan amounted to approximately $222, $130, and $91, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

14.      INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2007, 2006 and 2005:

                                                                            Year Ended September 30,
                                                              -----------------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                                          2,217,000           2,271,000          2,227,000
Effect of dilutive securities:
  Stock options                                                       54,000              45,000             70,000
  Stock grants                                                         3,000               5,000              4,000
                                                              --------------     ---------------     --------------
Weighted average number of common shares
  outstanding  plus effect of dilutive securities -
  used in computation of diluted income per
  common share                                                     2,274,000           2,321,000          2,301,000
                                                              ==============     ===============     ==============


15.      EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank's employees who meet certain eligibility requirements. The ESOP Trust acquired 332,337 shares of common stock in the Company's initial public offering in 1995 with proceeds from a loan from the Company. Teche Federal Bank makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bears interest at the prime rate adjusted quarterly with interest payable quarterly and was paid in full during 2006. The loan was collateralized by the unreleased shares of the stock purchased.

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

Compensation expense related to the ESOP was $580, $587 and $487 for the years ended September 30, 2007, 2006 and 2005, respectively. The ESOP has no unreleased shares at September 30, 2007.


The Company has five share-based compensation plans in effect at September 30, 2007. The compensation cost that has been charged against income for those plans was approximately $390, $442, and $160 for the years ended September 30, 2007, 2006, and 2005, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The Company recorded a deferred tax benefit in the amount of $73, $93, and $14 for the years ended September 30, 2007, 2006 and 2005, respectively, related to share-based compensation.

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

Stock Options
-------------

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 5,000 stock options for the year ended September 30, 2007 with a fair value of $7.96. The Company granted 1,900 stock options for the year ended September 30, 2006 with a weighted average fair value of $6.46 per option.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 3 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended September 30, 2007 and 2006.

                                                            Year Ended                      Year Ended
                                                       September 30, 2007               September 30, 2006
                                                       ---------------------            --------------------

         Dividend yield                                        2.70%                          2.70%
         Risk-free interest rate                               4.60%                          4.74%
         Volatility                                           14.00%                         14.00%
         Expected life                                       6 years                        6 years

A summary of option activity under the stock option plans as of September 30, 2007, and changes during the year ended September 30, 2007 is presented below:

                                                                          Weighted
                                                          Weighted        Average
                                                          Average         Remaining        Aggregate
                                                          Exercise        Contractual      Intrinsic
                                           Shares         Price           Term             Value
                                          ---------------------------------------------------------
Outstanding at September 30, 2006          220,566        $29.72          6.8 years          $5,410

Exercised                                  (23,643)       $25.65

Authorized                                       -             -

Forfeited                                   (4,560)       $40.06

Granted                                      5,000        $47.86
                                          ---------------------------------------------------------

Outstanding at September 30, 2007          197,363        $30.43          6.0 years          $2,116
                                          ---------------------------------------------------------

Exercisable at September 30, 2007          187,966        $30.08          5.9 years          $2,108
                                          ---------------------------------------------------------

For the years ended September 30, 2007, 2006 and 2005, respectively, the intrinsic value of options exercised was approximately $577, $1,005 and $2,798. The fair value of options vested during the years ended 2007, 2006 and 2005 was approximately $96 and $161 and $1,188, respectively.

Cash received from options exercised under all share-based payment arrangements for year ended September 30, 2007 was approximately $444. The actual tax benefit in stockholders equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $198 for the year ended September 30, 2007.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Stock Awards
------------

A summary of the status of the Company's non-vested stock awards as of September 30, 2007, and changes during the year then ended is presented below:

                                                                    Weighted
                                                                    Average
                                                                    Grant Date
                                                       Shares       Fair Value
                                                      ------------------------

               Non-vested - September 30, 2006          6,959          $38.50
               Correction of prior grants               1,550
               Granted                                  4,350          $51.76
               Vested                                  (6,772)         $42.72
                                                      ------------------------
               Non-vested - September 30, 2007          6,087          $42.62
                                                      ------------------------

The fair value of restricted stock vested over the years ended September 30, 2007, 2006 and 2005, respectively was $294, $281 and $214.

As of September 30, 2007, there was $373 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company's stock benefit plans. That cost is expected to be recognized over a weighted-average period of 2.0 years.

The Company funds the option shares and restricted stock from authorized but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

The following illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS 123R to the comparable period of September 30, 2005:

                                                                                For the Year Ended
                                                                                September 30, 2005
                                                                                ------------------
      Net income, as reported                                                         $  5,199
      Add: Stock-based employee compensation expense
      included in reported net income, net of related income taxes                         141
      Less: Stock based compensation determined under fair value based
      method of all awards, net of related income taxes                                 (1,066)
                                                                                       --------
      Pro forma net income                                                             $  4,274
                                                                                       ========
      Earnings per share - basic, as reported                                          $   2.34
      Earnings per share - basic, pro forma                                            $   1.92
      Earnings per share - diluted, as reported                                        $   2.26
      Earnings per share - diluted, pro forma                                          $   1.86


TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

As of September 30, 2007 the Company had made various commitments to extend credit totaling approximately $48,571. Most of these commitments are at variable rates. As of September 30, 2006, such commitments totaled approximately $39,600.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2007 and 2006:


                                                    2007                                       2006
                                    ------------------------------------      -------------------------------------
                                       Carrying              Estimated            Carrying             Estimated
                                        amount              fair value             amount             fair value
                                    ---------------      ---------------      ---------------      ----------------
Financial assets:
  Cash and cash equivalents         $        21,811      $        21,811      $        17,528      $         17,528
  Investment securities                      83,502               82,817              102,260               101,451
   FHLB stock                                 4,343                4,343                4,185                 4,185
   Accrued interest receivable                2,952                2,952                2,702                 2,702

  Loans                                     567,071              567,612              525,393               524,291
  Less allowance for loan losses              5,083                5,083                4,890                 4,890
                                    ---------------      ---------------      ---------------      ----------------
  Loans-net of allowance                    561,988              562,529              520,503               519,401
                                    ---------------      ---------------      ---------------      ----------------

Financial liabilities:
  Deposits                                  555,569              556,174              537,549               535,637
  Advances from Federal Home
     Loan Bank                               89,756               89,313               77,386                76,463
   Accrued interest payable                   1,441                1,441                1,458                 1,458

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

18.   REGULATORY CAPITAL

The Bank's actual capital and its statutorily required capital levels based on the consolidated financial statements accompanying these notes were as follows:

                                                                       2007
                               ------------------------------------------------------------------------------------
                                                                                                 To be well
                                                                                              capitalized under
                                                                    For capital               prompt corrective
                                                                 adequacy purposes            action provisions
                               -------------------------    --------------------------   --------------------------
                                        Actual                       Required                     Required
                               -------------------------    --------------------------   --------------------------
                                 Amount            %           Amount           %           Amount           %
                               -----------    ----------    -----------    -----------   -----------    -----------
Core capital                   $    55,347          7.8%    $    28,576           4.0%   $    35,720           5.0%

Tangible capital               $    55,347          7.8%    $    10,716           1.5%   $       N/A            N/A

Total Risk based capital       $    59,922         12.6%    $    38,065           8.0%   $    47,582          10.0%

Tier 1 Risk based capital      $    55,347         11.6%    $       N/A            N/A   $    28,549           6.0%


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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2007, and 2006, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2007, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of September 30, 2007 and 2006 are also presented in the previous tables.



19.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
     ONLY) (IN THOUSANDS)

                                 Balance Sheets

                                                                                  2007                  2006
                                                                           ------------------    ------------------
Assets:
  Investment in subsidiary                                                 $           58,685    $           59,082
  Cash and cash equivalents                                                             6,759                 3,256
  Other                                                                                 1,562                 1,591
                                                                           ------------------    ------------------

          Total assets                                                     $           67,006    $           63,929
                                                                           ==================    ==================

Stockholders' equity                                                       $           67,006    $           63,929
                                                                           ==================    ==================


                             Statements of Earnings

                                                                            Year ended September 30,
                                                              ----------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Dividends received from subsidiary                            $        8,000     $         4,100     $        8,200
Equity in earnings of subsidiary (less than) greater
  than dividends received                                             (1,207)              3,358             (2,691)
Interest income from subsidiary                                          228                  87                 15
Management fees and other expenses allocated to
  the Parent                                                             (77)                (77)               (77)
Other expenses-net                                                      (263)               (151)              (248)
                                                              ---------------    ---------------     --------------

Net income                                                    $        6,681     $         7,317     $        5,199
                                                              ==============     ===============     ==============

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2007, 2006 and 2005
(in thousands except share and per share data)
--------------------------------------------------------------------------------

                           Statements of Cash Flows

                                                                            Year ended September 30,
                                                              ----------------------------------------------
                                                                   2007               2006                2005
                                                              --------------     ---------------     --------------
Cash flows from operating activities                          $        7,250      $        4,253     $        7,774

Cash flows from investing activities:
  Repayment of loan by subsidiary                                          -                 143                140
  Proceeds from sale of securities                                       492                   -                  -
                                                              ---------------     --------------     ---------------

     Net cash provided by investing activities                           492                 143                140
                                                              ---------------     --------------     ---------------

Cash flows from financing activities:
  Dividends paid                                                      (2,783)             (2,462)            (2,095)
  Proceeds from exercise of stock options                                642                 646                906
  Cash paid for purchase of common stock for treasury                 (2,098)             (4,414)            (3,010)
                                                              ---------------     --------------     ---------------

     Net cash used in financing activities                            (4,239)             (6,230)            (4,199)
                                                              ---------------     --------------     ---------------

Net increase (decrease) in cash and cash equivalents                   3,503              (1,834)             3,715

Cash and cash equivalents - beginning of year                          3,256               5,090              1,375
                                                              --------------      --------------     --------------

Cash and cash equivalents - end of year                       $        6,759      $        3,256     $        5,090
                                                              ==============      ==============     ==============

Cash dividends of $8,000 $4,100 and $8,200 were paid by Teche Federal Bank to Teche Holding Company in the years ended September 30, 2007, 2006 and 2005, respectively.

Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company's ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2007, the Bank's retained earnings available for the payment of dividends was approximately $16 million. The Bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                                     ******


                                               DIRECTORS OF TECHE HOLDING COMPANY
                                                               AND
                                                        TECHE FEDERAL BANK

                                    Patrick O. Little, Chairman        Robert  J. Judice, Jr.
                                    Mary Coon Biggs                    Dr. Thomas F. Kramer
                                    Donelson T. Caffery, Jr.           W. Ross Little, Jr.
                                    J. L. Chauvin                      Robert E. Mouton
                                    Ernest Freyou                      Robert L. Wolfe, Jr.
                                    Henry L. Friedman                  Maunette B. Risher - Advisory

                                                  OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little          Chairman, President/CEO                     Terry Albarado             Assistant Vice President
Scott Sutton               Senior Vice President/Operations            Montreen Badeaux           Assistant Vice President
J. L. Chauvin              Senior Vice President/Treasurer             Lavergne Boutte            Assistant Vice President
                           Chief Financial Officer                     Judy Breaux                Assistant Vice President
Darryl Broussard           Senior Vice President                       Christopher Brown          Assistant Vice President
                           Chief Lending Officer                       Jeanette Charles           Assistant Vice President
W. Ross Little, Jr.        Senior Vice President, Secretary            Angela Cliburn             Assistant Vice President
                           Sales & Marketing                           Stephanie Dandry           Assistant Vice President
Eddie LeBlanc              Senior Vice President, Internal Auditor     Rosalind Dockery           Assistant Vice President
Russell Gauthier           Baton Rouge Regional President              Debbie Guidry              Assistant Vice President
Angela Badeaux             Vice President                              Henrietta Hollier          Assistant Vice President
Pauline Belley             Vice President                              Christy Istre              Assistant Vice President
Genevieve Bihm             Vice President                              Barbara Jesset             Assistant Vice President
Elmo Boudreaux             Vice President                              Anne Jones                 Assistant Vice President
Mary Beth Brady            Vice President                              Debbie Lancon              Assistant Vice President
F. William Ball, III       Vice President                              Ruby Langley               Assistant Vice President
Patricia Begnaud           Vice President                              Vicki Laubach              Assistant Vice President
Georgia Boudreaux          Vice President                              Linda Roman                Assistant Vice President
Irma Nell Bourque          Vice President                              Lesley Schexnayder         Assistant Vice President
Bart Boyer                 Vice President                              Brandy Serrette            Assistant Vice President
Glen Brown                 Vice President                              Tanya Thibodeaux           Assistant Vice President
Kevin Caswell              Vice President                              Karen Verret               Assistant Vice President
Belinda Cavazos            Vice President                              Leslie White               Assistant Vice President
S. Mike Comeaux            Vice President
Gwen Doucet                Vice President                              ST. LANDRY ADVISORY BOARD
Dalie Eldridge             Vice President
Elaine Gussman             Vice President                              Wayne M. Gilmore, Chairman
Constance Harris           Vice President                              H. Kent Aguillard
D. Ross Landry             Vice President                              James R. Bienvenu
Angelina Mire              Vice President                              Anna Lee Dunbar
Carol Nini                 Vice President                              Lynette Young Feucht
Peggy Romero               Vice President                              Patrick Fontenot
Susan Simoneaux            Vice President                              Simon Howard Fournier
Martin Vasquez             Vice President                              Morgan J. Goudeau, III
Tina Vidrine               Vice President                              Martin A. Roy, Jr.
                                                                       Marvin Schwartzenburg

                                                                       SPECIAL COUNSEL
INDEPENDENT AUDITORS                                                   Malizia Spidi & Fisch, PC
Dixon Hughes PLLC                                                      901 New York Avenue, N.W.
500 Ridgefield Court                                                   Suite 210 East
Asheville, NC  28806                                                   Washington, D.C.  20001

                                                                       REGISTRAR AND STOCK TRANSFER AGENT
LEGAL COUNSEL                                                          Registrar and Transfer Company
Biggs, Supple, Cremaldi and Curet, LLP                                 10 Commerce Drive
Lawless Building                                                       Cranford, NJ  07016-3572
Willow Street                                                          (800) 525-7686
Franklin, LA  70538                                                    Fax (908) 272-1006

49