Form 10-K, Exhibit 13
period 2008-09-30
TECHE HOLDING CO
filed 2008-12-29
CIK 934538

TECHE
HOLDING COMPANY

ANNUAL
REPORT
2008

Teche Holding Company                           New Iberia                                  Baton Rouge
---------------------                           ----------                                  -----------
1120 Jefferson Terrace Boulevard                142 W. St. Peter Street                     Wal-Mart Neighborhood Market
New Iberia, LA 70560                            New Iberia, LA  70560                       ----------------------------
PHONE (337) 560-7151                            (337) 364-5528                              9830 Old Hammond Highway
FAX (337) 365-7130                                                                          Baton Rouge, LA  70816
                                                Lafayette                                   (225) 926-7378
                                                ---------
New Iberia                                      Broadmoor                                   Breaux Bridge
----------                                      ---------                                   -------------
1120 Jefferson Terrace Boulevard                5121 Johnston Street                        601 East Bridge Street
New Iberia, LA  70560                           Lafayette, LA  70503                        Breaux Bridge, LA  70517
(337) 365-0366                                  (337) 981-1887                              (337) 332-2149
Call Center (800) 897-0315
                                                Lafayette
                                                ---------
Franklin                                        Downtown                                    Houma
--------                                        --------                                    -----
211 Willow Street                               1001 Johnston Street                        706 Barrow Street
Franklin, LA  70538                             Lafayette, LA  70501                        Houma, LA  70360
(337) 828-3212                                  (337) 232-6463                              (985) 868-8766

Franklin Drive-Thru                             Lafayette                                   Houma
-------------------                             ---------                                   -----
1823 Main Street                                2200 W. Pinhook Road                        912 Grand Caillou Road
Franklin, LA  70538                             Lafayette, LA  70508                        Houma, LA  70363
(337) 828-4177                                  (337) 232-3419                              (985) 857-9990

Morgan City                                     Baton Rouge                                 Thibodaux
-----------                                     -----------                                 ---------
1001 7th Street                                 3524 S. Sherwood Forest Boulevard           921 Canal Boulevard
Morgan City, LA  70380                          Baton Rouge, LA  70816                      Thibodaux, LA  70301
(337) 384-0653                                  (337) 293-0954                              (985) 446-6707

Bayou Vista                                     Prairieville                                Opelousas
-----------                                     ------------                                ---------
206 Arlington Street                            Wal-Mart SuperCenter                        428 E. Landry Street
Bayou Vista, LA  70380                          --------------------                        Opelousas, LA  70570
(985) 395-5244                                  17585 Airline Hwy.                          (337) 942-5748
                                                Prairieville, LA  70769
                                                (225) 677-8748


New Iberia                                      Baton Rouge                                 Eunice
----------                                      -----------                                 ------
529 N. Lewis Street                             Wal-Mart SuperCenter                        840 E. Laurel Avenue
New Iberia, LA  70563                           --------------------                        Eunice, LA  70535
(337) 367-2516                                  2171 O'Neal Lane                            (337) 457-9585
                                                Baton Rouge, LA  70816
                                                (225) 751-0264                              Internet:
                                                                                            www.teche.com

Table of Contents

President's Message .........................................................................................    2

Selected Financial Data .....................................................................................    6

Business of the Bank - Business of the Company ..............................................................    7

Summary of Quarterly Operating Results ......................................................................    7

Market and Dividend Information .............................................................................    8

Stock Performance Graph .....................................................................................    9

Management's Discussion and Analysis of Financial
Condition and Results of Operations .........................................................................   10

Management's Report .........................................................................................   19

Report of Independent Registered Public Accounting Firm .....................................................   20

Consolidated Balance Sheets .................................................................................   21

Consolidated Statements of Income ...........................................................................   22

Consolidated Statements of Stockholders' Equity .............................................................   23

Consolidated Statements of Cash Flows .......................................................................   24

Notes to Consolidated Financial Statements ..................................................................   26

Directors and Officers ......................................................................................   52


Message from Patrick Little, Chairman and CEO

[GRAPHIC OMITTED]

We are proud of our results this year. They are an indication of the strength and stability that our shareholders have expected and received during our 74 year history.

                           Results of Fiscal Year 2008
                           ---------------------------


Earnings and Dividend Growth

[GRAPHIC OMITTED]

Earnings for fiscal 2008 were $5.7 million or $2.63 per diluted share. Markdowns on certain securities and costs to transfer obligations of the defined benefit plans in the third quarter caused year end earnings to be 10.5 % below fiscal year 2007. Excluding those non-operational losses fiscal year 2008 earnings would have been $8.5 million or $3.92 per diluted share, a 33% increase over 2007.

Dividends have provided our shareholders a growing return on their investment in our Company over the past five years. In 2008, Teche paid $1.37 in total cash dividends per share and $0.35 in cash in the fourth quarter. Based on the closing price of our common stock on December 8, 2008 our annualized dividend yield was 5.46%.


Revenue Growth

[GRAPHIC OMITTED]

We are proud that our revenue has increased for 10 consecutive years and our record continues in 2008. Revenue was $41.8 million, a 10.9% increase over 2007. Net interest income increased to $25.9 million or 11.7%. Non-interest income was $15.9 million, an increase of 9.4% over 2007.



Deposit Growth

[GRAPHIC OMITTED]

In 2008, we continued to grow our total deposits and, more importantly, SmartGrowth deposits. Total deposits increased $33.7 million to $589.2 million, a 6.1% increase for 2008. SmartGrowth deposits for fiscal 2008 consisting of checking, savings and money market accounts grew 19.3% to $330.4 million. SmartGrowth deposits were 56.1% of all deposits at

September 30, 2008, compared to only 29.0% in 2001. Responding to customers' needs has been at the core of our mission and defines our success.


Loan Growth

[GRAPHIC OMITTED]

We have carefully pursued our SmartGrowth strategy by gradually transforming our loan portfolio from 73% conforming single family home loans and 27% SmartGrowth loans in 2001 to an exact inverse, 27% conforming loans and 73% SmartGrowth loans in 2008.

[GRAPHIC OMITTED]

SmartGrowth loans are comprised of commercial, home equity, alternative mortgage and consumer loans but do not include what are conventionally called "sub-prime loans." SmartGrowth loans increased $53.2 million or 14.1% to $429.5 million at September 30, 2008. In 2008, commercial loans and consumer loans showed significant increases of 17.9% and 16.5% respectively. We have carefully layered high quality commercial loans on a well developed base of retail lending.


Net-Interest Margin Increase

Net-interest margin was 3.71% for 2008 compared to 3.57% in 2007. The margin increased due to our SmartGrowth successes, especially growth in checking account and commercial loan balances.


High Asset Quality

The Company has maintained high asset quality since its inception as a mortgage lender in 1934. Non-performing assets as a percent of total assets were 0.88% at September 30, 2008 compared to 0.71% at September 30, 2007. Net charge-offs for 2008 were 0.06% compared to 0.07% for fiscal 2007. This is the second consecutive year that our net charge-offs have decreased. We increased our allowance for loan losses to 0.94% of loans from .90% of loans last year.

This is a particularly important time to show discipline in the lending process. Teche's asset quality is high compared to industry results this year. Teche's lending policies have steered the Company away from loans associated with higher risk such as commercial construction and development loans and subprime lending. We continue to focus on loans which fit our expertise such as secured commercial loans and retail mortgage and consumer loan products.

Many national lenders and banks in areas with weakened economies are strongly reacting to existing loan problems. While we have not experienced similar conditions in south Louisiana, we have undertaken an incremental, measured process to identify potential areas of current and future credit risk and deterioration. As a result, Teche has made its lending guidelines slightly more stringent, particularly with regards to maximum loan to value requirements and minimum credit scores of our borrowers. These changes are intended to enhance future asset quality while only minimally impacting loan originations. These initiatives started in 2008 and will continue in 2009.


Capital Strength

Our shareholders should know that our balance sheet is strong with the ratio of tangible equity to total assets at September 30, 2008 at 8.40%. The tier one risk-based capital ratio of Teche Federal Bank was 11.17% at September 30, 2008.


                    Teche and the National Financial Markets

The present national and international economic environment and the consequent government responses have created challenges for the financial industry. At Teche, we have maintained conservative lending practices and our exposure to loans and securities of low quality is very limited.

Amidst turmoil in the financial services industry, Teche had an outstanding year. We did however, experience direct effects of the deterioration in the quality and marketability of private label mortgage related securities. Losses were limited to securities received in a redemption from the AMF Ultra Short Mortgage Fund.

The general turmoil of the financial industry has also affected Teche's stock price. Demand for Teche shares brought extraordinary returns over the last few years. However, pressure on the financial industry has brought the price of our stock down in recent months to 2003 levels, even though we have significantly increased our earnings during such periods. For example, our earnings per diluted share in 2003 were $2.55 while our earnings per diluted share in 2008 would have been $3.92 excluding losses on investments and the benefit plan settlement. These 2008 operating earnings were 53.7% higher than in 2003.

We believe in the soundness of our SmartGrowth strategy and operating policies. Our leadership team is focused on growing our Company and improving results each year. However, markets may continue to acknowledge those results differently based on external economic factors.

One of the key factors in Teche's outstanding 2008 results is the economy of south Louisiana. Unlike other parts of the United States where jobs are declining, the

"Louisiana Economic Outlook for 2009-2010," a highly regarded study published by Louisiana State University, indicates strong job growth in our markets. Baton Rouge increased jobs by 5.4% after Hurricane Katrina and in the next two years jobs are forecasted to increase 3.5%. Furthermore, Lafayette's and Houma's job growth is expected to be 4.0% and 4.3% respectively in 2009-2010.

Even though Hurricanes Gustav and Ike did impact Teche's service areas in 2008, operations were not significantly interrupted due to the dedication of Teche associates to serve our customers. We immediately re-opened branches located in storm damaged areas and assisted our customers to resume their normal activities. The excellent results of the fourth quarter are a testament to the commitment and banking skills of the leadership team and our associates.


                         Teche Leadership and Associates

Our results are driven by our leadership team and our associates at every location. On behalf of the board of directors, I want to thank our leadership team and associates for the outstanding progress of the Company in 2008. We will continue our efforts in building a successful and profitable Company generating solid returns for our shareholders.


Sincerely,


/s/ Patrick Little

Patrick Little
/hairman, President/Chief Executive Officer

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
                                                              At or for the Year Ended September 30,

                                                 2008              2007             2006              2005             2004
Assets                                       $769,488          $719,367         $685,750          $676,822         $653,034
Loans Receivable, Net                         584,591           561,988          520,503           487,816          471,327
Securities-Available for Sale                  26,652            51,647           63,517            77,491           98,939
Securities-Held to Maturity                    54,291            31,855           38,743            34,259           21,636
Cash and Cash Equivalents                      50,112            21,811           17,528            32,674           15,362
Deposits                                      589,228           555,569          537,549           516,052          432,417
FHLB Advances                                 104,877            89,756           77,386            93,409          154,439
Stockholders' Equity                           68,044            67,006           63,929            61,338           60,287
SUMMARY OF OPERATIONS
Interest Income                              $ 45,633          $ 43,041         $ 39,197          $ 36,068         $ 30,668
Interest Expense                               19,733            19,857           16,720            15,674           13,076
                                             --------          --------         --------          --------         --------
Net Interest Income                            25,900            23,184           22,477            20,394           17,592
Provision for Loan Losses                         825               605              210               950               60
                                             --------          --------         --------          --------         --------
Net Interest Income after
   Provision for Loan Losses                   25,075            22,579           22,267            19,444           17,532
Non-Interest Income                            15,851            14,486           12,997            10,819            9,740
Non-Interest Expense                           30,590            27,378           24,330            22,587           18,730
                                             --------          --------         --------          --------         --------
Income Before Gains (Losses) on Sales
   of Securities and Income Taxes              10,336             9,687           10,934             7,676            8,542
Gains (Losses) on Sales of Securities         (2,580)               164               34                26              232
Income Tax Expense                              2,047             3,170            3,651             2,503            2,848
                                             --------          --------         --------          --------         --------

Net Income                                   $  5,709          $  6,681         $  7,317          $  5,199          $ 5,926
                                             ========          ========         ========          ========          =======

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets                        8.84%             9.31%            9.32%             9.06%            9.23%
Book Value/Common Share                         $32.12            $30.42           $28.68            $26.78           $26.54
Dividends declared per Share                     $1.37             $1.26            $1.10             $0.94            $0.78
Basic Income per Common Share                    $2.65             $3.01            $3.22             $2.34            $2.66
Diluted Income per Common Share                  $2.63             $2.94            $3.15             $2.26            $2.48
Return on Average Assets                         0.76%             0.95%            1.07%             0.77%            0.87%
Return on Average Equity                         8.29%            10.24%           11.79%             8.59%            9.40%
Net Interest Margin                              3.71%             3.57%            3.53%             3.24%            3.24%
Non-Interest Expense/Average Assets              4.07%             3.89%            3.54%             3.34%            3.33%
Non-Interest Income/Average Assets               2.11%             2.06%            1.89%             1.60%            1.53%
Non-Performing Loans/Loans (1)                   1.09%             0.68%            0.74%             0.98%            0.63%
Allowance for Loan Losses/Loans (1)              0.94%             0.90%            0.93%             1.04%            0.92%
Dividend Payout                                 51.90%            41.66%           33.65%            40.30%           29.31%

(1)       Total loans before allowance for loan losses

Business of the Bank

     Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See "Management Strategy" on page 6)

     It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes twenty offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche, East Baton Rouge and Ascension. The FDIC insures deposits at the Bank up to the maximum legal amount.

Business of the Company

     Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

                                                         2008                                             2007
                                         First     Second    Third     Fourth             First     Second    Third    Fourth
                                                         (Amounts in thousands, except per share data)

Interest Income                        $11,361    $11,391  $11,465    $11,417           $10,388    $10,695  $10,917   $11,040

Interest Expense                         5,233      5,082    4,798      4,620             4,709      4,894    5,079     5,176

Net Interest Income                      6,128      6,309    6,667      6,797             5,679      5,801    5,838     5,864

Provision for Loan Losses                  180        190      295        160                85         60       60       400

Income (Loss) Before Income Taxes        2,863      3,223   (1,235)     2,906             2,725      2,609    2,469     2,048

Net Income (Loss)                        1,883      2,184     (476)     2,119             1,798      1,709    1,617     1,556

Basic Income (Loss)                       0.85       1.01    (0.22)      1.00              0.81       0.77     0.73      0.70
  per Common Share

Diluted Income (Loss)                     0.84       1.00    (0.22)      0.99              0.78       0.75     0.71      0.69
  per Common Share

Market and Dividend Information

     Teche Holding Company's common stock trades on the NYSE Alternext US under the symbol "TSH." The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

===================================================================================================================
Quarter ended                  Sales Price                 Period End Close      Cash          Date Declared
                                                                                 Dividend
                                                                                 Declared
                               ----------------------------
                               High            Low
-------------------------------------------------------------------------------------------------------------------
December 29, 2006                   $54.15        $50.15             $51.50        $0.30       November 29, 2006
-------------------------------------------------------------------------------------------------------------------
March 30, 2007                      $51.29        $44.03             $44.26        $0.31       February 28, 2007
-------------------------------------------------------------------------------------------------------------------
June 29, 2007                       $45.50        $38.61             $45.25        $0.32       May 23, 2007
-------------------------------------------------------------------------------------------------------------------
September 28, 2007                  $45.75        $41.00             $41.00        $0.33       August 21, 2007
-------------------------------------------------------------------------------------------------------------------
December 31, 2007                   $44.00        $37.10             $37.75       $0.335       November 29, 2007
-------------------------------------------------------------------------------------------------------------------
March 31, 2008                      $38.30        $29.50             $32.55        $0.34       February 26, 2008
-------------------------------------------------------------------------------------------------------------------
June 30, 2008                       $38.39        $31.50             $37.17       $0.345       May 21, 2008
-------------------------------------------------------------------------------------------------------------------
September 30, 2008                  $37.50        $28.90             $31.75        $0.35       August 27, 2008
===================================================================================================================

     According to the records of the Company's transfer agent, there were 456 registered stockholders of record at November 30, 2008. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

     The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2008 exceeded the amounts of its liquidation account and regulatory capital requirements.

Stock Performance Graph

     Set forth below is the performance graph for the Common Stock for the five fiscal years ended September 30, 2008. The performance graph, as prepared for the Company by Zacks Investment Research Inc., compares the cumulative total return on the Common Stock with the (i) the NYSE Alternext US, which takes into account the cumulative total return on stocks included in the NYSE Alternext US, and (ii) the SIC Industry Index, which takes into account the cumulative total return on the stocks of companies with the same SIC code as the Company. Comparison with the NYSE Alternext US, and the SIC Industry Index assumes the investment of $100 as of September 30, 2003. The cumulative total return for the indices and for the Company is computed with the reinvestment of dividends at the frequency with which dividends, if any, were paid during the period.

[GRAPHIC OMITTED]


     ------------------------------------------------- -------------- ------------ ----------- ------------ ------------ -----------
                                                          9/30/03       9/30/04     9/30/05      9/30/06      9/30/07      9/30/08
     ------------------------------------------------- -------------- ------------ ----------- ------------ ------------ -----------
     Teche Holding Company                                $100.00       $115.04     $114.63      $163.96      $127.40      $102.63
     ------------------------------------------------- -------------- ------------ ----------- ------------ ------------ -----------
     NYSE Alternext US (Amex Composite Index)             $100.00       $131.90     $185.15      $208.43      $270.41      $201.30
     ------------------------------------------------- -------------- ------------ ----------- ------------ ------------ -----------
     SIC Industry Index                                   $100.00       $109.25     $112.81      $138.43      $134.38      $100.67
     ------------------------------------------------- -------------- ------------ ----------- ------------ ------------ -----------

NOTE: Data complete through last fiscal year.

NOTE: Corporate   Performance  Graph  with  peer  group  uses  peer  group  only performance (excludes only company).

NOTE: Peer  group  indices  use   beginning  of  period  market   capitalization
      weighting.

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

Overview

     The Company's assets in fiscal 2008 grew $50.1million to $769.5 million reflecting increases in loans receivable offset somewhat by decreases in cash and securities. Net income decreased $972,000 to $5.7 million this past fiscal year primarily due to the Bank's withdrawal from the AMF Ultra Short Fund incurring a loss of $2.6 million before taxes in the third quarter and a subsequent impairment write-down of $408,000 before taxes in the fourth quarter, along with a pretax charge of $1.5 million due to the Bank's exit and transfer out of its defined benefit pension plans during the third quarter. Additionally, in order to manage interest rate risk, management sold approximately $36 million of long term fixed rate first mortgage loans in one transaction during the year. We have provided details of the reasons for these changes in the following pages.

Management Strategy

     Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a
"SmartGrowth" strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), alternative mortgage loans, commercial loans and commercial real estate loans for retention in the Company's loan portfolio. Alternative mortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank's standard loan underwriting criteria. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans. While alternative mortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company's net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

     The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, and home equity loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2008, the weighted average term to repricing of the Bank's ARM loan and ARM mortgage-backed securities portfolio was approximately 21 months. In contrast, at September 30, 2008, $169.5 million of the Bank's certificate accounts and $330.3 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $589.2 million of total deposits, were scheduled to mature or reprice within one year or sooner.

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

                                                                     Year Ended September 30,
                                            ---------------------------------------------------------------------------
                                                      2008 vs. 2007                           2007 vs 2006
                                            -----------------------------------    ------------------------------------
                                                Increase (Decrease) Due to             Increase (Decrease) Due to
                                            -----------------------------------    ------------------------------------
                                             Volume        Rate         Net         Volume        Rate          Net
                                            ---------    ----------   ---------    ---------    ----------   ----------
                                                                      (Dollars in Thousands)
Interest-Earning Assets:
Securities (1)                              $   (522)    $      18    $   (504)    $   (568)    $     252     $   (316)
Loans Receivable, Net                          3,290          (189)      3,101        2,941         1,954        4,895
Other Interest-Earning Assets (2)                817          (822)         (5)         311        (1,046)        (735)
                                            ---------    ----------   ---------    ---------    ----------    ---------
Total Interest-Earning Assets                  3,585          (993)      2,592        2,684         1,160        3,844
                                            ---------    ----------   ---------    ---------    ----------    ---------
Interest-Bearing Liabilities
Deposits                                         670        (1,440)       (770)         429         2,940        3,369
FHLB Advances                                    854          (208)        646         (229)           (3)        (232)
                                            ---------    ----------   ---------    ---------    ----------    ---------
Total Interest-Bearing Liabilities             1,524        (1,648)       (124)         200         2,937        3,137
                                            ---------    ----------   ---------    ---------    ----------    ---------
   Net Change in Net Interest Income        $  2,061     $     655    $  2,716     $  2,484     $  (1,777)    $    707
                                            =========    ==========   =========    =========    ==========    =========

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


                                                                       Year Ended September 30,
                                     ---------------------------------------------------------------------------------------------
                                                   2008                             2007                          2006
                                     ----------------------------------  ---------------------------   ---------------------------
                                     Average                  Average    Average           Average     Average           Average
                                     Balance        Interest Yield/Cost  Balance  Interest Yield/Cost  Balance  Interest Yield/Cost
                                     -------        -------- ----------  -------  -------- ----------  -------  -------- ----------
                                                                           (Dollars in Thousands)
Assets
   Interest-Earning Assets
   Securities (1)                    $ 84,249       $ 3,872       4.60%  $ 95,651 $ 4,376      4.57%   $108,822 $ 4,692      4.31%
   Loans Receivable (2) (3)           594,944        41,280       6.97%   547,740  38,179      6.97%    503,252  33,284      6.61%
   Other Interest-Earning Assets (4)   18,043           481       2.67%     6,731     486      7.22%     24,502   1,221      4.98%
                                     --------       -------              -------- -------              -------- -------
   Total Interest-Earning Assets      697,236       $45,633       6.54%   650,122 $43,041      6.62%    636,576 $39,197      6.16%
                                                    =======                       =======                       =======
   Non-Interest Earning Assets         52,589                              54,423                        50,329
                                     --------                            --------                      --------
Total Assets                         $749,825                            $704,545                      $686,902
                                     ========                            ========                      ========

Liabilities and Stockholders'
     Equity
   Interest-Bearing Liabilities
   NOW Accounts                      $ 83,515       $   456       0.55%  $ 74,851     328      0.44%   $ 71,423  $  200      0.28%
   Statement & Regular Savings
       Accounts                        52,851           409       0.77%    52,084     413      0.79%     59,675     626      1.04%
   Money Funds Accounts               125,905         3,190       2.53%    89,139   3,183      3.52%     63,861   1,375      2.15%
   Certificates of Deposit            264,185        11,230       4.25%   287,292  12,131      4.22%    294,838  10,485      3.56%
                                     ---------      --------             -------- --------             -------- --------
       Total Deposits                 526,456        15,285       2.90%   503,366  16,055      3.19%    489,797  12,686      2.59%
   FHLB Advances                       95,225         4,448       4.67%    77,550   3,802      4.90%     82,214   4,034      4.91%
                                     ---------      --------             -------- --------             -------- --------
   Total Interest-Bearing
       Liabilities                    621,681       $19,733       3.17%   580,916 $19,857      3.42%    572,011 $16,720      2.92%
                                                    ========                      ========                      ========
   Non-Interest-Bearing
       Liabilities                     59,311                              58,396                        52,859
                                     ---------                           ---------                     --------

       Total Liabilities              680,992                             639,312                       624,870
Stockholders' Equity                   68,833                              65,233                        62,035
                                     ---------                           ---------                     --------
Total Liabilities and
     Stockholders' Equity            $749,825                            $704,545                      $686,905
                                     ========                            =========                     ========
Net Interest  Income/Interest Rate
     Spread (5)                                     $ 25,900      3.37%           $23,184      3.20%            $22,477      3.24%
                                                    ========                      ========                      ========
Net Interest Margin (6)                                           3.71%                        3.57%                         3.53%
Interest-Earning Assets/
Interest-Bearing Liabilities                                    112.15%                      111.91%                       111.29%

(1)  Includes securities and Federal Home Loan Bank ("FHLB") stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $565,000 in 2008, $479,000 in 2007 and $429,000 in 2006.
(4)  Amount  includes   certificates  of  deposit  and  other   interest-bearing
     deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets

Changes in Financial Condition from September 30, 2007 to September 30, 2008

     General. Total assets increased $50.1 million, or 7.0% to $769.5 million at September 30, 2008 from $719.4 million at September 30, 2007, primarily as a result of growth in loans receivable and interest bearing deposits, which were attributable to an increase in deposits and advances with the Federal Home Loan Bank.

     Cash and Cash Equivalents. Cash increased $28.3 million from $21.8 million at September 30, 2007 to $50.1 million at September 30, 2008. The increase resulted primarily from deposit growth, along with increases in Federal Home Loan Bank advances.

     Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $25.0 million from $51.6 million at September 30, 2007 to $26.6 million at September 30, 2008 due primarily to repayments on existing mortgage-backed securities and to withdrawal from the AMF Ultra Short Mortgage Fund during the year. The Company withdrew from the fund as a result of continuing declines in its market value and recorded a pre-tax charge of $2,580,000, receiving securities in return. Securities received from the fund were classified as held-to-maturity. Securities held-to-maturity increased in 2008 due to investments received from the AMF fund and other purchases during the year. (See note 3 of the Consolidated Financial Statements).

     Loans Receivable, Net. The Bank's net loans receivable increased $22.6 million or 4.0% to $584.6 million from $562.0 million at September 30, 2007 due primarily to growth in the portfolio of commercial and consumer loans. These increases are reflected in the Bank's portfolio of mobile home, multi-family, commercial real estate and land loans which is part of the Company's strategy to grow net interest margin and manage interest rate risk. The one-to-four family mortgage loan portfolio decreased during the year due to a sale of $36.3 million in long term, fixed rate mortgages. (See Note 4 of the Consolidated Financial Statements for a comparative breakdown of the Bank's loan portfolio.)

     Premises and Equipment, Net. Premises and equipment increased $754,000 or 2.8% due to completion of a new full service branch in our Houma market area.

     Deposits. The Bank's deposits increased $33.7 million or 6.1% to $589.2 million at September 30, 2008, from $555.5 million at September 30, 2007. These increases resulted from growth in money market, savings, non-interest checking and NOW accounts, offset somewhat by a decrease in time deposits. This deposit growth reflects the Company's strategy of growing lower costs deposits. (See
Note 7 of the Consolidated Financial Statements for a comparative breakdown of the Bank's deposit portfolio.)

     Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas increased $15.1 million, or 16.8% to $104.9 million from $89.8 million at September 30, 2007. The increase was due primarily to fund growth in the loan portfolio. Longer term Federal Home Loan Bank advances were acquired during the year to help manage interest rate risk.

     Stockholders' Equity. Stockholders' equity increased $1.0 million, or 1.5% from $67.0 million at September 30, 2007, to $68.0 million at September 30, 2008. The increase was due primarily to net income less dividends and the purchase of treasury stock.

Comparison of Operating  Results for Years Ended  September  30, 2008,  2007 and
2006

Analysis of Net Income

     General. The Company had net income of $5.7 million, $6.7 million and $7.3 million for the years ended 2008, 2007 and 2006. The $972,000 decrease during fiscal 2008 was primarily due to two major items. First the Bank withdrew its investment in the AMF Ultra Short Mortgage Fund resulting in a pre-tax charge of $2.6 million, and the Bank also settled and transferred the obligations of its defined benefit pension Plans to Hartford Insurance Company resulting in a pre-tax charge of $1.5 million. The $0.6 million decrease during fiscal 2007 was primarily due to an increase in non-interest expenses and provision for loan losses.

     Revenue. Revenue for fiscal 2008 amounted to $41.8 million, $37.7 million and $35.5 million for the years ended 2008, 2007 and 2006, respectively. The $4.0 million increase during fiscal 2008 was primarily due to an increase in interest income on loans resulting from growth in the loan portfolio coupled with an increase in service charges on transaction accounts. The $2.2 million increase during fiscal 2007 compared to fiscal 2006 was primarily due to an increase in interest income on loans resulting from growth in both the rates and the average balance of the loan portfolio. Non-interest income also increased from growth in service charges on transactions accounts primarily due to an increase in the number of accounts during the year.

     Interest Income. Interest income amounted to $45.6 million, $43.0 million and $39.2 million for the years ended 2008, 2007 and 2006, respectively. The $2.6 million increase during fiscal 2008 was primarily due to an increase in the average balance on earning assets, offset by a slight decrease in interest rates. The $3.8 million increase during fiscal 2007 compared to fiscal 2006 was primarily due to an increase in the average balance and interest rates on earning assets.

     The average balance of loans  increased  during fiscal 2008 and fiscal 2007
by  approximately   $47.2  million,   or  8.6%  and  $44.5  million,   or  8.8%,
respectively.

     Interest Expense. Interest expense totaled $19.7 million, $19.9 million and $16.7 million for the years ended September 30, 2008, 2007 and 2006. The $124,000 decrease from fiscal 2007 to fiscal 2008 was primarily due to lower interest rates along with good growth in lower rate deposit accounts. The $3.1 million or 18.6% increase from fiscal 2006 to fiscal 2007 was due primarily to an increase in the average balance and rates paid on deposit accounts. The average balance of deposits increased $23.1 million and $13.6 million in fiscal 2008 and 2007, respectively.

     Net Interest Income. Net interest income increased $2.7 million to $25.9 million during the year ended September 30, 2008 primarily due to an increase in interest income on loans and to a decrease in interest expense on deposits, offset somewhat by an increase in interest expense on FHLB advances. Net interest income increased $707,000 to $23.2 million during the year ended September 30, 2007 primarily due to an increase in interest income on loans, offset somewhat by an increase in interest expense on deposits.

     Provision for Loan Losses. The Bank provided $825,000, $605,000 and $210,000 to the allowance for loan losses for the years ended September 30, 2008, 2007 and 2006 respectively. The provision increased in fiscal 2008 primarily due to growth in loan portfolio as well as changes to the qualitative and quantitative factors considered during the analysis of the allowance for loan losses. The provision was also impacted by changes to the reserves necessary for impaired loans. The provision increased in fiscal 2007 primarily due to two delinquent commercial loans that were expected to go into foreclosure, one of which was resolved during 2008 and the other is in the process of foreclosure. The allowance for loan losses was $5.5 million at September 30, 2008, $5.1 million at September 30, 2007, and $4.9 million at 2006 fiscal year end.

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

     Non-Interest Income. Non-interest income during the years ended September 30, 2008, 2007 and 2006 amounted to $15.8 million, $14.5 million and $13.0 million respectively. The increases in all three fiscal years are due primarily to fee income resulting from an increase in deposit related fees due to an increase in the number of deposit accounts.

     Non-Interest Expense. Non-interest expense totaled $30.6 million; $27.3 million and $24.3 million during the years ended September 30, 2008, 2007 and 2006, respectively. The $3.2 million increase during fiscal 2008 was primarily due to compensation expense that did include a one time $1.5 million charge for exiting the defined benefit pension plans. The $3.1 million increase during fiscal 2007 was due primarily to compensation expense, expenses related to deposit services and revaluation of foreclosed real estate. Compensation expense this year increased primarily due to annual salary adjustments, increase in incentive pay, additional staff for commercial lending and retail operations.

     The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $666,000, $535,000 and $524,000 in the fiscal years ended September 30, 2008, 2007 and 2006, respectively.

     Gain (loss) on Sale of Securities. In the years ended September 30, 2008, 2007 and 2006, (losses) and gains on the sale of securities amounted to ($2,580,000), $164,000 and $34,000, respectively. The loss recorded in 2008 resulted from the Company's withdrawal of a $16.1 million investment in a mortgage mutual fund that had continued to decline in value during the year as a result of the turmoil that existed in the mortgage markets in general. (See note 3 of the Consolidated Financial Statements.)

     Income Tax Expense. For the years ended September 30, 2008, 2007 and 2006, the Company incurred income tax expense of $2.0 million, $3.2 million and $3.7 million, respectively. There was a decrease in the effective tax rate in 2008 due to lower pre-tax income and the benefit of certain tax credits related to tax incentives applied to the Company's 2006 and 2007 income tax returns recorded in the 2008 financial statements. (See Note 10 of the Consolidated Financial Statements for further explanation.) There was a decrease in the effective tax rate in 2007 due to a decrease in permanent tax differences related to the ESOP in 2007 compared to 2006.

Liquidity and Capital Resources

     The Bank's average liquidity ratio is based on deposits and was approximately 10.0% percent during September 2008. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

     In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities, and matured or called investment securities. The Bank also borrows funds from the Federal Home Loan Bank of Dallas (the "FHLB").

     Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, savings deposit flows and prepayments on loans and mortgage-backed securities are significantly influenced by changes in market interest rates, economic conditions and competition. The Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs.

     The Bank usually maintains a portion of its cash on hand in interest-bearing demand deposits with the FHLB and other correspondent banks to meet immediate loan commitment and savings withdrawal funding requirements. When applicable, cash in excess of immediate funding needs is invested into longer-term investment and mortgage-backed securities, some of which may also qualify as liquid investments under current OTS regulations.

     Funds available under existing credit facilities from the FHLB and one other correspondent bank combined totaled $171.4 million. The Bank has total FHLB borrowings of $104.9 million, or 13.6% of the Bank's assets. Approximately $9.6 million is due in the year ending September 30, 2009.

     Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2008, the Bank had outstanding loan commitments of $50.5 million, and certificates of deposit scheduled to mature within one year of $169.5 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

     Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2008, the Bank exceeded all regulatory capital requirements. (See
Note 18 to the Consolidated Financial Statements.)

     On October 14, 2008, the FDIC announced the establishment of its Temporary Liquidity Guarantee Program (the "Liquidity Guarantee Program"). The Liquidity Guarantee Program contains two elements: (i) a debt guarantee program and (ii) an increase in deposit insurance coverage for certain types of non-interest bearing accounts.

     All insured depository institutions were initially covered by both parts of the Liquidity Guarantee Program at no cost. Institutions had until December 5, 2008 to opt out of one or both of the programs. Institutions that did not opt out by that date are deemed to be participants in both and will be assessed fees related to these programs. The Bank did not opt out of either program. The Bank does not intend to issue senior unsecured debt covered by the debt guarantee program. Additionally, fees associated with the non-interest bearing deposit accounts program are expected to be minimal.

     On November 14, 2008, the Company filed an application with the Office of Thrift Supervision ("OTS") to voluntarily participate in the U.S. Treasury Department's (the "Department") Capital Purchase Program (the "CPP") announced on October 14, 2008 in conjunction with the Department's Troubled Asset Relief Program (the "TARP") under the Emergency Economic Stabilization Act. If the Company's application is approved, the Company would be eligible to receive up to $15,000,000 in capital through the issuance of preferred stock to the Department, based on three percent of the Company's risk-weighted assets as of September 30, 2008. The preferred stock that the Company would issue to the Department would be included as Tier 1 capital, be senior to the Company's common stock, be non-voting, perpetual preferred stock, with a liquidation preference of $1,000 per share, and would initially pay cumulative dividends at five percent annually for each of the first five years of the investment, and nine percent thereafter, unless the Company redeems the shares prior to the end of the five-year period. The Company would also issue 10-year warrants for its common stock to the Department in an amount equal to 15% of the preferred stock purchased, which will give the Department the opportunity to benefit from an increase in the common stock price of the Company. The warrants will be immediately exercisable. The exercise price of the warrants issued to the Department will be based on the market price of the Company's common stock on the date of issuance of the preferred stock, as determined by the 20-trading day trailing average. None of the preferred shares, warrants or common stock issued to the Department, if any, will be subject to any restrictions on transferability by the Department. The Company's participation in the CPP, as well as the amount the Department may invest, is subject to approval of the Department, in consultation with the OTS, the execution of various agreements and standard closing conditions. If approved, the Company at such time will consider whether and to what extent it will participate in the CPP, if at all. The factors the Company will consider in determining whether to participate in the CPP will include, among others, the capital needs of the Company, liquidity levels, asset quality, ability to invest profitably the new capital and the then existing market conditions for capital, loans and deposits.

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

     The OTS provides an interest rate sensitivity report of NPV to all institutions that file with the OTS a Consolidated Maturity & Rate Schedule ("CMR") as a part of the institution's quarterly Thrift Financial Report. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments. The OTS allows thrifts with under $1 billion in total assets to use the results of their interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV.

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

     The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank's latest percentage change in NPV assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2008.

                                                                    NPV as % of PV
                         Net Portfolio Value                           of Assets
                    ------------------------------       --------------------------------------
      Change                                                           NPV
    in Rates(1)           $ Amount      $ change(2)     % Change(3)    Ratio(4)    Change(5)
--------------------      -----------   -----------     -----------    --------    ---------
                           (Dollars in Thousands)
            +300 bp       $    69,947   $ -19,013           -21%         9.15%      -195bp
            +200 bp            77,321     -11,639           -13%         9.94%      -115bp
            +100 bp            83,979     - 4,981            -6%        10.62%       -47bp
             +50 bp            86,711      -2,249            -3%        10.89%       -21bp
               0 bp            88,960                                   11.09%
             -50 bp            89,346        +386             0%        11.09%         0bp
            -100 bp            89,955        +996            +1%        11.11%        +1bp

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



                                                 September 30,    September 30,
                                                     2008             2007
                                                --------------    --------------
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets       11.09%            11.39%
Exposure Measure: Post-Shock NPV Ratio               9.94%             9.38%
Sensitivity Measure: Decline in NPV Ratio             115bp             201bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in NPV as % of PV of Assets                   1.15%             2.01%

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

     It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the existing loan portfolio.

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

Impact of Off-Balance Sheet Instruments

     The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. (See Footnote 16 in the accompanying consolidated financial statements.)

                     MANAGEMENT'S REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

     Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a- 15(f). The Company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

     Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

     Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2008.

     This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management's report in this annual report.

/s/Patrick Little                                       /s/J. L. Chauvin

Patrick Little                                          J. L. Chauvin
President and Chief Executive Officer                   Senior Vice President and Chief Financial Officer

                                                    [GRAPHIC OMITTED]
                                              D I X O N   H U G H E S   PLLC
                                       Certified Public Accountants and Advisors



             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
Teche Holding Company
Franklin, Louisiana


We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the "Company") as of September 30, 2008 and 2007, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

                                                           /s/ Dixon Hughes PLLC


Asheville, North Carolina
December 12, 2008

                                                               [GRAPHIC OMITTED]
                                               500 Ridgefield Court, PO Box 3049
                                                        Asheville, NC 28802-3049
                                               Ph. 828.254.2254 Fx. 828-254-6859
                                                            www.dixon-hughes.com

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2008 and 2007

-------------------------------------------------------------------------------------------
                                                                   2008         2007
                                                                 --------     --------
                                                                  (Amounts in thousands,
                                                            except share and per share data)
ASSETS

Cash and due from banks                                           $14,159      $14,338
Interest-bearing deposits                                          35,953        7,473
Securities available-for-sale - at estimated fair value
  (amortized cost of $27,051 in 2008 and $53,166 in 2007)          26,652       51,647
Securities held-to-maturity-at amortized cost (estimated fair
  value of $53,788 in 2008 and $31,170 in 2007)                    54,291       31,855
Loans receivable-net of allowance for loan losses of
  $5,545 in 2008 and $5,083 in 2007                               584,591      561,988
Accrued interest receivable                                         2,843        2,952
Investment in Federal Home Loan Bank stock, at cost                 4,764        4,343
Real estate owned, net                                                343        1,218
Prepaid expenses and other assets                                   3,218        2,268
Goodwill                                                            3,647        3,647
Life insurance contracts                                           12,127       11,492
Premises and equipment, net                                        26,900       26,146
                                                                 --------     --------
                                TOTAL ASSETS                     $769,488     $719,367
                                                                 ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                         $589,228     $555,569
Advances from Federal Home Loan Bank                              104,877       89,756
Advance payments by borrowers for taxes and insurance               2,876        2,208
Accrued interest payable                                              875        1,441
Accounts payable and other liabilities                              3,588        3,387
                                                                 --------     --------

                                TOTAL LIABILITIES                 701,444      652,361

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued               -            -
Common stock, $.01 par value, 10,000,000 shares authorized;
  4,658,325 and 4,635,666 shares issued                                47           46
Additional paid-in capital                                         51,973       51,366
Retained earnings                                                  65,600       62,646
Treasury stock -2,542,028 and 2,432,828 shares - at cost          (49,313)     (46,049)
Accumulated other comprehensive loss                                 (263)      (1,003)
                                                                 --------     --------
                                TOTAL STOCKHOLDERS' EQUITY         68,044       67,006
                                                                 --------     --------
                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $769,488     $719,367
                                                                 ========     ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2008, 2007 and 2006

-------------------------------------------------------------------------------------------------------------------

                                                                     2008                2007                2006
                                                                   ---------          ----------          ---------
                                                                   (Amounts in thousands, except per share amounts)
INTEREST INCOME:
   Interest and fees on loans                                      $  41,280          $   38,179          $  33,284
   Interest and dividends on securities                                3,873               4,376              4,692
   Other interest income                                                 480                 486              1,221
                                                                   ---------          ----------          ---------

                                     TOTAL INTEREST INCOME            45,633              43,041             39,197
                                                                   ---------          ----------          ---------

INTEREST EXPENSE:
   Deposits                                                           15,285              16,055             12,686
   Advances from Federal Home Loan Bank                                4,448               3,802              4,034
                                                                   ---------          ----------          ---------

                                    TOTAL INTEREST EXPENSE            19,733              19,857             16,720
                                                                   ---------          ----------          ---------

                                       NET INTEREST INCOME            25,900              23,184             22,477

PROVISION FOR LOAN LOSSES                                                825                 605                210
                                                                   ---------          ----------          ---------

                                NET INTEREST INCOME AFTER
                                 PROVISION FOR LOAN LOSSES            25,075              22,579             22,267
                                                                   ---------          ----------          ---------

NON-INTEREST INCOME:
   Service charges                                                    15,482              13,589             11,912
   Other income                                                          369                 897              1,085
                                                                   ---------          ----------          ---------

                                 TOTAL NON-INTEREST INCOME            15,851              14,486             12,997
                                                                   ---------          ----------          ---------

GAIN (LOSS) ON SALE OF SECURITIES                                     (2,580)                164                 34
                                                                   ---------          ----------          ---------

NON-INTEREST EXPENSE:
   Compensation and employee benefits                                 16,746              13,997             12,448
   Occupancy, equipment and data processing expense                    6,084               5,470              5,165
   Marketing and professional fees                                     2,986               3,224              2,759
   Deposit insurance premiums                                             74                  66                 67
   Louisiana shares tax                                                  666                 535                524
   Other operating expenses                                            4,034               4,086              3,367
                                                                   ---------          ----------          ---------

                                 TOTAL NON-INTEREST EXPENSE           30,590              27,378             24,330
                                                                   ---------          ----------          ---------

                                INCOME BEFORE INCOME TAXES             7,756               9,851             10,968

INCOME TAXES                                                           2,047               3,170              3,651
                                                                   ---------          ----------          ---------
                                                NET INCOME         $   5,709          $    6,681          $   7,317
                                                                   =========          ==========          =========

BASIC INCOME PER COMMON SHARE                                      $    2.65          $     3.01          $    3.22
                                                                   =========          ==========          =========

DILUTED INCOME PER COMMON SHARE                                    $    2.63          $     2.94          $    3.15
                                                                   =========          ==========          =========

DIVIDENDS PER SHARE                                                $    1.37          $     1.26          $    1.10
                                                                   =========          ==========          =========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2008, 2007 and 2006

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Accumulated
                                                          Additional                Unearned                 other
                                              Common       paid-in     Retained       ESOP     Treasury   comprehensive
                                              stock        capital     earnings      shares     stock         loss        Total
                                              ------      ---------   ----------    -------   ---------   ------------- --------
                                                              (Dollars in thousands, except per share amounts)

BALANCE - October 1, 2005                     $   46      $  48,458   $   53,893    $  (143)  $ (39,537)   $  (1,379)   $ 61,338
ESOP compensation                                  -            444            -        143           -            -         587
Exercise of stock options,
   including tax benefit                           -            817            -          -           -            -         817
Stock based compensation                           -            442            -          -           -            -         442
Reclassification of vested
   stock based compensation                        -            173            -          -           -            -         173
Purchase of common stock for treasury              -              -            -          -      (4,414)           -      (4,414)
Dividends declared - $1.10 per share               -              -       (2,462)         -           -            -      (2,462)
Comprehensive income:
   Net income                                      -              -        7,317          -           -            -       7,317
   Change in unrealized loss
     on securities available-for-sale, net         -              -            -          -           -          131         131
                                                                                                                        --------
       Total comprehensive income                                                                                          7,448
                                              ------      ---------   ----------    -------   ---------    ---------    --------
BALANCE - September 30, 2006                      46         50,334       58,748          -     (43,951)      (1,248)     63,929
Exercise of stock options,
   including tax benefit                           -            642            -          -           -            -         642
Stock based compensation                           -            390            -          -           -            -         390
Purchase of common stock for treasury              -              -            -          -      (2,098)           -      (2,098)
Dividends declared - $1.26 per share               -              -       (2,783)         -           -            -      (2,783)
Comprehensive income:
   Net income                                      -              -        6,681          -           -            -       6,681
   Change in unrealized loss
     on securities available-for-sale, net         -              -            -          -           -          245         245
                                                                                                                        --------
       Total comprehensive income                                                                                          6,926
                                              ------      ---------   ----------    -------   ---------    ---------    --------
BALANCE - September 30, 2007                      46         51,366       62,646          -     (46,049)      (1,003)     67,006
Exercise of stock options,
   including tax benefit                           1            256            -          -           -            -         257
Stock based compensation                           -            351            -          -           -            -         351
Cumulative effect adjustment                       -              -          208          -           -            -         208
Purchase of common stock for treasury              -              -            -          -      (3,264)           -       (3,264)
Dividends declared - $1.37 per share               -              -       (2,963)         -           -            -      (2,963)
Comprehensive income:
   Net income                                      -              -        5,709          -           -            -       5,709
Change in unrealized loss
   on securities available-for-sale, net                                                                         740         740
                                                                                                                        --------
Total comprehensive income                                                                                                 6,449
                                              ------      ---------   ----------    -------   ---------    ---------    --------
BALANCE - September 30, 2008                  $   47      $  51,973   $   65,600    $     -   $ (49,313)   $    (263)   $ 68,044
                                              ======      =========   ==========    =======   =========    =========    ========

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED  STATEMENTS OF CASH FLOWS
Years Ended September 30, 2008, 2007 and 2006

---------------------------------------------------------------------------------------------

                                                               2008       2007        2006
                                                            ---------   ---------   ---------
                                                                    (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $5,709      $6,681      $7,317
  Adjustments to reconcile net income
     to net cash provided by operating activities:
      Accretion of discount and amortization of premium
       on investments and mortgage-backed securities               37         290         246
      Provision for loan losses                                   825         605         210
          Provision for loss on real estate owned                  54         179           -
      ESOP expense                                                  -           -         587
      Stock-based compensation                                    351         390         442
      Deferred income tax expense (benefit)                        58        (554)        (19)
      Loss on sale of loans                                       172           -           -
      (Gain) Loss on sale of securities                         2,580        (164)        (34)
      Gains on sale of premises and equipment                      (1)         (3)       (244)
      Loss (Gain) on sale of real estate owned                     38         (36)        (57)
      Impairment of securities                                    408           -           -
      Depreciation                                              1,533       1,333       1,317
          Increase in bank owned life insurance                  (635)       (597)       (538)
          Amortization of intangible assets                        54          70         102
         (Increase) decrease in prepaid assets                 (1,379)        (68)        262
      Change in accrued interest receivable                       109        (250)        (98)
      Change in accrued interest payable                         (566)         18         615
      Other, net                                                  123       1,073      (1,339)
                                                            ---------   ---------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       9,470       8,967       8,769
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities
     available-for-sale                                         2,357       1,527         200
  Purchase of securities available-for-sale                      (499)       (266)        (22)
  Principal repayments on securities available-for-sale        10,311      10,704      13,806
  Purchase of securities held-to-maturity                     (18,374)          -     (10,988)
  Principal repayments on securities held-to-maturity           6,743       6,875       6,409
  Net loan originations                                       (62,811)    (27,042)    (24,751)
  Purchase of loans                                            (3,474)    (16,354)    (14,366)
  Proceeds from sales of loans                                 42,952           -       4,800
   Sale of (Investment in) FHLB stock, net                       (421)       (158)      2,382
  Purchase of premises and equipment                           (2,287)     (7,663)     (2,254)
  Proceeds from sale of premises and equipment                      1           3         284
  Proceeds from sale of real estate owned                         855       1,288         681
                                                            ---------   ---------   ---------
  NET CASH USED IN INVESTING ACTIVITIES                       (24,647)    (31,086)    (23,819)
                                                            ---------   ---------   ---------

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED  STATEMENTS OF CASH FLOWS
Years Ended September 30, 2008, 2007 and 2006

--------------------------------------------------------------------------------------------------------

                                                                   2008           2007            2006
                                                              -----------     -----------     ----------
                                                                       (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                              $    (2,963)    $    (2,783)    $   (2,462)
  Net increase in deposits                                         33,659          18,020         21,497
  Proceeds of long-term FHLB advances                              43,000               -              -
  Repayment of long-term FHLB advances                             (5,379)         (5,130)       (11,023)
  Net increase (decrease) in short-term FHLB advances             (22,500)         17,500         (5,000)
  Cash paid for purchase of common stock for treasury              (3,264)         (2,098)        (4,414)
  Proceeds from exercise of stock options                             107             444            646
  Excess tax benefit from share-based payment arrangements            150             198            171
  Change in advance payments by
     borrowers for taxes and insurance                                668             251            489
                                                              -----------     -----------     ----------

NET CASH PROVIDED (USED)
 BY FINANCING ACTIVITIES                                           43,478          26,402            (96)
                                                              -----------     -----------     ----------

                               NET INCREASE (DECREASE) IN
                                 CASH AND CASH EQUIVALENTS         28,301           4,283        (15,146)

CASH AND CASH EQUIVALENTS
  Beginning of year                                                21,811          17,528         32,674
                                                              -----------     -----------     ----------

CASH AND CASH EQUIVALENTS
  End of year                                                 $    50,112     $    21,811     $   17,528
                                                              ===========     ===========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION:
  Cash paid for interest                                      $    20,299     $    19,875     $   16,105
                                                              ===========     ===========     ==========

  Cash paid for taxes                                         $     2,675     $     2,600     $    4,745
                                                              ===========     ===========     ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH
    INVESTING ACTIVITIES:
  Accumulated other comprehensive income,                     $       740     $       245     $      131
   net of income taxes                                        ===========     ===========     ==========

  Transfer from loans to real estate owned                    $       727     $     1,600     $    2,502
                                                              ===========     ===========     ==========

  Loans originated to sell real estate owned                  $       620     $        17     $    1,082
                                                              ===========     ===========     ==========

  Investment securities received from Ultra Short AMF
  Fund Redemption                                             $    11,193     $         -     $        -
                                                              ===========     ===========     ==========

  Cumulative effect adjustment (Note 1)                       $       208     $         -     $        -
                                                              ===========     ===========     ==========

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings and non-homogeneous loans in which full payment of all scheduled amounts due is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of its collateral if the loan is collateral dependent.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Loan Fees, Loan Costs, Discounts and Premiums - Loan origination fees, certain direct loan origination costs and discounts and premiums on loans are deferred and amortized as an adjustment to the related loan's yield using the interest method over the contractual life of the loan.

Federal Home Loan Bank Stock - Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for the FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB, and this investment is not considered impaired at September 30, 2008.

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

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $411, and $357 at September 30, 2008, and 2007, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling cost, and any related writedown is charged to the allowance for loan losses. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when fair value is determined to be less than the carrying value. Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to affect such sales is subject to market conditions and other factors, many of which are beyond the Company's control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

Life Insurance Contracts - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

Defined Benefit Plan - The expense of the multi-employer defined benefit plans in which the Company participates equals the amount of contributions required by the Company. In June 2008, the Company settled and transferred the obligations of its defined benefit plans to Hartford Insurance Co., resulting in a pre-tax charge of approximately $1,500.

Income Taxes - The Company follows the practice of filing a consolidated federal return and separate state returns. Income taxes are allocated to each company as if filed separately for federal purposes.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

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

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense. The Company and its subsidiaries' tax filings for the years ended September 30, 2004 through 2007 are currently open to audit under statutes of limitation by the Internal Revenue Service and the State of Louisiana Department of Revenue.

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

Stock-Based Compensation - The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS No.
123R) which was issued by the FASB in December 2004. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. SFAS No. 123R also amends SFAS No. 95 Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

New Accounting Pronouncements - FAS 157 - In September 2006, the FASB issued SFAS No. 157 - Fair Value Measurements - which enhances existing guidance for measuring assets and liabilities using fair value and requires additional disclosure about the use of fair value for measurement. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has determined the impact of adopting this statement on the consolidated financial statements to be additional disclosures.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

FAS 157 - 2 was amended by FASB Staff position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, which deferred the adoption of SFAS 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008.


FAS 157 - 3 was amended by FASB Staff Position (FSP) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which clarified the application of Statement 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active and is effective immediately. The Company has not determined the impact of this FSP on its financial assets carried at fair value.


FAS 159 - SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of SFAS No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. Demand deposit liabilities are explicitly excluded as qualifying for fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 159 does contain an early election option that would allow the Company to elect the fair value option for existing eligible items as of the beginning of a fiscal year that begins on or before November 15, 2007. The Company has not early adopted SFAS 159 and does not expect the adoption of SFAS 159 to impact the Company's consolidated financial statements.

FIN 48 - In June 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ("FIN 48"), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. The Company adopted the standard effective October 1, 2007 and determined that it had no uncertain tax positions for which a liability should be recorded. As a result of this determination, a previous liability of approximately $208,000 was reversed against beginning of the year retained earnings as a cumulative effect adjustment.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

FASB 141(R) - FASB No. 141(R) - Business Combinations, which is a revision to Statement No. 141, changes the way that acquiring entities will account for business combinations. Some of the more significant changes are that the equity securities issued as consideration will be valued at the date that the acquirer takes control of assets and assumes liabilities of the acquired company (typically would be the date of closing), and that direct costs of the acquisition will be expensed as incurred rather than capitalized. This statement will be effective for transactions closing on or after January 1, 2009. The Company has determined that this standard will have no impact on its consolidated financial statements.

FASB 160 - FASB No. 160 - Non-controlling Interests in Consolidated Financial Statements, which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The effective date of this statement is the same as that of the related SFAS 141(R). This statement shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. The Company has determined that this standard will have no impact on its consolidated financial statements.





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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

3.       SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

                                                               September 30, 2008
                                               --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized       Unrealized     Unrealized      Fair
                                                   Cost             Gains         Losses       Value
                                               ----------          --------     ---------     ---------
Investment securities:
  Municipal obligations                        $       19          $      -     $       -     $      19
                                               ----------          --------     ---------     ---------

Mortgage-backed securities:
  Government National Mortgage
   Association                                      3,150                 9            (4)        3,155
  Federal Home Loan Mortgage
   Corporation                                     11,579                 7          (127)       11,459
  Federal National Mortgage Association             7,337                 4          (253)        7,088
                                               ----------          --------     ---------     ---------
                                                   22,066                20          (384)       21,702
                                               ----------          --------     ---------     ---------

Collateralized mortgage obligations
CMOs:
   Government National Mortgage
       Association                                  4,009               -             (86)        3,923
Other securities                                      957               177          (126)        1,008
                                               ----------          --------     ---------     ---------
                                               $   27,051          $    197     $    (596)    $  26,652
                                               ==========          ========     =========     =========


                                                               September 30, 2007
                                               --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized       Unrealized     Unrealized      Fair
                                                   Cost             Gains         Losses       Value
                                               ----------          --------     ---------     ---------
Investment securities:
  Federal Farm Credit Bank                     $    3,275          $      -     $     (56)    $  3,219
  Municipal obligations                                25                 -             -           25
                                               ----------          --------     ---------     --------
                                                    3,300                 -           (56)       3,244
                                               ----------          --------     ---------     --------
Mortgage-backed securities:
  Government National Mortgage
   Association                                      4,408                 8           (28)       4,388
  Federal Home Loan Mortgage
   Corporation                                     15,451                 -          (340)      15,111
  Federal National Mortgage Association             8,730                 7          (497)       8,240
                                               ----------          --------     ---------     --------
                                                   28,589                15          (865)      27,739
                                               ----------          --------     ---------     --------
AMF Mutual Funds                                   16,133                 -          (459)      15,674
Collateralized mortgage obligations
CMOs:
 Government National Mortgage
   Association                                      4,687                 -          (212)       4,475
Other securities                                      457                60            (2)         515
                                               ----------          --------     ---------     --------
                                               $  53,166           $     75     $  (1,594)    $ 51,647
                                               ==========          ========     =========     ========

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

                                                               September 30, 2008
                                               --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized       Unrealized     Unrealized      Fair
                                                   Cost             Gains         Losses       Value
                                               ----------          --------     ---------     ---------
Mortgaged-backed securities:
  Federal National Mortgage Association        $ 31,419          $     12       $   (313)      $  31,118
  Federal Home Loan Mortgage
   Corporation                                   13,883               142            (24)         14,001
  Private Label                                   3,621                15           (303)          3,333
CMOs:
  Federal Home Loan Mortgage
   Corporation                                      425                 -            (12)            413
  Federal National Mortgage
   Association                                    2,083                27            (35)          2,075
  Private Label                                   2,860                 3            (15)          2,848
                                               --------          --------       --------       ---------
                                               $ 54,291          $    199       $   (702)      $  53,788
                                               ========          ========       ========       =========

                                                               September 30, 2007
                                               --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized       Unrealized     Unrealized      Fair
                                                   Cost             Gains         Losses       Value
                                               ----------          --------     ---------     ---------
Mortgaged-backed securities:
  Federal National Mortgage Association        $ 31,855          $     46       $   (731)      $  31,170
                                               --------          --------       --------       ---------
                                               $ 31,855          $     46       $   (731)      $  31,170
                                               ========          ========       ========       =========


Details concerning securities with unrealized losses as of September 30, 2008 are as follows:

                                       Securities with losses       Securities with losses
                                          under 12 months               over 12 months                     Total
                                    -------------------------      ------------------------      ------------------------
                                                    Gross                         Gross                          Gross
                                      Fair        unrealized        Fair        unrealized         Fair        unrealized
                                     value         losses          value         losses           value         losses
                                    -------       ----------      ------        ----------       -------       ----------
Available-for-Sale

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                 $ 1,164         $   (4)        $     -        $     -        $  1,164        $    (4)
  Federal Home Loan
   Mortgage Corporation              3,246            (42)          6,904            (85)         10,150           (127)
  Federal National
   Mortgage Association                158             (1)          6,791           (252)          6,949           (253)
CMOs:
  Government National
   Mortgage Association              3,923            (86)              -              -           3,923            (86)
Other securities                       215           (120)              9             (6)            224           (126)
                                   -------         ------         -------        -------        --------        -------
                                   $ 8,706         $ (253)        $13,704        $  (343)       $ 22,410        $  (596)
                                   =======         ======         =======        =======        ========        =======

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Held-to-Maturity

Mortgage-backed securities:
  Federal National
   Mortgage Association            $ 7,239         $  (43)        $11,247        $  (270)       $ 18,486        $  (313)
  Federal Home Loan
   Mortgage Corporation              6,682            (24)              -              -           6,682            (24)
  Private Label                      2,267           (303)              -              -           2,267           (303)
CMOs:
  Federal Home Loan Mortgage
   Corporation                         413            (12)              -              -             413            (12)
  Federal National Mortgage
   Association                         816            (35)              -              -             816            (35)
  Private Label                        998            (15)              -              -             998            (15)
                                   -------         ------         -------        -------        --------        -------
                                   $18,415         $ (432)        $11,247        $  (270)       $ 29,662        $  (702)
                                   =======         ======         =======        =======        ========        =======

The Company has 158 investments at September 30, 2008 of which 48 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market. The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE's) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies. GSE's have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (MBS) that they have issued. In the case of securities issued by the Government National Mortgage Association, the securities are fully secured by the U.S. Government.

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired. Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant further recognition of impairment. Based upon our evaluation, we have determined that some securities have been other-than-temporarily impaired. Consequently, the value of these securities has been reduced with a corresponding charge to earnings for $408. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to cover any projected underlying loan losses.

Other securities contains an unrealized loss of $126 at September 30, 2008, which consists of a unit investment trust that consists of stock in 25 community banks around the nation and certain single issue bank common stocks, typically obtained in a mutual to stock thrift conversion. The current state of the banking industry in general has contributed to the significant short term decline. Due to the short duration of the unrealized losses, the anticipated benefits from the U.S. Government liquidity and capital purchase programs, and the prospects of the companies that we have invested in, it has been determined that the securities are not other than temporarily impaired. Management will continue to monitor the securities and make an impairment adjustment if deemed necessary based upon the prospects for recovery and the duration and severity of the unrealized losses.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


Overall, the Company has the ability and intent to hold the securities until a market value recovery. Details concerning securities with unrealized losses as of September 30, 2007 are as follows:

                                       Securities with losses       Securities with losses
                                          under 12 months               over 12 months                     Total
                                    -------------------------      ------------------------      ------------------------
                                                    Gross                         Gross                          Gross
                                      Fair        unrealized        Fair        unrealized         Fair        unrealized
                                     value         losses          value         losses           value         losses
                                    -------       ----------      ------        ----------       -------       ----------
Available-for-Sale
Investment securities:
  Federal Farm Credit Bank          $    -         $    -        $ 3,219        $   (56)        $ 3,219        $   (56)

Mortgage-backed securities:
  Government National
   Mortgage Assoc.                       -              -          3,853            (28)          3,853            (28)
  Federal Home Loan Mortgage
   Corporation                         572             (4)        14,373           (336)         14,945           (340)
  Federal National Mortgage
   Association                         112             (1)         7,963           (496)          8,075           (497)
                                    ------         ------        -------        -------         -------        -------
                                       684             (5)        29,408           (916)         30,092           (921)
AMF Mutual Funds                         -              -         15,674           (459)         15,674           (459)
CMOs                                     -              -          4,476           (212)          4,476           (212)
Other securities                         -              -             12             (2)             12             (2)
                                    ------         ------        -------        -------         -------        -------
                                    $  684         $   (5)       $49,570        $(1,589)        $50,254        $(1,594)
                                    ======         ======        =======        =======         =======        =======

Held-to-Maturity
Federal National Mortgage
   Association                      $    -         $    -        $22,715        $  (731)        $22,715        $  (731)
                                    ======         ======        =======        =======         =======        =======
                                    $    -         $    -        $22,715        $  (731)        $22,715        $  (731)
                                    ======         ======        =======        =======         =======        =======


The Company had 44 investments at September 30, 2007 of which 24 had unrealized losses. These unrealized losses generally resulted from securities, which were purchased at a premium. Market interest rates had declined somewhat during 2007, which had resulted in a partial recovery in the market value of some securities. The AMF Mutual fund was primarily invested in short term mortgage backed securities. The Company had assessed the securities underlying the fund, and had determined that the decrease in the fair market value was due to increases in market interest rates and not deteriorating credit quality of the assets underlying the fund. These issues were deemed to be temporary, however, see the note below about events occurring subsequent to September 30, 2007. The Company had the ability and intent to hold the securities until a market value recovery.

Gross (losses) / gains of $ (2,580), $164 and $34 were realized on sales of securities in the years ended September 30, 2008, 2007 and 2006, respectively. No losses were realized on sales of securities in the years ended September 30, 2007 or 2006.

In June 2008, the Company withdrew its investment in the AMF Ultra Short Mortgage Fund (the AMF Fund), resulting in a pre-tax charge of $2,580. The Company terminated its investment in the AMF Fund

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


as a result of continuing declines in the market value of the securities held by the Fund. Upon termination of this investment, the Company received cash, and, in a like-kind exchange, a pro rata net distribution of private label and Government Sponsored Enterprise (GSE) securities held by the AMF Fund.

The following is the summary of the transactions:

         Summary                                         In Millions
         -------                                         -----------
         Cash received                                     $ 2.3
         Private Label MBS's and CMOs, at market           $ 7.1
         GSE MBS's and CMOs, at Market                     $ 4.1
         Loss                                              $ 2.6
                                                           -----
         Total                                             $16.1
                                                           =====


An impairment of $408 was incurred in the quarter ended September 30, 2008 due to an internal evaluation by management of the securities received from the AMF Fund redemption transaction. The impairment was related primarily to private label CMOs.

At September 30, 2008 and 2007, securities with a cost of approximately $20,550 and $17,950 were pledged to secure deposits and advances from the Federal Home Loan Bank as required or permitted by law.


4. LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                               September 30,
                                                         -----------------------
                                                           2008           2007
                                                         --------       --------
Residential real estate mortgage loans:
  One-to-four family units - Conforming                  $154,745       $181,090
  One-to-four family units - Commercial                    37,763         32,664
  One-to-four family units - Alternative                   87,404         84,338
  Multi-family                                             25,943         24,540
Land loans                                                 37,729         28,376
Construction loans                                          7,267         10,853
Commercial real estate loans                               77,025         75,961
Commercial non-real estate loans                           29,709         15,378
Home improvement and home equity loans                     54,590         51,240
Loans on savings accounts                                   8,189          5,939
Auto loans                                                  3,517          4,694
Mobile home loans                                          61,372         48,144
Other secured and unsecured                                 5,176          4,189
                                                         --------       --------
                                                          590,429        567,406
Less:
  Allowance for loan losses                                 5,545          5,083
  Deferred loan fees, net                                     293            335
                                                         --------       --------
                                                         $584,591       $561,988
                                                         ========       ========

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

Alternative one-to-four family mortgages represent those loans not meeting all of the Banks' standard loan underwriting criteria. Alternative mortgage loans consist primarily of smaller mortgage loans of $100,000 or less with higher interest rates, first time home buyer loans with 100% loan-to-value (LTVs), and loans with LTVs greater than 80% to conforming borrowers.

Changes in the allowance for loan losses are as follows:

                                                     Year Ended September 30,
                                                 ------------------------------
                                                  2008        2007         2006
                                                 ------      ------      ------

Beginning balance - October 1                    $5,083      $4,890      $5,151
Provision charged to operating expense              825         605         210
Recoveries                                           19          16         236
Loans charged off                                  (382)       (428)       (707)
                                                 ------      ------      ------
Ending balance - September 30                    $5,545      $5,083      $4,890
                                                 ======      ======      ======

The amount of nonaccrual loans at September 30, 2008 and 2007 was approximately $3,500 and $2,600, respectively. The amount of impaired loans at September 30, 2008 was approximately $2,700 and at September 30, 2007 was approximately $1,691. The amount of allowance allocated to impaired loans was approximately $588 at September 30, 2008 and $387 at September 30, 2007. The average investment in impaired loans was $768 and $530 for the years ended September 30, 2008 and 2007, respectively. The amount of forgone interest on impaired loans was approximately $62 and $30, respectively.

Approximately $1,400 at September 30, 2008 and $1,170 at September 30, 2007 of impaired loans had no related reserves.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its residential real estate first mortgage loans.

The Company has loans that it services for others which amounted to $47,059 at September 30, 2008.




5. REAL ESTATE OWNED

Real estate owned consisted of the following:

                                                             September 30,
                                                            -----------------
                                                             2008       2007
                                                            ------     ------


Real estate acquired through foreclosure                   $  378      $1,403
Less allowance for losses                                     (35)       (185)
                                                           ------      ------
Real estate owned - net                                    $  343      $1,218
                                                           ======      ======

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                          September 30,
                                                      ----------------------
                                                        2008          2007
                                                      --------      --------

Land                                                  $  9,919      $  9,907
Buildings and improvements                              19,236        17,835
Furniture, fixtures and equipment                       10,660        10,204
                                                      --------      --------
                                                        39,815        37,946
Less accumulated depreciation                          (12,915)      (11,800)
                                                      --------      --------

                                                      $ 26,900      $ 26,146
                                                      ========      ========


Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2008, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

                2009                      $        146
                2010                               137
                2011                               137
                2012                                96
                2013                                43
                Thereafter                          78
                                          ------------
                                          $        637
                                          ============

All leases contain options to extend for periods from three to ten years. Total rent expense for the years ended September 30, 2008, 2007, and 2006 amounted to $200, $159 and $158 respectively.



7.    DEPOSITS

Deposits are summarized as follows:
                                                              September 30,
                                                         -----------------------
                                                            2008           2007
                                                         --------       --------

Non-interest bearing demand accounts                     $ 57,913       $ 54,358
Interest bearing:
  NOW accounts                                             86,687         79,681
  Passbook and regular savings                             55,391         51,868
  Money funds accounts                                    130,399         90,944
  Certificates of deposit                                 258,838        278,718
                                                         --------       --------

                                                         $589,228       $555,569
                                                         ========       ========

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


Certificates of deposit of over $100 amounted to $75,764 and $77,964 at September 30, 2008 and 2007, respectively.

Certificates of deposits at September 30, 2008 mature as follows:

Less than one year                                           $          169,535
1-2 years                                                                44,547
2-3 years                                                                20,548
3-4 years                                                                20,565
4-5 years                                                                 2,016
Over 5 years                                                              1,627
                                                             ------------------

TOTAL                                                        $          258,838
                                                             ==================




8. ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2008 and 2007 respectively, the Company was indebted to the FHLB for $104,877 and $89,756 of advances bearing interest at a weighted average rate of 4.62% and 4.87%, which are due as follows:

 Year Ended
September 30,
-------------
   2009                                                      $            9,551
   2010                                                                  10,544
   2011                                                                  21,500
   2012                                                                   5,450
   2013                                                                   5,736
   Thereafter                                                            52,096
                                                             ------------------

                                                             $          104,877
                                                             ==================

These advances are collateralized by a blanket-floating lien on the Company's residential real estate first mortgage loans.

At September 30, 2008, the Company had an additional $163,376 available under its line of credit with the FHLB.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


9. OTHER NON-INTEREST INCOME

Included in other non-interest income for the year ended September 30, 2008 was approximately $172 of losses on sales of loans and approximately $408 impairment loss on held to maturity securities. No gains or losses from sales of loans and no impairment losses on securities were recognized during 2007 and 2006. Also included is income from the increase in life insurance contracts of $635, $597, and $538 for the years ended 2008, 2007, and 2006, respectively.



10. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of September 30, 2008 and 2007 are as follows:


                                                        Year Ended September 30,
                                                        ------------------------
                                                            2008       2007
                                                           ------     ------
Deferred tax assets:
  Allowance for loan losses                                $1,527     $1,370
  Unrealized loss on securities available-for-sale            135        517
 Accruals and stock based compensation                        833        627
                                                           ------     ------
         Total deferred tax assets                          2,495      2,514
                                                           ------     ------
Deferred tax liabilities:
  Deferred loan fees and costs - net                          206        228
  Tax over book depreciation                                1,134        544
  Dividends on FHLB stock                                     375        437
  Other                                                       430         97
                                                           ------     ------
         Total deferred tax liabilities                     2,145      1,306
                                                           ------     ------

         Net deferred tax asset                            $  350     $1,208
                                                           ======     ======

The components of income tax expense are as follows:

                                              Year Ended September 30,
                                      -----------------------------------------
                                       2008             2007             2006
                                      -------          -------          -------

Current                               $ 2,419          $ 3,724          $ 3,670
Deferred                                   58             (554)             (19)
Tax credits                              (430)               -                -
                                      -------          -------          -------

                                      $ 2,047          $ 3,170          $ 3,651
                                      =======          =======          =======


Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


                                                     Year Ended September 30,
                                                -------------------------------
                                                 2008        2007        2006
                                                -------     -------     -------

Taxes computed at statutory rates               $ 2,637     $ 3,349     $ 3,729
Decrease in taxes due to net nontaxable income     (160)       (179)        (78)
Tax credits                                        (430)          -           -
                                                -------     -------     -------

                                                $ 2,047     $ 3,170     $ 3,651
                                                =======     =======     =======

Effective tax rate                                 26.4%       32.2%       33.3%
                                                =======     =======     =======


During the third quarter of 2008, the Company determined that it qualified for certain tax credits related to tax incentives in conjunction with the relief efforts related to hurricane's that devastated southern Louisiana in late 2006. These tax credits applied to the Company's 2006 and 2007 income tax returns and provided net benefits in the amounts of $168 and $171 respectively. The net benefit of the tax credits was recorded in these 2008 financial statements.


Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2008, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.


11. NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

                                                     Year Ended September 30,
                                                     ------------------------
                                                      2008     2007     2006
                                                     ------   ------   ------
Occupancy, including depreciation, insurance,
  rent, utilities, etc.                              $2,276   $1,842   $1,796
Equipment, including depreciation, telephone, etc.    2,444    2,396    2,117
Data processing                                       1,364    1,232    1,252
                                                     ------   ------   ------

                                                     $6,084   $5,470   $5,165
                                                     ======   ======   ======

Other operating expenses consisted of the following:

                                                      Year Ended September 30,
                                                      ------------------------
                                                       2008     2007     2006
                                                      ------   ------   ------

Stationery, printing and postage                      $1,060   $  948   $  934
Debit card expense, and other deposit related costs    1,749    1,829    1,415
Other                                                  1,225    1,309    1,018
                                                      ------   ------   ------

                                                      $4,034   $4,086   $3,367
                                                      ======   ======   ======

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


12. OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders' equity consists of the following for the years ended September 30, 2008, 2007 and 2006:

                                                                               Net of
                                                       Before-tax    Tax        tax
                                                         amount     effect     effect
                                                         ------     ------     ------
2008
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $(1,459)   $   496    $  (963)
  Less reclassification for loss included in net income   2,580       (877)     1,703
                                                        -------    -------    -------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $ 1,121    $  (381)   $   740
                                                        =======    =======    =======

2007
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $   535    $  (182)   $   353
  Less reclassification for gain included in net income    (164)        56       (108)
                                                        -------    -------    -------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $   371    $  (126)   $   245
                                                        =======    =======    =======

2006
----
  Gross change in unrealized gain (loss) on securities
    available-for-sale                                  $   231    $   (78)   $   153
  Less reclassification for gain included in net income     (34)        12        (22)
                                                        -------    -------    -------

  Net change in unrealized gain (loss) on securities
    available-for-sale                                  $   197    $   (66)   $   131
                                                        =======    =======    =======

13. RETIREMENT PLANS

The Company has participated in a defined benefit multi-employer retirement plan, which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $1,797, $446 and $188 in the years ended September 30, 2008, 2007 and 2006, respectively, and are the amounts of the required payments relating to these years. The significant increase in expense at September 30, 2008 was because the company settled and transferred the obligations of the plan to Hartford Insurance Co., on June 30, 2008 resulting in a pre-tax charge of $1,500.

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


after the next 2 percent of an employee's compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2008, 2007, and 2006, expense attributable to the Plan amounted to approximately $277, $222, and $130, respectively.



14. INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2008, 2007 and 2006:

                                                         Year Ended September 30,
                                                     ---------------------------------
                                                       2008        2007        2006
                                                     ---------   ---------   ---------
Weighted average number of common shares
  outstanding - used in computation of basic
  income per common share                            2,154,000   2,217,000   2,271,000
Effect of dilutive securities:
  Stock options                                         17,000      54,000      45,000
  Stock grants                                               -       3,000       5,000
                                                     ---------   ---------   ---------
Weighted average number of common shares
  outstanding plus effect of dilutive securities -
  used in computation of diluted income per
  common share                                       2,171,000   2,274,000   2,321,000
                                                     =========   =========   =========

At September 30, 2008, approximately 219,000 of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price. The excluded common stock equivalents for 2007 and 2006 were insignificant.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


Compensation expense related to the ESOP was $713, $580 and $587 for the years ended September 30, 2008, 2007 and 2006, respectively. The ESOP has no unreleased shares at September 30, 2008.

The Company has five share-based compensation plans in effect at September 30, 2008. The compensation cost that has been charged against income for those plans was approximately $351, $390, and $442 for the years ended September 30, 2008, 2007, and 2006, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

The Company recorded a deferred tax benefit in the amount of $24, $73, and $93 for the years ended September 30, 2008, 2007 and 2006, respectively, related to share-based compensation.

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

In 2005, the Company implemented the 2004 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 200,000 stock options or restricted stock (limited to 50,000 shares) to employees, officers and directors of the Company. Options granted under the 2004 Stock Based Incentive Plan will have a term of up to ten years from the date of grant and vesting of grants will be determined at the time of grant. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


Stock Options
-------------

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 102,800 stock options for the year ended September 30, 2008 with an average fair value of $5.22. The Company granted 5,000 stock options for the year ended September 30, 2007 with a weighted average fair value of $7.96 per option.


The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended September 30, 2008 and 2007.

                                            Year Ended            Year Ended
                                        September 30, 2008    September 30, 2007
                                        ------------------    ------------------

         Dividend yield                        3.70 %                  2.70 %
         Risk-free interest rate               3.50 %                  4.60 %
         Volatility                           19.00 %                 14.00 %
         Expected life                        6 years                 6 years


A summary of option activity under the stock option plans as of September 30, 2008, and changes during the year ended September 30, 2008 is presented below:

                                                                          Weighted
                                                          Weighted        Average
                                                          Average         Remaining        Aggregate
                                                          Exercise        Contractual      Intrinsic
                                           Shares         Price           Term             Value
                                           ----------------------------------------------------------
Outstanding at September 30, 2007          197,363        $30.43          6.0 years         $2,116

Exercised                                   25,407        $17.09

Authorized                                       -             -

Forfeited                                    7,000        $37.62

Granted                                    102,800        $36.39
                                           ----------------------------------------------------------

Outstanding at September 30, 2008          267,756        $33.80          7.0 years         $  536
                                           ----------------------------------------------------------

Exercisable at September 30, 2008          162,585        $31.91          5.5 years         $  535
                                           ----------------------------------------------------------

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


For the years ended September 30, 2008, 2007 and 2006, respectively, the intrinsic value of options exercised was approximately $464, $577 and $1,005. The fair value of options vested during the years ended 2008, 2007 and 2006 was approximately $105, $96 and $161, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2008 was approximately $107. The actual tax benefit in stockholders' equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled $150 for the year ended September 30, 2008.


Stock Awards
------------

A summary of the status of the Company's non-vested stock awards as of September 30, 2008, and changes during the year then ended is presented below:

                                                                   Weighted
                                                                   Average
                                                                   Grant Date
                                                    Shares         Fair Value
                                                    --------------------------

     Non-vested - September 30, 2007                 6,087          $42.62
     Forfeitures                                      (833)         $44.87
     Granted                                         9,900          $37.93
     Vested                                         (6,760)        ($39.92)
                                                    --------------------------
     Non-vested - September 30, 2008                 8,394          $39.07
                                                    --------------------------

The fair value of restricted stock vested and the fair value of shares granted as direct compensation for the years ended September 30, 2008, 2007 and 2006, respectively was $246, $294 and $281.

As of September 30, 2008, there was $832 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company's stock benefit plans. That cost is expected to be recognized over a weighted-average period of 2.9 years.

The Company funds the option shares and restricted stock from authorized but un-issued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


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

As of September 30, 2008 the Company had made various commitments to extend credit totaling approximately $50,527. Most of these commitments are at variable rates. As of September 30, 2007, such commitments totaled approximately $48,571.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


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



The estimated fair values of the Company's significant financial instruments are as follows at September 30, 2008 and 2007:


                                          2008                   2007
                                   -------------------   -------------------
                                   Carrying   Estimated   Carrying  Estimated
                                    amount    fair value   amount   fair value
                                    ------    ----------   ------   ----------

Financial assets:
  Cash and cash equivalents        $ 50,112   $ 50,112   $ 21,811   $ 21,811
  Investment securities              80,943     80,440     83,502     82,817
  FHLB stock                          4,764      4,764      4,343      4,343
  Accrued interest receivable         2,843      2,843      2,952      2,952

  Loans                             590,136    597,566    567,071    567,612
  Less allowance for loan losses      5,545      5,545      5,083      5,083
                                   --------   --------   --------   --------
  Loans-net of allowance            584,591    592,021    561,988    562,529
                                   --------   --------   --------   --------

Financial liabilities:
  Deposits                          589,228    593,168    555,569    556,174
  Advances from Federal Home
  Loan Bank                         104,877    107,303     89,756     89,313
  Accrued interest payable              875        875      1,441      1,441

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


18. REGULATORY CAPITAL

The Bank's actual capital and its statutorily required capital levels based on the consolidated financial statements accompanying these notes were as follows:


                                                                         2008
                               ------------------------------------------------------------------------------------
                                                                                                   To be well
                                                                                                capitalized under
                                                                       For capital              prompt corrective
                                                                    adequacy purposes           action provisions
                               -------------------------    --------------------------   --------------------------
                                           Actual                       Required                    Required
                               -------------------------    --------------------------   --------------------------
                                  Amount             %         Amount              %        Amount              %
                               -----------         -----    -----------         ------   -----------         ------
Core capital                   $    56,232          7.4%    $    30,524           4.0%   $    38,155           5.0%

Tangible capital               $    56,232          7.4%    $    11,446           1.5%   $       N/A            N/A

Total Risk based capital       $    61,433         12.2%    $    40,261           8.0%   $    50,327          10.0%

Tier 1 Risk based capital      $    56,232         11.2%    $       N/A            N/A   $    30,196           6.0%


                                                                         2007
                               ------------------------------------------------------------------------------------
                                                                                                   To be well
                                                                                                capitalized under
                                                                       For capital              prompt corrective
                                                                    adequacy purposes           action provisions
                               -------------------------    --------------------------   --------------------------
                                           Actual                       Required                    Required
                               -------------------------    --------------------------   --------------------------
                                  Amount             %         Amount              %        Amount              %
                               -----------         -----    -----------         ------   -----------         ------
Core capital                   $    55,347          7.8%    $    28,576           4.0%   $    35,720           5.0%

Tangible capital               $    55,347          7.8%    $    10,716           1.5%   $       N/A            N/A

Total Risk based capital       $    59,922         12.6%    $    38,065           8.0%   $    47,582          10.0%

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2008, and 2007, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2008, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of September 30, 2008 and 2007 are also presented in the previous tables.



19.  SUMMARIZED  FINANCIAL  INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY
ONLY)

                                 Balance Sheets

                                                               2008      2007
                                                             -------   -------
Assets:
  Investment in subsidiary                                   $60,261   $58,685
  Cash and cash equivalents                                    5,844     6,759
  Other                                                        1,939     1,562
                                                             -------   -------

          Total assets                                       $68,044   $67,006
                                                             =======   =======

Stockholders' equity                                         $68,044   $67,006
                                                             =======   =======


                             Statements of Earnings

                                                         Year ended September 30,
                                                       -----------------------------
                                                        2008       2007       2006
                                                       -------    -------    -------

Dividends received from subsidiary                     $ 5,400    $ 8,000    $ 4,100
Equity in earnings of subsidiary (less than) greater
  than dividends received                                  520     (1,207)     3,358
Interest income from subsidiary                            238        228         87
Management fees and other expenses allocated to
  the Parent                                               (77)       (77)       (77)
Other expenses-net                                        (372)      (263)      (151)
                                                       -------    -------    -------

Net income                                             $ 5,709    $ 6,681    $ 7,317
                                                       =======    =======    =======

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2008, 2007 and 2006
(in thousands except share and per share data)
--------------------------------------------------------------------------------


                            Statements of Cash Flows

                                                          Year ended September 30,
                                                        -----------------------------
                                                          2008       2007       2006
                                                        -------    -------    -------

Cash flows from operating activities                    $ 5,554    $ 7,250    $ 4,253

Cash flows from investing activities:
  Repayment of loan by subsidiary                             -          -        143
  Purchase of securities available-for-sale                (499)         -          -
  Proceeds from sale of securities                            -        492          -
                                                        -------    -------    -------

     Net cash provided by investing activities             (499)       492        143
                                                        -------    -------    -------

Cash flows from financing activities:
  Dividends paid                                         (2,963)    (2,783)    (2,462)
  Proceeds from exercise of stock options                   257        642        646
  Cash paid for purchase of common stock for treasury    (3,264)    (2,098)    (4,414)
                                                        -------    -------    -------

     Net cash used in financing activities               (5,970)    (4,239)    (6,230)
                                                        -------    -------    -------

Net increase (decrease) in cash and cash equivalents       (915)     3,503     (1,834)

Cash and cash equivalents - beginning of year             6,759      3,256      5,090
                                                        -------    -------    -------

Cash and cash equivalents - end of year                 $ 5,844    $ 6,759    $ 3,256
                                                        =======    =======    =======


Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company's ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2008, the Bank's retained earnings available for the payment of dividends was approximately $21.6 million. The Bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


                                     ******

                                                  DIRECTORS OF TECHE HOLDING COMPANY
                                                                  AND
                                                          TECHE FEDERAL BANK
                                Patrick O. Little, Chairman            Robert  J. Judice, Jr.
                                Mary Coon Biggs                        Dr. Thomas F. Kramer
                                Donelson T. Caffery, Jr.               W. Ross Little, Jr.
                                J. L. Chauvin                          Robert L. Wolfe, Jr.
                                Ernest Freyou                          Robert E. Mouton - Director Emeritus
                                Henry L. Friedman                      Maunette B. Risher - Advisory

                                                     OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little               Chairman, President/CEO                Carol W. Nini                     Vice President
Darryl Broussard                Sr. Vice President/CLO                 Peggy P. Romero                   Vice President
J. L. Chauvin                   Sr. Vice President/Treasurer/CFO       Susan L. Simoneaux                Vice President
Jason P. Freyou                 Sr. Vice President/ COO                Martin M. Vasquez                 Vice President
Eddie R. LeBlanc                Sr. Vice President/Internal Auditor    Tina M. Vidrine                   Vice President
W. Ross Little, Jr.             Sr. Vice President/Secretary           Daniel E. Adler, Sr.              Assistant Vice President
Tom A. Aldrich                  Vice President                         Terry T. Albarado                 Assistant Vice President
Angela Badeaux                  Vice President                         Montreen D. Badeaux               Assistant Vice President
F. William Ball                 Vice President                         Paulette A. Boudreaux             Assistant Vice President
Patricia O. Begnaud             Vice President                         Lavergne B Boutte                 Assistant Vice President
Genevieve V. Bihm               Vice President                         Judy V. Breaux                    Assistant Vice President
Lynn P. Blanchard               Vice President                         Christopher C. Brown              Assistant Vice President
Georgia B. Boudreaux            Vice President                         Jeanette D. Charles               Assistant Vice President
Elmo P. Boudreaux, Jr.          Vice President                         Angela M. Cliburn                 Assistant Vice President
Irma Nell Bourque               Vice President                         Stephanie F. Dandry               Assistant Vice President
Bart C. Boyer                   Vice President                         Arlette D. Fontenot               Assistant Vice President
Mary Beth Brady                 Vice President                         Debra A. Guidry                   Assistant Vice President
Glen W. Brown                   Vice President                         Henrietta S. Hollier              Assistant Vice President
Bruce A. Burga                  Vice President                         Christina Irvin-Simpson           Assistant Vice President
Kevin T. Caswell                Vice President                         Christy B. Istre                  Assistant Vice President
Belinda Cavazos                 Vice President                         Barbara A. Jesset                 Assistant Vice President
Shelton M. Comeaux              Vice President                         Anne P. Jones                     Assistant Vice President
Gwendoline Doucet               Vice President                         Jason D. Kennemer                 Assistant Vice President
Dalie S. Eldridge               Vice President                         Debbie M. Lancon                  Assistant Vice President
Elaine H. Gussman               Vice President                         Ruby B. Langley                   Assistant Vice President
Karen Hardy                     Vice President                         Vicki L. Laubach                  Assistant Vice President
Constance E. Harris             Vice President                         Weston J. Moreau III              Assistant Vice President
Chad L. Hebert                  Vice President                         Linda S. Roman                    Assistant Vice President
Scott P. Landrum                Vice President                         Lesley E. Schexnayder             Assistant Vice President
David R. Landry                 Vice President                         Tanya P. Thibodaux                Assistant Vice President
Angelina M. Mire                Vice President                         Leslie C. White                   Assistant Vice President

INDEPENDENT AUDITORS                            SPECIAL COUNSEL                              ST. LANDRY ADVISORY BOARD
Dixon Hughes PLLC                               Malizia Spidi & Fisch, PC                    Wayne M. Gilmore, Chairman
500 Ridgefield Court                            901 New York Avenue, N.W.                    H Kent Aguillard
Asheville, NC  28806                            Suite 210 East                               James R. Bienvenu
                                                Washington, DC  20001                        Anna Lee Dunbar
                                                                                             Lynette Young Feucht
LEGAL COUNSEL                                   REGISTRAR AND STOCK                          Patrick Fontenot
Biggs, Supple, Cremaldi and Curet, LLP            TRANFER AGENT                              Simon Howard Fournier
Lawless Building                                Registrar and Transfer Company               Morgan J. Goudeau, III
Willow Street                                   10 Commerce Drive                            Martin A. Roy, Jr.
Franklin, LA  70538                             Cranford, NJ  07016-3572                     Marvin Schwartzenburg
                                                (800) 525-7686
                                                Fax (908) 272-1006

52