Form 10-K, Exhibit 13
period 2009-09-30
TECHE HOLDING CO
filed 2009-12-23
CIK 934538

Teche Holding Company	New Iberia	Baton Rouge
1120 Jefferson Terrace Boulevard	142 W. St. Peter Street	Wal-Mart Neighborhood Market
New Iberia, LA 70560	New Iberia, LA 70560	9830 Old Hammond Highway
PHONE (337) 560-7151	(337) 364-5528	Baton Rouge, LA 70816
FAX (337) 365-7130		(225) 926-7378
Lafayette
New Iberia	Broadmoor	Breaux Bridge
1120 Jefferson Terrace Boulevard	5121 Johnston Street	601 East Bridge Street
New Iberia, LA 70560	Lafayette, LA 70503	Breaux Bridge, LA 70517
(337) 365-0366	(337) 981-1887	(337) 332-2149
Call Center (800) 897-0315
	Lafayette	Houma
Franklin	Downtown	706 Barrow Street
211 Willow Street	1001 Johnston Street	Houma, LA 70360
Franklin, LA 70538	Lafayette, LA 70501	(985) 868-8766
(337) 828-3212	(337) 232-6463
Houma
Franklin Drive-Thru	Lafayette	912 Grand Caillou Road
1823 Main Street	2200 W. Pinhook Road	Houma, LA 70363
Franklin, LA 70538	Lafayette, LA 70508	(985) 857-9990
(337) 828-4177	(337) 232-3419
Thibodaux
Morgan City	Baton Rouge	921 Canal Boulevard
1001 7th Street	3524 S. Sherwood Forest Boulevard	Thibodaux, LA 70301
Morgan City, LA 70380	Baton Rouge, LA 70816	(985) 446-6707
(337) 384-0653	(337) 293-0954
Opelousas
Bayou Vista	Prairieville	428 E. Landry Street
206 Arlington Street	Wal-Mart SuperCenter	Opelousas, LA 70570
Bayou Vista, LA 70380	17585 Airline Hwy.	(337) 942-5748
(985) 395-5244	Prairieville, LA 70769
	(225) 677-8748	Eunice
New Iberia		840 E. Laurel Avenue
529 N. Lewis Street	Baton Rouge	Eunice, LA 70535
New Iberia, LA 70563	Wal-Mart SuperCenter	(337) 457-9585
(337) 367-2516	2171 O’Neal Lane
Baton Rouge, LA 70816
	(225) 751-0264	www.teche.com

Table of Contents

President’s Message	2

Selected Financial Data	6

Business of the Bank - Business of the Company	7

Summary of Quarterly Operating Results	7

Market and Dividend Information	8

Management’s Discussion and Analysis of Financial
Condition and Results of Operations	9

Management’s Report	17

Report of Independent Registered Public Accounting Firm	18

Consolidated Balance Sheets	19

Consolidated Statements of Income	20

Consolidated Statements of Stockholders’ Equity	21

Consolidated Statements of Cash Flows	22

Notes to Consolidated Financial Statements	24

Directors and Officers	58

Message from Patrick Little, Chairman and CEO

Teche achieved record earnings per share during a national recession. These results are a testament to our SmartGrowth strategy, the talents of the Teche team and the resilient economy of our region.

Results of Fiscal Year 2009

In the financial chaos of 2009, Teche Holding Company was a pillar of profitability and growth. The Company set an earnings record of $3.36 per diluted share and paid an annual cash dividend of $1.405 per share, generating an annualized yield of 4.24%.

These outstanding results emanated from our solid focus on growing the right kinds of deposits and loans, as well as our well-structured pricing and underwriting programs. For 10 years, we have honed our SmartGrowth strategy for increasing our core deposits and expanding the higher yielding loans in our portfolio. As a result, our net interest margin has increased for eight consecutive quarters to 4.01% in 2009.

Furthermore due to excellent operating results, we increased our return on average tangible equity from 8.83% to 10.49% and our return on average assets from 0.76% to 0.91% from 2008 to 2009. Tangible stockholders’ equity increased 5.4% to $68 million and tangible book value per share increased 6.5% to $32.33.

We also strengthened our capital ratios during the year by selling a block of fixed rate mortgage loans and reducing the bank’s higher cost time deposits. In addition, we decided to decline the federal “TARP” program which we felt was costly and an unnecessary source of capital for our institution. All of these actions benefited our shareholders with record returns and increased dividends. I will more fully discuss our consistent SmartGrowth deposit and loan growth, our strong asset quality and capitalization in the rest of my remarks.

The industries here (Gulf Coast) are pretty steady and it’s a much better job picture than it has been in other parts of the country.

Peter Ricchiuti, Assistant Dean

A.B. Freeman School of Business

Tulane University

ABC Good Morning America, 5/07/09

Deposit Growth

SmartGrowth (core) deposits increased 11.3% year over year to $368 million. Checking deposits, coveted by our competitors, grew to $166 million as we continued our totally free personal and business checking programs and superior customer service initiatives. Money market deposits fell to $95 million as rates declined. However, savings deposits grew to $106 million with only a marginal increase in rates this past year. Most importantly, time deposits, which are not in our SmartGrowth deposit category, had much lower costs and balances this year. For many years, Teche has competed for growth with the highest rate payers in our markets. This year we focused on customer relationships and reduced our dependence on single account “rate shoppers.” We will continue to focus on SmartGrowth (core) deposits as a long term strategy. These deposits have the lowest cost of funds and are important to our expanding net interest margin.

Loan Growth

SmartGrowth loans, the highest yielding loans in the bank, grew 7.2% year over year to $460 million. These loans now comprise 77% of Teche’s total loan portfolio. In 2009, commercial and consumer loans increased 9.5% and 11.9% respectively over last year. Commercial loans increased to $210 million and consumer loans grew to $108 million. Not only did the Company grow these loans during a downturn in the national economy but Teche was also able to increase consumer loan interest rates.

Some portions of the loan portfolio decreased such as Smart Mortgages, loans to builders for speculative home construction and closed-end home equity loans. While the Company continues to originate fixed and adjustable home loans, total balances in these categories have decreased as the Company fine-tuned its approach and sold $26 million in fixed rate loans.

Asset Quality

Teche’s strong commitment to sound underwriting standards, effective servicing and diligent collection efforts yielded high asset quality ratios compared to peers. Teche’s non-performing loans to total loans and non-performing assets to total assets were 1.21% and 1.19% respectively in the last twelve months compared to 2.88% and 2.68% average ratios of publicly traded southern banks during that same period. In addition Teche’s 0.29% net charge-offs to average loans is significantly lower than 1.31% which is the average of publicly traded southern banks over the last twelve months. Peer averages are according to Highline Financial data.

Capital Strength

Financial analysts following the banking industry this year say that “Credit and Capital” are the hallmarks of strong community banks. Teche receives top grades in both categories. As stated above Teche’s asset quality compares very favorably to other southern banks and the Company’s capital strength allowed Teche to forego the government bailout program called “TARP.” Through self-generated funds and solid funds management,

Teche kept its capital ratios at healthy levels and above capital requirements established by banking regulators. Teche’s tier 1 risk-based capital ratio was 11.51% and its total risk-based capital ratio was 12.72% at year end with 6% and 10% respectively being the federal “well-capitalized” minimum standard. Since Teche did not participate in the “TARP” program, the Company avoided the high costs associated with the program.

Non-Interest Expense

This past year we held the line on expenses, increasing our non-interest expense by only 2.1% while increasing our core non-interest income by 3.3%. Our primary non-interest expense is the compensation of our employees. Teche Federal Bank has over 300 employees working in 20 different offices in a nine parish (county) area. We have invested in the development of customer service and business development skills of our entire Teche team and that investment has reaped returns. In 2009, we opened 22,000 deposit accounts and 2,400 loan accounts, including $235 million in total loans.

Louisiana Economy

[Graphic Omitted - Map of Teche Office Locations]

My remarks would not be complete without a discussion of Louisiana’s economy. Although the national economy experienced high unemployment rates and generally negative real gross domestic product numbers since the first quarter of 2008, Louisiana was less affected by recessionary forces.

Louisiana has a solid diversified economy with a strong community banking system that funds its large and small businesses. In addition, the state has significant petrochemical manufacturing and a major oil and gas extraction industry including the Haynesville Shale gas exploration project. Even though this project is located in north Louisiana it is currently pumping additional funds throughout the state. As a result of its healthy economy, Louisiana had lower unemployment rates than the national averages in the last 12 months.

According to the Louisiana Economic Outlook 2010-2011, published by Louisiana State University Department of Economics, the state has a projected job growth of 0.9% in 2010 and 0.9% in 2011. The Baton Rouge MSA, an expansion area of Teche, has projected job growth of 1.1% in 2010 and 1.5% in 2011. The Lafayette MSA has projected job growth of 0.5% in 2010 and 0.7% in 2011. Furthermore, the Houma MSA has projected job growth of 0.9% in 2010 and 0.8% in 2011.

We do have our challenges. Federal legislation currently under consideration including “Cap and Trade” and taxes on the extraction industry may affect our economic outlook. If these legislative initiatives are not approved, the economies of our key MSA areas may be even better than current projections. Other legislation affecting the banking industry may result in more expenses due to the cost of compliance for proposed regulations. Teche is well positioned to explore opportunities and take on future challenges.

Focused on Continuous Growth and Earnings

Although Teche has had a remarkable year especially considering the backdrop of the national economy, the Company is not resting on its laurels. Teche is continuing to closely monitor and improve credit quality, to aggressively pursue the right kinds of loans and deposits and to continue to build customer relationships. The fact that Teche has steadily grown personal and business checking accounts each year is a strong indicator of Teche’s solid strategic focus, service orientation and customer relationships.

Teamwork and Talent Matters

We owe our success to our focused and dedicated employees and our values which emphasize a tradition of quality banking, customer relationships and shareholder returns. On behalf of the Board of Directors, I want to express our appreciation to our Teche team. I am always impressed with the diligent execution of our strategy as I visit our branches and see our associates working to meet the needs of our customers. We know and serve our customers, and I believe that has helped us to avoid costly mistakes which have been rampant in our industry. We are proud of our progress this year. However, we believe that we can continually improve and grow our institution. We are working for you, our shareholders on a daily basis and we appreciate your confidence and support.

Sincerely,

Patrick Little

Chairman and President/CEO

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

At or for the Year Ended September 30,

	2009	2008	2007	2006	2005
Assets	$765,071	$769,488	$719,367	$685,750	$676,822
Loans Receivable, Net	588,527	584,139	561,623	520,185	487,427
Securities-Available for Sale	20,936	26,652	51,647	63,517	77,491
Securities-Held to Maturity	75,384	54,291	31,855	38,743	34,259
Cash and Cash Equivalents	23,675	50,112	21,811	17,528	32,674
Deposits	585,469	589,228	555,569	537,549	516,052
FHLB Advances	100,628	104,877	89,756	77,386	93,409
Stockholders’ Equity	71,485	68,044	67,006	63,929	61,338
SUMMARY OF OPERATIONS
Interest Income	$44,237	$45,633	$43,041	$39,197	$36,068
Interest Expense	15,297	19,733	19,857	16,720	15,674
Net Interest Income	28,940	25,900	23,184	22,477	20,394
Provision for Loan Losses	3,026	825	605	210	950
Net Interest Income after
Provision for Loan Losses	25,914	25,075	22,579	22,267	19,444
Non-Interest Income	15,951	16,001	14,572	13,031	10,876
Non-Interest Expense	31,372	30,740	27,464	24,364	22,644
Income Before Gains (Losses) on Sales
of Securities and Income Taxes	10,493	10,336	9,687	10,934	7,676
Gains (Losses) on Sales of Securities	(99)	(2,580)	164	34	26
Income Tax Expense	3,258	2,047	3,170	3,651	2,503

Net Income	$7,136	$5,709	$6,681	$7,317	$5,199

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets	9.34%	8.84%	9.31%	9.32%	9.06%
Book Value/Common Share	$34.09	$32.12	$30.42	$28.68	$26.78
Dividends declared per Share	$1.41	$1.37	$1.26	$1.10	$0.94
Basic Income per Common Share	$3.38	$2.65	$3.01	$3.22	$2.34
Diluted Income per Common Share	$3.36	$2.63	$2.94	$3.15	$2.26
Return on Average Assets	0.91%	0.76%	0.95%	1.07%	0.77%
Return on Average Equity	9.98%	8.29%	10.24%	11.79%	8.59%
Net Interest Margin	4.01%	3.74%	3.57%	3.53%	3.24%
Non-Interest Expense/Average Assets	4.02%	4.07%	3.89%	3.54%	3.34%
Non-Interest Income/Average Assets	2.03%	2.11%	2.06%	1.89%	1.60%
Non-Performing Loans/Loans (1)	1.21%	1.09%	0.68%	0.74%	0.98%
Allowance for Loan Losses/Loans (1)	1.14%	0.94%	0.90%	0.93%	1.04%
Dividend Payout	41.32%	51.90%	41.66%	33.65%	40.30%

(1)	Total loans before allowance for loan losses

Business of the Bank

Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans. Additionally, the Bank invests in mortgage-backed and investment securities. (See “Management Strategy” on page 9.)

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

Summary of Quarterly Operating Results

	2009				2008
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(Amounts in thousands, except per share data)

Interest Income	$11,214	$11,013	$11,130	$10,880	$11,361	$11,391	$11,465	$11,417
Interest Expense	4,378	3,950	3,583	3,386	5,233	5,082	4,798	4,620
Net Interest Income	6,836	7,063	7,547	7,494	6,128	6,309	6,667	6,797
Provision for Loan Losses	155	1,035	550	1,286	180	190	295	160
Income (Loss) Before	2,602	2,482	2,395	2,915	2,863	3,223	(1,235)	2,906
Income Taxes

Net Income (Loss)	1,764	1,656	1,733	1,983	1,883	2,184	(476)	2,119
Basic Income (Loss)	0.83	0.78	0.82	0.95	0.85	1.01	(0.22)	1.00
per Common Share

Diluted Income (Loss)	0.83	0.78	0.81	0.94	0.84	1.00	(0.22)	0.99
per Common Share

Market and Dividend Information

Teche Holding Company's common stock trades on the NYSE Amex under the symbol "TSH.” The following sets forth the high and low sale prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended	Sales Price		Period End Close	Cash Dividend Declared	Date Declared
	High	Low
December 31, 2007	$44.00	$37.10	$37.75	$0.335	November 29, 2007
March 31, 2008	$38.30	$29.50	$32.55	$0.34	February 26, 2008
June 30, 2008	$38.39	$31.50	$37.17	$0.345	May 21, 2008
September 30, 2008	$37.50	$28.90	$31.75	$0.35	August 27, 2008
December 31, 2008	$31.81	$22.90	$25.01	$0.35	November 20, 2008
March 31, 2009	$30.95	$22.40	$30.50	$0.35	February 19, 2009
June 30, 2009	$35.50	$28.85	$33.10	$0.35	May 29, 2009
September 30, 2009	$35.75	$31.09	$33.10	$0.355	August 27, 2009

According to the records of the Company's transfer agent, there were 436 registered stockholders of record at November 30, 2009. This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank. Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Capital distributions are also subject to certain limitations based on the Bank's net income. See Notes 18 and 19 of Notes to Consolidated Financial Statements. The Bank's total capital at September 30, 2009 exceeded the amounts of its liquidation account and regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believe”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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

Overview

The Company’s net income increased $1.4 million to $7.1 million this past fiscal year primarily due to an increase in net interest income of $3.0 million offset somewhat by an increase in provision for loan losses of $2.2 million. Net income for fiscal 2008 was lower due to the Bank’s withdrawal from the AMF Ultra Short Fund which resulted in the Bank incurring a loss of $2.6 million before taxes, along with a pretax charge of $1.5 million due to the Bank’s exit and transfer out of its defined benefit pension plans during the third quarter. The Company’s assets in fiscal 2009 decreased $4.4 million to $765.1 million primarily due to decreases in interest bearing deposits and cash offset somewhat by a slight increase in loan receivables and securities.

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a “SmartGrowth” strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), Smart Mortgage loans, commercial loans and commercial real estate loans for retention in the Company’s loan portfolio. Smart Mortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank’s standard loan underwriting criteria for residential real estate loans. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans. While Smart Mortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company’s net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

Asset and Liability Management

Interest Rate Sensitivity Analysis. Net interest income, the primary component of the Bank's net income, is derived from the difference between the interest income on interest-earning assets and the interest expense of interest-bearing liabilities. The Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or re-pricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and net portfolio value.

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

The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2009, the weighted average term to re-pricing of the Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 16 months. In contrast, at September 30, 2009, $104.8 million of the Bank's certificate accounts and $367.8 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $585.5 million of total deposits, were scheduled to mature or re-price within one year or sooner.

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

	Year Ended September 30,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest-Earning Assets:
Securities (1)	$90	$(115)	$(25)	$(522)	$18	$(504)
Loans Receivable, Net	1,200	(2,290)	(1,090)	3,290	(189)	3,101
Other Interest-Earning Assets (2)	304	(585)	(281)	817	(822)	(5)
Total Interest-Earning Assets	1,594	(2,990)	(1,396)	3,585	(993)	2,592
Interest-Bearing Liabilities
Deposits	130	(4,891)	(4,761)	670	(1,440)	(770)
FHLB Advances	447	(122)	325	854	(208)	646
Total Interest-Bearing Liabilities	577	(5,013)	(4,436)	1,524	(1,648)	(124)
Net Change in Net Interest Income	$1,017	$2,023	$3,040	$2,061	$655	$2,716

(1)	Includes investment securities and FHLB stock.
(2)	Includes certificates of deposit and other interest-bearing accounts.

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

	Year Ended September 30,
	2009			2008			2007
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Interest-Earning Assets
Securities (1)	$86,215	$3,848	4.46%	$84,249	$3,872	4.60%	$95,651	$4,376	4.57%
Loans Receivable (2) (3)	606,751	40,190	6.62%	594,944	41,280	7.00%	547,740	38,179	6.97%
Other Interest-Earning Assets (4)	29,443	199	0.67%	18,043	481	2.67%	6,731	486	7.22%
Total Interest-Earning Assets	722,409	$44,237	6.12%	697,236	$45,633	6.60%	650,122	$43,041	6.62%
Non-Interest Earning Assets	58,778			52,589			54,423
Total Assets	$781,187			$749,825			$704,545
Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$100,817	$538	0.53%	$83,515	$456	0.55%	$74,851	$328	0.44%
Statement & Regular Savings Accounts	76,214	664	0.87%	52,851	409	0.77%	52,084	413	0.79%
Money Funds Accounts	115,721	1,440	1.24%	125,905	3,190	2.53%	89,139	3,183	3.52%
Certificates of Deposit	240,270	7,882	3.28%	264,185	11,230	4.25%	287,292	12,131	4.22%
Total Deposits	533,022	10,524	1.97%	526,456	15,285	2.90%	503,366	16,055	3.19%
FHLB Advances	105,060	4,773	4.54%	95,225	4,448	4.67%	77,550	3,802	4.90%
Total Interest-Bearing Liabilities	638,082	$15,297	2.40%	621,681	$19,733	3.17%	580,916	$19,857	3.42%
Non-Interest-Bearing Liabilities	71,626			59,311			58,396

Total Liabilities	709,708			680,992			639,312
Stockholders’ Equity	71,479			68,833			65,233
Total Liabilities and Stockholders’ Equity	$781,187			$749,825			$704,545
Net Interest Income/Interest Rate Spread (5)		$28,940	3.72%		$25,900	3.42%		$23,184	3.20%
Net Interest Margin (6)			4.01%			3.74%			3.57%
Interest-Earning Assets/
Interest-Bearing Liabilities			113.22%			112.15%			111.91%

(1) Includes securities and Federal Home Loan Bank (“FHLB”) stock.
(2) Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3) Interest income includes loan fees of approximately $585,000 in 2009, $565,000 in 2008 and $479,000 in 2007.
(4) Amount includes certificates of deposit and other interest-bearing deposits.
(5) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition from September 30, 2008 to September 30, 2009

General. Total assets decreased $4.4 million, or 0.6% to $765.1 million at September 30, 2009 from $769.5 million at September 30, 2008, due to decreases in interest bearing deposits and cash, offset somewhat by a slight increase in loans receivable and securities.

Cash and Cash Equivalents. Cash decreased $26.4 million from $50.1 million at September 30, 2008 to $23.7 million at September 30, 2009. The decrease resulted primarily from the purchase of securities along with a small increase in loans receivable.

Securities Available-for-Sale and Held to Maturity. Securities available-for-sale decreased $5.7 million from $26.6 million at September 30, 2008 to $20.9 million at September 30, 2009 due primarily to repayments on existing mortgage-backed securities. Securities held-to-maturity increased $21.1 million from $54.3 million to $75.4 million due primarily to purchases of $34.0 million offset by repayments on existing securities. (See Note 3 of the Consolidated Financial Statements.)

Loans Receivable, Net. The Bank’s net loans receivable increased $4.4 million or 0.7% to $588.5 million from $584.1 million at September 30, 2008 due primarily to growth in the Commercial Real Estate loan portfolio and Mobile Home loan portfolio, offset by a decrease in the One-to-Four Family Conforming loan portfolio brought about by a $26.0 million sale of fixed rate conforming one-to-four family loans. (See Note 4 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s loan portfolio.)

Premises and Equipment, Net.	Premises and equipment increased $0.3 million or 1.2% due to a land purchase.

Deposits. The Bank’s deposits decreased $3.7 million or 0.6% to $585.5 million at September 30, 2009, from $589.2 million at September 30, 2008. SmarthGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $37.3 million during the fiscal year. Time deposits decreased $41.1 million from $258.8 million to $217.7 million. (See Note 7 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s deposit portfolio.)

Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $4.3 million, or 4.1% to $100.6 million from $104.9 million at September 30, 2008. The decrease was due to principal payments on existing advances.

Stockholders’ Equity. Stockholders’ equity increased $3.5 million, or 5.1% from $68.0 million at September 30, 2008, to $71.5 million at September 30, 2009. The increase was due primarily to net income less dividends and the purchase of treasury stock.

Comparison of Operating Results for Years Ended September 30, 2009, 2008 and 2007

Analysis of Net Income

General. The Company had net income of $7.1 million, $5.7 million and $6.7 million for the years ended 2009, 2008 and 2007. The $1.4 million increase during fiscal 2009 was primarily due to a $3.0 million increase in net interest income, offset by an increase in the provision for loan losses of $2.2 million. The $972,000 decrease during fiscal 2008 was primarily due to two major items. First the Bank withdrew its investment in the AMF Ultra Short Mortgage Fund resulting in a pre-tax charge of $2.6 million, and the Bank also settled and transferred the obligations of its defined benefit pension Plans to Hartford Insurance Company resulting in a pre-tax charge of $1.5 million.

Revenue. Revenue amounted to $45.3 million, $41.8 million and $37.7 million for the years ended 2009, 2008 and 2007, respectively. The $3.5 million increase during fiscal 2009 was primarily due to a reduction in total interest expense of $4.4 million offset somewhat by a decrease in interest income on loans of $1.1 million. The $4.0 million increase during fiscal 2008 was primarily due to an increase in interest income on loans resulting from growth in the loan portfolio coupled with an increase in service charges on transaction accounts. Non-interest income remained relatively stable at $16.3 million in fiscal 2009 compared to $16.6 million in fiscal 2008.

Interest Income. Interest income amounted to $44.2 million, $45.6 million and $43.0 million for the years ended 2009, 2008 and 2007, respectively. The $1.4 million decrease during fiscal 2009 was primarily due to a decrease in interest rates offset by an increase in the average balance on earning assets. The $2.6 million increase during fiscal 2008 was primarily due to an increase in the average balance on earning assets, offset by a slight decrease in interest rates.

The average balance of loans increased during fiscal 2009 and fiscal 2008 by approximately $17.1 million, or 2.9% and $41.9 million, or 7.6%, respectively.

Interest Expense. Interest expense totaled $15.3 million, $19.7 million and $19.9 million for the years ended September 30, 2009, 2008 and 2007. The $4.4 million decrease from fiscal 2008 to fiscal 2009 was primarily due to lower interest rates offset by an increase in both deposit and FHLB advance average balances. The $124,000 decrease from fiscal 2007 to fiscal 2008 was primarily due to lower interest rates along with good growth in lower rate deposit accounts. The average balance of deposits increased $6.6 million and $23.1 million in fiscal 2009 and 2008, respectively.

Net Interest Income. Net interest income increased $3.1 million to $28.9 million during the year ended September 30, 2009 primarily due to a decrease in interest expense on deposits and FHLB advances, offset by a decrease in interest income on loans. Net interest income increased $2.7 million to $25.9 million during the year ended September 30, 2008 primarily due to an increase in interest income on loans and to a decrease in interest expense on deposits, offset somewhat by an increase in interest expense on FHLB advances.

Provision for Loan Losses. The Bank provided $3.0 million, $825,000 and $605,000 to the allowance for loan losses for the years ended September 30, 2009, 2008 and 2007 respectively. The provision increased in fiscal 2009 due to continued loan growth along with an increase in qualitative adjustments necessary to address negative economic and credit quality trends. The provision increased in fiscal 2008 primarily due to growth in loan portfolio as well as changes to the qualitative and quantitative factors considered during the analysis of the allowance for loan losses. The allowance for loan losses was $6.8 million at September 30, 2009, $5.5 million at September 30, 2008, and $5.1 million at 2007 fiscal year end.

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

Non-Interest Income. Non-interest income during the years ended September 30, 2009, 2008 and 2007 amounted to $15.9 million, $13.4 million and $14.7 million respectively. Non-interest income in fiscal 2008 and 2009 included charges for certain securities in the investment portfolio in the amount of $3.0 million and $1.0 million respectively. Non-interest income in fiscal 2009 included a gain of $559,000 on the sale of $26 million of conforming loans. (See Loans Receivable, Net) Excluding these charges, non-interest income remained relatively stable between fiscal 2008 and 2009. The increase between fiscal 2007 and 2008, excluding impairment charges, was primarily due to an increase in deposit related fees due to an increase in the number of deposit accounts.

Non-Interest Expense. Non-interest expense totaled $31.4 million; $30.7 million and $27.4 million during the years ended September 30, 2009, 2008 and 2007, respectively. The $0.6 million increase during fiscal 2009 was primarily due to an increase in deposit insurance premiums. The $3.3 million increase during fiscal 2008 was primarily due to compensation expense that included a $1.5 million charge for exiting the defined benefit pension plan.

The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $567,000, $666,000 and $535,000 in the fiscal years ended September 30, 2009, 2008 and 2007, respectively.

Gain (loss) on Sale of Securities. In the years ended September 30, 2009, 2008 and 2007, (losses) and gains on the sale of securities amounted to $(99,000), ($2,580,000) and $164,000, respectively. The loss recorded in 2009 resulted from the Company’s recording an impairment loss on an equity security for $175,000, offset by a gain on sale of equity securities of $76,000. The loss recorded in 2008 resulted from the Company’s withdrawal of a $16.1 million investment in a mortgage mutual fund that had continued to decline in value during the year as a result of the turmoil that existed in the mortgage markets in general. (See Note 3 of the Consolidated Financial Statements.)

Income Tax Expense. For the years ended September 30, 2009, 2008 and 2007, the Company incurred income tax expense of $3.3 million, $2.0 million and $3.2 million, respectively. There was an increase in the effective tax rate in 2009 due to higher pre-tax income and the benefit of tax credits were lower than in 2008. There was a decrease in the effective tax rate in 2008 due to lower pre-tax income and the benefit of certain tax credits related to tax incentives applied to the Company’s 2006 and 2007 income tax returns recorded in the 2008 financial statements. (See Note 10 of the Consolidated Financial Statements for further explanation.)

Liquidity and Capital Resources

The Bank's average liquidity ratio is based on deposits and was approximately 10.0% percent during September 2009. The Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities, and matured or called investment securities. The Bank also borrows funds from the Federal Home Loan Bank of Dallas (the “FHLB”).

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

Funds available under existing credit facilities from the FHLB totaled $175.3 million. The Bank has total FHLB borrowings of $100.6 million, or 13.2% of the Bank’s assets. Approximately $10.6 million is due in the year ending September 30, 2010.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2009, the Bank had outstanding loan commitments of $44.4 million, and certificates of deposit scheduled to mature within one year of $104.8 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy. These regulations require financial institutions to have minimum tangible capital equal to 1.5 percent of total adjusted assets; minimum core capital equal to 4.0 percent of total adjusted assets; and risk-based capital equal to 8.0 percent of total risk-weighted assets. At September 30, 2009, the Bank exceeded all regulatory capital requirements. (See Note 18 to the Consolidated Financial Statements.)

Net Portfolio Value Analysis - Interest Rate Risk

The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or re-price at different rates than our interest-earning assets. Although having liabilities that mature or re-price less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

The Bank believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value (“NPV”). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. The Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.

The OTS requires all regulated thrift institutions to calculate the estimated change in the institution’s NPV assuming instantaneous parallel shifts in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. The NPV is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts.

The OTS provides an interest rate sensitivity report of NPV to all institutions that file with the OTS a Consolidated Maturity & Rate Schedule (“CMR”) as a part of the institution’s quarterly Thrift Financial Report. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The OTS model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments. The OTS allows thrifts with under $1 billion in total assets to use the results of their interest rate sensitivity model, which is based on information provided by the institution, to estimate the sensitivity of NPV.

The OTS model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The OTS model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

In the OTS model, the value of deposit accounts appears on the asset and liability side of the NPV analysis. In estimating the value of certificates of deposit accounts (“CD”), the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates. On the asset side of the NPV calculation, the value of the “customer relationship” due to the rollover of retail CD deposits represents an intangible asset in the NPV calculation.

Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the NPV calculation in the OTS model. These accounts are valued at 100% of the respective account balances on the liability side. On the asset side of the analysis, the value of the “customer relationship” of the various types of deposit accounts is reflected as a deposit intangible.

The NPV sensitivity of borrowed funds is estimated by the OTS model based on a discounted cash flow approach.

The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank’s latest percentage change in NPV assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2009.

	Net Portfolio Value		NPV as % of PV of Assets
Change in Rates(1)	$ Amount	$ Change(2)	% Change(3)	NPV Ratio(4)	Change(5)
	(Dollars in Thousands)
+300 bp	$ 95,701	$-1,805	-2%	12.16%	+14	bp
+200 bp	98,413	906	+1%	12.35%	+33	bp
+100 bp	98,908	1,402	+1%	12.29%	+27	bp
+50 bp	98,246	740	+1%	12.16%	+14	bp
0 bp	97,507			12.02%
-50 bp	94,519	-2,987	-3%	11.63%	-39	bp
-100 bp	91,245	-6,082	-6%	11.24%	-78	bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(4)	Calculated as the estimated NPV divided by average total assets.
(5)	Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

	September 30, 2009		September 30, 2008
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets	12.02%		11.09%
Exposure Measure: Post-Shock NPV Ratio	11.24%		9.94%
Sensitivity Measure: Decline in NPV Ratio	78	bp	115	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in NPV as % of PV of Assets	0.78%		1.15%

As the table shows, increases in interest rates would result in net decreases in the Bank’s NPV. The Bank’s NPV decreases by 0.9% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income.

In times of decreasing interest rates, the value of fixed-rate assets could increase in value and the lag in re-pricing of interest rate sensitive assets could be expected to have a positive effect on the Bank.

Contractual Obligations

The Company has various contractual obligations related to borrowings, deposits and operating lease payments. These obligations are outlined in Notes 6, 7 and 8 in the Consolidated Financial Statements of the Company.

Critical Accounting Policies

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company’s most critical accounting policies are as follows:

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

Management’s judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

It should be understood that estimates of loan losses involve an exercise of judgment. During the fiscal year ending September 30, 2009, the company made changes to the allowance model. These changes included using a three year rolling average charge-off history instead of five years, switching to actual charge-off history instead of a blend with peer rates and increased the qualitative factors due to an overall negative economic environment and credit quality trends in the banks portfolio. While it is possible that in particular periods the Company may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the existing loan portfolio.

Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined at that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. Goodwill is not deductible for income tax purposes.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments. (See Note 16 in the accompanying Consolidated Financial Statements.)

MANAGEMENT’S REPORT ON INTERNAL CONTROL

OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a- 15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2009.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

/s/ Patrick Little Patrick Little President and Chief Executive Officer	/s/ J. L. Chauvin J. L. Chauvin Senior Vice President and Chief Financial Officer

DIXON HUGHES PLC

CERTIFIED PU BLIC ACCOUNTANTS AND ADVISORS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Teche Holding Company

Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As of March 1, 2009, the Company adopted a new investment impairment standard as discussed in Note 1.

Asheville, North Carolina

December 23, 2009

500 Ridgefield Court, PO Box 3049 Asheville, NC 28802-3049
Ph. 828.254.2254 Fx. 828.254.6859
www.dixon-hughes.com

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

September 30, 2009 and 2008

	2009	2008
	(Amounts in thousands,
	except share and per share data)
ASSETS

Cash and due from banks	$13,958	$14,159
Interest-bearing deposits	9,717	35,953
Securities available-for-sale - at estimated fair value (amortized cost of $20,277 in 2009 and $27,051 in 2008)	20,936	26,652
Securities held-to-maturity—at amortized cost (estimated fair value of $76,887 in 2009 and $53,788 in 2008)	75,384	54,291
Loans receivable—net of allowance for loan losses of $6,806 in 2009 and $5,545 in 2008	588,527	584,139
Accrued interest receivable	2,622	2,843
Investment in Federal Home Loan Bank stock, at cost	5,063	4,764
Real estate owned, net	1,953	343
Prepaid expenses and other assets	3,321	3,670
Goodwill	3,647	3,647
Life insurance contracts	12,724	12,127
Premises and equipment, net	27,219	26,900

TOTAL ASSETS	$765,071	$769,488

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$585,469	$589,228
Advances from Federal Home Loan Bank	100,628	104,877
Advance payments by borrowers for taxes and insurance	2,433	2,876
Accrued interest payable	743	875
Accounts payable and other liabilities	4,313	3,588

TOTAL LIABILITIES	693,586	701,444

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized; 4,666,950 and 4,658,325 shares issued	47	47
Additional paid-in capital	52,285	51,973
Retained earnings	69,786	65,600
Unearned ESOP shares	(586)	—
Treasury stock 2,570,296 and 2,542,028 shares - at cost	(50,234)	(49,313)
Accumulated other comprehensive loss on held-to-maturity securities	(247)	—
Accumulated other comprehensive income (loss) on available for sale securities	434	(263)

TOTAL STOCKHOLDERS’ EQUITY	71,485	68,044

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$765,071	$769,488

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended September 30, 2009, 2008 and 2007

	2009	2008	2007
	(Amounts in thousands, except per share amounts)
INTEREST INCOME:
Interest and fees on loans	$40,190	$41,280	$38,179
Interest and dividends on securities	3,848	3,873	4,376
Other interest income	199	480	486

TOTAL INTEREST INCOME	44,237	45,633	43,041

INTEREST EXPENSE:
Deposits	10,524	15,285	16,055
Advances from Federal Home Loan Bank	4,773	4,448	3,802

TOTAL INTEREST EXPENSE	15,297	19,733	19,857

NET INTEREST INCOME	28,940	25,900	23,184

PROVISION FOR LOAN LOSSES	3,026	825	605

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	25,914	25,075	22,579

NON-INTEREST INCOME:
Total other-than temporary impairment losses	(1,311)	(408)	—
Portion of impairment losses recognized in other comprehensive loss	375	—	—
Net impairment losses recognized in earnings	(936)	(408)	—
Service charges and other	15,415	15,482	13,589
Gain on sale of premises and equipment	10	1	2
Gain (Loss) on sale and impairments of equity securities	(99)	(2,580)	164
Gain (Loss) on sale of loans	559	(172)	—
Other income	903	1,098	981

TOTAL NON-INTEREST INCOME	15,852	13,421	14,736

NON-INTEREST EXPENSE:
Compensation and employee benefits	16,418	16,746	13,997
Occupancy, equipment and data processing expense	6,244	6,084	5,470
Marketing and professional fees	2,743	2,986	3,224
Deposit insurance premiums	1,082	74	66
Louisiana shares tax	567	666	535
Other operating expenses	4,318	4,184	4,172

TOTAL NON-INTEREST EXPENSE	31,372	30,740	27,464

INCOME BEFORE INCOME TAXES	10,394	7,756	9,851

INCOME TAXES	3,258	2,047	3,170

NET INCOME	$7,136	$5,709	$6,681

BASIC INCOME PER COMMON SHARE	$3.38	$2.65	$3.01

DILUTED INCOME PER COMMON SHARE	$3.36	$2.63	$2.94

DIVIDENDS PER SHARE	$1.41	$1.37	$1.26

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 2009, 2008 and 2007

						Accumulated
		Additional		Unearned		Other
	Common	Paid-in	Retained	ESOP	Treasury	Comprehensive
	Stock	Capital	Earnings	Shares	Stock	Loss	Total
	(Dollars in thousands, except per share amounts

BALANCE – October 1, 2006	$46	$50,334	$58,748	$—	$(43,951)	$(1,248)	$63,929
Exercise of stock options, including tax benefit	—	642	—	—	—	—	642
Stock based compensation	—	390	—	—	—	—	390
Purchase of common stock for treasury		—	—	—	(2,098)	—	(2,098)
Dividends declared - $1.26 per share	—	—	(2,783)	—	—	—	(2,783)
Comprehensive income:
Net income	—	—	6,681	—	—	—	6,681
Change in unrealized loss on securities available-for-sale, net	—	—	—	—	—	245	245
Total comprehensive income							6,926
BALANCE - September 30, 2007	46	51,366	62,646	—	(46,049)	(1,003)	67,006
Exercise of stock options, including tax benefit	1	256	—	—	—	—	257
Stock based compensation	—	351	—	—	—	—	351
Cumulative effect adjustment	—	—	208	—	—	—	208
Purchase of common stock for treasury	—	—	—	—	(3,264)	—	(3,264)
Dividends declared - $1.37 per share	—	—	(2,963)	—	—	—	(2,963)
Comprehensive income:
Net income	—	—	5,709	—	—	—	5,709
Change in unrealized loss on securities available-for-sale, net						740	740
Total comprehensive income							6,449
BALANCE - September 30, 2008	47	51,973	65,600	—	(49,313)	(263)	68,044
Unearned ESOP compensation	—	—	—	(586)	—	—	(586)
Exercise of stock options, including tax benefit	—	14	—	—	—	—	14
Tax effect of restricted stock vesting	—	(28)	—	—	—	—	(28)
Stock based compensation	—	326	—	—	—	—	326
Purchase of common stock for treasury	—	—	—	—	(921)	—	(921)
Dividends declared - $1.41 per share	—	—	(2,950)	—	—	—	(2,950)
Comprehensive income:
Net income	—	—	7,136	—	—	—	7,136
Accumulated other comprehensive income, net (Note 12)						450	450
Total comprehensive income							7,586
BALANCE - September 30, 2009	$47	$52,285	$69,786	$(586)	$(50,234)	$187	$71,485

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,136	$5,709	$6,681
Adjustments to reconcile net income
to net cash provided by operating activities:
(Accretion of discount) amortization of premium
on investments and mortgage-backed securities	(295)	37	290
Provision for loan losses	3,026	825	605
Provision for loss on real estate owned	221	54	179
Stock-based compensation	326	351	390
Deferred income tax (benefit) expense	(925)	58	(554)
(Gain) Loss on sale of loans	(559)	172	—
(Gain) Loss on sale and impairment of equity securities	99	2,580	(164)
Gains on sale of premises and equipment	(10)	(1)	(3)
(Gain) loss on sale of real estate owned	16	38	(36)
Impairment of securities	936	408	—
Depreciation	1,536	1,533	1,333
Increase in bank owned life insurance	(597)	(635)	(597)
Amortization of intangible assets	41	54	70
Change in prepaid expenses and other assets	308	(1,379)	(68)
Change in accrued interest receivable	349	109	(250)
Change in accounts payable and other liabilities	725	410	(955)
Change in accrued interest payable	(132)	(566)	18
Other, net	775	(287)	2,028

NET CASH PROVIDED BY OPERATING
ACTIVITIES	12,976	9,470	8,967

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
available-for-sale	201	2,357	1,527
Purchase of securities available-for-sale	(12)	(499)	(266)
Principal repayments on securities available-for-sale	6,299	10,311	10,704
Purchase of securities held-to-maturity	(33,954)	(18,374)	—
Principal repayments on securities held-to-maturity	11,855	6,743	6,875
Net loan originations	(33,056)	(62,811)	(27,042)
Purchase of loans	(4,684)	(3,474)	(16,354)
Proceeds from sales of loans	28,654	42,952	—
Investment in FHLB stock, net	(299)	(421)	(158)
Purchase of premises and equipment	(1,855)	(2,287)	(7,663)
Proceeds from sale of premises and equipment	10	1	3
Proceeds from sale of real estate owned	350	855	1,288

NET CASH USED IN INVESTING ACTIVITIES	(26,491)	(24,647)	(31,086)

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(2,950)	$(2,963)	$(2,783)
Loan to ESOP	(586)	—	—
Net increase (decrease) in deposits	(3,759)	33,659	18,020
Proceeds of long-term FHLB advances	5,000	43,000	—
Repayment of long-term FHLB advances	(9,249)	(5,379)	(5,130)
Net increase (decrease) in short-term FHLB advances	—	(22,500)	17,500
Cash paid for purchase of common stock for treasury	(921)	(3,264)	(2,098)
Proceeds from exercise of stock options	14	107	444
Excess tax benefit (expense)from share-based payment
Arrangements	(28)	150	198
Change in advance payments by
borrowers for taxes and insurance	(443)	668	251

NET CASH (USED) PROVIDED
BY FINANCING ACTIVITIES	(12,922)	43,478	26,402

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(26,437)	28,301	4,283

CASH AND CASH EQUIVALENTS
Beginning of year	50,112	21,811	17,528

CASH AND CASH EQUIVALENTS
End of year	$23,675	$50,112	$21,811

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid for interest	$15,429	$20,299	$19,875

Cash paid for taxes	$3,800	$2,675	$2,600

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES:
Accumulated other comprehensive income,	$450	$740	$245
net of income taxes

Transfer from loans to real estate owned	$2,212	$727	$1,600

Loans originated to sell real estate owned	$15	$620	$17

Investment securities received from Ultra Short AMF
Fund Redemption	$—	11,193	$—

Cumulative effect adjustment (Note 1)	$—	208	$—

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Bank (collectively “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community savings bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage loans.

Concentrations of Credit Risk – The Company makes loans to individuals and small businesses located primarily in southern Louisiana for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not directly dependent upon any specific economic sector. The Company will from time to time purchase loans from outside the market area.

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

Securities not meeting the criteria to be classified as securities held-to-maturity are classified as available-for-sale and are carried at fair value. Net unrealized holding gains or losses are excluded from net income and are recognized, net of income taxes, in other comprehensive income and in accumulated other comprehensive income, a separate component of stockholders’ equity.

Premiums and discounts on securities, both those held-to-maturity and those available-for-sale, are amortized and accreted to income as an adjustment to the securities’ yields using the interest method. Realized gains and losses on securities, including declines in value judged to be other than temporary, are reported as a component of income. The cost of securities sold is specifically identified for use in calculating realized gains and losses.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

If the fair value of a security is below its amortized cost basis at the quarter end, the security is evaluated for other-than-temporary impairment (OTTI).For debt securities, we consider our intention to sell the security. If we do not intend on selling the security, then we evaluate whether it is more likely than not we will be required to sell the security before recovery of the securities amortized cost. If we fail either of those tests, then we record OTTI for the affected security equal to the difference between the fair value and amortized cost.

If it is more likely than not we will be required to sell the debt security, then we go to the next step to determine if OTTI exists. In determining if OTTI exists, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) Adverse conditions related to the security, industry or geographic area, (3) the financial condition and near-term prospects of the issuer, (4) failure of the issuer to make schedule interest or principal payments and the outlook for receiving the contractual cash flows of the investments, (5) changes in the rating of the security and (6) historical and subsequent volatility of fair value of the security. If these conditions provide an indication of a reduction in expected cash flows, then cash flows are evaluated to determine the amount of credit related impairment. If a debt security is an investment in a beneficial interest security and it is rated below AA, cash flows are evaluated for a decrease in expected cash flows and related credit impairment. If OTTI has been identified, the credit related impairment, to the extent it does not reduce the security below fair value, is charged to earnings and the credit-related impairment is adjusted through other comprehensive income for both held to maturity and available for sales securities.

For marketable equity securities, the Company evaluates its ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Evidence considered to determine anticipated recovery are analysts reports on the issuer and the financial condition of the issuer or the industry If OTTI is identified, the security is adjusted to fair value through a charge to earnings.

During the year ended September 30, 2009, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities. The cumulative amount of these charges created a separate accumulated other comprehensive loss for held to maturity securities. This accumulated other comprehensive loss will be accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows.. See Note 3 for further discussion of other-than-temporary impairments on investment securities, and Note 12 for more information on impairment losses recognized in Other Comprehensive Income (Loss).

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

When doubt exists as to collectability of a loan (typically 90 days delinquent or impaired), the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the judgment of uncollectibility is reversed from income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt. Payments received on such non-accrual loans are applied first to outstanding loan amounts and next as recovery of lost interest.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings and non-homogeneous loans in which full payment of all scheduled amounts due is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral if the loan is collateral dependent.

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

Management’s judgment as to the level of losses on existing loans involves the consideration of current economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral.

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

Loan Fees, Loan Costs, Discounts and Premiums - Loan origination fees, certain direct loan origination costs and discounts and premiums on loans are deferred and amortized as an adjustment to the related loan’s yield using the interest method over the contractual life of the loan.

Federal Home Loan Bank Stock - Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources. The Company considers the capital position of the FHLB of Dallas, recent redemptions of the common stock when considering whether or not the investment is impaired. As of September 30, 2009, the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired. The FHLB received a rating of Aaa which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB, which require redemption at par.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes. For the purposes of evaluating goodwill, the  Company has determined that it operates only one reporting unit. The Company has performed its annual test as of September 30, 2009 for goodwill and has determined that goodwill is not impaired.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $452, and $411 at September 30, 2009, and 2008, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling cost, and any related writedown is charged to the allowance for loan losses. Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when fair value is determined to be less than the carrying value. Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to affect such sales is subject to market conditions and other factors, many of which are beyond the Company’s control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

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

Income Taxes - The Company follows the practice of filing a consolidated federal return. Income taxes are allocated to each company as if filed separately for federal purposes.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences using the liability method. Current income taxes are recorded based on amounts due with the current income tax returns. The need for a valuation allowance is considered when it is determined more likely than not that a deferred tax asset will not be realized.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense. The Company and its subsidiaries’ tax filings for the years ended September 30, 2005 through 2008 are currently open to audit under statutes of limitation by the Internal Revenue Service.

Income Per Share - Basic net income per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and stock grants. The dilution effect of stock options and stock grants is determined using the treasury stock method. The effect of any anti-dilutive common stock equivalents is excluded from the diluted EPS computation.

Comprehensive Income - Comprehensive income includes net income and other comprehensive income or loss, which in the case of the Company includes only unrealized gains and losses on securities available-for-sale, net of related income taxes.

Stock-Based Compensation - The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). It also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. Excess tax benefits are reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

New Accounting Pronouncements

On June 29, 2009, the FASB issued an accounting pronouncement establishing the FASB Accounting Standards CodificationTM (the “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities. This pronouncement was effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superceded. The Company adopted this new accounting pronouncement for the year ended September 30, 2009, as required, and adoption did not have a material impact on the Company’s financial statements taken as a whole.

FASB 141(R) (ASC 805)

FASB No. 141(R) – Business Combinations, which is a revision to Statement No. 141, changes the way that acquiring entities will account for business combinations. Some of the more significant changes are that the equity securities issued as consideration will be valued at the date that the acquirer takes control of assets and assumes liabilities of the acquired company (typically would be the date of closing), and that direct costs of the acquisition will be expensed as incurred rather than capitalized. This statement was effective for transactions closing on or after January 1, 2009. Adoption of this standard did not have an impact on the consolidated financial statements but will impact the accounting for future business combinations.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

FASB 160 (ASC 810)

FASB No. 160 – Non-controlling Interests in Consolidated Financial Statements, which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The effective date of this statement is the same as that of the related SFAS 141(R). This statement shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. The Company has determined that this standard will have no impact on its consolidated financial statements.

EITF 99-20-1(ASC 325)

In January of 2009 the FASB issued FASB Staff Position (FSP) EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. This FSP amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets. The FASB believes this guidance will achieve a more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in ASC 320-10, Investments-Debt and Equity Securities, and other related guidance. The amendment to EITF 99-20 removed the requirement that other-than-temporary impairment be measured using exclusively estimated cash flows expected by market participants, rather than permitting the use of reasonable management judgment of the probability that the holder will be unable to collect all amounts due. The Company has adopted FSP EITF 99-20-1 as of December 31, 2008 and applied its guidance in the determination of other-than-temporary impairment for securities within its scope.

FSP FAS 157-4  (ASC 820)

The FASB has issued FASB Staff Position (FSP) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction. The FSP clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. The FSP requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The FSP includes an example that provides additional explanation on estimating fair value when the market activity for an asset has declined significantly. The FSP requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of the FSP and to quantify its effects, if practicable. The FSP applies to all fair value measurements when appropriate.

FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairment. Adoption of this statement did not have a material impact on the consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

FAS 115-2 and FAS 124-2 (ASC 320)

The FASB has issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP changes existing guidance for determining whether an impairment is other than temporary to debt securities. This FSP replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP incorporates examples of factors from existing literature that should be considered in determining whether a debt security is other-than-temporarily impaired. This FSP requires that an entity recognize noncredit losses on held-to-maturity debt securities in other comprehensive income and amortize that amount over the remaining life of the security in a prospective manner by offsetting the recorded value of the asset unless the security is subsequently sold or there are additional credit losses. This FSP requires an entity to present the total other-than-temporary impairment in the statement of earnings with an offset for the amount recognized in other comprehensive income; and when adopting FSP FAS 115-2 and FAS 124-2, an entity is required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-temporary impairment from retained earnings to accumulated other comprehensive income if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery.

FSP FAS 115-2 and FAS 124-2 were adopted as of June 30, 2009. The adoption did impact the presentation of the other-than-temporary impairment in the income statement and substantially increased disclosures in the consolidated financial statements.

FAS 107-1 and APB 28-1 (AC 825)

The FASB has issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. Under this FSP, a publicly traded company shall include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity shall disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by Statement 107.

FSP 107-1 and APB 28-1 were effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The impact of this pronouncement was additional fair value disclosures in the footnotes to the interim consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

FASB 165 (ASC 155)

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires entities to disclose the date through which it has evaluated subsequent events and the basis for that date. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. SFAS 165 was effective for the Company as of June 30, 2009. The adoption of SFAS 165 did not have a material impact on our financial condition, or results of operations. The adoption added a disclosure of the date through which subsequent events were considered and did not have a significant impact on our disclosures.

FAS 166 (ASC 860) is a revision to FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. FAS 166 also eliminates the concept of a qualifying special-purpose entity, and changes the requirements for derecognizing financial assets and requires additional disclosures.

FAS 167 (ASC 810) is a revision to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.

Both FAS 166 and FAS 167 will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The recognition and measurement provisions of FAS 166 shall be applied to transfers that occur on or after the effective date.

FASB 168 (ASC 105)

In September 2009, the Company adopted the provisions of FASB 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of the FASB 162. The FASB Accounting Standards Codification (“Codification”) has become the source of authoritative US generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants, which include the Company. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification has therefore become nonauthoritative. The Company does not anticipate the adoption of those standards will have an impact on our consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

2.	INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals and businesses. The shorter duration of interest-sensitive liabilities indicates that in a rising rate environment the Company is exposed to interest rate risk because liabilities may be re-pricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. In a falling rate environment the market value of long-term assets and net interest income may be increased.

Management has the intent to hold loans and has strategies to hedge interest rate risk. Management continues to price long-term fixed rate loan products 25bp’s to 50bp’s above market rates and recently reduced originations of 30 year fixed rate loans. Additionally, management is pricing CD specials in the longer-term products and continues to focus on consumer and commercial loans, checking, savings and money market deposits to manage interest rate risk. Management may periodically decide to sell loans to manage changes in interest rates.

The Banks interest rate risk position is currently within the limits established by the Board of Directors.

3.	SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2009
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Government National Mortgage Association	$2,508	$41	$-	$2,549
Federal Home Loan Mortgage Corporation	8,187	139	(4)	8,322
Federal National Mortgage Association	5,809	211	-	6,020
	16,504	391	(4)	16,891
Collateralized mortgage obligations
CMO’s:
Government National Mortgage Association	3,181	136	-	3,317
Marketable equity securities	592	159	(23)	728
Total	$20,277	$686	$(27)	$20,936

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

	September 30, 2008
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Municipal obligations	$19	$-	$-	$19

Mortgage-backed securities:
Government National Mortgage Association	3,150	9	(4)	3,155
Federal Home Loan Mortgage Corporation	11,579	7	(127)	11,459
Federal National Mortgage Association	7,337	4	(253)	7,088
	22,066	20	(384)	21,702
Collateralized mortgage obligations
CMO’s:
Government National Mortgage Association	4,009	--	(86)	3,923
Marketable equity securities	957	177	(126)	1,008
	$27,051	$197	$(596)	$26,652

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2009
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Federal Home Loan Bank	$16,476	$97	$-	$16,573
Time deposits other banks	17,049	24	-	17,073
Mortgage-backed securities:
Federal National Mortgage Association	24,658	1,212	(1)	25,869
Federal Home Loan Mortgage Corporation	10,770	709	-	11,479
Private Label	2,572	146	(588)	2,130
CMOs:
Federal Home Loan Mortgage Corporation	341	6	-	347
Federal National Mortgage Association	1,843	63	-	1,906
Private Label	1,675	40	(205)	1,510
	$75,384	$2,297	$(794)	$76,887

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

	September 30, 2008
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Mortgage-backed securities
Federal National Mortgage Association	$31,419	$12	$(313)	$31,118
Federal Home Loan Mortgage Corporation	13,883	142	(24)	14,001
Private Label	3,621	15	(303)	3,333
CMOs:
Federal Home Loan Mortgage Corporation	425	-	(12)	413
Federal National Mortgage Association	2,083	27	(35)	2,075
Private Label	2,860	3	(15)	2,848
	$54,291	$199	$(702)	$53,788

Details concerning securities with unrealized losses as of September 30, 2009 are as follows:

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale

Federal Home Loan Mortgage Corporation	$1,463	$(4)	$—	$—	$1,463	$(4)
Marketable equity securities	64	(12)	11	(11)	75	(23)
	$1,527	$(16)	$11	$(11)	$1,538	$(27)

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Held-to-maturity

Investment securities
Federal Home Loan Bank	$—	$—	$—	$—	$—	$—
Time deposits other banks

Mortgage-backed securities:
Federal National Mortgage Association	272	—	122	(1)	394	(1)
Federal Home Loan Mortgage Corporation
Private Label	459	(82)	888	(506)	1,347	(588)
CMOs:
Federal Home Loan Mortgage Corporation
Federal National Mortgage Assoc.	—	—	33	—	33	—
Private Label	11	(20)	1,019	(185)	1,030	(205)
	$742	$(102)	$2,062	$(692)	$2,804	$(794)

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The Company has 290 investments at September 30, 2009 of which 52 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market. The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE’s) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.

GSE’s have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (MBS) that they have issued. In the case of securities issued by the Government National Mortgage Association, the securities are fully guaranteed by the U.S. Government.

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired. Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant recognition of other than temporary impairment. Based upon our evaluation, we have determined that some securities have been other-than-temporarily impaired. Consequently, the value of these securities has been reduced with a corresponding charge to earnings of $936, which represents the credit portion of the loss. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to repay the remaining principal of the security.

Marketable equity securities contains an unrealized loss of $23 at September 30, 2009, which consists of a unit investment trust that consists of common stock in 25 community banks around the nation and three single issue bank common stocks, typically obtained in a mutual to stock thrift conversion. The current state of the banking industry in general has contributed to the significant short term decline. Due to the short duration of the unrealized losses, the anticipated benefits from the U.S. Government liquidity and capital purchase programs, and the prospects of the companies that we have invested in, it has been determined that the securities are not other than temporarily impaired. Management will continue to monitor the securities and make an impairment adjustment if deemed necessary based upon the prospects for recovery and the duration and severity of the unrealized losses. The Company charged $175 to earnings related to other than temporary impairment for year ending September 30, 2009.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2008 are as follows:

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fairvalue	Gross unrealized losses	Fairvalue	Gross unrealized losses
Available-for-Sale

Mortgage-backed securities
Government National Mortgage Association	$1,164	$(4)	$—	$—	$1,164	$(4)
Federal Home Loan Mortgage Corporation	3,246	(42)	6,904	(85)	10,150	(127)
Federal National Mortgage Association	158	(1)	6,791	(252)	6,949	(253)
CMOs:
Government National Mortgage Association	3,923	(86)	—	—	3,923	(86)
Marketable equity securities	215	(120)	9	(6)	224	(126)
	$8,706	$(253)	$13,704	$(343)	$22,410	$(596)

Held-to-Maturity

Mortgage-backed securities
Federal National Mortgage Association	$7,239	$(43)	$11,247	$(270)	$18,486	$(313)
Federal Home Loan Mortgage Corporation	6,682	(24)	—	—	6,682	(24)
Private Label	2,267	(303)	—	—	2,267	(303)
CMOs:
Federal Home Loan Mortgage Corporation	413	(12)	—	—	413	(12)
Federal National Mortgage Association	816	(35)	—	—	816	(35)
Private Label	998	(15)	—	—	998	(15)
	$18,415	$(432)	$11,247	$(270)	$29,662	$(702)

The Company has 158 investments at September 30, 2008 of which 48 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market. The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE’s) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies. GSE’s have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (MBS) that they have issued. In the case of securities issued by the Government National Mortgage Association, the securities are fully secured by the U.S. Government.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired. Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant further recognition of impairment. Based upon our evaluation, we have determined that some securities have been other-than-temporarily impaired. Consequently, the value of these securities has been reduced with a corresponding charge to earnings of $408. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to cover any projected underlying loan losses.

Marketable equity securities contains an unrealized loss of $126 at September 30, 2008, which consists of a unit investment trust that consists of stock in 25 community banks around the nation and certain single issue bank common stocks, typically obtained in a mutual to stock thrift conversion. The current state of the banking industry in general has contributed to the significant short term decline. Due to the short duration of the unrealized losses, the anticipated benefits from the U.S. Government liquidity and capital purchase programs, and the prospects of the companies that we have invested in, it has been determined that the securities are not other than temporarily impaired. Management will continue to monitor the securities and make an impairment adjustment if deemed necessary based upon the prospects for recovery and the duration and severity of the unrealized losses.

At September 30, 2009 and 2008, securities with a cost of approximately $18,950 and $20,550 were pledged to secure deposits and advances from the Federal Home Loan Bank of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2009, has not been presented due to the investment in mortgage-backed securities whose actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with out call or prepayment penalties.

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2009, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Fair Value
Due within one year	$22,423	$22,504
Due after one year but within five years	11,102	11,142
Total	33,525	33,646

Mortgage-backed securities	41,859	43,241
	$75,384	$76,887

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The following table presents a roll-forward of the amount of credit losses on the Company’s investment securities recognized in earnings for the year ended September 30, 2009.

Beginning balance of credit losses at October 1, 2008*	$408
Other-than-temporary impairment credit losses	936
Ending balance of cumulative credit losses recognized in earnings	$1,344

*- The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

The amount of other-than-temporary impairment credit losses on securities related to previous losses amounted to $738 and the amount related to losses on securities with no previous losses amounted to $198 at September 30, 2009. Debt securities with unrealized losses are reviewed for other-than temporary impairment at each reporting period. Management monitors these securities for evidence of credit deterioration that could indicate that an other-than-temporary impairment has occurred. Among other factors, changes in the security’s credit rating from a credit rating agency is considered as evidence of potential credit deterioration. For securities that have indications of credit related impairment, management analyzes future expected cash flows to determine if any credit related impairment is evident. Estimated cash flows are determined using management’s best estimate of future cash flows based on specific assumptions. The assumptions used to determine the cash flows were based on estimates of loss severity, credit default, and prepayment speeds. For each security, these assumptions were developed by taking the trailing six month historical average rate for the security.

Gains on sale of available for sale securities of $76, 0, and $164 were realized on sales of securities in the year ended September 30, 2009, 2008, and 2007 respectively. Proceeds of $201, $0, and $1,527 were received from the sale of securities during the twelve months ended September 30, 2009, 2008, and 2007 respectively. In June 2008, the Company withdrew or redeemed its investment in the AMF Ultra Short Mortgage Fund (the AMF Fund), resulting in a pre-tax charge of $2,580. The Company terminated its investment in the AMF Fund as a result of continuing declines in the market value of the securities held by the Fund. Upon termination of this investment, the Company received cash, and, in a like-kind exchange, a pro rata net distribution of private label and Government Sponsored Enterprise (GSE) securities held by the AMF Fund.

The following is the summary of the transaction:

Summary	In Millions
Cash received	$2.3
Private Label MBS’s and CMOs, at market	7.1
GSE MBS’s and CMOs, at market	4.1
Loss	2.6
Total	$16.1

Non credit other than temporary impairment losses in accumulated other comprehensive income were $375 as of September 30, 2009. These losses were related to investments in private label CMOs.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

4.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

	September 30,
	2009	2008
Residential real estate mortgage loans:
One-to-four family units - Conforming	$131,735	$154,745
One-to-four family units - Commercial	39,652	37,763
One-to-four family units - Smart	83,775	87,404
Multi-family	25,253	25,943
Land loans	40,243	37,729
Construction loans	4,800	7,267
Commercial real estate loans	94,352	77,025
Commercial non-real estate loans	30,434	29,709
Home improvement and home equity loans	57,137	54,590
Loans on savings accounts	7,779	8,189
Auto loans	3,045	3,517
Mobile home loans	68,850	61,372
Other secured and unsecured	8,605	4,724
	595,660	589,977
Less
Allowance for loan losses	6,806	5,545
Deferred loan fees, net	327	293
	$588,527	$584,139

Smart one-to-four family mortgages represent those loans not meeting all of the Bank’s standard loan underwriting criteria for residential real estate loans. Smart mortgage loans consist primarily of smaller mortgage loans of $100,000 or less with higher interest rates, first time home buyer loans with 100% loan-to-value (LTVs), and loans with LTVs greater than 80% to conforming borrowers.

Changes in the allowance for loan losses are as follows:

	Year Ended September 30,
	2009	2008	2007

Beginning balance - October 1	$5,545	$5,083	$4,890
Provision charged to operating expense	3,026	825	605
Recoveries	29	19	16
Loans charged off	(1,794)	(382)	(428)

Ending balance - September 30	$6,806	$5,545	$5,083

The amount of nonaccrual loans at September 30, 2009 and 2008 was approximately $5,600 and $3,500, respectively. The amount of impaired loans at September 30, 2009 was approximately $9,600 and at September 30, 2008 was approximately $2,700. The amount of allowance allocated to impaired loans was approximately $812 at September 30, 2009 and $588 at September 30, 2008. The average investment in impaired loans was $5,234 and $768 for the years ended September 30, 2009 and 2008, respectively. The amount of forgone interest on impaired loans was approximately $115 and $82, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Approximately $5,800 at September 30, 2009 and $1,400 at September 30, 2008 of impaired loans had no related reserves. Reserves were not considered necessary based on management’s assessment of the fair value less costs to sell of the underlying collateral backing the loans.

A majority of the increase in the amount of impaired loans with no related reserve over the prior year is due to a single loan relationship totaling approximately $4.2 million. The loan is collateralized by off-shore oil drilling equipment. The collateral and type of borrower are unique in the Company’s portfolio, and are not representative of the remainder of the Company’s loans.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its residential real estate first mortgage loans.

The Company has loans that it services for others which amounted to $60,835 and $47,059 at September 30, 2009 and 2008, respectively.

5.	REAL ESTATE OWNED

Real estate owned consisted of the following:

	September 30,
	2009	2008

Real estate acquired through foreclosure:
One-to-four family units – Conforming	$118	$258
One-to-four family units – Smart	320	-
Multi-family	1,190	-
Land loans	404	41
Commercial real estate loans	174	79
Less allowance for losses	(253)	(35)

Real estate owned - net	$1,953	$343

6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	September 30,
	2009	2008

Land	$10,686	$9,919
Buildings and improvements	19,075	19,236
Furniture, fixtures and equipment	10,750	10,660
	40,511	39,815
Less accumulated depreciation	(13,292)	(12,915)

	$27,219	$26,900

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2009 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2010	$146
2011	111
2012	61
$318

All leases contain options to extend for periods from three to ten years. Total rent expense for the years ended September 30, 2009, 2008, and 2007 amounted to $160, $200 and $159 respectively.

7.	DEPOSITS

Deposits are summarized as follows:

	September 30,
	2009	2008

Non-interest bearing demand accounts	$64,380	$57,913
Interest bearing:
NOW accounts	101,416	86,687
Passbook and regular savings	106,479	55,391
Money funds accounts	95,461	130,399
Certificates of deposit	217,733	258,838

	$585,469	$589,228

Certificates of deposit of over $100 amounted to $66,663 and $75,764 at September 30, 2009 and 2008, respectively.

Certificates of deposits at September 30, 2009 mature as follows:

Less than one year	$104,799
1-2 years	38,152
2-3 years	40,761
3-4 years	8,804
4-5 years	10,530
Over 5 years	14,687

TOTAL	$217,733

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

8.	ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2009 and 2008 respectively, the Company was indebted to the FHLB for $100,628 and $104,877 of advances bearing interest at a weighted average rate of 4.56% and 4.62%, which are due as follows:

Year Ended
September 30,
2010	$10,618
2011	21,579
2012	5,534
2013	5,811
2014	11,038
Thereafter	46,048

$100,628

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the Federal Home Loan Bank of Dallas.

At September 30, 2009, the Company had an additional $175,259 available under its line of credit with the FHLB.

9.	OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2009	2008	2007

Life insurance contracts	$597	$635	$597
Other	306	463	384

	$903	$1,098	$981

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

10.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2009 and 2008 are as follows:

	Year Ended September 30,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,733	$1,527
Net unrealized loss on investment securities	-	135
Accruals and stock based compensation	886	833
Impairments on securities	516	-
Total deferred tax assets	3,135	2,495
Deferred tax liabilities:
Deferred loan fees and costs - net	197	206
Tax over book depreciation	1,143	1,134
Net unrealized gain on investment securities	96	-
Dividends on FHLB stock	386	375
Other	418	430
Total deferred tax liabilities	2,240	2,145

Net deferred tax asset	$895	$350

The components of income tax expense are as follows:

	Year Ended September 30,
	2009	2008	2007

Current	$4,183	$1,989	$3,724
Deferred	(925)	58	(554)
	$3,258	$2,047	$3,170

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2009	2008	2007
Taxes computed at statutory rates	$3,534	$2,637	$3,349
Decrease in taxes due to net nontaxable income	(134)	(160)	(179)
Tax credits	(142)	(430)	-

	$3,258	$2,047	$3,170
Effective tax rate	31.3%	26.4%	32.2%

During the third quarter of 2008, the Company determined that it qualified for certain tax credits related to tax incentives in conjunction with the relief efforts related to hurricane’s that devastated southern Louisiana in late 2006. These tax credits applied to the Company’s 2006 and 2007 income tax returns

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

and provided net benefits in the amounts of $168 and $171, respectively. The net benefit of the tax credits was recorded in the 2008 financial statements.

Generally accepted accounting principles does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2009, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

11.	NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2009	2008	2007
Occupancy, including depreciation, insurance,
rent, utilities, etc.	$2,307	$2,276	$1,842
Equipment, including depreciation, telephone, etc.	2,458	2,444	2,396
Data processing	1,479	1,364	1,232

	$6,244	$6,084	$5,470

Other operating expenses consisted of the following:

	Year Ended September 30,
	2009	2008	2007

Stationery, printing and postage	$950	$1,060	$948
Debit card expense, and other deposit related costs	1,731	1,749	1,829
Other	1,637	1,375	1,395

	$4,318	$4,184	$4,172

12.	OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders’ equity consists of the following for the years ended September 30, 2009, 2008 and 2007:

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

	Gross amount	Tax Effect	Net of Tax amount
2009
Gross change in unrealized loss on securities
held to maturity with OTTI	$(375)	$128	$(247)
Gross change in unrealized gain (loss) on securities
available-for-sale	21	(7)	14
Less reclassification for OTTI losses on
held to maturity securities included in net income	936	(318)	618
Less reclassification for gain on sale
of available for sale securities included in net income	(76)	26	(50)
Less reclassification for OTTI losses on sale
of available for sale securities included in net income	175	(60)	115

Other comprehensive income	$681	$(231)	$450

2008
Gross change in unrealized loss on securities
available-for-sale	$(1,867)	$635	$(1,232)
Less reclassification loss included in net income	2,988	(1,016)	1,972

Other comprehensive income	$1,121	$(381)	$740

2007
Gross change in unrealized gain on securities
available-for-sale	$535	$(182)	$353
Less reclassification gain included in net income	(164)	56	(108)

Other comprehensive income	$371	$(126)	$245

13.	RETIREMENT PLANS

Through June 2008 the Company participated in a defined benefit multi-employer retirement plan, which covers substantially all employees. The plan is administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $52, $1,797 and $446 in the years ended September 30, 2009, 2008 and 2007, respectively, and are the amounts of the required payments relating to these years. The significant increase in expense at September 30, 2008 was because the Company settled and transferred the obligations of the plan to Hartford Insurance Co., on June 30, 2008 resulting in a pre-tax charge of $1,500. The expense of $52 in 2009 related to the completion of this transaction.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2009, 2008, and 2007, expense attributable to the Plan amounted to approximately $308, $277, and $222, respectively.

14.	INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2009, 2008, and 2007:

	Year Ended September 30,
	2009	2008	2007

Weighted average number of common shares
outstanding - used in computation of basic
income per common share	2,110,000	2,154,000	2,217,000
Effect of dilutive securities:
Stock options	11,000	17,000	54,000
Stock grants	4,000	-	3,000
Weighted average number of common shares
outstanding plus effect of dilutive securities -
used in computation of diluted income per
common share	2,125,000	2,171,000	2,274,000

At September 30, 2009 and 2008, approximately 184,000 and 219,000 of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price. The excluded common stock equivalents for 2007 and 2006 were insignificant.

15. EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank’s employees who meet certain eligibility requirements. During the fiscal year ended September 30, 2009 the ESOP Trust purchased an additional 20,408 shares of common stock in the Company with a loan from the Company. Teche Federal Bank periodically makes cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bears interest at the prime rate adjusted quarterly with principal and interest payable quarterly for nine consecutive quarters. The loan was collateralized by the unreleased shares of the stock purchased.

As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of principal paid in the year. The shares pledged as collateral are reported as a reduction of stockholders’ equity in the consolidated balance sheets. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares,

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

and the shares become outstanding for income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt or as compensation expense if not used for debt service.

Compensation expense related to the ESOP was $644, $713 and $580 for the years ended September 30, 2009, 2008 and 2007, respectively. The ESOP has 20,408 unreleased shares at September 30, 2009. The fair value of unreleased shares at September 30, 2009 was approximately $676.

The Company has five share-based compensation plans in effect at September 30, 2009. The compensation cost that has been charged against income for those plans was approximately $326, $351, and $390 for the years ended September 30, 2009, 2008, and 2007, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

The Company recorded a deferred tax benefit in the amount of $26, $24, and $73 for the years ended September 30, 2009, 2008, and 2007, respectively, related to share-based compensation.

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

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 2,500 stock options for the year ended September 30, 2009 with an average fair value of $7.08 per option. The Company granted 102,800 stock options for the year ended September 30, 2008 with a weighted average fair value of $5.22 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended September 30, 2009 and 2008.

	Year Ended	Year Ended
	September 30, 2009	September 30, 2008

Dividend yield	4.40%	3.70%
Risk-free interest rate	2.38%	3.50%
Volatility	31.00%	19.00%
Expected life	6 years	6 years

A summary of option activity under the stock option plans as of September 30, 2009, and changes during the year ended September 30, 2009 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding at September 30, 2008	267,756	$33.80	7.0 years	$536

Exercised	(661)	21.21

Authorized	-	-

Forfeited	(24,900)	36.31

Granted	2,500	32.80

Outstanding at September 30, 2009	244,695	$33.59	6.0 years	$562

Exercisable at September 30, 2009	136,455	$31.21	4.8 years	$554

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

For the years ended September 30, 2009, 2008, and 2007 respectively, the intrinsic value of options exercised was approximately $10, $464 and $577. The fair value of options vested during the years ended 2009, 2008, and 2007 was approximately $94, $105 and $96, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2009 was approximately $14. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $(28) for the year ended September 30, 2009.

Stock Awards

A summary of the status of the Company’s non-vested stock awards as of September 30, 2009, and changes during the year then ended is presented below:

		Weighted
		Average
		Grant Date
	Shares	Fair Vaue

Non-vested – September 30, 2008	8,394	$39.07
Forfeitures	-	$-
Granted	6,515	$30.88
Vested	(7,233)	$37.17
Non-vested - September 30, 2009	7,676	$34.80

The fair value of restricted stock vested and the fair value of shares granted as direct compensation for the years ended September 30, 2009, 2008, and 2007, respectively was $269, $246 and $294.

As of September 30, 2009, there was $681 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 2.2 years.

The Company funds the option shares and restricted stock from authorized, but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

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

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

As of September 30, 2009 the Company had made various commitments to extend credit totaling approximately $44,438. Most of these commitments are at variable rates. As of September 30, 2008, such commitments totaled approximately $50,527.

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

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

17.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain financial assets and financial liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as securities held-to-maturity, and impaired loans. These nonrecurring fair value adjustments typically involve other than temporary impairment accounting or impairments of individual assets. The Company has not disclosed non-financial assets and liabilities recorded at fair value on a recurring or non-recurring basis. The Company will adopt changes to the fair value standards that will require this disclosure effective for periods beginning after October 1, 2009.

The Company uses a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	- Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Following is a description of valuation methodologies used for assets recorded at fair value.

Investment Securities

Securities available for sale are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and encompass marketable equity securities. Level 2 securities include mortgage-backed securities issued by

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

government sponsored entities, municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets. Level 3 securities are valued using discounted cash flow models that use market participant assumptions about prepayment speeds, coupon default rates, discount rates and timing and other assumptions that affect the amounts of cash flows.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell. Impaired loans where an allowance is established requires classification in the fair value hierarchy. When the fair value of the collateral is based on the observable market price or a current appraised value, less estimated costs to sell, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

	Fair Value At September	Fair Value Hierarchy
	30, 2009	Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$2,549	$-	$2,549	$-
Federal Home Loan Mortgage Corp.	8,322	-	8,322	-
Federal National Mortgage Assoc.	6,020	-	6,020	-
	16,891	-	16,891	-
Collateralized mortgage obligations
CMO’s:
Government National Mortgage Assoc.	3,317	-	3,317	-
Marketable equity securities	728	728	-	-
Total recurring	$20,936	$728	$20,208	$-

Assets valued on a non-recurring basis:
CMO’s: Private label	$164	$-	$164	$-
Impaired loans	2,988	-	2,988	-
Total non-recurring	$3,152	$-	$3,152	$-

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented below may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities - For investment securities, fair value is determined as disclosed in the previous investment security disclosure.

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

Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2009 and 2008:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
Financial assets:
Cash and cash equivalents	$23,675	$23,675	$50,112	$50,112
Investment securities	96,320	97,823	80,943	80,440
FHLB stock	5,063	5,063	4,764	4,764
Accrued interest receivable	2,622	2,622	2,843	2,843

Loans	595,333	624,129	589,684	597,109
Less allowance for loan losses	6,806	6,806	5,545	5,545
Loans-net of allowance	$588,527	$617,323	$584,139	$591,564

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Financial liabilities:
Deposits	$585,469	$593,273	$589,228	$593,168
Advances from Federal Home
Loan Bank	100,628	107,931	104,877	107,303
Accrued interest payable	$743	$743	$875	$875

18.	REGULATORY CAPITAL

The Bank’s actual capital and its statutorily required capital levels were as follows:

	2009
					To be well
					capitalized under
			For capital		Prompt corrective
			adequacy purposes		action provisions
	Actual		Required		Required
	Amount	%	Amount	%	Amount	%

Core capital	$59,804	7.9%	$30,332	4.0%	$37,914	5.0%

Tangible capital	$59,804	7.9%	$11,374	1.5%	N/A	N/A

Total Risk based capital	$66,068	12.7%	$41,560	8.0%	$51,950	10.0%

Tier 1 Risk based capital	$59,804	11.5%	N/A	N/A	$31,170	6.0%

	2008
					To be well
					capitalized under
			For capital		Prompt corrective
			adequacy purposes		action provisions
	Actual		Required		Required
	Amount	%	Amount	%	Amount	%

Core capital	$56,232	7.4%	$30,524	4.0%	$38,155	5.0%

Tangible capital	$56,232	7.4%	$11,446	1.5%	N/A	N/A

Total Risk based capital	$61,433	12.2%	$40,261	8.0%	$50,327	10.0%

Tier 1 Risk based capital	$56,232	11.2%	N/A	N/A	$30,196	6.0%

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2009, and 2008, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2009, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of September 30, 2009 and 2008 are also presented in the previous tables.

The holding company does not have regulatory captial requirements, due to its status as a unitary thrift holding company.

19.	SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets

	2009	2008
Assets:
Investment in subsidiary	$65,116	$60,261
Cash and cash equivalents	4,732	5,844
Other	1,637	1,939
Total assets	$71,485	$68,044

Stockholders' equity	$71,485	$68,044

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

Statements of Earnings

	Year ended September 30,
	2009	2008	2007
Dividends received from subsidiary	$3,500	$5,600	$8,000
Equity in earnings of
subsidiary (less than)
greater than dividends received	3,956	520	(1,207)
Interest income from subsidiary	72	238	228
Management fees and other
allocated to the Parent	(77)	(77)	(77)
Other expenses-net	(315)	(572)	(263)

Net income	$7,136	$5,709	$6,681

Statements of Cash Flows

	Year ended September 30,
	2009	2008	2007
Cash flows from operating activities	$3,170	$5,554	$7,250

Cash flows from investing activities:
Purchase of securities available-for-sale	(12)	(499)	-
Proceeds from sale of securities	201	-	492
Net cash provided (used) by
investing activities	189	(499)	492
Cash flows from financing activities:
Dividends paid	(2,950)	(2,963)	(2,783)
Proceeds from exercise of stock options	(14)	257	642
Loan to ESOP	(586)	-	-
Cash paid for purchase of
common stock for treasury	(921)	(3,264)	(2,098)
Net cash used in financing
activities	(4,471)	(5,970)	(4,239)
Net increase (decrease) in cash and cash equivalents	(1,112)	(915)	3,503
Cash and cash equivalents - beginning of year	5,844	6,759	3,256
Cash and cash equivalents - end of year	$4,732	$5,844	$6,759

Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company’s ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2009, the Bank’s retained earnings available for the payment of dividends was approximately $24.5 million. The Bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2009, 2008 and 2007

(in thousands except share and per share data)

20.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 23, 2009, the date of the financial statement issuance.

******

DIRECTORS OF TECHE HOLDING COMPANY

AND

TECHE FEDERAL BANK

Patrick O. Little, Chairman	J. L. Chauvin	Robert J. Judice, Jr.	Robert L. Wolfe, Jr.
Mary Coon Biggs	Ernest Freyou	Dr. Thomas F. Kramer	Robert E. Mouton – Director Emeritus
Donelson T. Caffery, Jr.	Henry L. Friedman	W. Ross Little, Jr.	Maunette B. Risher - Advisory

OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little	Chairman, President/CEO	Bryan Rowell	Vice President
Darryl Broussard	Sr. Vice President/CLO	Susan L. Simoneaux	Vice President
J. L. Chauvin	Sr. Vice President/Treasurer/CFO	Martin M. Vasquez	Vice President
Jason P. Freyou	Sr. Vice President/ COO	Tina M. Vidrine	Vice President
Eddie R. LeBlanc	Sr. Vice President/Internal Auditor	Daniel E. Adler, Sr.	Assistant Vice President
W. Ross Little, Jr.	Sr. Vice President/Secretary/CRO	Terry T. Albarado	Assistant Vice President
Tom A. Aldrich	Vice President	Montreen D. Badeaux	Assistant Vice President
Angela Badeaux	Vice President	Paulette A. Boudreaux	Assistant Vice President
F. William Ball	Vice President	Lisa Burleigh	Assistant Vice President
Patricia O. Begnaud	Vice President	Jeanette D. Charles	Assistant Vice President
Genevieve V. Bihm	Vice President	Angela M. Cliburn	Assistant Vice President
Georgia B. Boudreaux	Vice President	Stephanie F. Dandry	Assistant Vice President
Elmo P. Boudreaux, Jr.	Vice President	Patrick Fontenot	Assistant Vice President
Irma Nell Bourque	Vice President	Debra A. Guidry	Assistant Vice President
Bart C. Boyer	Vice President	Henrietta S. Hollier	Assistant Vice President
Mary Beth Brady	Vice President	Christina Irvin-Simpson	Assistant Vice President
Judy V. Breaux	Vice President	Christy B. Istre	Assistant Vice President
Christopher C. Brown	Vice President	Barbara A. Jesset	Assistant Vice President
Glen W. Brown	Vice President	Anne P. Jones	Assistant Vice President
Kevin T. Caswell	Vice President	Jason D. Kennemer	Assistant Vice President
Belinda Cavazos	Vice President	Debbie M. Lancon	Assistant Vice President
S. Michael Comeaux	Vice President	Ruby B. Langley	Assistant Vice President
Gwendoline Doucet	Vice President	Sylvia Lassalle	Assistant Vice President
Dalie S. Eldridge	Vice President	Vicki L. Laubach	Assistant Vice President
Elaine H. Gussman	Vice President	Janna Leblanc	Assistant Vice President
Karen Hardy	Vice President	Angel Lecompte	Assistant Vice President
Constance E. Harris	Vice President	Monique McBride	Assistant Vice President
Chad Hebert	Vice President	Linda Roman	Assistant Vice President
Scott P. Landrum	Vice President	Lesley E. Schexnayder	Assistant Vice President
D. Ross Landry	Vice President	Tanya Thibodeaux	Assistant Vice President
Angelina M. Mire	Vice President	Ashley Townley	Assistant Vice President
Carol Nini	Vice President	Leslie White	Assistant Vice President
Peggy P. Romero	Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL	ST. LANDRY ADVISORY BOARD
Dixon Hughes PLLC	Malizia Spidi & Fisch, PC	Wayne M. Gilmore, Chairman
500 Ridgefield Court	901 New York Avenue, N.W.	H Kent Aguillard
Asheville, NC 28806	Suite 210 East	James R. Bienvenu
	Washington, DC 20001	Anna Lee Dunbar
Lynette Young Feucht
LEGAL COUNSEL	REGISTRAR AND STOCK	Patrick Fontenot
Biggs, Supple, Cremaldi and Curet, LLP	TRANFER AGENT	Simon Howard Fournier
Lawless Building	Registrar and Transfer Company	Morgan J. Goudeau, III
Willow Street	10 Commerce Drive	Martin A. Roy, Jr.
Franklin, LA 70538	Cranford, NJ 07016-3572	Marvin Schwartzenburg
(800) 525-7686
Fax (908) 272-1006