Form 10-K, Exhibit 13
period 2010-09-30
TECHE HOLDING CO
filed 2010-12-17
CIK 934538

Teche Holding Company	New Iberia	Baton Rouge
1120 Jefferson Terrace Boulevard	142 W. St. Peter Street	Wal-Mart Neighborhood Market
New Iberia, LA 70560	New Iberia, LA 70560	9830 Old Hammond Highway
PHONE (337) 560-7151	(337) 364-5528	Baton Rouge, LA 70816
FAX (337) 365-7130		(225) 926-7378
Lafayette
New Iberia	Broadmoor	Breaux Bridge
1120 Jefferson Terrace Boulevard	5121 Johnston Street	601 East Bridge Street
New Iberia, LA 70560	Lafayette, LA 70503	Breaux Bridge, LA 70517
(337) 365-0366	(337) 981-1887	(337) 332-2149
Call Center (800) 897-0315
	Lafayette	Houma
Franklin	Downtown	706 Barrow Street
211 Willow Street	1001 Johnston Street	Houma, LA 70360
Franklin, LA 70538	Lafayette, LA 70501	(985) 868-8766
(337) 828-3212	(337) 232-6463
Houma
Franklin Drive-Thru	Lafayette	912 Grand Caillou Road
1823 Main Street	2200 W. Pinhook Road	Houma, LA 70363
Franklin, LA 70538	Lafayette, LA 70508	(985) 857-9990
(337) 828-4177	(337) 232-3419
Thibodaux
Morgan City	Baton Rouge	921 Canal Boulevard
1001 7th Street	3524 S. Sherwood Forest Boulevard	Thibodaux, LA 70301
Morgan City, LA 70380	Baton Rouge, LA 70816	(985) 446-6707
(985) 384-0653	(225) 293-0954
Opelousas
Bayou Vista	Baton Rouge	428 E. Landry Street
206 Arlington Street	Wal-Mart Supercenter	Opelousas, LA 70570
Bayou Vista, LA 70380	2171 O’Neal Lane	(337) 942-5748
(985) 395-5244	Baton Rouge, LA 70816
	(225) 751-0264	Eunice
New Iberia		840 E. Laurel Avenue
529 N. Lewis Street		Eunice, LA 70535
New Iberia, LA 70563		(337) 457-9585
(337) 367-2516

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

Teche achieved superior results for our fiscal year 2010. We exceeded our record earnings of 2009, paid the highest dividend in our history to our shareholders, strengthened our capital position and maintained asset quality. Our team has consistently demonstrated profitability and returned profits to our shareholders with cash dividends since we have been a public company.

Results of Fiscal Year 2010
Teche Holding Company, parent of Teche Federal Bank set an earnings per share record in fiscal year 2010 of $3.36.  Teche also paid a record cash dividend of $1.42 per share.  We are proud of our results.  These results were achieved, in spite of, a deep water oil drilling moratorium, national economic slowdown and anticipated regulatory changes.

Teche did not take TARP and our consistent earnings has put us in a strong capital position.  Tangible equity increased to 9.48% of total assets compared to 8.90% in fiscal year 2009.  Risk based capital was also a strong 13.52% compared to 12.72% in fiscal year 2009 and tangible book value increased to a record $34.43.

Our SmartGrowth strategy of growing high quality, higher yielding and shorter term loans and lower cost core deposits again contributed to an increase in our net interest margin.  Our net interest margin increased to 4.25% compared to 4.01% in 2009.  SmartGrowth loans now comprise 78% of our loan portfolio whereas in 2001 SmartGrowth loans were only 27% of total loans and SmartGrowth deposits are 69% of total deposits compared to 29% in 2001.  Over the course of 10 years we have significantly changed our loan and deposit mix with excellent results for our shareholders.

Deposit Growth
This year as in the previous 10 years we have grown the “right kind of deposits.”  SmartGrowth deposits increased $32.5 million or 8.8% from $367.7 million at fiscal year end in 2009 to $400.2 million at fiscal year end in 2010.  Checking account balances alone increased $7.4 million or 4.5% in the last twelve months.  Teche has continued its Totally Free Checking program and our customers have continued to respond.  Savings accounts also increased significantly to $166.7 million at 2010 year end from $106.5 at 2009 year end, an increase of 57%.

Loan Growth
Teche this year as in the previous 10 years grew the “right kinds of loans.”  SmartGrowth loans increased to $464.9 million in fiscal year 2010.  SmartGrowth loans consist of consumer, commercial, home equity and SmartMortgages.  Consumer loans grew 3.3%, commercial loan balances increased 1.3% and SmartMortgages grew by 3.8% reversing the decline that the bank saw in this segment during 2009.  SmartMortgages are mortgages which don’t fit the customary home mortgage profile and have slightly higher rates of interest.  They are NOT ‘subprime mortgages’ and the borrowers have passed the high standards of credit that Teche requires.  Home equity loans declined by 8.5% as home owners retained the equity in their homes as part of the national trend of conservative spending and increased savings.

Teche has $131 million in traditional fixed or adjustable rate mortgages and these have decreased slightly over the last twelve months as Teche sold a portion of its originated loans.

Asset Quality
Teche did not take TARP funds.  Teche has continued the Company’s strong commitment to asset quality with sound underwriting standards, excellent servicing and diligent collection efforts.  Non-performing assets to total assets were 2.06% at fiscal year end.  This is a quality metric that favorably compares to 68 other southern banks with an average of 3.65% in non-performing assets to total assets in the last twelve months.  Teche’s net charge-offs to average loans were 0.24% at fiscal year end compared to 0.29% in 2009.   The average of net charge-offs to average loans at 66 other southern banks was 1.65%.

While asset quality at the company has remained strong overall, Teche feels that a prudent policy of provisioning is the correct path in this current economy and has increased the allowance for loan losses to $9.2 million from $6.8 million in the last twelve months.

Technology and Efficiency
Teche recognizes that smartly deployed technology is critical to superior customer service and cost containment in a highly competitive banking future.  As part of our strategic plan, we initiated several improvements this year.  We implemented a state-of-the-art content management and document imaging system which allows for more streamlined processing and improved efficiency in all aspects of our operations.  In a concentrated effort to deliver the products and services that our business customers need to succeed, we introduced several exciting business services such as remote deposit capture and enhanced cash management tools.  In 2011 these efforts continue as we embark on a significant upgrade to our core banking platforms and electronic delivery channels.  Our investment in new technology increases the Bank’s capacity for future growth with high levels of efficiency.

Regulatory Changes
In 2010 a regulatory reform bill was passed by Congress and signed into law on July 21, 2010.  It is anticipated that this legislation will have wide ranging effects on the financial industry. The media has focused on the effects of the bill on large financial firms, however, some aspects of this new law will affect community banks like Teche Federal Bank.  For example, the Consumer Financial Protection Bureau created by the bill may alter the relationship between individuals and all financial providers including community banks like Teche.

The new law is complex and it will take a considerable amount of time to enact all of its parts. One aspect of the law, the Durbin amendment, gives the Federal Reserve control over the pricing of interchange fees between merchants and banks and its effective date is July 21, 2011.  Another part of the bill that will be also effective on July 21, 2011 will be the absorption of the authority and duties of The Office of Thrift Supervision, Teche’s current regulator, by the Office of the Comptroller of the Currency.  We will closely monitor the implementation of all aspects of this law as it evolves and respond in the best interests of our customers and shareholders.

Louisiana Economy
Louisiana, in recent years, has had lower unemployment rates than the rest of the country. Louisiana’s unemployment rate in September 2010 was 7.8% while the U.S. rate was 9.6%.  The MSAs of Teche’s locations have comparatively low unemployment rates as well. Houma is the lowest with 5.5%, Lafayette’s rate was 6.2% and Baton Rouge’s rate was 7.8% in September of 2010.  The deep water oil exploration moratorium is now lifted, however, the long term effects are still to be determined.  Teche up to this point has had minimal direct exposure.  In addition, onshore oil and gas exploration has remained active in Louisiana and unaffected by offshore restrictions.  Teche believes that continued demand for oil and gas will accrue benefits in our markets.

Louisiana is the number one state for oil exploration and numerous oil platforms are operating off of Louisiana’s coast in both deep and shallow water.  The energy industry is important to our economy.  Up until the BP Horizon event, 55,000 wells had been drilled in the Gulf of Mexico without a single major spill as defined by the Minerals Management Service according to Dr. Loren Scott’s “Louisiana Economic Outlook, 2011-2012.”  The Industry record overall is a good one for safety and this industry will continue to supply the energy needs of our country.

The petrochemical industry is also a large supplier of economic vitality and jobs especially in the Baton Rouge to New Orleans region.  Baton Rouge has a heavy concentration of the industry with 78 manufacturing plants employing ~12,000 people in a nine parish (county) area.

New projects by ExxonMobil, SNF Polymer and Westlake Chemicals combine for a future investment of $912 million in the region.  Improvements in the Huey P. Long and Twin Span Bridges for a $2.0 billion investment and the completion of the Audubon Bridge north of Baton Rouge for $406 million will enhance the transportation network that is vital to the petrochemical industry.

Louisiana has also strategically diversified its economy.  The generous state incentive of 30% for movie production is now permanent and Louisiana is the third largest producer of movies after California and New York.  The Louisiana Office of Entertainment reported that in-state spending was $803 million in 2009 and they are predicting $1.3 billion in 2010.  The Baton Rouge area is also seeing major expansions of Woman’s Hospital, one of the largest specialty hospitals in the country, with a $300 million investment in a new facility which is under construction.  In addition two hospitals - Our Lady of the Lake and Lane Memorial have expansions and improvements underway for a $70 million investment in the area.

Houma and Lafayette both are affected to some degree by the oil drilling moratorium.  Houma however sees expansion and development in its shipbuilding and fabrication industries with Edison Chouest completing its new shipyard this year which will employ 1000 people.  Lafayette is experiencing expansion with a $70 million building project for Lafayette General Hospital and growth in employment at Stuller Settings and Bruce Foods.  However Lafayette’s growth in the next two years will be related to the return of offshore oil drilling activities.

Shareholder Return
Teche has been consistently profitable since becoming a public company.  Warren Buffet said, “A good CEO has the mind of an investor and a good investor has the mind of a CEO.”  Our directors and employees have the minds of investors because many are investors in the Company’s stock.  Insider ownership including employees is 36%.  Our goals are aligned with our investors in a very real way.  We paid a record dividend for fiscal year 2010 of $1.42 and we have paid dividends for sixty-one consecutive quarters.  Our dividend yield was 4.58% and our payout ratio was 41.77% for fiscal year 2010.  These metrics favorably compare to 1.76% average dividend yield for 72 other southern banks and 26.88% average payout ratio for 55 other southern banks.  In addition our board has approved a plan to repurchase up to 3% of the Company’s stock.  If you purchased 100 shares of Teche’s stock at the end of fiscal year 2000 and sold those shares at the end of fiscal year 2010 you would have a gain of 208% pre-tax income.  This year our annualized return on average equity was 9.43% and our annualized return on average tangible equity was 9.94%.  We believe that shareholders who learn our story and monitor our consistent results will understand that we have their interests foremost in our minds.

Consistency and Resiliency
Throughout my remarks I have alluded to Teche’s 10 year strong track record of results.  I believe the resiliency and growth of our Company is attributable to our focus on our successful SmartGrowth strategy, our talented leadership team and the support and training that we provide to our employees.  Year after  year our employees service our customers and ask them for more of their business.  Our growth is mainly due to increasing market share in our current markets and we have more room to expand in those areas.  We are always looking for new ways to continue to increase the value of our Company.

We are proud of our progress this year and we believe that we can continually improve and grow our institution in the future.  We appreciate your investment and your support.

Sincerely, Patrick Little Chairman and President/CEO

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
At or for the Year Ended September 30,

	2010	2009	2008	2007	2006
Assets	$761,524	$765,071	$769,488	$719,367	$685,750
Loans Receivable, Net	586,635	588,527	584,139	561,623	520,185
Securities-Available for Sale	14,996	20,936	26,652	51,647	63,517
Securities-Held to Maturity	59,566	75,384	54,291	31,855	38,743
Cash and Cash Equivalents	40,655	23,675	50,112	21,811	17,528
Deposits	579,355	585,469	589,228	555,569	537,549
FHLB Advances	100,017	100,628	104,877	89,756	77,386
Stockholders’ Equity	75,513	71,485	68,044	67,006	63,929
SUMMARY OF OPERATIONS
Interest Income	$41,336	$44,237	$45,633	$43,041	$39,197
Interest Expense	11,704	15,297	19,733	19,857	16,720
Net Interest Income	29,632	28,940	25,900	23,184	22,477
Provision for Loan Losses	3,896	3,026	825	605	210
Net Interest Income after
Provision for Loan Losses	25,736	25,914	25,075	22,579	22,267
Non-Interest Income	15,923	15,951	16,001	14,572	13,031
Non-Interest Expense	31,229	31,372	30,740	27,464	24,364
Income Before Gains (Losses) on
Securities and Income Taxes	10,430	10,493	10,336	9,687	10,934
Gains (Losses) on Sales of Securities	37	(99)	(2,580)	164	34
Income Tax Expense	3,366	3,258	2,047	3,170	3,651

Net Income	$7,101	$7,136	$5,709	$6,681	$7,317

SELECTED FINANCIAL RATIOS
Ratio of Equity to Assets	9.92%	9.34%	8.84%	9.31%	9.32%
Book Value/Common Share	$36.19	$34.09	$32.12	$30.42	$28.68
Dividends declared per Share	$1.42	$1.41	$1.37	$1.26	$1.10
Basic Income per Common Share	$3.40	$3.38	$2.65	$3.01	$3.22
Diluted Income per Common Share	$3.37	$3.36	$2.63	$2.94	$3.15
Return on Average Assets	0.93%	0.91%	0.76%	0.95%	1.07%
Return on Average Equity	9.43%	9.98%	8.29%	10.24%	11.79%
Net Interest Margin	4.25%	4.01%	3.71%	3.57%	3.53%
Non-Interest Expense/Average Assets	4.10%	4.02%	4.07%	3.89%	3.54%
Non-Interest Income/Average Assets	2.11%	2.08%	2.11%	2.06%	1.89%
Non-Performing Loans/Loans (1)	2.47%	1.21%	1.09%	0.68%	0.74%
Allowance for Loan Losses/Loans (1)	1.55%	1.14%	0.94%	0.90%	0.93%
Dividend Payout	42.14%	41.32%	51.90%	41.66%	33.65%

 (1)          Total loans before allowance for loan losses

Business of the Bank

    Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans.  Additionally, the Bank invests in mortgage-backed and investment securities. (See “Management Strategy” on page 9)

    It is the Bank's intention to remain an independent community savings bank serving the local banking needs of its primary market area, which presently includes twenty offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche, East Baton Rouge and Ascension.  The FDIC insures deposits at the Bank up to the maximum legal amount.

Business of the Company

    Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

Summary of Quarterly Operating Results

	2010				2009
	First	Second	Third	Fourth	First	Second	Third	Fourth
			(Amounts in thousands, except per share data)

Interest Income	$10,500	$10,374	$10,299	$10,163	$11,214	$11,013	$11,130	$10,880

Interest Expense	3,067	2,940	2,969	2,728	4,378	3,950	3,583	3,386

Net Interest Income	7,433	7,434	7,330	7,435	6,836	7,063	7,547	7,494

Provision for Loan Losses	1,196	900	900	900	155	1,035	550	1,286

Income before	2,574	2,502	2,713	2,678	2,602	2,482	2,395	2,915
Income Taxes

Net Income	1,733	1,700	1,821	1,847	1,764	1,656	1,733	1,983

Basic Income	0.83	0.81	0.87	0.89	0.83	0.78	0.82	0.95
per Common Share

Diluted Income	0.82	0.80	0.87	0.88	0.83	0.78	0.81	0.94
per Common Share

Market and Dividend Information

    Teche Holding Company's common stock trades on the NYSE Amex under the symbol "TSH.”  The following sets forth the high and low closing prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended	Closing Price		Period End Close	Cash Dividend Declared	Date Declared
	High	Low
December 31, 2008	$31.81	$22.90	$25.01	$0.35	November 20, 2008
March 31, 2009	$30.95	$22.40	$30.50	$0.35	February 19, 2009
June 30, 2009	$35.50	$28.85	$33.10	$0.35	May 29, 2009
September 30, 2009	$35.75	$31.90	$33.10	$0.355	August 27, 2009
December 30, 2009	$33.40	$30.75	$31.71	$0.355	November 19, 2009
March 31, 2010	$33.40	$30.80	$32.90	$0.355	February 17, 2010
June 30, 2010	$33.00	$28.10	$28.10	$0.355	May 26, 2010
September 30, 2010	$31.56	$26.60	$31.00	$0.355	August 23, 2010

    According to the records of the Company's transfer agent, there were 429 registered stockholders of record at November 30, 2010.  This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

    The Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank.  Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").  Capital distributions are also subject to certain limitations based on the Bank's net income.  See Notes 18 and 19 of Notes to Consolidated Financial Statements.  The Bank's total capital at September 30, 2010 exceeded the amounts of its liquidation account and regulatory capital requirements.

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

Overview

    The Company’s net income remained relatively stable at $7.1 million for fiscal 2010 and 2009.  Net income for fiscal 2009 compared to 2008 was higher due to an increase in net interest income of $3.0 million offset somewhat by an increase in provision for loan losses of $2.2 million.  The Company’s assets in fiscal 2010 decreased $3.5 million to $761.5 million primarily due to decreases in both the loan and security portfolios.

Management Strategy

    Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality.  The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a “SmartGrowth” strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), SmartMortgage loans, commercial loans and commercial real estate loans for retention in the Company’s loan portfolio.  SmartMortgage loans originated by the Bank are residential real estate loans that do not meet all of the Bank’s standard loan underwriting criteria for residential real estate loans. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans.  While SmartMortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company’s net interest margin, as well as assist in interest rate risk management.  SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

    The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity.  Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.  In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds.  At September 30, 2010, the weighted average term to re-pricing of the Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 17 months. In contrast, at September 30, 2010, $70.8 million of the Bank's certificate accounts and $400.2 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $579.4 million of total deposits, were scheduled to mature or re-price within one year or sooner.

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

	September 30,			September 30,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest-Earning Assets:
Securities (1)	$(522)	$(664)	$(1,186)	$90	$(115)	$(25)
Loans Receivable, Net	(505)	(1,279)	(1,784)	1,200	(2,290)	(1,090)
Other Interest-Earning Assets (2)	(39)	108	69	304	(585)	(281)
Total Interest-Earning Assets	(1,066)	(1,835)	(2,901)	1,594	(2,990)	(1,396)
Interest-Bearing Liabilities
Deposits	(293)	(3,070)	(3,363)	130	(4,891)	(4,761)
FHLB Advances	(126)	(104)	(230)	447	(122)	325
Total Interest-Bearing Liabilities	(419)	(3,174)	(3,593)	577	(5,013)	(4,436)
Net Change in Net Interest Income	$(647)	$1,339	$692	$1,017	$2,023	$3,040

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

	Year Ended September 30,
	2010			2009			2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
				(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)	$74,519	$2,662	3.57%	$86,215	$3,848	4.46%	$84,249	$3,872	4.60%
Loans Receivable (2) (3)	599,134	38,406	6.41%	606,751	40,190	6.62%	589,614	41,280	7.00%
Other Interest-Earning Assets (4)	23,662	268	1.13%	29,443	199	0.67%	18,043	481	2.67%
Total Interest-Earning Assets	697,315	$41,336	5.93%	722,409	$44,237	6.12%	691,906	$45,633	6.60%
Non-Interest Earning Assets	65,040			58,778			57,919
Total Assets	$762,355			$781,187			$749,825
Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$104,176	$427	0.41%	$100,817	$538	0.53%	$83,515	$456	0.55%
Statement & Regular Savings Accounts	143,408	1,301	0.91%	76,214	664	0.87%	52,851	409	0.77%
Money Funds Accounts	71,958	282	0.39%	115,721	1,440	1.24%	125,905	3,190	2.53%
Certificates of Deposit	192,591	5,151	2.67%	240,270	7,882	3.28%	264,185	11,230	4.25%
Total Deposits	512,133	7,161	1.40%	533,022	10,524	1.97%	526,456	15,285	2.90%
FHLB Advances	102,254	4,543	4.44%	105,060	4,773	4.54%	95,225	4,448	4.67%
Total Interest-Bearing Liabilities	614,387	$11,704	1.90%	638,082	$15,297	2.40%	621,681	$19,733	3.17%
Non-Interest-Bearing Liabilities	72,689			71,626			59,311

Total Liabilities	687,076			709,708			680,992
Stockholders’ Equity	75,279			71,479			68,833
Total Liabilities and Stockholders’ Equity	$762,355			$781,187			$749,825
Net Interest Income/Interest Rate Spread (5)		$29,632	4.02%		$28,940	3.72%		$25,900	3.42%
Net Interest Margin (6)			4.25%			4.01%			3.74%
Interest-Earning Assets/
Interest-Bearing Liabilities			113.50%			113.22%			112.15%

(1)  Includes securities and Federal Home Loan Bank (“FHLB”) stock.
(2)  Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)  Interest income includes loan fees of approximately $555,000 in 2010, $585,000 in 2009 and $565,000 in 2008.
(4)  Amount includes certificates of deposit and other interest-bearing deposits.
(5)  Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)  Net interest margin represents net interest income divided by average interest-earning assets

Changes in Financial Condition from September 30, 2009 to September 30, 2010

    General.  Total assets decreased $3.6 million, or 0.5% to $761.5 million at September 30, 2010 from $765.1 million at September 30, 2009, due to reductions in securities and loan portfolios offset somewhat by increases in cash and interest bearing deposits.

    Cash and Cash Equivalents.  Cash increased $17.0 million from $23.7 million at September 30, 2009 to $40.7 million at September 30, 2010.  The increase resulted primarily from loan repayments along with principal payments on securities.

    Securities Available-for-Sale and Held to Maturity.  Securities available-for-sale decreased $5.9 million from $20.9 million at September 30, 2009 to $15.0 million at September 30, 2010 due primarily to repayments on existing mortgage backed securities.  Securities held-to-maturity decreased $15.8 million from $75.4 million to $59.6 million due primarily to repayments on existing mortgage backed securities along with maturities of government sponsored agency securities, offset somewhat by purchases of time deposits at other banks.   (See Note 3 of the Consolidated Financial Statements.)

    Loans Receivable, Net.   The Bank’s net loans receivable decreased $1.9 million or 0.3% to $586.6 million from $588.5 million at September 30, 2009 due primarily to decreases in home equity loans and loans on savings accounts offset by growth in one-to-four family mortgage loans, mobile home loans,  and travel trailer loans.   (See Note 4 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s loan portfolio.)

    Premises and Equipment, Net.    Premises and equipment decreased $0.5 million or 1.7% due to depreciation offset by equipment purchases.

    Deposits.  The Bank’s deposits decreased $6.1 million or 1.0% to $579.4 million at September 30, 2010, from $585.5 million at September 30, 2009.  SmartGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $32.4 million during the fiscal year.  Time deposits decreased $38.5 million from $217.7 million to $179.2 million.  (See Note 7 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s deposit portfolio.)

    Advances from FHLB.  Advances from the Federal Home Loan Bank of Dallas decreased $0.6 million, or 0.6% to $100.0 million from $100.6 million at September 30, 2009.  The decrease was due to repayments on existing advances along with advance maturities offset by advance purchases.

    Stockholders’ Equity.  Stockholders’ equity increased $4.0 million, or 5.6% from $71.5 million at September 30, 2009, to $75.5 million at September 30, 2010.  The increase was due primarily to net income less dividends and the purchase of treasury stock.

Comparison of Operating Results for Years Ended September 30, 2010, 2009 and 2008

Analysis of Net Income

    General.  The Company had net income of $7.1million, $7.1 million and $5.7 million for the years ended 2010, 2009 and 2008.  Fiscal 2010 net income remained relatively the same as fiscal 2009.  The $1.4 million increase during fiscal 2009 was primarily due to $3.0 million increase in net interest income, offset by an increase in the provision for loan losses of $2.2 million.

    Operating Revenue.  Operating revenue for the fiscal year ended September 30, 2010, consisting of net interest income (before provision for loan losses and gain (loss) on securities and sale of loans) plus non-interest income, amounted to $45.7 million, $45.3 million and $42.4 million for the years ended 2010, 2009 and 2008, respectively.  The $0.4 million increase during fiscal 2010 was primarily due to a reduction in total interest expense of $3.6 million offset by a decrease of $2.9 million in interest income.  The $3.5 million increase during fiscal 2009 was primarily due to a reduction in total interest expense of $4.4 million offset somewhat by a decrease in interest income on loans of $1.1 million.

    Interest Income.  Interest income amounted to $41.3 million, $44.2 million and $45.6 million for the years ended 2010, 2009 and 2008, respectively. The $2.9 million decrease during fiscal 2010 was primarily due to a decrease in interest rates along with a decrease in average balances on earning assets.  The $1.4 million decrease during fiscal 2009 was primarily due to a decrease in interest rates offset by an increase in the average balance on earning assets.

    The average balance of loans decreased during fiscal 2010 by $7.6 million, or 1.3% while increasing in fiscal 2009 by $17.1 million, or 2.9%.

    Interest Expense.  Interest expense totaled $11.7 million, $15.3 million and $19.7 million for the years ended September 30, 2010, 2009 and 2008. The $3.6 million decrease from fiscal 2009 to fiscal 2010 was primarily due to lower interest rates on deposits.  The $4.4 million decrease from fiscal 2008 to fiscal 2009 was primarily due to lower interest rates offset by a modest increase in both deposit and FHLB advance average balances.

    Net Interest Income.  Net interest income increased $0.7 million to $29.6 million during the year ended September 30, 2010 primarily due to lower rates on interest bearing liabilities offset somewhat by lower rates on interest bearing assets.  Net interest income increased $3.1 million to $28.9 million during the year ended September 30, 2009 primarily due to a decrease in interest expense on deposits and FHLB advances, offset by a decrease in interest income on loans.

    Provision for Loan Losses. The Bank provided $3.9 million, $3.0 million and $825,000 to the allowance for loan losses for the years ended September 30, 2010, 2009 and 2008 respectively.  The provision increased in fiscal 2010 and 2009 due to an increase in historical charge-off rates and qualitative adjustments necessary to address negative economic and credit quality trends.  The provision increased in fiscal 2008 primarily due to growth in the loan portfolio as well as changes to the qualitative and quantitative factors considered during the analysis of the allowance for loan losses.

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

    Non-Interest Income.  Non-interest income during the years ended September 30, 2010, 2009 and 2008 amounted to $16.0 million, $15.9 million and $13.4 million respectively.  Non-interest income in fiscal 2010 increased slightly from fiscal 2009 due to reductions in impairment charges on certain securities offset somewhat by decreases in gains on the sale of loans.   Non-interest income in fiscal 2008 and 2009 included charges for certain investment securities in the investment portfolio in the amount of $3.0 million and $1.0 million respectively.  Non-interest income in fiscal 2009 included a gain of $559,000 on the sale of $26 million of conforming loans. (See Loans Receivable, Net)  Excluding these charges, non-interest income remained relatively stable between fiscal 2008 and 2009.

    Non-Interest Expense.  Non-interest expense totaled $31.2 million, $31.4 million and $30.7 million during the years ended September 30, 2010, 2009 and 2008, respectively.  Non-interest expenses remained relatively stable in fiscal 2010 compared to fiscal 2009. The $0.7 million increase during fiscal 2009 was primarily due to an increase in deposit insurance premiums.

    The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $513,000, $567,000 and $666,000 in the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

    Gain (loss) on Sale of Securities.  In the years ended September 30, 2010, 2009 and 2008, gain (losses) on the sale of securities amounted to $37,000, ($99,000) and ($2,580,000), respectively. The $37,000 gain recorded in 2010 resulted from the sale of some equity securities. The loss recorded in 2009 resulted from the Company’s recording an impairment loss on an equity security for $175,000, offset by a gain on sale of equity securities of $76,000.  The loss recorded in 2008 resulted from the Company’s withdrawal of a $16.1 million investment in a mortgage mutual fund that had continued to decline in value during the year as a result of the turmoil that existed in the mortgage markets in general.  (See Note 3 of the Consolidated Financial Statements.)

    Income Tax Expense.  For the years ended September 30, 2010, 2009 and 2008, the Company incurred income tax expense of $3.4 million, $3.3 million and $2.0 million, respectively.  There was a slight increase in the effective tax rate in 2010 due to a decrease in the benefits of tax credits as compared to 2009.  There was an increase in the effective tax rate in 2009 due to higher pre-tax income and the benefit of tax credits were lower than in 2008. (See Note 10 of the Consolidated Financial Statements for further explanation.)

Liquidity and Capital Resources

    The Bank's average liquidity ratio is based on deposits and was approximately 16.0% percent during September 2010.  The liquidity ratio is calculated by dividing cash and cash equivalents plus securities less securities pledged by total assets.  The Bank manages its average liquidity ratio to meet its funding needs, including:  deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements.  The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

    Funds available under existing credit facilities from the FHLB totaled $167.1 million.  The Bank has total FHLB borrowings of $100.0 million, or 13.1% of the Bank’s assets.  Approximately $21.6 million is due in the year ending September 30, 2011.

    Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements.  At September 30, 2010, the Bank had outstanding loan commitments of $48.8 million, and certificates of deposit scheduled to mature within one year of $70.8 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

    Regulations of the OTS require the Bank to meet or exceed three separate standards of capital adequacy.  These regulations require financial institutions to have minimum tangible capital equal to 1.5% of total adjusted assets; minimum core capital equal to 4.0% of total adjusted assets; and risk-based capital equal to 8.0% of total risk-weighted assets.  At September 30, 2010, the Bank exceeded all regulatory capital requirements.  (See Note 18 to the Consolidated Financial Statements.)

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

    The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank’s latest percentage change in NPV assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2010.

		Net Portfolio Value		NPV as % of PV of Assets
Change In Rates		$ Amount	$ Change (2)	% of Change (3)	NPV Ratio	Change (5)

+300	bp	$101,723	$5,969	+6%	12.87%	+101	bp
+200	bp	103,190	7,437	+8%	12.92%	+106	bp
+100	bp	101,744	5,990	+6%	12.64%	+78	bp
+50	bp	99,148	3,395	+4%	12.29%	+43	bp
0	bp	95,754			11.86%
-50	bp	92,525	-3,229	-3%	11.45%	-41	bp
-100	bp	90,124	-5,630	-6%	11.13%	-73	bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(4)	Calculated as the estimated NPV divided by average total assets.
(5)	Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

	September 30, 2010		September 30, 2009
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets	11.86%		12.02%
Exposure Measure: Post-Shock NPV Ratio	12.92%		12.35%
Sensitivity Measure: Increase in NPV Ratio	106	bp	33	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in NPV as % of PV of Assets	0.50%		0.11%

    As the table shows, increases in interest rates would result in net increases in the Bank’s NPV. The Bank’s NPV increases by 7.8% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income.

    In times of increasing interest rates, the value of fixed-rate assets could decrease in value and the lag in re-pricing of interest rate sensitive assets could be expected to have a negative effect on the Bank.

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

    Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred.  Impairment is defined at that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value.  Impairment losses would be charged to operating expense.  Goodwill is not deductible for income tax purposes.  The Company’s market value based upon the last trade on the last working day of the fiscal quarter was $31.00 or $3.46 below tangible book value.  The turmoil in the financial markets and stock markets in general continues to have a negative impact on the Company’s stock price which does not reflect the fundamental performance of the Company.  For the quarter ended September 30, 2010, the Company recorded record earnings of $1.8 million.  Management reviews various bank peer data to aid in management’s analysis of goodwill for possible impairment.  Management’s judgment is that goodwill is not impaired and no adjustment is necessary.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2010.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Patrick Little President and Chief Executive Officer	J. L. Chauvin Senior Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Teche Holding Company
Franklin, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2010.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
December 17, 2010

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2010 and 2009

	2010	2009
ASSETS	(Amounts in thousands,
	Except share and per share data)

Cash and due from banks	$15,420	$13,958
Interest-bearing deposits	25,235	9,717
Securities available-for-sale - at estimated fair value
(amortized cost of $ 14,307 in 2010 and $20,277 in 2009)	14,996	20,936
Securities held-to-maturity—at amortized cost (estimated fair
value of $61,711 in 2010 and $76,887 in 2009)	59,566	75,384
Loans receivable—net of allowance for loan losses of
$9,256 in 2010 and $6,806 in 2009	586,635	588,527
Accrued interest receivable	2,480	2,622
Investment in Federal Home Loan Bank stock, at cost	5,402	5,063
Real estate owned, net	1,181	1,953
Prepaid expenses and other assets	6,898	3,321
Goodwill	3,647	3,647
Life insurance contracts	13,310	12,724
Premises and equipment, net	26,754	27,219

TOTAL ASSETS	$761,524	$765,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	579,355	$585,469
Advances from Federal Home Loan Bank	100,017	100,628
Advance payments by borrowers for taxes and insurance	2,463	2,433
Accrued interest payable	429	743
Accounts payable and other liabilities	3,747	4,313

TOTAL LIABILITIES	686,011	693,586

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized;
4,672,567 and 4,666,950 shares issued	47	47
Additional paid-in capital	52,685	52,285
Retained earnings	73,942	69,786
Unearned compensation	(326)	(586)
Treasury stock 2,591,081 and 2,570,296 shares - at cost	(50,862)	(50,234)
Accumulated other comprehensive loss on held-to-maturity
securities	(428)	(247)
Accumulated other comprehensive income on available for sale
Securities	455	434

TOTAL STOCKHOLDERS’ EQUITY	75,513	71,485

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$761,524	$765,071

See notes to consolidated financial statements

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
	(Amounts in thousands, except per share amounts)
INTEREST INCOME:
Interest and fees on loans	$38,406	$40,190	$41,280
Interest and dividends on securities	2,662	3,848	3,873
Other interest income	268	199	480

TOTAL INTEREST INCOME	41,336	44,237	45,633

INTEREST EXPENSE:
Deposits	7,161	10,524	15,285
Advances from Federal Home Loan Bank	4,543	4,773	4,448

TOTAL INTEREST EXPENSE	11,704	15,297	19,733

NET INTEREST INCOME	29,632	28,940	25,900

PROVISION FOR LOAN LOSSES	3,896	3,026	825

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	25,736	25,914	25,075

NON-INTEREST INCOME:
Total other-than temporary impairment losses	(451)	(1,311)	(408)
Portion of impairment losses recognized in other
comprehensive loss	274	375	--
Net impairment losses recognized in earnings	(177)	(936)	(408)
Service charges and other	15,227	15,415	15,482
Gain on sale of premises and equipment	—	10	1
Gain (Loss) on sale and impairments of equity securities	37	(99)	(2,580)
Gain (Loss) on sale of loans	13	559	(172)
Other income	860	903	1,098

TOTAL NON-INTEREST INCOME	15,960	15,852	13,421

NON-INTEREST EXPENSE:
Compensation and employee benefits	16,414	16,418	16,746
Occupancy, equipment and data processing expense	6,329	6,244	6,084
Marketing and professional fees	2,558	2,743	2,986
Deposit insurance premiums	1,081	1,082	74
Louisiana shares tax	513	567	666
Other operating expenses	4,334	4,318	4,184

TOTAL NON-INTEREST EXPENSE	31,229	31,372	30,740

INCOME BEFORE INCOME TAXES	10,467	10,394	7,756

INCOME TAXES	3,366	3,258	2,047

NET INCOME	$7,101	$7,136	$5,709

BASIC INCOME PER COMMON SHARE	$3.40	$3.38	$2.65

DILUTED INCOME PER COMMON SHARE	$3.37	$3.36	$2.63

DIVIDENDS PER SHARE	$1.42	$1.41	$1.37

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2010, 2009 and 2008

						Accumulated
		Additional				other
	Common	paid-in	Retained	Unearned	Treasury	comprehensive
	stock	capital	earnings	(compensation)	Stock	loss	Total
	(Dollars in thousands, except per share amounts
BALANCE - October 1, 2007	$46	$51,366	$62,646	$—	$(46,049)	$(1,003)	$67,006
Exercise of stock options, including tax benefit	1	256	—	—	—	—	257
Stock based compensation	—	351	—	—	—	—	351
Cumulative effect adjustment	—	—	208	—	—	—	208
Purchase of common stock for treasury	—	—	—	—	(3,264)	—	(3,264)
Dividends declared - $1.37 per share	—	—	(2,963)	—	—	—	(2,963)
Comprehensive income:
Net income	—	—	5,709	—	—	—	5,709
Change in unrealized loss on securities available-for-sale, net						740	740
Total comprehensive income							6,449
BALANCE - September 30, 2008	47	51,973	65,600	—	(49,313)	(263)	68,044
Unearned ESOP compensation	—	—	—	(586)	—	—	(586)
Exercise of stock options, including tax benefit	—	14	—	—	—	—	14
Tax effect of restricted stock vesting	—	(28)	—	—	—	—	(28)
Stock based compensation	—	326	—	—	—	—	326
Purchase of common stock for treasury	—	—	—	—	(921)	—	(921)
Dividends declared - $1.41 per share	—	—	(2,950)	—	—	—	(2,950)
Comprehensive income:
Net income	—	—	7,136	—	—	—	7,136
Accumulated other comprehensive income, net (Note 12)						450	450
Total comprehensive income							7,586
BALANCE - September 30, 2009	$47	$52,285	$69,786	$(586)	$(50,234)	$187	$71,485
Unearned ESOP compensation	—	20	—	260	—	—	280
Exercise of stock options, including tax benefit	—	29	—	—	—	—	29
Tax effect of restricted stock vesting	—	(53)	—	—	—	—	(53)
Stock based compensation	—	404	—	—	—	—	404
Purchase of common stock for treasury	—	—	—	—	(628)	—	(628)
Dividends declared - $1.42 per share	—	—	(2,945)	—	—	—	(2,945)
Comprehensive income:
Net income	—	—	7,101	—	—	—	7,101
Accumulated other comprehensive income, net (Note 12)						(160)	(160)
Total comprehensive income							6,941
BALANCE - September 30, 2010	$47	$52,685	$73,942	$(326)	$(50,862)	$27	$75,513

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2010, 2009 and 2008
(in thousands except share and per share data)

	2010	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,101	$7,136	$5,709
Adjustments to reconcile net income
to net cash provided by operating activities:
(Accretion of discount) amortization of premium
on investments and mortgage-backed securities	(213)	(295)	37
Provision for loan losses	3,896	3,026	825
Provision for loss on real estate owned	198	221	54
Stock-based compensation	404	326	351
Deferred income tax (benefit) expense	(1,182)	(925)	58
(Gain) Loss on sale of loans	(13)	(559)	172
Loss on sale and impairment of equity securities	(37)	99	2,580
Gains on sale of premises and equipment	—	(10)	(1)
Loss on sale of real estate owned	103	16	38
Impairment of securities	177	936	408
Depreciation	1,560	1,536	1,533
Increase in bank owned life insurance	(586)	(597)	(635)
Amortization of intangible assets	28	41	54
Change in prepaid expenses and other assets	(2,427)	308	(1,379)
Decrease in accrued interest receivable	142	349	109
Change in accounts payable and other liabilities	(566)	725	410
Decrease in accrued interest payable	(314)	(132)	(566)
Other, net	(138)	775	(287)

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,133	12,976	9,470

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
available-for-sale	577	201	2,357
Purchase of securities available-for-sale	(178)	(12)	(499)
Principal repayments on securities available-for-sale	5,517	6,299	10,311
Purchase of securities held-to-maturity	(18,120)	(33,954)	(18,374)
Principal repayments on securities held-to-maturity	34,036	11,855	6,743
Net loan originations	(4,255)	(33,056)	(62,811)
Purchase of loans	(1,358)	(4,684)	(3,474)
Proceeds from sales of loans	1,536	28,654	42,952
Investment in FHLB stock, net	(339)	(299)	(421)
Purchase of premises and equipment	(1,094)	(1,855)	(2,287)
Proceeds from sale of premises and equipment	—	10	1
Proceeds from sale of real estate owned	2,557	350	855

NET CASH PROVIDED (USED) IN
INVESTING ACTIVITIES	18,879	(26,491)	(24,647)

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(2,945)	$(2,950)	$(2,963)
Repayment (loan to) ESOP	260	(586)	-
Net increase (decrease) in deposits	(6,114)	(3,759)	33,659
Proceeds of long-term FHLB advances	10,000	5,000	43,000
Repayment of long-term FHLB advances	(10,611)	(9,249)	(5,379)
Net increase (decrease) in short-term FHLB advances	-	-	(22,500)
Cash paid for purchase of common stock for treasury	(628)	(921)	(3,264)
Proceeds from exercise of stock options	29	14	107
Excess tax benefit (expense)from share-based payment
arrangements	(53)	(28)	150
Change in advance payments by
borrowers for taxes and insurance	30	(443)	668

NET CASH (USED) PROVIDED
BY FINANCING ACTIVITIES	(10,032)	(12,922)	43,478

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	16,980	(26,437)	28,301

CASH AND CASH EQUIVALENTS
Beginning of year	23,675	50,112	21,811

CASH AND CASH EQUIVALENTS
End of year	$40,655	$23,675	$50,112

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid for interest	$12,018	$15,429	$20,299

Cash paid for taxes	$4,600	$3,800	$2,675

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES:
Accumulated other comprehensive income,	$160	$450	$740
net of income taxes

Transfer from loans to real estate owned	$3,572	$2,212	$727

Loans originated to sell real estate owned	$1,486	$15	$620

Investment securities received from Ultra Short AMF
Fund Redemption	$-	$-	$11,193

Cumulative effect adjustment (Note 1)	$-	$-	$208

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
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

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America “GAAP” requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

If the fair value of a debt security is below its amortized cost basis at the quarter end, the security is evaluated for other-than-temporary impairment (OTTI). For debt securities, the Company considers its intention to sell the security.  If the Company does not intend on selling the security, then it is evaluated whether it is more likely than not it will be required to sell the security before recovery of the amortized cost.  If the Company fails either of those tests, then the Company records OTTI for the affected security equal to the difference between the fair value and amortized cost.

If it is not more likely than not that the Company be required to sell a debt security, then it goes to the next step to determine if OTTI exists. In determining if OTTI exists, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions related to the security, industry or geographic area, (3) the financial condition and near-term prospects of the issuer, (4) failure of the issuer to make scheduled interest or principal payments and the outlook for receiving the contractual cash flows of the investments, (5) changes in the rating of the security (for purposes of the evaluation, a drop in the rating below AA is considered adverse) and (6) historical and subsequent volatility of fair value of the security.  If these conditions provide an indication of a reduction in expected cash flows, then cash flows are evaluated to determine the amount of credit related impairment equal to the present value of cash flows not expected to be received.  If OTTI has been identified, the credit related impairment, to the extent it does not reduce the security below fair value, is charged to earnings and the non-credit-related impairment is adjusted through other comprehensive income for both held to maturity and available-for-sale securities.

For marketable equity securities, the Company evaluates its ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Evidence considered to determine anticipated recovery are analysts reports on the issuer and the financial condition of the issuer or the industry.  If OTTI is identified, the security is adjusted to fair value through a charge to earnings.

During the years ended September 30, 2009 and 2010, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities.  The cumulative amount of these charges created a separate accumulated other comprehensive loss for held to maturity securities.  This accumulated other comprehensive loss will be accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows.  See Note 3 for further discussion of OTTI on investment securities, and Note 12 for more information on impairment losses recognized in Other Comprehensive Income (Loss).

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

When doubt exists as to collectability of a loan (typically 90 days delinquent or impaired), the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the judgment of uncollectibility is reversed from income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt, usually after 6 months of satisfactory performance. Payments received on such non-accrual loans are applied first to recovery of lost interest and next to outstanding loan amounts.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss is confirmed. Recoveries are credited to the allowance at the time of recovery.

Management estimates the level of losses that is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged to or recovered from the provision for loan losses and credited or debited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

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

Federal Home Loan Bank Stock - Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources.  The Company considers the capital position of the FHLB of Dallas as well as recent redemptions of the common stock when considering whether or not the investment is impaired.  As of September 30, 2010, the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired.  The FHLB received a rating of Aaa which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB stock.  It has no quoted market value and is carried at cost.  Cost approximates fair market value based upon the redemption policies and practices of the FHLB, which provide redemption at par.

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes.  For the purposes of evaluating goodwill, the Company has determined that it operates only one reporting unit.  The Company has performed its annual test as of September 30, 2010 for goodwill and has determined that goodwill is not impaired.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $480 and $452 at September 30, 2010 and 2009, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Premises and Equipment - Land is carried at cost.  Buildings and equipment are carried at cost less accumulated depreciation.  The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are:  buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned - Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling costs, and any related write-down is charged to the allowance for loan losses.  Valuations are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when fair value is determined to be less than the carrying value.  Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to affect such sales is subject to market conditions and other factors, many of which are beyond the Company’s control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

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

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense.  The Company and its subsidiaries’ tax filings for the years ended September 30, 2006 through 2009 are currently open to audit under statutes of limitation by the Internal Revenue Service.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Comprehensive Income - Comprehensive income includes net income and other comprehensive income or loss, which in the case of the Company includes only unrealized gains and losses on securities, net of related income taxes.

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

New Accounting Pronouncements

ASC (860) Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. This guidance also eliminates the concept of a qualifying special-purpose entity, and changes the requirements for derecognizing financial assets and requires additional disclosures.

ASC (860) will be adopted by the Company on October 1, 2010.  Earlier application is prohibited. The recognition and measurement provisions shall be applied to transfers that occur on or after the effective date.  The Company does not expect adoption of this standard to have a material impact on the consolidated financial statements.

ASU-Accounting Standards Update (2010-06) Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (Jan 2010).   This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The update is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 roll forward information which is not

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

required to be adopted by the Company until January 1, 2011.  The adoption requires additional disclosure.

The amendments in the ASU are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010.  The adoption of this update is not expected to have an impact on the consolidated financial statements.

ASU - Accounting Standards Update (2010-18), Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset. This ASU codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the FASB Accounting Standards Codification™ (Codification) provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40.

ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration.  The adoption of this update is not expected to have an impact on the consolidated financial statements.

ASU - Accounting Standards Update (2010-20), Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the following: (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables; (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (3) the changes and reasons for those changes in the allowance for credit losses.

To achieve these objectives, an entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including:  (1) credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) the aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses.

For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010.   The adoption of this standard will require additional disclosures.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
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

The Bank’s interest rate risk position is currently within the limits established by the Board of Directors.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

3.           SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2010
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Government National Mortgage Association	$2,039	$59	$—	$2,098
Federal Home Loan Mortgage Corporation	4,974	135	—	5,109
Federal National Mortgage Association	4,448	221	—	4,669
	11,461	415	—	11,876
Collateralized mortgage obligations
CMO’s:
Government National Mortgage Association	2,474	178	—	2,652
Marketable equity securities	372	96	—	468
Total	$14,307	$689	$—	$14,996

	September 30, 2009
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Government National Mortgage Association	$2,508	$41	$—	$2,549
Federal Home Loan Mortgage Corporation	8,187	139	(4)	8,322
Federal National Mortgage Association	5,809	211	-	6,020
	16,504	391	(4)	16,891
Collateralized mortgage obligations
CMO’s:
Government National Mortgage Association	3,181	136	—	3,317
Marketable equity securities	592	159	(23)	728
Total	$20,277	$686	$(27)	$20,936

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2010
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Federal Home Loan Bank	$5,000	$3	$—	$5,003
Time deposits other banks	24,219	—	—	24,219
Mortgage-backed securities:
Federal National Mortgage Association	17,873	1,069	—	18,942
Federal Home Loan Mortgage Corporation	7,918	577	—	8,495
Private Label	1,841	291	(217)	1,915
CMOs:
Federal Home Loan Mortgage Corporation	197	2	—	199
Federal National Mortgage Association	1,343	67	—	1,410
Private Label	1,175	361	(8)	1,528
	$59,566	$2,370	$(225)	$61,711

	September 30, 2009
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Federal Home Loan Bank	$16,476	$97	$—	$16,573
Time deposits other banks	17,049	24	—	17,073
Mortgage-backed securities:
Federal National Mortgage Association	24,658	1,212	(1)	25,869
Federal Home Loan Mortgage Corportion	10,770	709	—	11,479
Private Label	2,572	146	(588)	2,130
CMOs:
Federal Home Loan Mortgage Corporation	341	6	—	347
Federal National Mortgage Association	1,843	63	—	1,906
Private Label	1,675	40	(205)	1,510
	$75,384	$2,297	$(794)	$76,887

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2010 are as follows:

There were no available-for-sale securities with unrealized losses as of September 30, 2010.

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Held-to-Maturity

Investment securities:
Private Label	$53	$(18)	$809	$(199)	$862	$(217)
CMOs:
Private label	368	(6)	8	(2)	376	(8)
	$421	$(24)	$817	$(201)	$1,238	$(225)

The Company has 316 investments at September 30, 2010 of which 31 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market.  The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE’s) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.

GSE’s have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (MBS) that they have issued.  In the case of securities issued by the Government National Mortgage Association, the securities are fully guaranteed by the U.S. Government.

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired.  Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant  recognition of other than temporary impairment.  Based upon our evaluation, we have determined that some securities have been other-than-temporarily impaired. Consequently, during 2010 the value of these securities has been reduced with a corresponding charge to earnings of $177 which represents the credit portion of the loss. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to repay the remaining principal of the security.

In September 2010, the Company redeemed, and recognized an immaterial gain, its investment in the unit investment trust which consisted of common stock in 16 community banks located around the nation and three single issue bank common stocks, typically obtained in a mutual to stock thrift conversions.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2009 are as follows:

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale

Federal Home Loan Mortgage Corporation	$1,463	$(4)	$—	$—	$1,463	$(4)
Marketable equity securities	64	(12)	11	(11)	75	(23)
	$1,527	$(16)	$11	$(11)	$1,538	$(27)

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Held-to-maturity

Investment securities
Federal Home Loan Bank	$—	$—	$—	$—	$—	$—
Time deposits other banks
Mortgage-backed securities:
Federal National Mortgage Association	272	—	122	$(1)	$394	$(1)
Federal Home Loan Mortgage Corporation
Private Label	459	(82)	888	(506)	1,347	(588)
CMOs:
Federal Home Loan Mortgage Corporation
Federal National Mortgage Association	—	—	33	—	33	—
Private Label	11	(20)	1,019	(185)	1,030	(205)
	$742	$(102)	$2,062	$(692)	$2,804	$(794)

The Company had 290 investments at September 30, 2009 of which 52 had unrealized losses. These unrealized losses generally resulted from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market.  The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE’s) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.
.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired.  Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant further recognition of impairment.  Based upon our evaluation, we have determined that some securities have been other-than-temporarily impaired. Consequently, the value of these securities has been reduced with a corresponding charge to earnings of $936. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to cover any projected underlying loan losses.

Marketable equity securities contain an unrealized loss of $23 at September 30, 2009, which consisted of a unit investment trust that consists of stock in 25 community banks around the nation and certain single issue bank common stocks, typically obtained in a mutual to stock thrift conversions.  The state of the banking industry in general had contributed to the significant short term decline.  Due to the short duration of the unrealized losses, the anticipated benefits from the U.S. Government liquidity and capital purchase programs, and the prospects of the companies that we have invested in, it has been determined that the securities are not other than temporarily impaired.  Management will continue to monitor the securities and make an impairment adjustment if deemed necessary based upon the prospects for recovery and the duration and severity of the unrealized losses.

At September 30, 2010 and 2009, securities with a cost of approximately $19,350 and $18,950 were pledged to secure deposits and advances from the Federal Home Loan Bank of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2010, has not been presented due to the investment in mortgage-backed securities whose actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2010, are shown below.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
(In thousands)	Amortized Cost	Fair Value
Due within one year	$22,979	$22,982
Due after one year but within five years	6,240	6,240
Total	29,219	29,222

Mortgage-backed securities	30,347	32,489
	$59,566	$61,711

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

The following table presents a roll-forward of the amount of credit losses on the Company’s investment securities recognized in earnings for the years ended September 30, 2010 and 2009.

Beginning balance of credit losses at October 1, 2009*	$1,344

Other-than-temporary impairment credit losses on securities not previously OTTI	88

Increases for additional credit losses on securities previously determined to be OTTI	99

Reduction for increases in cash flows	(10)

Reduction for realized losses	(79)

Ending balance of cumulative credit losses recognized in earnings	$1,442

       *- The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

Beginning balance of credit losses at October 1, 2008*	$408

Other-than-temporary impairment credit losses	936

Ending balance of cumulative credit losses recognized in earnings	$1,344

       *- The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

The amount of other-than-temporary impairment credit losses on securities in which we had previously recognized other than temporary impairment amounted to $99 and the amount related to losses on securities with no previous losses amounted to $88 at September 30, 2010.  Debt securities with unrealized losses are reviewed for other-than temporary impairment at each reporting period. Management monitors these securities for evidence of credit deterioration that could indicate that an other-than-temporary impairment has occurred.  Among other factors, changes in the security’s credit rating from a credit rating agency is considered as evidence of potential credit deterioration.  For securities that have indications of credit related impairment, management analyzes future expected cash flows to determine if any credit related impairment is evident. Estimated cash flows are determined  using management’s best estimate of future cash flows based on specific assumptions.  The assumptions used to determine the cash flows were based on estimates of loss severity, credit default, and prepayment speeds.  For each security, these assumptions were developed by taking the trailing six month historical average rate for the security.

Gains on sale of available for sale securities of $108, $76, and $0 were realized on sales of securities in the year ended September 30, 2010, 2009, and 2008 respectively.  Proceeds of $577, $201, and $2,357 were received from the sale of securities during the twelve months ended September 30, 2010, 2009, and 2008 respectively.  In June 2008, the Company withdrew or redeemed its investment in the AMF Ultra Short Mortgage Fund (the AMF Fund), resulting in a pre-tax charge of $2,580. The Company terminated its investment in the AMF Fund as a result of continuing declines in the market value of the securities

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

held by the Fund.  Upon termination of this investment, the Company received cash, and, in a like-kind exchange, a pro rata net distribution of private label and Government Sponsored Enterprise (GSE) securities held by the AMF Fund.

The following is the summary of the transaction:

Summary	In Millions
Cash received	$2.3
Private Label MBS’s and CMOs, at market	7.1
GSE MBS’s and CMOs, at market	4.1
Loss	2.6
Total	$16.1

Non credit other than temporary impairment losses in accumulated other comprehensive income were $648 as of September 30, 2010.  These losses were related to investments in private label CMOs.

4.           LOANS RECEIVABLE

Loans receivable are summarized as follows:

	September 30,
	2010	2009
Residential real estate mortgage loans:
One-to-four family units - Conforming	$128,237	$131,735
One-to-four family units - Commercial-Smart	44,139	39,652
One-to-four family units - Smart	86,959	83,775
Multi-family-Smart	24,354	25,253
Land loans-Smart	39,048	40,243
Construction loans	4,320	4,800
Commercial real estate loans-Smart	94,504	94,352
Commercial non-real estate loans-Smart	30,929	30,434
Home improvement and home equity loans-Smart	52,276	57,137
Loans on savings accounts-Smart	4,672	7,779
Auto loans-Smart	2,716	3,045
Mobile home loans-Smart	70,765	68,850
Other secured and unsecured-Smart	13,375	8,605
	596,294	595,660
Less
Allowance for loan losses	9,256	6,806
Deferred loan fees, net	403	327
	$586,635	$588,527

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Changes in the allowance for loan losses are as follows:

	Year Ended September 30,
	2010	2009	2008

Beginning balance - October 1	$6,806	$5,545	$5,083
Provision charged to operating expense	3,896	3,026	825
Recoveries	30	29	19
Loans charged off	(1,476)	(1,794)	(382)

Ending balance - September 30	$9,256	$6,806	$5,545

The amount of nonaccrual loans at September 30, 2010 and 2009 was approximately $14,100 and $5,600, respectively. The amount of impaired loans at September 30, 2010 was approximately $10,500 and at September 30, 2009 was approximately $9,600.  The amount of allowance allocated to impaired loans was approximately $2,079 at September 30, 2010 and $812 at September 30, 2009. The average investment in impaired loans was $14,201 and $5,234 for the years ended September 30, 2010 and 2009, respectively.  The amount of foregone interest on impaired loans was approximately $249 and $115, respectively.  The amount of loans over 90 days and still accruing was approximately $805 and $511 for the years ended September 30, 2010 and 2009.

Approximately $1,956 at September 30, 2010 and $5,800 at September 30, 2009 of impaired loans had no related reserves.  Reserves were not considered necessary based on management’s assessment of the fair value less costs to sell of the underlying collateral securing these loans.

A majority of the increase in the amount of nonaccrual loans in 2010 is due to a $6.2 million commercial credit relationship involving a residential land development and five show homes in the Baton Rouge market area the borrower of which filed for bankruptcy protection under Chapter 11.

The Company has collateralized its advances from the Federal Home Loan Bank with a blanket-floating lien on its residential real estate first mortgage loans.

The Company has loans that it services for others which amounted to $48,875 and $60,835 at September 30, 2010 and 2009, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

5.           REAL ESTATE OWNED

Real estate owned consisted of the following:

	September 30,
	2010	2009

Real estate acquired through foreclosure:
One-to-four family units – Conforming	$685	$118
One-to-four family units – Smart	221	320
Multi-family	--	1,190
Land loans	202	404
Commercial real estate loans	240	174
Less allowance for losses	(167)	(253)

Real estate owned - net	$1,181	$1,953

6.           PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	September 30,
	2010	2009

Land	$10,637	$10,686
Buildings and improvements	19,135	19,075
Furniture, fixtures and equipment	11,682	10,750
	41,454	40,511
Less accumulated depreciation	(14,700)	(13,292)

	$26,754	$27,219

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2010 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2011	$94
2012	51
2013	--
$145

All leases contain options to extend for periods from three to ten years.  Total rent expense for the years ended September 30, 2010, 2009, and 2008 amounted to $161, $160 and $200 respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

7.           DEPOSITS

Deposits are summarized as follows:

	September 30,
	2010	2009

Non-interest bearing demand accounts	$72,225	$64,380
Interest bearing:
NOW accounts	100,981	101,416
Passbook and regular savings	166,734	106,479
Money funds accounts	60,246	95,461
Certificates of deposit	179,169	217,733

	$579,355	$585,469

Certificates of deposit of $100 or more amounted to $71,046 and $85,263 at September 30, 2010 and 2009,  respectively.

Certificates of deposits at September 30, 2010 mature as follows:

Less than one year	$70,819
1-2 years	56,894
2-3 years	14,268
3-4 years	11,795
4-5 years	20,292
Over 5 years	5,101

TOTAL	$179,169

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

8.           ADVANCES FROM FEDERAL HOME LOAN BANK

At September 30, 2010 and 2009 respectively, the Company was indebted to the FHLB for $100,017 and $100,628 of advances bearing interest at a weighted average rate of 4.53% and 4.56%, which are due as follows:

Year Ended
September 30,
2011	$21,579
2012	5,534
2013	5,828
2014	11,038
2015	9,355
Thereafter	46,683

$100,017

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the Federal Home Loan Bank of Dallas.

At September 30, 2010, the Company had an additional $167,067 available under its line of credit with the FHLB.

9.           OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2010	2009	2008

Life insurance contracts	$586	$597	$635
Other	274	306	463

	$860	$903	$1,098

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

10.           INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2010 and 2009 are as follows:

	Year Ended September 30,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$2,789	$1,733
Accruals and stock based compensation	1,007	886
Impairments on securities	30	516
Total deferred tax assets	3,826	3,135
Deferred tax liabilities:
Deferred loan fees and costs - net	201	197
Tax over book depreciation	1,086	1,143
Net unrealized gain on investment securities	14	96
Dividends on FHLB stock	392	386
Other	276	418
Total deferred tax liabilities	1,969	2,240

Net deferred tax asset	$1,857	$895

The components of income tax expense are as follows:
	Year Ended September 30,
	2010	2009	2008

Current	$4,548	$4,183	$1,989
Deferred	(1,182)	(925)	58
	$3,366	$3,258	$2,047

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2010	2009	2008
Taxes computed at statutory rates	$3,559	$3,534	$2,637
Decrease in taxes due to net nontaxable income	(158)	(134)	(160)
Tax credits	(35)	(142)	(430)
	$3,366	$3,258	$2,047

Effective tax rate	32.2%	31.3%	26.4%

During the third quarter of 2008, the Company determined that it qualified for certain tax credits related to tax incentives in conjunction with the relief efforts related to hurricanes that devastated southern

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Louisiana in late 2006.  These tax credits applied to the Company’s 2006 and 2007 income tax returns and provided net benefits in the amounts of $168 and $171, respectively.  The net benefit of the tax credits was recorded in the 2008 financial statements.

GAAP does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2010, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

 11.           NON-INTEREST EXPENSE
Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2010	2009	2008
Occupancy, including depreciation, insurance,
rent, utilities, etc.	$2,398	$2,307	$2,276
Equipment, including depreciation, telephone, etc.	2,528	2,458	2,444
Data processing	1,403	1,479	1,364

	$6,329	$6,244	$6,084

Other operating expenses consisted of the following:

	Year Ended September 30,
	2010	2009	2008

Stationery, printing and postage	$1,103	$950	$1,060
Debit card expense, and other deposit related costs	1,648	1,731	1,749
Other	1,583	1,637	1,375

	$4,334	$4,318	$4,184

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

12.           OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders’ equity consists of the following for the years ended September 30, 2010, 2009 and 2008:

	Gross amount	Tax Effect	Net of Tax amount
2010
Gross change in unrealized loss on securities
held to maturity with OTTI	$(648)	$220	$(428)
Gross change in unrealized gain (loss) on securities
available-for-sale	284	(97)	187
Less reclassification for OTTI losses on
held to maturity securities included in net income	177	(60)	117
Less reclassification for gain on sale
of available for sale securities included in net income	(108)	37	(71)
Less reclassification for OTTI losses on sale
of available for sale securities included in net income	53	(18)	35
Other comprehensive income	$(242)	$82	$(160)

	Gross amount	Tax Effect	Net of Tax amount
2009
Gross change in unrealized loss on securities
held to maturity with OTTI	$(375)	$128	$(247)
Gross change in unrealized gain (loss) on securities
available-for-sale	21	(7)	14
Less reclassification for OTTI losses on
held to maturity securities included in net income	936	(318)	618
Less reclassification for gain on sale
of available for sale securities included in net income	(76)	26	(50)
Less reclassification for OTTI losses on sale
of available for sale securities included in net income	175	(60)	115
Other comprehensive income	$681	$(231)	$450

2008
Gross change in unrealized loss on securities
available-for-sale	$(1,867)	$635	$(1,232)
Less reclassification loss included in net income	2,988	(1,016)	1,972
Other comprehensive income	$1,121	$(381)	$740

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

13.           RETIREMENT PLANS

Through June 2008 the Company participated in a defined benefit multi-employer retirement plan, which covered substantially all employees. The plan was administered by the Financial Institutions Retirement Fund. The Company froze the benefits under this plan during the year ended September 30, 2004. The expense relating to this plan amounted to $0, $52 and $1,797 in the years ended September 30, 2010, 2009 and 2008, respectively, and are the amounts of the required payments relating to these years.  The significant increase in expense for the year ended September 30, 2008 was because the Company settled and transferred the obligations of the plan to Hartford Insurance Co., on June 30, 2008 resulting in a pre-tax charge of $1,500.  The expense of $52 in 2009 related to the completion of this transaction.

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan.  Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan.  Matching contributions vest to the employee equally over a five-year period.  For the years ended September 30, 2010, 2009 and 2008, expense attributable to the Plan amounted to approximately $363, $308 and $277, respectively.

14.        INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2010, 2009, and 2008:

	Year Ended September 30,
	2010	2009	2008

Weighted average number of common shares
outstanding - used in computation of basic
income per common share	2,089,000	2,110,000	2,154,000
Effect of dilutive securities:
Stock options	6,500	11,000	17,000
Stock grants	11,500	4,000	-
Weighted average number of common shares
outstanding plus effect of dilutive securities -
used in computation of diluted income per
common share	2,107,000	2,125,000	2,171,000

At September 30, 2010 and 2009 and 2008, approximately 231,000, 184,000 and 219,000 of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Compensation expense related to the ESOP was $522, $644 and $713 for the years ended September 30, 2010, 2009 and 2008, respectively.  The ESOP had 11,338 unreleased shares at September 30, 2010.  The fair value of unreleased shares at September 30, 2010 was approximately $351.

The Company has five share-based compensation plans in effect at September 30, 2010.  The compensation cost that has been charged against income for those plans was approximately $404, $326, and $351 for the years ended September 30, 2010, 2009 and 2008, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

The Company recorded a deferred tax benefit in the amount of $33, $26 and $24 for the years ended September 30, 2010, 2009 and 2008, respectively, related to share-based compensation.

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

In 1999, the Company implemented the 1999 Stock Option and Restricted Stock Plan, which authorized the Board of Directors to grant 30,682 non-qualified stock options and 6,000 shares of restricted stock to a new senior officer in accordance with the terms of his employment. The options and restricted stock were granted at the fair market value of the stock at the date of grant and vested over a four-year period. A similar plan was implemented in 2002 authorizing the Board of Directors to grant 12,696 stock options to a new director. These options have a five-year vesting period.

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
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The Company granted 39,920 stock options for the year ended September 30, 2010 with an average fair value of $ 4.23 per option.  The Company granted 2,500 stock options for the year ended September 30, 2009 with an average fair value of $7.08 per option. The Company granted 102,800 stock options for the year ended September 30, 2008 with a weighted average fair value of $5.22 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant.  No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the year ended September 30, 2010 and 2009.

	Year Ended	Year Ended
	September 30, 2010	September 30, 2009

Dividend yield	4.63%	4.40%
Risk-free interest rate	2.25%	2.38%
Volatility	24.00%	31.00%
Expected life	6 years	6 years

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

A summary of option activity under the stock option plans as of September 30, 2009, and changes during the year ended September 30, 2010 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding at September 30, 2009	244,695	$33.59	6.0 years	$562

Exercised	(1,145)	21.10

Authorized	-	-

Forfeited	(1,700)	37.12

Granted	39,920	30.70

Outstanding at September 30, 2010	281,770	$33.20	5.8 years	$137

Exercisable at September 30, 2010	181,690	$32.68	5.2 years	$129

For the years ended September 30, 2010, 2009 and 2008 respectively, the intrinsic value of options exercised was approximately $13, $10 and $464.  The fair value of options vested during the years ended 2010, 2009 and 2008 was approximately $102, $94 and $105, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2010 was approximately $29.  The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $(53) for the year ended September 30, 2010.

As of September 30, 2010, there was $395 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Companys stock option plans. That cost is expected to be recognized over a weighted-average period of  3.3 years.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Stock Awards

A summary of the status of the Company's non-vested stock awards as of September 30, 2010, and changes during the year then ended is presented below:

		Weighted
		Average Grant Date
	Shares	Fair Value

Non-vested – September 30, 2009	13,605	$38.64
Granted	20,895	$31.92
Vested	(3,510)	$48.93
Non-vested - September 30, 2010	30,990	$32.95

The fair value of restricted stock vested and the fair value of shares granted as direct compensation for the years ended September 30, 2010, 2009 and 2008, respectively was $172, $269 and $246.

As of September 30, 2010, there was $701 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Companys stock award plans. That cost is expected to be recognized over a weighted-average period of  2.3 years.

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

As of September 30, 2010 the Company had made various commitments to extend credit totaling approximately $48,788.  Most of these commitments are at variable rates. As of September 30, 2009, such commitments totaled approximately $46,834.

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
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Investment Securities

Securities available for sale are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and encompass marketable equity securities.  Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

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

Other Real Estate Owned

OREO, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs (Level 2). At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and generally any subsequent adjustments to the value are recorded as a component of OREO expense.

	Fair Value At September	Fair Value Hierarchy
	30, 2010	Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$2,098	$-	$2,098	$-
Federal Home Loan Mortgage Corp.	5,109	-	5,109	-
Federal National Mortgage Assoc.	4,669	-	4,669	-
	11,876	-	11,876	-
Collateralized mortgage obligations
CMOs:
Government National Mortgage Assoc.	2,652	-	2,652	-
Marketable equity securities	468	468	-	-
Total recurring	$14,996	$468	$14,528	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$110	$-	$110	$-
Impaired loans	6,484	-	6,484	-
Other real estate owned	760		760
Total non-recurring	$7,354	$-	$7,354	$-

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

	Fair Value At September	Fair Value Hierarchy
	30, 2009	Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$2,549	$-	$2,549	$-
Federal Home Loan Mortgage Corp.	8,322	-	8,322	-
Federal National Mortgage Assoc.	6,020	-	6,020	-
	16,891	-	16,891	-
Collateralized mortgage obligations
CMOs:
Government National Mortgage Assoc.	3,317	-	3,317	-
Marketable equity securities	728	728	-	-
Total recurring	$20,936	$728	$20,208	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$164	$-	$164	$-
Impaired loans	2,988	-	2,988	-
Total non-recurring	$3,152	$-	$3,152	$-

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

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.  No adjustment has been made for illiquidity in the market for loans as there is no active market for many of the Company’s loans on which to reasonably base this estimate.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Federal Home Loan Bank Stock - The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Bank owned life insurance- The carrying amounts of bank owned life insurance contracts approximate fair value.

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

Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2010 and 2009:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
Financial assets:
Cash and cash equivalents	$40,655	$40,655	$23,675	$23,675
Investment securities	74,562	76,707	96,320	97,823
FHLB stock	5,402	5,402	5,063	5,063
Accrued interest receivable	2,480	2,480	2,622	2,622

Life Insurance contracts	13,310	13,310	12,724	12,724

Loans	595,891	630,812	595,333	624,129
Less allowance for loan losses	9,256	9,256	6,806	6,806
Loans-net of allowance	$586,635	$621,556	$588,527	$617,323

Financial liabilities:
Deposits	$579,355	$588,399	$585,469	$593,273
Advances from Federal Home
Loan Bank	$100,017	$111,619	$100,628	$107,931
Accrued interest payable	$429	$429	$743	$743

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

18.           REGULATORY CAPITAL

The Bank’s actual capital and its statutorily required capital levels were as follows:

	2010
						To be well
						capitalized under
			For capital			Prompt corrective
			adequacy purposes			action provisions
	Actual		Required			Required
	Amount	%	Amount		%	Amount		%

Core capital	$64,220	8.5%		$30,205	4.0%		$37,757	5.0%

Tangible capital	$64,220	8.5%		$11,327	1.5%	$	N/A	N/A

Total Risk based capital	$70,772	13.5%		$41,888	8.0%		$52,360	10.0%

Tier 1 Risk based capital	$64,220	12.3%	$	N/A	N/A		$31,416	6.0%

	2009
						To be well
						capitalized under
			For capital			Prompt corrective
			adequacy purposes			action provisions
	Actual		Required			Required
	Amount	%	Amount		%	Amount		%

Core capital	$59,804	7.9%		$30,332	4.0%		$37,914	5.0%

Tangible capital	$59,804	7.9%		$11,374	1.5%	$	N/A	N/A

Total Risk based capital	$66,068	12.7%		$41,560	8.0%		$51,950	10.0%

Tier 1 Risk based capital	$59,804	11.5%	$	N/A	N/A		$31,170	6.0%

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2010 and 2009, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2010, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of September 30, 2010 and 2009 are also presented in the previous tables.

The holding company does not have regulatory capital requirements, due to its status as a unitary thrift holding company.

19.	SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets

	2010	2009
Assets:
Investment in subsidiary	$69,193	$65,116
Cash and cash equivalents	4,989	4,732
Other	1,331	1,637
Total assets	$75,513	$71,485

Stockholders’ equity	$75,513	$71,485

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

Statements of Earnings

	Year ended September 30,
	2010	2009	2008
Dividends received from subsidiary	$3,650	$3,500	$5,600
Equity in earnings of
subsidiary (less than)
greater than dividends received	3,704	3,956	520
Interest income from subsidiary	23	72	238
Management fees and other expenses
allocated to the Parent	(77)	(77)	(77)
Other expenses-net	(199)	(315)	(572)

Net income	$7,101	$7,136	$5,709

Statements of Cash Flows

	Year ended September 30,
	2010	2009	2008
Cash flows from operating activities	$3,190	$3,170	$5,554

Cash flows from investing activities:
Purchase of securities available-for-sale	(178)	(12)	(499)
Proceeds from sale of securities	577	201	-
Net cash provided (used) by
investing activities	399	189	(499)
Cash flows from financing activities:
Dividends paid	(2,945)	(2,950)	(2,963)
Proceeds from exercise of stock options	(19)	(14)	257
Loan to ESOP	260	(586)	-
Cash paid for purchase of
common stock for treasury	(628)	(921)	(3,264)
Net cash used in financing
activities	(3,332)	(4,471)	(5,970)
Net increase (decrease) in cash and cash equivalents	257	(1,112)	(915)
Cash and cash equivalents - beginning of year	4,732	5,844	6,759
Cash and cash equivalents - end of year	$4,989	$4,732	$5,844

Federal and state banking regulations place certain restrictions on dividends paid. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. The Company’s ability to pay dividends is dependent upon dividends received from the Bank. At September 30, 2010, the Bank’s retained earnings available for the payment of dividends was approximately  $28.8 million. The Bank is required to file an application with the OTS prior to paying dividends to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2010, 2009, and 2008
(in thousands except share and per share data)

20.	SUBSEQUENT EVENTS

Certain of the bank’s advances with FHLB were refinanced on December 2, 2010.  The financial benefit to the Company by performing the transaction was to lower the current FHLB advance interest rates while also extending the maturity of the advances to take advantage of the current low interest rate environment.  The refinancing reduced the weighted average interest rate to 4.46% and the updated maturity schedule of advances is as follows:

Year Ended
September 30,
2011	$20,671
2012	4,384
2013	4,605
2014	9,837
2015	8,081
Thereafter	52,439

$100,017

******

DIRECTORS OF TECHE HOLDING COMPANY
AND
TECHE FEDERAL BANK
Patrick O. Little, Chairman	Donelson T. Caffery, Jr.	Henry L. Friedman	W. Ross Little, Jr.
William A. Anderson, III	J. L. Chauvin	Robert J. Judice, Jr.	Robert L. Wolfe, Jr.
Mary Coon Biggs	Ernest Freyou	Dr. Thomas F. Kramer	Robert E. Mouton – Director Emeritus
Maunette B. Risher - Advisory

OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little	Chairman, President/CEO	Tina M. Vidrine	Vice President
Darryl Broussard	Sr. Vice President/CLO	Daniel E. Adler, Sr.	Assistant Vice President
J. L. Chauvin	Sr. Vice President/Treasurer/CFO	Terry T. Albarado	Assistant Vice President
Jason P. Freyou	Sr. Vice President/ COO	Montreen D. Badeaux	Assistant Vice President
Eddie R. LeBlanc	Sr. Vice President/Internal Auditor	Paulette A. Boudreaux	Assistant Vice President
W. Ross Little, Jr.	Sr. Vice President/Secretary/CRO	Toya Broussard	Assistant Vice President
Tom A. Aldrich	Vice President	Lisa Burleigh	Assistant Vice President
Angela Badeaux	Vice President	Jeanette D. Charles	Assistant Vice President
F. William Ball	Vice President	Angela M. Cliburn	Assistant Vice President
Patricia O. Begnaud	Vice President	Stephanie F. Dandry	Assistant Vice President
Genevieve V. Bihm	Vice President	Patrick Fontenot	Assistant Vice President
Georgia B. Boudreaux	Vice President	Debra A. Guidry	Assistant Vice President
Elmo P. Boudreaux, Jr.	Vice President	Henrietta S. Hollier	Assistant Vice President
Irma Nell Bourque	Vice President	Christina Irvin-Simpson	Assistant Vice President
Bart C. Boyer	Vice President	Christy B. Istre	Assistant Vice President
Mary Beth Brady	Vice President	Barbara A. Jesset	Assistant Vice President
Judy V. Breaux	Vice President	Anne P. Jones	Assistant Vice President
Glen W. Brown	Vice President	Jason D. Kennemer	Assistant Vice President
Kevin T. Caswell	Vice President	Debbie M. Lancon	Assistant Vice President
Belinda Cavazos	Vice President	Vicki L. Laubach	Assistant Vice President
S. Michael Comeaux	Vice President	Janna Leblanc	Assistant Vice President
Gwendoline Doucet	Vice President	Angel LeCompte	Assistant Vice President
Dalie S. Eldridge	Vice President	Monique McBride	Assistant Vice President
Elaine H. Gussman	Vice President	Vanessa McGehee	Assistant Vice President
Karen Hardy	Vice President	Cindy F. North	Assistant Vice President
Constance E. Harris	Vice President	Aaron Ortego	Assistant Vice President
Chad Hebert	Vice President	Wendell Richard	Assistant Vice President
Scott P. Landrum	Vice President	Lindsey Robinson-Jones	Assistant Vice President
D. Ross Landry	Vice President	Linda Roman	Assistant Vice President
Angelina M. Mire	Vice President	Lesley E. Schexnayder	Assistant Vice President
Bryan Rowell	Vice President	Tanya Thibodeaux	Assistant Vice President
Susan L. Simoneaux	Vice President	Ashley Townley	Assistant Vice President
Martin M. Vasquez	Vice President	Leslie White	Assistant Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL	ST. LANDRY ADVISORY BOARD
Dixon Hughes PLLC	Malizia Spidi & Fisch, PC	Wayne M. Gilmore, Chairman
225 Peachtree Street NE, Suite 600	1227 25th Street, N.W.	H. Kent Aguillard
Atlanta, GA 30303	Suite 200 West	Anna Lee Dunbar
	Washington, DC 20037	Lynette Young Feucht
Patrick Fontenot
LEGAL COUNSEL	REGISTRAR AND STOCK	Simon Howard Fournier
Biggs, Supple, Cremaldi and Curet, LLP	TRANFER AGENT	Morgan J. Goudeau, III
Lawless Building	Registrar and Transfer Company	Martin A. Roy, Jr.
Willow Street	10 Commerce Drive	Marvin Schwartzenburg
Franklin, LA 70538	Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006