Form 10-K, Exhibit 13
period 2011-09-30
TECHE HOLDING CO
filed 2011-12-22
CIK 934538

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
(337) 367-2516

www.teche.com

Table of Contents

President’s Message	2

Selected Financial Data	7

Business of the Bank - Business of the Company	8

Summary of Quarterly Operating Results	8

Market and Dividend Information	9

Management’s Discussion and Analysis of Financial
Condition and Results of Operations	10

Management’s Report	18

Report of Independent Registered Public Accounting Firm	19

Consolidated Balance Sheets	20

Consolidated Statements of Income	21

Consolidated Statements of Stockholders’ Equity	22

Consolidated Statements of Cash Flows	23

Notes to Consolidated Financial Statements	25

Directors and Officers	67

Dear Fellow Shareholders:

2011 has proved to be another outstanding year for Teche Holding Company and our shareholders.  Financial market turmoil that is unprecedented in my lifetime continues after three years.  At Teche, we approached this uncertainty with the seriousness that the situation deserved.  We have been, and continue to be, determined to build value despite the economic, political and regulatory environment in which we find ourselves.

Our company’s excellent results have created shareholder value:

Record Earnings Per Share
We have executed our SmartGrowth strategy for over 10 years with superior results.  Our record earnings for the last three years with $3.45 earnings per share in 2011 is a strong measure of our success.  Our strategy very simply is to gather low cost core deposits and to deploy our funds into a well-diversified high performing loan portfolio.  We have a record of excellent asset quality.

This approach is advantageous to our shareholders with ROAA and ROAE of 0.94% and 9.12% respectively in 2011.

Record Dividend
Since 2002, Teche has increased its dividends every year.  The company also offers an annualized dividend yield of over 4.0% which outdistances other quality investment options for investors.  The dividend for 2011 was $1.44 and the payout ratio was 41.7%.  When our shareholders evaluate their investment in Teche, they should know that over the past 10 years their return on investment was 113%.  Our shareholders also benefit from a consistent stock repurchase program and the ownership mindset of our leadership and employees who hold 35% of Teche’s stock.

Solid Capital
 With a profitable company that has resisted the financial industry headwinds, our shareholders should expect healthy capital levels and this is indeed the case.  Our key capital ratios have increased like many of our metrics over the last three years.  Stockholders’ equity increased 18% to $80 million over three years and tangible book value per common share reached $37.02, an increase of 22% over the past three years.  These solid capital levels offer a safety net for investors and provide a platform for growth.

SmartGrowth Loans
As an integral part of our SmartGrowth strategy, we have focused on changing the mix of our loan portfolio from traditional mortgage lending to retail loans and then adding commercial lending.  As we executed this change we have employed experienced commercial lenders in our markets and developed monitoring and customer relationships that have helped us to avoid the pitfalls of low asset quality that has plagued the industry.  Our SmartGrowth loans have increased 7% or $30 million in the last three years in a low demand environment. These high performing loans now comprise 76% of the loan portfolio.  Our yield on earning assets has remained steady and our cost of interest bearing liabilities has reduced from 3.17% in 2008 to 1.51% in 2011 with a resulting net interest margin of 4.28%.

Increased Net Interest Income
Net interest income increased 17% over the last three years driven by portfolio mix and the low cost of funds.

Excellent Asset Quality
With a diversified portfolio,  limits on the size of loans per borrower and high standards  we have lowered loan risks and maintained higher asset quality than our southeast peers.  Our company has net charge-offs averaging 0.45% over the last three years.  Coverage ratios are also excellent with allowance for loan losses to loans at 1.37% and allowance for loan losses to non-performing loans at 76.63%

SmartGrowth Deposits
Over the last three years, SmartGrowth deposits have increased 32% by $106 million.  This growth, especially checking growth, has been the cornerstone for building future value for the company.  These deposits provide the earnings engine of the company by keeping cost of funds low.  The company has superior retail sales, marketing expertise and has a proven record of deposit growth in each of its markets over a ten year period.  Currently 73% of the company’s deposits are SmartGrowth and 27% are time deposits.

Stable Economy
Teche operates in south Louisiana, a region of growing economies.  The company’s key MSA areas are Baton Rouge, Lafayette and Houma. Louisiana is the number one state for oil exploration and it has a strong petrochemical manufacturing industry.  The areas hardest hit by the moratorium on deep water  drilling due to the BP  Horizon rig explosion and oil spill   are recovering and have received funds from  British Petroleum to aid in the recovery.  As of August of 2011, BP paid $132.1 million in claims in Terrebonne parish and $81 million in Lafourche parish.  These parishes are in Teche’s operating area.  In addition, the drilling moratorium has been slowly lifting and there is more exploration activity in the Gulf of Mexico.

The many service firms which support the oil exploration industry enhance the economies of both the Lafayette and Houma MSAs.  Halliburton is currently constructing a $65 million facility in Lafayette and other large operators are adding to their workforce in the Houma area according to the Louisiana Economic Outlook, 2012-2013.

In addition the shale exploration for natural gas is lowering the price of natural gas which significantly benefits the petrochemical industry.  Baton Rouge is the site of numerous petrochemical plants including ExxonMobil and Dow Chemical which produce their products much more cheaply when natural gas prices are low thus making their exports highly competitive.

The Louisiana Economic Outlook, 2012-2013 predicted job growth of 2.1% for Baton Rouge, 2.8% growth for Lafayette and 2.4% growth for Houma for 2012 -2013.

Personal Note
We were saddened recently by the passing of Wayne Gilmore.  Wayne had been the Chairman and CEO of St. Landry Financial Corporation, with whom Teche merged in 2004.  Wayne had chaired the advisory board for the Opelousas area and served as a goodwill ambassador for Teche in the community.  Wayne will be missed across the state but especially by the people of Teche and the St. Landry area.

In 2011, we welcomed two new members to the Teche Holding Company and Teche Federal Bank boards of directors- Dr. William Anderson and Mr. Tom Allen. Dr. William Anderson is an active member of the Baton Rouge health care community and has played a leadership role in the development of Louisiana’s largest gastroenterology medical practice. Tom Allen’s bank audit experience makes him uniquely qualified to assume key director and audit committee roles.

Teche Values
Elsewhere within this annual report, you will find the” Teche Values.”  The team of bankers at Teche displays high character in our approach to life and we take our responsibility to Teche shareholders seriously.  The outstanding results this year and over many prior years is the result of ongoing diligence by an exceptional group of employees in many departments and communities.  On behalf of that group, I pledge that we will continue to build a successful and profitable company that generates solid returns for our shareholders and provides exceptional customer service.

We appreciate your investment and support.

Patrick Little Chairman/Chief Executive Officer

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
At or for the Year Ended September 30,

	2011	2010	2009	2008	2007
Assets	$793,203	$761,524	$765,071	$769,488	$719,367
Loans Receivable, Net	600,271	586,635	588,527	584,139	561,623
Securities-Available for Sale	25,148	14,996	20,936	26,652	51,647
Securities-Held to Maturity	80,598	59,566	75,384	54,291	31,855
Cash and Cash Equivalents	29,155	40,655	23,675	50,112	21,811
Deposits	598,582	579,355	585,469	589,228	555,569
FHLB Advances	108,183	100,017	100,628	104,877	89,756
Stockholders’ Equity	79,987	75,513	71,485	68,044	67,006
SUMMARY OF OPERATIONS
Interest Income	$39,358	$41,336	$44,237	$45,633	$43,041
Interest Expense	9,168	11,704	15,297	19,733	19,857
Net Interest Income	30,190	29,632	28,940	25,900	23,184
Provision for Loan Losses	3,900	3,896	3,026	825	605
Net Interest Income after
Provision for Loan Losses	26,290	25,736	25,914	25,075	22,579
Non-Interest Income	15,543	15,960	15,852	13,421	14,736
Non-Interest Expense	31,131	31,229	31,372	30,740	27,464
Income Before Income Taxes	10,702	10,467	10,394	7,756	9,851
Income Tax Expense	3,474	3,366	3,258	2,047	3,170

Net Income	$7,228	$7,101	$7,136	$5,709	$6,681

Basic Income per Common Share	$3.49	$3.40	$3.38	$2.65	$3.01
Diluted Income per Common Share	$3.45	$3.37	$3.36	$2.63	$2.94
Ratio of Equity to Assets	10.08%	9.92%	9.34%	8.84%	9.31%
Book Value/Common Share	$38.79	$36.19	$34.09	$32.12	$30.42

Return on Average Assets	0.94%	0.93%	0.91%	0.76%	0.95%
Return on Average Equity	9.12%	9.43%	9.98%	8.29%	10.24%
Net Interest Margin	4.28%	4.25%	4.01%	3.71%	3.57%
Non-Interest Expense/Average Assets	4.03%	4.10%	4.02%	4.07%	3.89%
Non-Interest Income/Average Assets	2.01%	2.11%	2.08%	2.11%	2.06%
Non-Performing Loans/Loans (1)	1.81%	2.47%	1.21%	1.09%	0.68%
Allowance for Loan Losses/Loans (1)	1.37%	1.55%	1.14%	0.94%	0.90%
Dividend Payout Ratio	41.59%	42.14%	41.32%	51.90%	41.66%

(1)  Total loans net of allowance for loan losses

Business of the Bank

    Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans.  Additionally, the Bank invests in mortgage-backed and investment securities. (See “Management Strategy” on page 10)

    The Bank serves the local banking needs of its primary market area, which presently includes nineteen offices in the Louisiana Parishes of St. Mary, Iberia, Lafayette, St. Landry, St. Martin, Terrebonne, Lafourche and East Baton Rouge.  The FDIC insures deposits at the Bank up to the maximum legal amount.

Business of the Company

    Teche Holding Company (the "Company") is a Louisiana corporation organized in December 1994 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of organization.

 Summary of Quarterly Operating Results

	2011				2010
	First	Second	Third	Fourth	First	Second	Third	Fourth
			(Amounts in thousands, except per share data)

Interest Income	$10,003	$9,736	$9,758	$9,861	$10,500	$10,374	$10,299	$10,163

Interest Expense	2,542	2,363	2,185	2,078	3,067	2,940	2,969	2,728

Net Interest Income	7,461	7,373	7,573	7,783	7,433	7,434	7,330	7,435

Provision for Loan Losses	1,150	1,000	1,000	750	1,196	900	900	900

Income before Income Taxes	2,709	2,305	2,686	3,002	2,574	2,502	2,713	2,678

Net Income	1,824	1,513	1,790	2,101	1,733	1,700	1,821	1,847

Basic Income per Common Share	0.88	0.73	0.86	1.02	0.83	0.81	0.87	0.89

Diluted Income per Common Share	0.87	0.72	0.85	1.01	0.82	0.80	0.87	0.88

Market and Dividend Information

    Teche Holding Company's common stock trades on the NYSE Amex under the symbol "TSH.”  The following sets forth the high and low closing prices and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended	Closing Price		Period End Close	Cash Dividend Declared	Date Declared
	High	Low
December 30, 2009	$33.40	$30.75	$31.71	$0.355	November 19, 2009
March 31, 2010	$33.40	$30.80	$32.90	$0.355	February 17, 2010
June 30, 2010	$33.00	$28.10	$28.10	$0.355	May 26, 2010
September 30, 2010	$31.56	$26.60	$31.00	$0.355	August 23, 2010
December 31, 2010	$34.83	$30.04	$34.83	$0.355	November 23, 2010
March 31, 2011	$36.75	$34.42	$36.39	$0.36	February 24, 2011
June 30, 2011	$36.65	$34.03	$34.80	$0.36	May 25, 2011
September 30, 2011	$34.92	$29.13	$29.48	$0.36	August 24, 2011

    According to the records of the Company's transfer agent, there were 420 stockholders of record at November 30, 2011.  This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

    As a bank holding company, the Company is subject to regulatory limitations on its ability to pay dividends.  Under guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”),  Under Federal Reserve Board policy, the Company is expected to serve as a “source of strength” for the Bank.  Consistent with this policy, the Federal Reserve Board has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund such dividends, and the prospective rate of earnings retention is consistent with the bank holding company’s capital needs, asset quality and overall financial condition.  In addition the Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank.  Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Financial Institutions ("OFI") and Federal Deposit Insurance Corporation (“FDIC”).  Capital distributions are also subject to certain limitations based on the Bank's net income.  See Note 18 of Notes to Consolidated Financial Statements.  The Bank's total capital at September 30, 2011 exceeded the amount required for its liquidation account and exceeded all regulatory capital requirements.

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

    References to the "Company" herein, unless the context requires otherwise, refer to the Company and the Bank on a consolidated basis.

 Overview

    The Company’s net income remained relatively stable at $7.2 million for fiscal 2011as compared to $7.1 million for each of fiscal 2010 and 2009.  Net income for fiscal 2011 compared to fiscal 2010 was higher due to an increase in net interest income of $558,000.  The Company’s assets in fiscal 2011 increased $31.7 million to $793.2 million primarily due to increases in both the loan and security portfolios.

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

    The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity.  Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.  In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds.  At September 30, 2011, the weighted average term to re-pricing of the Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 22 months. In contrast, at September 30, 2011, $80.9 million of the Bank's certificate of deposit accounts and $436.5 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $598.6 million of total deposits, were scheduled to mature or re-price within one year or sooner.

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

	September 30			September 30
	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollar in Thousands)
Interest-Earning Assets:
Securities (1)	$(744)	$152	$(592)	$(522)	$(664)	$(1,186)
Loans Receivable, Net	(563)	(1,164)	(1,727)	(505)	(1,279)	(1,784)
Other Interest-Earning Assets (2)	428	(87)	341	(39)	108	69
Total Interest-Earning Assets	(879)	(1,099)	(1,978)	(1,066)	(1,835)	(2,901)
Interest-Bearing Liabilities
Deposits	60	(1,931)	(1,871)	(293)	(3,070)	(3,363)
FHLB Advances	(611)	(54)	(665)	(126)	(104)	(230)
Total Interest-Bearing Liabilities	(551)	(1,985)	(2,536)	(419)	(3,174)	(3,593)
Net Change in Net Interest Income	$(328)	$886	$558	$(647)	$1,339	$692

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

	Year Ended September 30,
	2011			2010			2009
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
				(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)	$53,698	$2,070	3.85%	$74,519	$2,662	3.57%	$86,215	$3,848	4.46%
Loans Receivable (2) (3)	590,354	36,679	6.21%	599,134	38,406	6.41%	606,751	40,190	6.62%
Other Interest-Earning Assets (4)	61,429	609	0.99%	23,662	268	1.13%	29,443	199	0.67%
Total Interest-Earning Assets	705,481	39,358	5.58%	697,315	$41,336	5.93%	722,409	$44,237	6.12%
Non-Interest Earning Assets	66,507			65,040			58,778
Total Assets	$771,988			$762,355			$781,187
Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$109,177	$199	0.18%	$104,176	$427	0.41%	$100,817	$538	0.53%
Statement & Regular Savings Accounts	181,509	832	0.46%	143,408	1,301	0.91%	76,214	664	0.87%
Money Funds Accounts	56,376	163	0.29%	71,958	282	0.39%	115,721	1,440	1.24%
Certificates of Deposit	170,876	4,096	2.40%	192,591	5,151	2.67%	240,270	7,882	3.28%
Total Deposits	517,938	5,290	1.02%	512,133	7,161	1.40%	533,022	10,524	1.97%
FHLB Advances	88,337	3,878	4.39%	102,254	4,543	4.44%	105,060	4,773	4.54%
Total Interest-Bearing Liabilities	606,275	$9,168	1.51%	614,387	$11,704	1.90%	638,082	$15,297	2.40%
Non-Interest-Bearing Liabilities	86,484			72,689			71,626

Total Liabilities	692,759			687,076			709,708
Stockholders’ Equity	79,229			75,279			71,479
Total Liabilities and Stockholders’ Equity	$771,988			$762,355			$781,187
Net Interest Income/Interest Rate Spread (5)		$30,190	4.07%		$29,632	4.02%		$28,940	3.72%
Net Interest Margin (6)			4.28%			4.25%			4.01%
Interest-Earning Assets/
Interest-Bearing Liabilities			116.36%			113.50%			113.22%

(1)  Includes securities and Federal Home Loan Bank (“FHLB”) stock.
(2)  Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)  Interest income includes loan fees of approximately $611,000 in 2011, $555,000 in 2010 and $585,000 in 2009.
(4)  Amount includes certificates of deposit and other interest-bearing deposits.
(5)  Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)  Net interest margin represents net interest income divided by average interest-earning assets

Changes in Financial Condition from September 30, 2010 to September 30, 2011

    General.  Total assets increased $31.7 million, or 4.2% to $793.2 million at September 30, 2011 from $761.5 million at September 30, 2010, due to growth in one to four family mortgage loans and securities.

    Cash and Cash Equivalents.  Cash and cash equivalents decreased $11.5 million from $40.7 million at September 30, 2010 to $29.2 million at September 30, 2011.  The decrease resulted primarily from reductions in short term interest earning deposits.

    Securities Available-for-Sale and Held to Maturity.  Securities available-for-sale increased $10.1 million from $15.0 million at September 30, 2010 to $25.1 million at September 30, 2011 due primarily to purchases of mortgage-backed securities, offset somewhat by repayments on existing securities.  Securities held-to-maturity increased $21.0 million from $59.6 million to $80.6 million due primarily to purchases of certificates of deposits at other institutions and mortgage-backed securities, offset somewhat by repayments on existing securities.   For additional information regarding the Company’s securities portfolio see Note 3 of the Notes to Consolidated Financial Statements.

    Loans Receivable, Net.   The Bank’s net loans receivable increased $13.7 million or 2.3% to $600.3 million from $586.6 million at September 30, 2010 due primarily to increases in one-four family mortgage loans offset by decreases in consumer, commercial, and home equity loans.   (See Note 4 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s loan portfolio.)

    Premises and Equipment, Net.    Premises and equipment decreased $300,000 or 1.3% due to depreciation and the sale of a piece of land, offset by purchases of  approximately $1.5 million.

    Deposits.  The Bank’s deposits increased $19.2 million or 3.3% to $598.6 million at September 30, 2011, from $579.4 million at September 30, 2010.  SmartGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $36.3 million during the fiscal year from $400.2 million to $436.5 million.  Time deposits decreased $17.1 million from $179.2 million to $162.1 million.  See Note 7 of the Consolidated Financial Statements for a comparative breakdown of the Bank’s deposit portfolio.

    Advances from FHLB.  Advances from the Federal Home Loan Bank of Dallas increased $8.2 million, or 8.2% to $108.2 million from $100.0 million at September 30, 2010.  The increase was due to new advances used to fund loan growth and purchase interest bearing securities offset by principal payments on existing advances.

    Stockholders’ Equity.  Stockholders’ equity increased $4.5 million, or 5.9% from $75.5 million at September 30, 2010, to $80.0 million at September 30, 2011.  The increase was due primarily to net income less dividends and the purchase of treasury stock.

Comparison of Operating Results for Years Ended September 30, 2011, 2010 and 2009

Analysis of Net Income

    General.  The Company had net income of $7.2 million, $7.1 million and $7.1 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively.  Fiscal 2011 net income remained relatively the same as fiscal 2010 and 2009.  The $0.1 million increase during fiscal 2011 was primarily due to reductions in interest expense on deposits offset by lower yields on loans and securities.

    Operating Revenue.  Operating revenue consisting of net interest income (before provision for loan losses, gain (impairment) on securities and sale of loans plus non-interest income, amounted to $45.9 million, $45.7 million and $45.3 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively.  The $0.2 million increase during fiscal 2011 was primarily due to a reduction in interest expense offset by a decrease in interest income and lower deposit fees.  The $0.4 million increase during fiscal 2010 was primarily due to a reduction in total interest expense of $3.6 million offset by a decrease of $2.9 million in interest income.

    Interest Income.  Interest income amounted to $39.4 million, $41.3 million and $44.2 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively. The $1.9 million decrease during fiscal 2011 was primarily due to lower rates on earning assets offset somewhat by an increase volume of earning assets.  The $2.9 million decrease during fiscal 2010 as compared to fiscal 2009 was primarily due to a decrease in interest rates on interest-earning assets along with a decrease in the average balances of earning assets.

    The average balance of loans decreased during fiscal 2011 by $8.8 million, or 1.5% while decreasing in fiscal 2010 by $7.6 million, or 1.3%.

    Interest Expense.  Interest expense totaled $9.2 million, $11.7 million and $15.3 million for the fiscal years ended September 30, 2011, 2010 and 2009, respectively. The $2.5 million decrease from fiscal 2010 to fiscal 2011 was primarily due to lower interest rates offset by increases in interest-bearing deposits.  The $3.6 million decrease from fiscal 2009 to fiscal 2010 was primarily due to lower interest rates on deposits.

    Net Interest Income.  Net interest income increased $0.6 million to $30.2 million during the year ended September 30, 2011 primarily due to lower rates on deposits offset by lower rates on earning assets.  Net interest income increased $0.7 million to $29.6 million during the year ended September 30, 2010 as compared to the fiscal year ended September 20, 2009 primarily due to lower rates on interest bearing liabilities offset somewhat by lower rates on interest bearing assets.

    Provision for Loan Losses. The Bank provided $3.9 million, $3.9 million and $3.0 million to the allowance for loan losses for the years ended September 30, 2011, 2010 and 2009 respectively.  The provision expense in fiscal 2011 was at the same level as fiscal 2010.  The provision increased in fiscal 2010 and 2009 due to an increase in historical charge-off rates and qualitative adjustments necessary to address negative economic and credit quality trends.

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

    While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.  See Note 4 of the Notes to the Consolidated Financial Statements.

    Non-Interest Income.  Non-interest income during the years ended September 30, 2011, 2010 and 2009 amounted to $15.5 million, $16.0 million and $15.9 million respectively.  Non-interest income in fiscal 2011 decreased slightly from fiscal 2010 due to lower deposit fee income.  Non-interest income in fiscal 2010 increased slightly from fiscal 2009 due to reductions in impairment charges on certain securities offset somewhat by decreases in gains on the sale of loans.   Non-interest income in fiscal 2009 included charges for certain investment securities in the investment portfolio in the amount of $1.0 million.  Non-interest income in fiscal 2009 included a gain of $559,000 on the sale of $26 million of conforming loans.  Non-interest income in the fiscal year ended September 30, 2011, 2010, and 2009 included gain (losses) on the sale of securities in the amount of $96,000, $37,000 and $(99,000), respectively.    The $96,000 gain recorded in fiscal 2011 resulted from gains from the sale of equity securities. The $37,000 gain recorded in 2010 resulted from the sale of equity securities. The loss recorded in 2009 resulted from the Company’s recording an impairment loss on an equity security for $175,000, offset by a gain on sale of equity securities of $76,000. See Note 3 of the Consolidated Financial Statements.

    Non-Interest Expense.  Non-interest expense totaled $31.1 million, $31.2 million and $31.4 million during the years ended September 30, 2011, 2010 and 2009, respectively.  Non-interest expenses have remained stable for all three fiscal years.

    The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $577,000, $513,000 and $567,000 in the fiscal years ended September 30, 2011, 2010 and 2009, respectively.

    Income Tax Expense.  For the years ended September 30, 2011, 2010 and 2009, the Company incurred income tax expense of $3.5 million, $3.4 million and $3.3 million, respectively.  There was a slight increase in 2011 primarily due to an increase in taxable income.  There was a slight increase in the effective tax rate in 2010 due to a decrease in the benefits of tax credits as compared to 2009.  There was an increase in the effective tax rate in 2009 due to higher pre-tax income and the benefit of tax credits was lower than in 2008. See Note 10 of the Notes to Consolidated Financial Statements for further explanation.

Liquidity and Capital Resources

    The Bank's average liquidity ratio is based on deposits and was approximately 15.0% during September 2011.  The liquidity ratio is calculated by dividing cash and cash equivalents plus securities less securities pledged by total assets.  The Bank manages its average liquidity ratio to meet its funding needs, including:  deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements.  The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

    The Bank usually maintains a portion of its cash on hand in interest-bearing demand deposits with the FHLB and other correspondent banks to meet immediate loan commitment and savings withdrawal funding requirements.  When applicable, cash in excess of immediate funding needs is invested into longer-term investment and mortgage-backed securities, some of which may also qualify as liquid investments under current Office of Financial Institutions ("OFI") and Federal Deposit Insurance Corporation (“FDIC”) regulations.

    Funds available under existing credit facilities from the FHLB totaled $165.7 million.  The Bank has total FHLB borrowings of $108.2 million, or 13.6% of the Bank’s assets at September 30, 2011.  Approximately $27.1 million is due in the year ending September 30, 2012.

    Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements.  At September 30, 2011, the Bank had outstanding loan commitments of $52.2 million, and certificates of deposit scheduled to mature within one year of $80.9 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

    Regulations of the OFI and  FDIC require the Bank to meet or exceed three separate standards of capital adequacy.  To be considered well capitalized, these regulations require financial institutions to have Tier 1 capital equal to at least 5% of total average assets; Tier 1 capital equal to 6% of risk-weighted assets; and total risk-based capital equal to 10% of total risk-weighted assets.  The Company is also subject to minimum capital requirements prescribed by the Federal Reserve Board.  At September 30, 2011, the Company and the Bank exceeded all regulatory capital requirements.  See Note 18 of the Notes to the Consolidated Financial Statements.

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

    The Bank believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value (“NPV”). NPV is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts. The Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.  The FDIC requires all regulated financial institutions to calculate the estimated change in the institution’s NPV assuming instantaneous parallel shifts in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments.

The Bank uses a third party model that provides an interest rate sensitivity report of NPV.  The third party simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The Bank’s third party model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts are instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments.

    The Bank’s third party model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The third party model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

    In the Bank’s third party model, the value of deposit accounts appears on the liability side of the NPV analysis. In estimating the value of certificates of deposit accounts (“CD”), the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates.

    Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the NPV calculation in the third party model. These accounts are valued based on current pricing compared to current market rates by product on the liability side.

    The NPV sensitivity of borrowed funds is estimated by the Bank’s internal model based on a discounted cash flow approach.

    The Bank uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the Bank will calculate the interest rate risk component quarterly for each institution. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank’s latest percentage change in NPV assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2011.

	Net Portfolio Value			NPV as % of PV of Assets
Change in Rates(1)	$ Amount	$ Change(2)	% Change(3)	NPV Ratio(4)	Change(5)
	(Dollars in Thousands)
+300 bp	$107,013	$ 361	0.3%	13.93%	93	bp
+200 bp	106,235	-417	-0.4%	13.50%	50	bp
+100 bp	107,402	750	0.7%	13.35%	35	bp
0 bp	106,652			13.00%		bp
-100 bp	103,248	-3,404	-3%	12.35%	-65	bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(4)	Calculated as the estimated NPV divided by average total assets.
(5)	Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

	September 30, 2011		September 30, 2010
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets	13.00%		11.86%
Exposure Measure: Post-Shock NPV Ratio	13.50%		12.92%
Sensitivity Measure: Increase in NPV Ratio	50	bp	106	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in NPV as % of PV of Assets	-0.05%		0.93%

    As the table shows, increases in interest rates would result in net increases in the Bank’s NPV. The Bank’s NPV decreases by 0.39% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income.

    In times of increasing interest rates, the value of fixed-rate assets could decrease in value and the lag in re-pricing of interest rate sensitive assets could be expected to have a negative effect on the Bank.

Contractual Obligations

    The Company has various contractual obligations related to borrowings, deposits and operating lease payments.  These obligations are outlined in Notes 6, 7 and 8 of the Notes to Consolidated Financial Statements of the Company.

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

    It should be understood that estimates of loan losses involve an exercise of judgment.  During the fiscal year ending September 30, 2009, the Company made changes to the allowance model.  These changes included using a three year rolling average charge-off history instead of five years: switching to actual charge-off history instead of a blend with peer rates and increasing the qualitative factors due to an overall negative economic environment and credit quality trends in the banks portfolio.  While it is possible that in particular periods the Company may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the existing loan portfolio.

    Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred.  Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value.  Impairment losses would be charged to operating expense.  Goodwill is not deductible for income tax purposes.  The Company’s market value based upon the last trade on the last working day of the fiscal quarter was $29.48 or $9.31 below book value.  The turmoil in the financial markets and stock markets in general continues to have a negative impact on the Company’s stock price which does not reflect the fundamental performance of the Company.  For the quarter ended September 30, 2011, the Company recorded record earnings of $2.1 million.  Management reviews various bank peer data to aid in management’s analysis of goodwill for possible impairment.  Management’s judgment is that goodwill is not impaired and no adjustment is necessary.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers.  These legally binding commitments have set expiration dates and are at predetermined interest rates.  The underwriting criteria for these commitments are the same as for loans in our loan portfolio.  Collateral is also obtained, if necessary, based on the credit evaluation of each borrower.  Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments.  See Note 16 of the Notes to Consolidated Financial Statements.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2011.

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
New Iberia, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2011.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
December 21, 2011

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2011 and 2010

	2011	2010
	(Amounts in thousands, except share and per share data)
ASSETS

Cash and due from banks	$13,541	$15,420
Interest-bearing deposits	15,614	25,235
Securities available-for-sale - at estimated fair value
(amortized cost of $23,855 in 2011 and $14,307 in 2010)	25,148	14,996
Securities held-to-maturity—at amortized cost (estimated fair
value of $82,859 in 2011 and $61,711 in 2010)	80,598	59,566
Loans receivable—net of allowance for loan losses of
$8,331 in 2011 and $9,256 in 2010	600,271	586,635
Accrued interest receivable	2,320	2,480
Investment in Federal Home Loan Bank stock, at cost	5,318	5,402
Real estate owned, net	1,405	1,181
Prepaid expenses and other assets	5,021	6,898
Goodwill	3,647	3,647
Life insurance contracts	13,905	13,310
Premises and equipment, net	26,415	26,754

TOTAL ASSETS	$793,203	$761,524

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$598,582	$579,355
Advances from Federal Home Loan Bank	108,183	100,017
Advance payments by borrowers for taxes and insurance	2,436	2,463
Accrued interest payable	319	429
Accounts payable and other liabilities	3,696	3,747

TOTAL LIABILITIES	713,216	686,011

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 10,000,000 shares authorized;
4,688,697 and 4,672,567 shares issued, 2,062,040 and 2,081,486 outstanding	47	47
Additional paid-in capital	53,372	52,685
Retained earnings	78,203	73,942
Unearned compensation	(65)	(326)
Treasury stock 2,626,657 and 2,591,081 shares - at cost	(52,058)	(50,862)
Accumulated other comprehensive loss on held-to-maturity
securities	(353)	(428)
Accumulated other comprehensive income on available for sale
securities	841	455

TOTAL STOCKHOLDERS’ EQUITY	79,987	75,513

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$793,203	$761,524

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands, except per share amounts)
INTEREST INCOME:
Interest and fees on loans	$36,679	$38,406	$40,190
Interest and dividends on securities	2,070	2,662	3,848
Other interest income	609	268	199

TOTAL INTEREST INCOME	39,358	41,336	44,237

INTEREST EXPENSE:
Deposits	5,290	7,161	10,524
Advances from Federal Home Loan Bank	3,878	4,543	4,773

TOTAL INTEREST EXPENSE	9,168	11,704	15,297

NET INTEREST INCOME	30,190	29,632	28,940

PROVISION FOR LOAN LOSSES	3,900	3,896	3,026

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	26,290	25,736	25,914

NON-INTEREST INCOME:
Total other-than temporary impairment losses	(532)	(451)	(1,311)
Portion of impairment losses recognized in other
comprehensive loss	246	274	375
Net impairment losses recognized in earnings	(286)	(177)	(936)
Service charges and other	14,779	15,227	15,415
Gain on sale of premises and equipment	103	-	10
Gain (Loss) on sale and impairments of equity securities	96	37	(99)
Gain on sale of loans	25	13	559
Other income	826	860	903

TOTAL NON-INTEREST INCOME	15,543	15,960	15,852

NON-INTEREST EXPENSE:
Compensation and employee benefits	16,717	16,414	16,418
Occupancy, equipment and data processing expense	6,120	6,329	6,244
Marketing and professional fees	2,776	2,558	2,743
Deposit insurance premiums	725	1,081	1,082
Louisiana shares tax	577	513	567
Other operating expenses	4,216	4,334	4,318

TOTAL NON-INTEREST EXPENSE	31,131	31,229	31,372

INCOME BEFORE INCOME TAXES	10,702	10,467	10,394

INCOME TAXES	3,474	3,366	3,258

NET INCOME	$7,227	$7,101	$7,136

BASIC INCOME PER COMMON SHARE	$3.49	$3.40	3.38

DILUTED INCOME PER COMMON SHARE	$3.45	$3.37	$3.36

DIVIDENDS PER SHARE	$1.44	$1.42	$1.41

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2011, 2010 and 2009

						Accumulated
		Additional				other
	Common	paid-in	Retained	Unearned	Treasury	comprehensive
	stock	capital	earnings	compensation	stock	income	Total
	(Dollars in thousands, except per share amounts)
BALANCE - September 30, 2008	$47	$51,973	$65,600	$—	$(49,313)	$(263)	$68,044
Unearned ESOP compensation	—	—	—	(586)	—	—	(586)
Exercise of stock options, including tax benefit	—	14	—	—	—	—	14
Tax effect of restricted stock vesting	—	(28)	—	—	—	—	(28)
Stock based compensation	—	326	—	—	—	—	326
Purchase of common stock for treasury	—	—	—	—	(921)	—	(921)
Dividends declared - $1.41 per share	—	—	(2,950)	—	—	—	(2,950)
Comprehensive income:
Net income	—	—	7,136	—	—	—	7,136
Accumulated other comprehensive income, net (Note 12)						450	450
Total comprehensive income							7,586
BALANCE - September 30, 2009	$47	$52,285	$69,786	$(586)	$(50,234)	$187	$71,485
Unearned ESOP compensation	—	20	—	260	—	—	280
Exercise of stock options, including tax benefit	—	29	—	—	—	—	29
Tax effect of restricted stock vesting	—	(53)	—	—	—	—	(53)
Stock based compensation	—	404	—	—	—	—	404
Purchase of common stock for treasury	—	—	—	—	(628)	—	(628)
Dividends declared - $1.42 per share	—	—	(2,945)	—	—	—	(2,945)
Comprehensive income:
Net income	—	—	7,101	—	—	—	7,101
Accumulated other comprehensive income, net (Note 12)						(160)	(160)
Total comprehensive income							6,941
BALANCE - September 30, 2010	$47	$52,685	$73,942	$(326)	$(50,862)	$27	$75,513
Unearned ESOP compensation	—	48	—	261	—	—	309
Exercise of stock options, including tax benefit	—	138	—	—	—	—	138
Tax effect of restricted stock vesting	—	(30)	—	—	—	—	(30)
Stock based compensation	—	531	—	—	—	—	531
Purchase of common stock for treasury	—	—	—	—	(1,196)	—	(1,196)
Dividends declared - $1.44 per share	—	—	(2,967)	—	—	—	(2,967)
Comprehensive income:
Net income	—	—	7,228	—	—	—	7,228
Accumulated other comprehensive income, net (Note 12)						461	461
Total comprehensive income							7,689
BALANCE - September 30, 2011	$47	$53,372	$78,203	$(65)	$(52,058)	$488	$79,987

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

	2011	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,228	$7,101	$7,136
Adjustments to reconcile net income
to net cash provided by operating activities:
(Accretion of discount) amortization of premium
on investments and mortgage-backed securities	(317)	(213)	(295)
Provision for loan losses	3,900	3,896	3,026
Provision for loss on real estate owned	25	198	221
Stock-based compensation	531	404	326
Deferred income tax expense (benefit)	388	(1,182)	(925)
Gain on sale of loans	(25)	(13)	(559)
(Gain) Loss on sale and impairment of equity securities	(96)	(37)	99
Gains on sale of premises and equipment	(103)	-	(10)
Loss on sale of real estate owned	47	103	16
Impairment of securities	286	177	936
Depreciation	1,442	1,560	1,536
Increase in bank owned life insurance	(595)	(586)	(597)
Amortization of intangible assets	17	28	41
Change in prepaid expenses and other assets	1,474	(2,427)	308
Decrease in accrued interest receivable	160	142	349
Change in accounts payable and other liabilities	(51)	(566)	725
Decrease in accrued interest payable	(110)	(314)	(132)
Excess tax benefits from share-based payment arrangements	30	53	28
Other, net	478	(191)	747

NET CASH PROVIDED BY OPERATING ACTIVITIES	14,709	8,133	12,976

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
available-for-sale	232	577	201
Purchase of securities available-for-sale	(13,926)	(178)	(12)
Principal repayments on securities available-for-sale	3,617	5,517	6,299
Purchase of securities held-to-maturity	(40,982)	(18,120)	(33,954)
Principal repayments on securities held-to-maturity	20,001	34,036	11,855
Net loan originations	(21,515)	(4,255)	(33,056)
Purchase of loans	(1,080)	(1,358)	(4,684)
Proceeds from sales of loans	2,132	1,536	28,654
Investment in FHLB stock, net	84	(339)	(299)
Purchase of premises and equipment	(1,499)	(1,094)	(1,855)
Proceeds from sale of premises and equipment	499	-	10
Proceeds from sale of real estate owned	2,656	2,557	350

NET CASH (USED) PROVIDED IN
INVESTING ACTIVITIES	(49,781)	18,879	(26,491)

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2011, 2010 and 2009

	2011	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(2,967)	$(2,945)	$(2,950)
Repayment (loan to) ESOP	261	260	(586)
Net increase (decrease) in deposits	19,227	(6,114)	(3,759)
Proceeds of long-term FHLB advances	33,667	10,000	5,000
Repayment of long-term FHLB advances	(27,201)	(10,611)	(9,249)
Net increase in short-term FHLB advances	1,700	-	-
Cash paid for purchase of common stock for treasury	(1,196)	(628)	(921)
Proceeds from exercise of stock options	138	29	14
Excess tax benefit (expense)from share-based payment
arrangements	(30)	(53)	(28)
Change in advance payments by
borrowers for taxes and insurance	(27)	30	(443)

NET CASH PROVIDED (USED)
BY FINANCING ACTIVITIES	23,572	(10,032)	(12,922)

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(11,500)	16,980	(26,437)

CASH AND CASH EQUIVALENTS
Beginning of year	40,655	23,675	50,112

CASH AND CASH EQUIVALENTS
End of year	$29,155	$40,655	$23,675

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid for interest	$9,278	$12,018	$15,429

Cash paid for taxes	$2,900	$4,600	$3,800

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES:
Accumulated other comprehensive income,
net of income taxes	$461	$(160)	$450

Transfer from loans to real estate owned	$3,220	$3,572	$2,212

Loans originated to sell real estate owned	$268	$1,486	$15

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Bank (the “Bank” and together with Teche Holding Company “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage loans.

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

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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
Years Ended September 30, 2011, 2010 and 2009
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

If it is not more likely than not that the Company will be required to sell a debt security, then it goes to the next step to determine if OTTI exists. In determining if OTTI exists, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions related to the security, industry or geographic area, (3) the financial condition and near-term prospects of the issuer, (4) failure of the issuer to make scheduled interest or principal payments and the outlook for receiving the contractual cash flows of the investments, (5) changes in the rating of the security (for purposes of the evaluation, a drop in the rating below AA is considered adverse) and (6) historical and subsequent volatility of fair value of the security.  If these conditions provide an indication of a reduction in expected cash flows, then cash flows are evaluated to determine the amount of credit-related impairment equal to the present value of cash flows not expected to be received.  If OTTI has been identified, the credit-related impairment, to the extent it does not reduce the security below fair value, is charged to earnings and the non-credit-related impairment is adjusted through other comprehensive income for both held to maturity and available-for-sale securities.

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

During the years ended September 30, 2011, 2010 and 2009, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities.  The cumulative amount of these charges created a separate accumulated other comprehensive loss for held to maturity securities.  This accumulated other comprehensive loss will be accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows.  See Note 3 for further discussion of OTTI on investment securities, and Note 12 for more information on impairment losses recognized in Other Comprehensive Income (Loss).

Loans Receivable - Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

When doubt exists as to the collectability of a loan (typically when the loan is 90 days’ delinquent or impaired), the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the determination of uncollectibility is reversed from income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt, usually after 6 months of satisfactory performance. Payments received on such non-accrual loans are applied first to recovery of lost interest and next to outstanding loan amounts.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
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

Federal Home Loan Bank Stock - Federal Home Loan Bank (“FHLB”) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources.  The Company considers the capital position of the FHLB of Dallas as well as recent redemptions of the common stock when considering whether or not the investment is impaired.  As of September 30, 2011, the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired.  The FHLB of Dallas received a rating of AA+ which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB of Dallas stock.  It has no quoted market value and is carried at cost.  Cost approximates fair market value based upon the redemption policies and practices of the FHLB of Dallas, which provide redemption at par.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes.  For the purposes of evaluating goodwill, the Company has determined that it operates only one reporting unit.  The Company performed a qualitative assessment and determined that it was not more likely than not that the fair value of the reporting unit was less than the carrying amount at September 30, 2011.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $497 and $480 at September 30, 2011 and 2010, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

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

Employee Stock Ownership Plan (ESOP) - The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank’s employees who meet certain eligibility requirements.  The Company has an internally-leveraged ESOP trust that covers substantially all of its employees.  Such internal leverage is reflected as unearned compensation in stockholders’ equity.  The Company records compensation expense associated with the ESOP based on the average market price (fair value) of the total Company shares committed to be released, and subsequently allocated to participants, during the year.  The Company further records as compensation expense any dividends declared on unallocated Company shares in the ESOP trust.  Earnings per share computations include any allocated shares in the ESOP trust.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

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

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense.  The Company and its subsidiaries’ tax filings for the years ended September 30, 2007 through 2010 are currently open to audit under statutes of limitation by the Internal Revenue Service.

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

NEW ACCOUNTING PRONOUNCEMENTS

ASU-Accounting Standards Update (2010-06) Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (Jan 2010). This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The update was effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 roll forward information which is not required to be adopted by the Company until October 1, 2011. The adoption requires additional disclosure.

ASU-Accounting Standards Update (2010-20), Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users' evaluation of the following: (1) the nature of credit risk inherent in the entity's portfolio of financing receivables; (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (3) the changes and reasons for those changes in the allowance for credit losses.

To achieve these objectives, an entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including: (1) credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) the aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company's financial position and results of operations; however, it increased the amount of disclosures in the notes to the consolidated financial statements.

ASU-Accounting Standards Update (2011-02), Receivables (Topic 310), A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring, provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. This standard was required to be applied to the first period beginning after June 15, 2011 and should be applied retrospectively to the beginning of the annual period in the year of adoption. The adoption of this standard did not have a material impact on the consolidated financial statements.

ASU-Accounting Standards Update (2011-05), Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This Update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures.

ASU-Accounting Standards Update (2011-08), Intangibles-Goodwill and other (Topic 350):  New guidance on Goodwill impairment.  The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  The amendments in this Update are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted.  The Company early adopted the guidance for the goodwill impairment test for the fiscal year 2011.  The adoption of this standard did not have a material impact on the consolidated financial statements.

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
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

3.           SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2011
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Government National Mortgage Association	$1,772	$61	$—	$1,833
Federal Home Loan Mortgage Corporation	3,343	91	—	3,434
Federal National Mortgage Association	16,367	812	—	17,179
	21,482	964	—	22,446
CMO’s:
Government National Mortgage Association	1,987	196	—	2,183
Marketable equity securities	386	136	(3)	519
	$23,855	$1,296	$(3)	$25,148

	September 30, 2010
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Government National Mortgage Association	$2,039	$59	$—	$2,098
Federal Home Loan Mortgage Corporation	4,974	135	—	5,109
Federal National Mortgage Association	4,448	221	—	4,669
	11,461	415	—	11,876
CMO’s:
Government National Mortgage Association	2,474	178	—	2,652
Marketable equity securities	372	96	—	468
	$14,307	$689	$—	$14,996

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2011
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Time deposits other banks	47,975	—	—	47,975
Mortgage-backed securities:
Federal National Mortgage Association	24,200	1,194	(1)	25,393
Federal Home Loan Mortgage Corporation	5,530	451	—	5,981
Private Label	1,377	367	(102)	1,642
CMOs:
Federal Home Loan Mortgage Corporation	129	1	—	130
Federal National Mortgage Association	1,067	52	—	1,119
Private Label	320	300	(1)	619
	$80,598	$2,365	$(104)	$82,859

	September 30, 2010
		Gross	Gross	Estimated
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Investment securities:
Federal Home Loan Bank	$5,000	$3	$—	$5,003
Time deposits other banks	24,219	—	—	24,219
Mortgage-backed securities:
Federal National Mortgage Association	17,873	1,069	—	18,942
Federal Home Loan Mortgage Corporation	7,918	577	—	8,495
Private Label	1,841	291	(217)	1,915
CMOs:
Federal Home Loan Mortgage Corporation	197	2	—	199
Federal National Mortgage Association	1,343	67	—	1,410
Private Label	1,175	361	(8)	1,528
	$59,566	$2,370	$(225)	$61,711

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2011 are as follows:

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	value	losses	value	losses	value	losses
Available-for-Sale

Marketable equity securities	7	(3)	—	—	7	(3)
	$7	$(3)	$—	$—	$7	$(3)

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	value	losses	value	losses	value	losses
Held-to-Maturity

Mortgage backed securities:
Private Label	$231	$(13)	$499	$(89)	$730	$(102)
Federal National Mortgage Association	199	(1)	—	—	199	(1)
CMOs:
Private label	48	(1)	—	—	48	(1)
	$478	$(15)	$499	$(89)	$977	$(104)

The Company has 411 investments at September 30, 2011 of which 30 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market.  The unrealized losses associated with investment securities issued by government sponsored enterprises (GSEs) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.

GSEs have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (MBS) that they have issued.  In the case of securities issued by the Government National Mortgage Association, the securities are fully guaranteed by the U.S. Government.

For each private label security, the duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired.  Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant  recognition of other than temporary impairment.  Based upon its evaluation, the Company determined that some securities have been other-than-temporarily impaired. Consequently, during 2011 the value of these securities has been reduced with a corresponding charge to earnings of $286 which represents the credit portion of the loss. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to repay the remaining principal of the security.

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

The Company had 316 investments at September 30, 2010 of which 31 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market.  The unrealized losses associated with investment securities issued by government sponsored enterprises (GSE’s) are caused by changes in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired.  Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant recognition of other than temporary impairment.  Based upon its evaluation, the Company determined that some securities have been other-than-temporarily impaired. Consequently, during 2010 the value of these securities has been reduced with a corresponding charge to earnings of $177 which represents the credit portion of the loss. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to repay the remaining principal of the security.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

In September 2010, the Company redeemed, and recognized an immaterial gain on its investment in the unit investment trust which consisted of common stock in 16 community banks located around the nation and three single issue bank common stocks, typically obtained in mutual to stock thrift conversions.

At September 30, 2011 and 2010, securities with a cost of approximately $19,550 and $19,350 were pledged to secure deposits and advances from the Federal Home Loan Bank of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2011, has not been presented due to the investment in mortgage-backed securities.  Actual maturities of these securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2011, is shown below.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$19,933	$19,933
Due after one year but within five years	28,042	28,042
Total	47,975	47,975

Mortgage-backed securities	32,623	34,884
	$80,598	$82,859

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010, and 2009
(in thousands except share and per share data)

The following table presents a roll-forward of the amount of credit losses on the Company’s investment securities recognized in earnings for the years ended September 30, 2011 and 2010.

Beginning balance of credit losses at October 1, 2010*	$1,442

Other-than-temporary impairment credit losses
on securities not previously OTTI	95

Increases for additional credit losses on securities
previously determined to be OTTI	191

Reduction for increases in cash flows	-

Reduction for realized losses	(165)

Ending balance of cumulative credit losses recognized in earnings	$1,563

   *- The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

Beginning balance of credit losses at October 1, 2009*	$1,344

Other-than-temporary impairment credit losses on securities not previously OTTI	88

Increases for additional credit losses on securities previously determined to be OTTI	99

Reduction for increases in cash flows	(10)

Reduction for realized losses	(79)

Ending balance of cumulative credit losses recognized in earnings	$1,442

The amount of other-than-temporary impairment credit losses on securities for which we had previously recognized OTTI amounted to $191 and the amount related to losses on securities with no previous losses amounted to $95 at September 30, 2011.  Debt securities with unrealized losses are reviewed for OTTI at each reporting period. Management monitors these securities for evidence of credit deterioration that could indicate that an OTTI has occurred.  Among other factors, changes in the security’s credit rating from a credit rating agency are considered as evidence of potential credit deterioration.  For securities that have indications of credit related impairment, management analyzes future expected cash flows to determine if any credit related impairment is evident. Estimated cash flows are determined  using management’s best estimate of future cash flows based on specific assumptions.  The assumptions used to determine the cash flows were based on estimates of loss severity, credit default, and prepayment

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

speeds.  For each security, these assumptions were developed by taking the trailing six month historical average rate for the security.

Gains on sale of available for sale securities of $96, $108 and $76 were realized on sales of securities in the years ended September 30, 2011, 2010, and 2009 respectively.  Proceeds of $232, $577 and $201 were received from the sale of securities during the twelve months ended September 30, 2011, 2010, and 2009 respectively.  There were no losses on available for sale securities at September 30, 2011, 2010 and 2009.

Non-credit related OTTI losses in accumulated other comprehensive income were $534 as of September 30, 2011 and $648 as of September 30, 2010.  These losses were related to investments in private label CMOs.

4.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

	Sept ‘11	%Total	Sept ‘10	%Total
(in 000’s)
Commercial real estate loans	$114,351	18.7%	$118,858	19.9%
Commercial non-real estate loans	27,403	4.5%	30,929	5.2%
Commercial-construction loans	6,650	1.1%	5,526	0.9%
Commercial-land	15,751	2.6%	19,004	3.2%
Residential-construction loans	5,749	0.9%	4,320	0.7%
Residential-real estate loans	361,805	59.3%	337,885	56.6%
Consumer-Mobile home loans	38,285	6.3%	40,094	6.7%
Consumer-other	40,227	6.6%	40,807	6.8%
Total Loans	610,221	100.0%	597,423	100.0%
Less:
Allowance for loan losses	8,331		9,256
Deferred loan fees	1,619		1,532
Total Net Loans	$600,271		$586,635

Commercial real estate loans declined $4.5 million from September 30, 2010 to September 30, 2011 mainly due to paydowns and chargeoffs of commercial real estate loans in the amount of $1.6 million.  Commercial non-real estate loans declined $3.5 million from Septermber 30, 2010 to September 30, 2011 mainly due to loan payoffs from one customer relationship totaling $4.1 million.  Residential real estate loans increased $23.9 million from September 30, 2010 to September 30, 2011 mainly due to originations of 15 year term conforming one-to-four family mortgage loans.  At September 30, 2011 approximately $273 million of loans receivable were pledged as collateral securing advances from the FHLB.  The Company has loans that it services for others which amounted to $36,811 and $48,875 at September 30, 2011 and 2010, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Changes in the allowance for loan losses were as follows:

	Year Ended September 30,
	2011	2010	2009

Beginning balance - October 1	$9,256	$6,806	$5,545
Provision charged to operating expense	3,900	3,896	3,026
Recoveries	57	30	29
Loans charged off	(4,882)	(1,476)	(1,794)

Ending balance - September 30	$8,331	$9,256	$6,806

The amount of nonaccrual loans at September 30, 2011 and September 30, 2010 was approximately $10.1 million and $14.1 million, respectively.  The Company had total impaired loans of approximately $8.7 million and $10.5 million at September 30, 2011 and September 30, 2010, respectively.  The average investment in impaired loans was $10.3 million and $14.2 million for the years ended September 30, 2011 and 2010, respectively.  The amount of foregone interest on impaired loans was approximately $266 and $249, respectively.  The amount of loans over 90 days and still accruing was approximately $793 and $805 as of September 30, 2011 and 2010, respectively.  Specific reserves allocated to impaired loans totaled approximately $548 and $2.1 million as of September 30, 2011 and 2010, respectively.  The difference in specific reserves from September 30, 2010 to September 30, 2011 is due to the reserves being charged directly against the respective loans as of June 30, 2011.  Impaired loans totaling approximately $2.6 million and $2.0 million had no specific reserves allocated as of September 30, 2011 and 2010, respectively.

The effect on net interest income of troubled debt restructurings is insignificant for the twelve months ended September 30, 2011.

Allowance for Loan Losses and Recorded Investment in Loans for the Twelve Months Ended September 30, 2011

The allowance for possible loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.  The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.  The methodology is based on the Bank’s historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions.  The Company’s process for determining the appropriate level of the allowance for possible loan losses is designed to account for credit deterioration as it occurs.  The provision for possible loan losses reflects loan quality trends, potential problem loans, and criticized loans and net charge-offs, among other factors.  The provision for possible loan losses also reflects the totality of actions taken on all loans for a particular period.  In other words, the amount of the provision reflects not only the necessary increases in the allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

The table below provides an allocation and rollforward of the quarter-end allowance for possible loan losses by loan type as of and for the year ended September 30, 2011; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Real Estate
(in thousands)	Commercial- real estate	Commercial-construction	Commercial- Land	Residential- construction	Residential- real estate	Commercial- non-real estate	Consumer- Mobile Homes	Consumer- Other	Total
Allowance for loan losses:

Beginning Balance	$2,402	$68	$1,076	$61	$4,173	$327	$640	$509	$9,256
Charge-offs	1,565	51	1,666	-	1,131	138	234	97	4,882
Recoveries	-	-	-	-	39	1	10	7	57
Provision	1,441	73	774	17	1,193	68	177	157	3,900
Ending balance	$2,278	$90	$184	$78	$4,274	$258	$593	$576	$8,331

Ending balance allocation:
Individually evaluated for impairment	$233	$-	$250	$-	$65	$-	$-	$-	$548

Collectively evaluated for impairment	$2,045	$90	$(66)	$78	$4,209	$258	$593	$576	$7,783

Loans: Ending Balance Collectively evaluated for impairment	$111,924	$5,629	$10,918	$5,749	$361,450	$27,345	$38,285	$40,227	$601,527

Ending Balance individually evaluated for impairment	$2,427	$1,021	$4,833	$-	$355	$58	$-	$-	$8,694

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Credit Quality Indicators
As of September 30, 2011

Commercial Credit Exposure
Credit Risk Profile by Internally Assigned Grade

Prime – Credits secured by cash (accounts held in the Bank), stocks, bonds (companies with debt ratings of “A” or better), U.S. Government securities with advance rates within Bank policy and cash value of insurance policies (with sound AM Best rating).

Excellent – Demonstrates exceptional credit fundamentals, including stable and predictable profit margins and cash flows, strong liquidity and conservative balance sheet. Significant historical cash flow coverage of existing and pro-forma debt service coverage. Credits rated Excellent will have a strong primary source of repayment usually consisting of strong historical cash flows along with strong secondary and tertiary repayment sources.  Subsequent repayment sources could consist of financially strong guarantors or low loan to value ratios on collateral with a strong secondary market or resale source. Companies fitting the profile of minimal risk will have low leverage, a defined management succession plan and a broad product mix.

Average – Borrowers that fit this classification would most likely be a typical middle market business or high net worth individual.  Loans would typically be secured and may have some reliance on inventory. Cash flow is adequate to service debt but may be susceptible to some deterioration due to cyclical, seasonal or economic events.  Management is experienced but is concentrated in a few key people. Credits fitting this classification would typically have at least one very strong repayment source and a good secondary repayment source. Company product mix may lack diversity. The majority of loans fall within this classification. Annual financial statements on the borrower and guarantor(s) should be obtained.

Satisfactory – Displays an acceptable degree of risk in the short-term. Unfavorable characteristics may exist, however, these are offset by the positive trends. Some unpredictability in earnings and cash flow may exist. Leverage may be higher than typical in the industry and liquidity less than desirable. Management, while competent, may not be experienced and lack depth. Secondary and tertiary sources of repayment may be limited. Companies in a start-up situation typically fit this classification. Other characteristics of this classification would be companies with volatility in earnings and/or increasing leverage.

Special Mention – A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date.  Special Mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard - Assets classified Substandard have a well-defined weakness or weaknesses. A Substandard asset is inadequately protected by the current net worth or paying capacity of the obligor or pledged collateral, if any. It is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Weaknesses are to be based upon objective evidence.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Doubtful - Assets classified Doubtful have all of the weaknesses inherent in those classified Substandard. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of the currently existing facts, conditions and values.

Loss - Assets classified as Loss are considered uncollectible, or of such little value that the continuance of the loan or other asset on the books of the Bank is not warranted.  Some recovery of funds could be possible in the future, but the amount and probability of this recovery are not determinable, thus leaving little justification for the assets to remain on the books.

A Loss classification does not mean that an asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be effected in the future.

Commercial Loans

Our underwriting philosophy is centered primarily around the borrower’s ability to generate adequate cash flow to service the debt in accordance with the terms and conditions of the loan agreement.  Understanding the borrower’s businesses along with their level of experience and the background of the principals is also a part of our lending philosophy.  Generally, our loans are secured by collateral and we assess the market value of the collateral and the strength it brings to the loan.  We generally require personal guarantees of the borrower’s principals and assess the financial strength and liquidity of each guarantor as part of our process.

Common risks to each class of commercial loans include risks that are not specific to the individual transactions such as general economic conditions within our markets.  There are risks associated with each individual transaction such as a change in marital status, disability or death of the borrower and the loss of value of our collateral due to market conditions.

In addition to these common risks, additional risks are inherent in certain types of commercial loans.

Commercial Construction and Land Development:
Commercial construction and land development loans are dependent upon the supply and demand for commercial real estate in the markets we serve as well as the demand for newly constructed residential homes and lots.  A continuing decrease in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our borrowers.

Commercial Mortgage and C&I Loans:
The repayment of commercial mortgage and C&I loans is primarily dependent upon the ability of our borrowers to produce cash flow consistent with original projections analyzed during the credit underwriting process.  While our loans are generally secured by collateral with limitations on maximum loan to value, there is the risk that liquidation of the collateral will not fully satisfy the loan balance.

Non-owner occupied nonresidential and multifamily properties:
Loans secured by non-residential properties such as office buildings, and loans secured by multifamily housing are dependent upon the ability of the property to produce enough cash flow

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

sufficient to service the debt.  These types of properties are generally susceptible to high unemployment or generally weak economic conditions which can result in high vacancy rates.

Non-commercial loans

Most of our non-commercial loans are centrally underwritten.  When assessing credit risk, we analyze certain factors relating to credit performance such as payment history, credit utilization, length of credit history.  Since most of our non-commercial loans are secured, we evaluate the likely market value of the collateral.  Common risks that are not specific to individual loan transactions include economic conditions within or markets, particularly unemployment rates and potential declines in real estate values.  Personal events such as disability, death or a change in marital status also add risk to non-commercial loans.

In addition to these common risks, additional risks are inherent in certain types of non-commercial loans.

Revolving Mortgages:

Revolving loans such as home equity lines of credit (“HELOCs”), may be secured by first and junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values.  Additional risks include lien perfection deficiencies.  Further, open end lines of credit have the inherent risk that the borrower may draw on the lines in excess of their collateral value particularly in a deteriorating real estate market.

Consumer Loans:

Consumer loans include loans secured by personal property such as automobiles, mobile homes, and other title recreational vehicles such as boats, RV’s and motorcycles.  Consumer loans also may include unsecured loans.  The value of the underlying collateral within this group of loans is especially volatile due to the potential rapid depreciation in values.

Residential Construction and Permanent Mortgages:
Residential mortgages are typically secured by 1-4 family residential property and residential lots.  Declines in market value can result in residential mortgages with balances in excess of the value of the property securing the loan. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the home leading to unmarketable collateral.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Commercial Credit Exposure
Credit Risk Profile by Internally Assigned Grade

	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total

Prime	$-	$-	$3,489	$-	$3,489	2.1%
Excellent	-	-	50	8	58	0.1
Average	9,055	4,290	22,255	85,601	121,201	73.8
Satisfactory	1,738	927	993	24,360	28,018	17.1
Special Mention	166	381	558	2,534	3,639	2.2
Substandard	4,792	1,052	58	1,848	7,750	4.7
Doubtful	-	-	-	-	-	0.0
Loss	-	-	-	-	-	0.0
Total	$15,751	$6,650	$27,403	$114,351	$164,155	100.0%

Consumer Credit Exposure Credit Risk Profile
By Creditworthiness Category

	Residential- Real Estate Construction	Residential- Real Estate	Total

Grade:
Pass	$5,749	$358,302	$364,051
Special Mention	-	183	183
Substandard	-	3,320	3,320
Loss	-	-	-
Total	$5,749	$361,805	$367,554

Consumer Credit Exposure
Credit Risk Profile Based on Payment Activity

	Consumer- Mobile Homes	Consumer- Other Loans	Total

Performing	$37,906	$40,108	$78,014
Nonperforming	379	119	498
Total	$38,285	$40,227	$78,512

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Age Analysis of Past Due Loans
As of September 30, 2011

	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing

Commercial real estate loans	$660	$1,275	$1,935	$112,416	$114,351	$-
Commercial non-real estate loans	60	-	60	27,343	27,403	-
Commercial-construction loans	381	258	639	6,011	6,650	-
Commercial-land	500	360	860	14,891	15,751	239
Residential-construction loans	-	-	-	5,749	5,749	-
Residential-real estate loans	4,922	3,041	7,963	353,842	361,805	554
Consumer-Mobile home loans	1,025	379	1,404	36,881	38,285	-
Consumer-other	564	320	884	39,343	40,227	-
Total	$8,112	$5,633	$13,745	$596,476	$610,221	$793

The recorded investment in loans past due greater than 90 days and still accruing at September 30, 2010 was $805 thousand.

Impaired Loans
For the Year ended September 30, 2011
				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate loans	$1,128	$2,095	$-	$1,713	$20
Commercial non-real estate	58	58	-	78	6
Commercial-construction loans	1,021	1,072	-	1,054	-
Commercial-land	360	754	-	621	8
Residential-real estate loans	-	-	-	-	-
Subtotal:	2,567	3,979	-	3,466	34
With an allowance recorded:
Commercial real estate loans	1,299	1,400	233	1,383	88
Commercial non-real estate	-	-	-	-	-
Commercial-construction loans	-	-	-	-	-
Commercial-land	4,473	5,445	250	5,121	-
Residential-real estate loans	355	355	65	355	20
Subtotal:	6,127	7,200	548	6,859	108
Totals:
Commercial	8,339	10,824	483	9,970	122
Residential	355	355	65	355	20
Total	$8,694	$11,179	$548	$10,325	$142

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Modifications
As of September 30, 2011

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled debt restructuring occurring during the year ended September 30, 2011:
Commercial real estate loans	2	$2,426	$1,583
Commercial construction loans	10	793	763
Commercial land	3	5,811	4,473
Residential real estate loans	3	290	355
Total *	18	$9,320	$7,174

*	Of the amount of troubled debt restructurings presented above, all are on non-accrual with the exception of $1.1 million which are still accruing at September 30, 2011.

One commercial loan totaling $720 was classified as troubled debt restructuring due to a modification of terms allowing the customer to make interest-only payments for an amount of time.  One large commercial loan totaling $863 was classified as a troubled debt restructuring due to an extension of maturity date and an increase in amount borrowed.  One customer relationship with three residential real estate loans totaling $355 was modified by an extension of term, and reduction in interest rate to obtain a lower payment for the customer.

One large commercial credit relationship consisting of 13 loans involving a residential land development and five show homes in the Baton Rouge market area, the borrower of which filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, was classified as a troubled debt restructuring due to modifications in accordance with a plan of bankruptcy/reorganization totaling $5.2 million.

Loans on Nonaccrual Status
At September 30, 2011 and September 30, 2010

	September 30, 2011	September 30, 2010

Commercial real estate loans	$1,275	$1,640
Commercial non-real estate loans	-	154
Commercial-construction loans	1,021	1,066
Commercial-land	4,594	6,042
Residential-construction loans	-	-
Residential-real estate loans	2,487	4,594
Consumer-Mobile home loans	379	458
Consumer-other	322	184
Total	$10,078	$14,138

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

A significant portion of total nonaccrual loans in 2010 and 2011 is related to the $5.2 million commercial credit relationship discussed above.

Related Party loans

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $667 and $707 at fiscal year-end 2011 and 2010, respectively. During fiscal 2011 and 2010 new loans aggregating approximately $187 and $0, respectively, and amounts collected of approximately $227 and $36 respectively, were transacted with such parties.

5.     REAL ESTATE OWNED

Real estate owned consisted of the following:

	September 30,
	2011	2010

Real estate acquired through foreclosure:
One-to-four family units	$1,262	$906
Multi-family	-	-
Land loans	87	202
Commercial real estate loans	56	240
Less allowance for losses	-	(167)

Real estate owned - net	$1,405	$1,181

6.     PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	September 30,
	2011	2010

Land	$10,241	$10,637
Buildings and improvements	20,251	19,135
Furniture, fixtures and equipment	11,995	11,682
	42,487	41,454
Less accumulated depreciation	(16,072)	(14,700)

	$26,415	$26,754

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010, and 2009
(in thousands except share and per share data)

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2011 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2012	$52
2013	--
2014	--
$52

All leases contain options to extend for periods from three to ten years.  Total rent expense for the years ended September 30, 2011, 2010, and 2009 amounted to $101, $161 and $160 respectively.

7.     DEPOSITS

Deposits are summarized as follows:

	September 30,
	2011	2010

Non-interest bearing demand accounts	$80,491	$72,225
Interest bearing:
NOW accounts	110,331	100,981
Passbook and regular savings	190,727	166,734
Money funds accounts	54,970	60,246
Certificates of deposit	162,063	179,169

	$598,582	$579,355

Certificates of deposit of $100 or more amounted to $63,748 and $71,046 at September 30, 2011 and 2010, respectively.

Certificates of deposit at September 30, 2011 mature as follows:

Less than one year	$80,933
1-2 years	27,564
2-3 years	18,109
3-4 years	23,065
4-5 years	6,357
Over 5 years	6,035

TOTAL	$162,063

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

8.     ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

At September 30, 2011 and 2010 respectively, the Company was indebted to the FHLB of Dallas for $108,183 and $100,017 of advances bearing interest at a weighted average rate of 3.34% and 4.53%, which are due as follows:

Year Ended
September 30,
2012	$27,093
2013	11,615
2014	9,847
2015	8,092
2016	10,349
Thereafter	41,187

$108,183

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the Federal Home Loan Bank of Dallas.

At September 30, 2011, the Company had an additional $165,727 available under its line of credit with the FHLB of Dallas.

9.     OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2011	2010	2009

Life insurance contracts	$595	$586	$597
Other	231	274	306

	$826	$860	$903

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

10.         INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2011 and 2010 are as follows:

	Year Ended September 30,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$2,474	$2,789
Accruals and stock based compensation	1,103	1,007
Impairments on securities	30	30
Total deferred tax assets	3,607	3,826
Deferred tax liabilities:
Deferred loan fees and costs - net	210	201
Tax over book depreciation	1,274	1,086
Net unrealized gain on investment securities	258	14
Dividends on FHLB stock	350	392
Other	290	276
Total deferred tax liabilities	2,382	1,969

Net deferred tax asset	$1,225	$1,857

The components of income tax expense are as follows:
	Year Ended September 30,
	2011	2010	2009

Current	$3,086	$4,548	$4,183
Deferred	388	(1,182)	(925)
	$3,474	$3,366	$3,258

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2011	2010	2009
Taxes computed at statutory rates	$3,639	$3,559	$3,534
Decrease in taxes due to net nontaxable income	(205)	(200)	(203)
Increase in taxes due to nondeductible expenses	40	42	69
Tax credits	-	(35)	(142)
	$3,474	$3,366	$3,258

Effective tax rate	32.5%	32.2%	31.3%

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

GAAP does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2011, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

 11.           NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2011	2010	2009
Occupancy, including depreciation, insurance,
rent, utilities, etc.	$2,278	$2,398	$2,307
Equipment, including depreciation, telephone, etc.	2,623	2,528	2,458
Data processing	1,219	1,403	1,479

	$6,120	$6,329	$6,244

Other operating expenses consisted of the following:

	Year Ended September 30,
	2011	2010	2009

Stationery, printing and postage	$1,048	$1,103	$950
Debit card expense, and other deposit related costs	1,972	1,648	1,731
Other	1,196	1,583	1,637

	$4,216	$4,334	$4,318

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

12.  OTHER COMPREHENSIVE INCOME (LOSS)

The adjustment to determine other comprehensive income (loss) as included in the consolidated statements of changes in stockholders’ equity consists of the following for the years ended September 30, 2011, 2010 and 2009:

	Gross amount	Tax Effect	Net of Tax amount
2011
Gross change in unrealized loss on securities
held to maturity with OTTI	$(534)	$182	$(352)
Gross change in unrealized gain (loss) on securities
available-for-sale	1,043	(355)	688
Less reclassification for OTTI losses on
held to maturity securities included in net income	286	(97)	189
Less reclassification for gain on sale
Of available for sale securities included in net income	(76)	26	(50)
Less reclassification for OTTI losses on sale
Of available for sale securities included in net income	(21)	7	(14)

Other comprehensive income	$698	$(237)	$461

2010
Gross change in unrealized loss on securities
held to maturity with OTTI	$(648)	$220	$(428)
Gross change in unrealized gain (loss) on securities
available-for-sale	284	(97)	187
Less reclassification for OTTI losses on
held to maturity securities included in net income	177	(60)	117
Less reclassification for gain on sale
of available for sale securities included in net income	(108)	37	(71)
Less reclassification for OTTI losses on sale
of available for sale securities included in net income	53	(18)	35

Other comprehensive income	$(242)	$82	$(160)

2009
Gross change in unrealized loss on securities
held to maturity with OTTI	$(375)	$128	$(247)
Gross change in unrealized gain (loss) on securities
available-for-sale	21	(7)	14
Less reclassification for OTTI losses on
held to maturity securities included in net income	936	(318)	618
Less reclassification for gain on sale
of available for sale securities included in net income	(76)	26	(50)
Less reclassification for OTTI losses on sale
of available for sale securities included in net income	175	(60)	115

Other comprehensive income	$681	$(231)	$450

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

13.        RETIREMENT PLAN

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan.  Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan.  Matching contributions vest to the employee equally over a five-year period.  For the years ended September 30, 2011, 2010 and 2009, expense attributable to the Plan amounted to approximately $382, $363, and $308, respectively.

14.        INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2011, 2010, and 2009:

	Year Ended September 30,
	2011	2010	2009

Weighted average number of common shares
outstanding - used in computation of basic
income per common share	2,069,000	2,089,000	2,110,000
Effect of dilutive securities:
Stock options	12,000	6,500	11,000
Stock grants	11,000	11,500	4,000
Weighted average number of common shares
outstanding plus effect of dilutive securities -
used in computation of diluted income per
common share	2,092,000	2,107,000	2,125,000

At September 30, 2011 and 2010 and 2009, approximately 234,000, 231,000 and 184,000, respectively, of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price.

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
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

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

Compensation expense related to the ESOP was $435, $522 and $644 for the years ended September 30, 2011, 2010 and 2009, respectively.  The ESOP had 2,268 unreleased shares at September 30, 2011.  The fair value of unreleased shares at September 30, 2011 was approximately $67.

The Company has six share-based compensation plans in effect at September 30, 2011.  The compensation cost that has been charged against income for those plans was approximately $531, $404 and $326 for the years ended September 30, 2011, 2010 and 2009, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

The Company recorded a deferred tax benefit in the amount of $12, $33 and $26 for the years ended September 30, 2011, 2010 and 2009, respectively, related to share-based compensation.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

In 2011, the Company implemented the 2011 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 250,000 stock options or restricted stock (limited to 100,000 shares) to employees, officers and directors of the Company. Options granted under the 2011 Stock Based Incentive Plan will have a term of up to ten years from the date of grant and vesting of grants will be determined at the time of grant. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The Company granted 46,240 stock options for the year ended September 30, 2011 with a weighted average fair value of $4.68 per option.  The Company granted 39,920 stock options for the year ended September 30, 2010 with an average fair value of $4.23 per option. The Company granted 2,500 stock options for the year ended September 30, 2009 with an average fair value of $7.08 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant.  No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the years ended September 30, 2011 and 2010.

	Year Ended September 30, 2011	Year Ended September 30, 2010

Dividend yield	4.29%	4.63%
Risk-free interest rate	2.15%	2.25%
Volatility	23.00%	24.00%
Expected life	6 years	6 years

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

A summary of option activity under the stock option plans as of September 30, 2011, and changes during the year ended September 30, 2011 is presented below:
			Weighted
		Weighted	Average
		Average Exercise	Remaining Contractual	Aggregate Intrinsic
	Shares	Price	Term	Value
Outstanding at September 30, 2010	281,570	$33.20	5.8 years	$137

Exercised	(17,679)	20.40

Forfeited	-	0.00

Granted	46,240	$ 35.52

Outstanding at September 30, 2011	310,131	$ 34.28	5.6 years	$ 186

Exercisable at September 30, 2011	190,115	$ 34.08	4.0 years	$ 186

For the years ended September 30, 2011, 2010 and 2009 respectively, the intrinsic value of options exercised was approximately $257, $13 and $10.  The fair value of options vested during the years ended 2011, 2010 and 2009 was approximately $333, $102 and $94, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2011 was approximately $138.  The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $30 for the year ended September 30, 2011.

As of September 30, 2011, there was $640 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.7 years.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Stock Awards

A summary of the status of the Company’s non-vested stock awards as of September 30, 2011, and changes during the year then ended is presented below:

		Weighted
		Average Grant Date
	Shares	Fair Value

Non-vested - September 30, 2010	30,990	$32.95
Granted	890	$35.60
Vested	(3,595)	$38.61
Non-vested - September 30, 2011	28,285	$32.31

The fair value of restricted stock vested and the fair value of shares vested as direct compensation for the years ended September 30, 2011, 2010 and 2009, respectively was $139, $172 and $269.

As of September 30, 2011, there was $432 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock award plans. That cost is expected to be recognized over a weighted-average period of  1.76 years.

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

As of September 30, 2011 the Company had made various commitments to extend credit totaling approximately $52,196.  Most of these commitments are at variable rates. As of September 30, 2010, such commitments totaled approximately $48,788.

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
Years Ended September 30, 2011, 2010 and 2009
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

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly orindirectly; and

Level 3 - Unobservable inputs in which there is little or no market data, which require the reportingentity to develop its own assumptions.

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

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell.  Impaired loans where an allowance is established requires classification in the fair value hierarchy. When the fair value of the collateral is based on the observable market price or a current appraised value, less estimated costs to sell, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned

Other Real Estate Owned (“OREO”), consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs (Level 3). At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and generally any subsequent adjustments to the value are recorded as a component of OREO expense.

	Fair Value At September	Fair Value Hierarchy
	30, 2011	Level 1	Level 2	Level 3

Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,833	$-	$1,833	$-
Federal Home Loan Mortgage Corp.	3,434	-	3,434	-
Federal National Mortgage Assoc.	17,179	-	17,179	-
	22,446	-	22,446	-

CMOs:
Government National Mortgage Assoc.	2,183	-	2,183	-
Marketable equity securities	519	519	-	-
Total recurring	$25,148	$519	$24,629	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$892	$-	$892	$-
Impaired loans	6,821	-	-	6,821
Other real estate owned	1,405	-	-	1,405
Total non-recurring	$9,118	$-	$892	$8,226

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

	Fair Value At September	Fair Value Hierarchy
	30, 2010	Level 1	Level 2	Level 3

Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$2,098	$-	$2,098	$-
Federal Home Loan Mortgage Corp.	5,109	-	5,109	-
Federal National Mortgage Assoc.	4,669	-	4,669	-
	11,876	-	11,876	-

CMOs:
Government National Mortgage Assoc.	2,652	-	2,652	-
Marketable equity securities	468	468	-	-
Total recurring	$14,996	$468	$14,528	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$110	$-	$110	$-
Impaired loans	6,484	-	-	6,484
Other real estate owned	1,181	-	-	1,181
Total non-recurring	$7,775	$-	$110	$7,665

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
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.  No adjustment has been made for illiquidity in the market for loans as there is no active market for many of the Company’s loans on which to reasonably base this estimate.

Federal Home Loan Bank Stock - The carrying value of the Federal Home Loan Bank of Dallas stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Dallas.

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

Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2011 and 2010:

	2011		2010
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
Financial assets:
Cash and cash equivalents	$29,155	$29,155	$40,655	$40,655
Investment securities	105,746	108,007	74,562	76,707
FHLB stock	5,318	5,318	5,402	5,402
Accrued interest receivable	2,320	2,320	2,480	2,480
Life Insurance contracts	13,905	13,905	13,310	13,310
Loans	608,602	637,872	595,891	630,812
Less allowance for loan losses	8,331	8,331	9,256	9,256
Loans-net of allowance	$600,271	629,541	$586,635	$621,556

Financial liabilities:
Deposits	$598,582	$603,251	$579,355	$588,399
Advances from Federal Home
Loan Bank	$101,183	$116,879	$100,017	$111,619
Accrued interest payable	$319	$319	$429	$429

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

18.  REGULATORY CAPITAL

On June 21, 2011, the Bank completed the conversion of its existing federal savings bank charter  to that of a Louisiana commercial bank charter (the “Charter Conversion”).  Upon completion of the Charter Conversion, the Bank became a Louisiana state-chartered commercial bank regulated by the Commissioner of the Office of Financial Institutions of the State of Louisiana (the “Commissioner”) and the Federal Deposit Insurance Corporation (“FDIC”) and the Company became a bank holding company regulated by the Federal Reserve Board.

The Federal Reserve Board has adopted capital adequacy guidelines under which it assesses the adequacy of capital in examining and supervising bank holding companies and in processing applications to it under the Bank Holding Company Act.  The Federal Reserve Board’s capital adequacy guidelines are similar to those previously imposed on the Bank by the Office of Thrift Supervision (“OTS”).  In addition, under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank.  Consistent with its source of strength policy for subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation’s capital needs, asset quality and overall financial condition.

Risk-based capital regulations adopted by the Board of Governors of the Federal Reserve Board and the FDIC require bank holding companies and banks, respectively, to achieve and maintain specified ratios of capital to risk-weighted assets.  The risk-based capital rules are designed to measure Tier 1 Capital and Total Capital in relation to the credit risk of both on –and off-balance sheet items.  Under the guidelines, one of four risk weights is applied to the different on-balance sheet items.  Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts.  All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, Tier 1, capital (consisting of common equity, retained earnings, and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income).  These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

Under current Office of Financial Institutions regulations and prior Office of Thrift Supervision regulations, the Bank is required to maintain certain levels of capital.  At September 30, 2011 and 2010 the Bank was in compliance with its regulatory capital requirements as follows:

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

					To be well
					capitalized under
			For capital		Prompt corrective
			adequacy purposes		action provisions
	Actual		Required		Required
	Amount	%	Amount	%	Amount	%
Bank
As of September 30, 2011
Total Risk based capital	$75,082	14.30%	$42,029	8.0%	$52,537	10.0%
(to risk-weighted assets)
Tier 1 capital	$68,493	13.02%	$21,015	4.0%	$31,552	6.0%
(to risk-weighted assets)
Tier 1 capital	$68,493	8.77%	$31,221	4.0%	$39,026	5.0%
(to average asses)

Bank
As of September 30, 2010*
Total Risk based capital	$70,772	13.5%	$41,888	8.0%	$52,360	10.0%
(to risk-weighted assets)
Tier 1 capital	$64,220	12.3%	$20,944	4.0%	$31,416	6.0%
(to risk-weighted assets)
Tier 1 capital	$64,220	8.5%	$30,205	4.0%	$37,757	5.0%
(to average asses)

*- The 2010 amounts have been reclassified to conform to FDIC presentation.

The Company is also subject to certain capital requirements.  At September 30, 2011 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 14.2%, 9.59% and 15.49%, respectively.  The Company was not subject to capital requirements at September 30, 2010.

For the Bank to be well capitalized under current risk-based capital standards, it is required to have Tier I capital of at least 6% and total risk-based capital of 10%.  Based on these standards, the Bank is categorized as well capitalized at September 30, 2011.  Management believes that under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas in which the Bank operates could adversely affect future earnings and as a result, the ability of the Bank to meet its future minimum capital requirements.

The Bank is required under federal regulations to maintain sufficient liquidity for its safe and sound operation. The Bank believes that it maintains sufficient liquidity to operate the Bank in a safe and sound manner.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2011, that the Bank meets all capital adequacy requirements to which it is are subject.

As of September 30, 2011, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of September 30, 2011 and 2010 are also presented in the previous table.

The holding company did not have regulatory capital requirements at September 30, 2010, due to its prior status as a unitary thrift holding company.

The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. The Bank’s primary sources of funds are deposits, scheduled amortization and prepayments on loan and mortgage-backed securities, and advances from the FHLB.  As of September 30, 2011, FHLB borrowed funds totaled $108.2 million.  FHLB advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans.  Additional borrowing capacity of approximately $165 million is available from the FHLB based on current collateral levels.  The Bank, if the need arises, may also access a line of credit in the amount of $17.8 million provided by a bank to supplement its supply of lendable funds and to meet deposit withdrawal requirements.  Loan repayments, maturing investments and mortgage-backed securities prepayments are greatly influenced by general interest rates and economic conditions.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

19.	SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets

	At September 30,
	2011	2010
Assets:
Investment in subsidiary	$73,194	$69,193
Cash and cash equivalents	4,799	4,989
Other	1,999	1,331
Total assets	$79,987	$75,513

Stockholders’ equity	$79,987	$75,513

Statements of Earnings

	Year ended September 30,
	2011	2010	2009
Dividends received from subsidiary	$4,000	$3,650	$3,500
Equity in earnings of
subsidiary (less than)
greater than dividends received	3,578	3,704	3,956
Interest income from subsidiary	5	23	72
Management fees and other
allocated to the Parent	(77)	(77)	(77)
Other expenses-net	(278)	(199)	(315)

Net income	$7,228	$7,101	$7,136

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2011, 2010 and 2009
(in thousands except share and per share data)

Statements of Cash Flows

	Year ended September 30,
	2011	2010	2009
Cash flows from operating activities	$3,487	$3,190	$3,170

Cash flows from investing activities:
Purchase of securities available-for-sale	(150)	(178)	(12)
Proceeds from sale of securities	232	577	201
Net cash provided by
investing activities	82	399	189
Cash flows from financing activities:
Dividends paid	(2,967)	(2,945)	(2,950)
Proceeds from exercise of stock options	138	(19)	(14)
Net loan activity with ESOP	261	260	(586)
Cash paid for purchase of
common stock for treasury	(1,196)	(628)	(921)
Net cash used in financing
Activities	(3,764)	(3,332)	(4,471)
Net (decrease) increase in cash and cash equivalents	(195)	257	(1,112)
Cash and cash equivalents - beginning of year	4,989	4,732	5,844
Cash and cash equivalents - end of year	$4,794	$4,989	$4,732

DIRECTORS OF TECHE HOLDING COMPANY
AND
TECHE FEDERAL BANK
Patrick O. Little, Chairman	Mary Coon Biggs	Henry L. Friedman	W. Ross Little, Jr.
William T. Allen	Donelson T. Caffery, Jr.	Robert J. Judice, Jr.	Robert L. Wolfe, Jr.
William A. Anderson, III	J. L. Chauvin	Dr. Thomas F. Kramer	Robert E. Mouton – Director Emeritus
	Ernest Freyou		Maunette B. Risher - Advisory

OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little	Chairman, President/CEO	Angelina M. Mire	Vice President
Darryl Broussard	Sr. Vice President/CLO	Jacqueline Rabeaux	Vice President
J. L. Chauvin	Sr. Vice President/Treasurer/CFO	Bryan Rowell	Vice President
Jason P. Freyou	Sr. Vice President/ COO	Susan L. Simoneaux	Vice President
Eddie R. LeBlanc	Sr. Vice President/Internal Auditor	Martin M. Vasquez	Vice President
W. Ross Little, Jr.	Sr. Vice President/Secretary/CRO	Tina M. Vidrine	Vice President
Tom A. Aldrich	Vice President	Leslie White	Vice President
Ronald Arceneaux	Vice President	Daniel E. Adler, Sr.	Assistant Vice President
Angela Badeaux	Vice President	Terry T. Albarado	Assistant Vice President
F. William Ball	Vice President	Montreen D. Badeaux	Assistant Vice President
Patricia O. Begnaud	Vice President	Paulette A. Boudreaux	Assistant Vice President
Genevieve V. Bihm	Vice President	Toya Broussard	Assistant Vice President
Georgia B. Boudreaux	Vice President	Jeanette D. Charles	Assistant Vice President
Elmo P. Boudreaux, Jr.	Vice President	Angela M. Cliburn	Assistant Vice President
Irma Nell Bourque	Vice President	Ryan Haydel	Assistant Vice President
Bart C. Boyer	Vice President	Henrietta S. Hollier	Assistant Vice President
Mary Beth Brady	Vice President	Christina Irvin-Simpson	Assistant Vice President
Judy V. Breaux	Vice President	Christy B. Istre	Assistant Vice President
Glen W. Brown	Vice President	Barbara A. Jesset	Assistant Vice President
Kevin T. Caswell	Vice President	Debbie M. Lancon	Assistant Vice President
Belinda Cavazos	Vice President	Vicki L. Laubach	Assistant Vice President
S. Michael Comeaux	Vice President	Janna Leblanc	Assistant Vice President
Stephanie Comeaux	Vice President	Jessica McBride	Assistant Vice President
Stephanie Dandry	Vice President	Monique McBride	Assistant Vice President
Gwendoline Doucet	Vice President	Vanessa McGehee	Assistant Vice President
Dalie S. Eldridge	Vice President	Cindy F. North	Assistant Vice President
Elaine H. Gussman	Vice President	Aaron Ortego	Assistant Vice President
Karen Hardy	Vice President	Brayton Peltier	Assistant Vice President
Constance E. Harris	Vice President	Wendell Richard	Assistant Vice President
Chad Hebert	Vice President	Tyrsi Richards	Assistant Vice President
David Henry	Vice President	Lindsey Robinson-Jones	Assistant Vice President
Anne P. Jones	Vice President	Linda Roman	Assistant Vice President
Jason Kennemer	Vice President	Lesley E. Schexnayder	Assistant Vice President
Scott P. Landrum	Vice President	Tanya Thibodeaux	Assistant Vice President
D. Ross Landry	Vice President	Ashley Townley	Assistant Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL	ST. LANDRY ADVISORY BOARD
Dixon Hughes Goodman LLP	Malizia Spidi & Fisch, PC	Wayne M. Gilmore, Chairman
225 Peachtree Street NE, Suite 600	1227 25th Street, NW	H. Kent Aguillard
Atlanta, GA 30303	Suite 200 West	Anna Lee Dunbar
	Washington, DC 20037	Lynette Young Feucht
Patrick Fontenot
LEGAL COUNSEL	REGISTRAR AND STOCK	Simon Howard Fournier
Biggs, Supple, Cremaldi and Curet, LLP	TRANFER AGENT	Morgan J. Goudeau, III
Lawless Building	Registrar and Transfer Company	Martin A. Roy, Jr.
Willow Street	10 Commerce Drive	Marvin Schwartzenburg
Franklin, LA 70538	Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006