Form 10-K, Exhibit 13
period 2012-09-30
TECHE HOLDING CO
filed 2012-12-26
CIK 934538

Teche Holding Company	Bayou Vista	Baton Rouge
1120 Jefferson Terrace Boulevard	206 Arlington Street	Wal-Mart Neighborhood Market
New Iberia, LA 70560-5780	Morgan City, LA 70380-5977	9830 Old Hammond Highway
PHONE (337) 560-7151	(985) 395-5244	Baton Rouge, LA 70816-8251
FAX (337) 365-7130		(225) 926-7378
Lafayette
New Iberia	Broadmoor	Breaux Bridge
1120 Jefferson Terrace Boulevard	5121 Johnston Street	1410 Rees Street
New Iberia, LA 70560-5780	Lafayette, LA 70503-5157	Breaux Bridge, LA 70517-3801
(337) 365-0366	(337) 981-1887	(337) 332-2149
Call Center (800) 897-0315
	Lafayette	Houma
New Iberia	Downtown	706 Barrow Street
529 N. Lewis Street	1001 Johnston Street	Houma, LA 70360-4702
New Iberia, LA 70563-2015	Lafayette, LA 70501-7809	(985) 868-8766
(337) 367-2516	(337) 232-6463
Houma
New Iberia	Lafayette	912 Grand Caillou Road
142 W. St. Peter Street	2200 W. Pinhook Road	Houma, LA 70363-5700
New Iberia, LA 70560-3743	Lafayette, LA 70508-3232	(985) 857-9990
(337) 364-5528	(337) 232-3419
Thibodaux
Franklin	Lafayette	921 Canal Boulevard
211 Willow Street	Oil Center	Thibodaux, LA 70301-4505
Franklin, LA 70538-6154	124 Heymann Blvd.	(985) 446-6707
(337) 828-3212	Lafayette, LA 70503-
	(337) 262-8746	Opelousas
Franklin Drive-Thru		428 E. Landry Street
1823 Main Street	Baton Rouge	Opelousas, LA 70570-6126
Franklin, LA 70538-3130	3524 S. Sherwood Forest Boulevard	(337) 942-5748
(337) 828-4177	Baton Rouge, LA 70816-2232
	(225) 293-0954	Eunice
Morgan City		840 E. Laurel Avenue
1001 7th Street		Eunice, LA 70535-3608
Morgan City, LA 70380-1905		(337) 457-9585
(985) 384-0653

www.teche.com

Table of Contents

President’s Message

Selected Financial Data

Business of the Bank - Business of the Company

Summary of Quarterly Operating Results

Market and Dividend Information

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Management’s Report

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Stockholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Directors and Officers

Dear Fellow Shareholders:

It is with great pride that I report that Teche Holding Company has had another year of record earnings. Teche has achieved four years of record earnings per share.   In the last four years the country has experienced a global financial crisis and a major recession.   Our south Louisiana economy was jolted by two hurricanes and the largest accidental marine oil spill in the history of the Gulf. The spill released 4.9 million barrels of crude oil and disrupted oil production for several months.  In spite of these challenges, we have demonstrated excellent results.  Teche’s SmartGrowth business model and the economy of south Louisiana have proven to be resilient.

We have consistently created shareholder value since becoming a public company in 1995.   Our total return over the last four years was 44.41%.  Teche has a strong dividend history with increases over the last eleven years and dividends in 2012 of $1.455 per share.  In addition, Teche has a current share repurchase program.  Repurchases have been ongoing since 1995.

Record EPS for Four Consecutive Years

Our leadership team envisioned our SmartGrowth strategy which we have executed through multiple economic cycles.   By knowing our markets, focusing our efforts on funding our loans with low cost core deposits and building a commercial bank on a successful retail bank, we have produced stellar results.  Our earnings and franchise value have increased to the benefit of our shareholders.

Focus On Growth

Smart Growth Results: Loans

Record loan production of $220 million was a leading driver in the Bank’s earnings and growth this year. Fueled by a favorable rate environment and growth in our south Louisiana economy, we experienced increased loan demand which helped grow the loan portfolio by 11%.  Mortgage growth led the way with conforming mortgages growing by 31% and SmartMortgages, non-traditional mortgages with higher yields, growing 20%.  Overall, the loan portfolio is well-diversified and conforming loans account for only 29% of total loans.

Commercial lending has steadily grown alongside the Bank’s strong retail base. Currently, commercial loans comprise 32% of its loan portfolio.  Commercial loan and deposit growth remain as a strong strategic focus for the Bank further evidenced by our expansion of our commercial team through experienced commercial bankers in key markets.

Increased balances on interest earning assets are a key factor in the Bank maintaining a net interest margin of over 4.00% for the last four years and 4.10% in 2012.   Net interest income has also grown 20% over the last four years.

A discussion of success in the loan portfolio must include the strides that Teche has made in asset quality. During the global financial crisis and economic recession most banks had to adjust their balance sheets and loan portfolios.  In 2012, the Bank’s net charge-offs and non-performing assets to assets were very low and improved over the previous year.

SmartGrowth Results: Deposits

Teche’s ability to consistently increase low cost core deposits is the foundation for its SmartGrowth strategy.  Year over year we increased checking balances by 15% with checking account balances accounting for 36% of total deposits at a cost of 12 basis points.

Teche has an aggressive retail deposit gathering system.  Totally free checking is enhanced by careful branch location, associates sales training and systematic direct mail marketing efforts.  The success of this coordinated program is demonstrated in the results over the last decade.

Ross Little, Jr. often says, “If someone comes into our Bank, we are going to ask them to open an account and in most cases they will.”

In-Market Expansion:  Baton Rouge and Lafayette

Teche is expanding in the Baton Rouge market with a branch under construction in the heart of the medical corridor of the city.   The Bank purchased a bank property from Hancock Bank across from Our Lady of the Lake Regional Medical Center which is the largest private employer in Baton Rouge and growing with an influx of patients, medical students and physicians from the LSU Medical Center in 2013.  The hospital is adding a nine story heart tower, a Level 1 trauma center and a 35,000 square foot medical education building which will add 300 high-paying jobs to the community.  This area has the highest concentration of hospitals, clinics and medical offices in the Baton Rouge region.

Teche recently opened a new branch in the Oil Center of Lafayette. This area is a prime spot for the headquarters of oil extraction firms and those firms servicing the oil and gas industry.  Lafayette is benefiting from a return to the Gulf of Mexico of energy drilling in new and continuing operations.  The disruption of drilling due to the British Petroleum catastrophic oil spill and clean-up appears to have subsided.  Lafayette has traditionally been an excellent market for Teche and the company and customers have a long history of doing business together.

Shareholder Value

The leadership team and our investors have aligned interests since the Bank officers and directors are significant shareholders.   Our insider ownership is approximately 35% at fiscal year-end.  We are solidly focused on creating shareholder value and return.  Our board has increased dividends for eleven consecutive years while still maintaining solid capital to drive steady growth.  Our annualized dividend yield of 3.60% is very competitive with other investment options.  Teche’s dividends for 2012 were $1.455 per share with a payout ratio of 41.5%.  The total return of a Teche shareholder over the last four years, 2008 through fiscal year 2012 was 44.41%.  Other measures of shareholder return were also excellent this year. Return on average assets was 0.88% and the return on average equity was 8.80%.  Our ongoing stock repurchase program has been accretive to book value per share.

Solid Capital

Teche has a solid capital structure that is poised for growth.  Key capital ratios have steadily increased over the last four years in spite of challenges in the industry and region.  In the last four years the Company’s equity to assets ratio has gone from 8.84% to 9.81%, stockholders’ equity has increased from $68.0 million to $83.5 million and our tangible book value per share has grown from $30.37 to $39.29.  These solid capital levels offer a safety net for investors and a foundation for growth.

Technology

Our industry is technology driven and to continue to service our customers we have instituted state-of-the-art technology to deliver virtual banking, to increase efficiency in our branches and to provide systems to support the Company’s expansion.

In virtual banking, we activated mobile banking, remote deposit capture and mobile bill pay options. In our branches, we have developed a system of metrics which allows us to monitor our business and improve efficiency and profitability.  The efficiency of our company is enhanced with new systems which have been implemented in the last twenty-four months.  A new core system, imaging and integration technology are all now in place to support future growth.

Our employees have been excellent adapters and have implemented these new technologically sophisticated systems throughout the Teche network without a disruption in customer services.  They deserve recognition for the good results we have experienced.

Healthy and Growing Economy

Overview

South Louisiana’s economy is one of the healthiest in the nation with solid anchors in the oil and gas exploration and service businesses, petrochemicals, agriculture, transportation and warehousing, hospitality and leisure industries and movie production.  Louisiana ranks third in movie production behind California and New York.

Teche operates in three major MSAs in Louisiana - Houma, Lafayette and Baton Rouge.  In the Louisiana Economic Outlook for 2013-2014 all three areas have significant job growth forecasts.

Source:  Louisiana Economic Outlook 2013-2014
By Loren C. Scott, Ph.D. and James A. Richardson, Ph.D.

Driving Factors

Oil exploration in the Gulf has heated up to pre-oil spill levels with more permits being approved for additional drilling.   This area is the staging spot for exploration companies and the service businesses that support those companies.  Port Fourchon, a major deep water port, is home to shipbuilders, suppliers, and fabricators.

The capital of Louisiana is located in Baton Rouge with all of the headquarters of state agencies in the area. In addition, the state’s flagship university and other state institutions of higher learning are mainstays of the region.  The region is diversified with a major petrochemical industry which is currently benefiting from the low price of natural gas.  Expansion of this industry with new facilities is a $4.1 billion driver in the nine parish area.   Medical services are also a major economic factor with the city serving as regional hub for basic and specialized services.  Blue Cross is headquartered in the city, as well as, Amedisys, Inc., the largest publicly traded home health nursing company in the country.  The area also is a transportation hub and has three gaming casinos.  L’Auberge Casino just opened September 1, 2012 and is the largest of the three casinos and employs 1,000 people in the casino and the 200 room hotel complex.

This MSA is also growing as a result of the oil and gas exploration in the Gulf of Mexico.  Lafayette is a well-established hub of the service businesses that support the energy industry.  With the uptick in drilling permits and the high cost of oil, the area is seeing a resurgence in employment.  In the first seven months of 2012, employment was up 14,000 jobs, a huge 9.6% growth rate.   According to Dr. Loren Scott, “in the last three decades, this MSA has never produced those kinds of numbers.”  Lafayette is also home to the Schumacher Group, a firm that supplies ER doctors, as well as, other physicians to hospitals in twenty-three states.  Acadian Ambulance and the Stuller Settings Company, which makes jewelry settings, each employ over 1,000 people and are steady anchors in the Lafayette economy.   The University of Louisiana at Lafayette and two major hospitals also contribute to the vibrancy of this area.

Personal Note

I am proud to be the Chairman and CEO of Teche Holding Company and report our exceptional results in 2012.  We are indeed fortunate to have a vibrant economy in south Louisiana but the real story of our success is the leadership of our team and the very consistent and dedicated execution of our strategy on a day to day basis by our employees.  They “ask for the business,” help our customers without hesitation, adapt to the changing technology of our industry and move us forward by showing up with passion and enthusiasm each day.

Because of the people of Teche, I believe we should be able to continue building a successful and profitable company, that generates opportunities for our employees, solid returns for our shareholders and exceptional service for our customers.

Patrick Little Chairman/Chief Executive Officer

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

	At or for the Year Ended September 30,

	2012	2011	2010	2009	2008
Assets	$851,962	$793,203	$761,524	$765,071	$769,488
Loans Receivable, Net	665,842	600,271	586,635	588,527	584,139
Securities-Available for Sale	19,967	25,148	14,996	20,936	26,652
Securities-Held to Maturity	66,813	80,598	59,566	75,384	54,291
Cash and Cash Equivalents	37,300	29,155	40,655	23,675	50,112
Deposits	617,722	598,582	579,355	585,469	589,228
FHLB Advances	142,751	108,183	100,017	100,628	104,877
Stockholders’ Equity	83,541	79,987	75,513	71,485	68,044
SUMMARY OF OPERATIONS
Interest Income	$39,134	$39,358	$41,336	$44,237	$45,633
Interest Expense	8,080	9,168	11,704	15,297	19,733
Net Interest Income	31,054	30,190	29,632	28,940	25,900
Provision for Loan Losses	1,910	3,900	3,896	3,026	825
Net Interest Income after
Provision for Loan Losses	29,144	26,290	25,736	25,914	25,075
Non-Interest Income	15,510	15,543	15,960	15,852	13,421
Non-Interest Expense	33,714	31,131	31,229	31,372	30,740
Income Before Income Taxes	10,940	10,702	10,467	10,394	7,756
Income Tax Expense	3,655	3,474	3,366	3,258	2,047

Net Income	$7,285	$7,228	$7,101	$7,136	$5,709

Basic Income per Common Share	$3.55	$3.49	$3.40	$3.38	$2.65
Diluted Income per Common Share	$3.51	$3.45	$3.37	$3.36	$2.63
Ratio of Equity to Assets	9.81%	10.08%	9.92%	9.34%	8.84%
Book Value/Common Share	$41.09	$38.79	$36.19	$34.09	$32.12

Return on Average Assets	0.88%	0.94%	0.93%	0.91%	0.76%
Return on Average Equity	8.80%	9.12%	9.43%	9.98%	8.29%
Net Interest Margin	4.10%	4.28%	4.25%	4.01%	3.71%
Non-Interest Expense/Average Assets	4.09%	4.03%	4.10%	4.02%	4.07%
Non-Interest Income/Average Assets	1.88%	2.01%	2.11%	2.08%	2.11%
Non-Performing Loans/Loans (1)	1.58%	1.81%	2.47%	1.21%	1.09%
Allowance for Loan Losses/Total Loans	1.27%	1.37%	1.55%	1.14%	0.94%
Dividend Payout Ratio	41.45%	41.59%	42.14%	41.32%	51.90%

 (1)  Total loans net of allowance for loan losses

Business of the Bank

Teche Federal Bank (the "Bank") attracts savings deposits from the general public and uses such deposits to originate primarily residential mortgage loans, commercial mortgage loans and consumer loans.  Additionally, the Bank invests in mortgage-backed and investment securities. (See “Management Strategy” on page 10).

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

Summary of Quarterly Operating Results

	2012				2011
	First	Second	Third	Fourth	First	Second	Third	Fourth
			(Amounts in thousands, except per share data)

Interest Income	$9,766	$9,807	$9,725	$9,836	$10,003	$9,736	$9,758	$9,861

Interest Expense	2,080	2,111	1,993	1,895	2,542	2,363	2,185	2,078

Net Interest Income	7,686	7,696	7,732	7,941	7,461	7,373	7,573	7,783

Provision for Loan Losses	350	550	510	500	1,150	1,000	1,000	750

Income before	2,657	2,582	2,586	3,115	2,709	2,305	2,686	3,002
Income Taxes

Net Income	1,772	1,708	1,732	2,073	1,824	1,513	1,790	2,101

Basic Income	0.86	0.83	0.84	1.02	0.88	0.73	0.86	1.02
per Common Share

Diluted Income	0.85	0.82	0.83	1.01	0.87	0.72	0.85	1.01
per Common Share

Market and Dividend Information

Teche Holding Company's common stock trades on the NYSE MKT under the symbol "TSH.”  The following sets forth the high and low closing prices, period end closing price and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended	Closing Price		Period End Close	Cash Dividend Declared	Date Declared
	High	Low
December 31, 2010	$34.83	$30.04	$34.83	$0.355	November 23, 2010
March 31, 2011	$36.75	$34.42	$36.39	$0.36	February 24, 2011
June 30, 2011	$36.65	$34.03	$34.80	$0.36	May 25, 2011
September 30, 2011	$34.92	$29.13	$29.48	$0.36	August 24, 2011
December 31, 2011	$35.65	$29.05	$35.00	$0.36	November 30, 2011
March 31, 2012	$37.75	$34.23	$37.75	$0.365	February 23, 2012
June 30, 2012	$39.10	$36.13	$39.10	$0.365	May 24, 2012
September 30, 2012	$41.29	$37.50	$40.50	$0.365	August 22, 2012

According to the records of the Company's transfer agent, there were 412 stockholders of record at November 30, 2012.  This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

As a bank holding company, the Company is subject to regulatory limitations on its ability to pay dividends.  Under guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”),  the Company is expected to serve as a “source of strength” for the Bank.  Consistent with this policy, the Federal Reserve Board has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund such dividends, and the prospective rate of earnings retention is consistent with the bank holding company’s capital needs, asset quality and overall financial condition.  In addition the Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank.  Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Financial Institutions ("OFI") and Federal Deposit Insurance Corporation (“FDIC”).  Capital distributions are also subject to certain limitations based on the Bank's net income.  See Note 17 of Notes to Consolidated Financial Statements.  The Bank's total capital at September 30, 2012 exceeded the amount required for its liquidation account and exceeded all regulatory capital requirements.

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

Overview

The Company’s net income remained relatively stable at $7.3 million for fiscal 2012 as compared to $7.2 million for fiscal 2011 and $7.1 million for fiscal 2010.  Net income for fiscal 2012 compared to fiscal 2011 was higher due to an increase in net interest income of $864,000 along with a decrease in the loan loss provision of $2.0 million, offset somewhat by $2.6 million increase in non-interest expenses, primarily in compensation and employee benefits.  The Company’s assets in fiscal 2012 increased $58.8 million to $852.0 million primarily due to an increase in the mortgage loan portfolio.

Management Strategy

Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality.  The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a “SmartGrowth” strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), SmartMortgage loans, commercial loans and commercial real estate loans for retention in the Company’s loan portfolio.  Smart mortgage loans are residential real estate loans that are underwritten to established Bank criteria, but may or may not conform to secondary market requirements. Smart mortgage loans comprised $111 million, or 16.5%, of the total loan portfolio. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans.  While SmartMortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company’s net interest margin, as well as assist in interest rate risk management.  SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

Asset and Liability Management

Interest Rate Sensitivity Analysis. Net interest income, the primary component of the Bank's net income, is derived from the difference between the interest income on interest-earning assets and the interest expense of interest-bearing liabilities.  The Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or re-pricing characteristics of its interest-earning assets and interest-bearing liabilities.  The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and economic value of equity.

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

The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity.  Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.  In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds.  At September 30, 2012, the weighted average term to re-pricing of the Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 30 months. In contrast, at September 30, 2012, $53.4 million of the Bank's certificate of deposit accounts and $474.2 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $617.7 million of total deposits, were scheduled to mature or re-price within one year or sooner.

Management believes that it has adequate capital to accept a certain degree of interest rate risk.  At September 30, 2012 the    Bank was slightly asset sensitive which indicates that an increase in market interest rates would not have a material impact on earnings and market value.

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

	September 30			September 30
	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
		(Dollars in Thousands)
Interest-Earning Assets:
Securities (1)	$136	$(334)	$(198)	$(744)	$152	$(592)
Loans Receivable, Net	3,285	(3,295)	(10)	(563)	(1,164)	(1,727)
Other Interest-Earning Assets (2)	(44)	28	(16)	428	(87)	341
Total Interest-Earning Assets	3,377	(3,601)	(224)	(879)	(1,099)	(1,978)
Interest-Bearing Liabilities
Deposits	18	(1,207)	(1,189)	60	(1,931)	(1,871)
FHLB Advances	1,223	(1,122)	101	(611)	(54)	(665)
Total Interest-Bearing Liabilities	1,241	(2,329)	(1,088)	(551)	(1,985)	(2,536)
Net Change in Net Interest Income	$2,136	$(1,272)	$864	$(328)	$886	$558

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

	Year Ended September 30,
	2012			2011			2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
				(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)	$57,237	$1,872	3.27%	$53,698	$2,070	3.85%	$74,519	$2,662	3.57%
Loans Receivable (2) (3)	643,224	36,669	5.70%	590,354	36,679	6.21%	599,134	38,406	6.41%
Other Interest-Earning Assets (4)	57,027	593	1.04%	61,429	609	0.99%	23,662	268	1.13%
Total Interest-Earning Assets	757,488	$39,134	5.17%	705,481	$39,358	5.58%	697,315	$41,336	5.93%
Non-Interest Earning Assets	67,548			66,507			65,040
Total Assets	$825,036			$771,988			$762,355
Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$119,611	238	0.20%	$109,177	$199	0.18%	$104,176	$427	0.41%
Statement & Regular Savings Accounts	192,985	627	0.32%	181,509	832	0.46%	143,408	1,301	0.91%
Money Funds Accounts	53,872	123	0.23%	56,376	163	0.29%	71,958	282	0.39%
Certificates of Deposit	153,694	3,113	2.02%	170,876	4,096	2.40%	192,591	5,151	2.67%
Total Deposits	520,162	4,101	0.67%	517,938	5,290	1.02%	512,133	7,161	1.40%
FHLB Advances	127,433	3,979	3.13%	88,337	3,878	4.39%	102,254	4,543	4.44%
Total Interest-Bearing Liabilities	647,595	$8,080	1.25%	606,275	$9,168	1.51%	614,387	$11,704	1.90%
Non-Interest-Bearing Liabilities	94,630			86,484			72,689

Total Liabilities	742,225			692,759			687,076
Stockholders’ Equity	82,811			79,229			75,279
Total Liabilities and Stockholders’ Equity	$825,036			$771,988			$762,355
Net Interest Income/Interest Rate Spread (5)		$31,054	3.92%		$30,190	4.07%		$29,632	4.02%
Net Interest Margin (6)			4.10%			4.28%			4.25%
Interest-Earning Assets/
Interest-Bearing Liabilities			116.97%			116.36%			113.50%

(1)  Includes securities and Federal Home Loan Bank (FHLB) stock.
(2)  Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)  Interest income includes loan fees of approximately $627,000 in 2012, $611,000 in 2011 and $555,000 in 2010.
(4)  Amount includes certificates of deposit and other interest-bearing deposits.
(5)  Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)  Net interest margin represents net interest income divided by average interest-earning assets

Changes in Financial Condition from September 30, 2011 to September 30, 2012

General.  Total assets increased $58.8 million, or 7.4% to $852.0 million at September 30, 2012 from $793.2 million at September 30, 2011, due primarily to growth in one to four family conforming mortgage loans.

Cash and Cash Equivalents.  Cash and cash equivalents increased $8.1 million from $29.2 million at September 30, 2011 to $37.3 million at September 30, 2012.  The increase resulted primarily to increases in overnight cash.

Securities Available-for-Sale and Held to Maturity.  Securities available-for-sale decreased $5.1 million from $25.1 million at September 30, 2011 to $20.0 million at September 30, 2012 due primarily to repayments on existing securities.  Securities held-to-maturity decreased $13.8 million from $80.6 million to $66.8 million due primarily to the sale of private label mortgage backed securities, maturity of certificates of deposits at other institutions and repayments on existing securities. For additional information regarding the Company’s securities portfolio see Note 3 of the Notes to Consolidated Financial Statements.

Loans Receivable, Net.   The Bank’s net loans receivable increased $65.5 million or 10.9% to $665.8 million from $600.3 million at September 30, 2011 due primarily to increases in one-four family conforming mortgage loans.   (See Note 4 of the Notes to Consolidated Financial Statements for a comparative breakdown of the Bank’s loan portfolio.)

Premises and Equipment, Net.    Premises and equipment increased $3.1 million or 11.7% due to additional investments in branch premises.

Deposits.  The Bank’s deposits increased $19.1 million or 3.2% to $617.7 million at September 30, 2012, from $598.6 million at September 30, 2011.  SmartGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $37.7 million during the fiscal year from $436.5 million to $474.2 million.  Time deposits decreased $18.6 million from $162.1 million to $143.5 million.  See Note 7 of the Notes to Consolidated Financial Statements for a comparative breakdown of the Bank’s deposit portfolio.

Advances from FHLB.  Advances from the Federal Home Loan Bank of Dallas increased $34.6 million, or 32.0% to $142.8 million from $108.2 million at September 30, 2011.  The increase was due to new advances used to fund loan growth offset by principal payments on existing advances.

Stockholders’ Equity.  Stockholders’ equity increased $3.5 million, or 4.4% from $80.0 million at September 30, 2011, to $83.5 million at September 30, 2012.  The increase was primarily due to net income less $3.0 million in cash dividends and the $2.7 million purchase of treasury stock.

Comparison of Operating Results for the Years Ended September 30, 2012, 2011 and 2010

Analysis of Net Income

General.  The Company had net income of $7.3 million, $7.2 million and $7.1 million for the fiscal years ended September 30, 2012, 2011 and 2010, respectively.  Fiscal 2012 net income remained relatively the same as fiscal 2011 and 2010.

Operating Revenue.  Operating revenue consisting of net interest income (before provision for loan losses, gain (impairment) on securities and sale of loans) plus non-interest income, amounted to $46.8 million, $46.0 million and $45.8 million for the fiscal years ended September 30, 2012, 2011 and 2010, respectively.  The $0.8 million increase during fiscal 2012 was primarily due to a reduction in interest expense offset by a decrease in interest income and lower deposit fees.  The $0.2 million increase during fiscal 2011 was primarily due to a reduction in interest expense offset by a decrease in interest income and lower deposit fees.

Interest Income.  Interest income amounted to $39.1 million, $39.4 million and $41.3 million for the fiscal years ended September 30, 2012, 2011 and 2010, respectively. The $0.3 million decrease during fiscal 2012 was primarily due to lower rates on earning assets offset by an increased volume of earning assets.   The $1.9 million decrease during fiscal 2011 was primarily due to lower rates on earning assets offset somewhat by an increased volume of earning assets.

The average balance of loans increased during fiscal 2012 by $52.9 million, or 9.0% while decreasing in fiscal 2011 by $8.8 million, or 1.5%.  With sustained low interest rates, the Bank retained more one-four family residential loan production in the loan portfolio during the year ended September 30, 2012 to increase earnings assets. Subsequent to September 30, 2012, the Bank sold approximately $46 million of their one-four family loan portfolio and recognized a $2 million gain.

Interest Expense.  Interest expense totaled $8.1 million, $9.2 million and $11.7 million for the fiscal years ended September 30, 2012, 2011 and 2010, respectively. The $1.1 million decrease from fiscal 2011 to fiscal 2012 was primarily due to lower interest rates and changing deposit mix offset by increases in interest-bearing deposits.  The $2.5 million decrease from fiscal 2010 to fiscal 2011 was primarily due to lower interest rates offset by increases in interest-bearing deposits.

Net Interest Income.  Net interest income increased $0.9 million to $31.1 million during the year ended September 30, 2012 primarily due to lower rates on deposits and a higher volume of loans offset by lower rates on earning assets.   Net interest income increased $0.6 million to $30.2 million during the year ended September 30, 2011 as compared to the fiscal year ended September 30, 2010 primarily due to lower rates on deposits offset by lower rates on earning assets.

Provision for Loan Losses. The Bank provided $1.9 million, $3.9 million and $3.9 million to the allowance for loan losses for the years ended September 30, 2012, 2011 and 2010 respectively.  The provision expense decreased $2.0 million to $1.9 million during the year ended September 2012 as compared to fiscal year ended September 30, 2011 was primarily due to lower non-performing loans along with improved net charge-offs and credit metrics.  The provision in fiscal 2011 was at the same level as fiscal 2010.

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

Non-Interest Income.  Non-interest income during the years ended September 30, 2012, 2011 and 2010 amounted to $15.5 million, $15.5 million and $16.0 million, respectively.  Non-interest income in fiscal 2012 decreased slightly from fiscal 2011 due to lower deposit fee income.  Non-interest income in fiscal 2011 decreased slightly from fiscal 2010 due to lower deposit fee income.     Non-interest income in the fiscal year ended September 30, 2012, 2011, and 2010 included gain on the sale of securities in the amount of $167,000, $96,000 and $90,000, respectively. The $167,000 recorded in fiscal 2012 resulted from gains from the sale of equity securities. The $96,000 gain recorded in 2011 resulted from gains from the sale of equity securities. See Note 3 of the Notes to Consolidated Financial Statements.

Non-Interest Expense.  Non-interest expense totaled $33.7 million, $31.1 million and $31.2 million during the years ended September 30, 2012, 2011 and 2010, respectively.  The increase in fiscal year 2012 was primarily due to increases in compensation, marketing, data processing and expenses related to adjustments in values of foreclosed assets. Compensation cost in fiscal year 2012 increased from 16.7 million to 18.4 million, mainly due to additional employees and increased incentive payments on both loan originations and deposit acquisitions.

The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $568,000, $577,000 and $513,000 in the fiscal years ended September 30, 2012, 2011 and 2010, respectively.

Income Tax Expense.  For the years ended September 30, 2012, 2011 and 2010, the Company incurred income tax expense of $3.7 million, $3.5 million and $3.4 million, respectively.  There was a slight increase in 2012 primarily due to an increase in taxable income.  There was a slight increase in 2011 primarily due to an increase in taxable income. The Company’s effective income tax rates have remained relatively constant at 33.41%, 32.46%, and 33.52% for the years ended September 30, 2012, 2011, and 2010, respectively. See Note 10 of the Notes to Consolidated Financial Statements for further explanation.

Liquidity and Capital Resources

The Bank's average liquidity ratio is based on deposits and was approximately 12% during September 2012.  The liquidity ratio is calculated by dividing cash and cash equivalents plus securities less securities pledged by total assets.  The Bank manages its average liquidity ratio to meet its funding needs, including:  deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements.  The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

Funds available under existing credit facilities from the FHLB totaled $151.7 million.  The Bank has total FHLB borrowings of $142.8 million, or 16.8% of the Bank’s assets at September 30, 2012.  Approximately $53.2 million is due in the year ending September 30, 2013. Subsequent to September 30, 2012, the Bank increased its liquidity position with the sale of $46 million of performing mortgage loans. The management of interest rate risk and other factors, aside from liquidity contributions, motivated the transaction.

Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements.  At September 30, 2012, the Bank had outstanding loan commitments of $58.6 million, and certificates of deposit scheduled to mature within one year of $53.4 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

Regulations of the OFI and FDIC require the Bank to meet or exceed three separate standards of capital adequacy.  To be considered well capitalized, these regulations require financial institutions to have Tier 1 capital equal to at least 5% of total average assets; Tier 1 capital equal to 6% of risk-weighted assets; and total risk-based capital equal to 10% of total risk-weighted assets.  The Company is also subject to minimum capital requirements prescribed by the Federal Reserve Board.  At September 30, 2012, the Company and the Bank exceeded all regulatory capital requirements.  See Note 17 of the Notes to Consolidated Financial Statements.

Economic Value of Equity Analysis - Interest Rate Risk

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

The Bank believes it is critical to manage the relationship between interest rates and the effect on its economic value of equity (“EVE”). EVE is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts. The Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in EVE which is acceptable given certain interest rate changes.

The Bank uses a third party model that provides an interest rate sensitivity report of EVE.  The third party simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of EVE. The Bank’s third party model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts are instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments.

The Bank’s third party model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The third party model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

In the Bank’s third party model, the value of deposit accounts appears on the liability side of the EVE analysis. In estimating the value of certificates of deposit accounts (“CD”), the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates.

Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the EVE calculation in the third party model. These accounts are valued based on current pricing compared to current market rates by product on the liability side.

The EVE sensitivity of borrowed funds is estimated by the Bank’s internal model based on a discounted cash flow approach.

The Bank uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. A resulting change in EVE of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the Bank will calculate the interest rate risk component quarterly for each institution. The greater the change, positive or negative, in EVE, the more interest rate risk is assumed to exist with the institution. The following table lists the Bank’s latest percentage change in EVE assuming an immediate change of plus or minus 100, 200, and 300 basis points from the level of interest rates at September 30, 2012.

		Economic Value of Equity		EVE as % of PV of Assets
Change in Rates(1)		$ Amount	$ Change(2)	% Change(3)	EVE Ratio(4)	Change(5)
		(Dollars in Thousands)
+300	bp	$127,667	$33,924	36.2%	16.41%	537	bp
+200	bp	120,063	26,320	28.1%	14.83%	379	bp
+100	bp	108,586	14,843	15.8%	13.09%	205	bp
0	bp	93,743			11.04%		bp
-100	bp	73,539	-20,204	-21.6%	08.48%	-256	bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated EVE assuming the indicated change in interest rates minus the estimated EVE assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated EVE divided by the estimated EVE assuming no change in interest rates.
(4)	Calculated as the estimated EVE divided by average total assets.
(5)	Calculated as the excess (deficiency) of the EVE ratio assuming the indicated change in interest rates over the estimated EVE ratio assuming no change in interest rates.

	September 30, 2012		September 30, 2011
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock EVE Ratio: EVE as % of PV of Assets	11.04%		13.00%
Exposure Measure: Post-Shock EVE Ratio	14.83%		13.50%
Sensitivity Measure: Increase in EVE Ratio	379	bp	50	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in EVE as % of PV of Assets	3.09%		-0.05%

As the table shows, increases in interest rates would result in net increases in the Bank’s EVE. The Bank’s EVE decreases by 0.39% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in EVE requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the EVE measurements do provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income.

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

Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred.  Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value.  Impairment losses would be charged to operating expense.  Goodwill is not deductible for income tax purposes.  The Company’s market value based upon the last trade on the last working day of the fiscal quarter was $40.50 or $0.59 below book value.  The turmoil in the financial markets and stock markets in general continues to have a negative impact on the Company’s stock price which does not reflect the fundamental performance of the Company.  For the fiscal year ended September 30, 2012, the Company recorded record earnings of $7.2 million.  Management reviews various bank peer data to aid in management’s analysis of goodwill for possible impairment.  Management’s judgment is that goodwill is not impaired and no adjustment is necessary.

Impact of Off-Balance Sheet Instruments

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers.  These legally binding commitments have set expiration dates and are at predetermined interest rates.  The underwriting criteria for these commitments are the same as for loans in our loan portfolio.  Collateral is also obtained, if necessary, based on the credit evaluation of each borrower.  Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments.  See Note 15 of the Notes to Consolidated Financial Statements.

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

Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2012.

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
New Iberia, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2012.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
December 26, 2012

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2012 and 2011

		2012	2011
		(Amounts in thousands)
		except share and per share data
ASSETS

Cash and due from banks		$15,661	$13,541
Interest-bearing deposits		21,639	15,614
Securities available-for-sale-at estimated fair value (amortized cost of $18,584 in 2012 and $23,855 in 2011)		19,967	25,148
Securities held-to-maturity – at amortized cost (estimated fair value of $68,390 in 2012 and $82,859 in 2011)		66,813	80,598
Loans receivable – net of allowance for loans losses of $8,559 in 2012 and $8,331 in 2011		665,842	600,271
Accrued interest receivable		2,514	2,320
Investment in Federal Home Loan Bank stock, at cost		6,809	5,318
Real estate owned, net		513	1,405
Prepaid expenses and other assets		4,540	5,021
Goodwill		3,647	3,647
Life insurance contracts		14,513	13,905
Premises and equipment, net		29,504	26,415

	TOTAL ASSETS	$851,962	$793,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$617,722	$598,582
Advances from Federal Home Loan Bank	142,751	108,183
Advance payments by borrowers for taxes and insurance	3,272	2,436
Accrued interest payable	370	319
Accounts payable and other liabilities	4,306	3,696

TOTAL LIABILITIES	768,421	713,216

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Common stock , $.01 par value, 10,000,000 shares authorized; 4,734,035 and 4,688,697 shares issued, 2,033,336 and 2,062,040 outstanding	47	47
Additional paid-in capital	54,878	53,372
Retained earnings	82,505	78,203
Unearned compensation	-	(65)
Treasury stock 2,700,699 and 2,626,657 shares – at cost	(54,786)	(52,058)
Accumulated other comprehensive loss on held-to-maturity
securities	-	(353)
Accumulated other comprehensive income on available for sale
securities	897	841

TOTAL STOCKHOLDERS’ EQUITY	83,541	79,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$851,962	$793,203

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2012, 2011 and 2010

		2012	2011	2010

		(Amounts in thousands, except per share amounts)

INTEREST INCOME:
Interest and fees on loans		$36,669	$36,679	$38,406
Interest and dividends on securities		1,872	2,070	2,662
Other interest income		593	609	268

	TOTAL INTEREST INCOME	39,134	39,358	41,336

INTEREST EXPENSE:
Deposits		4,101	5,290	7,161
Advances from Federal Home Loan Bank		3,979	3,878	4,543

	TOTAL INTEREST EXPENSE	8,080	9,168	11,704

	NET INTEREST INCOME	31,054	30,190	29,632

PROVISION FOR LOAN LOSSES		1,910	3,900	3,896
	NET INTEREST INCOME AFTER
	PROVISION FOR LOAN LOSSES	29,144	26,290	25,736

NON-INTEREST INCOME:
Total other-than temporary impairment losses		(35)	(532)	(451)
Portion of impairment losses recognized in other comprehensive loss		(93)	246	274
Net impairment losses recognized in earnings		(128)	(286)	(177)
Service charges and other		14,341	14,779	15,227
Gain on sale of premises and equipment		205	103	-
Gain on sale of securities		167	96	90
Impairments of equity securities		-	-	(53)
Gain on sale of loans		95	25	13
Other income		830	826	860

	TOTAL NON-INTEREST INCOME	15,510	15,543	15,960

NON-INTEREST EXPENSE:
Compensation and employee benefits		18,425	16,717	16,414
Occupancy, equipment and data processing expense		6,500	6,120	6,329
Marketing and professional fees		3,123	2,776	2,558
Deposit insurance premiums		550	725	1,081
Louisiana shares tax		568	577	513
Other operating expenses		4,548	4,216	4,334

	TOTAL NON-INTEREST EXPENSE	33,714	31,131	31,229

	INCOME BEFORE INCOME TAXES	10,940	10,702	10,467

INCOME TAXES		3,655	3,474	3,366

	NET INCOME	$7,285	$7,228	$7,101

BASIC INCOME PER COMMON SHARE		$3.55	$3.49	$3.40

DILUTED INCOME PER COMMON SHARE		$3.51	$3.45	$3.37

DIVIDENDS PER SHARE		$1.46	$1.44	$1.42

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended September 30, 2012, 2011 and 2010

	2012	2011	2010

Net income	$7,285	$7,228	$7,101
Gross change in unrealized loss on securities held-to-maturity with OTTI, net of tax of $12, $182, and $220, respectively	(23)	(352)	(428)
Less reclassification for OTTI losses on held- to-maturity included in net income, net of tax of $12, $97 and $60, respectively	23	189	117
Previously recorded non-credit OTTI loss reclassed and recognized as a loss in the statement of income, net of tax of $33, $0 and $0, respectively	60	-	-
Reduction in previously recorded non-credit OTTI for Securities sold or fully settled net of tax of $157, $0 and $0, respectively	293		-
Gross change in unrealized gain (loss) on securities available-for-sale, net of tax of $92, $355, and $90, respectively	165	688	175
Less reclassification for gain on sale of available-for-sale securities included in net income, net of tax of $58, $33, and $31, respectively	(109)	(64)	(59)
Less reclassification for OTTI losses on sale of available-for-sale securities included in net income, net of tax of $0, $0 and $18, respectively	-	-	35
Other comprehensive income (loss)	409	461	(160)
Comprehensive income	$7,694	$7,689	$6,941

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2012 2011 and 2010

		Additional				Accumulated other
	Common	Paid-in	Retained	Unearned	Treasury	Comprehensive
	stock	Capital	earnings	compensation	stock	Income (loss)	Total
			(Dollars in thousands, except per share amounts)

BALANCE - September 30, 2009	$47	$52,285	$69,786	$(586)	$(50,234)	$187	$71,485
Unearned ESOP compensation	-	20	-	260	-	-	280
Exercise of stock options, including tax benefit	-	29	-	-	-	-	29
Tax effect of restricted stock vesting	-	(53)	-	-	-	-	(53)
Stock based compensation	-	404	-	-	-	-	404
Purchase of common stock for treasury	-	-	-	-	(628)	-	(628)
Dividends declared - $1.42 per share	-	-	(2,945)	-	-	-	(2,945)
Net income	-	-	7,101	-	-	-	7,101
Other comprehensive income, Net						(160)	(160)
BALANCE – September 30, 2010	$47	$52,685	$73,942	$(326)	$(50,862)	$27	$75,513
Unearned ESOP compensation	-	48	-	261	-	-	309

Exercise of stock options, including tax benefit	-	138	-	-	-	-	138
Tax effect of restricted stock vesting	-	(30)	-	-	-	-	(30)
Stock based compensation	-	531	-	-	-	-	531
Purchase of common stock for treasury	-	-	-	-	(1,196)	-	(1,196)
Dividends declared - $1.44 per share	-	-	(2,967)	-	-	-	(2,967)
Net income	-	-	7,228	-	-	-	7,228
Other comprehensive income, Net						461	461
BALANCE – September 30, 2011	$47	$53,372	$78,203	$(65)	$(52,058)	$488	$79,987
Unearned ESOP compensation	-	9	-	65	-	-	74
Exercise of stock options, including tax benefit	-	1,023	-	-	-	-	1,023
Tax effect of restricted stock vesting	-	(29)	-	-	-	-	(29)
Stock based compensation	-	503	-	-	-	-	503
Purchase of common stock for treasury	-	-	-	-	(2,728)	-	(2,728)
Dividends declared - $1.46 per share	-	-	(2,983)	-	-	-	(2,983)
Net income	-	-	7,285	-	-	-	7,285
Other comprehensive income, Net						409	409
BALANCE – September 30, 2012	$47	$54,878	$82,505	$-	$(54,786)	$897	$83,541

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2012, 2011 and 2010

	2012	2011	2010
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,285	$7,228	$7,101
Adjustments to reconcile net income
to net cash provided by operating activities:
(Accretion of discount) amortization of premium
on investments and mortgage-backed securities	(167)	(317)	(213)
Provision for loan losses	1,910	3,900	3,896
Provision for loss on real estate owned	443	25	198
Stock-based compensation	503	531	404
Deferred income tax expense (benefit)	(268)	388	(1,182)
Gain on sale of loans	(95)	(25)	(13)
Gain on sale of securities	(167)	(96)	(90)
Impairments of equity securities	-	-	53
Gain on sale of premises and equipment	(205)	(103)	-
Loss on sale of real estate owned	117	47	103
Impairment of securities	128	286	177
Depreciation	1,597	1,442	1,560
Increase in bank owned life insurance	(608)	(595)	(586)
Amortization of intangible assets	11	17	28
Change in prepaid expenses and other assets	481	1,474	(2,427)
(Increase) Decrease in accrued interest receivable	(194)	160	142
Change in accounts payable and other liabilities	610	(51)	(566)
Increase (Decrease) in accrued interest payable	51	(110)	(314)
Excess tax benefits from share-based payment arrangements	29	30	53
Other, net	646	478	(191)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,107	14,709	8,133

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
available-for-sale	370	232	577
Proceeds from sales of investment securities held-to-maturity	1,767	-	-
Purchase of securities available-for-sale	(186)	(13,926)	(178)
Principal repayments on securities available-for-sale	5,141	3,617	5,517
Purchase of securities held-to-maturity	(8,358)	(40,982)	(18,120)
Principle repayments on securities held-to-maturity	20,438	20,001	34,036
Net loan originations	(73,173)	(21,515)	(4,255)
Purchase of loans	(1,380)	(1,080)	(1,358)
Proceeds from sales of loans	6,080	2,132	1,536
Investment in FHLB stock, net	(1,491)	84	(339)
Purchase of premises and equipment	(4,771)	(1,499)	(1,094)
Proceeds from sale of premises and equipment	290	499	-
Proceeds from sale of real estate owned	1,419	2,656	2,557

NET CASH (USED) PROVIDED IN
INVESTING ACTIVITIES	(53,854)	(49,781)	18,879

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2012, 2011 and 2010

	2012	2011	2010
	(Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(2,983)	$(2,967)	$(2,945)
Prepayment (loan to) ESOP	65	261	260
Net increase (decrease) in deposits	19,140	19,227	(6,114)
Proceeds of long-term FHLB advances	44,000	33,667	10,000
Repayment of long-term FHLB advances	(32,332)	(27,201)	(10,611)
Net increase in short-term FHLB advances	22,900	1,700	-
Cash paid for purchase of common stock for treasury	(2,728)	(1,196)	(628)
Proceeds from exercise of stock options	1,023	138	29
Excess tax benefit (expense) from share-based payment
arrangements	(29)	(30)	(53)
Change in advance payments by
borrowers for taxes and insurance	836	(27)	30

NET CASH PROVIDED (USED)
BY FINANCING ACTIVITIES	49,892	23,572	(10,032)

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	8,145	(11,500)	16,980

CASH AND CASH EQUIVALENTS
Beginning of year	29,155	40,655	23,675

CASH AND CASH EQUIVALENTS
End of year	$37,300	$29,155	$40,655

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid for interest	$8,029	$9,278	$12,018

Cash paid for taxes	$3,400	$2,900	$4,600

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES:
Accumulated other comprehensive income,
Net of income taxes	$409	$461	$(160)

Transfer from loans to real estate owned	$1,582	$3,220	$3,572

Loans originated to sell real estate owned	$495	$268	$1,486

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
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
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

If the fair value of a debt security is below its amortized cost basis at the quarter end, the security is evaluated for other-than-temporary impairment (“OTTI”). For debt securities, the Company considers its intention to sell the security.  If the Company does not intend on selling the security, then it is evaluated whether it is more likely than not it will be required to sell the security before recovery of the amortized cost.  If the Company fails either of those tests, then the Company records OTTI for the affected security equal to the difference between the fair value and amortized cost.

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

During the years ended September 30, 2012, 2011 and 2010, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities.  The cumulative amount of these charges created a separate accumulated other comprehensive loss for held to maturity securities.  This accumulated other comprehensive loss will be accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows.  See Note 3 for further discussion of OTTI on investment securities.

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
Years Ended September 30, 2012, 2011 and 2010
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

Federal Home Loan Bank Stock - Federal Home Loan Bank (“FHLB”) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources.  The Company considers the capital position of the FHLB of Dallas as well as recent redemptions of the common stock when considering whether or not the investment is impaired.  As of September 30, 2012 the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired.  The FHLB of Dallas received an S&P rating of AA+ which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB of Dallas stock.  It has no quoted market value and is carried at cost.  Cost approximates fair market value based upon the redemption policies and practices of the FHLB of Dallas, which provide redemption at par.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes.  For the purposes of evaluating goodwill, the Company has determined that it operates only one reporting unit.  The Company performed a qualitative assessment and determined that it was not more likely than not that the fair value of the reporting unit was less than the carrying amount at September 30, 2012.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $508 and $497 at September 30, 2012 and 2011, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Mortgage Servicing Rights - Servicing assets are recognized at fair value as separate assets when rights are acquired through purchase or sale of financial assets and are amortized over the estimated life of the underlying assets. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The present value of future earnings is the estimated market value for the loans, calculated by a third party using consensus assumptions that a third party purchaser would utilize in evaluating potential acquisition of the servicing such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, prepayment speeds, and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. If the fair value is less than the amortized value of the servicing asset, a valuation allowance is established. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are amortized in proportion to and over the period of the estimated future net servicing income of the underlying financial asset.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Employee Stock Ownership Plan (“ESOP”) - The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank’s employees who meet certain eligibility requirements. The Company records compensation expense associated with the ESOP based on the average market price (fair value) of the total Company shares committed to be released, and subsequently allocated to participants, during the year.  The Company further records as compensation expense any dividends declared on unallocated Company shares in the ESOP trust.  Earnings per share computations include any allocated shares in the ESOP trust.

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

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense.  The Company and its subsidiaries’ tax filings for the years ended September 30, 2009 through 2011 are currently open to audit under statutes of limitation by the Internal Revenue Service.

Income Per Share - Basic net income per common share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and stock grants. The dilution effect of stock options and stock grants is determined using the treasury stock method.  The effect of any anti-dilutive common stock equivalents is excluded from the diluted EPS computation.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

NEW ACCOUNTING PRONOUNCEMENTS

ASU-Accounting Standards Update (2011-04),  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04, amends Topic 820, Fair Value Measurement and Disclosures, to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards.  ASU 2011-04 clarified the application of existing fair value measurement requirements, changed certain principles in Topic 820 and requires additional fair value disclosures.  ASU 2011-04 was effective for annual and interim periods beginning after December 15, 2011.  The adoption of this ASU did not have a significant impact to the Company’s financial statements and the updated disclosures are included herein.

ASU-Accounting Standards Update (2011-05), Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This Update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted and the Company has presented as a separate statement.

ASU-Accounting Standards Update (2011-08), Intangibles-Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.  The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  The amendments in this Update are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted.  The Company early adopted the guidance for the goodwill impairment test for the fiscal year 2011.  The adoption of this standard did not have a material impact on the consolidated financial statements.

ASU-Accounting Standards Update (2011-12) Comprehensive Income (Topic 220):  Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive in Accounting Standards Update No. 2011-05. This amendment effectively defers only those changes that related to the presentation of reclassification adjustments out of accumulated other comprehensive income and will be temporary to allow the FASB time to re-deliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

ASU-Accounting Standards Update (2012-02), Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test.  Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible assets unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  The amendments are effective for annual and interim impairment tests performed for fiscal year beginning after September 15, 2012.

2.	INTEREST RATE RISK

The company is engaged principally in providing first mortgage and other types of loans to individuals and business.  Loans are funded primarily with deposit accounts and borrowings from the Federal Home Loan Bank.  At September 30, 2012 the company was asset sensitive which indicates that interest- bearing assets will re-price faster than interest bearing liabilities with changes in market interest rates. In declining market interest rate environments the Company is exposed to interest rate risk because interest bearing assets re-price faster than interest bearing liabilities resulting in lower net interest income.

The Company manages interest rate risk exposure by monitoring the mix of loans, deposit and borrowings and reports to the Board of Directors quarterly.  The Company's interest rate risk position at September 30, 2012 was within the limits establish by the Board of Directors.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

3.	SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Association	$1,618	$56	$-	$1,674
Federal Home Loan Mortgage Corporation	2,077	92	-	2,169
Federal National Mortgage Association	12,914	928	-	13,842
	16,609	1,076	-	17,685
CMOs:
Government National Mortgage Association	1,604	184	-	1,788

Marketable equity securities	371	125	(2)	494
	$18,584	$1,385	$(2)	$19,967

	September 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Association	$1,772	$61	$-	$1,833
Federal Home Loan Mortgage Corporation	3,343	91	-	3,434
Federal National Mortgage Association	16,367	812	-	17,179
	21,482	964	-	22,446
CMOs:
Government National Mortgage Association	1,987	196	-	2,183

Marketable equity securities	386	136	(3)	519
	$23,855	$1,296	$(3)	$25,148

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$44,673	$-	$-	$44,673
Mortgaged-backed securities:
Federal National Mortgage Association	17,364	1,180	-	18,544
Federal Home Loan Mortgage Corporation	3,874	321	-	4,195
Private Label	-	-	-	-
CMOs:
Federal Home Loan Mortgage Corporation	76	5	-	81
Federal National Mortgage Association	826	71	-	897
Private Label	-	-	-	-
	$66,813	$1,577	$-	$68,390

	September 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$47,975	$-	$-	$47,975
Mortgaged-backed securities:
Federal National Mortgage Association	24,200	1,194	(1)	25,393
Federal Home Loan Mortgage Corporation	5,530	451	-	5,981
Private Label	1,377	367	(102)	1,642
CMOs:
Federal Home Loan Mortgage Corporation	129	1	-	130
Federal National Mortgage Association	1,067	52	-	1,119
Private Label	320	300	(1)	619
	$80,598	$2,365	$(104)	$82,859

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2012 are as follows:

	Securities with losses		Securities with losses
	under 12 months		over 12 months		Total
	Fair Value	Gross unrealized losses	Fair value	Gross Unrealized losses	Fair value	Gross unrealized losses
Available-for-sale
Marketable equity securities	$-	$-	$5	$(2)	$5	$(2)
Total	$-	$-	$5	$(2)	$5	$(2)

The Company has 325 investments at September 30, 2012 of which two had immaterial unrealized losses.

Details concerning securities with unrealized losses as of September 30, 2011 are as follows:

	Securities with losses		Securities with losses
	under 12 months		Over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
(In thousands)	value	Losses	value	losses	value	losses
Available-for-Sale
Marketable equity securities	$7	$(3)	$-	$-	$7	$(3)
	$7	$(3)	$-	$-	$7	$(3)

	Securities with losses		Securities with losses
	under 12 months		Over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	value	losses	value	losses	value	losses
Held-to-Maturity
Mortgage backed securities
Private Label	$231	$(13)	$499	$(89)	$730	$(102)
Federal National Mortgage Association	199	(1)	-	-	199	(1)
CMOs:
Private label	48	(1)	-	-	48	(1)
	$478	$(15)	$499	$(89)	$977	$(104)

The Company had 411 investments at September 30, 2011 of which 30 had unrealized losses. These unrealized losses generally result from changes in market interest rates and as a result of the disruption in the existing mortgage securities market due to illiquidity in certain sectors of that market.  The unrealized losses associated with investment securities issued by government sponsored enterprises (“GSEs”) are caused by changes

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

in interest rates and are not considered credit related since the contractual cash flows of these investments are guaranteed by these agencies.

GSEs have access to additional capital and liquidity resources from the U.S. Treasury, which indicates that they will be able to honor their guarantees, related to the contractual cash flows of the mortgage-backed securities (“MBS”) that they have issued.  In the case of securities issued by the Government National Mortgage Association, the securities are fully guaranteed by the U.S. Government.

For each private label security, duration of the impairment, credit support and cash flows were assessed to determine whether the security was temporarily or other than temporarily impaired.  Management evaluates the actual mortgage delinquencies, foreclosures, and real estate owned for each security, as well as future expected losses in the underlying mortgage collateral to determine if there is a high probability for expected losses and contractual shortfalls of interest or principal, which could warrant recognition of other than temporary impairment.  Based upon its evaluation, the Company determined that some securities have been other-than-temporarily impaired. Consequently, during 2012, 2011, and 2010 the value of these securities has been reduced with a corresponding charge to earnings of $128, $286 and $177, respectively, which represents the credit portion of the losses. The remaining balances of the private label securities have been determined to have sufficient credit support and cash flows to repay the remaining principal of the security.

In September 2011, the Company redeemed, and recognized an immaterial gain on its investment in the unit investment trust which consisted of common stock in 16 community banks located around the nation and three single issue bank common stocks, typically obtained in mutual to stock thrift conversions.

At September 30, 2012 and 2011, securities with a cost of approximately $18,850 and $19,550 were pledged to secure deposits and advances from the FHLB of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2012, has not been presented due to the investment in mortgage-backed securities.  Actual maturities of these securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2012, is shown below.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$33,511	$33,511
Due after one year but within five years	11,162	11,162
Total	44,673	44,673

Mortgage-backed securities	22,140	23,717
	$66,813	$68,390

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

The following table presents a roll-forward of the amount of credit losses on debt securities held by the Company for which a portion of OTTI was recognized in other comprehensive income for the years ended September 30, 2012 and 2011:

Beginning balance of credit losses at October 1, 2011	$1,563
Other-than-temporary impairment credit losses on securities not previously OTTI	35
Increases for additional credit losses on securities previously determined to be OTTI	93
Reduction for increases in cash flows	-
Reduction due to credit impaired securities sold or fully settled	(1,691)
Ending balance of cumulative credit losses recognized in earnings at September 30, 2012	$0

The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

Beginning balance of credit losses at October 1, 2010	$1,442
Other-than-temporary impairment credit losses on securities not previously OTTI	95
Increases for additional credit losses on securities previously determined to be OTTI	191
Reduction for increases in cash flows	-
Reduction due to credit impaired securities sold or fully settled	(165)
Ending balance of cumulative credit losses recognized in earnings at September 30, 2011	$1,563

The amount of other-than-temporary impairment credit losses on securities for which we had previously recognized OTTI amounted to $93 and the amount related to losses on securities with no previous losses amounted to $35 at September 30, 2012.  Debt securities with unrealized losses are reviewed for OTTI at each reporting period. Management monitors these securities for evidence of credit deterioration that could indicate that an OTTI has occurred.  Among other factors, changes in the security’s credit rating from a credit rating agency are considered as evidence of potential credit deterioration.  For securities that have indications of credit

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

related impairment, management analyzes future expected cash flows to determine if any credit related impairment is evident. Estimated cash flows are determined using management’s best estimate of future cash flows based on specific assumptions.  The assumptions used to determine the cash flows were based on estimates of loss severity, credit default, and prepayment speeds.  For each security, these assumptions were developed by taking the trailing six month historical average rate for the security.

Gains on sale of available for sale securities of $167, $96 and $108 were realized on sales of securities in the years ended September 30, 2012, 2011, and 2010 respectively.  Proceeds of $370, $232 and $577 were received from the sale of securities during the twelve months ended September 30, 2012, 2011, and 2010 respectively.  Losses on available for sale securities of $0, $0 and $18 were realized on sales of securities in the years ended September 30, 2012, 2011 and 2010.

Non-credit related OTTI losses in accumulated other comprehensive income were $0 as of September 30, 2012 and $534 as of September 30, 2011.  These losses were related to investments in private label CMOs. During the fourth quarter ended September 30, 2012, private-label mortgage backed securities in our held-to-maturity portfolio with a carrying amount of $1,766 were sold for an immaterial gain.  While the Company had the ability to hold these securities, due to the current uncertainties in the market place, management made the decision to move these securities out of the portfolio.

4.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

	Sept '12	% Total	Sept '11	% Total

Commercial real estate loans	$120,557	17.8%	$111,558	18.3%
Commercial non-real estate loans	34,032	5.0%	27,403	4.5%
Commercial-construction loans	7,357	1.1%	9,473	1.5%
Commercial-land	13,312	2.0%	15,721	2.6%
Residential-construction loans	9,478	1.4%	10,604	1.7%
Residential-real estate loans	413,500	61.1%	356,950	58.5%
Consumer-Mobile home loans	37,030	5.5%	38,285	6.3%
Consumer-other	41,110	6.1%	40,227	6.6%
Total Loans	676,376	100.0%	610,221	100.0%
Less:
Allowance for loan losses	8,559		8,331
Deferred loan fees	1,975		1,619
Total Net Loans	$665,842		$600,271

Commercial real estate loans increased $9.0 million from September 30, 2011 to September 30, 2012 mainly due to increased originations.  Commercial non-real estate loans increased $6.6 million from September 30, 2011 to September 30, 2012 mainly due to increased originations.  Residential real estate loans increased $56.6 million from September 30, 2011 to September 30, 2012 mainly due to originations of 15 year term conforming one-to-four family mortgage loans.  At September 30, 2012 approximately $294.5 million of loans receivable were

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

pledged as collateral securing advances from the FHLB.  The Company has loans that it services for others which amounted to $25,235 and $36,811 at September 30, 2012 and 2011, respectively.

Changes in the allowance for loan losses were as follows:

	Year Ended September 30,
	2012	2011 _	2010 _

Beginning balance – October 1	$8,331	$9,256	$6,806
Provision charged to operating expense	1,910	3,900	3,896
Recoveries	203	57	30
Loans charged off	(1,885)	(4,882)	(1,476)

Ending balance – September 30	$8,559	$8,331	$9,256

The amount of nonaccrual loans at September 30, 2012 and September 30, 2011 was approximately $10.2 million and $10.1 million, respectively.  The Company had total impaired loans of approximately $8.7 million and $8.7 million at September 30, 2012 and September 30, 2011, respectively.  The average investment in impaired loans was $11.0 million and $10.3 million for the years ended September 30, 2012 and 2011, respectively.  The amount of foregone interest on impaired loans was approximately $180 and $266, respectively.  The amount of loans over 90 days and still accruing was approximately $351 and $793 as of September 30, 2012 and 2011, respectively.  Specific reserves allocated to impaired loans totaled approximately $0 and $548 million as of September 30, 2012 and 2011, respectively.  Impaired loans totaling approximately $8.7 million and $2.6 million had no specific reserves allocated as of September 30, 2012 and 2011, respectively.

The effect on net interest income of troubled debt restructurings is insignificant for the twelve months ended September 30, 2012.

Allowance for Loan Losses and Recorded Investment in Loans for the Twelve Months Ended September 30, 2012

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

	Real Estate
(in thousands)	Commercial- real estate	Commercial-construction	Commercial- Land	Residential-construction	Residential-real estate	Commercial-non real estate	Consumer-Mobile Homes	Consumer-Other	Total
Allowance for loan losses:

Beginning Balance	$1,991	$136	$425	$78	$4,274	$258	$593	$576	$8,331
Charge-offs	426	-	250	-	753	165	209	82	1,885
Recoveries	159	5	-	-	12	-	16	11	203
Provision	321	-	262	2	857	172	209	87	1,910
Ending balance	2,045	141	437	80	4,390	265	609	592	8,559

Ending balance allocation:
Individually evaluated for impairment	-	-	-	-	-	-	-	-	-

Collectively evaluated for impairment	2,045	141	437	80	4,390	265	609	592	8,559

Loans: Ending Balance Collectively evaluated for impairment	117,033	7,357	8,654	9,478	413,119	33,878	37,030	41,110	667,659

Ending Balance individually evaluated for impairment	$3,524	$-	$4,658	$-	$381	$154	$-	$-	$8,717

The table below provides an allocation and rollforward of the allowance for possible loan losses by loan type as of and for the year ended September 30, 2012; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

The table below provides an allocation and rollforward of the allowance for possible loan losses by loan type as of and for the year ended September 30, 2011; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Real Estate
(in thousands)	Commercial -real estate	Commercial-construction	Commercial-Land	Residential-construction	Residential-real estate	Commercial-non real estate	Consumer-Mobile Homes	Consumer-Other	Total
Allowance for loan losses:

Beginning Balance	$2,402	$68	$1,076	$61	$4,173	$327	$640	$509	$9,256
Charge-offs	1,565	51	1,666	-	1,131	138	234	97	4,882
Recoveries	-	-	-	-	39	1	10	7	57
Provision	1,154	119	1,015	17	1,193	68	177	157	3,900
Ending balance	$1,991	$136	$425	$78	$4,274	$258	$593	$576	$8,331

Ending balance allocation:
Individually evaluated for impairment	$233	$-	$250	$-	$65	$-	$-	$-	$548

Collectively evaluated for impairment	$1,758	$136	$175	$78	$4,209	$258	$593	$576	$7,783

Loans: Ending Balance Collectively evaluated for impairment	$109,181	$8,452	$10,888	$10,604	$356,545	$27,345	$38,285	$40,227	$601,527

Ending Balance individually evaluated for impairment	$2,377	$1,021	$4,833	$-	$405	$58	$-	$-	$8,694

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Credit Quality Indicators
As of September 30, 2012

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

Watch List – Assets considered on a “Watch List” are technically not classified in the usual sense of the term and are considered “Pass” assets. Assets in this category do not trigger a need for additional valuation allowances. The purpose of this list is to identify assets that warrant increased monitoring for minor exceptions or problems, which could worsen in the near future if left unattended.

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
Years Ended September 30, 2012, 2011 and 2010
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

Non-owner occupied nonresidential and multifamily properties:
Loans secured by non-residential properties such as office buildings, and loans secured by multifamily housing are dependent upon the ability of the property to produce enough cash flow sufficient to service the debt.  These types of properties are generally susceptible to high unemployment or generally weak economic conditions which can result in high vacancy rates.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

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
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Commercial Credit Exposure
Credit Risk Profile by Internally Assigned Grade
As of September 30, 2012

	Commercial-Land	Commercial- Construction	Commercial-Non-Real Estate	Commercial-Real Estate	Total	% Total

Prime	$-	$-	$3,146	$-	$3,146	1.8%
Excellent	-	-	118	-	118	0.1
Average	815	-	500	4,921	6,236	3.6
Satisfactory	7,231	6,927	28,008	92,494	134,660	76.8
Watch	601	65	2,056	18,733	21,455	12.2
Special Mention	17	365	50	872	1,304	0.7
Substandard	4,648	-	154	3,537	8,339	4.8
Doubtful	-	-	-	-	-	0.0
Loss	-	-	-	-	-	0.0
Total	$13,312	$7,357	$34,032	$120,557	$175,258	100.0%

As of September 30, 2011

	Commercial-Land	Commercial- Construction	Commercial-Non-Real Estate	Commercial-Real Estate	Total	% Total

Prime	$-	$-	$3,489	$-	$3,489	2.1%
Excellent	-	-	50	8	58	0.1
Average	500	-	821	5,554	6,875	4.2
Satisfactory	8,525	7,113	21,433	77,254	114,325	69.6
Watch	1,738	927	994	24,360	28,019	17.1
Special Mention	166	381	558	2,534	3,639	2.2
Substandard	4,792	1,052	58	1,848	7,750	4.7
Doubtful	-	-	-	-	-	0.0
Loss	-	-	-	-	-	0.0
Total	$15,721	$9,473	$27,403	$111,558	$164,155	100.0%

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Consumer Credit Exposure Credit Risk Profile
By Creditworthiness Category
As of September 30, 2012
	Residential-Real Estate Construction	Residential-Real Estate	Total

Grade:
Pass	$9,478	$408,611	$418,089
Special Mention	-	328	328
Substandard	-	4,561	4,561
Loss	-	-	-
Total	$9,478	$413,500	$422,978

As of September 30, 2011
	Residential-Real Estate Construction	Residential-Real Estate	Total

Grade:
Pass	$10,604	$353,447	$364,051
Special Mention	-	183	183
Substandard	-	3,320	3,320
Loss	-	-	-
Total	$10,604	$356,950	$367,554

Consumer Credit Exposure
Credit Risk Profile Based on Payment Activity
As of September 30, 2012

	Consumer-Mobile Homes	Consumer-Other Loans	Total

Performing	$36,606	$40,680	$77,286
Nonperforming	424	430	854
Total	$37,030	$41,110	$78,140

As of September 30, 2011

	Consumer-Mobile Homes	Consumer-Other Loans	Total

Performing	$37,906	$40,108	$78,014
Nonperforming	379	119	498
Total	$38,285	$40,227	$78,512

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Age Analysis of Past Due Loans
As of September 30, 2012
	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing

Commercial real estate loans	$35	$810	$845	$119,712	$120,557	$-
Commercial non-real estate loans	28	2	30	34,002	34,032	-
Commercial-construction loans	-	-	-	7,357	7,357	-
Commercial-land	314	531	845	12,467	13,312	-
Residential-construction loans	-	-	-	9,478	9,478	-
Residential-real estate loans	4,410	4,249	8,659	404,841	413,500	351
Consumer-Mobile home loans	1,292	425	1,717	35,313	37,030	-
Consumer-other	332	343	675	40,435	41,110	-
Total	$6,411	$6,360	$12,771	$663,605	$676,376	$351

As of September 30, 2011
	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing

Commercial real estate loans	$660	$1,275	$1,935	$109,623	$111,558	$-
Commercial non-real estate loans	60	-	60	27,343	27,403	-
Commercial-construction loans	381	258	639	8,834	9,473	-
Commercial-land	500	360	860	14,861	15,721	239
Residential-construction loans	-	-	-	10,604	10,604	-
Residential-real estate loans	4,922	3,041	7,963	348,987	356,950	554
Consumer-Mobile home loans	1,025	379	1,404	36,881	38,285	-
Consumer-other	564	320	884	39,343	40,227	-
Total	$8,112	$5,633	$13,745	$596,476	$610,221	$793

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Impaired Loans
For the Year ended September 30, 2012
				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate loans	$2,857	$2,883	$-	$3,839	$82
Commercial non-real estate	329	349	-	418	7
Commercial-construction loans	-	-	-	547	27
Commercial-land	4,658	6,274	-	4,959	11
Residential-real estate loans	872	1,266	-	1,199	40
Subtotal:	8,716	10,772	-	10,962	167
With an allowance recorded:
Commercial real estate loans	-	-	-	-	-
Commercial non-real estate	-	-	-	-	-
Commercial-construction loans	-	-	-	-	-
Commercial-land	-	-	-	-	-
Residential-real estate loans	-	-	-	-	-
Subtotal:	-	-	-	-	-
Totals:
Commercial	7,844	9,506	-	9,763	127
Residential	872	1,266	-	1,199	40
Total	$8,716	$10,772	$-	$10,962	$167

For the Year ended September 30, 2011
				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate loans	$1,128	$2,095	$-	$1,713	$20
Commercial non-real estate	58	58	-	78	6
Commercial-construction loans	1,021	1,072	-	1,054	-
Commercial-land	360	754	-	621	8
Residential-real estate loans	-	-	-	-	-
Subtotal:	2,567	3,979	-	3,466	34
With an allowance recorded:
Commercial real estate loans	1,249	1,350	233	1,383	88
Commercial non-real estate	-	-	-	-	-
Commercial-construction loans	-	-	-	-	-
Commercial-land	4,473	5,445	250	5,121	-
Residential-real estate loans	405	405	65	355	20
Subtotal:	6,127	7,200	548	6,859	108
Totals:
Commercial	8,289	10,774	483	9,970	122
Residential	405	405	65	355	20
Total	$8,694	$11,179	$548	$10,325	$142

Troubled debt restructured loans (“TDR”) which are included in the impaired loan totals, were $6,316 with $2,373 still accrual and $7,570 with $1,075 still accrual at September 30, 2012 and 2011, respectively. The decrease in TDRs was a result of principal reductions through payments and valuation adjustments. The Company has not committed to lend additional funds to the customers with outstanding loans that are classified as a TDR. As of   September 30, 2012, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Modifications
Year Ended September 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled debt restructuring occurring during the year ended September 30, 2012:
Commercial real estate loans	3	$2,248	$2,248
Commercial construction loans	-	-	-
Commercial non-real estate loans	1	125	125
Residential real estate loans	-	-	-
Total *	4	$2,373	$2,373

*  All of the troubled debt restructured loans presented above are still accruing.

Three commercial loans totaling $2.3 million were classified as troubled debt restructurings due to a modification of terms allowing customer to make interest only payments for an amount of time.  One commercial loan secured by equipment for $125,000 was also classified as troubled debt restructure due to a modification of terms allowing customer to make interest only payments for an amount of time.

Year Ended September 30, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled debt restructuring occurring during the year ended September 30, 2011
Commercial real estate loans	2	$2,426	$1,583
Commercial construction loans	10	793	763
Commercial land	3	5,811	4,473
Residential real estate loans	3	290	355
Total *	18	$9,320	$7,174

*  Of the amount of troubled debt restructured loans presented above all are on non-accrual with the exception of $1.1milion, which are still accruing at September 30, 2011

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

One commercial loan totaling $720 was classified as troubled debt restructuring due to a modification of terms allowing the customer to make interest-only payments for an amount of time.  One large commercial loan totaling $863 was classified as a troubled debt restructuring due to an extension of maturity date and an increase in amount borrowed.  One customer relationship with three residential real estate loans totaling $355 was modified by an extension of term, and reduction in interest rate to obtain a lower payment for the customer.

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

Loans on Nonaccrual Status
At September 30, 2012 and September 30, 2011
	September 30,
	2012	2011

Commercial real estate loans	$810	$1,275
Commercial non-real estate loans	2	-
Commercial-construction loans	-	1,021
Commercial-land	4,344	4,594
Residential-construction loans	-	-
Residential-real estate loans	4,249	2,487
Consumer-Mobile home loans	425	379
Consumer-other	343	322
Total	$10,173	$10,078

Total nonaccrual loans at September 30, 2012 include $3.8 million related to the commercial credit relationship consisting of 13 loans modified in 2011. A significant portion of total nonaccrual loans in 2011 is related to the $5.2 million commercial credit relationship discussed above. Total nonaccrual loans remained relatively stable as of September 30, 2012 compared to September 30, 2011. Nonaccrual residential real estate loans increased during the year primarily due to loans originated in 2008 just before the economic down turn. Nonaccrual residential real estate loans ranged from a low of $2.5 million to a high of $4.3 million during fiscal 2012.

Related Party loans

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $400 and $667 at fiscal year-end 2012 and 2011, respectively. During fiscal 2012 and 2011 new loans aggregating approximately $0 and $187, respectively, and amounts collected of approximately $267 and $227 respectively, were transacted with such parties.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

5.     REAL ESTATE OWNED

Real estate owned consisted of the following:

	September 30,
	2012	2011
Real estate acquired through foreclosure:
One-to-four family units	$478	$1,262
Multi-family	-	-
Land loans	35	87
Commercial real estate loans	-	56
Less allowance for losses	-	-

Real estate owned - net	$513	$1,405

6.     PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	September 30,
	2012	2011

Land	$11,674	$10,241
Buildings and improvements	22,403	20,251
Furniture, fixtures and equipment	12,667	11,995
	46,744	42,487
Less accumulated depreciation	(17,240)	(16,072)

	$29,504	$26,415

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2012 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2013	$109
2014	109
2015	75
2016	41
2017	21
$355

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

All leases contain options to extend for periods from three to ten years.  Total rent expense for the years ended September 30, 2012, 2011, and 2010 amounted to $93, $101 and $161 respectively.

7.     DEPOSITS

Deposits are summarized as follows:

	September 30,
	2012	2011

Non-interest bearing demand account	$93,410	$80,491
Interest bearing:
NOW accounts	126,858	110,331
Passbook and regular savings	198,667	190,727
Money funds accounts	55,252	54,970
Certificates of deposit	143,535	162,063

	$617,722	$598,582

Certificates of deposit of $100 or more amounted to $58,752 and $63,748 at September 30, 2012 and 2011, respectively.

Certificates of deposit at September 30, 2012 mature as follows:

Less than one year	$53,388
1-2 years	$36,558
2-3 years	$29,349
3-4 years	$12,842
4-5 years	$3,753
Over 5 years	$7,645
TOTAL	$143,535

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

8.     ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

At September 30, 2012 and 2011 respectively, the Company was indebted to the FHLB of Dallas for $142,751 and $108,183 of advances bearing interest at a weighted average rate of 2.82% and 3.34%, which are due as follows:

Year Ended September 30,
2013	$53,214
2014	9,847
2015	8,092
2016	10,349
2017	8,299
Thereafter	52,950
$142,751

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the FHLB.

At September 30, 2012, the Company had an additional $151,713 available under its line of credit with the FHLB of Dallas.

9.     OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2012	2011	2010

Life insurance contracts	$608	$595	$586
Other	222	231	274

	$830	$826	$860

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

10.         INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2012 and 2011 are as follows:

	September 30,
	2012	2011

Deferred tax assets:
Allowance for loan losses	$2,557	$2,474
Accruals and stock based compensation	1,288	1,103
Impairments on securities	12	30

Total deferred tax assets	3,857	3,607

Deferred tax liabilities:
Deferred loan fees and costs – net	261	210
Tax over book depreciation	1,392	1,274
Net unrealized gain on investment securities	484	258
Dividends on FHLB stock	101	350
Other	352	290

Total deferred tax liabilities	2,590	2,382

Net deferred tax asset	$1,267	$1,225

The components of income tax expense are as follows:
	Year Ended September 30,
	2012	2011	2010

Current	$3,923	$3,086	$4,548
Deferred	(268)	388	(1,182)
	$3,655	$3,474	$3,366

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Income taxes differ from the amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2012	2011	2010

Taxes computed at statutory rates	$3,720	$3,639	$3,559
Decrease in taxes due to net nontaxable income	(330)	(205)	(200)
Increase in taxes due to nondeductible expenses	166	40	42
Tax credits	-	-	(35)
Other	99	-	-

	$3,655	$3,474	$3,366

Effective tax rate	33.4%	32.5%	32.2%

GAAP does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2012, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

11.           NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2012	2011	2010

Occupancy, including depreciation, insurance,
rent, utilities, etc.	$2,508	$2,278	$2,398
Equipment, including depreciation, telephone,
etc.	2,632	2,623	2,528
Data processing	1,360	1,219	1,403

	$6,500	$6,120	$6,329

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Other operating expenses consisted of the following:

	Year Ended September 30,
	2012	2011	2010

Stationery, printing and postage	$979	$1,048	$1,103
Debit card expense, and other deposit related costs	1,655	1,972	1,648
Other	1,914	1,196	1,583

	$4,548	$4,216	$4,334

12.        RETIREMENT PLAN

The Company has a 401 (k) Plan whereby substantially all employees participate in the Plan.  Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan.  Matching contributions vest to the employee equally over a five-year period.  For the years ended September 30, 2012, 2011 and 2010, expense attributable to the Plan amounted to approximately $397, $382, and $363, respectively.

13.        INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2012, 2011, and 2010:

	Year Ended September 30,
	2012	2011	2010
Weighted average number of common shares outstanding - used in computation of basic income per common share	2,052,000	2,069,000	2,089,000
Effect of dilutive securities:
Stock options	17,000	12,000	6,500
Stock grants	7,000	11,000	11,500
Weighted average number of common shares outstanding plus effect of dilutive securities - used in computation of diluted income per common share	2,076,000	2,092,000	2,107,000

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

At September 30, 2012 and 2011 and 2010, approximately 73,000, 234,000 and 231,000, respectively, of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price.

14.  EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank’s employees who meet certain eligibility requirements.  During the fiscal year ended September 30, 2009 the ESOP Trust purchased an additional 20,408 shares of common stock in the Company with a loan from the Company.  Teche Federal Bank periodically made cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bore interest at the prime rate adjusted quarterly with principal and interest payable quarterly for nine consecutive quarters with the final payment made in December 2011.  The loan was collateralized by the unreleased shares of the stock purchased.

As the debt was repaid, shares were released from collateral and allocated to qualified employees based on the proportion of principal paid in the year. The shares pledged as collateral are reported as a reduction of stockholders’ equity in the consolidated balance sheets. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt or as compensation expense if not used for debt service.

Compensation expense related to the ESOP was $524, $435 and $522 for the years ended September 30, 2012, 2011 and 2010, respectively.  The ESOP had no unreleased shares at September 30, 2012.

The Company has 5 share-based compensation plans in effect at September 30, 2012.  The compensation cost that has been charged against income for those plans was approximately $503, $531 and $404 for the years ended September 30, 2012, 2011 and 2010, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

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
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

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

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The Company granted 50,220 stock options for the year ended September 30, 2012 with a weighted average fair value of $5.05 per option.  The Company granted 46,240 stock options for the year ended September 30, 2011 with an average fair value of $4.68 per option. The Company granted 39,920 stock options for the year ended September 30, 2010 with an average fair value of $4.23 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant.  No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the years ended September 30, 2012 and 2011.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

	Year Ended September 30, 2012	Year Ended September 30, 2011	Year Ended September 30, 2010

Dividend yield	3.72%	4.29%	4.63%
Risk-free interest rate	1.12%	2.15%	2.25%
Volatility	22.54%	23.00%	24.00%
Expected Life	6 years	6 years	6 years

A summary of option activity under the stock option plans as of September 30, 2012, and changes during the year ended September 30, 2012 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at September 30, 2011	310,131	$34.28	5.6 years		$186
Exercised	(43,756)	26.60
Forfeited	(10,698)	35.82
Granted	50,220	$39.67		$
Outstanding at September 30, 2012	305,897	$36.17	6.01 years		$1,365
Exercisable at September 30, 2012	165,131	$36.05	4.10 years		$762

For the years ended September 30, 2012, 2011 and 2010 respectively, the intrinsic value of options exercised was approximately $484, $257 and $13.  The fair value of options vested during the years ended 2012, 2011 and 2010 was approximately $518, $333 and $102, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2012 was approximately $1,023.  The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $29 for the year ended September 30, 2012.

As of September 30, 2012, there was $667 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.37 years.

Stock Awards

A summary of the status of the Company’s non-vested stock awards as of September 30, 2012, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested – September 30, 2011	28,285	$32.31
Granted	16,068	$32.41
Forfeited	(2,412)	$33.56
Vested	(13,871)	$33.00
Non-vested – September 30, 2012	28,070	$31.92

The fair value of restricted stock vested and the fair value of shares vested as direct compensation for the years ended September 30, 2012, 2011 and 2010, respectively was $458, $139 and $172.

As of September 30, 2012, there was $604 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock award plans. That cost is expected to be recognized over a weighted-average period of 1.97 years.

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

As of September 30, 2012 the Company had made various commitments to extend credit totaling approximately $58,550.  Most of these commitments are at variable rates. As of September 30, 2011, such commitments totaled approximately $52,196.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

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

The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels.  For example, changes in market activity or the addition of new unobservable inputs could, in the Company’s judgment, cause a transfer to either a higher or lower level.  For the three and twelve months ended September 30, 2012, there were no transfers between levels.

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
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

securities.  Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell.  Impaired loans where an allowance is established requires classification in the fair value hierarchy. When the fair value of the collateral is based on the observable market price or a current appraised value, less estimated costs to sell, the Company records the impaired loan as nonrecurring Level 3.

Fair value is also used on a nonrecurring basis for nonfinancial assets and liabilities such as foreclosed assets, and other real estate owned measured at fair value for purposes of assessing impairment.  A description of the valuation methodologies used for nonfinancial assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

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

	Fair Value At September	Fair Value Hierarchy
	30, 2012	Level 1	Level 2	Level 3

Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,674	$-	$1,674	$-
Federal Home Loan Mortgage Corp.	2,169	-	2,169	-
Federal National Mortgage Assoc.	13,842	-	13,842	-
	17,685	-	17,685	-

CMOs:
Government National Mortgage Assoc.	1,788	-	1,788	-
Marketable equity securities	494	-	494	-
Total recurring	$19,967	$-	$19,967	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$-	$-	$-	$-
Impaired loans	5,053	-	-	5,053
Other real estate owned	513	-	-	513
Total non-recurring	$5,566	$-	$-	$5,566

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation	Unobservable	Range
	Estimate	Techniques	Input
(In thousands)
September 30, 2012:
Impaired Loans	$5,053	Property appraisals	Management discount for property type and recent market volatility	5%-30% discount
Other real estate owned	$513	Property appraisals	Management discount for property type and recent market volatility	3%-61% discount

	Fair Value At September	Fair Value Hierarchy
	30, 2011	Level 1	Level 2	Level 3

Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,833	$-	$1,833	$-
Federal Home Loan Mortgage Corp.	3,434	-	3,434	-
Federal National Mortgage Assoc.	17,179	-	17,179	-
	22,446	-	22,446	-

CMOs:
Government National Mortgage Assoc.	2,183	-	2,183	-
Marketable equity securities	519	519	-	-
Total recurring	$25,148	$519	$24,629	$-

Assets valued on a non-recurring basis:
CMOs: Private label	$892	$-	$892	$-
Impaired loans	6,821	-	-	6,821
Other real estate owned	1,405	-	-	1,405
Total non-recurring	$9,118	$-	$892	$8,226

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2012 and 2011:

(In thousands)			Fair Value Measurements at September 30, 2012
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$37,300	$37,300	$37,300	$-	$-
Investment securities	86,780	88,357	494	87,863	-
FHLB stock	6,809	6,809	-	6,809	-
Accrued interest receivable	2,514	2,514	-	2,514	-
Life Insurance contracts	14,513	14,513	-	14,513	-
Loans receivable, net	665,842	665,384	-	-	665,384

Financial liabilities:
Deposits	617,722	621,676	$93,410	528,266	-
Advance from Federal Home Loan Bank	142,751	153,855	-	153,855	-
Accrued interest payable	370	370	-	370	-

	September 30, 2011
	Carrying	Estimated
	Amount	Fair Value
(In thousands)
Financial assets:
Cash and cash equivalents	$29,155	$29,155
Investment securities	105,746	108,007
FHLB stock	5,318	5,318
Accrued interest receivable	2,320	2,320
Life Insurance contracts	13,905	13,905
Loans receivable, net	600,271	629,541

Financial liabilities:
Deposits	598,582	603,251
Advances from Federal Home Loan Bank	108,183	116,879
Accrued interest payable	319	319

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

17.  REGULATORY CAPITAL

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Under current Office of Financial Institutions regulations and prior Office of Thrift Supervision regulations, the Bank is required to maintain certain levels of capital.  At September 30, 2012 and 2011 the Bank was in compliance with its regulatory capital requirements as follows:

	Actual		For capital Adequacy purposes		To be well capitalized under prompt corrective action provisions
			Required		Required
Bank:	Amount	%	Amount	%	Amount	%
As of September 30, 2012:
Total Risk based capital	$79,670	14.09%	$45,260	8.0%	$56,576	10.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	12.82%	$22,630	4.0%	$33,945	6.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	8.65%	$33,513	4.0%	$41,891	5.0%
(to average assets)
Bank:
As of September 30, 2011:
Total Risk based capital	$75,082	14.30%	$42,029	8.0%	$52,537	10.0%
(to risk-weighted assets)
Tier 1 capital	$68,493	13.02%	$21,015	4.0%	$31,522	6.0%
(to risk-weighted assets)
Tier 1 capital	$68,493	8.77%	$31,221	4.0%	$39,026	5.0%
(to average assets)

The Company is also subject to certain capital requirements.  At September 30, 2012 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 13.86%, 9.36% and 15.13%, respectively.  At September 30, 2011 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 14.2%, 9.59% and 15.49%, respectively.

For the Bank to be well capitalized under current risk-based capital standards, it is required to have Tier I capital of at least 6% and total risk-based capital of 10%.  Based on these standards, the Bank is categorized as well capitalized at September 30, 2012.  Management believes that under current regulations, the Bank will continue

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

to meet its minimum capital requirements in the foreseeable future. Events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas in which the Bank operates could adversely affect future earnings and as a result, the ability of the Bank to meet its future minimum capital requirements.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2012, that the Bank meets all capital adequacy requirements to which it is are subject.

As of September 30, 2012, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of September 30, 2012 and 2011 are also presented in the previous table.

The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. The Bank’s primary sources of funds are deposits, scheduled amortization and prepayments on loan and mortgage-backed securities, and advances from the FHLB.  As of September 30, 2012, FHLB borrowed funds totaled $142.8 million.  FHLB advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans.  Additional borrowing capacity of approximately $152 million is available from the FHLB based on current collateral levels.  The Bank, if the need arises, may also access a line of credit in the amount of $25.9 million provided by a bank to supplement its supply of lendable funds and to meet deposit withdrawal requirements.  Loan repayments, maturing investments and mortgage-backed securities prepayments are greatly influenced by general interest rates and economic conditions.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

18.	SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets

	Year ended September 30,
	2012	2011
Assets:
Investment in subsidiary	$77,240	$73,194
Cash and cash equivalents	5,303	4,794
Other	998	1,999

Total assets	$83,541	$79,987

Stockholder’ equity	$83,541	$79,987

Statement of Earnings
	Year Ended September 30,
	2012	2011	2010

Dividends received from subsidiary	$4,400	$4,000	$3,650
Equity in earnings of subsidiary (less than) greater than dividends received	3,090	3,578	3,704
Interest income from subsidiary	5	5	23
Management fees and other expenses allocated to the parent	(77)	(77)	(77)
Other expenses - net	(245)	(471)	(324)
Income before income taxes	7,173	7,035	6,976
Income tax benefit	(112)	(193)	(125)
Net Income	$7,285	$7,228	$7,101

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2012, 2011 and 2010
(in thousands except share and per share data)

Statements of Cash Flows

	Year Ended September 30,
	2012	2011	2010
Cash flows from operating activities	$3,925	$3,487	$3,142

Cash flow from investing activities:
Purchase of securities available-for-sale	(186)	(150)	(178)
Proceeds from sale of land to bank	1,023	-	-
Proceeds from sale of securities	370	232	577

Net cash provided by investing activities	1,207	82	399

Cash flows from financing activities:
Dividends paid	(2,983)	(2,967)	(2,945)
Proceeds from exercise of stock options	1,023	138	29
Net loan activity with ESOP	65	261	260
Cash paid for purchase of common stock for treasury	(2,728)	(1,196)	(628)

Net cash used in financing activities	(4,623)	(3,764)	(3,284)

Net (decrease) increase in cash and cash equivalents	509	(195)	257

Cash and cash equivalents – beginning of year	4,794	4,989	4,732

Cash and cash equivalents – end of year	$5,303	$4,794	$4,989

19.           SUBSEQUENT EVENTS

In November 2012, the Company announced the sale of a portion of its mortgage portfolio. The Company sold a portfolio of performing single-family owner-occupied fixed rate mortgage loans with a book value of $46.3 million. The Company retained servicing on these loans. The Company recognized a pretax gain of approximately $2.0 million in connection with the sale.

DIRECTORS OF TECHE HOLDING COMPANY
AND
TECHE FEDERAL BANK
Patrick O. Little, Chairman	Mary Coon Biggs	Ernest Freyou	W. Ross Little, Jr.
William T. Allen	Donelson T. Caffery, Jr.	Henry L. Friedman	Robert L. Wolfe, Jr.
William A. Anderson, III	J. L. Chauvin	Dr. Thomas F. Kramer	Robert E. Mouton – Director Emeritus
Maunette B. Risher - Advisory

OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little	Chairman, President/CEO	Jill Noel	Vice President
Darryl Broussard	Sr. Vice President/CLO	Brayton Peltier	Vice President
J. L. Chauvin	Sr. Vice President/Treasurer/CFO	Jacqueline Rabeaux	Vice President
Jason P. Freyou	Sr. Vice President/Asst. Sec./ COO	Scott Ridley	Vice President
Eddie R. LeBlanc	Sr. Vice President/Internal Auditor	Bryan Rowell	Vice President
W. Ross Little, Jr.	Sr. Vice President/Secretary/CRO	Martin M. Vasquez	Vice President
Tom A. Aldrich	Vice President	Tina M. Vidrine	Vice President
Ronald Arceneaux	Vice President	Daniel E. Adler, Sr.	Assistant Vice President
Angela Badeaux	Vice President	Terry T. Albarado	Assistant Vice President
Montreen D. Badeaux	Vice President	Paulette A. Boudreaux	Assistant Vice President
F. William Ball	Vice President	Toya Broussard	Assistant Vice President
Patricia O. Begnaud	Vice President	Kristen Corbett	Assistant Vice President
Genevieve V. Bihm	Vice President	Jeanette D. Charles	Assistant Vice President
Georgia B. Boudreaux	Vice President	Denise Guidry	Assistant Vice President
Elmo P. Boudreaux, Jr.	Vice President	Ryan Haydel	Assistant Vice President
Irma Nell Bourque	Vice President	Henrietta S. Hollier	Assistant Vice President
Bart C. Boyer	Vice President	Christina Irvin-Simpson	Assistant Vice President
Mary Beth Brady	Vice President	Christy B. Istre	Assistant Vice President
Judy V. Breaux	Vice President	Barbara A. Jesset	Assistant Vice President
Glen W. Brown	Vice President	Felecia Kesel	Assistant Vice President
Kevin T. Caswell	Vice President	Debbie M. Lancon	Assistant Vice President
Belinda Cavazos	Vice President	Vicki L. Laubach	Assistant Vice President
S. Michael Comeaux	Vice President	Janna Leblanc	Assistant Vice President
Stephanie Comeaux	Vice President	Paul Ledoux	Assistant Vice President
Stephanie Dandry	Vice President	Christine Lynn	Assistant Vice President
Gwendoline Doucet	Vice President	Monique McBride	Assistant Vice President
Christopher Gondran	Vice President	Vanessa McGehee	Assistant Vice President
Elaine H. Gussman	Vice President	Cindy F. North	Assistant Vice President
Karen Hardy	Vice President	Aaron Ortego	Assistant Vice President
Constance E. Harris	Vice President	Marty Richard	Assistant Vice President
Chad Hebert	Vice President	Wendell Richard	Assistant Vice President
David Henry	Vice President	Tyrsi Richards	Assistant Vice President
Anne P. Jones	Vice President	Lindsey Robinson-Jones	Assistant Vice President
Jason Kennemer	Vice President	Linda Roman	Assistant Vice President
D. Ross Landry	Vice President	Lesley E. Schexnayder	Assistant Vice President
Billie Lis	Vice President	Tanya Thibodeaux	Assistant Vice President
Deborah Mire	Vice President	Ashley Townley	Assistant Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL	ST. LANDRY ADVISORY BOARD
Dixon Hughes Goodman LLP	Spidi & Fisch, PC	Martin A. Roy, Jr., Chairman
225 Peachtree Street NE, Suite 600	1227 25th Street, NW	H. Kent Aguillard
Atlanta, GA 30303	Suite 200 West	Anna Lee Dunbar
	Washington, DC 20037	Lynette Young Feucht
Patrick Fontenot
LEGAL COUNSEL	REGISTRAR AND STOCK	Simon Howard Fournier
Biggs, Supple, Cremaldi and Curet, LLP	TRANFER AGENT	Morgan J. Goudeau, III
Lawless Building	Registrar and Transfer Company	Marvin Schwartzenburg
Willow Street	10 Commerce Drive
Franklin, LA 70538	Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006