Form 10-K, Exhibit 13
period 2013-09-30
TECHE HOLDING CO
filed 2013-12-20
CIK 934538

Teche
HOLDING COMPANY
FIVE
CONSECUTIVE
2009, 2010, 2011, 2012, 2013
YEARS GROWTH EPS

ANNUAL REPORT 2013

Newest Location

5063 Essen Lane • Baton Rouge
Opened February 25th, 2013

AL BANK

Teche Holding Company	Bayou Vista	Baton Rouge
1120 Jefferson Terrace Boulevard	206 Arlington Street	Wal-Mart Neighborhood Market
New Iberia, LA 70560-5780	Morgan City, LA 70380-5977	9830 Old Hammond Highway
PHONE (337) 560-7151	(985) 395-5244	Baton Rouge, LA 70816-8251
FAX (337) 359-1831		(225) 926-7378
Lafayette
New Iberia	Broadmoor	Breaux Bridge
1120 Jefferson Terrace Boulevard	5121 Johnston Street	1410 Rees Street
New Iberia, LA 70560-5780	Lafayette, LA 70503-5157	Breaux Bridge, LA 70517-3801
(337) 365-0366	(337) 981-1887	(337) 332-2149
Call Center (800) 897-0315
	Lafayette	Houma
New Iberia	Downtown	706 Barrow Street
529 N. Lewis Street	1001 Johnston Street	Houma, LA 70360-4702
New Iberia, LA 70563-2015	Lafayette, LA 70501-7809	(985) 868-8766
(337) 367-2516	(337) 232-6463
Houma
New Iberia	Lafayette	912 Grand Caillou Road
142 W. St. Peter Street	2200 W. Pinhook Road	Houma, LA 70363-5700
New Iberia, LA 70560-3743	Lafayette, LA 70508-3232	(985) 857-9990
(337) 364-5528	(337) 232-3419
Thibodaux
Franklin	Lafayette	921 Canal Boulevard
211 Willow Street	Oil Center	Thibodaux, LA 70301-4505
Franklin, LA 70538-6154	124 Heymann Blvd.	(985) 446-6707
(337) 828-3212	Lafayette, LA 70503-
	(337) 262-8746	Opelousas
Franklin Drive-Thru		428 E. Landry Street
1823 Main Street	Baton Rouge	Opelousas, LA 70570-6126
Franklin, LA 70538-3130	3524 S. Sherwood Forest Boulevard	(337) 942-5748
(337) 828-4177	Baton Rouge, LA 70816-2232
	(225) 293-0954	Eunice
Morgan City		840 E. Laurel Avenue
1001 7th Street	Baton Rouge	Eunice, LA 70535-3608
Morgan City, LA 70380-1905	5063 Essen Lane	(337) 457-9585
(985) 384-0653	Baton Rouge, LA 70809
(225) 218-6930
www.teche.com

 Table of Contents

President’s Message

Selected Financial Data

Business of the Bank - Business of the Company

Summary of Quarterly Operating Results

Market and Dividend Information

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Management’s Report

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Stockholders' Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Directors and Officers

CHAIRMAN AND CEO MESSAGE | "THE WIND AT OUR BACK"

Teche had its fifth consecutive year of record earnings per share in fiscal year 2013 of $4.22. We are very proud of our consistent profitability. In 2013, we received our 10th annual listing in the KBW Honor Roll of the most profitable U.S. banks. We have shared profits with our investors by increasing dividends for eleven consecutive years. Our results are the product of our SmartGrowth strategy and our decision in 2008 to curtail our growth and to build our capital with operating revenue rather than raising capital from the public market. Although Teche went into the financial crisis with adequate capital, we wanted to weather the financial storm without TARP and to be able to continue growth at a point in the future free of regulatory constraints when the economy became stronger and consumers were more confident.

Teche reaped the benefits of this strategy in fiscal year 2013. With significant capital for growth, a robust south Louisiana economy and increase in consumer confidence, Teche had a remarkable year. Here are some highlights:

▶Fifth consecutive year of record earnings per share: $4.22◀

▶Eleventh year of increasing dividends: $1.475◀

▶Increase of 11.4% in checking balances and 5.4% in total deposits◀

▶Record year in commercial loan production of $96 million, 4.2% increase◀

▶Significant growth in consumer loans of 17.6%◀

▶Excellent asset quality with net charge-offs at 17 bps of average loans◀

▶Stock repurchases of 3% in the last twelve months◀

▶Tangible book value per share increased 6.1% to $41.68◀

Earnings Per Share
$4.40
$4.20
$4.00
$3.80
$3.60
$3.40
$3.20
$3.00
$3.36
$3.37
$3.45
$3.51
$4.22
2009
2010
2011
2012
2013

We also expanded our branch footprint by opening a new branch in the growing medical corridor of Baton Rouge and a branch in the heart of Lafayette's booming oil service businesses.

VALUE FOR SHAREHOLDERS

As you read through this report you will learn how Teche has offered significant value to its shareholders. Teche investors have gained a 39% total return in five years and 75% in ten years. The bank's consistent earnings, share repurchase program and increasing dividends have produced superior returns. Dividends paid in 2013 amounted to $1.475 per share. Three percent of the company's stock was repurchased in the last twelve months. Annualized Return on Average Equity was 9.96% and Annualized Return on Average Assets was 1.03% at the 2013 year end. Annualized Return on Tangible Equity was 10.40%. In terms of stock price, 2012 closed with a price of $40.50 and 2013 closed with a price of $45.68. Teche has 36% insider ownership and shareholder return is a top priority of the leadership.

Dividends
$1.50
$1.48
$1.46
$1.44
$1.42
$1.40
$1.38
$1.36
$1.34
$1.32
$1.30
$1.37
$1.41
$1.42
$1.44
$1.46
$1.48
2008
2009
2010
2011
2012
2013

SOLID CAPITAL

Teche has been growing its capital base for the last four years. In 2009, the total risk-based capital ratio was 12.72% and this year it was 14.31%. In that same time frame, our tangible equity ratio went from 8.90% to 10.01% and the ratio of equity to assets increased from 9.34% to 10.40%. Stockholders' equity also increased to $89.1 million. Having a solid capital base gives the company options to repurchase shares, expand branches and continue to increase dividends.

Stockholders Equity
$90
$85
$80
$75
$70
$65
$60
$68.00
$71.50
$75.50
$80.00
$83.50
$89.10
2008
2009
2010
2011
2012
2013

Tangible Book Value Per CommonShare
$40.00
$35.00
$30.00
$25.00
$30.37
$32.33
$34.43
$37.02
$39.29
$41.68
2008
2009
2010
2011
2012
2013

GROWTH IN OUR LOAN PORTFOLIO

Our loan production in 2013 was a record $252 million compared to $228 million in 2012. The last two quarters of 2013 loans increased 6.4%. Increases in the portfolio were led by commercial and consumer lending while home equity, SmartMortgages and mortgage loans decreased. SmartGrowth loans, consisting of commercial, consumer, and SmartMortgage loans were $509 million and accounted for 74.4% of total loans. Gross loans receivable increased to $684.4 million compared to $674.4 million in 2012. Our strong production was enabled by a clear sales focus and a growing economy in south Louisiana. Total loans have returned to the level they were before the $46.5 million loan sale earlier in this fiscal year.

Our loan portfolio continues to be diversified, transparent and high quality. We also are continuing to improve our efficiency and streamline service for our loan customers. We have technology initiatives underway this year to accelerate this process.

MAINTAINING ASSET QUALITY

One of the hallmarks of our bank is our pristine asset quality. This year we continued our history of very low net charge-offs with NCO's at only 17 basis points of average loans. Non-performing assets decreased to 0.39%. Our OREO ("Other Real Estate Owned") to assets is almost non-existent at 0.09%. We maintain excellent coverage ratios with 307% allowance for loans and lease losses to non-performing loans.

Non-Performing Assets/Assets
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1.19%
2.06%
1.55%
1.28%
0.39%
2009
2010
2011
2012
2013

Net Charge-Offs/Average Loans
0.90%
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
0.29%
0.24%
0.82%
0.26%
0.17%
2009
2010
2011
2012
2013

STRENGTH IN DEPOSITS

For the last 10 years, we have focused on building our SmartGrowth (core) deposits and limiting our time deposits. This strategy has reduced our costs. While total deposit costs were 0.41%, SmartGrowth deposit costs were 0.09%. SmartGrowth deposits were 76.7% of deposits in 2013. Total deposits increased to $650.8 million from $617.7 million in 2012, a 5.4% increase. SmartGrowth deposits consisting of checking, money market and savings increased to $499.1 million compared to $474.2 million in 2012.

Total Deposits 2013
23%
31%
8%
38%
Time Deposits
Savings
Money Market
Checking

SmartGrowth Deposits
$500
$375
$250
$125
$0
$ in Millions
$330
$368
$400
$437
$474
$499
2008
2009
2010
2011
2012
2013
Checking
Savings
Money Market

We have produced consistent results in our deposit gathering over many years, however, we have sought ways to improve our effectiveness. Our high success rate in growing deposits is due to superior execution of our sales culture throughout the bank. Seminars, coaching, and individual incentives are the driving forces which reinforce that culture. The bank changed its marketing approach from promotional strategies to daily execution of stellar service in the last few years. Bankers engage and connect with customers to offer them the best products for their needs. Accountability is measured and monitored at all levels. One measure of success is the high rate of checking account openings at Teche's branches. A Teche branch opens an average of 550 new checking accounts annually compared to the national benchmark of 200. Our aggressive approach to checking and our strong sales culture are at the heart of our superior deposit growth.

STATE-OF-THE-ART OPERATIONS

The growth in loans and deposits and the bank's service culture is fueled with state-of-the-art technology. This year the focus has been on expanding services for customers. In February mobile banking became fully operational and mobile deposits using an iPhone or Android device came on-line in August. These services are designed for customers who put a premium on portability and time. In addition, the bank is expanding electronic statements which offer convenience to the customer and cost savings to Teche. In every aspect of the bank's operations, we are striving to enhance our service delivery with technology and a very knowledgeable staff.

HEALTHY AND GROWING ECONOMY

Teche is located in the heart of the energy sector of Louisiana. Oil exploration and energy service companies are centered in the Lafayette MSA. Houma is the base for fabrication and shipbuilding companies. Deep water drilling in the Gulf of Mexico requires a significant investment in oil platforms and these are produced in the Houma area. In 2012 there were 36 rigs operating in deep waters and that number is expected to grow to 50 by mid- 2014 and 60+ over 2015-2017, according to the Louisiana Economic Outlook 2014-2015 published by LSU. Baton Rouge is the center of the petrochemical industry which is booming due to the low cost of natural gas and the national and global economies that are purchasing petrochemical products at a growing rate. Louisiana also has a thriving maritime industry which supports the oil exploration and petrochemical industries. In the areas of Teche's operations there is robust economic activity and unemployment is low. Baton Rouge's unemployment rate is 6.9%, Lafayette is 5.3% and Houma is 4.9%. Rates are based on August, 2013 data.

Louisiana has recovered from the deep water BP Oil spill which not only affected oil exploration but also the state's seafood industry. Louisiana is the number one producer of fish and blue crabs in the country and the number two producer of oysters. Cash crops of sugarcane, cotton and soy beans are also part of the state's overall economy, as well as, advanced manufacturing, tourism, education and healthcare.

Louisiana offers a generous entertainment tax credit program. Its entertainment industry including movies, TV, digital, music and live performance has boomed in the last 10 years. Dr. Loren Scott's Economic Report on the entertainment industry in Louisiana found that in 2012 the entertainment industry supported over $1.1 billion in sales at firms in the state, $770.6 million in household earnings and 15,184 jobs. Louisiana continues to be the third most popular state for movie production in the U.S.

For Louisiana and Teche's MSA's growth is forecasted for 2014 & 2015

Louisiana Non-Farm Employment Forecast
2014: 34,200 Jobs, 1.8% Growth
2015: 33,600 Jobs, 1.7% Growth
Houma MSA:
2014: 2,600 Jobs, 2.7% Growth
2015: 2,600 Jobs, 2.6% Growth
Lafayette MSA:
2014: 2,100 Jobs, 1.3% Growth
2015: 2,000 Jobs, 1.3% Growth
Baton Rouge MSA
2014: 12,500 Jobs, 3.3% Growth
2015: 9,200 Jobs, 2.3% Growth

Source: Louisiana Economic Outlook, 2014-2015
Loren Scott, PhD and Jim Richardson, PhD

Houma MSA

The key point in Houma is "the Gulf of Mexico is back." Houma is located on the coast of Louisiana and is the base for the oil and gas extraction and related industries: machinery, fabrication, shipbuilding and water-borne transportation. Just south of Houma is Port Fourchon which services about 90% of the offshore oil platforms and ships that drill in the Gulf of Mexico. One other driving force in the area is the massive amount of funds that British Petroleum has poured into the area to clean-up the devastating oil spill of 2010. BP paid $132.1 million in claims in Terrebonne Parish and $81 million in Lafourche Parish after the spill. This spill caused a moratorium on off-shore drilling which produced a tremendous loss of jobs and business in the area. However, the Gulf of Mexico is now booming. Bollinger Shipyards is fully booked with new construction work and Gulf Island Fabricators and McDermott are also busy with fabrication projects.

Lafayette MSA

Lafayette's economy is strong and diverse. Lafayette is not as dependent on the oil and gas industry as it was in the 1980's. However, this MSA does derive 11% of its jobs directly from the exploration industry and other jobs are related to the drilling business. Resurgence of exploration in the Gulf of Mexico is good for Lafayette and service firms like Frank's Casing Crew, Weatherford, Schlumberger, Halliburton, Stone Energy and Petroquest thrive in this economic environment. Advanced Integrated Systems, Plains Exploration and Production and Forum Energy Technologies are also expanding to meet growing demand. In addition to the energy sector the region benefits from other businesses like Stuller Settings, the nation's largest jewelry manufacturer, Acadian Ambulance, the largest privately owned ambulance service in the U.S., Schumacher Group which staffs physicians to ER's in 23 states and the University of Louisiana at Lafayette, the second largest university in Louisiana.

Baton Rouge MSA

This region has the largest forecasted job growth in Louisiana for 2014 and 2015. Baton Rouge is the state's capital, home of its flagship university, LSU and Southern University, one of the largest predominantly African American universities in the country. Baton Rouge is located on the Mississippi River in the heart of the petrochemical industry which is thriving and expanding. The Greater Baton Rouge Industrial Alliance reported $23.78 billion in announced and underway projects in the area compared to $4.1 billion last year. ExxonMobil's large refining plant is expanding with the construction of a new $215 million facility in Port Allen that will be a state-of-the-art synthetic aviation oil blending center. CB&I purchased the Shaw Group last year and is adding 400 new jobs to its workforce in Baton Rouge. One of the biggest developments this year was the announcement that IBM would build a new Technology Center in downtown Baton Rouge that would have a staff of 800 people. IBM has already started operations in Baton Rouge with 125 employees in temporary headquarters. The Tuscaloosa Marine Shale play is another promising force in the area's economy although its development is in the initial stages.

OUR VISION

Every year we have challenged ourselves to improve our results, our service and our return to shareholders. In 2013, we definitely met the challenge. I am proud to lead a talented executive team and an innovative and dedicated staff. We are very fortunate to be in an area of the country that is so prosperous. We have taken advantage of that tremendous opportunity. We have had a vision of what our company should be and our team continues to bring that vision to life. Our board of directors has guided our progress and supported our shareholder policies.

We have the "wind at our back" as we chart our future course. It is with pride that I submit these results of 2013 and comments to our shareholders.

We appreciate your investment and support.

Patrick Little

Chairman/Chief Executive Officer

TECHE LEADERSHIP: Left to Right – (Standing) *Daryl Broussard, Jason Freyou, Patrick Little, J. L. Chauvin,* (Seated) *Eddie Leblanc, W. Ross Little, Jr., Thomas Aldrich.*

SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
At or for the Year Ended September 30,

	2013	2012	2011	2010	2009
Assets	$856,664	$851,962	$793,203	$761,524	$765,071
Loans Receivable, Net	676,535	665,842	600,271	586,635	588,527
Securities-Available for Sale	14,447	19,967	25,148	14,996	20,936
Securities-Held to Maturity	67,732	66,813	80,598	59,566	75,384
Cash and Cash Equivalents	34,332	37,300	29,155	40,655	23,675
Deposits	650,791	617,722	598,582	579,355	585,469
FHLB Advances	108,997	142,751	108,183	100,017	100,628
Stockholders’ Equity	89,061	83,541	79,987	75,513	71,485
SUMMARY OF OPERATIONS
Interest Income	$37,428	$39,134	$39,358	$41,336	$44,237
Interest Expense	6,750	8,080	9,168	11,704	15,297
Net Interest Income	30,678	31,054	30,190	29,632	28,940
Provision for Loan Losses	400	1,910	3,900	3,896	3,026
Net Interest Income after
Provision for Loan Losses	30,278	29,144	26,290	25,736	25,914
Non-Interest Income	17,841	15,510	15,543	15,960	15,852
Non-Interest Expense	34,991	33,714	31,131	31,229	31,372
Income Before Income Taxes	13,128	10,940	10,702	10,467	10,394
Income Tax Expense	4,397	3,655	3,474	3,366	3,258

Net Income	$8,731	$7,285	$7,228	$7,101	$7,136

Basic Income per Common Share	$4.29	$3.55	$3.49	$3.40	$3.38
Diluted Income per Common Share	$4.22	$3.51	$3.45	$3.37	$3.36
Ratio of Equity to Assets	10.40%	9.81%	10.08%	9.92%	9.34%
Book Value/Common Share	$43.47	$41.09	$38.79	$36.19	$34.09

Return on Average Assets	1.03%	0.88%	0.94%	0.93%	0.91%
Return on Average Equity	9.96%	8.80%	9.12%	9.43%	9.98%
Net Interest Margin	3.96%	4.10%	4.28%	4.25%	4.01%
Non-Interest Expense/Average Assets	4.12%	4.09%	4.03%	4.10%	4.02%
Non-Interest Income/Average Assets	2.10%	1.88%	2.01%	2.11%	2.08%
Non-Performing Loans/Loans (1)	0.41%	1.58%	1.81%	2.47%	1.21%
Allowance for Loan Losses/Total Loans	1.15%	1.27%	1.37%	1.55%	1.14%
Dividend Payout Ratio	34.44%	41.45%	41.59%	42.14%	41.32%

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

Summary of Quarterly Operating Results

	Fiscal Year 2013				Fiscal Year 2012
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(Amounts in thousands, except per share data)

Interest Income	$9,571	$9,002	$9,392	$9,463	$9,766	$9,807	$9,725	$9,836

Interest Expense	1,832	1,697	1,630	1,591	2,080	2,111	1,993	1,895

Net Interest Income	7,739	7,305	7,762	7,872	7,686	7,696	7,732	7,941

Provision for Loan Losses	150	250	-	-	350	550	510	500

Income before	4,649	2,321	2,929	3,229	2,657	2,582	2,586	3,115
Income Taxes

Net Income	3,072	1,559	1,953	2,147	1,772	1,708	1,732	2,073

Basic Income	1.51	0.76	0.96	1.05	0.86	0.83	0.84	1.02
per Common Share

Diluted Income	1.49	0.75	0.95	1.03	0.85	0.82	0.83	1.01
per Common Share

Market and Dividend Information

    The Company's common stock trades on the NYSE MKT under the symbol "TSH.”  The following sets forth the high and low closing prices, period end closing price and cash dividends declared for the common stock for the last two fiscal years.

Quarter ended	Closing Price		Period	Cash Dividend
	High	Low	End Close	Declared	Date Declared
December 31, 2011	$35.65	$29.05	$35.00	$0.36	November 30, 2011
March 31, 2012	$37.75	$34.23	$37.75	$0.365	February 23, 2012
June 30, 2012	$39.10	$36.13	$39.10	$0.365	May 24, 2012
September 30, 2012	$41.29	$37.50	$40.50	$0.365	August 22, 2012
December 31, 2012	$41.30	$36.60	$37.87	$0.73	November 28, 2012
March 31, 2013	$41.25	$38.07	$41.25	$$0.00	No Dividend
June 30, 2013	$44.48	$40.15	$44.48	$0.37	May 23, 2013
September 30, 2013	$46.40	$43.50	$45.68	$0.375	August 29, 2013

    According to the records of the Company's transfer agent, there were 402 stockholders of record at November 30, 2013.  This number does not include any persons or entities that hold their stock in nominee or "street" name through various brokerage firms.

    As a bank holding company, the Company is subject to regulatory limitations on its ability to pay dividends.  Under guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Company is expected to serve as a “source of strength” for the Bank.  Consistent with this policy, the Federal Reserve Board has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund such dividends, and the prospective rate of earnings retention is consistent with the bank holding company’s capital needs, asset quality and overall financial condition.  In addition the Company's ability to pay dividends is substantially dependent upon the dividends it receives from the Bank.  Under current regulations, the Bank is not permitted to pay dividends if its regulatory capital would thereby be reduced below (1) the amount then required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Financial Institutions (“OFI”) and Federal Deposit Insurance Corporation (“FDIC”).  Capital distributions are also subject to certain limitations based on the Bank's net income.  See Note 17 of Notes to Consolidated Financial Statements.  The Bank's total capital at September 30, 2013 exceeded the amount required for its liquidation account and exceeded all regulatory capital requirements.

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

Overview

    The Company’s net income increased to $8.7 million for fiscal 2013 as compared to $7.3 million for fiscal 2012 and $7.2 million for fiscal 2011.  The increase was due primarily to a gain, net of taxes, of $1.3 million from the sale of $46.3 million in mortgage loans in the first fiscal quarter of 2013 along with a continued decline in loan loss provision which was offset by an increase in compensation and employee benefits.  Net income for fiscal 2012 compared to fiscal 2011 was higher due to an increase in net interest income of $864,000 along with a decrease in the loan loss provision of $2.0 million offset somewhat by $2.6 million increase in non-interest expense.  The Company’s total assets increased $4.7 million to $856.7 million at September 30, 2013 as compared to September 30, 2012 due to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans, cash balances and security balances.

Management Strategy

    Management's strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality.  The Bank's lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in the Bank's primary market area. Additionally, management emphasizes a “SmartGrowth” strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), SmartMortgage loans, commercial loans and commercial real estate loans for retention in the Company’s loan portfolio.  Smart mortgage loans are residential real estate loans that are underwritten to established Bank criteria, but may or may not conform to secondary market requirements. Smart mortgage loans comprised $113.6 million, or 16.6%, of the total loan portfolio. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans.  While SmartMortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, the Company believes its SmartGrowth strategy will have a favorable impact on the Company’s net interest margin, as well as assist in interest rate risk management.  SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

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

    The Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages ("ARMs"), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity.  Furthermore, the Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.  In recent years, the Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds.  At September 30, 2013, the weighted average term to re-pricing of the Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 30 months. In contrast, at September 30, 2013, $78.6 million of the Bank's certificate of deposit accounts and $398.2 million of the Bank's regular deposit accounts (e.g. demand, NOW, money market, savings), out of $650.8 million of total deposits, were scheduled to mature or re-price within one year or sooner.

    Management believes that it has adequate capital to accept a certain degree of interest rate risk.  At September 30, 2013 the Bank was slightly liability sensitive which indicates that an increase in market interest rates would not have a material impact on earnings and market value.

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
	September 30,			September 30,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net

Interest-Earning Assets:
Securities (1)	$(534)	$(134)	$(668)	$136	$(334)	$(198)
Loans Receivable, Net	969	(1,904)	(935)	3,285	(3,295)	(10)
Other Interest-Earning Assets (2)	164	(267)	(103)	(44)	28	(16)
Total Interest-Earning Assets	599	(2,305)	(1,706)	3,377	(3,601)	(224)
Interest-Bearing Liabilities
Deposits	106	(1,335)	(1,229)	18	(1,207)	(1,189)
FHLB Advances	(451)	350	(101)	1,223	(1,122)	101
Total Interest-Bearing Liabilities	(345)	(985)	(1,330)	1,241	(2,329)	(1,088)
Net Change in Net Interest Income	$944	$(1,320)	$(376)	$2,136	(1,272)	$864

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

	Year Ended September 30,
	2013			2012			2011
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
				(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)	$40,898	$1,204	2.94%	$57,237	$1,872	3.27%	$53,698	$2,070	3.85%
Loans Receivable (2) (3)	660,218	35,734	5.41%	643,224	36,669	5.70%	590,354	36,679	6.21%
Other Interest-Earning Assets (4)	72,823	490	0.67%	57,027	593	1.04%	61,429	609	0.99%
Total Interest-Earning Assets	773,939	$37,428	4.84%	757,488	$39,134	5.17%	705,481	$39,358	5.58%
Non-Interest Earning Assets	74,892			67,548			66,507
Total Assets	$848,831			$825,036			$771,988
Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$139,930	$237	0.17%	$119,611	$238	0.20%	$109,177	$199	0.18%
Statement & Regular Savings Accounts	206,972	412	0.20%	192,985	627	0.32%	181,509	832	0.46%
Money Funds Accounts	52,152	54	0.10%	53,872	123	0.23%	56,376	163	0.29%
Certificates of Deposit	141,677	2,169	1.53%	153,694	3,113	2.02%	170,876	4,096	2.40%
Total Deposits	540,731	2,872	0.53%	520,162	4,101	0.67%	517,938	5,290	1.02%
FHLB Advances	114,077	3,878	3.40%	127,433	3,979	3.13%	88,337	3,878	4.39%
Total Interest-Bearing Liabilities	654,808	$6,750	1.03%	647,595	$8,080	1.25%	606,275	$9,168	1.51%
Non-Interest-Bearing Liabilities	106,403			94,630			86,484

Total Liabilities	761,211			742,225			692,759
Stockholders’ Equity	87,620			82,811			79,229
Total Liabilities and Stockholders’ Equity	$848,831			$825,036			$771,988
Net Interest Income/Interest Rate Spread (5)		$30,678	3.81%		$31,054	3.92%		$30,190	4.07%
Net Interest Margin (6)			3.96%			4.10%			4.28%
Interest-Earning Assets/
Interest-Bearing Liabilities			118.19%			116.97%			116.36%

(1)  Includes securities and Federal Home Loan Bank (FHLB) stock.
(2)  Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)  Interest income includes loan fees of approximately $715,000 in 2013, $596,000 in 2012 and $611,000 in 2011.
(4)  Amount includes certificates of deposit and other interest-bearing deposits.
(5)  Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)  Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition from September 30, 2012 to September 30, 2013

    General.  Total assets increased $4.7 million or 0.6% to $856.7 million at September 30, 2013 from $852.0 million at September 30, 2012, due primarily to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans, cash balances and security balances.

    Cash and Cash Equivalents.  Cash and cash equivalents decreased $3.0 million from $37.3 million at September 30, 2012 to $34.3 million at September 30, 2013.  The decrease resulted primarily from a decrease in overnight cash.

    Securities Available-for-Sale and Held-to-Maturity.  Securities available-for-sale decreased $5.6 million from $20.0 million at September 30, 2012 to $14.4 million at September 30, 2013 due primarily to repayments on existing securities.  Securities held-to-maturity increased $0.9 million from $66.8 million to $67.7 million due primarily to purchases of certificates of deposits at other institutions offset somewhat by repayments on existing securities. For additional information regarding the Company’s securities portfolio see Note 3 of the Notes to Consolidated Financial Statements.

    Loans Receivable, Net.   The Bank’s net loans receivable increased $10.7 million or 1.6% to $676.5 million from $665.8 million at September 30, 2012 due primarily to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans. The sale of one-to-four family mortgage loans allowed the Bank to increase originations of commercial, consumer, and new one-to-four family mortgage loans. (See Note 4 of the Notes to Consolidated Financial Statements for a comparative breakdown of the Bank’s loan portfolio.)

    Premises and Equipment, Net.    Premises and equipment increased $3.0 million or 10.3% during the year ended September 30, 2013 due to additional investments in branch premises.  The Bank opened a new branch in the Baton Rouge market area and the Lafayette market area.

    Deposits.  The Bank’s deposits increased $33.1 million or 5.4% to $650.8 million at September 30, 2013, from $617.7 million at September 30, 2012.  SmartGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $24.9 million during the fiscal year from $474.2 million to $499.1 million.  Time deposits increased $8.2 million from $143.5 million to $151.7 million.  See Note 7 of the Notes to Consolidated Financial Statements for a comparative breakdown of the Bank’s deposit portfolio.

    Advances from FHLB.  Advances from the Federal Home Loan Bank of Dallas decreased $33.8 million, or 23.7%, to $109.0 million from $142.8 million at September 30, 2012.  The decrease was due to normal principal payments on existing advances and $48.6 million in maturities offset by a new overnight advance of $19.4 million.

    Stockholders’ Equity.  Stockholders’ equity increased $5.6 million, or 6.7% from $83.5 million at September 30, 2012, to $89.1 million at September 30, 2013.  The increase was primarily due to net income and stock option exercises less $3.0 million in cash dividends and $2.6 million used to purchase treasury stock.

Comparison of Operating Results for the Years Ended September 30, 2013, 2012 and 2011

Analysis of Net Income

    General.  The Company had net income of $8.7 million, $7.3 million and $7.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.4 million increase during fiscal year 2013 was due primarily to $1.3 million net-tax gain on the sale of $46.3 million in mortgage loans during the first fiscal quarter of 2013, along with a decrease in the loan loss provision of $1.5 million offset somewhat by increases in non-interest expenses and decreases in net interest income.  Fiscal 2012 net income remained relatively the same as fiscal 2011.

    Operating Revenue.  Operating revenue consisting of net interest income before provision for loan losses, plus non-interest income, amounted to $48.5 million, $46.5 million and $45.7 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.  The $2.0 million increase during fiscal 2013 was primarily due to increased gain on sale of loans.   The $0.8 million increase during fiscal 2012 was primarily due to a reduction in interest expense offset by a decrease in interest income and lower deposit fees.

    Interest Income.  Interest income amounted to $37.4 million, $39.1 million and $39.4 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.7 million decrease during fiscal 2013 was primarily due to lower rates on earning assets as well as a decrease in the average balance of the securities portfolio during the fiscal year offset by an increased volume of loans.  The $0.3 million decrease during fiscal 2012 was primarily due to lower rates on earning assets offset by an increased volume of earning assets.

    The average balance of loans increased during fiscal 2013 by $17.0 million, or 2.6% while increasing in fiscal 2012 by $52.9 million, or 9.0%.  With sustained low interest rates, the Bank retained more one-four family residential loan production in the loan portfolio during the year ended September 30, 2012 to increase earning assets. In the first quarter of fiscal 2013, the Bank sold approximately $46 million of its one-four family loan portfolio and recognized a $2 million gain ($1.3 million net of taxes).

    Interest Expense.  Interest expense totaled $6.8 million, $8.1 million and $9.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.3 million decrease from fiscal 2012 to fiscal 2013 was primarily due to lower rates on interest bearing liabilities, primarily deposits, offset by an increased volume of loans.  The $1.1 million decrease from fiscal 2011 to fiscal 2012 was primarily due to lower rates on interest bearing liabilities offset by an increased volume of interest bearing liabilities.

    Net Interest Income.  Net interest income decreased $0.4 million to $30.7 million during the year ended September 30, 2013 as compared to the prior fiscal year primarily due to a decrease in interest income on loans offset by a decrease in interest expense on deposits and FHLB advances.   Net interest income increased $0.9 million to $31.1 million during the year ended September 30, 2012 as compared to the fiscal year ended September 30, 2011 primarily due to lower rates on deposits and a higher volume of loans offset by lower rates on earning assets.

    Provision for Loan Losses. The Bank provided $0.4 million, $1.9 million and $3.9 million to the allowance for loan losses for the years ended September 30, 2013, 2012 and 2011 respectively.  The provision expense decrease of $1.5 million to $0.4 million during the year ended September 2013 as compared to $1.9 million for the fiscal year ended September 30, 2012 was primarily due to a decrease in non-performing loans as well as net charge-offs and improved credit metrics.  The provision expense decrease of $2.0 million to $1.9 million during the year ended September 2012 as compared to $3.9 million for the fiscal year ended September 30, 2011 was primarily due to lower non-performing loans along with improved net charge-offs and credit metrics.

    Management regularly estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses inherent in the existing portfolio.  Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to adequately absorb probable inherent losses.

    While the Bank maintains its allowance for losses at a level that it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.  See Note 4 of the Notes to the Consolidated Financial Statements.

    Non-Interest Income.  Non-interest income during the years ended September 30, 2013, 2012 and 2011 amounted to $17.8 million, $15.5 million and $15.5 million, respectively.  Non-interest income in fiscal 2013 increased from fiscal 2012 due to the gain on sale of mortgage loans.  Non-interest income in fiscal 2012 decreased slightly from fiscal 2011 due to lower deposit fee income.      Non-interest income in the fiscal years ended September 30, 2013, 2012, and 2011 included gains on the sale of securities in the amount of $42,000, $167,000 and $96,000, respectively. The $42,000 recorded in fiscal 2013 resulted from the sale of equity securities. The $167,000 recorded in fiscal 2012 also resulted from gains from the sale of equity securities. See Note 3 of the Notes to Consolidated Financial Statements.

    Non-Interest Expense.  Non-interest expense totaled $35.0 million, $33.7 million and $31.1 million for the years ended September 30, 2013, 2012 and 2011, respectively.  The increase in fiscal year 2013 was primarily due to an increase in compensation cost. Compensation cost in fiscal year 2013 increased from $18.4 million to $19.8 million, mainly due to additional employees and increased incentive payments on both loan originations and deposit growth, along with increases in occupancy expense related to two new branches opened in fiscal 2013.

    The Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $406,000, $568,000 and $577,000 in the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

    Income Tax Expense.  For the years ended September 30, 2013, 2012 and 2011, the Company incurred income tax expense of $4.4 million, $3.7 million and $3.5 million, respectively.  There was a slight increase in 2013 and 2012 as compared to the previous fiscal year primarily due to an increase in taxable income at the maximum corporate rate of 35%.  The Company’s effective income tax rates have remained relatively constant at 33.49%, 33.41%, and 32.46% for the years ended September 30, 2013, 2012, and 2011, respectively. See Note 10 of the Notes to Consolidated Financial Statements for further explanation.

Liquidity and Capital Resources

    The Bank's average liquidity ratio is based on deposits and was approximately 12% during September 2013.  The liquidity ratio is calculated by dividing cash and cash equivalents plus securities less securities pledged by total assets.  The Bank manages its average liquidity ratio to meet its funding needs, including:  deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements.  The Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

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

    The Bank usually maintains a portion of its cash on hand in interest-bearing demand deposits with the FHLB and other correspondent banks to meet immediate loan commitment and savings withdrawal funding requirements.  When applicable, cash in excess of immediate funding needs is invested into longer-term investment and mortgage-backed securities, some of which may also qualify as liquid investments under current OFI and FDIC regulations.

    Funds available under existing credit facilities from the FHLB totaled $184 million.  The Bank had total FHLB borrowings of $109 million, or 12.7% of the Bank’s assets at September 30, 2013.  Approximately $29.2 million is due in the year ending September 30, 2014. In the first fiscal quarter of 2013, the Bank increased its liquidity position with the sale of $46 million of performing mortgage loans. The management of interest rate risk and other factors, aside from liquidity contributions, motivated the transaction.

    Management believes the Bank has sufficient resources available to meet its foreseeable funding requirements.  At September 30, 2013, the Bank had outstanding loan commitments of $81.2 million, and certificates of deposit scheduled to mature within one year of $78.6 million, much of which management expects, based on past experience, will remain with the Bank upon maturity.

    Regulations of the OFI and FDIC require the Bank to meet or exceed three separate standards of capital adequacy.  To be considered well capitalized, these regulations require financial institutions to have Tier 1 capital equal to at least 5% of total average assets; Tier 1 capital equal to 6% of risk-weighted assets; and total risk-based capital equal to 10% of total risk-weighted assets.  The Company is also subject to minimum capital requirements prescribed by the Federal Reserve Board.  At September 30, 2013, the Company and the Bank exceeded all regulatory capital requirements.  See Note 17 of the Notes to Consolidated Financial Statements.

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

    The Bank uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. The Bank calculates the interest rate risk quarterly. The following table lists the Bank’s latest percentage change in EVE assuming an immediate change of plus 100, 200, and 300 basis points or minus 100 basis points from the level of interest rates at September 30, 2013.

		Economic Value of Equity			EVE as % of PV of Assets
Change in Rates(1)		$ Amount	$ Change(2)	% Change(3)	EVE Ratio(4)	Change(5)
		(Dollars in Thousands)
+300	bp	$178,172	$(18,513)	-9.4%	22.60%	-29	bp
+200	bp	185,952	(10,733)	-5.5%	22.93%	4	bp
+100	bp	191,419	(5,266)	-2.7%	22.91%	2	bp
0	bp	196,685			22.89%		bp
-100	bp	191,064	(5,621)	-2.9%	21.54%	-135	bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated EVE assuming the indicated change in interest rates minus the estimated EVE assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated EVE divided by the estimated EVE assuming no change in interest rates.
(4)	Calculated as the estimated EVE divided by average total assets.
(5)	Calculated as the excess (deficiency) of the EVE ratio assuming the indicated change in interest rates over the estimated EVE ratio assuming no change in interest rates.

	September 30, 2013		September 30, 2012
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock EVE Ratio: EVE as % of PV of Assets	22.89%		11.04%
Exposure Measure: Post-Shock EVE Ratio	22.93%		14.83%
Sensitivity Measure: Increase in EVE Ratio	4	bp	379	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in EVE as % of PV of Assets	-1.25%		3.09%

    As the table shows, increases in interest rates would result in net decreases in the Bank’s EVE. The Bank’s EVE decreases by 5.46% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in EVE requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the EVE measurements do provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income.

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

    Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred.  Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value.  Impairment losses would be charged to operating expense.  Goodwill is not deductible for income tax purposes.  The Company’s market value based upon the last trade on the last working day of the fiscal quarter was $45.68 or $2.21 above book value.   For the fiscal year ended September 30, 2013, the Company recorded record earnings of $8.7 million.  Management reviews various bank peer data to aid in management’s analysis of goodwill for possible impairment.  Management’s judgment is that goodwill is not impaired and no adjustment is necessary.

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

    Under supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in the 1992 version of Internal Control- Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 30, 2013.

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
New Iberia, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2013.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
December 20, 2013

 TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
September 30, 2013 and 2012

	2013	2012
	(Amounts in thousands,
	except share and per share data)
ASSETS

Cash and due from banks	$18,293	$15,661
Interest-bearing deposits	16,039	21,639
Securities available-for-sale-at estimated fair value
(amortized cost of $13,569 in 2013 and $18,584 in 2012)	14,447	19,967
Securities held-to-maturity – at amortized cost (estimated fair
value of $68,498 in 2013 and $68,390 in 2012)	67,732	66,813
Loans receivable – net of allowance for loans losses of
$7,868 in 2013 and $8,559 in 2012	676,535	665,842
Accrued interest receivable	2,091	2,514
Investment in Federal Home Loan Bank stock, at cost	5,068	6,809
Real estate owned, net	741	513
Prepaid expenses and other assets	4,394	4,540
Goodwill	3,647	3,647
Life insurance contracts	15,125	14,513
Premises and equipment, net	32,552	29,504

TOTAL ASSETS	$856,664	$851,962

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$650,791	$617,722
Advances from Federal Home Loan Bank	108,997	142,751
Advance payments by borrowers for taxes and insurance	3,484	3,272
Accrued interest payable	353	370
Accounts payable and other liabilities	3,978	4,306

TOTAL LIABILITIES	767,603	768,421

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Common stock , $.01 par value, 10,000,000 shares authorized;
4,813,831 and 4,734,035 shares issued, 2,048,888 and 2,033,336 outstanding	47	47
Additional paid-in capital	57,593	54,878
Retained earnings	88,228	82,505
Treasury stock 2,764,943 and 2,700,699 shares – at cost	(57,377)	(54,786)
Accumulated other comprehensive income on available for sale
securities	570	897

TOTAL STOCKHOLDERS’ EQUITY	89,061	83,541

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$856,664	$851,962

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2013, 2012 and 2011

		2013	2012	2011

		(Amounts in thousands, except per share amounts)

INTEREST INCOME:
Interest and fees on loans		$35,734	$36,669	$36,679
Interest and dividends on securities		1,204	1,872	2,070
Other interest income		490	593	609

	TOTAL INTEREST INCOME	37,428	39,134	39,358

INTEREST EXPENSE:
Deposits		2,872	4,101	5,290
Advances from Federal Home Loan Bank		3,878	3,979	3,878

	TOTAL INTEREST EXPENSE	6,750	8,080	9,168

	NET INTEREST INCOME	30,678	31,054	30,190

PROVISION FOR LOAN LOSSES		400	1,910	3,900
	NET INTEREST INCOME AFTER
	PROVISION FOR LOAN LOSSES	30,278	29,144	26,290

NON-INTEREST INCOME:
Total other-than temporary impairment losses		-	(35)	(532)
Portion of impairment losses recognized in other
comprehensive loss		-	(93)	246
Net impairment losses recognized in earnings		-	(128)	(286)
Service charges and other		14,718	14,341	14,779
Gain on sale of premises and equipment		-	205	103
Gain on sale of securities		42	167	96
Gain on sale of loans		2,267	95	25
Other income		814	830	826

	TOTAL NON-INTEREST INCOME	17,841	15,510	15,543

NON-INTEREST EXPENSE:
Compensation and employee benefits		19,768	18,425	16,717
Occupancy, equipment and data processing expense		6,919	6,500	6,120
Marketing and professional fees		3,389	3,123	2,776
Deposit insurance premiums		480	550	725
Louisiana shares tax		406	568	577
Other operating expenses		4,029	4,548	4,216

	TOTAL NON-INTEREST EXPENSE	34,991	33,714	31,131

	INCOME BEFORE INCOME TAXES	13,128	10,940	10,702

INCOME TAXES		4,397	3,655	3,474

	NET INCOME	$8,731	$7,285	$7,228

BASIC INCOME PER COMMON SHARE		$4.29	$3.55	$3.49

DILUTED INCOME PER COMMON SHARE		$4.22	$3.51	$3.45

DIVIDENDS PER SHARE		$1.48	$1.46	$1.44

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011

Net income	$8,731	$7,285	$7,228
Gross change in unrealized loss on securities held-to-maturity with OTTI, net of tax of $0, $12, and $182, respectively	-	(23)	(352))
Less reclassification for OTTI losses on held- to-maturity included in net income, net of tax of $0, $12 and $97, respectively	-	23	189
Previously recorded non-credit OTTI loss reclassed and recognized as a loss in the statement of income, net of tax of $0, $33 and $0, respectively	-	60	-
Reduction in previously recorded non-credit OTTI for Securities sold or fully settled net of tax of $0, $157 and $0, respectively	-	293	-
Gross change in unrealized gain (loss) on securities available-for-sale, net of tax of $163, $92, and $355, respectively	(300)	165	688
Less reclassification for gain on sale of available- for-sale securities included in net income, net of tax of $15, $58, and $33, respectively	(27)	(109)	(644)
Other comprehensive income (loss)	(327)	409	461
Comprehensive income	$8,404	$7,694	$7,689

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended September 30, 2013 2012 and 2011

		Additional				Accumulated other
	Common	Paid-in	Retained	Unearned	Treasury	Comprehensive
	stock	Capital	earnings	compensation	stock	Income (loss)	Total
			(Dollars in thousands, except per share amounts)

BALANCE - September 30, 2010	$47	$52,685	$73,942	$(326)	$(50,862)	$27	$75,513
Unearned ESOP compensation	-	48	-	261	-	-	309
Exercise of stock options,
including tax benefit	-	138	-	-	-	-	138
Tax effect of restricted stock vesting	-	(30)	-	-	-	-	(30)
Stock based compensation	-	531	-	-	-	-	531
Purchase of common stock for treasury	-	-	-	-	(1,196)	-	(1,196)
Dividends declared - $1.44 per share	-	-	(2,967)	-	-	-	(2,967)
Net income	-	-	7,228	-	-	-	7,228
Other comprehensive income,
Net						461	461
BALANCE – September 30, 2011	$47	$53,372	$78,203	$(65)	$(52,058)	$488	$79,987
Unearned ESOP compensation	-	9	-	65	-	-	74
Exercise of stock options,
including tax benefit	-	1,023	-	-	-	-	1,023
Tax effect of restricted stock vesting	-	(29)	-	-	-	-	(29)
Stock based compensation	-	503	-	-	-	-	503
Purchase of common stock for treasury	-	-	-	-	(2,728)	-	(2,728)
Dividends declared - $1.46 per share	-	-	(2,983)	-	-	-	(2,983)
Net income	-	-	7,285	-	-	-	7,285
Other comprehensive income,
Net						409	409
BALANCE – September 30, 2012	$47	$54,878	$82,505	$-	$(54,786)	$897	$83,541
Exercise of stock options,
including tax benefit	-	2,366	-	-	-	-	2,366
Tax effect of restricted stock vesting	-	(95)	-	-	-	-	(95)
Stock based compensation	-	444	-	-	-	-	444
Purchase of common stock for treasury	-	-	-	-	(2,591)	-	(2,591)
Dividends declared - $1.48 per share	-	-	(3,008)	-	-	-	(3,008)
Net income	-	-	8,731	-	-	-	8,731
Other comprehensive income,
Net						(327)	(327)
BALANCE – September 30, 2013	$47	$57,593	$88,228	$-	$(57,377)	$570	$89,061

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,731	$7,285	$7,228
Adjustments to reconcile net income
to net cash provided by operating activities:
(Accretion of discount) amortization of premium
on investments and mortgage-backed securities	27	(167)	(317)
Provision for loan losses	400	1,910	3,900
Provision for loss on real estate owned	75	443	25
Stock-based compensation	444	503	531
Deferred income tax expense (benefit)	230	(268)	388
Gain on sale of loans	(2,267)	(95)	(25)
Gain on sale of securities	(42)	(167)	(96)
Gain on sale of premises and equipment	-	(205)	(103)
(Gain)/Loss on sale of real estate owned	(63)	117	47
Impairment of securities	-	128	286
Depreciation	1,659	1,597	1,442
Increase in bank owned life insurance	(612)	(608)	(595)
Amortization of intangible assets	6	11	17
Change in prepaid expenses and other assets	140	481	1,474
(Increase) Decrease in accrued interest receivable	423	(194)	160
Change in accounts payable and other liabilities	(328)	610	(51)
Increase (Decrease) in accrued interest payable	(17)	51	(110)
Excess tax benefits from share-based payment arrangements	95	29	30
Other, net	(652)	646	478

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,249	12,107	14,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities
available-for-sale	179	370	232
Proceeds from sales of investment securities held-to-maturity	-	1,767	-
Purchase of securities available-for-sale	(100)	(186)	(13,926)
Principal repayments on securities available-for-sale	5,498	5,141	3,617
Purchase of securities held-to-maturity	(33,105)	(8,358)	(40,982)
Principle repayments on securities held-to-maturity	32,144	20,438	20,001
Net loan originations	(70,147)	(73,173)	(21,515)
Purchase of loans	(747)	(1,380)	(1,080)
Proceeds from sales of loans	60,219	6,080	2,132
Decrease (Increase) in FHLB stock, net	1,741	(1,491)	84
Purchase of premises and equipment	(4,707)	(4,771)	(1,499)
Proceeds from sale of premises and equipment	-	290	499
Proceeds from sale of real estate owned	1,609	1,419	2,656

NET CASH (USED) PROVIDED IN
INVESTING ACTIVITIES	(7,416)	(53,854)	(49,781)

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
	(Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(3,008)	$(2,983)	$(2,967)
Prepayment (loan to) ESOP	-	65	261
Net increase in deposits	33,069	19,140	19,227
Proceeds of long-term FHLB advances	-	44,000	33,667
Repayment of long-term FHLB advances	(28,554)	(32,332)	(27,201)
Net increase (decrease) in short-term FHLB advances	(5,200)	22,900	1,700
Cash paid for purchase of common stock for treasury	(2,591)	(2,728)	(1,196)
Proceeds from exercise of stock options	2,366	1,023	138
Excess tax benefit (expense) from share-based payment
arrangements	(95)	(29)	(30)
Change in advance payments by
borrowers for taxes and insurance	212	836	(27)

NET CASH PROVIDED (USED)
BY FINANCING ACTIVITIES	(3,801)	49,892	23,572

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(2,968)	8,145	(11,500)

CASH AND CASH EQUIVALENTS
Beginning of year	37,300	29,155	40,655

CASH AND CASH EQUIVALENTS
End of year	$34,332	$37,300	$29,155

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid for interest	$6,772	$8,029	$9,278

Cash paid for taxes	$4,700	$3,400	$2,900

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING ACTIVITIES:
Accumulated other comprehensive income,
Net of income taxes	$(327)	$409	$461

Transfer from loans to real estate owned	$2,055	$1,582	$3,220

Loans originated to sell real estate owned	$206	$495	$268

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation - The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Bank (the “Bank” and together with Teche Holding Company “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage and non-mortgage loans.

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

Cash and Cash Equivalents - Cash and cash equivalents comprise cash on hand and non-interest bearing and interest bearing demand deposits with other financial institutions.  The Company is required to maintain certain cash reserves relating to its deposit liabilities. At September 30, 2013 that Federal Reserve requirement was $9.2 million.

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
Years Ended September 30, 2013, 2012 and 2011
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

During the years ended September 30, 2012 and 2011, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities.  The cumulative amount of these charges created a separate accumulated other comprehensive loss for held-to-maturity securities.  This accumulated other comprehensive loss is being accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows.  See Note 3 for further discussion of OTTI on investment securities.

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
Years Ended September 30, 2013, 2012 and 2011
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

Federal Home Loan Bank Stock - Federal Home Loan Bank (“FHLB”) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources.  The Company considers the capital position of the FHLB of Dallas as well as recent redemptions of the common stock when considering whether or not the investment is impaired.  As of September 30, 2013 the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired.  The FHLB of Dallas received an S&P rating of AA+ which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB of Dallas stock.  It has no quoted market value and is carried at cost.  Cost approximates fair market value based upon the redemption policies and practices of the FHLB of Dallas, which provide redemption at par.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Goodwill - Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes.  For the purposes of evaluating goodwill, the Company has determined that it operates only one reporting unit.  The Company performed a qualitative assessment and determined that it was not more likely than not that the fair value of the reporting unit was less than the carrying amount at September 30, 2013.

Core Deposit Intangible - The core deposit intangible with a cost of $520 and accumulated amortization of $514 and $508 at September 30, 2013 and 2012, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

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
Years Ended September 30, 2013, 2012 and 2011
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

Income Taxes - The Company follows the practice of filing a consolidated federal and state return.  Income taxes are allocated to each company as if filed separately for federal purposes.

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

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense.  The Company and its subsidiaries’ tax filings for the years ended September 30, 2010 through 2012 are currently open to audit under statutes of limitation by the Internal Revenue Service.

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

Comprehensive Income - Comprehensive income includes net income and other comprehensive income or loss, which in the case of the Company includes only unrealized gains and losses on securities, net of related income taxes. For the period September 30, 2013 and 2012 there were no items reclassified out of other comprehensive income with the exception of realized gains.

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
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

NEW ACCOUNTING PRONOUNCEMENTS

ASU-Accounting Standards Update (2012-02), Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test.  Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible assets unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  The amendments are effective for annual and interim impairment tests performed for fiscal year beginning after September 15, 2012.  The adoption of this ASU did not have a significant impact to the Company’s financial statements.

ASU – Accounting Standards Update (2013-02), Comprehensive Income (Topic 220):  Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.  The amendments in this Update do not change the current reporting requirements for net income or other comprehensive income (OCI), but finalize reporting requirements related to reclassifications out of accumulated other  comprehensive income (AOCI).  Presentation requirements were originally addressed in ASU 2011-05, but delayed by ASU 2011-12 as a result of feedback received and have been modified in this Update to address those concerns.  This Update requires entities to provide information about significant amounts reclassified out of AOCI.  If the reclassified amount is required to be reclassified in its entirety to net income in the same reporting period, the entity is required to present, either on the face of the income statement or in the notes, the impact of the reclassification on the respective line items of net income.  For other amounts that are reclassified partially to the balance sheet and partially to the income statement (i.e. those amounts that are not reclassified in their entirety to net income in the same reporting period), the entity must cross-reference to other disclosures that provide additional detail about those amounts.  For public entities, the amendments in this Update are effective prospectively for reporting periods beginning after December 15, 2012.  The adoption of this standard did not have a material impact on the consolidated financial statements.

2.  INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals and business.  Loans are funded primarily with deposit accounts and borrowings from the FHLB.  At September 30, 2013 the Company was slightly liability sensitive which indicates that interest-bearing liabilities will re-price faster than interest earning assets with changes in market interest rates. In both declining and rising market interest rate environments the Company is exposed to interest rate risk because interest bearing liabilities re-price faster than interest earning assets resulting in slightly lower net interest income.

The Company manages interest rate risk exposure by monitoring the mix of loans, deposit and borrowings and reports to the Board of Directors quarterly.  The Company’s interest rate risk position at September 30, 2013 was within the limits established by the Board of Directors.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

3.  SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2013
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,383	$52	$-	$1,435
Federal Home Loan Mortgage Corp.	1,405	58	-	1,463
Federal National Mortgage Association	9,231	461	-	9,692
	12,019	571	-	12,590
CMOs:
Government National Mortgage Assoc.	1,175	121	-	1,296

Marketable equity securities	375	186	-	561
	$13,569	$878	$-	$14,447

	September 30, 2012
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,618	$56	$-	$1,674
Federal Home Loan Mortgage Corp.	2,077	92	-	2,169
Federal National Mortgage Association	12,914	928	-	13,842
	16,609	1,076	-	17,685
CMOs:
Government National Mortgage Assoc.	1,604	184	-	1,788

Marketable equity securities	371	125	(2)	494
	$18,584	$1,385	$(2)	$19,967

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2013
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$52,995	$-	$-	$52,995
Mortgaged-backed securities:
Federal National Mortgage Association	11,650	578	(1)	12,227
Federal Home Loan Mortgage Corp	2,528	155	-	2,683
CMOs:
Federal Home Loan Mortgage Corp.	43	1	-	44
Federal National Mortgage Association	516	33	-	549
	$67,732	$767	$(1)	$68,498

	September 30, 2012
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$44,673	$-	$-	$44,673
Mortgaged-backed securities:
Federal National Mortgage Association	17,364	1,180	-	18,544
Federal Home Loan Mortgage Corp.	3,874	321	-	4,195
CMOs:
Federal Home Loan Mortgage Corp.	76	5	-	81
Federal National Mortgage Association	826	71	-	897
	$66,813	$1,577	$-	$68,390

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Details concerning securities with unrealized losses as of September 30, 2013 are as follows:

	Securities with losses under 12 months		Securities with losses over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	Value	losses	value	losses	value	losses
Held-to-Maturity
Mortgaged-backed securities:
Federal National Mortgage Association	$-	$-	$110	$(1)	$110	$(1)
Total	$-	$-	$110	$(1)	$110	$(1)

The Company has 330 investments at September 30, 2013 of which one had immaterial unrealized losses.

Details concerning securities with unrealized losses as of September 30, 2012 are as follows:

	Securities with losses		Securities with losses
	under 12 months		Over 12 months		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
(In thousands)	value	Losses	value	losses	value	losses
Available-for-Sale
Marketable equity securities	$-	$-	$5	$(2)	$5	$(2)
Total	$-	$-	$5	$(2)	$5	$(2)

The Company had 325 investments at September 30, 2012 of which two immaterial had unrealized losses.

At September 30, 2013 and 2012, securities with a cost of approximately $17,000 and $18,850 were pledged to secure deposits and advances from the FHLB of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2013, has not been presented due to the investment in mortgage-backed securities.  Actual maturities of these securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2013, is shown below.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Fair Value
Due within one year	$26,531	$26,531
Due after one year but within five years	26,464	26,464
Total	52,995	52,995

Mortgage-backed securities	14,737	15,503
	$67,732	$68,498

The following table presents a roll-forward of the amount of credit losses on debt securities held by the Company for which a portion of OTTI was recognized in other comprehensive income for the years ended September 30, 2013 and 2012:

Beginning balance of credit losses at October 1, 2012	$-
Other-than-temporary impairment credit losses on securities not previously OTTI	-
Increases for additional credit losses on securities previously determined to be OTTI	-
Reduction for increases in cash flows	-
Reduction due to credit impaired securities sold or fully settled	-
Ending balance of cumulative credit losses recognized in earnings at September 30, 2013	$-

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

Beginning balance of credit losses at October 1, 2011	$1,563
Other-than-temporary impairment credit losses on securities not previously OTTI	35
Increases for additional credit losses on securities previously determined to be OTTI	93
Reduction for increases in cash flows	-
Reduction due to credit impaired securities sold or fully settled	(1,691)
Ending balance of cumulative credit losses recognized in earnings at September 30, 2012	$-

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

Gains on sale of available for sale securities of $50, $167 and $96 were realized on sales of securities in the years ended September 30, 2013, 2012, and 2011 respectively.  Proceeds of $179, $370 and $232 were received from the sale of available for sale securities during the twelve months ended September 30, 2013, 2012, and 2011 respectively.  Losses on available for sale securities of $8, $0, and $0 were realized on sales of securities in the years ended September 30, 2013, 2012 and 2011.

Non-credit related OTTI losses in accumulated other comprehensive income were $0 as of September 30, 2013.  During the fourth quarter ended September 30, 2012, private-label mortgage backed securities in our held-to-maturity portfolio with a carrying amount of $1,766 were sold for an immaterial gain.  While the Company had the ability to hold these securities, due to the current uncertainties in the market place, management made the decision to move these securities out of the portfolio.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

4.    LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At Sept 30 '13	% Total	At Sept 30 '12	% Total

Commercial real estate loans	$133,649	19.4%	$120,557	17.8%
Commercial non-real estate loans	30,685	4.5%	34,032	5.0%
Commercial-construction loans	8,593	1.3%	7,357	1.1%
Commercial-land	10,349	1.5%	13,312	2.0%
Residential-construction loans	5,112	0.7%	9,478	1.4%
Residential-real estate loans	409,693	59.7%	413,500	61.1%
Consumer-Mobile home loans	43,198	6.3%	37,030	5.5%
Consumer-other	45,171	6.6%	41,110	6.1%
Total Loans	686,450	100.00%	676,376	100.0%
Less:
Allowance for loan losses	7,868		8,559
Deferred loan fees	2,047		1,975
Total Net Loans	$676,535		$665,842

Commercial real estate loans increased $13,092 from September 30, 2012 to September 30, 2013 mainly due to increased originations.  Commercial non-real estate loans decreased $3,347 from September 30, 2012 to September 30, 2013 mainly due to decreased originations.  Residential real estate loans decreased $3,807 from September 30, 2012 to September 30, 2013 mainly due to a loan sale to FNMA of $46,515 offset by increased loan originations.  At September 30, 2013 approximately $292,928 of loans receivable were pledged as collateral securing advances from the FHLB.  The Company has loans that it services for others which amounted to $66,917 and $25,235 at September 30, 2013 and 2012, respectively.

Changes in the allowance for loan losses were as follows:

	Year Ended September 30,
	2013	2012	2011

Beginning balance – October 1	$8,559	$8,331	$9,256
Provision charged to operating expense	400	1,910	3,900
Recoveries	150	203	57
Loans charged off	(1,241)	(1,885)	(4,882)

Ending balance – September 30	$7,868	$8,559	$8,331

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

The amount of nonaccrual loans at September 30, 2013 and September 30, 2012 was $2,425 and $10,173, respectively.  The Company had total impaired loans of approximately $7,557 and $8,716 at September 30, 2013 and September 30, 2012, respectively.  The average investment in impaired loans was $8,038 and $10,962 for the years ended September 30, 2013 and 2012, respectively.  The amount of foregone interest on impaired loans was approximately $7 and $180, respectively.  The amount of loans over 90 days and still accruing was approximately $353 and $351 as of September 30, 2013 and 2012, respectively.  Specific reserves allocated to impaired loans totaled approximately $138 and $0 as of September 30, 2013 and 2012, respectively.  Impaired loans totaling approximately $6,579 and $8,716 had no specific reserves allocated as of September 30, 2013 and 2012, respectively.

The effect on net interest income of troubled debt restructurings was insignificant for the twelve months ended September 30, 2013.

Allowance for Loan Losses and Recorded Investment in Loans for the Twelve Months Ended September 30, 2013

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.  The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.  The methodology is based on the Bank’s historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions.  The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs.  The provision for loan losses reflects loan quality trends, potential problem loans, and criticized loans and net charge-offs, among other factors.  The provision for loan losses also reflects the totality of actions taken on all loans for a particular period.  In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

	Real Estate
(in thousands)	Commercial- real estate	Commercial-construction	Commercial- Land	Residential-construction	Residential- real estate	Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
Allowance for loan losses:

Beginning Balance	$2,045	$141	$437	$80	$4,390	$265	$609	$592	$8,559
Charge-offs	103	-	168	-	658	13	230	69	1,241
Recoveries	17	-	26	-	49	16	34	8	150
Provision	-	-	103	-	150	-	147	-	400
Ending balance	1,959	141	398	80	3,931	268	560	531	7,868

Ending balance allocation:
Individually evaluated for impairment	138	-	-	-	-	-	-	-	138

Collectively evaluated for impairment	1,821	141	398	80	3,931	268	560	531	7,730

Ending Balance individually evaluated for impairment	5,558	-	-	-	597	1,402	-	-	7,557

Loans: Ending Balance Collectively evaluated for impairment	$128,091	$8,593	$10,349	$5,112	$409,096	$29,283	$43,198	$45,171	$678,893

The table below provides an allocation and rollforward of the allowance for loan losses by loan type as of and for the year ended September 30, 2013; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

The table below provides an allocation and rollforward of the allowance for loan losses by loan type as of and for the year ended September 30, 2012; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Real Estate
(in thousands)	Commercial- real estate	Commercial-construction	Commercial- Land	Residential-construction	Residential- real estate	Commercial- non real estate	Consumer-Mobile Homes	Consumer- Other	Total
Allowance for loan losses:

Beginning Balance	$1,991	$136	$425	$78	$4,274	$258	$593	$576	$8,331
Charge-offs	426	-	250	-	753	165	209	82	1,885
Recoveries	159	5	-	-	12	-	16	11	203
Provision	321	-	262	2	857	172	209	87	1,910
Ending balance	2,045	141	437	80	4,390	265	609	592	8,559

Ending balance allocation:
Individually evaluated for impairment	-	-	-	-	-	-	-	-	-

Collectively evaluated for impairment	2,045	141	437	80	4,390	265	609	592	8,559

Loans: Ending Balance Collectively evaluated for impairment	117,034	7,357	8,654	9,478	413,119	33,878	37,030	41,110	667,660

Ending Balance individually evaluated for impairment	$3,523	$-	$4,658	$-	$381	$154	$-	$-	$8,716

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Credit Quality Indicators
As of September 30, 2013

Commercial Credit Exposure
Credit Risk Profile by Internally Assigned Grade

Prime – Credits secured by cash (accounts held in the Bank), stocks, bonds (companies with debt ratings of “A” or better), U.S. Government securities with advance rates within Bank policy and cash value of insurance policies (with sound AM Best rating).

Excellent – Demonstrates exceptional credit fundamentals, including stable and predictable profit margins and cash flows, strong liquidity and conservative balance sheet. Significant historical cash flow coverage of existing and pro-forma debt service coverage. Credits rated Excellent will have a strong primary source of repayment usually consisting of strong historical cash flows along with strong secondary and tertiary repayment sources.  Subsequent repayment sources could consist of financially strong guarantors or collateral with low loan to value ratios and a strong secondary market or resale source. Companies fitting the profile of minimal risk will have low leverage, a defined management succession plan and a broad product mix.

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
Years Ended September 30, 2013, 2012 and 2011
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
Years Ended September 30, 2013, 2012 and 2011
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

Revolving Mortgages:

Revolving loans such as home equity lines of credit (“HELOCs”) may be secured by first and junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values.  Additional risks include lien perfection deficiencies.  Further, open end lines of credit have the inherent risk that the borrower may draw on the lines in excess of their collateral value particularly in a deteriorating real estate market.

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
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Commercial Credit Exposure
Credit Risk Profile by Internally Assigned Grade
As of September 30, 2013

	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total

Prime	$-	$-	$3,074	$-	$3,074	1.7%
Excellent	-	-	16	9	25	0.0
Average	624	-	638	3,851	5,113	2.8
Satisfactory	9,119	8,233	25,213	110,415	152,980	83.4
Watch	606	-	342	12,478	13,426	7.3
Special Mention	-	360	-	1,781	2,141	1.2
Substandard	-	-	1,402	5,115	6,517	3.6
Doubtful	-	-	-	-	-	0.0
Loss	-	-	-	-	-	0.0
Total	$10,349	$8,593	$30,685	$133,649	$183,276	100.0%

As of September 30, 2012

	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total

Prime	$-	$-	$3,146	$-	$3,146	1.8%
Excellent	-	-	118	-	118	0.1
Average	815	-	500	4,921	6,236	3.6
Satisfactory	7,231	6,927	28,008	92,494	134,660	76.8
Watch	601	65	2,056	18,733	21,455	12.2
Special Mention	17	365	50	872	1,304	0.7
Substandard	4,648	-	154	3,537	8,339	4.8
Doubtful	-	-	-	-	-	0.0
Loss	-	-	-	-	-	0.0
Total	$13,312	$7,357	$34,032	$120,557	$175,258	100.0%

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Consumer Credit Exposure Credit Risk Profile
By Creditworthiness Category
As of September 30, 2013
	Residential- Real Estate Construction	Residential- Real Estate	Total

Grade:
Pass	$5,112	$405,863	$410,975
Special Mention	-	316	316
Substandard	-	3,514	3,514
Loss	-	-	-
Total	$5,112	$409,693	$414,805

As of September 30, 2012
	Residential- Real Estate Construction	Residential -Real Estate	Total

Grade:
Pass	$9,478	$408,611	$418,089
Special Mention	-	328	328
Substandard	-	4,561	4,561
Loss	-	-	-
Total	$9,478	$413,500	$422,978

Consumer Credit Exposure
Credit Risk Profile Based on Payment Activity
As of September 30, 2013

	Consumer- Mobile Homes	Consumer- Other Loans	Total

Performing	$42,952	$44,905	$87,857
Nonperforming	246	266	512
Total	$43,198	$45,171	$88,369

As of September 30, 2012

	Consumer-Mobile Homes	Consumer-Other Loans	Total

Performing	$36,606	$40,680	$77,286
Nonperforming	424	430	854
Total	$37,030	$41,110	$78,140

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Age Analysis of Past Due Loans
As of September 30, 2013
	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing

Commercial real estate loans	$783	$-	$783	$132,866	$133,649	$-
Commercial non-real estate loans	50	-	50	30,635	30,685	-
Commercial-construction loans	-	-	-	8,593	8,593	-
Commercial-land	-	-	-	10,349	10,349	-
Residential-construction loans	-	-	-	5,112	5,112	-
Residential-real estate loans	5,582	1,678	7,260	402,433	409,693	353
Consumer-Mobile home loans	1,073	246	1,319	41,879	43,198	-
Consumer-other	262	206	468	44,703	45,171	-
Total	$7,750	$2,130	$9,880	$676,570	$686,450	$353

As of September 30, 2012
	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing

Commercial real estate loans	$35	$810	$845	$119,712	$120,557	$-
Commercial non-real estate loans	28	2	30	34,002	34,032	-
Commercial-construction loans	-	-	-	7,357	7,357	-
Commercial-land	314	531	845	12,467	13,312	-
Residential-construction loans	-	-	-	9,478	9,478	-
Residential-real estate loans	4,410	4,249	8,659	404,841	413,500	351
Consumer-Mobile home loans	1,292	425	1,717	35,313	37,030	-
Consumer-other	332	343	675	40,435	41,110	-
Total	$6,411	$6,360	$12,771	$663,605	$676,376	$351

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Impaired Loans
For the Year ended September 30, 2013
				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate loans	$4,580	$4,639	$-	$3,872	$190
Commercial non-real estate	1,402	1,402	-	791	53
Commercial-construction loans	-	-	-	-	-
Commercial-land	-	-	-	2,069	-
Residential-real estate loans	597	873	-	584	34
Subtotal:	6,579	6,914	-	7,316	277
With an allowance recorded:
Commercial real estate loans	978	979	138	722	33
Commercial non-real estate	-	-	-	-	-
Commercial-construction loans	-	-	-	-	-
Commercial-land	-	-	-	-	-
Residential-real estate loans	-	-	-	-	-
Subtotal:	978	979	138	722	33
Totals:
Commercial	6,960	7,020	138	7,454	276
Residential	597	873	-	584	34
Total	$7,557	$7,893	$138	$8,038	$310

For the Year ended September 30, 2012
				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate loans	$2,857	$2,883	$-	$3,839	$82
Commercial non-real estate	329	349	-	418	7
Commercial-construction loans	-	-	-	547	27
Commercial-land	4,658	6,274	-	4,959	11
Residential-real estate loans	872	1,266	-	1,199	40
Subtotal:	8,716	10,772	-	10,962	167
With an allowance recorded:
Commercial real estate loans	-	-	-	-	-
Commercial non-real estate	-	-	-	-	-
Commercial-construction loans	-	-	-	-	-
Commercial-land	-	-	-	-	-
Residential-real estate loans	-	-	-	-	-
Subtotal:	-	-	-	-	-
Totals:
Commercial	7,844	9,506	-	9,763	127
Residential	872	1,266	-	1,199	40
Total	$8,716	$10,772	$-	$10,962	$167

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Troubled debt restructured loans (“TDR”) which are included in the impaired loan totals, were approximately $3,202 with all still accruing and approximately $6,316 with $2,373 still accruing at September 30, 2013 and 2012, respectively.  The decrease in TDRs was primarily due to the payoff of a non-performing loan in the amount of $3,813. The Company has not committed to lend additional funds to the customers with outstanding loans that are classified as a TDR.  As of September 30, 2013, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Modifications
Year Ended September 30, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled debt restructuring occurring during the year ended September 30, 2013:
Commercial real estate loans	1	$935	$987
Commercial construction loans	-	-	-
Commercial non-real estate loans	-	-	-
Residential real estate loans
Total *	1	$935	$987

*  All of the troubled debt restructured loans presented above are still accruing.

Year Ended September 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled debt restructuring occurring during the year ended September 30, 2012:
Commercial real estate loans	3	$2,248	$2,248
Commercial construction loans	-	-	-
Commercial non-real estate loans	1	125	125
Residential real estate loans	-	-	-
Total *	4	$2,373	$2,373

*  All of the troubled debt restructured loans presented above are still accruing.

Three commercial loans totaling $2,373 were classified as troubled debt restructurings due to a modification of terms allowing customer to make interest only payments for an amount of time.  One commercial loan secured by equipment for $125 was also classified as troubled debt restructure due to a modification of terms allowing customer to make interest only payments for an amount of time.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Loans on Nonaccrual Status
At September 30, 2013 and September 30, 2012
	September 30,
	2013	2012

Commercial real estate loans	$-	$810
Commercial non-real estate loans	-	2
Commercial-construction loans	-	-
Commercial-land	-	4,344
Residential-construction loans	-	-
Residential-real estate loans	1,973	4,249
Consumer-Mobile home loans	246	425
Consumer-other	206	343
Total	$2,425	$10,173

Total nonaccrual loans decreased $7,748 as of September 30, 2013 compared to September 30, 2012 primarily due to payoffs on commercial real estate loans in the amount of $5,156 along with a $2,276 reduction in residential real estate loans due to positive economic trends in our market area.

Related Party loans

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $533 and $400 at September 30, 2013 and 2012, respectively. During fiscal 2013 and 2012 new loans aggregating approximately $149 and $0, respectively, and amounts collected of approximately $16 and $267 respectively, were transacted with such parties.

5.     REAL ESTATE OWNED

Real estate owned consisted of the following:
	September 30,
	2013	2012
Real estate acquired through foreclosure:
One-to-four family units	$302	$478
Multi-family	-	-
Land loans	353	35
Commercial real estate loans	86	-
Less allowance for losses	-	-

Real estate owned - net	$741	$513

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

6.     PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	September 30,
	2013	2012

Land	$13,270	$11,674
Buildings and improvements	24,539	22,403
Furniture, fixtures and equipment	12,818	12,667
	50,627	46,744
Less accumulated depreciation	(18,075)	(17,240)

	$32,552	$29,504

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2013 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2014	$35
2015	35
2016	35
2017	27
2018	-
$132

All leases contain options to extend for periods from three to ten years.  Total rent expense for the years ended September 30, 2013, 2012, and 2011 amounted to $132, $93 and $101 respectively.

7.     DEPOSITS

Deposits are summarized as follows:
	September 30,
	2013	2012
Non-interest bearing demand account	$100,822	$93,410
Interest bearing:
NOW accounts	144,571	126,858
Passbook and regular savings	203,009	198,667
Money funds accounts	50,652	55,252
Certificates of deposit	151,737	143,535

	$650,791	$617,722

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Certificates of deposit of $100 or more amounted to $69,643 and $58,752 at September 30, 2013 and 2012, respectively.

Certificates of deposit at September 30, 2013 mature as follows:

Less than one year	$78,553
1-2 years	$37,809
2-3 years	$15,320
3-4 years	$5,294
4-5 years	$5,292
Over 5 years	$9,469
TOTAL	$151,737

8.     ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

At September 30, 2013 and 2012 respectively, the Company was indebted to the FHLB of Dallas for $108,997 and $142,751 of advances bearing interest at a weighted average rate of 3.38% and 2.82%, which are due as follows:

Year Ended September 30,
2014	$29,247
2015	8,092
2016	10,349
2017	8,299
2018	5,871
Thereafter	47,139
$108,997

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the FHLB.

At September 30, 2013, the Company had an additional $183,931 available under its line of credit with the FHLB of Dallas.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

9.     OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2013	2012	2011

Life insurance contracts	$612	$608	$595
Other	202	222	231

	$814	$830	$826

10.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2013 and 2012 are as follows:

	September 30,
	2013	2012

Deferred tax assets:
Allowance for loan losses	$2,386	$2,557
Accruals and stock based compensation	1,137	1,288
Impairments on securities	7	12

Total deferred tax assets	3,530	3,857

Deferred tax liabilities:
Deferred loan fees and costs – net	246	261
Tax over book depreciation	1,400	1,392
Net unrealized gain on investment securities	308	485
Dividends on FHLB stock	38	101
Other	324	351

Total deferred tax liabilities	2,316	2,590

Net deferred tax asset	$1,214	$1,267

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

The components of income tax expense are as follows:
	Year Ended September 30,
	2013	2012	2011

Current	$4,167	$3,923	$3,086
Deferred	230	(268)	388
	$4,397	$3,655	$3,474

Income taxes differ from the amounts computed by applying the applicable statutory U.S. Federal income tax rate to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2013	2012	2011

Taxes computed at statutory rates	$4,595	$3,720	$3,639
Decrease in taxes due to net nontaxable income	(312)	(330)	(205)
Increase in taxes due to nondeductible expenses	114	166	40
Tax credits	-	-	-
Other	-	99	-

	$4,397	$3,655	$3,474

Effective tax rate	33.5%	33.4%	32.5%

GAAP does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2013, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

11.  NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2013	2012	2011

Occupancy, including depreciation, insurance,
rent, utilities, etc.	$2,624	$2,508	$2,278
Equipment, including depreciation, telephone,
etc.	2,719	2,632	2,623
Data processing	1,576	1,360	1,219

	$6,919	$6,500	$6,120

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Other operating expenses consisted of the following:

	Year Ended September 30,
	2013	2012	2011

Stationery, printing and postage	$1,054	$979	$1,048
Debit card expense, and other deposit related costs	1,909	1,655	1,972
Other	1,066	1,914	1,196

	$4,029	$4,548	$4,216

12.        RETIREMENT PLAN

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan.  Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan.  Matching contributions vest to the employee equally over a five-year period.  For the years ended September 30, 2013, 2012 and 2011, expense attributable to the Plan amounted to approximately $438, $397, and $382, respectively.

13.        INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2013, 2012, and 2011:

	Year Ended September 30,
	2013	2012	2011
Weighted average number of common shares outstanding - used in computation of basic income per common share	2,036,000	2,052,000	2,069,000
Effect of dilutive securities:
Stock options	16,000	17,000	12,000
Stock grants	16,000	7,000	11,000
Weighted average number of common shares outstanding plus effect of dilutive securities - used in computation of diluted income per common share	2,068,000	2,076,000	2,092,000

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

At September 30, 2013 and 2012 and 2011, approximately 3,000, 73,000 and 234,000, respectively, of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price.

14.  EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of the Bank’s employees who meet certain eligibility requirements.  During the fiscal year ended September 30, 2009 the ESOP Trust purchased an additional 20,408 shares of common stock in the Company with a loan from the Company.  Teche Federal Bank periodically made cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

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

Compensation expense related to the ESOP was $250, $524 and $435 for the years ended September 30, 2013, 2012 and 2011, respectively.  The ESOP had no unreleased shares at September 30, 2013.

The Company has 4 share-based compensation plans in effect at September 30, 2013.  The compensation cost that has been charged against income for those plans was approximately $444, $503 and $531 for the years ended September 30, 2013, 2012 and 2011, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

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
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

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

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The Company granted 8,000 stock options for the year ended September 30, 2013 with a weighted average fair value of $5.82 per option.  The Company granted 50,220 stock options for the year ended September 30, 2012 with an average fair value of $5.05 per option. The Company granted 46,240 stock options for the year ended September 30, 2011 with an average fair value of $4.68 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant.  No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the years ended September 30, 2013, 2012, and 2011.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

	Year Ended September 30, 2013	Year Ended September 30, 2012	Year Ended September 30, 2011

Dividend yield	3.35%	3.72%	4.29%
Risk-free interest rate	1.13%	1.12%	2.15%
Volatility	21.56%	22.54%	23.00%
Expected Life	6 years	6 years	6 years

A summary of option activity under the stock option plans as of September 30, 2013, and changes during the year ended September 30, 2013 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at September 30, 2011	310,131	$34.28	5.6 years		$186
Exercised	(43,756)	26.60
Forfeited	(10,698)	35.82
Granted	50,220	$39.67		$
Outstanding at September 30, 2012	305,897	$36.17	6.01 years		$1,365
Exercised	(71,371)	34.45
Forfeited	(11,465)	35.18
Granted	8,000	$44.82		$
Outstanding at September 30, 2013	231,061	$37.03	5.73 years		$2,013
Exercisable at September 30, 2013	141,767	$36.72	4.14 years		$1,281

For the years ended September 30, 2013, 2012 and 2011 respectively, the intrinsic value of options exercised was approximately $547, $484 and $257.  The fair value of options vested during the years ended 2013, 2012 and 2011 was approximately $143, $518 and $333, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2013 was approximately $2,366.  The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $95 for the year ended September 30, 2013.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

As of September 30, 2013, there was $477 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.9 years.

Stock Awards

A summary of the status of the Company’s non-vested stock awards as of September 30, 2013, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested – September 30, 2011	28,285	$32.31
Granted	16,068	$32.41
Forfeited	(2,412)	$33.56
Vested	(13,871)	$33.00
Non-vested – September 30, 2012	28,070	$31.92
Granted	9,547	$39.76
Forfeited	(2,199)	$30.70
Vested	(9,596)	$32.07
Non-vested – September 30, 2013	25,822	$34.86

The fair value of restricted stock vested and the fair value of shares vested as direct compensation for the years ended September 30, 2013, 2012 and 2011, respectively was $308, $458 and $139.

As of September 30, 2013, there was $698 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock award plans. That cost is expected to be recognized over a weighted-average period of 1.82 years.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

As of September 30, 2013 the Company had made various commitments to extend credit totaling approximately $81,198 with an weighted average rate of 4.33% As of September 30, 2012, such commitments totaled approximately $58,550 with an weighted average rate of 4.26%.

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

The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels.  For example, changes in market activity or the addition of new unobservable inputs could, in the Company’s judgment, cause a transfer to either a higher or lower level.  For the three and twelve months ended September 30, 2013, there were no transfers between levels.

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
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

securities.  Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired; management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At September 30, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell.  Impaired loans where an allowance is established requires classification in the fair value hierarchy.  When the fair value of the collateral is based on the observable market price or a current appraised value, less estimated costs to sell, the Company records the impaired loan as nonrecurring Level 3.

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

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

	Fair Value At September	Fair Value Hierarchy
	30, 2013	Level 1	Level 2	Level 3

Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,435	$-	$1,435	$-
Federal Home Loan Mortgage Corp.	1,463	-	1,463	-
Federal National Mortgage Assoc.	9,692	-	9,692	-
	12,590	-	12,590	-

CMOs:
Government National Mortgage Assoc.	1,296	-	1,296	-
Marketable equity securities	561	561	-	-
Total recurring	$14,447	$561	$13,886	$-

Assets valued on a non-recurring basis:
Impaired loans	$1,471	$-	$-	$1,471
Other real estate owned	741	-	-	741
Total non-recurring	$2,212	$-	$-	$2,212

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range
(In thousands)
September 30, 2013:
Impaired Loans	$1,333	Discounted expected cash flows	Interest rate and repayment term	Weighted average discount rate 6.59% Maturity range
Other real estate owned	$741	Property appraisals	Management discount for property type and recent market volatility	60-72 months 10%-33% discount

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range
(In thousands)
September 30, 2012:
Impaired Loans	$5,053	Property appraisals	Management discount for property type and recent market volatility	5%-30% discount
Other real estate owned	$513	Property appraisals	Management discount for property type and recent market volatility	3%-61% discount

	Fair Value At September	Fair Value Hierarchy
	30, 2012	Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,674	$-	$1,674	$-
Federal Home Loan Mortgage Corp.	2,169	-	2,169	-
Federal National Mortgage Assoc.	13,842	-	13,842	-
	17,685	-	17,685	-

CMOs:
Government National Mortgage Assoc.	1,788	-	1,788	-
Marketable equity securities	494	494	-	-
Total recurring	$19,967	$494	$19,473	$-

Assets valued on a non-recurring basis:
Impaired loans	5,053	-	-	5,053
Other real estate owned	513	-	-	513
Total non-recurring	$5,566	$-	$-	$5,566

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
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

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

Federal Home Loan Bank Stock - The carrying value of the FHLB of Dallas stock approximates fair value based on the redemption provisions of the FHLB of Dallas.

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

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2013 and 2012:

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

			Fair Value Measurements at September 30, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial assets:			(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$34,332	$34,332	$34,332	$-	$-
Investment securities	82,179	82,945	561	82,384	-
FHLB stock	5,068	5,068	-	5,068	-
Accrued interest receivable	2,091	2,091	-	2,091	-
Life Insurance contracts	15,125	15,125	-	15,125	-
Loans receivable, net	676,535	680,901	-	-	680,901

Financial liabilities:
Deposits	650,791	652,019	100,822	551,197	-
Advance from Federal Home Loan Bank	108,997	113,774	-	113,774	-
Accrued interest payable	353	353	-	353	-

			Fair Value Measurements at September 30, 2012
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial assets:			(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$37,300	$37,300	$37,300	$-	$-
Investment securities	86,780	88,357	494	87,863	-
FHLB stock	6,809	6,809	-	6,809	-
Accrued interest receivable	2,514	2,514	-	2,514	-
Life Insurance contracts	14,513	14,513	-	14,513	-
Loans receivable, net	665,842	665,384	-	-	665,384

Financial liabilities:
Deposits	617,722	621,676	93,410	528,266	-
Advance from Federal Home Loan Bank	142,751	153,855		153,855
Accrued interest payable	370	370	-	370	-

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
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

Under current OFI regulations and prior Office of Thrift Supervision regulations, the Bank is required to maintain certain levels of capital.  At September 30, 2013 and 2012 the Bank was in compliance with its regulatory capital requirements as follows:

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

	Actual		For capital Adequacy purposes		To be well capitalized under prompt corrective action provisions
			Required		Required
Bank:	Amount	%	Amount	%	Amount	%
As of September 30, 2013:
Total Risk based capital	$83,540	14.31%	$46,707	8.0%	$58,384	10.0%
(to risk-weighted assets)
Tier 1 capital	$76,235	13.05%	$23,353	4.0%	$35,030	6.0%
(to risk-weighted assets)
Tier 1 capital	$76,235	9.07%	$33,572	4.0%	$41,965	5.0%
(to average assets)
Bank:
As of September 30, 2012:
Total Risk based capital	$79,670	14.09%	$45,260	8.0%	$56,576	10.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	12.82%	$22,630	4.0%	$33,945	6.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	8.65%	$33,513	4.0%	$41,891	5.0%
(to average assets)

The Company is also subject to certain capital requirements.  At September 30, 2013 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 14.39%, 10.02% and 15.66%, respectively.  At September 30, 2012 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 13.86%, 9.36% and 15.13%, respectively.

For the Bank to be well capitalized under current risk-based capital standards, it is required to have Tier I capital of at least 6% and total risk-based capital of 10%.  Based on these standards, the Bank is categorized as well capitalized at September 30, 2013.  Management believes that under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.  Events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas in which the Bank operates could adversely affect future earnings and as a result, the ability of the Bank to meet its future minimum capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2013, that the Bank meets all capital adequacy requirements to which it is are subject.

As of September 30, 2013, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Bank’s actual capital amounts and ratios as of September 30, 2013 and 2012 are also presented in the previous table.  In July 2013, the federal banking agencies adopted rules that will, on January 1, 2015, implement the Basel III risk-weighted framework and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in place of the existing risk-based capital rules and Basel framework that currently apply to the Company and the Bank.   Basel III is intended to improve both the quality and quantity of banking organizations’ capital, as well as to strengthen various aspects of the international capital standards for calculating regulatory capital.  Although we continue to evaluate the anticipated impact the new capital rules will have on us, we currently anticipate the Bank will remain well-capitalized in accordance with the regulatory standards.

The Bank is required under federal regulations to maintain sufficient liquidity for its safe and sound operation. The Bank believes that it maintains sufficient liquidity to operate the Bank in a safe and sound manner. The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. The Bank’s primary sources of funds are deposits, scheduled amortization and prepayments on loan and mortgage-backed securities, and advances from the FHLB.  As of September 30, 2013, FHLB borrowed funds totaled $109.0 million.  FHLB advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans.  Additional borrowing capacity of approximately $184 million is available from the FHLB based on current collateral levels.  The Bank, if the need arises, may also access a line of credit in the amount of $59.9 million provided by two banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements.  Loan repayments, maturing investments and mortgage-backed securities prepayments are greatly influenced by general interest rates and economic conditions.

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

18.  SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets

	Year ended September 30,
	2013	2012 _
Assets:
Investment in subsidiary	$80,724	$77,240
Cash and cash equivalents	7,120	5,303
Other	1,217	998

Total assets	$89,061	$83,541

Stockholder’s equity	$89,061	$83,541

Statements of Earnings

	Year Ended September 30,
	2013	2012	2011

Dividends received from subsidiary	$5,500	$4,400	$4,000
Equity in earnings of subsidiary (less than) greater
than dividends received	3,580	3,090	3,578
Interest income from subsidiary	4	5	5
Management fees and other expenses allocated to the
parent	(77)	(77)	(77)
Other expenses - net	(464)	(245)	(471)
Income before income taxes	8,543	7,173	7,035
Income tax benefit	(188)	(112)	(193)
Net Income	$8,731	$7,285	$7,228

TECHE HOLDING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2013, 2012 and 2011
(in thousands except share and per share data)

Statements of Cash Flows

	Year Ended September 30,
	2013	2012	2011
Cash flows from operating activities	$4,971	$3,925	$3,487

Cash flow from investing activities:
Purchase of securities available-for-sale	(100)	(186)	(150)
Proceeds from sale of land to bank	-	1,023	-
Proceeds from sale of securities	179	370	232

Net cash provided by investing activities	79	1,207	82

Cash flows from financing activities:
Dividends paid	(3,008)	(2,983)	(2,967)
Proceeds from exercise of stock options	2,366	1,023	138
Net loan activity with ESOP	-	65	261
Cash paid for purchase of common stock for treasury	(2,591)	(2,728)	(1,196)

Net cash used in financing activities	(3,233)	(4,623)	(3,764)

Net (decrease) increase in cash and cash equivalents	1,817	509	(195)

Cash and cash equivalents – beginning of year	5,303	4,794	4,989

Cash and cash equivalents – end of year	$7,120	$5,303	$4,794

DIRECTORS OF TECHE HOLDING COMPANY
AND
TECHE FEDERAL BANK
Patrick O. Little, Chairman	Mary Coon Biggs	Ernest Freyou	W. Ross Little, Jr.
William T. Allen	Donelson T. Caffery, Jr.	Henry L. Friedman	Robert L. Wolfe, Jr.
William A. Anderson, III	J. L. Chauvin	Dr. Thomas F. Kramer	Maunette B. Risher - Advisory

OFFICERS OF TECHE FEDERAL BANK

Patrick O. Little	Chairman, President/CEO	Jason Kennemer	Vice President
W. Ross Little, Jr.	Sr. Executive Officer/Secretary	D. Ross Landry	Vice President
Thomas Aldrich	Sr. Vice President/HR Director	Vicki L. Laubach	Vice President
Darryl Broussard	Sr. Vice President/CLO	Billie Lis	Vice President
Belinda Cavazos	Sr. Vice President/CRO	Jill Noel	Vice President
J. L. Chauvin	Sr. Vice President/Treasurer/CFO	Cindy F. North	Vice President
Jason P. Freyou	Sr. Vice President/Asst. Sec./ COO	Brayton Peltier	Vice President
Eddie R. LeBlanc	Sr. Vice President/Internal Auditor	Bryan Rowell	Vice President
Terry Albarado	Vice President	Lesley E. Schexnayder	Vice President
Ronald Arceneaux	Vice President	Martin M. Vasquez	Vice President
Angela Badeaux	Vice President	Tina M. Vidrine	Vice President
Montreen D. Badeaux	Vice President	Daniel E. Adler, Sr.	Assistant Vice President
F. William Ball	Vice President	Paulette A. Boudreaux	Assistant Vice President
Patricia O. Begnaud	Vice President	Toya Broussard	Assistant Vice President
Genevieve V. Bihm	Vice President	Chasity Dupuy	Assistant Vice President
Georgia B. Boudreaux	Vice President	Denise Guidry	Assistant Vice President
Elmo P. Boudreaux, Jr.	Vice President	Ryan Haydel	Assistant Vice President
Irma Nell Bourque	Vice President	Henrietta S. Hollier	Assistant Vice President
Bart C. Boyer	Vice President	Christy B. Istre	Assistant Vice President
Mary Beth Brady	Vice President	Barbara A. Jesset	Assistant Vice President
Judy V. Breaux	Vice President	Wardell Ladmirault	Assistant Vice President
Glen W. Brown	Vice President	Debbie M. Lancon	Assistant Vice President
Kevin T. Caswell	Vice President	Janna Leblanc	Assistant Vice President
Jeanette D. Charles	Vice President	Paul Ledoux	Assistant Vice President
S. Michael Comeaux	Vice President	Christine Lynn	Assistant Vice President
Stephanie Dandry	Vice President	Monique McBride	Assistant Vice President
Gwendoline Doucet	Vice President	Vanessa McGehee	Assistant Vice President
Christopher Gondran	Vice President	David Morris	Assistant Vice President
Felecia Gumpert	Vice President	Aaron Ortego	Assistant Vice President
Karen Hardy	Vice President	Marty Richard	Assistant Vice President
Constance E. Harris	Vice President	Wendell Richard	Assistant Vice President
Chad Hebert	Vice President	Tyrsi Richards	Assistant Vice President
David Henry	Vice President	Linda Roman	Assistant Vice President
Christina Irvin-Simpson	Vice President	Tanya Thibodeaux	Assistant Vice President
Anne P. Jones	Vice President	Ashley Townley	Assistant Vice President

INDEPENDENT AUDITORS	SPECIAL COUNSEL	ST. LANDRY ADVISORY BOARD
Dixon Hughes Goodman LLP	Spidi & Fisch, PC	Martin A. Roy, Jr., Chairman
225 Peachtree Street NE, Suite 600	1227 25th Street, NW	H. Kent Aguillard
Atlanta, GA 30303	Suite 200 West	Anna Lee Dunbar
	Washington, DC 20037	Lynette Young Feucht
Patrick Fontenot
LEGAL COUNSEL	REGISTRAR AND STOCK	Simon Howard Fournier
Biggs, Supple, Cremaldi and Curet, LLP	TRANFER AGENT	Morgan J. Goudeau, III
Lawless Building	Registrar and Transfer Company	Marvin Schwartzenburg
Willow Street	10 Commerce Drive
Franklin, LA 70538	Cranford, NJ 07016-3572
(800) 525-7686
Fax (908) 272-1006

Patrick O. Little
President
Chief Executive Officer

W. Ross Little, Jr.
Executive Vice President
Sr. Executive Officer & Secretary

Darryl Broussard
Sr. Vice President
Chief Lending Officer

J.L. Chauvin
Sr. Vice President
Chief Financial Officer

Jason P. Freyou
Sr. Vice President
Chief Operations Officer

Eddie Leblanc
Sr. Vice President
Chief Risk Officer

Thomas Aldrich
Sr. Vice President
HR Director

Belinda Cavazos
Sr. Vice President
Chief Retail Officer

Terry Albarado
Vice President
Branch Loan Officer II

Ronald Arceneaux
Vice President
Asst. Lending Sales Mgr.

Angela Badeaux
Vice President
Facilities & Property Mgr.

Mortreen Badeaux
Vice President
Retail Loan Support Mgr.

F. William Ball
Vice President
Asset Review Officer

Patricia Begnaud
Vice President
Retail Lending Support Manager

Genevieve Bihm
Vice President
BSSM II

Georgia Boudreaux
Vice President
Asst. Retail Mgr.

Elmo Boudreaux, Jr.
Vice President
Sr. Lending Officer

Irma Nell Bourque
Vice President
A/P Specialist

Bart Boyer
Vice President
Regional Mgr.

Mary Beth Brady
Vice President
Information Security Officer

Judy Breaux
Vice President
Deposit Services Mgr.

Glen Brown
Vice President
Controller

Kevin Caswell
Vice President
Commercial Executive III

Jeanette Charles
Vice President
BSSM II

Mike Comeaux
Vice President
Commercial Executive III

Stephanie Dandry
Vice President
BSSM I

Gwendoline Doucet
Vice President
BSSM II

Christopher Gondran
Vice President
Information Technology Mgr.

Felecia Gumpert
Vice President
Loan Servicing Mgr.

Karen Hardy
Vice President
Business & Product Development Officer

Constance Harris
Vice President
BSSM II

Chad Hebert
Vice President
Commercial Executive III

David Henry
Vice President
Commercial Executive II

Christina Irvin-Simpson
Vice President
BSSM I

Anne Jones
Vice President
Branch Service Rep. III

Jason Kennemer
Vice President
Asst. Lending Sales Mgr.

Ross Landry
Vice President
Branch Loan Officer II

Vicki Laubach
Vice President
Branch Loan Officer II

Billie Lis
Vice President
Regional Mgr.

Jill Noel
Vice President
Commercial Executive III

Cindy F. North
Vice President
Marketing Coordinator

Brayton Peltier
Vice President
Commercial Credit Analyst II

Bryan Rowell
Vice President
Operations Manager

Lesley Schexnayder
Vice President
Branch Loan Officer II

Martin Vasquez
Vice President
Loan Operations Mgr.

Tina Vidrine
Vice President
Commercial Executive II

Daniel Adler, Sr.
Asst. Vice President
Commercial Executive II

Paulette Boudreaux
Asst. Vice President
Branch Service Rep. II

Toya Broussard
Asst. Vice President
Branch Loan Asst. II

Chasity Dupuy
Asst. Vice President
Assistant Controller

Denise Guidry
Asst. Vice President
Branch Service Rep. III

Ryan Haydel
Asst. Vice President
Electronic Banking Mgr.

Henrietta Hollier
Asst. Vice President
Branch Service Rep. II

Christy Istre
Asst. Vice President
BSS Specialist II

Barbara Jesset
Asst. Vice President
Retail Loan Underwriter

Wardell Ladmirault
Asst. Vice President
BSSM II

Debbie Lancon
Asst. Vice President
Staff Accountant I

Janna Leblanc
Asst. Vice President
Asst. Services Supervisor

Paul Ledoux
Asst. Vice President
Network Security Administrator

Christine Lynn
Asst. Vice President
BSSM II

Monique McBride
Asst. Vice President
Branch Loan Officer II

Vanessa McGehee
Asst. Vice President
Branch Loan Officer II

David Morris
Asst. Vice President
Loan Review Specialist II

Aaron Ortego
Asst. Vice President
BSSM II

Marty Richard
Asst. Vice President
Business Systems Analyst

Wendell Richard
Asst. Vice President
Bank Secrecy Act Officer

Tyrsi Richards
Asst. Vice President
BSSM I

Linda Roman
Asst. Vice President
BSSM I

Tanya Thibodeaux
Asst. Vice President
Staff Accountant II

Ashley Townley
Asst. Vice President
Training & Development Mgr.

First-Time Home Buyer Mortgage Program
Start your home buying adventure here!
Teche FEDERAL BANK
KICKOFF SEASON IS HERE
USE YOUR TECHE VISA ATM CHECK CARD
GET THIS FREE SPORTS CHAIR!
Are You Saving For A Rainy Day?
Ask about our CD, Money Market or Savings Accounts
GRILL TIME!
Use Your Teche VISA ATM Check Card
Receive This HOT Gift!
Manufactured Home Loans
MOBILE DEPOSIT
Conveniently deposit checks into your Teche account from your iPhone or Android device.
Teche HOLDING COMPANY
FREE GIFT
When You Open Your New Checking Account
Colorsplash 7.5 Qt. Stock Pot
JAN 11
OXO Good Grips Chopper
FEB 8
Ironworks Tool Set
MAR 8
CreativeWare 1.5 Gal Square Beverage Dispenser
FREE CHECKING FREE GIFT
FREE CHECKING FREE GIFT
FREE CHECKING FREE GIFT
Christmas OPEN HOUSE
December 18th-24th
Merry Christmas & Happy
We say Yes!
...to Young Professionals with our Young Professionals Home Loan Program.
(Ask For Details)